As filed with the Securities and Exchange Commission on November 17, 2010

No. 333-168919

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENERAL MOTORS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	3711	27-0756180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nick S. Cyprus

Vice President, Controller and Chief Accounting Officer

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert C. Shrosbree, Esq. General Motors Company 300 Renaissance Center Detroit, Michigan 48265-3000 (313) 556-5000	Joseph P. Gromacki, Esq. William L. Tolbert, Jr., Esq. Brian R. Boch, Esq. Jenner & Block LLP 353 N. Clark Street Chicago, Illinois 60654-3456 (312) 222-9350	Richard A. Drucker, Esq. Sarah E. Beshar, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common stock, par value $0.01 per share	549,700,000	$33	$18,140,100,000	$1,293,390
Series B mandatory convertible junior preferred stock, par value $0.01 per share (3)	92,000,000	$50	$4,600,000,000	$327,980
Common stock, par value $0.01 per share	24,982,758 (4)	$29	$724,500,000	$51,657
Common stock, par value $0.01 per share	7,318,181 (4)	$33	$241,500,000	$17,219

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2) An aggregate of $1,384,486 of this amount was previously paid in connection with (1) the August 18, 2010 filing of the original Registration Statement on Form S-1 to which this Amendment No. 8 relates, (2) the November 3, 2010 filing of the Amendment No. 5 to such original Registration Statement on Form S-1 and (3) the November 16, 2010 filing of the Amendment No. 8 to such original Registration Statement on Form S-1.

(3) In accordance with Rule 457(i) under the Securities Act, this registration statement also registers the shares of our common stock that are initially issuable upon conversion of the Series B preferred stock registered hereby. The number of shares of our common stock issuable upon such conversion is subject to adjustment upon the occurrence of certain events described herein and will vary based on the public offering price of the common stock registered hereby. Pursuant to Rule 416 under the Securities Act, the number of shares of our common stock to be registered includes an indeterminable number of shares of common stock that may become issuable upon conversion of the Series B preferred stock as a result of such adjustments.

(4)	Represents common stock that may be issued as dividends on Series B preferred stock in accordance with the terms thereof.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of shares of our common stock (for purposes of this Explanatory Note, the Common Stock Prospectus), together with separate prospectus pages relating to an offering of shares of our Series B preferred stock (for purposes of this Explanatory Note, the Series B Preferred Stock Prospectus). The complete Common Stock Prospectus follows immediately. Following the Common Stock Prospectus are the following alternative and additional pages for the Series B Preferred Stock Prospectus:

•	front and back cover pages, which will replace the front and back cover pages of the Common Stock Prospectus;

•	pages for the “Prospectus Summary—The Offering” section, which will replace the “Prospectus Summary—The Offering” section of the Common Stock Prospectus;

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pages for the “Risk Factors—Risks Relating to this Offering and Ownership of Our Series B Preferred Stock and Common Stock” section, which will replace the “Risk Factors—Risks Relating to this Offering and Ownership of Our Common Stock” section of the Common Stock Prospectus;

•	pages for the “Ratio of Earnings to Fixed Charges and Preferred Stock Dividends” section, which will be added to the Series B Preferred Stock Prospectus;

•	pages for the “Description of Series B Preferred Stock” section, which will replace the “Concurrent Offering of Series B Preferred Stock” section of the Common Stock Prospectus;

•	pages for the “Material U.S. Federal Tax Considerations” section, which will replace the “Material U.S. Federal Tax Considerations for Non-U.S. Holders” section of the Common Stock Prospectus; and

•	pages for the “Underwriting” section, which will replace the “Underwriting” section of the Common Stock Prospectus.

In addition, the following disclosures contained within the Common Stock Prospectus will be replaced in the Series B Preferred Stock Prospectus as follows:

•

the reference to “—Risks Relating to this Offering and Ownership of Our Common Stock—” contained in the last sentence of footnote (2) to the beneficial ownership table included in the “Principal and Selling Stockholders” section of the Common Stock Prospectus will be replaced with a reference to “—Risks Relating to this Offering and Ownership of Our Series B Preferred Stock and Common Stock—” in the Series B Preferred Stock Prospectus.

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the reference to “Risk Factors—Risks Relating to this Offering and Ownership of Our Common Stock—Canada Holdings, a selling stockholder in the common stock offering, is a wholly owned subsidiary of Canada Development Investment Corporation, which is owned by the federal Government of Canada, and your ability to bring a claim against Canada Holdings under the U.S. securities laws or otherwise, or to recover on any judgment against it, may be limited” contained in the last sentence of footnote (3) to the beneficial ownership table included in the “Principal and Selling Stockholders” section of the Common Stock Prospectus will be replaced with a reference to “Risk Factors—Risks Relating to this Offering and Ownership of Our Series B Preferred Stock and Common Stock—Canada Holdings is a wholly owned subsidiary of Canada Development Investment Corporation, which is owned by the federal Government of Canada, and your ability to bring a claim against Canada Holdings alleging any complaint, or to recover on any judgment against it, may be limited” in the Series B Preferred Stock Prospectus.

Each of the complete Common Stock Prospectus and Series B Preferred Stock Prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933, as amended. The closing of the offering of common stock is not conditioned upon the closing of the offering of Series B preferred stock, but the closing of the offering of Series B preferred stock is conditioned upon the closing of the offering of common stock.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2010

PRELIMINARY PROSPECTUS

478,000,000 Shares

Common Stock

Selling stockholders, including the United States Department of the Treasury, are offering 478,000,000 shares of our common stock. We are not selling any shares of our common stock in this offering. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Currently, no public market exists for our common stock. We currently estimate that the public offering price of our common stock will be between $32.00 and $33.00 per share. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “GM”. The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “GMM”, subject to our fulfilling all of the requirements of the Toronto Stock Exchange.

The selling stockholders have granted the underwriters an option to purchase up to an additional 71,700,000 shares of common stock to cover over-allotments at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Concurrently with this offering, we are also making a public offering of 80,000,000 shares of our Series B preferred stock. In that offering, we have granted the underwriters an option to purchase up to an additional 12,000,000 shares of Series B preferred stock to cover over-allotments. We cannot assure you that the offering of Series B preferred stock will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the offering of Series B preferred stock, but the closing of our offering of Series B preferred stock is conditioned upon the closing of this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholders	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about                     , 2010.

Morgan Stanley	J.P. Morgan	BofA Merrill Lynch	Citi

Barclays Capital	Credit Suisse	Deutsche Bank Securities
Goldman, Sachs & Co.		RBC Capital Markets

Bradesco BBI	CIBC	COMMERZBANK

BNY Mellon Capital Markets, LLC	ICBC International	Itaú BBA	Lloyds TSB Corporate Markets

CICC	Loop Capital Markets	The Williams Capital Group, L.P.	Soleil Securities Corporation

The date of this prospectus is                         , 2010.

SLT

brembo

Chevrolet Volt launch anticipated late 2010

ABOUT THIS PROSPECTUS

In this prospectus, unless the context indicates otherwise, for the periods on or subsequent to July 10, 2009, references to “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors,” or “GM” refer to General Motors Company and, where appropriate, its subsidiaries. General Motors Company is the successor entity solely for accounting and financial reporting purposes to General Motors Corporation, which is sometimes referred to in this prospectus, for the periods on or before July 9, 2009, as “Old GM.”

General Motors Company was formed by the United States Department of the Treasury (UST) in 2009. Prior to July 10, 2009, our business was operated by Old GM. On June 1, 2009, Old GM and three of its domestic direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 (Chapter 11 Proceedings) of the U.S. Bankruptcy Code (Bankruptcy Code) in the United States Bankruptcy Court for the Southern District of New York (Bankruptcy Court). On July 10, 2009, we, through certain of our subsidiaries, acquired substantially all of the assets and assumed certain liabilities of Old GM (the 363 Sale). The accompanying audited consolidated financial statements and unaudited condensed consolidated interim financial statements include the financial statements and related information of Old GM as it is our predecessor entity solely for accounting and financial reporting purposes. On July 10, 2009 in connection with the closing of the 363 Sale, General Motors Corporation changed its name to Motors Liquidation Company, which is sometimes referred to in this prospectus for the periods on or after July 10, 2009 as “MLC.” MLC continues to exist as a distinct legal entity for the sole purpose of liquidating its remaining assets and liabilities.

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Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not, the selling stockholders have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, the selling stockholders are not and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any free writing prospectus prepared by or on behalf of us to which we have referred you is accurate only as of the date on the front cover of this prospectus or the date of such free writing prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

MARKET AND INDUSTRY DATA

Information relating to our relative position in the global automotive industry is based upon the good faith estimates of management, and includes all sales by joint ventures on a total vehicle basis, not based on the percentage of ownership in the joint venture.

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PROSPECTUS SUMMARY

This summary highlights aspects of our business and this offering, but it does not contain all of the information that you should consider in making your investment decision. You should read this entire prospectus carefully, including the “Risk Factors” section and our audited consolidated financial statements and unaudited condensed consolidated interim financial statements and related notes, before making an investment decision.

GENERAL MOTORS COMPANY

Our Company

We are a leading global automotive company. Our vision is to design, build and sell the world’s best vehicles. We seek to distinguish our vehicles through superior design, quality, reliability, telematics (wireless voice and data) and infotainment and safety within their respective vehicle segments. Our business is diversified across products and geographic markets, with operations and sales in over 120 countries. We assemble our passenger cars, crossover vehicles, light trucks, sport utility vehicles, vans and other vehicles in 71 assembly facilities worldwide and have 88 additional global manufacturing facilities. With a global network of over 21,000 independent dealers we meet the local sales and service needs of our retail and fleet customers. In 2009, we and Old GM sold 7.5 million vehicles, representing 11.6% of total vehicle sales worldwide. Approximately 72% of our and Old GM’s total 2009 vehicle sales volume was generated outside the United States, including 38.7% from emerging markets, such as Brazil, Russia, India and China (collectively BRIC), which have recently experienced the industry’s highest volume growth.

Our business is organized into three geographically-based segments:

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General Motors North America (GMNA), with manufacturing and distribution operations in the U.S., Canada and Mexico and distribution operations in Central America and the Caribbean, represented 33.2% of our and Old GM’s total 2009 vehicle sales volume. In North America, we sell our vehicles through four brands – Chevrolet, GMC, Buick and Cadillac – which are manufactured at plants across the U.S., Canada and Mexico and imported from other GM regions. In 2009, GMNA had the largest market share of any competitor in this market at 19.0% based on vehicle sales volume.

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General Motors International Operations (GMIO), with manufacturing and distribution operations in Asia-Pacific, South America, Russia, the Commonwealth of Independent States, Eastern Europe, Africa and the Middle East, is our largest segment by vehicle sales volume, and represented 44.5% of our and Old GM’s total 2009 vehicle sales volume including sales through our joint ventures. In these regions, we sell our vehicles under the Buick, Cadillac, Chevrolet, Daewoo, FAW, GMC, Holden, Isuzu, Jiefang, Opel and Wuling brands. In 2009, GMIO had the second largest market share for this market at 10.2% based on vehicle sales volume and the number one market share across the BRIC markets based on vehicle sales volume. Approximately 54.9% of GMIO’s volume is from China, where, primarily through our joint ventures, we had the number one market share at 13.3% based on vehicle sales volume in 2009.

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General Motors Europe (GME), with manufacturing and distribution operations across Western and Central Europe, represented 22.3% of our and Old GM’s total 2009 vehicle sales volume. In Western and Central Europe, we sell our vehicles under the Opel and Vauxhall (U.K. only) brands, which are manufactured in Europe, and under the Chevrolet brand, which is imported from South Korea where it is manufactured by GM Daewoo Auto & Technology, Inc. (GM Daewoo) of which we own 70.1%. In 2009, GME had the number five market share in this market, at 8.9% based on vehicle sales volume.

We offer a global vehicle portfolio of cars, crossovers and trucks. We are committed to leadership in vehicle design, quality, reliability, telematics and infotainment and safety, as well as to developing key energy efficiency, energy diversity and advanced propulsion technologies, including electric vehicles with range extending capabilities such as the new Chevrolet Volt.

Our company commenced operations on July 10, 2009 when we completed the acquisition of substantially all of the assets and assumption of certain liabilities of Old GM through a 363 Sale under the U.S. Bankruptcy Code. Immediately prior to this offering, our common stock was held of record by four stockholders: the United States Department of the Treasury, Canada GEN Investment Corporation (Canada Holdings), the UAW Retiree Medical Benefits Trust (New VEBA) and Motors Liquidation Company. As a result of the 363 Sale and other recent restructuring and cost savings initiatives, we have improved our financial position and level of operational flexibility as compared to Old GM when it operated the business. We commenced operations upon completion of the 363 Sale with a total amount of debt and other liabilities at July 10, 2009 that was $92.7 billion less than Old GM’s total amount of debt and other liabilities at July 9, 2009. We reached a competitive labor agreement with our unions, began restructuring our dealer network and reduced and refocused our brand strategy in the U.S. to our four brands.

Our results for the three months ended March 31, June 30 and September 30, 2010 included net income of $1.2 billion, $1.6 billion and $2.2 billion. For the period from July 10, 2009 to December 31, 2009, we had a net loss of $3.8 billion, which included a settlement loss of $2.6 billion related to the 2009 revised UAW settlement agreement. We reported revenue of $31.5 billion, $33.2 billion and $34.1 billion in the three months ended March 31, June 30 and September 30, 2010, representing 40.3%, 43.9% and 27.2% year-over-year increases as compared to Old GM’s revenue for the three months ended March 31 and June 30, 2009 and GM and Old GM’s combined revenue for the three months ended September 30, 2009. For the period from July 10, 2009 to December 31, 2009, our revenue was $57.5 billion.

Our Industry and Market Opportunity

The global automotive industry sold 66 million new vehicles in 2009. Vehicle sales are widely distributed across the world in developed and emerging markets. We believe that total vehicle sales in emerging markets (Asia, excluding Japan, South America and Eastern Europe) will equal or exceed those in mature markets (North America, Western Europe and Japan) starting in 2010, as rising income levels drive secular growth. We believe that this expected growth in emerging markets, combined with an estimated recovery in mature markets, creates a potential growth opportunity for the global automotive industry.

Designing, manufacturing and selling vehicles is capital intensive. It requires substantial investments in manufacturing, machinery, research and development, product design, engineering, technology and marketing in order to meet both consumer preferences and regulatory requirements. Large original equipment manufacturers (OEMs) are able to benefit from economies of scale by leveraging their investments and activities on a global basis across brands and nameplates (commonly referred to as models). The automotive industry is also cyclical and tends to track changes in the general economic environment. OEMs that have a diversified revenue base across geographies and products and have access to capital are well positioned to withstand industry downturns and to capitalize on industry growth. The largest automotive OEMs are GM, Toyota, Volkswagen, Hyundai and Ford, all of which operate on a global basis and produce cars and trucks across a broad range of vehicle segments.

Our Competitive Strengths

We believe the following strengths provide us with a foundation for profitability, growth and execution on our strategic vision to design, build and sell the world’s best vehicles:

•	Global presence, scale and dealer network. We are currently the world’s second largest automaker based on vehicle sales volume and, as a result of our relative market positions in GMNA and GMIO,

are positioned to benefit from future growth resulting from economic recovery in developed markets and continued secular growth in emerging markets. In 2009, we and Old GM sold 7.5 million vehicles in over 120 countries and generated $104.6 billion in revenue, although our and Old GM’s combined worldwide market share of 11.6% based on vehicle sales volume in 2009 had declined from Old GM’s worldwide market share of 13.2% based on vehicle sales volume in 2007. We operate a global distribution network with over 21,000 independent dealers. Our presence and scale enable us to deploy our purchasing, research and development, design, engineering, marketing and distribution resources and capabilities globally across our vehicle production base.

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Market share in emerging markets, such as China and Brazil. Across the BRIC markets, we and Old GM had the industry-leading market share of 12.7% based on vehicle sales volume in 2009, which has grown from a 9.8% share in 2004. In China, the fastest growing global market by volume of vehicles sold, through our joint ventures we and Old GM had the number one market position with a share of 13.3% based on vehicle sales volume in 2009. We and Old GM also held the third largest market share in Brazil at 19.0% based on vehicle sales volume in 2009.

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Portfolio of high-quality vehicles. Our global portfolio includes vehicles in most key segments, with 31 nameplates in the U.S. and another 140 nameplates internationally. Our and Old GM’s long-term investment over the last decade in our product portfolio has resulted in successful recent vehicle launches such as the Chevrolet Equinox, GMC Terrain, Buick LaCrosse and Cadillac SRX. Sales of these vehicles have had higher transaction prices than the products they replaced and have increased vehicle segment market shares. These vehicles also have had higher residual values. The design, quality, reliability and safety of our vehicles has been recognized worldwide by a number of third parties, including J.D. Power, Consumers Digest, the European Car of the Year Organizing Committee, the Chinese Automotive Media Association and Brazil’s AutoEsporte Magazine.

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Commitment to new technologies. We have invested in a diverse set of new technologies designed to meet customer needs around the world. Our research and product development efforts in the areas of energy efficiency and energy diversity have been focused on advanced and alternative propulsion and fuel efficiency. Our investment in telematics and infotainment technology enables us to provide through OnStar a service offering that creates a connection to the customer and a platform for future infotainment initiatives.

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Competitive cost structure in GMNA. We have substantially completed the restructuring of our North American operations, which has reduced our cost base and improved our capacity utilization and product line profitability. We accomplished this through brand rationalization, manufacturing footprint reduction, ongoing dealer network optimization, salaried and hourly headcount reductions, labor agreement restructuring and transfer of hourly retiree healthcare obligations to the New VEBA. The reduced costs resulting from these actions, along with our improved price realization and lower incentives, have reduced our profitability breakeven point in North America. For the three months ended September 30, 2010 and based on GMNA’s current market share, GMNA’s earnings before interest and income taxes (EBIT) (EBIT is not an operating measure under U.S. GAAP—refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Segment Results” for additional discussion) would have achieved breakeven at an implied annual U.S. industry sales of approximately 10.5 to 11.0 million vehicles.

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Competitive global cost structure. Global architectures (that is, vehicle characteristics and dimensions supporting common sets of major vehicle underbody components and subsystems) allow us to streamline our product development and manufacturing processes, which has resulted in reduced material and engineering costs. This allows us to design and engineer our vehicles globally while balancing cost efficient production locations and proximity to the end customer. Approximately 43% of our vehicles are manufactured in regions we believe to be low-cost locations, such as China, Mexico, Eastern Europe, India and Russia, with all-in active labor costs of less than $15 per hour.

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Strong balance sheet and liquidity. As of September 30, 2010, we had available liquidity (cash, cash equivalents and marketable securities) of $33.5 billion and outstanding debt of $8.6 billion. On October 26, 2010, we repaid $2.8 billion of our then outstanding debt (together with accreted interest thereon) utilizing available liquidity and entered into a new five year $5.0 billion secured revolving credit facility. In addition, we have no significant contractual debt maturities until 2015. Although our U.S. and non-U.S. pension plans were underfunded by $17.1 billion and $10.3 billion on a U.S. GAAP basis at December 31, 2009, a hypothetical valuation as of September 30, 2010 projects total contributions of $0.6 billion to U.S. pension plans through 2013. (Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Contractual Obligations and Other Long-Term Liabilities.”) We believe that our combination of cash and cash equivalents, cash flow from operations and availability under our new secured revolving credit facility should provide sufficient cash to fund our new product and technology development efforts, European restructuring program, growth initiatives and further cost-reduction initiatives in the medium term.

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Strong leadership team with focused direction. Our new executive management team, which includes our new Chief Executive Officer and Chief Financial Officer from outside the automotive industry as well as many senior officers who have been promoted to new roles from within the organization, combines years of experience at GM and new perspectives on growth, innovation and strategy deployment, and operates in a streamlined organizational structure. This allows for more direct lines of communication, quicker decision-making and direct responsibility for individuals in various areas of our business. The members of our Board of Directors, a majority of whom were not directors of Old GM, are directly involved in strategy formation and review.

Our Strategy

Our vision is to design, build and sell the world’s best vehicles. The primary elements of our strategy to achieve this vision are to:

•	Deliver a product portfolio of the world’s best vehicles, allowing us to maximize sales under any market conditions;

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Sell our vehicles globally by targeting developed markets, which are projected to have increases in vehicle demand as the global economy recovers, and further strengthening our position in high growth emerging markets;

•	Improve revenue realization and maintain a competitive cost structure to allow us to remain profitable at lower industry volumes and across the lifecycle of our product portfolio; and

•	Maintain a strong balance sheet by reducing financial leverage given the high operating leverage of our business model.

Our management team is focused on hiring new and promoting current talented employees who can bring new perspectives to our business in order to execute on our strategy as follows:

Deliver quality products. We intend to maintain a broad portfolio of vehicles so that we are positioned to meet global consumer preferences. We plan to do this in several ways.

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Concentrate our design, engineering and marketing resources on fewer brands and architectures. We plan to increase the volume of vehicles produced from common global architectures to more than 50% of our total volumes in 2014 from less than 17% today. We expect that this initiative will result in greater investment per architecture and brand and will increase our product development and manufacturing flexibility, allowing us to maintain a steady schedule of important new product launches in the future. We believe our four-brand strategy in the U.S. will continue to enable us to allocate higher marketing expenditures per brand.

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Develop products across vehicle segments in our global markets. We plan to develop vehicles in each of the key segments of the global markets in which we compete. For example, in September 2010 we introduced the Chevrolet Cruze in the U.S. small car segment, an important and growing segment where we have historically been under-represented.

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Continued investment in a portfolio of technologies. We will continue to invest in technologies that support energy diversity and energy efficiency as well as in safety, telematics and infotainment technology. We are committed to advanced propulsion technologies and intend to offer a portfolio of fuel efficient alternatives that use energy sources such as petroleum, bio-fuels, hydrogen and electricity, including the new Chevrolet Volt. Additionally, we are expanding our telematics and infotainment offerings and, as a result of our OnStar service and our partnerships with companies such as Google, are in a position to deliver safety, security, navigation and connectivity systems and features.

Sell our vehicles globally. We will continue to compete in the largest and fastest growing markets globally.

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Broaden GMNA product portfolio. We plan to launch 19 new vehicles in GMNA across our four brands between 2010 and 2012, primarily in the growing car and crossover segments, where, in some cases, we are under-represented, and an additional 28 new vehicles between 2013 and 2014.

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Increase sales in GMIO, particularly China and Brazil. We plan to continue to execute our growth strategies in countries where we already hold strong positions, such as China and Brazil, and to improve share in other important markets, including South Korea, South Africa, Russia, India and the Association of Southeast Asian Nations (ASEAN) region. We aim to launch 84 new vehicles throughout GMIO through 2012. We plan to enhance and strengthen our GMIO product portfolio through three strategies: leveraging our global architectures, pursuing local and regional solutions to meet specific market requirements and expanding our joint venture partner collaboration opportunities.

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Refresh GME’s vehicle portfolio. To improve our product quality and product perception in Europe, by the start of 2012, we plan to have 80% of our Opel/Vauxhall carlines volume refreshed such that the model stylings are less than three years old. We have three product launches scheduled in 2010 and another four product launches scheduled in 2011.

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Ensure competitive financing is available to our dealers and customers. Through our long-standing arrangements with Ally Financial Inc., formerly GMAC, Inc. (Ally Financial), and a variety of other worldwide, regional and local lenders, we provide our customers and dealers with access to financing alternatives. We plan to further expand the range of financing options available to our customers and dealers to help grow our vehicle sales. In particular, on October 1, 2010, we acquired AmeriCredit Corp. (AmeriCredit), which we subsequently renamed General Motors Financial Company, Inc. (GM Financial) and which we expect will enable us to offer increased availability of leasing and sub-prime financing for our customers throughout economic cycles.

Reduce breakeven levels through improved revenue realization and a competitive cost structure. In developed markets, we are improving our cost structure to become profitable at lower industry volumes.

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Capitalize on cost structure improvement and maintain reduced incentive levels in GMNA. We plan to sustain the cost reduction and operating flexibility progress we have made as a result of our North American restructuring. We aim to increase our vehicle profitability by maintaining competitive incentive levels with our strengthened product portfolio and by actively managing our production levels through monitoring of our dealer inventory levels.

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Execute on our Opel/Vauxhall restructuring plan. The objective of our Opel/Vauxhall restructuring plan along with the refreshed product portfolio pipeline is to restore the profitability of the GME business. The restructuring plan includes an agreement to reduce our European manufacturing capacity by 20% and reduce labor costs by $323 million per year.

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Enhance manufacturing flexibility. We primarily produce vehicles in locations where we sell them and we have significant manufacturing capacity in medium- and low-cost countries. We intend to maximize capacity utilization across our production footprint to meet demand without requiring significant additional capital investment.

Maintain a strong balance sheet. Given our business’s high operating leverage and the cyclical nature of our industry, we intend to minimize our financial leverage. We plan to use excess cash to repay debt and to make discretionary contributions to our U.S. pension plan. Based on this planned reduction in financial leverage and the anticipated benefits resulting from our operating strategy described above, we will aim to attain an investment grade credit rating over the long term.

Risks Affecting Us

Investing in our securities involves substantial risk, and our business is subject to numerous risks and uncertainties. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making an investment in our securities.

UST Ownership of our Common Stock

Immediately following this offering, the UST will own approximately 36.9% of our outstanding shares of common stock (33.3% if the underwriters in the offering of common stock exercise their over-allotment option in full). As a result of this stock ownership interest, the UST has the ability to exert control, through its power to vote for the election of our directors, over various matters. Although we believe that the UST has not exerted control to influence our business and operations since the July 10, 2009 closing of the 363 Sale, to the extent the UST elects to exert such control in the future, its interests (as a government entity) may differ from those of our other stockholders. In particular, the UST may have a greater interest in promoting U.S. economic growth and jobs than our other stockholders. For example, while we have repaid in full our indebtedness under our credit agreement with the UST that we entered into on the closing of the 363 Sale, a continuing covenant requires that we use our commercially reasonable best efforts to ensure, subject to exceptions, that our manufacturing volume in the United States is consistent with specified benchmarks.

In addition, due to the UST’s ownership interest in the Company, we are subject to executive compensation limitations under various statutes and regulations. Various executive compensation covenants in our credit agreement with the UST also continue to apply to us. These statutes, regulations and covenants restrict the compensation that we can provide to our top executives and prohibit certain types of compensation or benefits for any employees. Despite these compensation limitations, we have been able to recruit strong people to join our senior leadership team from outside our Company, including our new Chief Executive Officer and Chief Financial Officer, and we have been able to retain other strong members of our senior leadership team that have many years of experience at GM.

Corporate Information

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000. Our website is www.gm.com. Our website and the information included in, or linked to on, our website are not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

Recent Developments

Capital Structure Actions

We have taken recent actions, and expect to take additional actions after the completion of the common stock offering and Series B preferred stock offering, to reduce our financial leverage. We implemented the following capital structure actions in October 2010:

•

Repayment in full of the $2.8 billion outstanding amount (including accreted interest thereon) of the notes (the VEBA Notes) issued under our secured note agreement with the New VEBA (as amended and restated, the VEBA Note Agreement) and that accreted interest at an implied 9% annual rate. We will record a $0.2 billion non-cash gain in the three months ending December 31, 2010 related to this early extinguishment of debt.

•

Entry into a new five year, $5.0 billion secured revolving credit facility. While we do not believe the proceeds of the secured revolving credit facility are required to fund operating activities, the facility is expected to provide additional liquidity and financing flexibility.

We expect to implement the following additional capital structure actions after the completion of the common stock offering and Series B preferred stock offering:

•

Purchase of 83.9 million shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock), which accrue cumulative dividends at a 9% annual rate, from the UST for a purchase price equal to 102% of their $2.1 billion aggregate liquidation amount pursuant to an agreement that we entered into with the UST in October 2010. We expect to record a $0.7 billion charge to Net income attributable to common stockholders for the difference between the purchase price and the carrying amount of the shares of Series A Preferred Stock.

•

Contribution of $4.0 billion in cash and $2.0 billion of our common stock to our U.S. hourly and salaried pension plans. The common stock contribution is contingent on Department of Labor approval, which we expect to receive in the near-term. Based on the number of shares determined using an assumed public offering price per share of our common stock in the common stock offering of $32.50, the midpoint of the range set forth on the cover of this prospectus, the anticipated common stock contribution would consist of 61.5 million shares of our common stock. Although the $2.0 billion common stock contribution would be valued as a plan asset for pension funding purposes at the time of contribution, we would not reflect the contributed stock as plan assets for accounting purposes until the shares become freely tradable, which we expect would be at some later date. While we currently expect to make the cash and common stock pension plan contributions, we are not obligated to do so and cannot assure you that those actions will occur.

Projected Fourth Quarter Results

With respect to the projected fourth quarter results for 2010, our independent registered public accounting firm has not compiled, examined, or performed any procedures with respect to this information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, it.

We expect to generate positive EBIT in the fourth quarter of 2010, albeit at a significantly lower level than that of each of the first three quarters, due to the fourth quarter having a different production mix, new vehicles launch costs (in particular the Chevrolet Cruze and Volt) and higher engineering expenses for future products.

As the fourth quarter of 2010 is still in progress, any forecast of our operating results is inherently speculative, is subject to substantial uncertainty, and our actual results may differ materially from management’s views. Refer to the section of the prospectus entitled “Risk Factors” for a discussion of risks that could affect our future operating results. Our views for the fourth quarter rely in large part upon assumptions and analyses we have developed.

As a result of the foregoing considerations and the other limitations of non-GAAP measures described elsewhere in this prospectus, investors are cautioned not to place undue reliance on this forecasted financial information. There are material limitations inherent in stating our views of our results for future periods. Refer to the sections of this prospectus entitled “Risk Factors,” “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Summary Historical Consolidated Financial Data,” “Selected Historical Consolidated Financial Data” and our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements.

THE OFFERING

Common stock offered by the selling stockholders	478,000,000 shares

Common stock to be outstanding immediately after this offering	1,500,000,000 shares

Voting rights	Holders of our common stock are entitled to one vote for each share of common stock held.

Common stock listing	Our common stock has been approved for listing on the New York Stock Exchange under the symbol “GM”. The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “GMM”, subject to our fulfilling all of the requirements of the Toronto Stock Exchange.

Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders in this offering.

We estimate that the net proceeds to us from the concurrent offering of our Series B preferred stock, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $3.9 billion (or approximately $4.4 billion if the underwriters in that offering exercise their over-allotment option in full). We intend to use the net proceeds from the concurrent offering of our Series B preferred stock, together with cash on hand, to purchase shares of our Series A Preferred Stock in accordance with our agreement with the UST and to make a voluntary contribution to our U.S. hourly and salaried pension plans.

Underwriters’ option	The selling stockholders have granted the underwriters a 30-day option to purchase up to 71,700,000 additional shares of our common stock to cover over-allotments at the public offering price, less the underwriting discount.

Dividend policy	We have no current plans to pay dividends on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings, liquidity and capital requirements, the covenants in our new secured revolving credit facility, and other factors. So long as any share of our Series A Preferred Stock or our Series B preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock and our Series B preferred stock, subject to exceptions such as dividends on our common stock payable solely in shares of our common stock.

Transfer Restrictions	Our certificate of incorporation contains provisions restricting transfers of various securities of the Company (including shares of our common stock and warrants to purchase our common stock, and shares of our Series B preferred stock issued in the Series B preferred stock offering) if the effect would be to (1) generally increase the direct or indirect stock ownership by any person or group from less than 4.9% of the value of all such securities of the Company to 4.9% or more or (2) generally increase the direct or indirect stock ownership of a person or group having or deemed to have a stock ownership of 4.9% or more of the value of all such securities of the Company. These restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits. See the section of this prospectus entitled “Description of Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws—Transfer Restrictions” for a more detailed description of these restrictions.

Concurrent Series B preferred stock offering	Concurrently with this offering of common stock, we are making a public offering of 80,000,000 shares of our Series B preferred stock, and we have granted the underwriters of that offering a 30-day option to purchase up to 12,000,000 additional shares of Series B preferred stock to cover over-allotments. Such shares of Series B preferred stock will be convertible into an aggregate of up to shares of our common stock (up to shares of our common stock if the underwriters in that offering exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments.

We cannot assure you that the offering of Series B preferred stock will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the Series B preferred stock offering, but the closing of our offering of Series B preferred stock is conditioned upon the closing of this offering. See the section of this prospectus entitled “Concurrent Offering of Series B Preferred Stock” for a summary of the terms of our Series B preferred stock and a further description of the concurrent offering.

Conflicts of Interest	Because Citigroup Global Markets, Inc. is an affiliate of the UST under Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (FINRA), a “conflict of interest” is deemed to exist under Rule 2720. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the FINRA Conduct Rules. For more information, see the section of this prospectus entitled “Underwriting—Conflicts of Interest.”

Risk factors	See “Risk Factors” beginning on page 16 of this prospectus for a discussion of risks you should carefully consider before deciding whether to invest in our common stock.

The number of shares of common stock that will be outstanding after this offering is based on 1,500,000,000 shares of our common stock outstanding as of November 2, 2010 and excludes:

•	136,363,635 shares of our common stock issuable upon the exercise of warrants held by MLC as of November 2, 2010 at an exercise price of $10.00 per share;

•	136,363,635 shares of our common stock issuable upon the exercise of warrants held by MLC as of November 2, 2010 at an exercise price of $18.33 per share; and

•	45,454,545 shares of our common stock issuable upon the exercise of warrants held by the New VEBA as of November 2, 2010 at an exercise price of $42.31 per share.

The number of shares of common stock that will be outstanding after this offering also excludes up to approximately 17 million shares issuable upon settlement of restricted stock units awarded pursuant to the General Motors Company 2009 Long-Term Incentive Plan and salary stock units awarded pursuant to the General Motors Company Salary Stock Plan as of September 30, 2010. Upon completion of this offering, substantially all of these awards will be reclassified from cash-based awards recorded as liabilities to equity-based awards and, consequently, these awards will be considered in the determination of basic and diluted earnings per share. Because the salary stock unit awards vest immediately, upon completion of this offering, our basic and diluted earnings per share calculation will include approximately 2 million additional shares underlying the salary stock unit awards. Similarly, we have approximately 2 million restricted stock units outstanding to retirement eligible participants which are fully vested and accordingly, upon completion of this offering, will be included in our basic and diluted earnings per share calculation. In addition, we have approximately 13 million restricted stock units outstanding which will not be included in basic earnings per share until they are vested. The vesting period is over a 3 year period that began on their initial grant date of March 15, 2010. Assuming a common stock price of $32.50 per share, the midpoint of the range for the common stock offering set forth on the cover of this prospectus, under the application of the treasury stock method, these unvested restricted stock units will result in the inclusion of approximately 2 million additional shares in the denominator of our diluted earnings per share computation immediately after this offering.

The number of outstanding shares also excludes any additional shares of our common stock we are obligated to issue to MLC (Adjustment Shares) in the event that allowed general unsecured claims against MLC, as estimated by the Bankruptcy Court, exceed $35.0 billion. The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion with the maximum number of Adjustment Shares (30,000,000 shares, subject to adjustment for stock dividends, stock splits and other transactions) issued if estimated general unsecured claims total $42.0 billion or more. We currently believe that it is probable that general unsecured claims allowed against MLC will ultimately exceed $35.0 billion by at least $2.0 billion. In the circumstance where estimated general unsecured claims equal $37.0 billion, we would be required to issue 8.6 million Adjustment Shares to MLC.

The number of shares of common stock that will be outstanding after this offering also excludes up to              shares of our common stock (up to              shares if the underwriters in our offering of Series B preferred stock exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of shares of Series B preferred stock issued in our concurrent offering of Series B preferred stock.

The number of shares of common stock that will be outstanding after this offering also excludes the $2.0 billion of common stock that we expect to contribute to our U.S. hourly and salaried pension plans after the completion of this offering and our concurrent offering of Series B preferred stock. The common stock contribution is contingent on Department of Labor approval, which we expect to receive in the near-term. Based on the number of shares determined using an assumed public offering price per share of our common stock in the common stock offering of $32.50, the midpoint of the range set forth on the cover of this prospectus, this anticipated contribution would consist of 61.5 million shares of our common stock. Although we reserve the right to modify the amount or timing of the contribution, or to not make the contribution at all, we currently expect to complete the contribution to the pension plans in the near-term.

All applicable share, per share and related information in this prospectus for periods on or subsequent to July 10, 2009 has been adjusted retroactively for the three-for-one stock split on shares of our common stock effected on November 1, 2010.

SUMMARY FINANCIAL AND OPERATING DATA

The following table summarizes the consolidated historical financial data of General Motors Company (Successor) and Old GM (Predecessor) for the periods presented. We derived the consolidated historical financial data for the periods July 10, 2009 through December 31, 2009 (Successor) and January 1, 2009 through July 9, 2009 (Predecessor) and the years ended December 31, 2008 and 2007 (Predecessor) and as of December 31, 2009 (Successor) and December 31, 2008 (Predecessor) from the audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated historical financial statement data for the years ended December 31, 2006 and 2005 (Predecessor) and as of December 31, 2007, 2006 and 2005 (Predecessor) from our audited consolidated financial statements for such years, which are not included in this prospectus. We derived the consolidated historical financial data for the nine months ended September 30, 2010 and as of September 30, 2010 from the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

The data set forth in the following table should be read together with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated interim financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments necessary to present fairly in all material respects our financial position and results of operations. Historical results for any prior period are not necessarily indicative of results to be expected in any future period, and results for any interim period are not necessarily indicative of results for a full fiscal year.

Summary Financial Data

(Dollars in millions, except per share amounts)

	Successor		Predecessor
	Nine Months Ended September 30, 2010(a)	July 10, 2009 Through December 31, 2009(a)(b)	January 1, 2009 Through July 9, 2009	Years Ended December 31,
				2008	2007	2006	2005
	Unaudited
Income Statement Data:
Total net sales and revenue(c)	$98,710	$57,474	$47,115	$148,979	$179,984	$204,467	$192,143

Reorganization gains, net(d)	$—	$—	$128,155	$—	$—	$—	$—

Income (loss) from continuing operations(d)(e)	$5,031	$(3,786)	$109,003	$(31,051)	$(42,685)	$(2,155)	$(10,625)
Income from discontinued operations, net of tax(f)	—	—	—	—	256	445	313
Gain on sale of discontinued operations, net of tax(f)	—	—	—	—	4,293	—	—
Cumulative effect of a change in accounting principle(g)	—	—	—	—	—	—	(109)

Net income (loss)(d)	5,031	(3,786)	109,003	(31,051)	(38,136)	(1,710)	(10,421)
Less: Net income (loss) attributable to noncontrolling interests	265	511	(115)	(108)	406	324	48
Less: Cumulative dividends on preferred stock	608	131	—	—	—	—	—

Net income (loss) attributable to common stockholders(d)	$4,158	$(4,428)	$109,118	$(30,943)	$(38,542)	$(2,034)	$(10,469)

GM $0.01 par value common stock and Old GM $1-2/3 par value common stock
Basic earnings (loss) per share:
Income (loss) from continuing operations attributable to common stockholders before cumulative effect of change in accounting principle	$2.77	$(3.58)	$178.63	$(53.47)	$(76.16)	$(4.39)	$(18.87)
Income from discontinued operations attributable to common stockholders(f)	—	—	—	—	8.04	0.79	0.55
Loss from cumulative effect of a change in accounting principle attributable to common stockholders(g)	—	—	—	—	—	—	(0.19)

Net income (loss) attributable to common stockholders	$2.77	$(3.58)	$178.63	$(53.47)	$(68.12)	$(3.60)	$(18.51)

Diluted earnings (loss) per share:
Income (loss) from continuing operations attributable to common stockholders before cumulative effect of change in accounting principle	$2.62	$(3.58)	$178.55	$(53.47)	$(76.16)	$(4.39)	$(18.87)
Income from discontinued operations attributable to common stockholders(f)	—	—	—	—	8.04	0.79	0.55
Loss from cumulative effect of a change in accounting principle attributable to common stockholders(g)	—	—	—	—	—	—	(0.19)

Net income (loss) attributable to common stockholders	$2.62	$(3.58)	$178.55	$(53.47)	$(68.12)	$(3.60)	$(18.51)

Cash dividends per common share	$—	$—	$—	$0.50	$1.00	$1.00	$2.00

Balance Sheet Data (as of period end):
Total assets(c)(e)(h)	$137,238	$136,295		$91,039	$148,846	$185,995	$473,938
Notes and loans payable(c)(i)	$8,566	$15,783		$45,938	$43,578	$47,476	$286,943
Series A Preferred Stock	$6,998	$6,998		$—	$—	$—	$—
Equity (deficit)(e)(g)(j)(k)	$23,718	$21,957		$(85,076)	$(35,152)	$(4,076)	$15,931

(a)	All applicable Successor share, per share and related information has been adjusted retroactively for the three-for-one stock split effected on November 1, 2010.
(b)	At July 10, 2009 we applied fresh-start reporting following the guidance in ASC 852, “Reorganizations.” The audited consolidated financial statements for the periods ended on or before July 9, 2009 do not include the effect of any changes in the fair value of assets or liabilities as a result of the application of fresh-start reporting. Therefore, our financial information at and for any period after July 10, 2009 is not comparable to Old GM’s financial information. We have not included pro forma financial information giving effect to the Chapter 11 Proceedings and the 363 Sale because the latest filed balance sheet, as well as the December 31, 2009 audited financial statements, include the effects of the 363 Sale. As such, we believe that further information would not be material to investors.
(c)	In November 2006 Old GM sold a 51% controlling ownership interest in Ally Financial, resulting in a significant decrease in total consolidated net sales and revenue, assets and notes and loans payable.
(d)	In the period January 1, 2009 through July 9, 2009 Old GM recorded Reorganization gains, net of $128.2 billion directly associated with the Chapter 11 Proceedings, the 363 Sale and the application of fresh-start reporting. Refer to Note 2 to our audited consolidated financial statements for additional detail.
(e)	In September 2007 Old GM recorded full valuation allowances of $39.0 billion against net deferred tax assets in Canada, Germany and the United States.
(f)	In August 2007 Old GM completed the sale of the commercial and military operations of its Allison business. The results of operations, cash flows and the 2007 gain on sale of Allison have been reported as discontinued operations for all periods presented.
(g)	In December 2005 Old GM recorded an asset retirement obligation of $181 million, which was $109 million net of related income tax effects.
(h)	In December 2006 Old GM recorded the funded status of its benefit plans on the consolidated balance sheet with an offsetting adjustment to Accumulated other comprehensive loss of $16.9 billion in accordance with the adoption of new provisions of ASC 715, “Compensation – Retirement Benefits” (ASC 715).
(i)	In December 2008 Old GM requested and received financial assistance from the U.S. government and entered into a loan and security agreement with the UST (as amended, the UST Loan Agreement), pursuant to which the UST agreed to provide a $13.4 billion loan facility (UST Loan Facility). In December 2008 Old GM borrowed $4.0 billion under the UST Loan Facility.
(j)	In January 2007 Old GM recorded a decrease to Retained earnings of $425 million and a decrease of $1.2 billion to Accumulated other comprehensive loss in accordance with the early adoption of the measurement provisions of ASC 715.
(k)	In January 2007 Old GM recorded an increase to Retained earnings of $137 million with a corresponding decrease to its liability for uncertain tax positions in accordance with ASC 740-10, “Income Taxes.”

RISK FACTORS

Investing in our securities involves risk. You should carefully consider each of the following risks and all of the other information contained in this prospectus before deciding to invest in our securities. Any of the following risks could materially adversely affect our business, financial condition, or results of operations. In such case, the trading price of our securities could decline, and you may lose all or part of your original investment. While we describe each risk separately, some of the risks are interrelated and certain risks could trigger the applicability of other risks described below.

Risks Relating to Our Business

Our business is highly dependent on sales volume. Global vehicle sales have declined significantly from their peak levels, and there is no assurance that the global automobile market will recover in the near future or that it will not suffer a significant further downturn.

Our business and financial results are highly sensitive to sales volume, as demonstrated by the effect of sharp declines in vehicle sales on our business in the U.S. since 2007 and globally since 2008. Vehicle sales in the U.S. have fallen significantly on an annualized basis since their peak in 2007, and sales globally have shown steep declines on an annualized basis since their peak in January 2008. Many of the economic and market conditions that drove the drop in vehicle sales, including declines in real estate and equity values, increases in unemployment, tightened credit markets, depressed consumer confidence and weak housing markets, continue to affect sales. In addition, recent concerns over levels of sovereign indebtedness have contributed to a renewed tightening of credit markets in some of the markets in which we do business. Although vehicle sales began to recover in certain of our markets in the three months ended December 31, 2009 and the recovery has continued through September 30, 2010, the recovery in vehicle sales in certain of our markets, including North America, has been proceeding slowly and there is no assurance that this recovery in vehicle sales will continue or spread across all our markets. Further, sales volumes may again decline severely or take longer to recover than we expect, and if they do, our results of operations and financial condition will be materially adversely affected.

Our ability to change public perception of our company and products is essential to our ability to attract a sufficient number of consumers to consider our vehicles, particularly our new products, which is critical to our ability to achieve long-term profitability.

Our ability to achieve long-term profitability depends on our ability to entice consumers to consider our products when purchasing a new vehicle. The automotive industry, particularly in the U.S., is very competitive, and our competitors have been very successful in persuading customers that previously purchased our products to purchase their vehicles instead as is reflected by our loss of market share over the past three years. We believe that this is due, in part, to a negative public perception of our products in relation to those of some of our competitors. Changing this perception, including with respect to the fuel efficiency of our products, as well as the perception of our company in light of Old GM’s bankruptcy and our status as a recipient of aid under TARP, will be critical to our long-term profitability. If we are unable to change public perception of our company and products, especially our new products, including cars and crossovers, our results of operations and financial condition could be materially adversely affected.

The pace of introduction and market acceptance of new vehicles is important to our success, and the frequency of new vehicle introductions and vehicle improvements may be materially adversely affected by reductions in capital expenditures.

Our competitors have introduced new and improved vehicle models designed to meet consumer expectations and will continue to do so. Our profit margins, sales volumes, and market shares may decrease if we are unable to produce models that compare favorably to these competing models. If we are unable to produce new and improved vehicle models on a basis competitive with the models introduced by our competitors, including models of smaller vehicles, demand for our vehicles may be materially adversely affected. Further, the pace of our development and introduction of new and improved vehicles depends on our ability to implement successfully improved technological innovations in design, engineering, and manufacturing, which requires extensive capital investment. Any capital expenditure cuts in these areas that we may determine to implement in the future to reduce costs and conserve cash could reduce our ability to develop and implement improved technological innovations, which may materially reduce demand for our vehicles.

Our future competitiveness and ability to achieve long-term profitability depends on our ability to control our costs, which requires us to successfully implement restructuring initiatives throughout our automotive operations.

We are continuing to implement a number of cost reduction and productivity improvement initiatives in our automotive operations, including labor modifications and substantial restructuring initiatives for our European operations. Our future competitiveness depends upon our continued success in implementing these restructuring initiatives throughout our automotive operations, especially in North America and Europe. In addition, while some of the elements of cost reduction are within our control, others such as interest rates or return on investments, which influence our expense for pensions, depend more on external factors, and there can be no assurance that such external factors will not materially adversely affect our ability to reduce our structural costs. Reducing costs may prove difficult due to our focus on increasing advertising and our belief that engineering expenses necessary to improve the performance, safety, and customer satisfaction of our vehicles are likely to increase.

Failure of our suppliers, due to difficult economic conditions affecting our industry, to provide us with the systems, components, and parts that we need to manufacture our automotive products and operate our business could result in a disruption in our operations and have a material adverse effect on our business.

We rely on many suppliers to provide us with the systems, components, and parts that we need to manufacture our automotive products and operate our business. In recent years, a number of these suppliers have experienced severe financial difficulties and solvency problems, and some have sought relief under the Bankruptcy Code or similar reorganization laws. This trend intensified in 2009 due to the combination of general economic weakness, sharply declining vehicle sales, and tightened credit availability that has affected the automotive industry generally. Suppliers may encounter difficulties in obtaining credit or may receive an opinion from their independent public accountants regarding their financial statements that includes a statement expressing substantial doubt about their ability to continue as a going concern, which could trigger defaults under their financings or other agreements or impede their ability to raise new funds.

When comparable situations have occurred in the past, suppliers have attempted to increase their prices, pass through increased costs, alter payment terms, or seek other relief. In instances where suppliers have not been able to generate sufficient additional revenues or obtain the additional financing they need to continue their operations, either through private sources or government funding, which may not be available, some have been forced to reduce their output, shut down their operations, or file for bankruptcy protection. Such actions would likely increase our costs, create challenges to meeting our quality objectives, and in some cases make it difficult for us to continue production of certain vehicles. To the extent we take steps in such cases to help key suppliers remain in business, our liquidity would be adversely affected. It may also be difficult to find a replacement for certain suppliers without significant delay.

Increase in cost, disruption of supply, or shortage of raw materials could materially harm our business.

We use various raw materials in our business including steel, non-ferrous metals such as aluminum and copper, and precious metals such as platinum and palladium. The prices for these raw materials fluctuate depending on market conditions. In recent years, freight charges and raw material costs increased significantly. Substantial increases in the prices for our raw materials increase our operating costs and could reduce our profitability if we cannot recoup the increased costs through increased vehicle prices. In addition, some of these raw materials, such as corrosion-resistant steel, are only available from a limited number of suppliers. We cannot guarantee that we will be able to maintain favorable arrangements and relationships with these suppliers. An increase in the cost or a sustained interruption in the supply or shortage of some of these raw materials, which may be caused by a deterioration of our relationships with suppliers or by events such as labor strikes, could negatively affect our net revenues and profitability to a material extent.

We operate in a highly competitive industry that has excess manufacturing capacity and attempts by our competitors to sell more vehicles could have a significant negative effect on our vehicle pricing, market share, and operating results.

The global automotive industry is highly competitive, and overall manufacturing capacity in the industry exceeds demand. Many manufacturers have relatively high fixed labor costs as well as significant limitations on their ability to close facilities and reduce fixed costs. Our competitors may respond to these relatively high fixed costs by attempting to sell more vehicles by adding vehicle enhancements, providing subsidized financing or leasing programs, offering option package discounts or other marketing incentives, or reducing vehicle prices in certain markets. In addition, manufacturers in lower cost countries such as China and India have emerged as competitors in key emerging markets and announced their intention of exporting their products to established markets as a bargain alternative to entry-level automobiles. These actions have had, and are expected to continue to have, a significant negative effect on our vehicle pricing, market share, and operating results, and present a significant risk to our ability to enhance our revenue per vehicle.

Our competitors may be able to benefit from the cost savings offered by industry consolidation or alliances.

Designing, manufacturing and selling vehicles is capital intensive and requires substantial investments in manufacturing, machinery, research and development, product design, engineering, technology and marketing in order to meet both consumer preferences and regulatory requirements. Large OEMs are able to benefit from economies of scale by leveraging their investments and activities on a global basis across brands and nameplates. If our competitors consolidate or enter into other strategic agreements such as alliances, they may be able to take better advantage of these economies of scale. We believe that competitors may be able to benefit from the cost savings offered by consolidation or alliances, which could adversely affect our competitiveness with respect to those competitors. In addition, competitors could use consolidation or alliances as a means of enhancing their competitiveness or liquidity position, which could also materially adversely affect our business.

Our business plan and other obligations require substantial liquidity, and inadequate cash flow could materially adversely affect our financial condition and future business operations.

We will require substantial liquidity to support our business plan and meet other funding requirements. We expect total engineering and capital spending of approximately $12.0 billion in 2010 as we continue to refresh and broaden our product portfolio, increase our sales, and develop advanced technologies, with continued substantial expenditures on engineering and capital spending in subsequent years. In addition, at September 30, 2010 we have debt maturities and capital lease obligations of $4.0 billion through 2014, after giving effect to the repayment in full of the outstanding amount (including accreted interest) of the VEBA Notes of $2.8 billion on October 26, 2010. We plan to make a $6.0 billion voluntary contribution to U.S. pension plans, consisting of cash of $4.0 billion and $2.0 billion of our common stock. These voluntary contributions are contingent upon completion of the common stock offering and Series B preferred stock offering. The stock contribution is contingent on approval from the Department of Labor that the stock will qualify as a plan asset for funding purposes, which we expect to receive in the near term. These contributions are expected to satisfy our mandatory funding through 2014. In the event we do not make this voluntary contribution, our potential funding requirements are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Other Long-Term Liabilities.” We also expect to spend $785 million to $970 million to fund various escrow deposits or make payments in connection with certain South American income and indirect tax-related administrative and legal proceedings. We also anticipate continued expenditures to implement long-term cost savings and restructuring plans, including our Opel/Vauxhall restructuring plan. In addition to the foregoing liquidity needs, we also have minimum liquidity covenants in our new secured revolving credit facility, which require us to maintain at least $4.0 billion in consolidated global liquidity and at least $2.0 billion in consolidated U.S. liquidity. Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a further discussion of these liquidity requirements.

If our liquidity levels approach the minimum liquidity levels necessary to support our normal business operations, we may be forced to raise additional capital on terms that may not be favorable, curtail engineering and capital spending, and reduce research and development and other programs that are important to the future success of our business. A reduction in engineering and capital and research and development spending would negatively affect our ability to meet planned product launches and to refresh our product line-up at the pace contemplated in our business plan. If this were to happen, our future revenue and profitability could be negatively affected.

Although we believe we possess sufficient liquidity to operate our business, our ability to maintain adequate liquidity over the long-term will depend significantly on the volume, mix and quality of our vehicle sales and our ability to minimize operating expenses. Our liquidity needs are sensitive to changes in each of these and other factors.

As part of our business plan, we have reduced compensation for our most highly paid executives and have reduced the number of our management and non-management salaried employees, and these actions may materially adversely affect our ability to hire and retain salaried employees.

As part of the cost reduction initiatives in our business plan, and pursuant to the direction of the Special Master for TARP Executive Compensation (the Special Master), the form and timing of the compensation for our most highly paid executives is not competitive with that offered by other major corporations. Furthermore, while we have repaid in full our indebtedness under our secured credit agreement with the UST dated July 10, 2009, as amended (the UST Credit Agreement), the executive compensation and corporate governance provisions of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended (the EESA), including the Interim Final Rule implementing Section 111 (the Interim Final Rule), will continue to apply to us for the period specified in the EESA and the Interim Final Rule. In addition, certain of the covenants in the UST Credit Agreement will continue to apply to us until the earlier to occur of (i) us ceasing to be a recipient of Exceptional Financial Assistance, as determined pursuant to the Interim Final Rule or any successor or final rule, or (ii) UST ceasing to own any direct or indirect equity interests in us. The effect of Section 111 of EESA, the Interim Final Rule and the covenants is to restrict the compensation that we can provide to our top executives and prohibit certain types of compensation or benefits for any employees. At the same time, we have substantially decreased the number of salaried employees so that the workload is shared among fewer employees and in general the demands on each salaried employee are increased. Companies in similar situations have experienced significant difficulties in hiring and retaining highly skilled employees, particularly in competitive specialties. Given our compensation structure and increasing job demands, there is no assurance that we will continue to be able to hire and retain the employees whose expertise is required to execute our business plan while at the same time developing and producing vehicles that will stimulate demand for our products.

Our plan to reduce the number of our retail channels and brands and to consolidate our dealer network may reduce our total sales volume and our market share and not result in the cost savings we anticipate.

As part of our business plan, we will focus our resources in the U.S. on four brands: Chevrolet, Cadillac, Buick and GMC. We completed the sale of Saab Automobile AB (Saab) in February 2010, and have ceased production of our Pontiac, Saturn and HUMMER brands. We have recently completed the federal arbitration process concerning dealer reinstatement and are on track with our plan to consolidate our dealer network by reducing the total number of our U.S. dealerships from approximately 5,000 as of September 30, 2010 to approximately 4,500 by the end of 2010. We anticipate that this reduction in retail outlets, brands, and dealers will result in cost savings over time, but there is no assurance that we will realize all the savings expected. We also anticipate our sales volume and market share will increase over time, but it is also possible that our market share could decline in the short-term and beyond because of these reductions in brands and dealers which may adversely affect our results of operations.

Our business plan contemplates that we restructure our operations in various European countries, but we may not succeed in doing so, and our failure to restructure these operations in a cost-effective and non-disruptive manner could have a material adverse effect on our business and results of operations.

Our business plan contemplates that we restructure our operations in various European countries, and we are actively working to accomplish this. Restructurings, whether or not ultimately successful, can involve significant expense and disruption to the business as well as labor disruptions, which can adversely affect the business. Moreover, in June 2010 the German federal government notified us of its decision not to provide loan guarantees to Opel/ Vauxhall. We decided to fund the requirements of Opel/Vauxhall internally and withdrew all applications for government loan guarantees from European governments. We anticipate that our decision to restructure our European operations will require us to invest $1.3 billion of additional funds and require significant management attention. In September 2010 we committed up to $4.2 billion through an intercompany facility and equity commitments to fund this restructuring and Opel/Vauxhall’s ongoing cash requirements. We cannot assure you that any of our contemplated restructurings will be completed or achieve the desired results, and if we cannot successfully complete such restructurings, we may choose to, or the directors of the relevant entity may be compelled to, or creditors may force us to, seek relief for our various European operations under applicable local bankruptcy, reorganization, insolvency, or similar laws, where we may lose control over the outcome of the restructuring process due to the appointment of a local receiver, trustee, or administrator (or similar official) or otherwise and which could result in a liquidation and us losing all or a substantial part of our interest in the business.

Our U.S. defined benefit pension plans are currently underfunded, and our pension funding obligations could increase significantly due to a reduction in funded status as a result of a variety of factors, including weak performance of financial markets, declining interest rates, investment decisions that do not achieve adequate returns, and investment risk inherent in our investment portfolio.

Our future funding obligations for our U.S. defined benefit pension plans qualified with the Internal Revenue Service (IRS) depend upon the future performance of assets placed in trusts for these plans, the level of interest rates used to determine funding levels, the level of benefits provided for by the plans and any changes in government laws and regulations. Our employee benefit plans currently hold a significant amount of equity and fixed income securities. A detailed description of the investment funds and strategies is shown in Note 19 to our audited consolidated financial statements, which also describes significant concentrations of risk to the plan investments. Due to Old GM’s contributions to the plans and to the strong performance of these assets during prior periods, the U.S. hourly and salaried pension plans were consistently overfunded from 2005 through 2007, which allowed Old GM to maintain a surplus without making additional contributions to the plans. However, the funded status subsequently deteriorated due to a combination of factors. Adverse equity and credit markets reduced the market value of plan assets, while the present value of pension liabilities rose significantly in response to declines in the discount rate, the effect of separation programs and increases in the level of pension benefits and number of beneficiaries. This increase in beneficiaries was partially due to the inclusion of certain Delphi Corporation (Delphi) hourly employees. As a result of these adverse factors, our U.S. defined benefit pension plans were underfunded on a U.S. GAAP basis by $17.1 billion at December 31, 2009. In addition, at December 31, 2009 our non-U.S. defined benefit pension plans were underfunded on a U.S. GAAP basis by $10.3 billion.

The defined benefit pension plans are accounted for on an actuarial basis, which requires the selection of various assumptions, including an expected rate of return on plan assets and a discount rate. In the U.S., from December 31, 2009 to September 30, 2010, interest rates on high quality corporate bonds decreased. The U.S. hourly defined benefit pension plan was remeasured as of September 30, 2010. We believe that a discount rate calculated for the remaining U.S. defined benefit pension plans at September 30, 2010 would be approximately 90 to 100 basis points lower than the rates used to measure these pension plans at December 31, 2009, the date of the last remeasurement for the U.S. pension plans. As a result, funded status would decrease if the plans were remeasured at September 30, 2010, holding all other factors (e.g., actuarial assumptions and asset returns) constant (see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial

Condition and Results of Operations—Critical Accounting Estimates” for an indication of the sensitivity associated with movements in discount rates). It is not possible for us to predict the economic environment at our next scheduled remeasurement as of December 31, 2010. Accordingly, discount rates and plan assets may be significantly different from those at September 30, 2010.

The next U.S. pension funding valuation date based on the requirements of the Pension Protection Act (PPA) of 2006 is October 1, 2010, and this valuation has not been completed. We plan to make a $6.0 billion voluntary contribution to U.S. pension plans, consisting of cash of $4.0 billion and $2.0 billion of our common stock. These voluntary contributions are contingent upon completion of the common stock offering and the Series B preferred stock offering. The stock contribution is contingent on approval from the Department of Labor that the stock will qualify as a plan asset for funding purposes, which we expect to receive in the near term. Assuming that this $6.0 billion contribution is made, a hypothetical funding valuation at September 30, 2010, projects a required contribution of $2.4 billion in 2015, and additional contributions may be required thereafter. In the event we do not make this voluntary contribution our potential funding requirements are described in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Other Long-Term Liabilities.”

If the total values of the assets held by our pension plans decline and/or the returns on such assets underperform the Company’s return assumptions, our pension expenses would generally increase and could materially adversely affect our financial position. Changes in interest rates that are not offset by contributions, asset returns and/or hedging activities could also increase our obligations under such plans. If local legal authorities increase the minimum funding requirements for our pension plans outside the U.S., we could be required to contribute more funds, which would negatively affect our cash flow.

Due to the complexity and magnitude of our investments, additional risks exist. Examples include significant changes in investment policy, insufficient market capacity to complete a particular investment strategy, and an inherent divergence in objectives between the ability to manage risk in the short term and inability to quickly rebalance illiquid and long-term investments.

If we are unable to meet our required funding obligations for our U.S. pension plans under the terms imposed by regulators at a given point in time, we would need to request a funding waiver from the IRS. If the waiver were granted, we would have the opportunity to make up the missed funding, with interest to the plan. Additional periods of missed funding could further reduce the plans’ funded status, resulting in limitations on plan amendments and lump sum payouts from the plans. Continued deterioration in the plans’ funded status could result in benefit accrual elimination. These actions could materially adversely affect our relations with our employees and their labor unions.

If adequate financing on acceptable terms is not available through Ally Financial or other sources to our customers and dealers, distributors, and suppliers to enable them to continue their business relationships with us, our business could be materially adversely affected.

Our customers and dealers require financing to purchase a significant percentage of our global vehicle sales. Historically, Ally Financial has provided most of the financing for our and Old GM’s dealers and a significant amount of financing for our and Old GM’s customers. Due to recent conditions in credit markets, particularly later in 2008, retail customers and dealers experienced severe difficulty in accessing the credit markets. As a result, the number of vehicles sold or leased declined rapidly in the second half of 2008, with lease contract volume dropping significantly by the end of 2008. This had a significant adverse effect on Old GM vehicle sales overall because many of its competitors had captive financing subsidiaries that were better capitalized than Ally Financial during 2008 and 2009 and thus were able to offer consumers subsidized financing and leasing offers.

Similarly, the reduced availability of Ally Financial wholesale dealer financing (in the second half of 2008 and 2009), the increased cost of such financing, and the limited availability of other sources of dealer financing due to the general weakness of the credit market has caused and may continue to cause dealers to modify their plans to purchase vehicles from us.

Because of recent modifications to our commercial agreements with Ally Financial, Ally Financial no longer is subject to contractual wholesale funding commitments or retail underwriting targets. In addition, Ally Financial’s credit rating has declined in recent years. This may negatively affect its access to funding and therefore its ability to provide adequate financing at competitive rates to our customers and dealers. In addition, a number of other factors could negatively affect Ally Financial’s business and financial condition and therefore its ability to provide adequate financing at competitive rates. These factors include regulations to which Ally Financial is subject as a result of its bank holding company status, disruptions in Ally Financial’s funding sources and access to credit markets, Ally Financial’s significant indebtedness, adverse conditions in the residential mortgage market and housing markets that have adversely affected Ally Financial because of its mortgage business, increases or decreases in interest rates, changes in currency exchange rates and fluctuations in valuations of investment securities held by Ally Financial.

Our failure to successfully develop our own captive financing unit, including through GM Financial, could leave us at a disadvantage to our competitors that have their own captive financing subsidiaries and that therefore may be able to offer consumers and dealers financing and leasing on better terms than our customers and dealers are able to obtain.

Many of our competitors operate and control their own captive financing subsidiaries. If any of our competitors with captive financing subsidiaries are able to continue to offer consumers and dealers financing and leasing on better terms than our customers and dealers are able to obtain, consumers may be more inclined to purchase our competitors’ vehicles and our competitors’ dealers may be better able to stock our competitors’ products.

On October 1, 2010 we completed our acquisition of AmeriCredit, which we subsequently renamed GM Financial and which we expect will enable us to offer increased availability of leasing and sub-prime financing for our customers. Our failure to successfully develop our own captive financing unit, including through the AmeriCredit acquisition, could result in our loss of customers to our competitors with their own captive financing subsidiaries and could adversely affect our dealers’ ability to stock our vehicles if they are not able to obtain necessary financing at competitive rates from other sources.

We intend to rely on our new captive financing unit, GM Financial, to support additional consumer leasing of our vehicles and additional sales of our vehicles to consumers requiring sub-prime vehicle financing, and GM Financial faces a number of business, economic and financial risks that could impair its access to capital and negatively affect its business and operations and its ability to provide leasing and sub-prime financing options to consumers to support additional sales of our vehicles.

GM Financial is subject to various risks that could negatively affect its business, operations and access to capital and therefore its ability to provide leasing and sub-prime financing options at competitive rates to consumers of our vehicles. Because we intend to rely on GM Financial to serve as an additional source of leasing and sub-prime financing options for consumers, any impairment of GM Financial’s ability to provide such leasing or sub-prime financing would negatively affect our efforts to expand our market penetration among consumers who rely on leasing and sub-prime financing options to acquire new vehicles. The factors that could adversely affect GM Financial’s business and operations and impair its ability to provide leasing and sub-prime financing at competitive rates include:

•	the availability of borrowings under its credit facility to finance its loan origination activities pending securitization;

•

its ability to transfer loan receivables to securitization trusts and sell securities in the asset-backed securities market to generate cash proceeds to repay its credit facilities and purchase additional loan receivables;

•	the performance of loans in its portfolio, which could be materially impacted by delinquencies, defaults or prepayments;

•	its ability to implement its strategy with respect to desired loan origination volume and effective use of credit risk management techniques and servicing strategies;

•	its ability to effectively manage risks relating to sub-prime automobile receivables;

•	wholesale auction values of repossessed vehicles; and

•	fluctuations in interest rates.

The above factors, alone or in combination, could negatively affect GM Financial’s business and operations and its ability to provide leasing and sub-prime financing options to consumers to support additional sales of our vehicles.

The UST (or its designee) will continue to own a substantial interest in us following this offering, and its interests may differ from those of our other stockholders.

Immediately following this offering, the UST will own approximately 36.9% of our outstanding shares of common stock (33.3% if the underwriters in the offering of common stock exercise their over-allotment option in full). As a result of this stock ownership interest, the UST has the ability to exert control, through its power to vote for the election of our directors, over various matters. To the extent the UST elects to exert such control over us, its interests (as a government entity) may differ from those of our other stockholders and it may influence, through its ability to vote for the election of our directors, matters including:

•	The selection, tenure and compensation of our management;

•	Our business strategy and product offerings;

•	Our relationship with our employees, unions and other constituencies; and

•	Our financing activities, including the issuance of debt and equity securities.

In particular, the UST may have a greater interest in promoting U.S. economic growth and jobs than other stockholders of the Company. For example, while we have repaid in full our indebtedness under the UST Credit Agreement, a covenant that continues to apply until the earlier of December 31, 2014 or the UST has been paid in full the total amount of all UST invested capital requires that we use our commercially reasonable best efforts to ensure, subject to exceptions, that our manufacturing volume in the United States is consistent with specified benchmarks.

In the future we may also become subject to new and additional laws and government regulations regarding various aspects of our business as a result of participation in the TARP program and the U.S. government’s ownership in our business. These regulations could make it more difficult for us to compete with other companies that are not subject to similar regulations.

Our new secured revolving credit facility as well as the UST Credit Agreement and the Canadian Loan Agreement contain significant covenants that may restrict our ability and the ability of our subsidiaries to take actions management believes are important to our long-term strategy.

Our new secured revolving credit facility contains representations, warranties and covenants customary for facilities of its nature, including negative covenants restricting the borrower from incurring liens, consummating mergers or sales of assets and incurring secured indebtedness, and restricting us from making certain payments, in each case, subject to exceptions and limitations. Availability under the secured revolving credit facility is subject to borrowing base limitations. In addition, the secured revolving credit facility contains minimum liquidity covenants, which require the borrower to maintain at least $4.0 billion in consolidated global liquidity and at least $2.0 billion in consolidated U.S. liquidity.

In addition, while we have repaid in full our indebtedness under the UST Credit Agreement, the executive compensation and corporate governance provisions of Section 111 of the EESA, including the Interim Final Rule, will continue to apply to us for the period specified in the EESA and the Interim Final Rule. In addition, certain of the covenants in the UST Credit Agreement will continue to apply to us until the earlier to occur of (i) us ceasing to be a recipient of Exceptional Financial Assistance, as determined pursuant to the Interim Final Rule or any successor or final rule, or (ii) UST ceasing to own any direct or indirect equity interests in us. The effect of Section 111 of EESA, the Interim Final Rule and the covenants is to restrict the compensation that we can provide to our top executives and prohibit certain types of compensation or benefits for any employees. Similarly, covenants in our wholly-owned subsidiary General Motors of Canada Limited’s (GMCL) amended and restated loan agreement (the Canadian Loan Agreement) with Export Development Canada (EDC) limit compensation and benefits for Canadian employees.

In addition, the UST Credit Agreement contains a covenant requiring us to use our commercially reasonable best efforts to ensure that our manufacturing volume conducted in the United States is consistent with at least ninety percent of the projected manufacturing level (projected manufacturing level for this purpose being 1,801,000 units in 2010, 1,934,000 units in 2011, 1,998,000 units in 2012, 2,156,000 units in 2013 and 2,260,000 units in 2014), absent a material adverse change in our business or operating environment which would make the commitment non-economic. In the event that such a material adverse change occurs, the UST Credit Agreement provides that we will use commercially reasonable best efforts to ensure that the volume of United States manufacturing is the minimum variance from the projected manufacturing level that is consistent with good business judgment and the intent of the commitment. This covenant survives our repayment of the UST Loans and remains in effect through December 31, 2014 unless the UST receives total proceeds from debt repayments, dividends, interest, preferred stock redemptions and common stock sales equal to the total dollar amount of all UST invested capital.

UST invested capital totals $49.5 billion, representing the cumulative amount of cash received by Old GM from the UST under the UST Loan Agreement and the DIP Facility, excluding $361 million which the UST loaned to Old GM under the warranty program and which was repaid on July 10, 2009. This balance also does not include amounts advanced under the UST GMAC Loan as the UST exercised its option to convert this loan into GMAC Preferred Membership Interests previously held by Old GM in May 2009. At September 30, 2010, the UST had received cumulative proceeds of $7.4 billion from debt repayments, interest payments and Series A Preferred Stock dividends. The UST’s invested capital less proceeds received totals $42.1 billion.

To the extent we fail to comply with any of the covenants in the UST Credit Agreement that continue to apply to us, the UST is entitled to seek specific performance and the appointment of a court-ordered monitor acceptable to the UST (at our sole expense) to ensure compliance with those covenants. Compliance with the manufacturing volume covenant could require us to increase production volumes in our U.S. plants, shift production from low-cost locations to the U.S. or refrain from shifting production from U.S. plants to low-cost locations.

The Canadian Loan Agreement and related agreements include certain covenants requiring GMCL to meet certain annual Canadian production volumes expressed as ratios to total overall production volumes in the U.S. and Canada and to overall production volumes in the North American Free Trade Agreement (NAFTA) region. The targets cover vehicles and specified engine and transmission production in Canada. These agreements also include covenants on annual GMCL capital expenditures and research and development expenses. In the event a material adverse change occurs that makes the fulfillment of these covenants non-economic (other than a material adverse change caused by the actions or inactions of GMCL), there is an undertaking that the lender will consider adjustments to mitigate the business effect of the material adverse change. These covenants survive GMCL’s repayment of the loans and certain of the covenants have effect through December 31, 2016.

Compliance with the covenants contained in our new secured revolving credit facility as well as the surviving provisions of the UST Credit Agreement and the Canadian Loan Agreement could restrict our ability to take actions that management believes are important to our long-term strategy. If strategic transactions we wish to undertake are prohibited, our ability to execute our long-term strategy could be materially adversely affected. Furthermore, monitoring and certifying our compliance with the surviving provisions of the UST Credit Agreement and the Canadian Loan Agreement requires a high level of expense and management attention on a continuing basis.

Our planned investment in new technology in the future is significant and may not be funded at anticipated levels and, even if funded at anticipated levels, may not result in successful vehicle applications.

We intend to invest significant capital resources to support our products and to develop new technology. In addition, we plan to invest heavily in alternative fuel and advanced propulsion technologies between 2010 and 2012, largely to support our planned expansion of hybrid and electric vehicles, consistent with our announced objective of being recognized as the industry leader in fuel efficiency. Moreover, if our future operations do not provide us with the liquidity we anticipate, we may be forced to reduce, delay, or cancel our planned investments in new technology.

In some cases, the technologies that we plan to employ, such as hydrogen fuel cells and advanced battery technology, are not yet commercially practical and depend on significant future technological advances by us and by suppliers. For example, in November 2010 we began producing the Chevrolet Volt, an electric car, which requires battery technology that has not yet proven to be commercially viable. There can be no assurance that these advances will occur in a timely or feasible way, that the funds that we have budgeted for these purposes will be adequate, or that we will be able to establish our right to these technologies. However, our competitors and others are pursuing similar technologies and other competing technologies, in some cases with more money available, and there can be no assurance that they will not acquire similar or superior technologies sooner than we do or on an exclusive basis or at a significant price advantage.

New laws, regulations, or policies of governmental organizations regarding increased fuel economy requirements and reduced greenhouse gas emissions, or changes in existing ones, may have a significant effect on how we do business.

We are affected significantly by governmental regulations that can increase costs related to the production of our vehicles and affect our product portfolio. We anticipate that the number and extent of these regulations, and the related costs and changes to our product lineup, will increase significantly in the future. In the U.S. and Europe, for example, governmental regulation is primarily driven by concerns about the environment (including greenhouse gas emissions), vehicle safety, fuel economy, and energy security. These government regulatory requirements could significantly affect our plans for global product development and may result in substantial costs, including civil penalties. They may also result in limits on the types of vehicles we sell and where we sell them, which can affect revenue.

Corporate Average Fuel Economy (CAFE) provisions in the Energy Independence and Security Act of 2007 (the EISA) mandate fuel economy standards beginning in the 2011 model year that would increase to at least 35 mpg by 2020 on a combined car and truck fleet basis, a 40% increase over current levels. In addition, California is implementing a program to regulate vehicle greenhouse gas emissions (AB 1493 Rules) and therefore will require increased fuel economy. This California program has standards currently established for the 2009 model year through the 2016 model year. Thirteen additional states and the Province of Quebec have also adopted the California greenhouse gas standards.

On May 19, 2009, President Obama announced his intention for the federal government to implement a harmonized federal program to regulate fuel economy and greenhouse gases. He directed the Environmental Protection Agency (EPA) and the United States Department of Transportation (DOT) to work together to create standards through a joint rulemaking for control of emissions of greenhouse gases and for fuel economy. In the first phase, these standards would apply to passenger cars, light-duty trucks, and medium-duty passenger vehicles built in model years 2012 through 2016. The California Air Resources Board (CARB) has agreed that compliance with EPA’s greenhouse gas standards will be deemed compliance with the California greenhouse gas standards for the 2012 through 2016 model years. EPA and the National Highway Traffic Safety Administration (NHTSA), on behalf of DOT, issued their final rule to implement this new federal program on April 1, 2010. We have committed to work with EPA, the NHTSA, the states, and other stakeholders in support of a strong national program to reduce oil consumption and address global climate change.

We are committed to meeting or exceeding these regulatory requirements, and our product plan of record projects compliance with the anticipated federal program through the 2016 model year. We expect that to comply with these standards we will be required to sell a significant volume of hybrid or electrically powered vehicles throughout the U.S., as well as implement new technologies for conventional internal combustion engines, all at increased cost levels. There is no assurance that we will be able to produce and sell vehicles that use such technologies on a profitable basis, or that our customers will purchase such vehicles in the quantities necessary for us to comply with these regulatory programs.

In addition, the European Union (EU) passed legislation, effective April 23, 2009, to begin regulating vehicle carbon dioxide emissions beginning in 2012. The legislation sets a target of a fleet average of 95 grams per kilometer for 2020, with the requirements for each manufacturer based on the weight of the vehicles it sells. Additional measures have been proposed or adopted in Europe to regulate features such as tire rolling resistance, vehicle air conditioners, tire pressure monitors, gear shift indicators, and others. At the national level, 17 EU Member States have adopted some form of fuel consumption or carbon dioxide-based vehicle taxation system, which could result in specific market requirements for us to introduce technology earlier than is required for compliance with the EU emissions standards.

Other governments around the world, such as Canada, South Korea, and China are also creating new policies to address these same issues. As in the U.S., these government policies could significantly affect our plans for product development. Due to these regulations, we could be subject to sizable civil penalties or have to restrict product offerings drastically to remain in compliance. Additionally, the regulations will result in substantial costs, which could be difficult to pass through to our customers, and could result in limits on the types of vehicles we sell and where we sell them, which could affect our operations, including facility closings, reduced employment, increased costs, and loss of revenue.

We may be unable to qualify for federal funding for our advanced technology vehicle programs under Section 136 of the EISA or may not be selected to participate in the program.

The U.S. Congress provided the United States Department of Energy (DOE) with $25.0 billion in funding to make direct loans to eligible applicants for the costs of re-equipping, expanding, and establishing manufacturing facilities in the U.S. to produce advanced technology vehicles and components for these vehicles. Old GM submitted three applications for Section 136 Loans aggregating $10.3 billion to support its advanced technology vehicle programs prior to July 2009. Based on the findings of the Presidential Task Force on the Auto Industry (Auto Task Force) under Old GM’s UST Loan Agreement in March 2009, the DOE determined that Old GM did not meet the viability requirements for Section 136 Loans.

On July 10, 2009 we purchased certain assets of Old GM pursuant to Section 363 of the Bankruptcy Code, including the rights to the loan applications submitted to the Advanced Technology Vehicle Manufacturing Incentive Program (the ATVMIP). Further, we submitted a fourth application in August 2009. Subsequently, the DOE advised us to resubmit a consolidated application including all the four applications submitted earlier and also the Electric Power Steering project acquired from Delphi in October 2009. We submitted the consolidated application in October 2009, which requested an aggregate amount of $14.4 billion of Section 136 Loans. Ongoing product portfolio updates and project modifications requested from the DOE have the potential to reduce the maximum loan amount. To date, the DOE has announced that it would provide approximately $8.4 billion in Section 136 Loans to Ford Motor Company, Nissan Motor Company, Tesla Motors, Inc., Fisker Automotive, Inc., and Tenneco Inc. There can be no assurance that we will qualify for any remaining loans or receive any such loans even if we qualify.

A significant amount of our operations are conducted by joint ventures that we cannot operate solely for our benefit.

Many of our operations, particularly in emerging markets, are carried on by joint ventures such as Shanghai General Motors Co., Ltd. (SGM). In joint ventures, we share ownership and management of a company with one or more parties who may not have the same goals, strategies, priorities, or resources as we do. In general, joint ventures are intended to be operated for the equal benefit of all co-owners, rather than for our exclusive benefit. Operating a business as a joint venture often requires additional organizational formalities as well as time-consuming procedures for sharing information and making decisions. In joint ventures, we are required to pay more attention to our relationship with our co-owners as well as with the joint venture, and if a co-owner changes, our relationship may be materially adversely affected. In addition, the benefits from a successful joint venture are shared among the co-owners, so that we do not receive all the benefits from our successful joint ventures.

Our business in China is subject to aggressive competition and is sensitive to economic and market conditions.

Maintaining a strong position in the Chinese market is a key component of our global growth strategy. The automotive market in China is highly competitive, with competition from many of the largest global manufacturers and numerous smaller domestic manufacturers. As the size of the Chinese market continues to increase, we anticipate that additional competitors, both international and domestic, will seek to enter the Chinese market and that existing market participants will act aggressively to increase their market share. Increased competition may result in price reductions, reduced margins and our inability to gain or hold market share. In addition, our business in China is sensitive to economic and market conditions that drive sales volume in China. If we are unable to maintain our position in the Chinese market or if vehicle sales in China decrease or do not continue to increase, our business and financial results could be materially adversely affected.

Shortages of and volatility in the price of oil have caused and may have a material adverse effect on our business due to shifts in consumer vehicle demand.

Volatile oil prices in 2008 and 2009 contributed to weaker demand for some of Old GM’s and our higher margin vehicles, especially our fullsize sport utility vehicles, as consumer demand shifted to smaller, more fuel-efficient vehicles, which provide lower profit margins and in recent years represented a smaller proportion of Old GM’s and our sales volume in North America. Fullsize pick-up trucks, which are generally less fuel efficient than smaller vehicles, represented a higher percentage of Old GM’s and our North American sales during 2008 and 2009 compared to the total industry average percentage of fullsize pick-up truck sales in those periods. Demand for traditional sport utility vehicles and vans also declined during the same periods. Any future increases in the price of oil in the U.S. or in our other markets or any sustained shortage of oil could further weaken the demand for such vehicles, which could reduce our market share in affected markets, decrease profitability, and have a material adverse effect on our business.

Restrictions in our labor agreements could limit our ability to pursue or achieve cost savings through restructuring initiatives, and labor strikes, work stoppages, or similar difficulties could significantly disrupt our operations.

Substantially all of the hourly employees in our U.S., Canadian, and European automotive operations are represented by labor unions and are covered by collective bargaining agreements, which usually have a multi- year duration. Many of these agreements include provisions that limit our ability to realize cost savings from restructuring initiatives such as plant closings and reductions in workforce. Our current collective bargaining agreement with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) will expire in September 2011, and while the UAW has agreed to a commitment not to strike prior to 2015, any UAW strikes, threats of strikes, or other resistance in the future could materially adversely affect our business as well as impair our ability to implement further measures to reduce costs and improve production efficiencies in furtherance of our North American initiatives. A lengthy strike by the UAW that involves all or a significant portion of our manufacturing facilities in the United States would have a material adverse effect on our operations and financial condition, particularly our liquidity.

Despite the formation of our new company, we continue to have indebtedness and other obligations. Our obligations together with our cash needs may require us to seek additional financing, minimize capital expenditures, or seek to refinance some or all of our debt.

Despite the formation of our new company, we continue to have indebtedness and other obligations, including significant liabilities to our underfunded defined benefit pension plans. Our current and future indebtedness and other obligations could have several important consequences. For example, they could:

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Require us to dedicate a larger portion of our cash flow from operations than we currently do to the payment of principal and interest on our indebtedness and other obligations, which will reduce the funds available for other purposes such as product development;

•	Make it more difficult for us to satisfy our obligations;

•	Make us more vulnerable to adverse economic and industry conditions and adverse developments in our business;

•	Limit our ability to withstand competitive pressures;

•	Limit our ability to fund working capital, capital expenditures, and other general corporate purposes; and

•	Reduce our flexibility in responding to changing business and economic conditions.

Future liquidity needs may require us to seek additional financing or minimize capital expenditures. There is no assurance that either of these alternatives would be available to us on satisfactory terms or on terms that would not require us to renegotiate the terms and conditions of our existing debt agreements.

Our failure to comply with the covenants in the agreements governing our present and future indebtedness could materially adversely affect our financial condition and liquidity.

Several of the agreements governing our indebtedness, including our new secured revolving credit facility and other loan facility agreements, contain covenants requiring us to take certain actions and negative covenants restricting our ability to take certain actions. In the past, we have failed to meet certain of these covenants, including by failing to provide financial statements in a timely manner and failing certain financial tests. In addition, the Chapter 11 Proceedings and the change in control as a result of the 363 Sale triggered technical defaults in certain loans for which we had assumed the obligations. A breach of any of the covenants in the agreements governing our indebtedness, if uncured, could lead to an event of default under any such agreements, which in some circumstances could give the lender the right to demand that we accelerate repayment of amounts due under the agreement. Therefore, in the event of any such breach, we may need to seek covenant waivers or amendments from the lenders or to seek alternative or additional sources of financing, and we cannot assure you that we would be able to obtain any such waivers or amendments or alternative or additional financing on acceptable terms, if at all. Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Other Liquidity Issues—Technical Defaults and Covenant Violations” and to Note 13 to our unaudited condensed consolidated interim financial statements for additional information on technical defaults and covenant violations that have occurred recently. In addition, any covenant breach or event of default could harm our credit rating and our ability to obtain additional financing on acceptable terms. The occurrence of any of these events could have a material adverse effect on our financial condition and liquidity.

The ability of our new executive management team to quickly learn the automotive industry and lead our company will be critical to our ability to succeed, and our business and results of operations could be materially adversely affected if they are unsuccessful.

Within the past year we have substantially changed our executive management team. We have a new Chief Executive Officer who started on September 1, 2010 and a new Chief Financial Officer who started on January 1, 2010, both of whom have no outside automotive industry experience. We have also promoted from within GM many new senior officers. It is important to our success that the new members of the executive management team quickly understand the automotive industry and that our senior officers quickly adapt and excel in their new senior management roles. If they are unable to do so, and as a result are unable to provide effective guidance and leadership, our business and financial results could be materially adversely affected.

We could be materially adversely affected by changes or imbalances in foreign currency exchange and other rates.

Given the nature and global spread of our business, we have significant exposures to risks related to changes in foreign currency exchange rates, commodity prices, and interest rates, which can have material adverse effects on our business. For example, at times certain of our competitors have derived competitive advantage from relative weakness of the Japanese Yen through pricing advantages for vehicles and parts imported from Japan to markets with more robust currencies like the U.S. and Western Europe. Similarly, a significant strengthening of the Korean Won relative to the U.S. dollar or the Euro would affect the competitiveness of our Korean operations as well as that of certain Korean competitors. As yet another example, a relative weakness of the British Pound compared to the Euro has an adverse effect on our results of operations in Europe. In addition, in preparing our consolidated financial statements, we translate our revenues and expenses outside the U.S. into U.S. Dollars using the average foreign currency exchange rate for the period and the assets and liabilities using the foreign currency exchange rate at the balance sheet date. As a result, foreign currency fluctuations and the associated translations could have a material adverse effect on our results of operations.

Our businesses outside the U.S. expose us to additional risks that may materially adversely affect our business.

The majority of our vehicle sales are generated outside the U.S. We are pursuing growth opportunities for our business in a variety of business environments outside the U.S. Operating in a large number of different regions and countries exposes us to political, economic, and other risks as well as multiple foreign regulatory requirements that are subject to change, including:

•	Economic downturns in foreign countries or geographic regions where we have significant operations, such as China;

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Economic tensions between governments and changes in international trade and investment policies, including imposing restrictions on the repatriation of dividends, especially between the United States and China;

•	Foreign regulations restricting our ability to sell our products in those countries;

•	Differing local product preferences and product requirements, including fuel economy, vehicle emissions, and safety;

•	Differing labor regulations and union relationships;

•	Consequences from changes in tax laws;

•	Difficulties in obtaining financing in foreign countries for local operations; and

•	Political and economic instability, natural calamities, war, and terrorism.

The effects of these risks may, individually or in the aggregate, materially adversely affect our business.

New laws, regulations, or policies of governmental organizations regarding safety standards, or changes in existing ones, may have a significant negative effect on how we do business.

Our products must satisfy legal safety requirements. Meeting or exceeding government-mandated safety standards is difficult and costly because crashworthiness standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. While we are managing our product development and production operations on a global basis to reduce costs and lead times, unique national or regional standards or vehicle rating programs can result in additional costs for product development, testing, and manufacturing. Governments often require the implementation of new requirements during the middle of a product cycle, which can be substantially more expensive than accommodating these requirements during the design of a new product.

The costs and effect on our reputation of product recalls could materially adversely affect our business.

From time to time, we recall our products to address performance, compliance, or safety-related issues. The costs we incur in connection with these recalls typically include the cost of the part being replaced and labor to remove and replace the defective part. In addition, product recalls can harm our reputation and cause us to lose customers, particularly if those recalls cause consumers to question the safety or reliability of our products. Any costs incurred or lost sales caused by future product recalls could materially adversely affect our business. Conversely, not issuing a recall or not issuing a recall on a timely basis can harm our reputation and cause us to lose customers for the same reasons as expressed above.

We have determined that our disclosure controls and procedures and our internal control over financial reporting are currently not effective. The lack of effective internal controls could materially adversely affect our financial condition and ability to carry out our business plan.

Our management team for financial reporting, under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, conducted an evaluation of the effectiveness of the design and operation of our internal controls. At December 31, 2009, because of the inability to sufficiently test the effectiveness of remediated internal controls, we concluded that our internal control over financial reporting was not effective. At September 30, 2010 we concluded that our disclosure controls and procedures were not effective at a reasonable assurance level because of the material weakness in our internal control over financial reporting that continued to exist. Until we have been able to test the operating effectiveness of remediated internal controls and ensure the effectiveness of our disclosure controls and procedures, any material weaknesses may materially adversely affect our ability to report accurately our financial condition and results of operations in the future in a timely and reliable manner. In addition, although we continually review and evaluate internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting. Any such additional weakness or failure to remediate the existing weakness could materially adversely affect our financial condition or ability to comply with applicable financial reporting requirements and the requirements of the Company’s various financing agreements.

Risks Relating to this Offering and Ownership of Our Common Stock

The sale or availability for sale of substantial amounts of our common stock could cause our common stock price to decline or impair our ability to raise capital.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, or the conversion of shares of our Series B preferred stock or the perception that conversion could occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of equity and equity-related securities. Upon completion of this offering, there will be

1,500,000,000 shares of common stock issued and outstanding. In addition, as of November 2, 2010, MLC holds a warrant to acquire 136,363,636 shares of our common stock at an exercise price of $10.00 per share, MLC holds another warrant to acquire 136,363,636 shares of our common stock at an exercise price of $18.33 per share, and the New VEBA holds a warrant to acquire 45,454,545 shares of our common stock at an exercise price of $42.31 per share. If the concurrent offering of Series B preferred stock is completed, up to              shares of common stock (up to              shares if the underwriters in that offering exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments, will be issuable upon conversion of the shares of Series B preferred stock.

Of the 1,500,000,000 outstanding shares of common stock, the 478,000,000 shares of common stock to be sold in this offering (549,700,000 shares if the underwriters in this offering exercise their over-allotment option in full) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the Securities Act), unless those shares are held by any of our “affiliates,” as that term is defined under Rule 144 of the Securities Act. Following the expiration of any applicable lock-up periods referred to in the section of this prospectus entitled “Shares Eligible for Future Sale,” the 1,022,000,000 remaining outstanding shares of common stock (950,300,000 remaining outstanding shares if the underwriters in this offering exercise their over-allotment option in full) may be eligible for resale under Rule 144 under the Securities Act subject to applicable restrictions under Rule 144. In addition, pursuant to the October 15, 2009 Equity Registration Rights Agreement we entered into with the UST, Canada Holdings, the New VEBA, MLC, and our previous legal entity prior to our October 2009 holding company reorganization (which is now a wholly-owned subsidiary of the Company) (Equity Registration Rights Agreement), we have granted our existing common stockholders the right to require us in certain circumstances to file registration statements under the Securities Act covering additional resales of our common stock and other equity securities (including the warrants) held by them and the right to participate in other registered offerings in certain circumstances. As restrictions on resale end or if these stockholders exercise their registration rights or otherwise sell their shares, the market price of our common stock could decline.

In particular, following this offering, the UST, Canada Holdings, the New VEBA and MLC might sell a large number of the shares of our common stock and warrants to acquire our common stock that they hold, or exercise their warrants and then sell the underlying shares of our common stock. Further, MLC might distribute shares of our common stock and warrants to acquire our common stock that it holds to its numerous creditors and other stakeholders pursuant to a plan of reorganization confirmed by the Bankruptcy Court in the Chapter 11 Proceedings, and those creditors and other stakeholders might resell those shares and warrants. Such sales or distributions of a substantial number of shares of our common stock or warrants could adversely affect the market price of our common stock.

Furthermore, we expect to contribute $2.0 billion of our common stock to our U.S. hourly and salaried pension plans after the completion of this offering and contingent on Department of Labor approval. Based on the number of shares determined using an assumed public offering price per share of our common stock in this offering of $32.50, the midpoint of the range set forth on the cover of this prospectus, this anticipated contribution would consist of 61.5 million shares of our common stock. Although we reserve the right to modify the amount or timing of the contribution, or to not make the contribution at all, we currently expect to complete the contribution to the pension plans in the near-term. In connection with any such contribution, we expect to grant the pension plans the right to require us in certain circumstances to file registration statements under the Securities Act covering additional resales of those shares of our common stock held by them and the right to participate in other registered offerings in certain circumstances. If the pension plans exercise their registration rights or otherwise sell their shares, the market price of our common stock could decline.

We have no current plans to pay dividends on our common stock, and our ability to pay dividends on our common stock may be limited.

We have no current plans to commence payment of a dividend on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors. So long as any share of our

Series A Preferred Stock or our Series B preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock and our Series B preferred stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. In addition, our new secured revolving credit facility contains certain restrictions on our ability to pay dividends on our common stock, other than dividends payable solely in shares of our capital stock.

Any indentures and other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including our common stock. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay dividends in cash on our common stock, we may be unable to pay dividends in cash on our common stock unless we can refinance the amounts outstanding under those agreements.

In addition, under Delaware law, our Board of Directors may declare dividends on our capital stock only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends in cash on our common stock.

Anti-takeover provisions contained in our organizational documents and Delaware law could delay or prevent a takeover attempt or change in control of our company, which could adversely affect the price of our common stock.

Our amended and restated certificate of incorporation, as amended (Certificate of Incorporation), our amended and restated bylaws, as amended (Bylaws), and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our organizational documents include provisions:

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Restricting transfers of various securities of the Company (including shares of our common stock and warrants to purchase our common stock, and shares of our Series B preferred stock issued in the Series B preferred stock offering) if the effect would be to (1) generally increase the direct or indirect stock ownership by any person or group from less than 4.9% of the value of all such securities of the Company to 4.9% or more or (2) generally increase the direct or indirect stock ownership of a person or group having or deemed to have a stock ownership of 4.9% or more of the value of all such securities of the Company (these restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits);

•	Authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•	Limiting the liability of, and providing indemnification to, our directors and officers;

•	Limiting the ability of our stockholders to call and bring business before special meetings;

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Prohibiting our stockholders, after the completion of this offering, from taking action by written consent in lieu of a meeting except where such consent is signed by the holders of all shares of stock of the Company then outstanding and entitled to vote;

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Requiring, after the completion of this offering, advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nomination of candidates for election to our Board of Directors; and

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Limiting, after the completion of this offering, the determination of the number of directors on our Board of Directors and the filling of vacancies or newly created seats on the board to our Board of Directors then in office.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in management.

In addition, after the completion of this offering, we will be subject to Section 203 of the General Corporation Law of the State of Delaware (the DGCL), which generally prohibits a corporation from engaging in various business combination transactions with any “interested stockholder” (generally defined as a stockholder who owns 15% or more of a corporation’s voting stock) for a period of three years following the time that such stockholder became an interested stockholder, except under certain circumstances including receipt of prior board approval.

Any provision of our Certificate of Incorporation or our Bylaws or Delaware law that has the effect of delaying or deterring a hostile takeover or change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

See the sections of this prospectus entitled “Description of Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws” and “Description of Capital Stock—Certain Anti-Takeover Effects of Delaware Law” for a further discussion of these provisions.

The Series B preferred stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Series B preferred stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Series B preferred stock;

•	possible sales of our common stock by investors who view the Series B preferred stock as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the Series B preferred stock and our common stock.

If an unauthorized e-mail message sent by an employee of a previously-named proposed underwriter that will not participate in the common stock offering and the Series B preferred stock offering were held to violate the Securities Act, some purchasers of securities in the common stock offering and Series B preferred stock offering may have the right to seek refunds or damages.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, an employee of a previously-named proposed underwriter for the common stock offering and Series B preferred stock offering distributed an unauthorized e-mail to various potential institutional accounts. We were not involved in any way in the preparation or distribution of the e-mail by the employee of the previously-named proposed underwriter, we had no knowledge of the e-mail until after it was sent, and the e-mail does not reflect our views. In addition, this previously-named proposed underwriter will not participate as an underwriter in the common stock offering or the Series B preferred stock offering. The e-mail message may constitute a prospectus that does not meet the requirements of the Securities Act. Any potential investor who received the e-mail should not rely upon it in any manner in making a decision whether to purchase our securities in this offering. We, the selling stockholders in the common stock offering and the underwriters in the common stock offering and Series B preferred stock offering disclaim all responsibility for the content of the e-mail. If the distribution of the e-mail did constitute a violation of the Securities Act, the recipients who purchase our securities in the common stock offering or Series B preferred stock offering may have the right to obtain recovery of the consideration paid in connection with their purchase or, if they had already sold the securities, sue us for damages resulting from their purchase. If any liability is asserted, we intend to contest the matter vigorously. We do not believe that we will be subject to any material liability as a result of the distribution of the e-mail.

Our views on the fourth quarter rely in large part upon assumptions and analyses we developed. If these assumptions and analyses prove to be incorrect, actual results could vary significantly from our views. If our actual results are lower than our anticipated results it could have an adverse effect on our stock price.

Our views on the fourth quarter rely in large part upon assumptions and analyses that we developed based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we consider appropriate under the circumstances. Whether actual future results and developments will be consistent with our expectations as set forth in the sections of this prospectus entitled “Prospectus Summary—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Projected Fourth Quarter Results” depends on a number of factors, including but not limited to:

•	The effect of changes in consumer demand on our product mix;

•	Our ability to realize production efficiencies and control costs, particularly as it relates to engineering and marketing expenses;

•	Consumers’ confidence in our products and our ability to continue to attract customers, particularly for our new products, including cars and crossover vehicles;

•	The availability of adequate financing on acceptable terms to our customers, dealers, distributors and suppliers to enable them to continue their business relationships with us;

•	The ability of our foreign operations to successfully restructure;

•	The effect of foreign currency exchange rates on our revenue and expenses;

•	Shortages of and increases or volatility in the price of oil;

•	Our ability to maintain quality control over our vehicles and avoid material vehicle recalls; and

•	The overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets.

Views on future financial performance are necessarily speculative, and it is likely that one or more of the assumptions that are the basis of these financial forecasts will not come to fruition. Accordingly, we believe that our actual financial condition and results of operations could differ, perhaps materially, from what we describe in the sections of this prospectus entitled “Prospectus Summary—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Projected Fourth Quarter Results.” Consequently, there can be no assurance that the results or developments predicted will occur. The failure of any such results or developments to materialize as anticipated or the occurrence of unanticipated events or uncertainties could materially adversely affect our stock price.

The UST, a selling stockholder in the common stock offering, is a federal agency, and your ability to bring a claim against it under the U.S. securities laws or otherwise may be limited.

The doctrine of sovereign immunity provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. Although Congress has enacted a number of statutes, including the Federal Tort Claims Act (the FTCA), that permit various claims against the United States and agencies and instrumentalities thereof, those statutes impose limitations. In particular, while the FTCA permits various tort claims against the United States, it excludes claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the UST and its officers, agents and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), by virtue of Section 3(c) thereof. Thus, any attempt to assert a claim against the UST or any of its officers, agents or employees alleging a violation of the U.S. securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with this offering, would likely be barred. Further, any attempt to assert a claim against the UST or any of its officers, agents or employees alleging any other complaint, including as a result of any future action by the UST as a stockholder of the Company, would also likely be barred under sovereign immunity unless specifically permitted by act of Congress.

Canada Holdings, a selling stockholder in the common stock offering, is a wholly-owned subsidiary of Canada Development Investment Corporation, which is owned by the federal Government of Canada, and your ability to bring a claim against Canada Holdings under the U.S. securities laws or otherwise, or to recover on any judgment against it, may be limited.

Canada Holdings is a wholly-owned subsidiary of Canada Development Investment Corporation. Canada Development Investment Corporation is a Canadian federal Crown corporation, meaning that it is a business corporation established under the Canada Business Corporations Act, owned by the federal Government of Canada. The Foreign Sovereign Immunities Act of 1976 (the FSIA) provides that, subject to existing international agreements to which the United States was a party at the time of the enactment of the FSIA, a foreign state or any agency or instrumentality of a foreign state is immune from U.S. federal and state court jurisdiction unless a specific exception to the FSIA applies. One such exception under the FSIA applies to claims arising out of “commercial activity” by a foreign state or its agency or instrumentality. However, it is not certain that a court would consider any acts or omissions by Canada Holdings in connection with this offering or otherwise to be “commercial activities” under the FSIA. Absent an applicable exception under the FSIA, any attempt to assert a claim against Canada Holdings alleging a violation of the U.S. securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with this offering, may be barred. Further, absent an applicable exception under the FSIA, any attempt to assert a claim against Canada Holdings or any of its officers, agents or employees alleging any other complaint, including as a result of any future action by Canada Holdings as a stockholder of the Company, may also be barred.

In addition, even if a U.S. judgment could be obtained in such an action, it may not be possible to enforce in Canada a judgment based on such a U.S. judgment, and it may also not be possible to execute upon property of Canada Holdings in the United States to enforce a U.S. judgment.

FORWARD-LOOKING STATEMENTS

This prospectus may include forward-looking statements. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in this prospectus, and in related comments by our management, other than statements of historical facts, including statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions, and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus under the caption “Risk Factors” and elsewhere, and other factors including the following, many of which are beyond our control:

•	Our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications;

•	Our ability to maintain quality control over our vehicles and avoid material vehicle recalls;

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Our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology, and, even if funded, our ability to realize successful vehicle applications of new technology;

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The effect of business or liquidity difficulties for us or one or more subsidiaries on other entities in our corporate group as a result of our highly integrated and complex corporate structure and operation;

•	Our ability to continue to attract customers, particularly for our new products, including cars and crossover vehicles;

•	Availability of adequate financing on acceptable terms to our customers, dealers, distributors and suppliers to enable them to continue their business relationships with us;

•	The financial viability and ability to borrow of our key suppliers and their ability to provide systems, components and parts without disruption;

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Our ability to take actions we believe are important to our long-term strategy, including our ability to enter into certain material transactions outside of the ordinary course of business, which may be limited due to significant covenants in our new secured revolving credit facility;

•	Our ability to manage the distribution channels for our products, including our ability to consolidate our dealer network;

•	Our ability to qualify for federal funding of our advanced technology vehicle programs under Section 136 of the Energy Independence and Security Act of 2007;

•	The ability to successfully restructure our European operations;

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The continued availability of both wholesale and retail financing from Ally Financial and its affiliates in the United States, Canada and the other markets in which we operate to support our ability to sell vehicles in those markets, which is dependent on Ally Financial’s ability to obtain funding and which may be suspended by Ally Financial if Ally Financial’s credit exposure to us exceeds certain limitations provided in our operating arrangements with Ally Financial;

•	Our ability to develop captive financing capability, including through GM Financial;

•	Overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets;

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Continued economic instability or poor economic conditions in the United States and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate;

•	Shortages of and increases or volatility in the price of oil;

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Significant changes in the competitive environment, including the effect of competition and excess manufacturing capacity in our markets, on our pricing policies or use of incentives and the introduction of new and improved vehicle models by our competitors;

•	Significant changes in economic and market conditions in China, including the effect of competition from new market entrants, on our vehicle sales and market position in China;

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Changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations, including where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	Costs and risks associated with litigation;

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Significant increases in our pension expense or projected pension contributions resulting from changes in the value of plan assets, the discount rate applied to value the pension liabilities or other assumption changes; and

•	Changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders (including any shares sold by the selling stockholders pursuant to the underwriters’ over-allotment option) in the common stock offering.

We estimate that the net proceeds to us from the offering of our Series B preferred stock, based upon an assumed public offering price per share of our Series B preferred stock of $50.00, will be approximately $3.9 billion (or approximately $4.4 billion if the underwriters in the Series B preferred stock offering exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates the estimated sources and uses of funds for our expected capital structure actions:

Amount (in millions)
Sources of Funds:
Cash on hand	$2,275
Net proceeds from the Series B preferred stock offering (1)	3,865

Total sources	$6,140

Uses of Funds:
Purchase of Series A Preferred Stock (2)	$2,140
Cash contribution to our U.S. hourly and salaried pension plans (3)	4,000

Total uses	$6,140

(1)	Assumes no exercise by the underwriters of their over-allotment option in the Series B preferred stock offering. Amount shown does not reflect the agreement by the underwriters to reimburse us for a portion of our legal and road show costs and expenses in connection with the common stock offering and Series B preferred stock offering, up to a maximum aggregate amount of $3.0 million.

(2)	Represents an agreement with the UST to repurchase 83.9 million shares of our Series A Preferred Stock from the UST for a purchase price equal to 102% of their $2.1 billion aggregate liquidation amount. The Series A Preferred Stock accrues cumulative dividends at a 9% annual rate.

(3)	Represents a $4.0 billion cash contribution to our U.S. hourly and salaried pension plans that we expect to implement after the completion of the common stock offering and Series B preferred stock offering. In addition to the cash contribution, we also expect to contribute $2.0 billion of our common stock to those pension plans after the completion of the common stock offering and Series B preferred stock offering, contingent on Department of Labor approval, which we expect to receive in the near-term. Although we currently expect to make the pension plan contributions, we are not obligated to do so and cannot assure you that those actions will occur.

DIVIDEND POLICY

The declaration of any dividend on our common stock or our Series B preferred stock is a matter to be acted upon by our Board of Directors in its sole discretion. Our payment of dividends on our common stock and our Series B preferred stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings, liquidity and capital requirements, the covenants in our new secured revolving credit facility, and other factors. We have no current plans to pay dividends on our common stock.

So long as any share of our Series A Preferred Stock or our Series B preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock and our Series B preferred stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. In addition, our new secured revolving credit facility contains certain restrictions on our ability to pay dividends on our common stock, other than dividends payable solely in shares of our capital stock. Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Secured Revolving Credit Facility” for a more detailed discussion of our new secured revolving credit facility.

So long as any share of our Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our Series B preferred stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock, subject to exceptions, such as dividends on our Series B preferred stock payable solely in shares of our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010, actual and as adjusted to reflect: (1) the issuance and sale by us of 80,000,000 shares of our Series B preferred stock, which is contingent upon the closing of the offering of common stock, at a public offering price of $50.00 per share of Series B preferred stock (assuming no exercise by the underwriters of their over-allotment option in the Series B preferred stock offering); (2) the repayment of the VEBA Notes of $2.8 billion (with a carrying amount of $3.0 billion at September 30, 2010); (3) the purchase of the Series A Preferred Stock held by the UST for 102% of their $2.1 billion aggregate liquidation amount and the corresponding reclassification into stockholders’ equity of the remaining outstanding shares of Series A Preferred Stock; (4) the contribution of cash of $4.0 billion to our U.S. hourly and salaried pension plans; (5) the application of the net proceeds of the offering of our Series B preferred stock and use of a portion of our cash on hand as described in the section of this prospectus entitled “Use of Proceeds;” and (6) the three-for-one stock split on shares of our common stock effected on November 1, 2010. Our capitalization, on an as adjusted basis, does not encompass the expected contribution of $2.0 billion of our common stock to our U.S. hourly and salaried pension plans after the closing of the common stock offering and the Series B preferred stock offering and approval from the Department of Labor, which we expect to receive in the near-term, as these shares would not be considered outstanding for accounting purposes until certain transfer restrictions are eliminated. Our new secured revolving credit facility of $5.0 billion is also excluded as we do not expect to draw on the facility in the immediate future.

The as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based upon the public offering price for the offering of our Series B preferred stock and other terms of the offering of our Series B preferred stock determined at pricing. You should read the information set forth below in conjunction with our audited consolidated financial statements and unaudited condensed consolidated interim financial statements and the notes thereto and the sections of this prospectus entitled “Selected Historical Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of September 30, 2010
	Unaudited
(Dollars in millions, except share amounts)	Actual	As Adjusted
Cash and cash equivalents (excluding Restricted cash and marketable securities)	$27,446	$22,394

Short-term debt, including current portion of long-term debt	$5,621	$2,661
Long-term debt	2,945	2,945
Series A Preferred Stock, $0.01 par value; 360,000,000 shares issued and outstanding, actual	6,998	—
Stockholders’ equity
Series A Preferred Stock, $0.01 par value; 276,101,695 shares issued and outstanding, as adjusted	—	5,535
Series B mandatory convertible junior preferred stock, $0.01 par value; 0 shares issued and outstanding, actual; 80,000,000 shares issued and outstanding, as adjusted(a)	—	3,865
Common stock, $0.01 par value; 1,500,000,000 shares issued and outstanding, actual and as adjusted	15	15
Capital surplus (principally additional paid-in capital)	24,041	24,041
Accumulated deficit	(236)	(730)
Accumulated other comprehensive income (loss)	(1,073)	(1,073)

Total stockholders’ equity	22,747	31,653

Total capitalization	$38,311	$37,259

(a)	Although a final determination cannot be made until issuance, we currently believe the Series B preferred stock will be classified as permanent equity.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table summarizes the consolidated historical financial data of General Motors Company (Successor) and Old GM (Predecessor) for the periods presented. We derived the consolidated historical financial data for the periods July 10, 2009 through December 31, 2009 (Successor) and January 1, 2009 through July 9, 2009 (Predecessor) and the years ended December 31, 2008 and 2007 (Predecessor) and as of December 31, 2009 (Successor) and December 31, 2008 (Predecessor) from the audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated historical financial statement data for the years ended December 31, 2006 and 2005 (Predecessor) and as of December 31, 2007, 2006 and 2005 (Predecessor) from our audited consolidated financial statements for such years, which are not included in this prospectus. We derived the consolidated historical financial data for the nine months ended September 30, 2010 and as of September 30, 2010 from the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

The data set forth in the following table should be read together with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated interim financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments necessary to present fairly in all material respects our financial position and results of operations. Historical results for any prior period are not necessarily indicative of results to be expected in any future period, and results for any interim period are not necessarily indicative of results for a full fiscal year.

Selected Financial Data

(Dollars in millions, except per share amounts)

	Successor		Predecessor
	Nine Months Ended September 30, 2010(a)	July 10, 2009 Through December 31, 2009(a)(b)	January 1, 2009 Through July 9, 2009	Years Ended December 31,
				2008	2007	2006	2005
	Unaudited
Income Statement Data:
Total net sales and revenue(c)	$98,710	$57,474	$47,115	$148,979	$179,984	$204,467	$192,143

Reorganization gains, net(d)	$—	$—	$128,155	$—	$—	$—	$—

Income (loss) from continuing operations(d)(e)	$5,031	$(3,786)	$109,003	$(31,051)	$(42,685)	$(2,155)	$(10,625)
Income from discontinued operations, net of tax(f)	—	—	—	—	256	445	313
Gain on sale of discontinued operations, net of tax(f)	—	—	—	—	4,293	—	—
Cumulative effect of a change in accounting principle(g)	—	—	—	—	—	—	(109)

Net income (loss)(d)	5,031	(3,786)	109,003	(31,051)	(38,136)	(1,710)	(10,421)
Less: Net income (loss) attributable to noncontrolling interests	265	511	(115)	(108)	406	324	48
Less: Cumulative dividends on preferred stock	608	131	—	—	—	—	—

Net income (loss) attributable to common stockholders(d)	$4,158	$(4,428)	$109,118	$(30,943)	$(38,542)	$(2,034)	$(10,469)

GM $0.01 par value common stock and Old GM $1-2/3 par value common stock
Basic earnings (loss) per share:
Income (loss) from continuing operations attributable to common stockholders before cumulative effect of change in accounting principle	$2.77	$(3.58)	$178.63	$(53.47)	$(76.16)	$(4.39)	$(18.87)
Income from discontinued operations attributable to common stockholders(f)	—	—	—	—	8.04	0.79	0.55
Loss from cumulative effect of a change in accounting principle attributable to common stockholders(g)	—	—	—	—	—	—	(0.19)

Net income (loss) attributable to common stockholders	2.77	$(3.58)	$178.63	$(53.47)	$(68.12)	$(3.60)	$(18.51)

Diluted earnings (loss) per share:
Income (loss) from continuing operations attributable to common stockholders before cumulative effect of change in accounting principle	$2.62	$(3.58)	$178.55	$(53.47)	$(76.16)	$(4.39)	$(18.87)
Income from discontinued operations attributable to common stockholders(f)	—	—	—	—	8.04	0.79	0.55
Loss from cumulative effect of a change in accounting principle attributable to common stockholders(g)	—	—	—	—	—	—	(0.19)

Net income (loss) attributable to common stockholders	$2.62	$(3.58)	$178.55	$(53.47)	$(68.12)	$(3.60)	$(18.51)

Cash dividends per common share	$—	$—	$—	$0.50	$1.00	$1.00	$2.00

Balance Sheet Data (as of period end):
Total assets(c)(e)(h)	$137,238	$136,295		$91,039	$148,846	$185,995	$473,938
Notes and loans payable(c)(i)	$8,566	$15,783		$45,938	$43,578	$47,476	$286,943
Series A Preferred Stock	$6,998	$6,998		$—	$—	$—	$—
Equity (deficit)(e)(g)(j)(k)	$23,718	$21,957		$(85,076)	$(35,152)	$(4,076)	$15,931

(a)	All applicable Successor share, per share and related information has been adjusted retroactively for the three-for-one stock split effected on November 1, 2010.
(b)	At July 10, 2009 we applied fresh-start reporting following the guidance in ASC 852, “Reorganizations.” The audited consolidated financial statements for the periods ended on or before July 9, 2009 do not include the effect of any changes in the fair value of assets or liabilities as a result of the application of fresh-start reporting. Therefore, our financial information at and for any period after July 10, 2009 is not comparable to Old GM’s financial information. We have not included pro forma financial information giving effect to the Chapter 11 Proceedings and the 363 Sale because the latest filed balance sheet, as well as the December 31, 2009 audited financial statements, include the effects of the 363 Sale. As such, we believe that further information would not be material to investors.
(c)	In November 2006 Old GM sold a 51% controlling ownership interest in Ally Financial, resulting in a significant decrease in total consolidated net sales and revenue, assets and notes and loans payable.
(d)	In the period January 1, 2009 through July 9, 2009 Old GM recorded Reorganization gains, net of $128.2 billion directly associated with the Chapter 11 Proceedings, the 363 Sale and the application of fresh-start reporting. Refer to Note 2 to our audited consolidated financial statements for additional detail.
(e)	In September 2007 Old GM recorded full valuation allowances of $39.0 billion against net deferred tax assets in Canada, Germany and the United States.
(f)	In August 2007 Old GM completed the sale of the commercial and military operations of its Allison business. The results of operations, cash flows and the 2007 gain on sale of Allison have been reported as discontinued operations for all periods presented.
(g)	In December 2005 Old GM recorded an asset retirement obligation of $181 million, which was $109 million net of related income tax effects.
(h)	In December 2006 Old GM recorded the funded status of its benefit plans on the consolidated balance sheet with an offsetting adjustment to Accumulated other comprehensive loss of $16.9 billion in accordance with the adoption of new provisions of ASC 715, “Compensation – Retirement Benefits” (ASC 715).
(i)	In December 2008 Old GM entered into the UST Loan Agreement, pursuant to which the UST agreed to provide a $13.4 billion UST Loan Facility. In December 2008 Old GM borrowed $4.0 billion under the UST Loan Facility.
(j)	In January 2007 Old GM recorded a decrease to Retained earnings of $425 million and a decrease of $1.2 billion to Accumulated other comprehensive loss in accordance with the early adoption of the measurement provisions of ASC 715.
(k)	In January 2007 Old GM recorded an increase to Retained earnings of $137 million with a corresponding decrease to its liability for uncertain tax positions in accordance with ASC 740-10, “Income Taxes.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General Motors Company was formed by the UST in 2009 originally as a Delaware limited liability company, Vehicle Acquisition Holdings LLC, and subsequently converted to a Delaware corporation, NGMCO, Inc. This company acquired substantially all of the assets and assumed certain liabilities of General Motors Corporation in the 363 Sale on July 10, 2009 and changed its name to General Motors Company. General Motors Corporation is sometimes referred to in this prospectus, for the periods on or before July 9, 2009, as “Old GM.” Prior to July 10, 2009 Old GM operated the business of the Company, and pursuant to an agreement with the Staff of the Securities and Exchange Commission (SEC) as described in a no-action letter issued to Old GM by the SEC staff on July 9, 2009 regarding our filing requirements and those of MLC, the accompanying audited consolidated financial statements and unaudited condensed consolidated interim financial statements include the financial statements and related information of Old GM as it is our predecessor entity solely for accounting and financial reporting purposes. On July 10, 2009 in connection with the 363 Sale, General Motors Corporation changed its name to Motors Liquidation Corporation (MLC). MLC continues to exist as a distinct legal entity for the sole purpose of liquidating its remaining assets and liabilities.

Overview

Our Company

We are a leading global automotive company. Our vision is to design, build and sell the world’s best vehicles. We seek to distinguish our vehicles through superior design, quality, reliability, telematics (wireless voice and data) and infotainment and safety within their respective vehicle segments. Our business is diversified across products and geographic markets, with operations and sales in over 120 countries. We assemble our passenger cars, crossover vehicles, light trucks, sport utility vehicles, vans and other vehicles in 71 assembly facilities worldwide and have 88 additional global manufacturing facilities. With a global network of over 21,000 independent dealers we meet the local sales and service needs of our retail and fleet customers. In 2009, we and Old GM sold 7.5 million vehicles, representing 11.6% of total vehicle sales worldwide. Approximately 72% of our and Old GM’s total 2009 vehicle sales volume was generated outside the United States, including 38.7% from emerging markets, such as Brazil, Russia, India and China (collectively BRIC), which have recently experienced the industry’s highest volume growth.

Our business is organized into three geographically-based segments:

•

General Motors North America (GMNA), with manufacturing and distribution operations in the U.S., Canada and Mexico and distribution operations in Central America and the Caribbean, represented 33.2% of our and Old GM’s total 2009 vehicle sales volume. In North America, we sell our vehicles through four brands – Chevrolet, GMC, Buick and Cadillac – which are manufactured at plants across the U.S., Canada and Mexico and imported from other GM regions. In 2009, GMNA had the largest market share of any competitor in this market at 19.0% based on vehicle sales volume.

•

General Motors International Operations (GMIO), with manufacturing and distribution operations in Asia-Pacific, South America, Russia, the Commonwealth of Independent States, Eastern Europe, Africa and the Middle East, is our largest segment by vehicle sales volume, and represented 44.5% of our and Old GM’s total 2009 vehicle sales volume including sales through our joint ventures. In these regions, we sell our vehicles under the Buick, Cadillac, Chevrolet, Daewoo, FAW, GMC, Holden, Isuzu, Jiefang, Opel and Wuling brands, and we plan to commence sales under the Baojun brand in 2011. In 2009, GMIO had the second largest market share for this market at 10.2% based on vehicle sales volume and the number one market share across the BRIC markets based on vehicle sales volume. Approximately 54.9% of GMIO’s volume is from China, where, primarily through our joint ventures, we had the number one market share at 13.3% based on vehicle sales volume in 2009. Our Chinese operations are primarily comprised of three joint ventures: Shanghai General Motors Co., Ltd.

(SGM; of which we own 49%), SAIC-GM-Wuling Automobile Co., Ltd. (SGMW; of which we own 34%) and FAW-GM Light Duty Commercial Vehicle Co., Ltd. (FAW-GM; of which we own 50%).

•

General Motors Europe (GME), with manufacturing and distribution operations across Western and Central Europe, represented 22.3% of our and Old GM’s total 2009 vehicle sales volume. In Western and Central Europe, we sell our vehicles under the Opel and Vauxhall (U.K. only) brands, which are manufactured in Europe, and under the Chevrolet brand, which is imported from South Korea where it is manufactured by GM Daewoo Auto & Technology, Inc. (GM Daewoo) of which we own 70.1%. In 2009, GME had the number five market share in this market, at 8.9% based on vehicle sales volume.

We offer a global vehicle portfolio of cars, crossovers and trucks. We are committed to leadership in vehicle design, quality, reliability, telematics and infotainment and safety, as well as to developing key energy efficiency, energy diversity and advanced propulsion technologies, including electric vehicles with range extending capabilities such as the new Chevrolet Volt.

Our company commenced operations on July 10, 2009 when we completed the acquisition of substantially all of the assets and assumption of certain liabilities of Old GM through a 363 Sale under the Bankruptcy Code. Immediately prior to this offering, our common stock was held of record by four stockholders: the UST, Canada Holdings, the New VEBA and MLC. As a result of the 363 Sale and other recent restructuring and cost savings initiatives, we have improved our financial position and level of operational flexibility as compared to Old GM when it operated the business. We commenced operations upon completion of the 363 Sale with a total amount of debt and other liabilities at July 10, 2009 that was $92.7 billion less than Old GM’s total amount of debt and other liabilities at July 9, 2009. We reached a competitive labor agreement with our unions, began restructuring our dealer network and reduced and refocused our brand strategy in the U.S. to our four brands. Although our U.S. and non-U.S. pension plans were underfunded by $17.1 billion and $10.3 billion on a U.S. GAAP basis at December 31, 2009, we have a strong balance sheet, with available liquidity (cash, cash equivalents and marketable securities) of $33.5 billion and an outstanding debt balance of $8.6 billion at September 30, 2010. On October 26, 2010, we repaid $2.8 billion of our then outstanding debt (together with accreted interest thereon) utilizing available liquidity and entered into a new five year, $5.0 billion secured revolving credit facility.

In recent quarters, we achieved profitability. Our results for the three months ended March 31, June 30 and September 30, 2010 included net income of $1.2 billion, $1.6 billion and $2.2 billion. For the period from July 10, 2009 to December 31, 2009, we had a net loss of $3.8 billion, which included a settlement loss of $2.6 billion related to the 2009 revised UAW settlement agreement. We reported revenue of $31.5 billion, $33.2 billion, and $34.1 billion in the three months ended March 31, June 30 and September 30, 2010, representing 40.3%, 43.9% and 27.2% year-over-year increases as compared to Old GM’s revenue for the three months ended March 31 and June 30, 2009 and GM and Old GM’s combined revenue for the three months ended September 30, 2009. For the period from July 10, 2009 to December 31, 2009, our revenue was $57.5 billion.

Our Industry and Market Opportunity

The global automotive industry sold 66 million new vehicles in 2009. Vehicle sales are widely distributed across the world in developed and emerging markets. We believe that total vehicle sales in emerging markets (Asia, excluding Japan, South America and Eastern Europe) will equal or exceed those in mature markets (North America, Western Europe and Japan) starting in 2010, as rising income levels drive secular growth. We believe that this expected growth in emerging markets, combined with an estimated recovery in mature markets, creates a potential growth opportunity for the global automotive industry.

North America

In 2009, 12.9 million total vehicles were sold in North America. The U.S. is the largest market within North America and experienced substantial declines in 2008 and 2009 with total vehicle sales decreasing from a peak of 17.4 million in 2005 to 10.6 million in 2009. In recent years, shifting consumer preferences and increased fuel economy and emissions regulatory requirements have resulted in cars and crossovers with greater fuel efficiency becoming an increasing proportion of the U.S. vehicle market, a trend we expect to continue. The original equipment manufacturers (OEMs) with the largest vehicle sales volume in the U.S. include GM, Toyota, Ford, Honda and Chrysler.

Industry fundamentals have improved in North America as a result of operational and cost restructuring among the largest automotive OEMs throughout 2008 and 2009. Since the beginning of 2008, excess capacity has been reduced across the industry and in recent months average transaction prices have improved, dealer inventories have declined, and used vehicle prices have increased. We believe that as the recent global recession subsides and consumer confidence increases, pent-up consumer demand will drive new vehicle sales.

Western Europe

Total vehicle sales in Western Europe decreased from 16.8 million in 2005 to 15.1 million in 2009, showing only a brief recovery in the second half of 2009 due to local scrappage programs in Germany, the United Kingdom and other Western European countries. Given traditionally strong environmental awareness and relatively high gasoline prices in many countries around Western Europe, consumers across the region tend to prefer smaller, more fuel efficient cars. The OEMs with the largest vehicle sales volume in Western Europe include GM, Ford, Volkswagen, Daimler, Peugeot, Renault and Fiat. The overall market environment in Western Europe continues to show limited near-term growth.

Rest of World

In 2009, 37.9 million total vehicles were sold in the rest of the world, representing 58% of global vehicle sales, which encompasses a diverse group of countries including emerging markets such as the BRIC countries as well as more developed markets such as Japan, South Korea and Australia. Consumer preferences vary widely among countries, ranging from small, basic cars to larger cars and trucks. Projected sales growth within this group of countries is concentrated in emerging markets, where continued strong economic growth is leading to rising income levels and increasing consumer demand for personal vehicles. The OEMs with the largest vehicle sales volume in these international markets include GM, Toyota, Volkswagen, Honda, Nissan, Hyundai and smaller OEMs within regional markets.

Global Automotive Industry Characteristics and Largest OEMs

Designing, manufacturing and selling vehicles is capital intensive. It requires substantial investments in manufacturing, machinery, research and development, product design, engineering, technology and marketing in order to meet both consumer preferences and regulatory requirements. Large OEMs are able to benefit from economies of scale by leveraging their investments and activities on a global basis across brands and nameplates (commonly referred to as models). The automotive industry is also cyclical and tends to track changes in the general economic environment. OEMs that have a diversified revenue base across geographies and products and have access to capital are well positioned to withstand industry downturns and to capitalize on industry growth. The largest automotive OEMs are GM, Toyota, Volkswagen, Hyundai and Ford, all of which operate on a global basis and produce cars and trucks across a broad range of vehicle segments.

Our Competitive Strengths

We believe the following strengths provide us with a foundation for profitability, growth and execution on our strategic vision to design, build and sell the world’s best vehicles:

•

Global presence, scale and dealer network. We are currently the world’s second largest automaker based on vehicle sales volume and, as a result of our relative market positions in GMNA and GMIO, are positioned to benefit from future growth resulting from economic recovery in developed markets and continued secular growth in emerging markets. In 2009, we and Old GM sold 7.5 million vehicles in over 120 countries and generated $104.6 billion in revenue, although our and Old GM’s combined worldwide market share of 11.6% based on vehicle sales volume in 2009 had declined from Old GM’s worldwide market share of 13.2% based on vehicle sales volume in 2007. We operate a global distribution network with over 21,000 independent dealers, and we maintain 10 design centers, 30 engineering centers, and eight science labs around the world. Our presence and scale enable us to deploy our purchasing, research and development, design, engineering, marketing and distribution resources and capabilities globally across our vehicle production base. For example, we expect to spend approximately $12.0 billion for engineering and capital expenditures in 2010, which will fund the development and production of our products globally.

•

Market share in emerging markets, such as China and Brazil. Across the BRIC markets, we and Old GM had the industry-leading market share of 12.7% based on vehicle sales volume in 2009, which has grown from a 9.8% share in 2004. In China, the fastest growing global market by volume of vehicles sold, through our joint ventures we and Old GM had the number one market position with a share of 13.3% based on vehicle sales volume in 2009. We and Old GM also held the third largest market share in Brazil at 19.0% based on vehicle sales volume in 2009. We established a presence in Brazil in 1925 and in China in 1997 and have substantial operating experience in these markets.

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Portfolio of high-quality vehicles. Our global portfolio includes vehicles in most key segments, with 31 nameplates in the U.S. and another 140 nameplates internationally. Our and Old GM’s long-term investment over the last decade in our product portfolio has resulted in successful recent vehicle launches such as the Chevrolet Equinox, GMC Terrain, Buick LaCrosse and Cadillac SRX. Sales of these vehicles have had higher transaction prices than the products they replaced and have increased vehicle segment market shares. These vehicles also have had higher residual values. The design, quality, reliability and safety of our vehicles has been recognized worldwide by a number of third parties, including the following:

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In the U.S., we have three of the top five most dependable models in the industry according to the 2010 J.D. Power Vehicle Dependability Study as well as leading the industry with the most segment leading models in both the 2010 J.D. Power Initial Quality Survey and the 2010 J.D. Power Vehicle Dependability Study;

•	Eleven U.S. 2011 model year vehicles earned Consumers Digest “Best Buy” recognition;

•	In Europe, the Car of the Year Organizing Committee named the Opel Insignia the 2009 European Car of the Year;

•	In China, the Chinese Automotive Media Association named the new Buick LaCrosse the 2009 Car of the Year; and

•	In Brazil, AutoEsporte Magazine named the Chevrolet Agile the 2010 Car of the Year.

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Commitment to new technologies. We have invested in a diverse set of new technologies designed to meet customer needs around the world. Our research and product development efforts in the areas of energy efficiency and energy diversity have been focused on advanced and alternative propulsion and fuel efficiency. For example, the Chevrolet Volt will use lithium-ion battery technology for a typical range of 25-50 miles depending on terrain, driving technique, temperature and battery age, after which the onboard engine’s power is seamlessly inverted to provide an additional 300 miles of electric driving range on a full tank of gas prior to refueling. Our investment in telematics and infotainment technology enables us to provide through OnStar a service offering that creates a connection to the customer and a platform for future infotainment initiatives.

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Competitive cost structure in GMNA. We have substantially completed the restructuring of our North American operations, which has reduced our cost base and improved our capacity utilization and product line profitability. We accomplished this through brand rationalization, ongoing dealer network optimization, salaried and hourly headcount reductions, labor agreement restructuring, transfer of hourly retiree healthcare obligations to the New VEBA and manufacturing footprint reduction from 71 North American manufacturing facilities for Old GM at December 31, 2008 to 57 at September 30, 2010, and an expected 54 at December 31, 2010. The reduced costs resulting from these actions, along with our improved price realization and lower incentives, have reduced our profitability breakeven point in North America. The breakeven point is a critical metric that provides an indication of GMNA’s cost structure and operating leverage. For the three months ended September 30, 2010 and based on GMNA’s current market share, GMNA’s earnings before interest and income taxes (EBIT) (EBIT is not an operating measure under U.S. GAAP—refer to the section of this prospectus entitled “—Reconciliation of Segment Results” for additional discussion) would have achieved breakeven at an implied annual U.S. industry sales of approximately 10.5 to 11.0 million vehicles.

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Competitive global cost structure. Global architectures (that is, vehicle characteristics and dimensions supporting common sets of major vehicle underbody components and subsystems) allow us to streamline our product development and manufacturing processes, which has resulted in reduced material and engineering costs. We have consolidated our product development activities under one global development leadership team with a centralized budget. This allows us to design and engineer our vehicles globally while balancing cost efficient production locations and proximity to the end customer. Approximately 43% of our vehicles are manufactured in regions we believe to be low-cost manufacturing locations, such as China, Mexico, Eastern Europe, India and Russia, with all-in active labor costs of less than $15 per hour, and approximately 17% are manufactured in medium-cost countries, such as South Korea and Brazil, with all-in labor costs between $15 and $30 per hour.

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Strong balance sheet and liquidity. As of September 30, 2010, we had available liquidity (cash, cash equivalents and marketable securities) of $33.5 billion and outstanding debt of $8.6 billion. On October 26, 2010, we repaid $2.8 billion of our then outstanding debt (together with accreted interest thereon) utilizing available liquidity and entered into a new five year, $5.0 billion secured revolving credit facility. In addition, we have no significant contractual debt maturities until 2015. Although our U.S. and non-U.S. pension plans were underfunded by $17.1 billion and $10.3 billion on a U.S. GAAP basis at December 31, 2009, a hypothetical valuation as of September 30, 2010 projects total contributions of $0.6 billion to U.S. pension plans through 2013. (Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Contractual Obligations and Other Long-Term Liabilities.”) We believe that our combination of cash and cash equivalents, cash flow from operations and availability under our new secured revolving credit facility should provide sufficient cash to fund our new product and technology development efforts, European restructuring program, growth initiatives and further cost-reduction initiatives in the medium term.

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Strong leadership team with focused direction. Our new executive management team, which includes our new Chief Executive Officer and Chief Financial Officer from outside the automotive industry as well as many senior officers who have been promoted to new roles from within the organization, combines years of experience at GM and new perspectives on growth, innovation and strategy deployment. Our management team operates in a streamlined organizational structure that allows for:

•	More direct lines of communication;

•	Quicker decision-making; and

•	Direct responsibility for individuals in various areas of our business.

As an example, we have eliminated multiple internal strategy boards and committees and instituted a single, smaller executive committee to focus our management functions and shorten our decision- making processes. The members of our Board of Directors, a majority of whom were not directors of Old GM, are directly involved in strategy formation and review.

Our Strategy

Our vision is to design, build and sell the world’s best vehicles. The primary elements of our strategy to achieve this vision are to:

•	Deliver a product portfolio of the world’s best vehicles, allowing us to maximize sales under any market conditions;

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Sell our vehicles globally by targeting developed markets, which are projected to have increases in vehicle demand as the global economy recovers, and further strengthening our position in high growth emerging markets;

•	Improve revenue realization and maintain a competitive cost structure to allow us to remain profitable at lower industry volumes and across the lifecycle of our product portfolio; and

•	Maintain a strong balance sheet by reducing financial leverage given the high operating leverage of our business model.

Our management team is focused on hiring new and promoting current talented employees who can bring new perspectives to our business in order to execute on our strategy as follows:

Deliver quality products. We intend to maintain a broad portfolio of vehicles so that we are positioned to meet global consumer preferences. We plan to do this in several ways.

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Concentrate our design, engineering and marketing resources on fewer brands and architectures. We plan to increase the volume of vehicles produced from common global architectures to more than 50% of our total volumes in 2014 from less than 17% today. We expect that this initiative will result in greater investment per architecture and brand and will increase our product development and manufacturing flexibility, allowing us to maintain a steady schedule of important new product launches in the future. We believe our four-brand strategy in the U.S. will continue to enable us to allocate higher marketing expenditures per brand.

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Develop products across vehicle segments in our global markets. We plan to develop vehicles in each of the key segments of the global markets in which we compete. For example, in September 2010 we introduced the Chevrolet Cruze in the U.S. small car segment, an important and growing segment where we have historically been under-represented.

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Continued investment in a portfolio of technologies. We will continue to invest in technologies that support energy diversity and energy efficiency as well as in safety, telematics and infotainment technology. We are committed to advanced propulsion technologies and intend to offer a portfolio of fuel efficient alternatives that use energy sources such as petroleum, bio-fuels, hydrogen and electricity, including the new Chevrolet Volt. We are committed to increasing the fuel efficiency of our vehicles with internal combustion engines through features such as cylinder deactivation, direct injection, variable valve timing, turbo-charging with engine downsizing and six speed transmissions. For example, we expect the Chevrolet Cruze Eco to be capable of achieving an estimated 40 miles per gallon on the highway with a traditional internal combustion engine. Additionally, we are expanding our telematics and infotainment offerings and, as a result of our OnStar service and our partnerships with companies such as Google, are in a position to deliver safety, security, navigation and connectivity systems and features.

Sell our vehicles globally. We will continue to compete in the largest and fastest growing markets globally.

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Broaden GMNA product portfolio. We plan to launch 19 new vehicles in GMNA across our four brands between 2010 and 2012, primarily in the growing car and crossover segments, where, in some cases, we are under-represented, and an additional 28 new vehicles between 2013 and 2014. These near-term launches include the new Chevrolet Volt, Cruze, Spark, Aveo and Malibu and Buick entries in the compact and mid-size segments. We believe that we have achieved a more balanced portfolio in the U.S. market, where we and Old GM maintained a sales volume mix of 42% from cars, 37% from trucks and 21% from crossovers in 2009 compared to 51% from trucks in 2006.

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Increase sales in GMIO, particularly China and Brazil. We plan to continue to execute our growth strategies in countries where we already hold strong positions, such as China and Brazil, and to improve share in other important markets, including South Korea, South Africa, Russia, India and the ASEAN region. We aim to launch 84 new vehicles throughout GMIO through 2012. We plan to enhance and strengthen our GMIO product portfolio through three strategies: leveraging our global architectures, pursuing local and regional solutions to meet specific market requirements and expanding our joint venture partner collaboration opportunities.

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Refresh GME’s vehicle portfolio. To improve our product quality and product perception in Europe, by the start of 2012, we plan to have 80% of our Opel/Vauxhall carlines volume refreshed such that the model stylings are less than three years old. We have three product launches scheduled in 2010 and another four product launches scheduled in 2011. As part of our planned rejuvenation of Chevrolet’s portfolio, which increasingly supplements our Opel/Vauxhall brands throughout Europe, we are moving the entire Chevrolet lineup to the new GM global architectures.

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Ensure competitive financing is available to our dealers and customers. We currently maintain multiple financing programs and arrangements with third parties for our wholesale and retail customers to utilize when purchasing or leasing our vehicles. Through our long-standing arrangements with Ally Financial, Inc., formerly GMAC, Inc. (Ally Financial), and a variety of other worldwide, regional and local lenders, we provide our customers and dealers with access to financing alternatives. We plan to further expand the range of financing options available to our customers and dealers to help grow our vehicle sales. In particular, on October 1, 2010 we acquired AmeriCredit, which we subsequently renamed GM Financial and which we expect will enable us to offer increased availability of leasing and sub-prime financing for our customers throughout economic cycles. We also plan to use GM Financial to initiate targeted customer marketing initiatives to expand our vehicle sales.

Reduce breakeven levels through improved revenue realization and a competitive cost structure. In developed markets, we are improving our cost structure to become profitable at lower industry volumes.

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Capitalize on cost structure improvement and maintain reduced incentive levels in GMNA. We plan to sustain the cost reduction and operating flexibility progress we have made as a result of our North American restructuring. In addition to becoming more cost competitive, our current U.S. and Canadian hourly labor agreements provide the flexibility to utilize a lower tiered wage and benefit structure for new hires, part-time employees and temporary employees. We aim to increase our vehicle profitability by maintaining competitive incentive levels with our strengthened product portfolio and by actively managing our production levels through monitoring of our dealer inventory levels.

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Execute on our Opel/Vauxhall restructuring plan. We expect our Opel/Vauxhall restructuring plan to lower our vehicle manufacturing costs. The plan includes manufacturing rationalization, headcount reduction, labor cost concessions from the remaining workforce and selling, general and administrative efficiency initiatives. Specifically, we have reached an agreement to reduce our European manufacturing capacity by 20% through, among other things, the closing of our Antwerp facility in

Belgium and the rationalization of our powertrain operations in our Bochum and Kaiserslautern facilities in Germany. Additionally, we have reached an agreement with the labor unions in Europe to reduce labor costs by $323 million per year. The objective of our restructuring, along with the refreshed product portfolio pipeline, is to restore the profitability of the GME business.

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Enhance manufacturing flexibility. We primarily produce vehicles in locations where we sell them and we have significant manufacturing capacity in medium- and low-cost countries. We intend to maximize capacity utilization across our production footprint to meet demand without requiring significant additional capital investment. For example, we were able to leverage the benefit of a global architecture and start initial production for the U.S. of the Buick Regal 11 months ahead of schedule by temporarily shifting production from North America to Rüsselsheim, Germany.

Maintain a strong balance sheet. Given our business’s high operating leverage and the cyclical nature of our industry, we intend to minimize our financial leverage. We plan to use excess cash to repay debt and to make discretionary contributions to our U.S. pension plan. Based on this planned reduction in financial leverage and the anticipated benefits resulting from our operating strategy described above, we will aim to attain an investment grade credit rating over the long term.

Projected Fourth Quarter Results

With respect to the projected fourth quarter results for 2010, our independent registered public accounting firm has not compiled, examined, or performed any procedures with respect to this information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, it.

We expect to generate positive EBIT in the fourth quarter of 2010, albeit at a significantly lower level than that of each of the first three quarters, due to the fourth quarter having a different production mix, new vehicles launch costs (in particular the Chevrolet Cruze and Volt) and higher engineering expenses for future products.

As the fourth quarter of 2010 is still in progress, any forecast of our operating results is inherently speculative, is subject to substantial uncertainty, and our actual results may differ materially from management’s views. Refer to the section of the prospectus entitled “Risk Factors” for a discussion of risks that could affect our future operating results. Our views for the fourth quarter rely in large part upon assumptions and analyses we have developed.

As a result of the foregoing considerations and the other limitations of non-GAAP measures described elsewhere in this prospectus, investors are cautioned not to place undue reliance on this forecasted financial information. There are material limitations inherent in stating our views of our results for future periods. Refer to the sections of this prospectus entitled “Risk Factors,” “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Summary Historical Consolidated Financial Data,” “Selected Historical Consolidated Financial Data” and our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements.

Presentation and Estimates

Basis of Presentation

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) should be read in conjunction with the accompanying audited consolidated financial statements and unaudited condensed consolidated interim financial statements.

We analyze the results of our business through our three segments, namely GMNA, GMIO and GME.

In the nine months ended September 30, 2010 we changed our managerial reporting structure so that certain entities geographically located within Russia and Uzbekistan were transferred from our GME segment to our GMIO segment. We have revised the segment presentation for all periods presented.

Consistent with industry practice, market share information includes estimates of industry sales in certain countries where public reporting is not legally required or otherwise available on a consistent basis.

On October 5, 2010 our Board of Directors recommended a three-for-one stock split on shares of our common stock, which was approved by our stockholders on November 1, 2010. The stock split was effected on November 1, 2010.

Each stockholder’s percentage ownership in us and proportional voting power remained unchanged after the stock split. All applicable share, per share and related information for periods on or subsequent to July 10, 2009 has been adjusted retroactively to give effect to the three-for-one stock split.

On October 5, 2010, our Board of Directors recommended that we amend our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 2,500,000,000 shares to 5,000,000,000 shares and to increase the number of preferred shares that we are authorized to issue from 1,000,000,000 shares to 2,000,000,000 shares. Our stockholders approved these amendments on November 1, 2010, and they were effected on November 1, 2010.

Use of Estimates in the Preparation of the Financial Statements

The audited consolidated financial statements and unaudited condensed consolidated interim financial statements are prepared in conformity with U.S. GAAP, which requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of our audited consolidated financial statements and unaudited condensed consolidated interim financial statements and the reported amounts of revenues and expenses in the periods presented. We believe that the accounting estimates employed are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

Chapter 11 Proceedings and the 363 Sale

Background

Over time as Old GM’s market share declined in North America, Old GM needed to continually restructure its business operations to reduce cost and excess capacity. In addition, legacy labor costs and obligations and capacity in its dealer network made Old GM less competitive than new entrants into the U.S. market. These factors continued to strain Old GM’s liquidity. In 2005 Old GM incurred significant losses from operations and from restructuring activities such as providing support to Delphi and other efforts intended to reduce operating costs. Old GM managed its liquidity during this time through a series of cost reduction initiatives, capital markets transactions and sales of assets. However, the global credit market crisis had a dramatic effect on Old GM and the automotive industry. In the second half of 2008, the increased turmoil in the mortgage and overall credit markets (particularly the lack of financing for buyers or lessees of vehicles), the continued reductions in U.S. housing values, the volatility in the price of oil, recessions in the United States and Western Europe and the slowdown of economic growth in the rest of the world created a substantially more difficult business environment. The ability to execute capital markets transactions or sales of assets was extremely limited, vehicle sales in North America and Western Europe contracted severely, and the pace of vehicle sales in the rest of the world slowed. Old GM’s liquidity position, as well as its operating performance, were negatively affected by these economic and industry conditions and by other financial and business factors, many of which were beyond its control.

As a result of these economic conditions and the rapid decline in sales in the three months ended December 31, 2008 Old GM determined that, despite the actions it had then taken to restructure its U.S. business, it would be unable to pay its obligations in the normal course of business in 2009 or service its debt in a timely fashion, which required the development of a new plan that depended on financial assistance from the U.S. government.

In December 2008 Old GM requested and received financial assistance from the U.S. government and entered into the UST Loan Agreement. In early 2009 Old GM’s business results and liquidity continued to deteriorate, and, as a result, Old GM obtained additional funding from the UST under the UST Loan Agreement. Old GM, through its wholly-owned subsidiary GMCL, also received funding from EDC, a corporation wholly-owned by the Government of Canada, under a loan and security agreement entered into in April 2009 (EDC Loan Facility).

As a condition to obtaining the UST Loan Facility under the UST Loan Agreement, Old GM was required to submit a Viability Plan in February 2009 that included specific actions intended to result in the following:

•	Repayment of all loans, interest and expenses under the UST Loan Agreement, and all other funding provided by the U.S. government;

•	Compliance with federal fuel efficiency and emissions requirements and commencement of domestic manufacturing of advanced technology vehicles;

•	Achievement of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs;

•	Rationalization of costs, capitalization and capacity with respect to its manufacturing workforce, suppliers and dealerships; and

•	A product mix and cost structure that is competitive in the U.S. marketplace.

The UST Loan Agreement also required Old GM to, among other things, use its best efforts to achieve the following restructuring targets:

Debt Reduction

•	Reduction of its outstanding unsecured public debt by not less than two-thirds through conversion of existing unsecured public debt into equity, debt and/or cash or by other appropriate means.

Labor Modifications

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Reduction of the total amount of compensation paid to its U.S. employees so that, by no later than December 31, 2009, the average of such total amount is competitive with the average total amount of such compensation paid to U.S. employees of certain foreign-owned, U.S. domiciled automakers (transplant automakers);

•	Elimination of the payment of any compensation or benefits to U.S. employees who have been fired, laid-off, furloughed or idled, other than customary severance pay; and

•	Application of work rules for U.S. employees in a manner that is competitive with the work rules for employees of transplant automakers.

VEBA Modifications

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Modification of its retiree healthcare obligations arising under the 2008 UAW Settlement Agreement under which responsibility for providing healthcare for UAW retirees, their spouses and dependents would permanently shift from Old GM to the New Plan funded by the New VEBA, such that payment or contribution of not less than one-half of the value of each future payment was to be made in the form of Old GM common stock, subject to certain limitations.

The UST Loan Agreement provided that if, by March 31, 2009 or a later date (not to exceed 30 days after March 31, 2009) as determined by the Auto Task Force (Certification Deadline), the Auto Task Force had not certified that Old GM had taken all steps necessary to achieve and sustain its long-term viability, international competitiveness and energy efficiency in accordance with the Viability Plan, then the loans and other obligations under the UST Loan Agreement were to become due and payable on the thirtieth day after the Certification Deadline.

On March 30, 2009 the Auto Task Force determined that the plan was not viable and required substantial revisions. In conjunction with the March 30, 2009 announcement, the administration announced that it would offer Old GM adequate working capital financing for a period of 60 days while it worked with Old GM to develop and implement a more accelerated and aggressive restructuring that would provide a sound long-term foundation. On March 31, 2009 Old GM and the UST agreed to postpone the Certification Deadline to June 1, 2009.

Old GM made further modifications to its Viability Plan in an attempt to satisfy the Auto Task Force’s requirement that it undertake a substantially more accelerated and aggressive restructuring plan (Revised Viability Plan). The following is a summary of significant cost reduction and restructuring actions contemplated by the Revised Viability Plan, the most significant of which included reducing Old GM’s indebtedness and VEBA obligations:

Indebtedness and VEBA obligations

In April 2009 Old GM commenced exchange offers for certain unsecured notes to reduce its unsecured debt in order to comply with the debt reduction condition of the UST Loan Agreement.

Old GM also commenced discussions with the UST regarding the terms of a potential restructuring of its debt obligations under the UST Loan Agreement, the UST Ally Financial Loan Agreement (as subsequently defined), and any other debt issued or owed to the UST in connection with those loan agreements pursuant to which the UST would exchange at least 50% of the total outstanding debt Old GM owed to it at June 1, 2009 for Old GM common stock.

In addition, Old GM commenced discussions with the UAW and the VEBA-settlement class representative regarding the terms of potential VEBA modifications.

Other cost reduction and restructuring actions

In addition to the efforts to reduce debt and modify the VEBA obligations, the Revised Viability Plan also contemplated the following cost reduction efforts, some of which are ongoing:

•	Extended shutdowns of certain North American manufacturing facilities in order to reduce dealer inventory;

•	Continued refocus of resources on four U.S. brands: Chevrolet, Cadillac, Buick and GMC;

•	Acceleration of the resolution for Saab, HUMMER and Saturn and no planned future investment for Pontiac, which is to be phased out by the end of 2010;

•	Acceleration of the reduction in U.S. nameplates to 34 by 2010—there are currently 31 nameplates;

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A reduction in the number of U.S. dealers was targeted from 6,246 in 2008 to 3,605 in 2010—we have completed the federal dealer arbitration process and are on track to reduce the number of U.S. dealers to 4,500 by the end of 2010;

•	A reduction in the total number of plants in the U.S. to 34 by the end of 2010 and 31 by 2012; and

•	A reduction in the U.S. hourly employment levels from 61,000 in 2008 to 40,000 in 2010 as a result of the nameplate reductions, operational efficiencies and plant capacity reductions.

Old GM had previously announced that it would reduce salaried employment levels on a global basis by 10,000 during 2009 and had instituted several programs to effect reductions in salaried employment levels. Old GM had also negotiated a revised labor agreement with the Canadian Auto Workers Union (CAW) to reduce its hourly labor costs to approximately the level paid to the transplant automakers; however, such agreement was contingent upon receiving longer term financial support for its Canadian operations from the Canadian federal and Ontario provincial governments.

Chapter 11 Proceedings

Old GM was not able to complete the cost reduction and restructuring actions in its Revised Viability Plan, including the debt reductions and VEBA modifications, which resulted in extreme liquidity constraints. As a result, on June 1, 2009 Old GM and certain of its direct and indirect subsidiaries entered into the Chapter 11 Proceedings.

In connection with the Chapter 11 Proceedings, Old GM entered into a secured superpriority debtor-in-possession credit agreement with the UST and EDC (DIP Facility) and received additional funding commitments from EDC to support Old GM’s Canadian operations.

The following table summarizes the total funding and funding commitments Old GM received from the U.S. and Canadian governments and the additional notes Old GM issued related thereto in the period December 31, 2008 through July 9, 2009 (dollars in millions):

Description of Funding Commitment	Funding and Funding Commitments	Additional Notes Issued(a)	Total Obligation
UST Loan Agreement (b)	$19,761	$1,172	$20,933
EDC funding (c)	6,294	161	6,455
DIP Facility	33,300	2,221	35,521

Total	$59,355	$3,554	$62,909

(a)	Old GM did not receive any proceeds from the issuance of these promissory notes, which were issued as additional compensation to the UST and EDC.

(b)	Includes debt of $361 million, which UST loaned to Old GM under the warranty program.

(c)	Includes approximately $2.4 billion from the EDC Loan Facility received in the period January 1, 2009 through July 9, 2009 and funding commitments of CAD $4.5 billion (equivalent to $3.9 billion when entered into) that were immediately converted into our equity. This funding was received on July 15, 2009.

363 Sale Transaction

On July 10, 2009, we completed the acquisition of substantially all of the assets and assumed certain liabilities of Old GM and certain of its direct and indirect subsidiaries (collectively, the Sellers). The 363 Sale was consummated in accordance with the Amended and Restated Master Sale and Purchase Agreement, dated June 26, 2009, as amended (Purchase Agreement), between us and the Sellers, and pursuant to the Bankruptcy Court’s sale order dated July 5, 2009.

In connection with the 363 Sale, the purchase price we paid to Old GM equaled the sum of:

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A credit bid in an amount equal to the total of: (1) debt of $19.8 billion under Old GM’s UST Loan Agreement, plus notes of $1.2 billion issued as additional compensation for the UST Loan Agreement, plus interest on such debt Old GM owed as of the closing date of the 363 Sale; and (2) debt of $33.3 billion under Old GM’s DIP Facility, plus notes of $2.2 billion issued as additional compensation for the DIP Facility, plus interest Old GM owed as of the closing date, less debt of $8.2 billion owed under the DIP Facility;

•	UST’s return of the warrants Old GM previously issued to it;

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The issuance to MLC of 150 million shares (or 10%) of our common stock and warrants to acquire newly issued shares of our common stock initially exercisable for a total of 273 million shares of our common stock (or 15% on a fully diluted basis); and

•	Our assumption of certain specified liabilities of Old GM (including debt of $7.1 billion owed under the DIP Facility).

Under the Purchase Agreement, as supplemented by a letter agreement we entered into in connection with our October 2009 holding company merger, we are obligated to issue additional shares of our common stock to MLC (Adjustment Shares) in the event that allowed general unsecured claims against MLC, as estimated by the Bankruptcy Court, exceed $35.0 billion. The maximum number of Adjustment Shares issuable is 30 million shares (subject to adjustment to take into account stock dividends, stock splits and other transactions). The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion with the maximum number of Adjustment Shares issued if estimated general unsecured claims total $42.0 billion or more. We currently believe that it is probable that general unsecured claims allowed against MLC will ultimately exceed $35.0 billion by at least $2.0 billion. In the circumstance where estimated general unsecured claims equal $37.0 billion, we would be required to issue 8.6 million Adjustment Shares to MLC as an adjustment to the purchase price under the terms of the Purchase Agreement. At September 30, 2010 we accrued $231 million in Accrued expenses related to this contingent obligation.

Agreements with the UST, EDC and New VEBA

On July 10, 2009, we entered into the UST Credit Agreement and assumed debt of $7.1 billion Old GM incurred under the DIP Facility (UST Loans). In addition, through our wholly-owned subsidiary GMCL, we entered into the Canadian Loan Agreement with EDC and assumed a CAD $1.5 billion (equivalent to $1.3 billion when entered into) term loan maturing on July 10, 2015 (Canadian Loan). Proceeds of the DIP Facility of $16.4 billion were deposited in escrow, to be distributed to us at our request if certain conditions were met and returned to us after the UST Loans and the Canadian Loan were repaid in full. Immediately after entering into the UST Credit Agreement, we made a partial pre-payment due to the termination of the U.S. government sponsored warranty program, reducing the UST Loans principal balance to $6.7 billion. We also entered into the VEBA Note Agreement and issued the VEBA Notes to the New VEBA in the principal amount of $2.5 billion pursuant to the VEBA Note Agreement.

In December 2009 and March 2010 we made quarterly payments of $1.0 billion and $1.0 billion on the UST Loans and quarterly payments of $192 million and $194 million on the Canadian Loan. In April 2010, we used funds from our escrow account to repay in full the outstanding amount of the UST Loans of $4.7 billion. In addition, GMCL repaid in full the outstanding amount of the Canadian Loan of $1.1 billion. Both loans were repaid prior to maturity. In addition, on October 26, 2010 we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion.

Refer to Note 18 to our audited consolidated financial statements and Note 13 and Note 27 to our unaudited condensed consolidated interim financial statements for additional information on the UST Loans, VEBA Notes and the Canadian Loan.

Issuance of Common Stock, Preferred Stock and Warrants

On July 10, 2009 we issued the following securities to the UST, Canada Holdings, the New VEBA and MLC:

UST

•	912,394,068 shares of our common stock;

•	83,898,305 shares of Series A Preferred Stock;

Canada Holdings

•	175,105,932 shares of our common stock;

•	16,101,695 shares of Series A Preferred Stock;

New VEBA

•	262,500,000 shares of our common stock;

•	260,000,000 shares of Series A Preferred Stock;

•	Warrant to acquire 45,454,545 shares of our common stock;

MLC

•	150,000,000 shares of our common stock; and

•	Two warrants, each to acquire 136,363,635 shares of our common stock.

Preferred Stock

The shares of Series A Preferred Stock have a liquidation amount of $25.00 per share and accrue cumulative dividends at a rate equal to 9.0% per annum (payable quarterly on March 15, June 15, September 15, and December 15) if, as and when declared by our Board of Directors. So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on the Series A Preferred Stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. On or after December 31, 2014, we may redeem, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, at a redemption price per share equal to $25.00 per share plus any accrued and unpaid dividends, subject to limited exceptions.

The Series A Preferred Stock is classified as temporary equity because one of the holders, the UST, owns a significant percentage of our common stock and therefore has, and may continue to have, the ability to exert control, through its power to vote for the election of our directors, over various matters, which could include compelling us to redeem the Series A Preferred Stock in 2014 or later. We believe that it is not probable that the UST or the holders of the Series A Preferred Stock, as a class, will continue to have this ability to elect our directors at December 31, 2014 considering the government’s stated intent with respect to its equity holdings in our company to dispose of its ownership interest as soon as practicable. Refer to Note 2 to our audited consolidated financial statements.

The Series A Preferred Stock will remain classified as temporary equity until the holders of the Series A Preferred Stock no longer own a majority of our common stock and therefore no longer have the ability to exert control, through the power to vote for the election of our directors, over various matters, including compelling us to redeem the Series A Preferred Stock when it becomes callable by us on and after December 31, 2014. The reclassification of the Series A Preferred Stock to permanent equity would occur upon the earlier of (1) the holders of Series A Preferred Stock no longer owning a majority (greater than 50%) of our common stock; or (2) the UST no longer holding any Series A Preferred Stock, which would result in the remaining holders of the Series A Preferred Stock, as a class, owning less than 50% of our common stock. Upon the occurrence of either of these two events, the existing carrying amount of the Series A Preferred Stock would be reclassified to permanent equity.

Our Series A Preferred Stock is recorded at a discount of $2.0 billion. We are not accreting the Preferred Stock to its redemption amount of $9.0 billion because we believe it is not probable that the UST or the holders of the Series A Preferred Stock, as a class, will continue to have this ability to elect a majority of our directors in 2014. If it becomes probable that the UST or the holders of the Series A Preferred Stock, as a class, will continue to have this ability to elect a majority of our directors in 2014, then we would begin accreting to the redemption value from the date this condition becomes probable to December 31, 2014.

Regardless of whether we accrete the Series A Preferred Stock, upon a redemption or purchase of any or all Series A Preferred Stock, the difference, if any, between the recorded amount of the Series A Preferred Stock being redeemed or purchased and the consideration paid would be recorded as a charge to Net income attributable to common stockholders. If all of the Series A Preferred Stock were to be redeemed or purchased at its par value, the amount of the charge would be $2.0 billion.

We plan to purchase 83.9 million shares of Series A Preferred Stock held by the UST at a price equal to 102% of their $2.1 billion aggregate liquidation amount, conditional upon the completion of the common stock offering. We will record a $677 million charge to Net income attributable to common stockholders for the difference between the carrying amount of the Series A Preferred Stock held by the UST of $1.5 billion and the consideration paid of $2.1 billion.

Upon the purchase of the Series A Preferred Stock held by the UST, the Series A Preferred Stock held by Canada Holdings and the New VEBA will be reclassified to permanent equity at its current carrying amount of $5.5 billion as the remaining holders of our Series A Preferred Stock, Canada Holdings and the New VEBA, will no longer own a majority of our common stock and therefore will no longer have the ability to exert control, through the power to vote for the election of our directors, over various matters, including compelling us to redeem the Series A Preferred Stock when it becomes callable by us on or after December 31, 2014.

In the event that we reach an agreement in the future to purchase the shares of Series A Preferred Stock held by Canada Holdings and the New VEBA, we would record a $1.4 billion charge to Net income attributable to common stockholders related to the difference between the carrying amount of $5.5 billion and the face amount of $6.9 billion if purchased at a price equal to the liquidation amount of $25.00 per share. The charge to Net income attributable to common stockholders would be larger if the consideration paid for the remaining Series A Preferred Stock is in excess of the liquidation amount of $25.00 per share.

Warrants

The first tranche of warrants issued to MLC is exercisable at any time prior to July 10, 2016, with an exercise price of $10.00 per share. The second tranche of warrants issued to MLC is exercisable at any time prior to July 10, 2019, with an exercise price of $18.33 per share. The warrant issued to the New VEBA is exercisable at any time prior to December 31, 2015, with an exercise price of $42.31 per share. The number of shares of our common stock underlying each of the warrants issued to MLC and the New VEBA and the per share exercise price are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

Additional Modifications to Pension and Other Postretirement Plans Contingent upon Completion of the 363 Sale

We also modified the U.S. hourly pension plan, the U.S. executive retirement plan, the U.S. salaried life plan, the non-UAW hourly retiree medical plan and the U.S. hourly life plan. These modifications became effective upon the completion of the 363 Sale. The key modifications were:

•	Elimination of the post-age-65 benefits and placing a cap on pre-age-65 benefits in the non-UAW hourly retiree medical plan;

•	Capping the life benefit for non-UAW retirees and future retirees at $10,000 in the U.S. hourly life plan;

•	Capping the life benefit for existing salaried retirees at $10,000, reduced the retiree benefit for future salaried retirees and eliminated the executive benefit for the U.S. salaried life plan;

•	Elimination of a portion of nonqualified benefits in the U.S. executive retirement plan; and

•	Elimination of the flat monthly special lifetime benefit of $66.70 that was to commence on January 1, 2010 for the U.S. hourly pension plan.

Accounting for the Effects of the Chapter 11 Proceedings and the 363 Sale

Chapter 11 Proceedings

Accounting Standards Codification (ASC) 852, “Reorganizations,” (ASC 852) is applicable to entities operating under Chapter 11 of the Bankruptcy Code. ASC 852 generally does not affect the application of U.S. GAAP that we and Old GM followed to prepare the audited consolidated financial statements and unaudited condensed consolidated interim financial statements, but it does require specific disclosures for transactions and events that were directly related to the Chapter 11 Proceedings and transactions and events that resulted from ongoing operations.

Old GM prepared its consolidated financial statements in accordance with the guidance in ASC 852 in the period June 1, 2009 through July 9, 2009. Revenues, expenses, realized gains and losses, and provisions for losses directly related to the Chapter 11 Proceedings were recorded in Reorganization gains, net in the period January 1, 2009 through July 9, 2009. Reorganization expenses, net and Reorganization gains, net do not constitute an element of operating loss due to their nature and due to the requirement of ASC 852 that they be reported separately. Old GM’s balance sheet prior to the 363 Sale distinguished prepetition liabilities subject to compromise from prepetition liabilities not subject to compromise and from postpetition liabilities.

We have not included pro forma financial information giving effect to the Chapter 11 Proceedings and the 363 Sale because the latest filed balance sheet, as well as the December 31, 2009 audited financial statements, include the effects of the 363 Sale. As such, we believe that further information would not be material to investors.

Specific Management Initiatives

The execution of certain management initiatives is critical to achieving our goal of sustained future profitability. The following provides a summary of these management initiatives and significant results and events.

Streamline U.S. Operations

Increased Production Volume

We continue to consolidate our U.S. manufacturing operations while maintaining the flexibility to meet increasing 2010 production levels. At December 31, 2009 we had reduced the number of U.S. manufacturing plants to 41 from 47 in 2008, excluding Delphi’s global steering business (Nexteer) and four domestic facilities acquired from Delphi in October 2009.

The moderate improvement in the U.S. economy, resulting increase in U.S. industry vehicle sales and increase in demand for our products has resulted in increased production volumes for GMNA. In the nine months ended September 30, 2010 GMNA produced 2.1 million vehicles. This represents an increase of 62.2% compared to 1.3 million vehicles that combined GM and Old GM GMNA produced in the nine months ended September 30, 2009.

In the year ended 2009 combined GM and Old GM GMNA produced 1.9 million vehicles. This represents a decrease of 44.5% compared to 3.4 million vehicles in the year ended 2008. However, Old GM GMNA production levels increased from 371,000 vehicles in the three months ended March 31, 2009 to 395,000 vehicles (or 6.5%) in the three months ended June 30, 2009. Combined GM and Old GM GMNA production increased to 531,000 vehicles (or 34.4%) in the three months ended September 30, 2009 as compared to June 30, 2009 quarterly production levels. GMNA production increased to 616,000 vehicles (or 16.0%) in the three months ended December 31, 2009 as compared to September 30, 2009 quarterly production levels. The increase in production levels from the three months ended September 30, 2009 related to increased consumer demand for certain products such as the Chevrolet Equinox, GMC Terrain, Buick LaCrosse and Cadillac SRX.

Improve Vehicle Sales

GMNA dealers in the U.S. sold 1.6 million vehicles in the nine months ended September 30, 2010. This represents an increase of 92,000 vehicles (or 5.9%) from our and Old GM’s U.S. vehicle sales in the nine months ended September 30, 2009. This increase reflects our brand rationalization strategy to focus our product engineering and design and marketing on four brands: Buick, Cadillac, Chevrolet and GMC. This strategy has resulted in increased consumer demand for certain products such as the Chevrolet Equinox, GMC Terrain, Buick LaCrosse and Cadillac SRX. These four brands accounted for 1.6 million vehicles (or 99.3%) of our U.S. vehicle sales in the nine months ended September 30, 2010. In addition, the moderate improvement in the U.S. economy has contributed to a slow but steady improvement in U.S. industry vehicle sales and increased consumer confidence.

The continued increase in U.S. industry vehicle sales and the vehicle sales of our four brands is critical for us to achieve our worldwide profitability.

U.S. Dealer Reduction

We market vehicles worldwide through a network of independent retail dealers and distributors. As part of achieving and sustaining long-term viability and the viability of our dealer network, we determined that a reduction in the number of U.S. dealerships was necessary. In determining which dealerships would remain in our network, we performed analyses of volumes and consumer satisfaction indexes, among other criteria. Wind-down agreements with over 1,800 U.S. retail dealers were executed. The retail dealers executing wind-down agreements agreed to terminate their dealer agreements with us prior to October 31, 2010. Our plan was to reduce dealerships in the United States to approximately 3,600 to 4,000 in the long-term. However, in December 2009 President Obama signed legislation giving dealers access to neutral arbitration should they decide to contest the wind-down of their dealership. Under the terms of the legislation, we informed dealers as to why their dealership received a wind-down agreement. In turn, dealers were given a timeframe to file for reinstatement through the American Arbitration Association. Under the law, decisions in these arbitration proceedings are binding and final. We sent letters to over 2,000 of our dealers explaining the reasons for their wind-down agreements and over 1,100 dealers have filed for arbitration. In response to the arbitration filings we offered certain dealers reinstatement contingent upon compliance with our core business criteria for operation of a dealership. At September 30, 2010 the arbitration process had been fundamentally resolved. At September 30, 2010 there were approximately 5,000 vehicle dealers in the U.S. compared to approximately 5,600 at December 31, 2009. We intend to reduce the total number of our U.S. dealers to approximately 4,500 by the end of 2010.

To create a strong and viable distribution network for our products, continuing dealers have signed participation agreements. These participation agreements include performance expectations in the areas of retail sales, new vehicle inventory and facility exclusivity.

Repayment of Debt and Purchase of Preferred Stock

Proceeds from the DIP Facility were necessary in order to provide sufficient capital for Old GM to operate pending the closing of the 363 Sale. In connection with the 363 Sale, we assumed the UST Loans and Canadian Loan, which Old GM incurred under the DIP Facility. One of our key priorities was to repay the outstanding balances from these loans prior to maturity. We also plan to use excess cash to repay debt and reduce our financial leverage.

Repayment of UST Loans and Canadian Loan

On July 10, 2009 we entered into the UST Credit Agreement and assumed the UST Loans in the amount of $7.1 billion incurred by Old GM under its DIP Facility. Immediately after entering into the UST Credit Agreement, we made a partial pre-payment, reducing the UST Loans principal balance to $6.7 billion. On July 10, 2009 through our wholly-owned subsidiary GMCL, we also entered into the amended and restated Canadian Loan Agreement with EDC, and assumed the CAD $1.5 billion (equivalent to $1.3 billion when entered into) Canadian Loan.

In November 2009 we signed amendments to the UST Credit Agreement and Canadian Loan Agreement to provide for quarterly repayments of the UST Loans and Canadian Loan. Pursuant to these amendments, in December 2009 and March 2010 we made quarterly payments of $1.0 billion and $1.0 billion on the UST Loans and quarterly payments of $192 million and $194 million on the Canadian Loan. In April 2010, we used funds from our escrow account to repay in full the outstanding amount of the UST Loans of $4.7 billion. In addition, GMCL repaid in full the outstanding amount of the Canadian Loan of $1.1 billion. Both loans were repaid prior to maturity.

UST Escrow Funds

Proceeds of the DIP Facility of $16.4 billion were deposited in escrow. We used our escrow account to acquire all Class A Membership Interests in DIP HOLDCO LLP, subsequently named Delphi Automotive LLP, (New Delphi) in the amount of $1.7 billion and acquire Nexteer and four domestic facilities and make other related payments in the amount of $1.0 billion. In addition, $2.4 billion was released from escrow in connection with two quarterly payments of $1.2 billion on the UST Loans and Canadian Loan. Following the repayment of the UST Loans and the Canadian Loan, the remaining funds in an amount of $6.6 billion that were held in escrow became unrestricted. The availability of those funds is no longer subject to the conditions set forth in the UST Credit Agreement.

Repayment of German Revolving Bridge Facility

In May 2009 Old GM entered into a revolving bridge facility with the German federal government and certain German states (German Facility) with a total commitment of up to Euro 1.5 billion (equivalent to $2.1 billion when entered into) and maturing November 30, 2009. The German Facility was necessary in order to provide sufficient capital to operate Opel/Vauxhall. On November 24, 2009, the debt was paid in full and extinguished.

Repayment of VEBA Notes

On July 10, 2009 we entered into the VEBA Note Agreement and issued the VEBA Notes in the principal amount of $2.5 billion to the New VEBA. On October 26, 2010, we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion.

Purchase of Series A Preferred Stock from the UST

In October 2010, we entered into an agreement with the UST to purchase 83.9 million shares of our Series A Preferred Stock. We agreed to purchase the shares of Series A Preferred Stock at a purchase price equal to 102% of their $2.1 billion aggregate liquidation amount. The purchase of the Series A Preferred Stock is contingent upon the completion of the common stock offering. Assuming completion of the common stock offering, we intend to purchase the Series A Preferred Stock on the first dividend payment date for the Series A Preferred Stock after the completion of the common stock offering.

Brand Rationalization

As mentioned previously, we will focus our resources in the U.S. on four brands: Chevrolet, Cadillac, Buick and GMC. As a result, we completed the sale of Saab in February 2010 and the sale of Saab Automobile GB (Saab GB) in May 2010 and have ceased production of our Pontiac, Saturn, and HUMMER brands and continue the wind-down process of the related dealers.

Saturn

In September 2009 we decided to wind down the Saturn brand and dealership network in accordance with the deferred termination agreements that Saturn dealers have signed with us. Pursuant to the terms of the deferred termination agreements, the wind-down process is scheduled to be completed no later than October 2010.

Saab

In February 2010 we completed the sale of Saab and in May 2010 we completed the sale of Saab GB to Spyker Cars NV. As part of the agreement, Saab, Saab GB and Spyker Cars NV will operate under the Spyker Cars NV umbrella, and Spyker Cars NV will assume responsibility for Saab operations. The previously announced wind-down activities of Saab operations have ended.

Opel/Vauxhall Restructuring Activities

In February 2010 we presented our plan for the long-term viability of our Opel/Vauxhall operations to the German federal government and subsequently held discussions with European governments concerning funding support. Our plan included:

•

Funding requirement estimates of Euro 3.7 billion (equivalent to $5.1 billion) including an original estimate of Euro 3.3 billion plus an additional Euro 0.4 billion, requested by European governments, to offset the potential effect of adverse market developments;

•	Financing contributions from us of Euro 1.9 billion (equivalent to $2.6 billion) or more than 50% of the overall funding requirements;

•	Requests of total funding support/loan guarantees from European governments of Euro 1.8 billion (equivalent to $2.5 billion);

•	Plans to invest in capital and engineering of Euro 11.0 billion (equivalent to $15.0 billion) over the next five years; and

•

Reduced capacity to adjust to then-current and forecasted market conditions including headcount reductions of 1,300 employees in sales and administration, 7,000 employees in manufacturing and the idling of our Antwerp, Belgium facility.

In June 2010 the German federal government notified us of its decision not to provide loan guarantees to Opel/Vauxhall. As a result, we have decided to fund the requirements of Opel/Vauxhall internally, including any amounts necessary to fund the approximately $1.3 billion in cash required to complete the European restructuring program. Opel/Vauxhall has subsequently withdrawn all applications for government loan guarantees from European governments.

In September 2010 we committed up to a total of Euro 3.3 billion (equivalent to $4.2 billion when committed) to fund Opel/Vauxhall’s restructuring and ongoing cash requirements. This funding includes cumulative lending commitments combined into a Euro 2.6 billion facility and equity commitments of Euro 700 million.

We plan to continue to invest in capital, engineering and innovative fuel efficient powertrain technologies including an extended- range electric vehicle and battery electric vehicles. Our plan also includes aggressive capacity reductions including headcount reductions and the closing of our Antwerp, Belgium facility.

In the nine months ended September 30, 2010 GME recorded charges of $80 million related to separation programs in the U.K. and Germany and an early retirement plan in Spain of $61 million, which will affect 1,200 employees.

In the nine months ended September 30, 2010 GME recorded charges of $445 million related to a separation plan associated with the closure of the Antwerp, Belgium facility. Negotiations for the final termination benefits were concluded in April 2010, and the total separation costs are estimated to be Euro 0.4 billion (equivalent to $0.5 billion). There were 2,600 employees affected, of which 1,300 separated in June 2010. In addition, GME and employee representatives entered into a Memorandum of Understanding whereby both parties cooperated in a working group, which also included the Flemish government, in order to find an outside investor to acquire and operate the facility. In October 2010 we announced that the search for an investor had been unsuccessful and the vehicle assembly operations in Antwerp, Belgium will cease at the end of 2010.

By the start of 2012, we plan to have 80% of our Opel/Vauxhall carlines volume refreshed such that the model stylings are less than three years old. In addition, we plan to invest Euro 1.0 billion to introduce innovative fuel efficient powertrain technologies including an additional extended-range electric vehicle and introducing battery-electric vehicles in smaller-size segments.

Resolution of Delphi Matters

In October 2009 we consummated the transaction contemplated in the Delphi Master Disposition Agreement (DMDA) with Delphi and other parties. Under the DMDA, we agreed to acquire Nexteer, which supplies us and other OEMs with steering systems and columns, and four domestic facilities that manufacture a variety of automotive components, primarily sold to us. We, along with several third party investors who held the Delphi Tranche DIP Facility (collectively, the Investors), agreed to acquire substantially all of Delphi’s remaining assets through New Delphi. Certain excluded assets and liabilities have been retained by a Delphi entity (DPH) to be sold or liquidated. In connection with the DMDA, we agreed to pay or assume Delphi obligations of $1.0 billion related to its senior DIP credit facility, including certain outstanding derivative instruments, its junior DIP credit facility, and other Delphi obligations, including certain administrative claims. At the closing of the transactions contemplated by the DMDA, we waived administrative claims associated with our advance agreements with Delphi, the payment terms acceleration agreement with Delphi and the claims associated with previously transferred pension costs for hourly employees.

We agreed to acquire, prior to the consummation of the transactions contemplated by the DMDA, all Class A Membership Interests in New Delphi for a cash contribution of $1.7 billion with the Investors acquiring Class B Membership Interests. We and the Investors also agreed to establish: (1) a secured delayed draw term loan facility for New Delphi, with us and the Investors each committing to provide loans of up to $500 million; and (2) a note of $41 million to be funded at closing by the Investors. In addition, the DMDA settled outstanding claims and assessments against and from MLC, us and Delphi, including the termination of the Master Restructuring Agreement with limited exceptions, and establishes an ongoing commercial relationship with New Delphi. We agreed to continue all existing Delphi supply agreements and purchase orders for GMNA to the end of the related product program, and New Delphi agreed to provide us with access rights designed to allow us to operate specific sites on defined triggering events to provide us with protection of supply.

In separate agreements, we, Delphi and the Pension Benefit Guarantee Corporation (PBGC) negotiated the settlement of the PBGC’s claims from the termination of the Delphi pension plans and the release of certain liens with the PBGC against Delphi’s foreign assets. In return, the PBGC was granted a 100% interest in Class C Membership Interests in New Delphi which provides for the PBGC to participate in predefined equity distributions and received a payment of $70 million from us. We maintain certain obligations relating to Delphi hourly employees to provide the difference between pension benefits paid by the PBGC according to regulation and those originally guaranteed by Old GM under the Delphi Benefit Guarantee Agreements.

Pursue Section 136 Loans

Section 136 of the Energy Independence and Security Act of 2007 establishes an incentive program consisting of both grants and direct loans to support the development of advanced technology vehicles and associated components in the U.S.

The U.S. Congress provided the DOE with $25.0 billion in funding to make direct loans to eligible applicants for the costs of re-equipping, expanding, and establishing manufacturing facilities in the United States to produce advanced technology vehicles and components for these vehicles. Old GM submitted three applications for Section 136 Loans aggregating $10.3 billion to support its advanced technology vehicle programs prior to July 2009. Based on the findings of the Auto Task Force under the UST Loan Agreement in March 2009, the DOE determined that Old GM did not meet the viability requirements for Section 136 Loans.

On July 10, 2009, we purchased certain assets of Old GM pursuant to Section 363 of the Bankruptcy Code, including the rights to the loan applications submitted to the ATVMIP. Further, we submitted a fourth application in August 2009. Subsequently, the DOE advised us to resubmit a consolidated application including all the four applications submitted earlier and also the Electric Power Steering project acquired from Delphi in October 2009. We submitted the consolidated application in October 2009, which requested an aggregate amount of $14.4 billion of Section 136 Loans. Ongoing product portfolio updates and project modifications requested from the DOE have the potential to reduce the maximum loan amount. To date, the DOE has announced that it would provide approximately $8.4 billion in Section 136 Loans to Ford Motor Company, Nissan Motor Company, Tesla Motors, Inc., Fisker Automotive, Inc., and Tenneco Inc. There can be no assurance that we will qualify for any remaining loans or receive any such loans even if we qualify.

Development of Multiple Financing Sources and Acquisition of AmeriCredit Corp.

A significant percentage of our customers and dealers require financing to purchase our vehicles. Historically, Ally Financial has provided most of the financing for our dealers and a significant amount of financing for our customers in the U.S., Canada and various other markets around the world. Additionally, we maintain other financing relationships, such as with U.S. Bank for U.S. leasing, GM Financial for sub-prime lending and a variety of local and regional financing sources around the world.

On October 1, 2010 we acquired AmeriCredit, an independent automobile finance company for cash of approximately $3.5 billion. We expect AmeriCredit, which was subsequently renamed GM Financial, will allow us to complement our existing relationship with Ally Financial in order to provide a more complete range of financing options to our customers, specifically focusing on providing additional capabilities in leasing and sub-prime financing options. We also plan to use GM Financial for targeted customer marketing initiatives to expand our vehicle sales.

Focus on Chinese Market

Our Chinese operations, which we established beginning in 1997, are primarily composed of three joint ventures: SGM, SGMW and FAW-GM. We view the Chinese market, the fastest growing global market by volume of vehicles sold, as important to our global growth strategy and are employing a multi-brand strategy, led by our Buick division, which we believe is a strong brand in China. In the coming years, we plan to increasingly leverage our global architectures to increase the number of nameplates under the Chevrolet brand in China. Sales and income of the joint ventures are not consolidated into our financial statements; rather, our proportionate share of the earnings of each joint venture is reflected as Equity income in the consolidated statement of operations.

SGM is a joint venture established by Shanghai Automotive Industry Corporation (SAIC) (51%) and us (49%) in 1997. SGM has interests in three other joint ventures in China—Shanghai GM (Shenyang) Norsom Motor Co., Ltd (SGM Norsom), Shanghai GM Dong Yue Motors Co., Ltd (SGM DY) and Shanghai GM Dong Yue Powertrain (SGM DYPT). These three joint ventures are jointly held by SGM (50%), SAIC (25%) and us (25%). The four joint ventures (SGM Group) are engaged in the production, import, and sale of a comprehensive range of products under the brands of Buick, Chevrolet, and Cadillac.

SGMW, of which we own 34%, SAIC owns 50% and Liuzhou Wuling Motors Co., Ltd. (Wuling) owns 16%, produces mini-commercial vehicles and passenger cars utilizing local architectures under the Wuling and Chevrolet brands. FAW-GM, of which we own 50% and China FAW Group Corporation (FAW) owns 50%, produces light commercial vehicles under the Jiefang brand and medium vans under the FAW brand. Our joint venture agreements allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM production volume in China. SAIC, one of our joint venture partners, currently produces vehicles under its own name for sale in the Chinese market. At present, vehicles that SAIC produces primarily serve markets that are different from markets served by our joint ventures.

The following table summarizes certain key operational and financial data for the SGM Group, which excludes SGMW and FAW-GM (dollars in millions):

	Nine Months Ended
	September 30, 2010	September 30, 2009
Total Wholesale Units	742,162	480,215
Market share	5.58%	4.95%
Total net sales and revenues	$13,881	$8,657
Net income	$1,915	$838

	September 30, 2010	December 31, 2009
Cash and cash equivalents	$3,601	$2,995
Debt	$7	$7

During the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, SGM, SGMW and FAW-GM sold 1.7 million, 1.8 million, 1.1 million and 1.0 million vehicles in China. In the nine months ended September 30, 2010, the period July 10, 2009 through December 31, 2009, the period January 1, 2009 through July 9, 2009 and the years ended December 31, 2008 and 2007, SGM and SGMW, the largest of these three joint ventures, combined to provide equity income, net of tax, to us and Old GM of $1.1 billion, $466 million, $298 million, $312 million and $430 million.

In the nine months ended September 30, 2010 we entered into an equity transfer agreement to purchase an additional 10% interest in SGMW from the Wuling Group for $51 million in cash plus an agreement to provide technical services to the Wuling Group through 2013. The transaction is subject to regulatory approval in China. After completing this transaction, we will own 44% of the outstanding stock of SGMW.

On November 3, 2010, we and SAIC entered into a non-binding Memorandum of Understanding (MOU) that would, if binding agreements are concluded by the parties, result in several strategic cooperation initiatives between us and SAIC. The initiatives covered by the MOU include:

•	cooperation in the development of new energy vehicles, such as appropriate electric vehicle architectures and battery electric vehicle technical development;

•

further expanding the role of Pan Asia Technical Automotive Center Co., Ltd (our China-based engineering and technical joint venture with SAIC) in vehicle development, new technology development and participation in GM’s global vehicle development process;

•	sharing an additional vehicle architecture and powertrain application with SAIC in an effort to help reduce development costs and benefit from economies of scale;

•	potential cooperation in providing access to a GM distribution network outside China for certain of SAIC’s MG branded products;

•	technology and systems development training for SAIC’s engineers; and

•	discussions to determine possible areas of cooperation in the development of future diesel engines.

The parties expect to reach definitive agreements regarding the MOU initiatives by December 31, 2010.

GM South America

In June 2010, we announced that, beginning in the fourth quarter of 2010, we are creating a new regional organization in South America. The new organization, GM South America, will be headquartered in Sao Paulo, Brazil, and its president will report to our chairman and chief executive officer. GM South America will include existing sales and manufacturing operations in Brazil, Argentina, Colombia, Ecuador and Venezuela, as well as sales activities in those countries and Bolivia, Chile, Paraguay, Peru and Uruguay. As part of our global product operations organization, GM South America will have product design and engineering capabilities, which will allow it to continue creating local cars and trucks that complement our global product architectures. GM South America will initially have approximately 30,000 employees.

Sale of Nexteer

On July 7, 2010 we entered into a definitive agreement to sell Nexteer to an unaffiliated party. The transaction is subject to customary closing conditions, regulatory approvals and review by government agencies in the U.S. and China. At September 30, 2010 Nexteer had total assets of $857 million, total liabilities of $376 million, and recorded revenue of $1.4 billion in the nine months ended September 30, 2010, of which $765 million were sales to us and our affiliates. Nexteer did not qualify for held for sale classification at September 30, 2010. Once consummated, we do not expect the sale of Nexteer to have a material effect on our audited consolidated financial statements or our unaudited condensed consolidated interim financial statements.

Contribution of Cash and Common Stock to U.S. Hourly and Salaried Pension Plans

In October 2010, we announced our intention to contribute $6.0 billion to our U.S. hourly and salaried pension plans, consisting of $4.0 billion of cash and $2.0 billion of our common stock, following the completion the common stock offering and the Series B preferred stock offering. The common stock contribution is contingent on Department of Labor approval, which we expect to receive in the near-term. Based on the number of shares determined using an assumed public offering price per share of our common stock in the common stock offering of $32.50, the midpoint of the range for the common stock offering set forth on the cover of this prospectus, the anticipated common stock contribution would consist of 61.5 million shares of our common stock. Although we currently expect to make the cash and common stock contributions, we are not obligated to do so and cannot assure you that they will occur.

New Secured Revolving Credit Facility

In October 2010, we entered into a new five year, $5.0 billion secured revolving credit facility. While we do not believe the proceeds of the secured revolving credit facility are required to fund operating activities, the facility is expected to provide additional liquidity and financing flexibility. Refer to the section of this prospectus entitled “—Liquidity and Capital Resources—New Secured Revolving Credit Facility” for additional information about the secured revolving credit facility.

Investment in Ally Financial

As part of the approval process for Ally Financial (formerly GMAC) to obtain Bank Holding Company status in December 2008, Old GM agreed to reduce its ownership in Ally Financial to less than 10% of the voting and total equity of Ally Financial by December 24, 2011. At December 31, 2009 our equity ownership in Ally Financial was 16.6%.

In December 2008 Old GM and FIM Holdings, an assignee of Cerberus ResCap Financing LLC, entered into a subscription agreement with Ally Financial under which each agreed to purchase additional Common Membership Interests in Ally Financial, and the UST committed to provide Old GM with additional funding in order to purchase the additional interests. In January 2009 Old GM entered into the UST Ally Financial Loan Agreement pursuant to which it borrowed $884 million (UST Ally Financial Loan) and utilized those funds to purchase 190,921 Class B Common Membership Interests of Ally Financial. The UST Ally Financial Loan was scheduled to mature in January 2012 and bore interest, payable quarterly, at the same rate of interest as the UST Loans. The UST Ally Financial Loan was secured by Old GM’s Common and Preferred Membership Interests in Ally Financial. As part of this loan agreement, the UST had the option to convert outstanding amounts into a maximum of 190,921 shares of Ally Financial’s Class B Common Membership Interests on a pro rata basis.

In May 2009 the UST exercised this option, the outstanding principal and interest under the UST Ally Financial Loan was extinguished, and Old GM recorded a net gain of $483 million. The net gain was comprised of a gain on the disposition of Ally Financial Common Membership Interests of $2.5 billion and a loss on extinguishment of the UST Ally Financial Loan of $2.0 billion. After the exchange, Old GM’s ownership was reduced to 24.5% of Ally Financial’s Common Membership Interests. Until June 30, 2009, Old GM accounted for its investment in Ally Financial using the equity method of accounting. For additional information on our and Old GM’s investment in GMAC, refer to Note 10 and Note 16 to our audited consolidated financial statements.

Ally Financial converted its status to a C corporation effective June 30, 2009. At that date, Old GM began to account for its investment in Ally Financial using the cost method rather than the equity method as Old GM could not exercise significant influence over Ally Financial. Prior to Ally Financial’s conversion to a C corporation, Old GM’s investment in Ally Financial was accounted for in a manner similar to an investment in a limited partnership, and the equity method was applied because Old GM’s influence was more than minor. In connection with Ally Financial’s conversion into a C corporation, each unit of each class of Ally Financial Membership Interests was converted into shares of capital stock of Ally Financial with substantially the same rights and preferences as such Membership Interests. On July 10, 2009 we acquired Old GM’s investments in Ally Financial’s common and preferred stocks in connection with the 363 Sale.

In December 2009 the UST made a capital contribution to Ally Financial of $3.8 billion consisting of the purchase of trust preferred securities of $2.5 billion and mandatory convertible preferred securities of $1.3 billion. The UST also exchanged all of its existing Ally Financial non-convertible preferred stock for newly issued mandatory convertible preferred securities valued at $5.3 billion. In addition the UST converted $3.0 billion of its mandatory convertible preferred securities into Ally Financial common stock. These actions resulted in the dilution of our Ally Financial common stock investment from 24.5% to 16.6%, of which 6.7% is held directly and 9.9% is held in an independent trust. Pursuant to previous commitments to reduce influence over and ownership in Ally Financial, the trustee, who is independent of us, has the sole authority to vote and is required to dispose of all Ally Financial common stock held in the trust by December 24, 2011.

Special Attrition Programs, Labor Agreements and Benefit Plan Changes

2009 Special Attrition Programs and U.S. Hourly Workforce Reductions

In February and June 2009 Old GM announced the 2009 Special Attrition Programs for eligible UAW represented employees, offering cash and other incentives for individuals who elected to retire or voluntarily terminate employment. In the period January 1, 2009 through July 9, 2009 Old GM recorded postemployment benefit charges related to these programs for 13,000 employees. In the periods January 1, 2009 through July 9, 2009 and July 10, 2009 through December 31, 2009, 7,980 and 5,000 employees accepted the terms of the 2009 Special Attrition Programs. At December 31, 2009 our U.S. hourly headcount was 51,000 employees. At December 31, 2008 Old GM’s U.S. hourly headcount was 62,000 employees. This represents a decrease of 16,000 U.S. hourly employees, excluding 5,000 U.S. hourly employees acquired with Nexteer and four domestic facilities.

Global Salaried Workforce Reductions

In February and June 2009 Old GM announced its intention to reduce global salaried headcount. The U.S. salaried employee reductions related to this initiative were to be accomplished primarily through the 2009 Salaried Window Program or through a severance program funded from operating cash flows. These programs were involuntary programs subject to management approval where employees were permitted to express interest in retirement or separation, for which the charges for the 2009 Salaried Window Program were recorded as special termination benefits funded from the U.S. salaried defined benefit pension plan and other applicable retirement benefit plans.

A net reduction of 9,000 salaried employees was achieved globally, excluding 2,000 salaried employees acquired with our acquisition of Nexteer and four domestic facilities, as more fully discussed in the above section of this prospectus entitled “—Specific Management Initiatives—Resolution of Delphi Matters.” Global salaried headcount decreased from 73,000 salaried employees at December 31, 2008 to 66,000 at December 31, 2009, including a reduction of 5,500 U.S. salaried employees.

U.S. Salaried Benefits Changes

In February 2009 Old GM reduced salaried retiree life benefits for U.S. salaried employees. In June 2009 Old GM approved and communicated plan amendments associated with the U.S. salaried retiree health care program including reduced coverage and increases to cost sharing. In June 2009 Old GM also communicated changes in benefits for retired salaried employees including an acceleration and further reduction in retiree life insurance, elimination of the supplemental executive life insurance benefit, and reduction in supplemental executive retirement plan.

2009 Revised UAW Settlement Agreement

In May 2009 the UAW and Old GM agreed to the 2009 Revised UAW Settlement Agreement relating to the UAW hourly retiree medical plan and the 2008 UAW Settlement Agreement that permanently shifted responsibility for providing retiree health care from Old GM to the New Plan funded by the New VEBA. The 2009 Revised UAW Settlement Agreement was subject to the successful completion of the 363 Sale, and we and the UAW executed the 2009 Revised UAW Settlement Agreement on July 10, 2009 in connection with the 363 Sale. Details of the most significant changes to the agreement are:

•	The Implementation Date changed from January 1, 2010 to the later of December 31, 2009 or the closing date of the 363 Sale, which occurred on July 10, 2009;

•	The timing of payments to the New VEBA changed as subsequently discussed;

•	The form of consideration changed as subsequently discussed;

•	The contribution of employer securities changed such that they are contributed directly to the New VEBA in connection with the 363 Sale on July 10, 2009;

•	Certain coverages will be eliminated and certain cost sharing provisions will increase; and

•	The flat monthly special pension lifetime benefit that was scheduled to commence on January 1, 2010 was eliminated.

There was no change to the timing of our existing internal VEBA asset transfer to the New VEBA in that the internal VEBA asset transfer occurred within 10 business days after December 31, 2009 in accordance with both the 2008 UAW Settlement Agreement and the 2009 Revised UAW Settlement Agreement. The VEBA assets were not consolidated by us after the settlement was recorded at December 31, 2009 because we did not hold a controlling financial interest in the entity that held such assets at that date.

The new payment terms to the New VEBA under the 2009 Revised UAW Settlement Agreement are:

•	VEBA Notes of $2.5 billion and accrued interest, at an implied interest rate of 9.0% per annum;

•	260 million shares of our Series A Preferred Stock that accrue cumulative dividends at 9.0% per annum;

•	263 million shares (17.5%) of our common stock;

•	A warrant to acquire 45 million shares (2.5%) of our common stock at $42.31 per share at any time prior to December 31, 2015;

•	Two years funding of claims costs for certain individuals that elected to participate in the 2009 Special Attrition Programs; and

•	The existing internal VEBA assets.

On October 26, 2010 we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion.

Under the terms of the 2009 Revised UAW Settlement Agreement, we are released from UAW retiree health care claims incurred after December 31, 2009. All obligations of ours, the New Plan and any other entity or benefit plan of ours for retiree medical benefits for the class and the covered group arising from any agreement between us and the UAW terminated at December 31, 2009. Our obligations to the New Plan and the New VEBA are limited to the 2009 Revised UAW Settlement Agreement.

IUE-CWA and USW Settlement Agreement

In September 2009 we entered into a settlement agreement with MLC, the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers — Communication Workers of America (IUE-CWA) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW). Under the settlement agreement, the IUE-CWA and the USW agreed to withdraw and release all claims against us and MLC relating to retiree health care benefits and basic life insurance benefits. In exchange, the IUE-CWA, the USW and any additional union that agrees to the terms of the settlement agreement will be granted an allowed pre-petition unsecured claim in MLC’s Chapter 11 proceedings of $1.0 billion with respect to retiree health and life insurance benefits for the post-age-65 medicare eligible retirees, post-age-65 surviving spouses and under-age-65 medicare eligible retirees or surviving spouses disqualified for retiree health care benefits from us under the settlement agreement. For participants remaining eligible for health care, certain coverages were eliminated and cost sharing will increase.

The settlement agreement was expressly conditioned upon, and did not become effective until approved by the Bankruptcy Court in MLC’s Chapter 11 proceedings, which occurred in November 2009. Several additional unions representing MLC hourly retirees joined the IUE-CWA and USW settlement agreement with respect to health care and life insurance.

2009 CAW Agreement

In March 2009 Old GM announced that the members of the CAW had ratified the 2009 CAW Agreement intended to reduce manufacturing costs in Canada by closing the competitive gap with transplant automakers in the United States on active employee labor costs and reducing legacy costs through introducing co-payments for healthcare benefits, increasing employee healthcare cost sharing, freezing pension benefits and eliminating cost of living adjustments to pensions for retired hourly workers. The 2009 CAW Agreement was conditioned on Old GM receiving longer term financial support from the Canadian and Ontario governments.

GMCL subsequently entered into additional negotiations with the CAW which resulted in a further addendum to the 2008 collective agreement which was ratified by the CAW members in May 2009. In June 2009 the Ontario and Canadian governments agreed to the terms of a loan agreement, approved the GMCL viability plan and provided funding to GMCL.

In June 2009 GMCL and the CAW agreed to the terms of an independent Health Care Trust (HCT) to provide retiree health care benefits to certain active and retired employees. The HCT will be implemented when certain preconditions are achieved including certain changes to the Canadian Income Tax Act and the favorable completion of a class action process to bind existing retirees to the HCT. The latter is subject to the agreement of the representative retirees and the courts. The preconditions have not been achieved and the HCT is not yet implemented at September 30, 2010. Under the terms of the HCT agreement, GMCL is obligated to make a payment of CAD $1.0 billion on the HCT implementation date which it will fund out of its CAD $1.0 billion escrow funds, adjusted for the net difference between the amount of retiree monthly contributions received during the period December 31, 2009 through the HCT implementation date less the cost of benefits paid for claims incurred by covered employees during this period. GMCL will provide a CAD $800 million note payable to the HCT on the HCT implementation date which will accrue interest at an annual rate of 7.0% with five equal annual installments of $256 million due December 31 of 2014 through 2018. Concurrent with the implementation of the HCT, GMCL will be legally released from all obligations associated with the cost of providing retiree health care benefits to CAW active and retired employees bound by the class action process.

Canadian Defined Benefit Pension Plan Contributions

Under the terms of the pension agreement with the Government of Ontario and the Superintendent of Financial Services and as required by regulation, GMCL was required to make initial contributions of CAD

$3.3 billion to the Canadian hourly defined benefit pension plan and CAD $0.7 billion to the Canadian salaried defined benefit pension plan, effective September 2, 2009. The contributions were made as scheduled. GMCL is required to make five annual contributions of CAD $200 million, payable in monthly installments, beginning in September 2009. The payments will be allocated between the Canadian hourly defined benefit pension plan and the Canadian salaried defined benefit pension plan as specified in the loan agreement.

Delphi Corporation

In July 2009 we entered into the DMDA with Delphi and other parties. Under the DMDA, we agreed to acquire Nexteer and four domestic facilities. As a result of the DMDA, active Delphi plan participants at the sites covered by the DMDA are now covered under our comparable counterpart plans as new employees with vesting rights. As part of the DMDA, we also assumed liabilities associated with certain international benefit plans.

Job Security Programs

In May 2009 Old GM and the UAW entered into a broad agreement which was required to meet cost benchmarks and the expectations of the U.S. government for significant further reductions in the Company’s longer term liabilities. One of the significant addendums to the May 2009 agreement was that the Job Opportunity Bank (JOBS) Program was suspended, modifications were made to the Supplemental Unemployment Benefit (SUB) Program, and the Transition Support Program (TSP) was added. This resulted in the providing of reduced wages and benefits for a shorter duration than the benefits previously provided. Further, the duration of benefits is now tiered based on an employee’s years of service. This narrowed the labor cost competitive gap with GM’s U.S. competitors, including transplant automakers. A similar tiered benefit is provided to CAW employees.

Patient Protection and Affordable Care Act

The Patient Protection and Affordable Care Act was signed into law by President Obama in March 2010 and contains provisions that require all future reimbursement receipts under the Medicare Part D retiree drug subsidy program to be included in taxable income. This taxable income inclusion will not significantly affect us because, effective January 1, 2010, we no longer provide prescription drug coverage to post-age-65 Medicare-eligible participants, and we have a full valuation allowance against our net deferred tax assets in the U.S. We have assessed the other provisions of this new law, based on information known at this time, and we believe that the new law will not have a significant effect on our consolidated financial statements.

Venezuelan Exchange Regulations

Our Venezuelan subsidiaries changed their functional currency from Bolivar Fuerte (the BsF), the local currency, to the U.S. Dollar, our reporting currency, on January 1, 2010 because of the hyperinflationary status of the Venezuelan economy. Further, pursuant to the official devaluation of the Venezuelan currency and establishment of the dual fixed exchange rates in January 2010, we remeasured the BsF denominated monetary assets and liabilities held by our Venezuelan subsidiaries at the nonessential rate of 4.30 BsF to $1.00. The remeasurement resulted in a charge of $25 million recorded in Cost of sales in the three months ended March 31, 2010. During the nine months ended September 30, 2010 all BsF denominated transactions have been remeasured at the nonessential rate of 4.30 BsF to $1.00.

In June 2010, the Venezuelan government introduced additional foreign currency exchange control regulations, which imposed restrictions on the use of the parallel foreign currency exchange market, thereby making it more difficult to convert BsF to U.S. Dollars. We periodically accessed the parallel exchange market, which historically enabled entities to obtain foreign currency for transactions that could not be processed by the Commission for the Administration of Currency Exchange (CADIVI). The restrictions on the foreign currency exchange market could affect our Venezuelan subsidiaries’ ability to pay non-BsF denominated obligations that do not qualify to be processed by CADIVI at the official exchange rates as well as our ability to benefit from those operations.

Effect of Fresh-Start Reporting

The application of fresh-start reporting significantly affected certain assets, liabilities, and expenses. As a result, certain financial information at and for any period after July 10, 2009 is not comparable to Old GM’s financial information. Therefore, we did not combine certain financial information in the period July 10, 2009 through December 31, 2009 with Old GM’s financial information in the period January 1, 2009 through July 9, 2009 for comparison to prior periods. For the purpose of the following discussion, we have combined our Total net sales and revenue in the period July 10, 2009 through December 31, 2009 with Old GM’s Total net sales and revenue in the period January 1, 2009 through July 9, 2009. Total net sales and revenue was not significantly affected by fresh-start reporting and therefore we combined vehicle sales data comparing the Successor and Predecessor periods. Refer to Note 2 to our audited consolidated financial statements for additional information on fresh-start reporting.

Because our and Old GM’s financial information is not comparable, we are providing additional financial metrics for the periods presented in addition to disclosures concerning significant transactions and trends at September 30, 2010 and December 31, 2009 and in the periods presented.

Total net sales and revenue is primarily comprised of revenue generated from the sales of vehicles, in addition to revenue from OnStar, our customer subscription service, vehicle sales accounted for as operating leases and sales of parts and accessories.

Cost of sales is primarily comprised of material, labor, manufacturing overhead, freight, foreign currency transaction and translation gains and losses, product engineering, design and development expenses, depreciation and amortization, policy and warranty costs, postemployment benefit costs, and separation and impairment charges. Prior to our application of fresh-start reporting on July 10, 2009, Cost of sales also included gains and losses on derivative instruments. Effective July 10, 2009 gains and losses related to all nondesignated derivatives are recorded in Interest income and other non-operating income, net.

Selling, general and administrative expense is primarily comprised of costs related to the advertising, selling and promotion of products, support services, including central office expenses, labor and benefit expenses for employees not considered part of the manufacturing process, consulting costs, rental expense for offices, bad debt expense and non-income based state and local taxes.

Consolidated Results of Operations

(Dollars in Millions)

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	Unaudited
Net sales and revenue
Sales	$98,568	$57,329	$25,060	$46,787	$147,732	$177,594
Other revenue	142	145	87	328	1,247	2,390

Total net sales and revenue	98,710	57,474	25,147	47,115	148,979	179,984

Costs and expenses
Cost of sales	85,818	56,381	23,554	55,814	149,257	165,573
Selling, general and administrative expense	8,017	6,006	2,636	6,161	14,253	14,412
Other expenses, net	115	15	(40)	1,235	6,699	4,308

Total costs and expenses	93,950	62,402	26,150	63,210	170,209	184,293

Operating income (loss)	4,760	(4,928)	(1,003)	(16,095)	(21,230)	(4,309)
Equity in income (loss) of and disposition of interest in Ally Financial	—	—	—	1,380	(6,183)	(1,245)
Interest expense	(850)	(694)	(365)	(5,428)	(2,525)	(3,076)
Interest income and other non-operating income, net	802	440	454	852	424	2,284
Gain (loss) on extinguishment of debt	(1)	(101)	—	(1,088)	43	—
Reorganization gains, net	—	—	—	128,155	—	—

Income (loss) from continuing operations before income taxes and equity income	4,711	(5,283)	(914)	107,776	(29,471)	(6,346)
Income tax expense (benefit)	845	(1,000)	(139)	(1,166)	1,766	36,863
Equity income, net of tax	1,165	497	204	61	186	524

Income (loss) from continuing operations	5,031	(3,786)	(571)	109,003	(31,051)	(42,685)
Discontinued operations
Income from discontinued operations, net of tax	—	—	—	—	—	256
Gain on sale of discontinued operations, net of tax	—	—	—	—	—	4,293

Income from discontinued operations	—	—	—	—	—	4,549

Net income (loss)	5,031	(3,786)	(571)	109,003	(31,051)	(38,136)
Less: Net income (loss) attributable to noncontrolling interests	265	511	287	(115)	(108)	406

Net income (loss) attributable to stockholders	4,766	(4,297)	(858)	109,118	(30,943)	(38,542)
Less: Cumulative dividends on preferred stock	608	131	50	—	—	—

Net income (loss) attributable to common stockholders	$4,158	$(4,428)	$(908)	$109,118	$(30,943)	$(38,542)

Production and Vehicle Sales Volume

Management believes that production volume and vehicle sales data provide meaningful information regarding our operating results. Production volumes manufactured by our assembly facilities are generally aligned with current period net sales and revenue, as we generally recognize revenue upon the release of the vehicle to the carrier responsible for transporting it to a dealer, which is shortly after the completion of production. Vehicle sales data, which includes retail and fleet sales, does not correlate directly to the revenue we recognize during the period. However, vehicle sales data is indicative of the underlying demand for our vehicles, and is the basis for our market share.

The following tables summarize total production volume and sales of new motor vehicles and competitive position (in thousands):

	GM	Combined GM and Old GM	Old GM
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Production Volume (a)
GMNA	2,106	1,913	3,449	4,267
GMIO (b)(c)	3,418	3,484	3,200	3,246
GME	921	1,106	1,495	1,773

Worldwide	6,445	6,503	8,144	9,286

(a)	Production volume represents the number of vehicles manufactured by our and Old GM’s assembly facilities and also includes vehicles produced by certain joint ventures.

(b)	Includes SGM joint venture production in China of 735,000 vehicles and SGMW, FAW-GM joint venture production in China and SAIC GM Investment Ltd. (HKJV) joint venture production in India of 1.1 million vehicles in the nine months ended September 30, 2010, combined GM and Old GM SGM joint venture production in China of 712,000 vehicles and combined GM and Old GM SGMW and FAW-GM joint venture production in China of 1.2 million vehicles in the year ended December 31, 2009 and Old GM SGM joint venture production in China of 439,000 vehicles and 491,000 vehicles and Old GM SGMW joint venture production in China of 646,000 vehicles and 555,000 vehicles in the years ended December 31, 2008 and 2007.

(c)	The joint venture agreements with SGMW (34%) and FAW-GM (50%) allows for significant rights as a member as well as the contractual right to report SGMW and FAW-GM joint venture production in China.

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
	GM	GM as a % of Industry	Combined GM and Old GM	Combined GM and Old GM as a % of Industry
Vehicle Sales (a)(b)(c)(d)
GMNA(e)	1,941	18.1%	1,847	18.9%
GMIO(f)(g)(h)	3,041	10.2%	2,389	10.2%
GME(f)	1,238	8.7%	1,290	9.1%

Worldwide(f)	6,220	11.4%	5,526	11.6%

(a)	Includes HUMMER, Saturn and Pontiac vehicle sales data.

(b)	Includes Saab vehicle sales data through February 2010.

(c)	Vehicle sales data may include rounding differences.

(d)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

(e)	Vehicle sales primarily represent sales to the ultimate customer.

(f)	Vehicle sales primarily represent estimated sales to the ultimate customer.

(g)	Includes SGM joint venture vehicle sales in China of 713,000 vehicles and SGMW, FAW-GM joint venture vehicle sales in China and HKJV joint venture vehicle sales in India of 1.0 million vehicles in the nine months ended September 30, 2010 and combined GM and Old GM SGM joint venture vehicle sales in China of 473,000 vehicles and combined GM and Old GM SGMW and FAW-GM joint venture vehicle sales in China of 763,000 vehicles in the nine months ended September 30, 2009. We do not record revenue from our joint ventures’ vehicle sales.

(h)	The joint venture agreements with SGMW (34%) and FAW-GM (50%) allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM joint venture vehicle sales in China.

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Combined GM and Old GM	Combined GM and Old GM as a % of Industry	Old GM	Old GM as a % of Industry	Old GM	Old GM as a % of Industry
Vehicle Sales (a)(b)(c)
GMNA (d)	2,485	19.0%	3,565	21.5%	4,516	23.0%
GMIO (e)(f)(g)	3,326	10.2%	2,751	9.4%	2,672	9.5%
GME (e)	1,668	8.9%	2,043	9.3%	2,182	9.4%

Worldwide (e)	7,478	11.6%	8,359	12.3%	9,370	13.2%

(a)	Includes HUMMER, Saab, Saturn and Pontiac vehicle sales data.

(b)	Vehicle sales data may include rounding differences.

(c)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

(d)	Vehicle sales primarily represent sales to the ultimate customer.

(e)	Vehicle sales primarily represent estimated sales to the ultimate customer.

(f)	Includes combined GM and Old GM SGM joint venture vehicle sales in China of 710,000 vehicles and combined GM and Old GM SGMW and FAW-GM joint venture vehicle sales in China of 1.0 million vehicles in the year ended December 31, 2009 and Old GM SGM joint venture vehicle sales in China of 446,000 vehicles and 476,000 vehicles and Old GM SGMW joint venture vehicle sales in China of 606,000 vehicles and 516,000 vehicles in the years ended December 31, 2008 and 2007. We do not record revenue from our joint ventures’ vehicle sales.

(g)	The joint venture agreements with SGMW (34%) and FAW-GM (50%) allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM joint venture vehicle sales in China.

Reconciliation of Consolidated and Segment Results

Management believes earnings before interest and taxes (EBIT) provides meaningful supplemental information regarding our operating results because it excludes amounts that management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. Management believes these measures allow it to readily view operating trends, perform analytical comparisons, benchmark performance between periods and among geographic regions and assess whether our plan to return to profitability is on target. Accordingly, we believe EBIT is useful in allowing for greater transparency of our core operations and it is therefore used by management in its financial and operational decision-making.

While management believes that EBIT provides useful information, it is not an operating measure under U. S. GAAP, and there are limitations associated with its use. Our calculation of EBIT may not be completely comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of EBIT has limitations and should not be considered in isolation from, or as a substitute for, other measures such as Net income (loss) or Net income (loss) attributable to common stockholders. Due to these limitations, EBIT is used as a supplement to U. S. GAAP measures.

The following table summarizes the reconciliation of EBIT to Net income (loss) attributable to stockholders for each of our operating segments (dollars in millions):

	Successor						Predecessor
	Nine Months Ended September 30, 2010		July 10, 2009 Through December 31, 2009		July 10, 2009 Through September 30, 2009		January 1, 2009 Through July 9, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
Operating segments
GMNA (a)	$4,935	79.3%	$(4,820)	108.6%	$(1,377)	150.0%	$(11,092)	74.6%	$(12,203)	85.0%	$1,876	55.5%
GMIO (a)	2,484	39.9%	1,196	(26.9)%	474	(51.6)%	(964)	6.5%	471	(3.3)%	1,947	57.7%
GME (a)	(1,196)	(19.2)%	(814)	18.3%	(15)	1.6%	(2,815)	18.9%	(2,625)	18.3%	(447)	(13.2)%

Total operating segments	6,223	100%	(4,438)	100%	(918)	100.0%	(14,871)	100%	(14,357)	100%	3,376	100%

Corporate and eliminations (b)	(91)		(349)		177		128,068		(12,950)		(3,207)

Earnings (loss) before interest and taxes	6,132		(4,787)		(741)		113,197		(27,307)		169
Interest income	329		184		109		183		655		1,228
Interest expense	850		694		365		5,428		2,525		3,076
Income tax expense (benefit)	845		(1,000)		(139)		(1,166)		1,766		36,863

Net income (loss) attributable to stockholders	$4,766		$(4,297)		$(858)		$109,118		$(30,943)		$(38,542)

(a)	Interest and income taxes are recorded centrally in Corporate; therefore, there are no reconciling items for our operating segments between EBIT and Net income (loss) attributable to stockholders.

(b)	Includes Reorganization gains, net of $128.2 billion in the period January 1, 2009 through July 9, 2009.

Nine Months ended September 30, 2010 and 2009

(Dollars in Millions)

Total Net Sales and Revenue

	GM	Combined GM and Old GM	Successor	Predecessor
	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Nine Months Ended 2010 vs. 2009 Change
					Amount	%
GMNA	$61,045	$38,342	$14,151	$24,191	$22,703	59.2%
GMIO	25,366	18,093	6,395	11,698	7,273	40.2%
GME	17,162	17,790	5,238	12,552	(628)	(3.5)%

Total operating segments	103,573	74,225	25,784	48,441	29,348	39.5%
Corporate and eliminations	(4,863)	(1,963)	(637)	(1,326)	(2,900)	(147.7)%

Total net sales and revenue	$98,710	$72,262	$25,147	$47,115	$26,448	36.6%

In the nine months ended September 30, 2010 Total net sales and revenue increased compared to the corresponding period in 2009 by $26.4 billion (or 36.6%), primarily due to: (1) higher primarily wholesale volumes of $16.5 billion in GMNA due to an improving economy and successful recent vehicle launches; (2) higher wholesale volumes of $4.0 billion in GMIO primarily resulting from the market recovery and launches of new vehicles; (3) favorable pricing of $2.8 billion in GMNA due to lower sales allowances, partially offset by less favorable adjustments in the U.S. to the accrual for U.S. residual support programs for leased vehicles of $0.3 billion; (4) favorable mix of $1.6 billion in GMNA due to increased crossover and truck sales; (5) increased sales of $1.0 billion in GMNA due to the acquisition of Nexteer and four domestic component manufacturing facilities; (6) net favorable effect of foreign currency translation and transaction gains of $0.9 billion; (7) derivative losses of $0.7 billion that Old GM recorded in the nine months ended September 30, 2009; (8) favorable vehicle mix of $0.6 billion in GMIO driven by launches of the new vehicles and increased sales of higher priced sport utility vehicles; (9) favorable pricing effect of $0.6 billion in GMIO, primarily in Venezuela of $0.3 billion driven by the hyperinflationary economy and strategic price increases of $0.3 billion due to strong demand for our vehicles; and (10) favorable vehicle pricing of $0.2 billion in GME due to higher pricing on new vehicle launches.

These increases were partially offset by: (1) lower wholesale volumes in GME of $0.5 billion; and (2) lower volumes of rental car activity and subsequent repurchases sold at auction of $0.3 billion in GME.

Cost of Sales

	Successor				Predecessor
	Nine Months Ended September 30, 2010	Percentage of Total net sales and revenue	July 10, 2009 Through September 30, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
Cost of sales	$85,818	86.9%	$23,554	93.7%	$55,814	118.5%
Gross margin	$12,892	13.1%	$1,593	6.3%	$(8,699)	(18.5)%

GM

In the nine months ended September 30, 2010 Cost of sales included: (1) restructuring charges of $0.7 billion to restructure our European operations, primarily for separation programs announced in Belgium, Spain, Germany and the United Kingdom; (2) charges of $0.2 billion for a recall campaign on windshield fluid heaters in GMNA; and (3) net foreign currency translation losses of $0.2 billion; partially offset by (4) favorable adjustments of $0.2 billion to restructuring reserves in GMNA primarily due to increased production capacity utilization, which resulted in the recall of idled employees to fill added shifts at multiple U.S. production sites.

In the period July 10, 2009 through September 30, 2009 Cost of sales included: (1) favorable adjustments in GMNA and GME of $0.7 billion and $0.5 billion due to the sell through of inventory acquired from Old GM at July 10, 2009. As required under U.S. GAAP, the acquired inventory was recorded at fair value as of the acquisition date using a market participant approach, which for work in process and finished goods inventory considered the estimated selling price of the inventory less the costs a market participant would incur to complete, sell and dispose of the inventory, which may be different than our costs, and the profit margin required for its completion and disposal effort; and (2) foreign currency translation losses of $0.8 billion, primarily in GMNA driven by a strengthening in the Canadian Dollar versus the U.S. Dollar, which were partially offset by foreign currency transaction gains of $0.4 billion.

Old GM

In the period January 1, 2009 through July 9, 2009 Cost of sales included: (1) incremental depreciation charges of $2.8 billion, primarily in GMNA and GME; (2) a curtailment loss of $1.4 billion upon the interim remeasurement of the U.S. hourly and U.S. salaried defined benefit pension plans as a result of the 2009 Special Attrition Programs and salaried workforce reductions; (3) separation program charges and Canadian restructuring activities of $1.1 billion; (4) a charge of $1.1 billion related to the SUB and TSP, partially offset by a favorable adjustment of $0.7 billion primarily related to the suspension of the JOBS Program, Old GM’s job security provision in the collective bargaining agreement with the UAW to continue paying idled employees certain wages and benefits; (5) foreign currency translation and remeasurement losses of $0.7 billion, primarily in GMNA due to the strengthening of the Canadian Dollar against the U.S. Dollar; and (6) charges of $0.1 billion related to obligations associated with various Delphi agreements.

In the period January 1, 2009 through July 9, 2009 negative gross margin reflected sales volumes at historically low levels and Cost of sales, including costs that are fixed in nature, exceeding Total net sales and revenue.

Selling, General and Administrative Expense

	Successor				Predecessor
	Nine Months Ended September 30, 2010	Percentage of Total net sales and revenue	July 10, 2009 Through September 30, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
Selling, general and administrative expense	$8,017	8.1%	$2,636	10.5%	$6,161	13.1%

GM

In the nine months ended September 30, 2010 Selling, general and administrative expense included: (1) administrative expenses of $3.2 billion; (2) advertising and sales promotion expenses of $3.4 billion to support media campaigns for our products, including expenses in GMNA of $2.2 billion, in GMIO of $0.6 billion, and in GME of $0.6 billion; and (3) selling and marketing expenses of $1.0 billion related to our dealerships.

In the period July 10, 2009 through September 30, 2009 Selling, general and administrative expense included charges of $0.2 billion for dealer wind-down costs in GMNA. These expenses were partially offset by reductions in overall spending for media and advertising fees as a result of cost saving initiatives and a decline in sales and marketing expenses related to terminated brands.

Old GM

In the period January 1, 2009 through July 9, 2009 Selling, general and administrative expense included: (1) charges of $0.5 billion recorded for dealer wind-down costs in GMNA; and (2) a curtailment loss of $0.3 billion upon the interim remeasurement of the U.S. Salary Defined Benefit Pension Plan as a result of global salary workforce reductions. This was partially offset by the positive effects of various cost savings initiatives, the cancellation of certain sales and promotion contracts as a result of the Chapter 11 Proceedings in the U.S. and overall reductions in advertising and marketing budgets.

Other Expenses, net

	Successor				Predecessor
	Nine Months Ended September 30, 2010	Percentage of Total net sales and revenue	July 10, 2009 Through September 30, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
Other expenses, net	$115	0.1%	(40)	(0.2)%	$1,235	2.6%

GM

In the nine months ended September 30, 2010 Other expenses, net included ongoing expenses related to our portfolio of automotive retail leases.

In the period July 10, 2009 through September 30, 2009 Other expenses, net was primarily comprised of: (1) depreciation expense and realized losses of $56 million related to the portfolio of automotive retail leases; and (2) expenses of $24 million related to the asset management group; partially offset by (3) gains of $60 million in GME for changes in liabilities related to Saab.

Old GM

In the period January 1, 2009 through July 9, 2009 Other expenses, net was primarily comprised of: (1) charges of $0.8 billion in GME, primarily related to the deconsolidation of Saab; (2) charges of $0.2 billion related to Delphi; and (3) depreciation expense of $0.1 billion related to the portfolio of automotive retail leases.

Interest Expense

	Successor				Predecessor
	Nine Months Ended September 30, 2010	Percentage of Total net sales and revenue	July 10, 2009 Through September 30, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
Interest expense	$(850)	0.9%	$(365)	1.5%	$(5,428)	11.5%

GM

In the nine months ended September 30, 2010 Interest expense included: (1) interest expense on GMIO debt of $0.3 billion; (2) interest expense on GMNA debt of $0.2 billion; (3) VEBA Notes interest expense and premium amortization of $0.2 billion; and (4) interest expense on the UST Loans of $0.1 billion.

In the period July 10, 2009 through September 30, 2009 we incurred interest expense primarily due to the UST Loans, Canadian Loan and loans related to GMIO. At September 30, 2009 the principal balance of the UST Loans, Canadian Loan, GMIO and GME loans was $6.7 billion, $1.4 billion, $2.7 billion and $2.5 billion.

Old GM

In the period January 1, 2009 through July 9, 2009 Old GM recorded amortization of discounts related to the UST Loan, EDC Loan, and DIP Facilities of $3.7 billion. In addition, Old GM incurred interest expense of $1.7 billion primarily related to interest expense of $0.8 billion on unsecured debt balances, $0.4 billion on the UST Loan Facility and $0.2 billion on GMIO debt. Old GM ceased accruing and paying interest on most of its unsecured U.S. and foreign denominated debt on June 1, 2009, the date of its Chapter 11 Proceedings.

Interest Income and Other Non-Operating Income, net

	Successor				Predecessor
	Nine Months Ended September 30, 2010	Percentage of Total net sales and revenue	July 10, 2009 Through September 30, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
Interest income and other non-operating income, net	$802	0.8%	454	1.8%	$852	1.8%

GM

In the nine months ended September 30, 2010 Interest income and other non-operating income, net consisted primarily of interest income of $0.3 billion on cash deposits and marketable securities, gain on the sale of Saab of $0.1 billion, rental income of $0.1 billion, Ally Financial exclusivity fee of $0.1 billion and dividend income of $0.1 billion.

In the period July 10, 2009 through September 30, 2009 Interest income and other non-operating income (expense), net consisted primarily of: (1) gains on foreign currency exchange derivatives of $195 million; (2) interest income earned from investments of $109 million; (3) net rental income of $38 million in GMNA; and (4) royalty income of $26 million in GMNA.

Old GM

In the period January 1, 2009 through July 9, 2009 Interest income and other non-operating income (expense), net consisted primarily of: (1) interest income of $183 million earned from investments; (2) gains on derivatives of $164 million related to the return of warrants issued to the UST; (3) gains on foreign currency exchange derivatives of $91 million; (4) dividends on the investment in GMAC Preferred Membership Interests of $79 million; (5) net rental income of $78 million in GMNA; (6) royalty income of $59 million in GMNA; and (7) exclusivity fee income of $52 million in GMNA.

Loss on Extinguishment of Debt

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Loss on extinguishment of debt	$(1)	—	$(1,088)

Old GM

In the period January 1, 2009 through July 9, 2009 Loss on the extinguishment of debt included a loss of $2.0 billion related to the UST exercising its option to convert outstanding amounts of the UST Ally Financial Loan into shares of Ally Financial’s Class B Common Membership Interests. This loss was partially offset by a gain on extinguishment of debt of $0.9 billion related to an amendment to Old GM’s U.S. term loan.

Reorganization gains, net

Predecessor
January 1, 2009 Through July 9, 2009
Reorganization gains, net	$128,155

Old GM

In the period January 1, 2009 through July 9, 2009 Reorganization gains, net included the change in net assets resulting from the application of fresh-start reporting of $33.8 billion, the fair value of Series A Preferred stock, common shares and warrants issued in the 363 Sale of $20.5 billion, the gain on conversion of debt of $37.5 billion, and the gain from the settlement of net liabilities retained by MLC. Refer to Note 2 to the audited consolidated financial statements for additional information.

Income Tax Expense (Benefit)

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Income tax expense (benefit)	$845	$(139)	$(1,166)

GM

In the nine months ended September 30, 2010 Income tax expense of $0.8 billion resulted primarily from tax expense attributable to entities included in our effective tax rate calculation. Aside from a taxable foreign currency gain in Venezuela, unusual or infrequent items did not have a significant effect on tax expense, either individually or in the aggregate. The recorded effective tax rate is substantially below the applicable statutory tax rate, primarily due to income earned in jurisdictions for which a full valuation allowance is recorded.

In the period July 10, 2009 through September 30, 2009 Income tax benefit of $139 million resulted primarily from tax benefit attributable to entities included in our effective tax rate calculation, including intra period tax allocation benefit relating to the remeasurement of our U.S. Pension Plans. We recorded income tax expense related to the remeasurement gains in Other comprehensive income and allocated income tax benefit to operations.

Old GM

In the period January 1, 2009 through July 9, 2009 Income tax benefit of $1.2 billion primarily resulted from the reversal of valuation allowances of $0.7 billion related to Reorganization gains, net and the resolution of a transfer pricing matter of $0.7 billion between the U.S. and Canadian governments, partially offset by income tax attributable to entities included in our effective tax rate calculation.

Equity Income, net of tax

	Successor				Predecessor
	Nine Months Ended September 30, 2010	Percentage of Total net sales and revenue	July 10, 2009 Through September 30, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
SGM and SGMW	$1,071	1.1%	$195	0.8%	$298	0.6%
Other equity interests	94	0.1%	9	—%	(237)	(0.5)%

Total equity income, net of tax	$1,165	1.2%	$204	0.8%	$61	0.1%

GM

In the nine months ended September 30, 2010 Equity income, net of tax included: (1) equity income of $1.1 billion related to our China joint ventures, primarily SGM and SGMW; and (2) equity income of $0.1 billion related to New Delphi (as defined in Note 4 to our unaudited condensed consolidated interim financial statements).

In the period July 10, 2009 through September 30, 2009 Equity income, net of tax reflected increased sales volume at SGM.

Old GM

In the period January 1, 2009 through July 9, 2009 Equity income, net of tax included: (1) increased sales volume at SGM; (2) charges of $0.2 billion related to Old GM’s investment in New United Motor Manufacturing, Inc. (NUMMI); and (3) equity losses of $65 million and $38 million related to NUMMI and CAMI Automotive, Inc. (CAMI), primarily due to lower volumes.

July 10, 2009 Through December 31, 2009 and January 1, 2009 Through July 9, 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Combined GM and Old GM	Successor		Predecessor		Year Ended 2009 vs. 2008 Change
	Year Ended December 31, 2009	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Amount	%
GMNA	$56,617	$32,426	$14,151	$24,191	$86,187	$(29,570)	(34.3)%
GMIO	27,214	15,516	6,395	11,698	37,344	(10,130)	(27.1)%
GME	24,031	11,479	5,238	12,552	34,647	(10,616)	(30.6)%

Total operating segments	107,862	59,421	25,784	48,441	158,178	(50,316)	(31.8)%
Corporate and eliminations	(3,273)	(1,947)	(637)	(1,326)	(9,199)	5,926	64.4%

Total net sales and revenue	$104,589	$57,474	$25,147	$47,115	$148,979	$(44,390)	(29.8)%

In the periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009 several factors affected global vehicle sales. The tight credit markets, increased unemployment rates and recessions in the U.S. and many international markets all contributed to significantly lower sales than those in the prior year. Old GM’s well publicized liquidity issues, public speculation as to the effects of Chapter 11 proceedings and the actual Chapter 11 Proceedings also negatively affected vehicle sales in several markets.

In response to these negative conditions, several countries took action to improve vehicle sales. Many countries in the Asia Pacific region responded to the global recession by lowering interest rates and initiating programs to provide credit to consumers, which had a positive effect on vehicle sales. Certain countries including Germany, China, Brazil, India and South Korea benefited from effective government economic stimulus packages and began showing signs of recovery, and the CARS program initiated by the U.S. government temporarily stimulated vehicle sales in the U.S. We expect that the challenging sales environment resulting from the economic slowdown will continue in 2010, but we anticipate that China and other key emerging markets will continue showing strong sales and market growth.

In the year ended 2009 Total net sales and revenue decreased by $44.4 billion (or 29.8%) primarily due to: (1) a decrease of revenue of $36.7 billion in GMNA related to volume reductions; (2) a decrease in domestic wholesale volumes and lower exports of $11.5 billion in GMIO; (3) a decrease in domestic wholesale volumes of $4.8 billion in GME; (4) foreign currency translation and transaction losses of $3.7 billion in GME, primarily due to the strengthening of the U.S. Dollar versus the Euro; (5) a decrease in sales revenue of $1.2 billion in GME related to Saab; (6) lower powertrain and parts and accessories revenue of $0.8 billion in GME; and (7) a decrease in other financing revenue of $0.7 billion related to the continued liquidation of the portfolio of automotive retail leases.

These decreases in Total net sales and revenue were partially offset by: (1) improved pricing, lower sales incentives and improved lease residuals, mostly related to daily rental car vehicles returned from lease and sold at auction, of $5.4 billion in GMNA; (2) favorable vehicle mix of $2.8 billion in GMNA; (3) favorable vehicle pricing of $1.3 billion in GME; (4) gains on derivative instruments of $0.9 billion in GMIO; (5) favorable pricing of $0.5 billion in GMIO, primarily due to a 60% price increase in Venezuela due to high inflation; and (6) favorable vehicle mix of $0.4 billion in GMIO driven by launches of new vehicle models at GM Daewoo Auto & Technology Co. (GM Daewoo).

Cost of Sales

	Successor		Predecessor
	July 10, 2009 Through December 31, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
Cost of sales	$56,381	98.3%	$55,814	118.5%
Gross margin	$1,093	1.9%	$(8,699)	(18.5)%

Cost of sales for the year ended December 31, 2009, representing our cost of sales combined with Old GM’s, is down from historical levels primarily due to reduced volume.

GM

In the period July 10, 2009 through December 31, 2009 Cost of sales included: (1) a settlement loss of $2.6 billion related to the termination of the UAW hourly retiree medical plan and Mitigation Plan; (2) foreign currency translation losses of $1.3 billion; and (3) separation charges of $0.2 billion. These expenses were partially offset by foreign currency transaction gains of $0.5 billion.

Old GM

In the period January 1, 2009 through July 9, 2009 Cost of sales included: (1) a curtailment loss of $1.4 billion upon the interim remeasurement of the U.S. hourly and U.S. salaried defined benefit pension plans as a result of the 2009 Special Attrition Programs and salaried workforce reductions; (2) incremental depreciation charges of $2.1 billion in GMNA that Old GM recorded prior to the 363 Sale for facilities included in GMNA’s restructuring activities and for certain facilities that MLC retained at July 10, 2009; (3) foreign currency translation losses of $0.7 billion, primarily in GMNA due to the strengthening of the Canadian Dollar versus the U.S. Dollar; and (4) foreign currency transaction losses of $0.3 billion.

In the period January 1, 2009 through July 9, 2009 Cost of sales included: (1) charges of $1.1 billion related to the SUB and TSP; (2) separation charges of $0.7 billion related to hourly employees who participated in the 2009 Special Attrition Program and Second 2009 Special Attrition Program; (3) expenses of $0.7 billion related to U.S. pension and other postemployment benefit (OPEB) plans for hourly and salary employees; (4) separation charges of $0.3 billion for U.S. salaried workforce reduction programs to allow 6,000 terminated employees to receive ongoing wages and benefits for no longer than 12 months; and (5) expenses of $0.3 billion related to Canadian pension and OPEB plans for hourly and salary employees and restructuring activities. These costs were partially offset by favorable adjustments of $0.7 billion primarily related to the suspension of the JOBS Program.

In the period January 1, 2009 through July 9, 2009 negative gross margin reflected the under absorption of manufacturing overhead resulting from declining sales volumes and incremental depreciation of $2.1 billion and $0.7 billion in GMNA and GME.

Selling, General and Administrative Expense

	Successor		Predecessor
	July 10, 2009 Through December 31, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
Selling, general and administrative expense	$6,006	10.4%	$6,161	13.1%

Selling, general and administrative expense for the year ended December 31, 2009, representing our selling, general and administrative expense combined with Old GM’s is down from historical levels due to reduced advertising and other spending.

GM

In the period July 10, 2009 through December 31, 2009 Selling, general and administrative expense included charges of $0.3 billion in GMNA, primarily for dealer wind-down costs for our Saturn dealers after plans to sell the Saturn brand and dealer network were terminated. These expenses were partially offset by reductions on overall spending for media and advertising fees related to our global cost saving initiatives and a decline in Saturn sales and marketing efforts in anticipation of the sale of Saturn, and ultimately, the wind-down of operations.

Old GM

In the period January 1, 2009 through July 9, 2009 Selling, general and administrative expense included charges of $0.5 billion recorded for dealer wind-down costs in GMNA and a curtailment loss of $0.3 billion upon the interim remeasurement of the U.S. salary defined benefit pension plan as a result of global salary workforce reductions. This was partially offset by the positive effects of various cost savings initiatives, the cancellation of certain sales and promotion contracts as result of the Chapter 11 Proceedings in the U.S. and overall reductions in advertising and marketing budgets.

Interest Expense

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009
Interest expense	$(694)	$(5,428)

GM

As a result of the 363 Sale, our debt balance is significantly lower than Old GM’s. Accordingly, Interest expense is down from historical levels.

Old GM

In the period January 1, 2009 through July 9, 2009 Old GM recorded amortization of discounts related to the UST Loan, EDC Loan and DIP Facilities of $3.7 billion. In addition, Old GM incurred interest expense of $1.7 billion primarily related to interest expense of $0.8 billion on unsecured debt balances, $0.4 billion on the UST Loan Facility and $0.2 billion on GMIO debt. Old GM ceased accruing and paying interest on most of its unsecured U.S. and foreign denominated debt on June 1, 2009, the date of its Chapter 11 Proceedings.

Gain (Loss) on Extinguishment of Debt

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009
Gain (loss) on extinguishment of debt	$(101)	$(1,088)

Old GM

In the period January 1, 2009 through July 9, 2009 Old GM recorded a loss related to the extinguishment of the UST Ally Financial Loan of $2.0 billion when the UST exercised its option to convert outstanding amounts to shares of Ally Financial’s Class B Common Membership Interests. This loss was partially offset by a gain on extinguishment of debt of $0.9 billion related to an amendment to Old GM’s $1.5 billion U.S. term loan in March 2009.

Income Tax Expense (Benefit)

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009
Income tax expense (benefit)	$(1,000)	$(1,166)

GM

In the period July 10, 2009 through December 31, 2009 Income tax expense (benefit) primarily resulted from a $1.4 billion income tax allocation between operations and Other comprehensive income, partially offset by income tax provisions of $0.3 billion for profitable entities. In the period July 10, 2009 through December 31, 2009 our U.S. operations incurred losses from operations with no income tax benefit due to full valuation allowances against our U.S. deferred tax assets, and we had Other comprehensive income, primarily due to remeasurement gains on our U.S. pension plans. We recorded income tax expense related to the remeasurement gains in Other comprehensive income and allocated income tax benefit to operations.

Old GM

In the period January 1, 2009 through July 9, 2009 Income tax expense (benefit) primarily resulted from the reversal of valuation allowances of $0.7 billion related to Reorganization gains, net and the resolution of a transfer pricing matter of $0.7 billion between the U.S. and Canadian governments, offset by income tax provisions of profitable entities.

Equity Income, net of tax

	Successor		Predecessor
	July 10, 2009 Through December 31, 2009	Percentage of Total net sales and revenue	January 1, 2009 Through July 9, 2009	Percentage of Total net sales and revenue
SGM and SGMW	$466	0.8%	$298	0.6%
Other equity interests	31	0.1%	(237)	(0.5)%

Total equity income, net of tax	$497	0.9%	$61	0.1%

GM

In the period July 10, 2009 through December 31, 2009 equity income, net of tax reflected increased sales volume at SGM and SGMW.

Old GM

In the period January 1, 2009 through July 9, 2009 Equity income, net of tax reflected: (1) increased sales volume at SGM; (2) charges of $0.2 billion related to Old GM’s investment in NUMMI; and (3) equity losses of $0.1 billion related to NUMMI and CAMI, primarily due to lower volumes.

2008 Compared to 2007

(Dollars in Millions)

Total Net Sales and Revenue

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
GMNA	$86,187	$112,448	$(26,261)	(23.4)%
GMIO	37,344	37,060	284	0.8%
GME	34,647	37,337	(2,690)	(7.2)%

Total operating segments	158,178	186,845	(28,667)	(15.3)%
Corporate and eliminations	(9,199)	(6,861)	(2,338)	(34.1)%

Total net sales and revenue	$148,979	$179,984	$(31,005)	(17.2)%

Total net sales and revenue decreased in the year ended 2008 by $31.0 billion (or 17.2%) primarily due to declining Sales of $29.9 billion. This decrease resulted from tightening credit markets, a recession in the U.S. and Western Europe, volatile oil prices and declining consumer confidence around the world. These factors first affected the U.S. economy in late 2007 and continued to deteriorate and spread during 2008 to Western Europe and the emerging markets in Asia and South America. Sales decreased by $26.3 billion in GMNA primarily due to: (1) declining volumes and unfavorable vehicle mix of $23.1 billion; and (2) an increase in the accrual for residual support programs for leased vehicles of $1.8 billion related to the decline in residual values of fullsize pick-up trucks and sport utility vehicles in the middle of 2008. Sales also decreased in GME by $2.7 billion and increased in GMIO by $0.3 billion.

Cost of Sales

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Cost of sales	$149,257	$165,573	$(16,316)	(9.9)%
Gross margin	$(278)	$14,411	$(14,689)	(101.9)%

In the year ended 2008 Cost of sales decreased by $16.3 billion (or 9.9%) due to: (1) decreased costs related to lower production volumes of $14.0 billion in GMNA; (2) a net curtailment gain of $4.9 billion in GMNA related to the 2008 UAW Settlement Agreement; (3) a decrease in wholesale sales volumes of $3.5 billion in GME; (4) non-recurring pension prior service costs of $2.2 billion recorded in GMNA in the year ended 2007; (5) manufacturing savings of $1.4 billion in GMNA from lower manufacturing costs and hourly headcount levels resulting from attrition programs and productivity improvements; and (6) favorable foreign currency translation gains of $1.4 billion in GMNA, primarily due to the strengthening of the U.S. Dollar versus the Canadian Dollar.

These decreases were partially offset by: (1) charges of $5.8 billion in GMNA related to restructuring and other costs associated with Old GM’s special attrition programs, certain Canadian facility idlings and finalization of Old GM’s negotiations with the CAW; (2) foreign currency translation losses of $2.4 billion in GME, primarily driven by the strengthening of the Euro and Swedish Krona, offset partially by the weakening of the British Pound versus the U.S. Dollar; (3) expenses of $1.7 billion in GMNA related to the salaried post-age-65 healthcare settlement; (4) increased content cost of $1.2 billion in GMIO driven by an increase in imported material costs at Venezuela and Russia and high inflation across the region; and (5) increased Delphi related charges of $0.6 billion in GMNA related to certain cost subsidies reimbursed during the year.

Selling, General and Administrative Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Selling, general and administrative expense	$14,253	$14,412	$(159)	(1.1)%

In the year ended 2008 Selling, general and administrative expense decreased by $0.2 billion (or 1.1%) primarily due to: (1) reductions in incentive and compensation and profit sharing costs of $0.4 billion in GMNA; and (2) a decrease in advertising, selling and sales promotion expenses of $0.3 billion in GMNA. These decreases were partially offset by: (1) a charge of $0.2 billion related to the 2008 Salaried Window Program in GMNA; (2) increased administrative, marketing and selling expenses of $0.2 billion in GMIO, primarily due to Old GM’s expansion in Russia and other European markets; and (3) bad debt charges of $0.2 billion.

Other Expenses, net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Other expenses, net	$6,699	$4,308	$2,391	55.5%

In the year ended 2008 Other expenses, net increased $2.4 billion (or 55.5%) primarily due to: (1) increased charges of $3.3 billion related to the Delphi Benefit Guarantee Agreements; (2) impairment charges related to goodwill of $0.5 billion and $0.2 billion in GME and GMNA; partially offset by (3) a non-recurring charge of $0.6 billion recorded in the year ended 2007 for pension benefits granted to future and current retirees of Delphi.

Equity in Income (Loss) of and Disposition of Interest in Ally Financial

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Equity in income (loss) of and disposition of interest in Ally Financial	$916	$(1,245)	$2,161	173.6%
Impairment charges related to Ally Financial Common Membership Interests	(7,099)	—	(7,099)	n.m.

Total equity in income (loss) of and disposition of interest in Ally Financial	$(6,183)	$(1,245)	$(4,938)	n.m.

n.m. = not meaningful

In the year ended 2008 Equity in loss of and disposition of interest in Ally Financial increased $4.9 billion due to impairment charges of $7.1 billion related to Old GM’s investment in Ally Financial Common Membership Interests, offset by an increase in Old GM’s proportionate share of Ally Financial’s income from operations of $2.2 billion.

Interest Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Interest expense	$(2,525)	$(3,076)	$551	17.9%

Interest expense decreased in the year ended 2008 by $0.6 billion (or 17.9%) due to the de-designation of certain derivatives as hedges of $0.3 billion and an adjustment to capitalized interest of $0.2 billion.

Interest Income and Other Non-Operating Income, net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Interest income and other non-operating income, net	$424	$2,284	$(1,860)	(81.4)%

In the year ended 2008 Interest income and other non-operating income, net decreased by $1.9 billion (or 81.4%) primarily due to impairment charges of $1.0 billion related to Old GM’s Ally Financial Preferred Membership Interests in the year ended 2008 and a reduction in interest earned on cash balances of $0.3 billion due to lower market interest rates and lower cash balances on hand.

Income Tax Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Income tax expense	$1,766	$36,863	$(35,097)	(95.2)%

Income tax expense decreased in the year ended 2008 by $35.1 billion (or 95.2%) due to the effect of recording valuation allowances of $39.0 billion against Old GM’s net deferred tax assets in the United States, Canada and Germany in the year ended 2007, offset by the recording of additional valuation allowances in the year ended 2008 of $1.9 billion against Old GM’s net deferred tax assets in South Korea, the United Kingdom, Spain, Australia, and other jurisdictions.

Equity Income, net of tax

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
SGM and SGMW	$312	$430	$(118)	(27.4)%
Other equity interests	(126)	94	(220)	n.m.

Total equity income, net of tax	$186	$524	$(338)	n.m.

n.m. = not meaningful

In the year ended 2008 Equity income, net of tax decreased by $0.3 billion due to: (1) lower earnings at SGM driven by a volume decrease, mix deterioration and higher sales promotion expenses, partially offset by higher earnings at SGMW driven by a volume increase; (2) a decrease of $0.2 billion in GMNA due to impairment charges and lower income from Old GM’s investments in NUMMI and CAMI.

Changes in Consolidated Financial Condition

(Dollars in Millions, except share amounts)

	Successor		Predecessor
	September 30, 2010	December 31, 2009	December 31, 2008
ASSETS	Unaudited
Current Assets
Cash and cash equivalents	$27,466	$22,679	$14,053
Marketable securities	6,010	134	141

Total cash, cash equivalents and marketable securities	33,476	22,813	14,194
Restricted cash and marketable securities	1,323	13,917	672
Accounts and notes receivable (net of allowance of $279, $250 and $422)	8,725	7,518	7,918
Inventories	13,044	10,107	13,195
Assets held for sale	—	388	—
Equipment on operating leases, net	2,942	2,727	5,142
Other current assets and deferred income taxes	2,074	1,777	3,146

Total current assets	61,584	59,247	44,267
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	8,691	7,936	2,146
Assets held for sale	—	530	—
Property, net	19,116	18,687	39,665
Goodwill	30,556	30,672	—
Intangible assets, net	12,454	14,547	265
Other assets	4,837	4,676	4,696

Total non-current assets	75,654	77,048	46,772

Total Assets	$137,238	$136,295	$91,039

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$22,137	$18,725	$22,259
Short-term debt and current portion of long-term debt (including debt at GM Daewoo of $1,072 at September 30, 2010)	5,621	10,221	16,920
Liabilities held for sale	—	355	—
Accrued expenses (including derivative liabilities at GM Daewoo of $217 at September 30, 2010)	24,811	23,134	36,429

Total current liabilities	52,569	52,435	75,608
Non-Current Liabilities
Long-term debt (including debt at GM Daewoo of $798 at September 30, 2010)	2,945	5,562	29,018
Liabilities held for sale	—	270	—
Postretirement benefits other than pensions	8,721	8,708	28,919
Pensions	28,965	27,086	25,178
Other liabilities and deferred income taxes	13,322	13,279	17,392

Total non-current liabilities	53,953	54,905	100,507

Total Liabilities	106,522	107,340	176,115
Commitments and contingencies
Preferred stock, $0.01 par value (2,000,000,000 shares authorized and 360,000,000 shares issued and outstanding (each with a $25.00 liquidation preference) at September 30, 2010 and December 31, 2009)	6,998	6,998	—
Equity (Deficit)
Old GM
Preferred stock, no par value (6,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Preference stock, $0.10 par value (100,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, $1 2/3 par value common stock (2,000,000,000 shares authorized, 800,937,541 shares issued and 610,483,231 shares outstanding at December 31, 2008)	—	—	1,017
General Motors Company
Common stock, $0.01 par value (5,000,000,000 shares authorized and 1,500,000,000 shares issued and outstanding at September 30, 2010 and December 31, 2009)	15	15	—
Capital surplus (principally additional paid-in capital)	24,041	24,040	16,489
Accumulated deficit	(236)	(4,394)	(70,727)
Accumulated other comprehensive income (loss)	(1,073)	1,588	(32,339)

Total stockholders’ equity (deficit)	22,747	21,249	(85,560)
Noncontrolling interests	971	708	484

Total equity (deficit)	23,718	21,957	(85,076)

Total Liabilities and Equity (Deficit)	$137,238	$136,295	$91,039

Current Assets

GM (at September 30, 2010)

At September 30, 2010 Marketable securities of $6.0 billion increased by $5.9 billion due to investments in securities with maturities exceeding 90 days.

At September 30, 2010 Restricted cash and marketable securities of $1.3 billion decreased by $12.6 billion (or 90.5%), primarily due to: (1) our payments of $1.2 billion on the UST Loans and Canadian Loan in March 2010; and (2) our repayment of the full outstanding amount of $4.7 billion on the UST Loans in April 2010. Following the repayment of the UST Loans and our repayment of the Canadian Loan of $1.1 billion in April 2010, the remaining UST escrow funds of $6.6 billion became unrestricted.

At September 30, 2010 Accounts and notes receivable of $8.7 billion increased by $1.2 billion (or 16.1%), primarily due to higher sales volumes in all regions compared to December 31, 2009.

At September 30, 2010 Inventories of $13.0 billion increased by $2.9 billion (or 29.1%), primarily due to: (1) increased production resulting from higher demand for our products and new product launches; and (2) higher inventory levels at September 30, 2010 compared to low levels at December 31, 2009 of $5.9 billion that resulted from the year-end shut-down in certain locations.

At September 30, 2010 Assets held for sale were reduced to $0 from $0.4 billion at December 31, 2009 due to the sale of Saab in February 2010 and the sale of Saab GB in May 2010 to Spyker Cars NV.

At September 30, 2010 Equipment on operating leases, net of $2.9 billion increased by $0.2 billion (or 7.9%) due to: (1) an increase of $0.6 billion in GMNA, primarily related to vehicles leased to daily rental car companies (vehicles leased to U.S. daily rental car companies increased from 97,000 vehicles at December 31, 2009 to 131,000 vehicles at September 30, 2010); partially offset by (2) a decrease of $0.3 billion due to the continued liquidation of our portfolio of automotive retail leases.

At September 30, 2010 Other current assets and deferred income taxes of $2.1 billion increased by $0.3 billion (or 16.7%), primarily due to an increase in current deferred income taxes of $0.6 billion due mostly to the reclassification of VEBA Notes from non-current to current in the three months ended June 30, 2010, partially offset by a reduction in taxes other than income taxes of $0.2 billion.

GM (at December 31, 2009)

At December 31, 2009 Restricted cash and marketable securities of $13.9 billion was primarily comprised of $13.4 billion in our UST Credit Agreement and HCT escrow accounts. The remainder was primarily comprised of amounts prefunded related to supplier payments and other third parties and other cash collateral requirements.

At December 31, 2009 Accounts and notes receivable, net of $7.5 billion was affected by lower volumes.

At December 31, 2009 Inventories were $10.1 billion. Inventories were recorded on a FIFO basis and were affected by efforts to reduce inventory levels globally.

At December 31, 2009 current Assets held for sale of $0.4 billion were related to Saab. Saab’s Assets held for sale were primarily comprised of cash and cash equivalents, inventory and receivables.

At December 31, 2009 Equipment on operating leases, net of $2.7 billion was comprised of vehicle sales to daily rental car companies and to retail leasing customers. At December 31, 2009 there were 119,000 vehicles leased to U.S. daily rental car companies and 24,000 vehicles leased through the automotive retail portfolio. The numbers of vehicles on lease were at lower levels primarily due to the continued wind-down of our automotive retail portfolio.

Old GM (at December 31, 2008)

At December 31, 2008 Restricted cash and marketable securities of $0.7 billion was primarily comprised of amounts pre-funded related to supplier payments and other third parties and other cash collateral requirements.

At December 31, 2008 Inventories were $13.2 billion. Inventories for certain business units were recorded on a LIFO basis.

At December 31, 2008 Equipment on operating leases, net of $5.1 billion was comprised of vehicle sales to daily rental car companies and to retail leasing customers. At December 31, 2008 there were 137,000 vehicles leased to U.S. daily rental car companies and 133,000 vehicles leased through the automotive retail portfolio.

Non-Current Assets

GM (at September 30, 2010)

At September 30, 2010 Equity in net assets of nonconsolidated affiliates of $8.7 billion increased by $0.8 billion (or 9.5%) due to: (1) equity income of $1.2 billion in the nine months ended September 30, 2010, primarily related to our China joint ventures; and (2) an investment of $0.2 billion in the HKJV joint venture; partially offset by (3) a decrease of $0.3 billion for dividends, primarily related to our China joint ventures; (4) a decrease of $0.2 billion related to the sale of our 50% interest in a joint venture; and (5) a decrease of $0.1 billion related to the sale of a 1% ownership interest in SGM to SAIC.

At September 30, 2010 Assets held for sale were reduced to $0 from $0.5 billion at December 31, 2009 due to the sale of certain of our India operations (India Operations) in February 2010. We classified these Assets held for sale as long-term at December 31, 2009 because we received a promissory note in exchange for the India Operations that does not convert to cash within one year.

At September 30, 2010 Property, net of $19.1 billion increased by $0.4 billion (or 2.3%), primarily due to capital expenditures of $3.1 billion, partially offset by depreciation of $2.8 billion and foreign currency translation of $0.1 billion.

At September 30, 2010 Intangible assets, net of $12.5 billion decreased by $2.1 billion (or 14.4%), primarily due to amortization of $2.0 billion and foreign currency translation of $0.1 billion.

GM (at December 31, 2009)

At December 31, 2009 Equity in net assets of nonconsolidated affiliates of $7.9 billion was primarily comprised of our investment in SGM and SGMW. In connection with our application of fresh-start reporting, we recorded Equity in net assets of nonconsolidated affiliates at its fair value of $5.8 billion. In the three months ended December 31, 2009 we also recorded an investment of $1.9 billion in New Delphi.

At December 31, 2009 non-current Assets held for sale of $0.5 billion were related to certain of our operations in India (India Operations). The India Operations Assets held for sale were primarily comprised of cash and cash equivalents, inventory, receivables and property, plant and equipment. We classified these Assets held for sale as long-term at December 31, 2009 because we received a promissory note in exchange for the India Operations that will not convert to cash within one year.

At December 31, 2009 Property, net was $18.7 billion. In connection with our application of fresh-start reporting, we recorded Property at its fair value of $18.5 billion at July 10, 2009.

At December 31, 2009 Goodwill was $30.7 billion. In connection with our application of fresh-start reporting, we recorded Goodwill of $30.5 billion at July 10, 2009. When applying fresh-start reporting, certain accounts, primarily employee benefit and income tax related, were recorded at amounts determined under specific U.S. GAAP rather than fair value and the difference between the U.S. GAAP and fair value amounts gave rise to goodwill, which is a residual. Our employee benefit related accounts were recorded in accordance with ASC 712, “Compensation—Nonretirement Postemployment Benefits” and ASC 715, “Compensation—Retirement Benefits” and deferred income taxes were recorded in accordance with ASC 740, “Income Taxes”. Further, we recorded valuation allowances against certain of our deferred tax assets, which under ASC 852 also resulted in goodwill.

At December 31, 2009 Intangible assets, net were $14.5 billion. In connection with our application of fresh-start reporting, we recorded Intangible assets at their fair value of $16.1 billion at July 10, 2009. Newly recorded identifiable intangible assets include brand names, our dealer network, customer relationships, developed technologies, favorable contracts and other intangible assets.

At December 31, 2009 Other assets of $4.7 billion was primarily comprised of our cost method investments in Ally Financial common and preferred stock, restricted cash and marketable securities and deferred income taxes. In connection with our application of fresh-start reporting, we recorded our investments in Ally Financial common and preferred stock at their fair values of $1.3 billion and $0.7 billion at July 10, 2009. In the three months ended December 31, 2009 we recorded an impairment charge of $0.3 billion related to our investment in Ally Financial common stock. At December 31, 2009 Restricted cash of $1.5 billion was primarily comprised of collateral for insurance related activities and other cash collateral requirements.

Old GM (at December 31, 2008)

At December 31, 2008 Equity in net assets of nonconsolidated affiliates of $2.1 billion was primarily comprised of Old GM’s investments in SGM, SGMW and Ally Financial. In May 2009 Old GM’s ownership interest in Ally Financial’s Common Membership Interests was reduced to 24.5% and at June 30, 2009 Ally Financial converted its status to a C corporation. At that date Old GM began to account for its investment in Ally Financial using the cost method rather than equity method as Old GM could not exercise significant influence over Ally Financial. Prior to Ally Financial’s conversion to a C corporation, Old GM’s investment in Ally Financial was accounted for in a manner similar to an investment in a limited partnership and the equity method was applied because Old GM’s influence was more than minor.

At December 31, 2008 Other assets of $4.7 billion was primarily comprised of restricted cash, primarily collateral for insurance related activities and other cash collateral requirements, taxes other than income, derivative assets and debt issuance expense.

Current Liabilities

GM (at September 30, 2010)

At September 30, 2010 Accounts payable of $22.1 billion increased by $3.4 billion (or 18.2%) primarily due to higher payables for materials due to increased production volumes.

At September 30, 2010 Short-term debt and current portion of long-term debt of $5.6 billion decreased by $4.6 billion (or 45.0%), primarily due to our full repayments of the UST Loans and Canadian Loan of $7.0 billion and net paydowns on other obligations of $0.6 billion. This was partially offset by an increase of $3.0 billion due to the classification of our VEBA Notes as short-term at September 30, 2010.

At September 30, 2010 Liabilities held for sale were reduced to $0 from $0.4 billion at December 31, 2009 due to the sale of Saab and Saab GB.

At September 30, 2010 Accrued expenses of $24.8 billion increased by $1.7 billion (or 7.2%), primarily due to: (1) an increase in GMNA due to higher customer deposits related to the increased number of vehicles leased to U.S. daily rental car companies of $0.9 billion; and (2) other miscellaneous accruals of $0.7 billion.

GM (at December 31, 2009)

At December 31, 2009 Accounts payable was $18.7 billion. Accounts payable amounts were correlated, in part, with vehicle production and sales volume, which drive purchases of materials, freight costs and advertising expenditures.

At December 31, 2009 Short-term debt and current portion of long-term debt of $10.2 billion was primarily comprised of amounts we entered into or assumed under various agreements with the U.S. and Canadian governments. In addition, we assumed secured and unsecured debt obligations (including capital leases) owed by our subsidiaries.

At December 31, 2009 current Liabilities held for sale of $0.4 billion were related to Saab. Saab’s Liabilities held for sale were primarily comprised of accounts payable, warranty and pension obligations and other liabilities.

At December 31, 2009 Accrued expenses were $23.1 billion. Major components of accrued expenses were OPEB obligations, dealer and customer allowances, claims and discounts, deposits from rental car companies, policy, product warranty and recall campaigns, accrued payrolls and employee benefits, current pension obligation, taxes other than income taxes and liabilities related to plant closures. Accrued expenses were affected by sales volumes which affect customer deposits, dealer incentives and policy and warranty costs as well as certain liabilities MLC retained as a result of the 363 transaction.

Old GM (at December 31, 2008)

At December 31, 2008 Accounts payable was $22.3 billion. Accounts payable amounts were correlated, in part, with vehicle production and sales volume, which drive purchases of materials, freight costs and advertising expenditures.

At December 31, 2008 Short-term debt and current portion of long-term debt of $16.9 billion was primarily comprised of UST Loans, a secured revolving credit facility and secured and unsecured debt obligations (including capital leases) owed by Old GM’s subsidiaries.

In connection with the 363 Sale, MLC retained Old GM’s unsecured U.S. Dollar denominated bonds, foreign currency denominated bonds, contingent convertible debt and certain other debt obligations of $2.4 billion.

At December 31, 2008 Accrued expenses were $36.4 billion. Major components of accrued expenses were OPEB obligations, dealer and customer allowances, claims and discounts, deposits from rental car companies, policy, product warranty and recall campaigns, accrued payrolls and employee benefits, current pension obligation, taxes other than income taxes and liabilities related to plant closures. Other accrued expenses included accruals for advertising and promotion, legal, insurance, and various other items.

Non-Current Liabilities

GM (at September 30, 2010)

At September 30, 2010 Long-term debt of $2.9 billion decreased by $2.6 billion (or 47.1%), primarily due to the reclassification of our VEBA Notes from long-term to short-term, which were $2.8 billion at December 31, 2009, partially offset by additional net borrowings and foreign currency translation.

At September 30, 2010 Liabilities held for sale were reduced to $0 from $0.3 billion at December 31, 2009 due to the sale of our India Operations in February 2010. We classified these Liabilities held for sale as long-term at December 31, 2009 because we received a promissory note in exchange for the India Operations that does not convert to cash within one year.

At September 30, 2010 our Pensions obligation of $29.0 billion increased by $1.9 billion (or 6.9%), primarily due to pension plan remeasurements of $2.8 billion, partially offset by net contributions and benefit payments of $0.6 billion and the favorable effect of foreign currency translation of $0.2 billion.

GM (at December 31, 2009)

At December 31, 2009 Long-term debt of $5.6 billion was primarily comprised of VEBA Notes and secured and unsecured debt obligations (including capital leases) owed by our subsidiaries. In connection with our application of fresh-start reporting, we recorded a decrease of $1.5 billion to record Long-term debt at its fair value of $2.5 billion at July 10, 2009.

At December 31, 2009 non-current Liabilities held for sale of $0.3 billion were related to certain of our India Operations. The India Operations Liabilities held for sale were primarily comprised of accounts payable, warranty and pension obligations and other liabilities. We classified these Liabilities held for sale as long-term at December 31, 2009 because we received a promissory note in exchange for the India Operations that will not convert to cash within one year.

At December 31, 2009 our non-current OPEB obligation of $8.7 billion included the effect of the 2009 Revised UAW Settlement Agreement and other OPEB plan changes. In May 2009 the UAW, the UST and Old GM agreed to the 2009 Revised UAW Settlement Agreement, subject to the successful completion of the 363 Sale, which related to the 2008 UAW Settlement Agreement that permanently shifted responsibility for providing retiree health care from Old GM to the New Plan funded by the New VEBA. We and the UAW executed the 2009 Revised Settlement Agreement on July 10, 2009 in connection with the 363 Sale closing. The 2009 Revised UAW Settlement Agreement significantly reduced our OPEB obligations as a result of changing the amount, form and timing of the consideration to be paid to the New VEBA, eliminating certain coverages and increasing certain cost sharing provisions.

At December 31, 2009 our non-current Pensions obligation of $27.1 billion included the effects of the 2009 Salaried Window Program, 2009 Special Attrition Program, Second 2009 Special Attrition Program, Delphi Benefit Guarantee Agreements, the 2009 Revised UAW Settlement Agreement and other employee related actions.

At December 31, 2009 Other liabilities and deferred income taxes were $13.3 billion. Major components of Other liabilities included policy and product warranty, accrued payrolls and employee benefits, postemployment benefits including facility idling reserves, and dealer and customer allowances, claims and discounts.

Old GM (at December 31, 2008)

At December 31, 2008 Long-term debt of $29.0 billion was primarily comprised of: (1) unsecured U.S. Dollar denominated bonds of $14.9 billion; (2) foreign currency denominated bonds of $4.4 billion; and (3) contingent convertible debt of $6.4 billion. The remaining balance consisted mainly of secured and unsecured debt obligations (including capital leases) owed by Old GM’s subsidiaries.

In connection with the Chapter 11 Proceedings, Old GM’s $4.5 billion secured revolving credit facility, $1.5 billion U.S. term loan and $125 million secured credit facility were paid in full on June 30, 2009.

In connection with the 363 Sale, MLC retained Old GM’s unsecured U.S. Dollar denominated bonds, foreign currency denominated bonds, contingent convertible debt and certain other debt obligations of $25.5 billion.

At December 31, 2008 the non-current OPEB obligation of $28.9 billion represented the liability to provide postretirement medical, dental, legal service and life insurance to eligible U.S. and Canadian retirees and their eligible dependents.

At December 31, 2008 the total non-current Pensions obligation of $25.2 billion included the effect of actual losses on plan assets, the transfer of the Delphi pension liability and other curtailments and amendments.

At December 31, 2008 Other liabilities and deferred income taxes were $17.4 billion. Major components of Other liabilities included product warranty and recall campaigns, accrued payrolls and employee benefits, insurance reserves, Delphi contingent liabilities, postemployment benefits including facility idling reserves, and dealer and customer allowances, claims and discounts.

Further information on each of our businesses and geographic segments is subsequently discussed.

Our segment information reflects the information provided to and reviewed by our chief operating decision maker to assess performance and allocate resources. We manage our operations on a geographic basis through our three geographically-based segments: GMNA, GME and GMIO. Our segments typically share assets and vehicle platforms in the manufacturing process, including related engineering. Production and capacity planning is performed on a regional or global basis. While not all vehicles within a segment are individually profitable on a fully loaded cost basis, those vehicles are needed in our product mix in order to attract customers to dealer showrooms and to maintain sales volumes for other, more profitable vehicles. These factors together with the integrated nature of our manufacturing operations, the existence of broad-based trade agreements within certain geographical regions, and the need to meet regulatory requirements, such as Corporate Average Fuel Economy (CAFE) regulations within certain geographic regions, drives our need to manage our business operations on a geographic basis and not on an individual brand or vehicle basis. Accordingly, the focus of our operational discussion is at the geographic-based segment level.

Segment Results of Operations

GM North America

(Dollars in Millions)

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Total net sales and revenue	$61,045	$32,426	$14,151	$24,191	$86,187	$112,448
Earnings (loss) before interest and income taxes	$4,935	$(4,820)	$(1,377)	$(11,092)	$(12,203)	$1,876

Production and Vehicle Sales Volume

The following tables summarize total production volume and sales of new motor vehicles and competitive position (in thousands):

	GM	Combined GM and Old GM	Old GM
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Production Volume (a)
Cars	737	727	1,543	1,526
Trucks	1,369	1,186	1,906	2,741

Total	2,106	1,913	3,449	4,267

(a)	Production volume represents the number of vehicles manufactured by our and Old GM’s assembly facilities and also includes vehicles produced by certain joint ventures.

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
	GM	GM as a % of Industry	Combined GM and Old GM	Combined GM and Old GM as a % of Industry
Vehicle Sales (a)(b)(c)(d)(e)
Total GMNA	1,941	18.1%	1,847	18.9%
Total U.S.	1,639	18.7%	1,547	19.5%
U.S. – Cars	629	14.6%	673	16.5%
U.S. Trucks	1,010	22.6%	874	22.6%
Canada	189	15.4%	201	17.6%
Mexico	108	18.4%	94	17.3%

(a)	Vehicle sales primarily represent sales to the ultimate customer.

(b)	Includes HUMMER, Saturn and Pontiac vehicle sales data.

(c)	Includes Saab vehicle sales data through February 2010.

(d)	Vehicle sales data may include rounding differences.

(e)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at time of delivery to the daily rental car companies.

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Combined GM and Old GM	Combined GM and Old GM as a % of Industry	Old GM	Old GM as a % of Industry	Old GM	Old GM as a % of Industry
Vehicle Sales (a)(b)(c)(d)
Total GMNA	2,485	19.0%	3,565	21.5%	4,516	23.0%
Total U.S.	2,084	19.7%	2,981	22.1%	3,867	23.5%
U.S. – Cars	874	16.3%	1,257	18.6%	1,489	19.7%
U.S. – Trucks	1,210	23.1%	1,723	25.5%	2,377	26.7%
Canada	254	17.1%	359	21.4%	404	23.9%
Mexico	138	17.9%	212	19.8%	230	20.1%

(a)	Vehicle sales primarily represent sales to the ultimate customer.

(b)	Includes HUMMER, Saab, Saturn and Pontiac vehicle sales data.

(c)	Vehicle sales data may include rounding differences.

(d)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at time of delivery to the daily rental car companies.

	GM	Combined GM and Old GM		Old GM
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Nine Months Ended September 30, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
GMNA Vehicle Deliveries by Brand (a)(b)(c)(d)(e)
Buick	123	111	79	154	202
Cadillac	112	115	77	170	225
Chevrolet	1,393	1,601	1,178	2,158	2,654
GMC	290	317	224	438	579
Other - Opel	1	1	1	2	2

Core Brands	1,918	2,145	1,558	2,922	3,662

HUMMER	4	11	10	30	59
Pontiac	11	238	205	383	486
Saab	1	10	8	23	35
Other - Isuzu	—	—	—	—	8
Saturn	7	81	68	207	266

Other Brands	22	340	290	643	854

GMNA Total	1,941	2,485	1,847	3,565	4,516

(a)	Vehicle sales primarily represent sales to the ultimate customer.

(b)	Includes HUMMER, Saturn and Pontiac vehicle sales data.

(c)	Includes Saab vehicle sales data through February 2010.

(d)	Vehicle sales data may include rounding differences.

(e)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

Nine Months ended September 30, 2010 and 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Successor	Combined GM and Old GM	Nine Months Ended 2010 vs. 2009 Change
	Nine Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2009	Amount	%
Total net sales and revenue	$61,045	$38,342	$22,703	59.2%

In the nine months ended September 30, 2010 Total net sales and revenue increased compared to the corresponding period in 2009 by $22.7 billion (or 59.2%), primarily due to: (1) higher primarily wholesale volumes of $16.5 billion representing 733,000 vehicles (or 51.6%) due to an improving economy and successful recent vehicle launches such as the Chevrolet Equinox, GMC Terrain, Buick LaCrosse and Cadillac SRX; (2) favorable pricing of $2.8 billion due to lower sales allowances partially offset by less favorable adjustments in the U.S. to the accrual for U.S. residual support programs for leased vehicles of $0.3 billion (favorable of $0.6 billion in 2010 compared to favorable of $0.9 billion in 2009); (3) favorable mix of $1.6 billion due to increased crossover and truck sales; (4) increased sales of $1.0 billion due to the acquisition of Nexteer and four domestic component manufacturing facilities; and (5) the favorable net foreign currency remeasurement effect of $0.6 billion primarily driven by the strengthening of the Canadian Dollar against the U.S. Dollar.

Earnings (Loss) Before Interest and Income Taxes

The most significant factors which influence GMNA’s profitability are industry volume (primarily U.S. seasonally adjusted annual rate (SAAR)) and market share. While not as significant as industry volume and market share, another factor affecting GMNA profitability is the relative mix of vehicles (cars, trucks, crossovers) sold. Contribution margin is a key indicator of product profitability. Contribution margin is defined as revenue less material cost, freight, and policy and warranty expense. Vehicles with higher selling prices generally have higher contribution margins. Trucks currently have a contribution margin of approximately 140% of our portfolio on a weighted average basis. Crossover vehicles’ contribution margins are in line with the overall portfolio on a weighted average basis, and cars are approximately 60% of the portfolio on a weighted average basis. As such, a sudden shift in consumer preference from trucks to cars would have an unfavorable effect on GMNA’s EBIT and breakeven point. For example, a shift in demand such that industry market share for trucks deteriorated 10 percentage points and industry market share for cars increased by 10 percentage points, holding other variables constant, would have increased GMNA’s breakeven point for the three months ended September 30, 2010, as measured in terms of U.S. industry volume SAAR, by approximately 200,000 vehicles. For the three months ended September 30, 2010 our U.S. car market share was 13.9% based on vehicle sales volume and our U.S. truck market share was 22.4% based on vehicle sales volume. We continue to strive to achieve a product portfolio with more balanced contribution margins and less susceptibility to shifts in consumer demand.

GM

In the nine months ended September 30, 2010 results reflected operating income of $4.7 billion on primarily wholesale volumes of 2.2 million vehicles and include: (1) favorable adjustments of $0.2 billion to restructuring reserves primarily due to increased production capacity utilization, which resulted in the recall of idled employees to fill added shifts at multiple U.S. production sites; partially offset by (2) advertising and sales promotion expenses of $2.2 billion primarily to support media campaigns for our products; (3) administrative expenses of $1.4 billion; (4) selling and marketing expenses of $0.5 billion related to our dealerships; (5) foreign currency remeasurement losses of $0.2 billion and foreign currency transaction losses of $0.1 billion driven by the strengthening of the Canadian Dollar against the U.S. Dollar; (6) charges of $0.2 billion for a recall campaign on windshield fluid heaters; and (7) impairment charges related to product-specific tooling assets of $0.2 billion.

In the period July 10, 2009 through September 30, 2009 results included: (1) favorable adjustments in Cost of sales of $0.7 billion due to the sell through of inventory acquired from Old GM at July 10, 2009. As required under U.S. GAAP, the acquired inventory was recorded at fair value as of the acquisition date using a market participant approach, which for work in process and finished goods inventory considered the estimated selling price of the inventory less the costs a market participant would incur to complete, sell and dispose of the inventory, which may be different than our costs, and the profit margin required for its completion and disposal effort; (2) foreign currency translation losses of $0.8 billion driven by the general strengthening of the Canadian Dollar versus the U.S. Dollar; and (3) charges of $0.2 billion related to dealer wind-down costs for our Saturn dealers after plans to sell the Saturn brand and dealerships network were terminated.

Old GM

In the period January 1, 2009 through July 9, 2009 results included: (1) incremental depreciation charges of $2.1 billion recorded by Old GM prior to the 363 Sale for facilities included in GMNA’s restructuring activities and for certain facilities that MLC retained; (2) curtailment loss of $1.7 billion upon the interim remeasurement of the U.S. hourly and U.S. salaried defined benefit pension plans as a result of the 2009 Special Attrition Programs and salaried workforce reductions; (3) U.S. hourly and salary separation program charges and Canadian restructuring activities of $1.1 billion; (4) foreign currency remeasurement losses of $0.7 billion driven by the general strengthening of the Canadian Dollar against the U.S. Dollar; (5) charges of $0.5 billion incurred for dealer wind-down costs; (6) a charge of $1.1 billion related to the SUB and TSP, partially offset by a favorable adjustment of $0.7 billion primarily related to the suspension of the JOBS Program; (7) charges of

$0.4 billion primarily for impairments for special tooling and product related machinery and equipment; (8) charges of $0.3 billion related to obligations associated with various Delphi agreements; and (9) equity losses of $0.3 billion related to impairment charges at NUMMI and our proportionate share of losses at CAMI. MLC retained the investment in NUMMI, and CAMI has been consolidated since March 1, 2009.

July 10, 2009 Through December 31, 2009 and January 1, 2009 Through July 9, 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Combined GM and Old GM	Successor	Predecessor		Year Ended 2009 vs. 2008 Change
	Year Ended December 31, 2009	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
					Amount	%
Total net sales and revenue	$56,617	$32,426	$24,191	$86,187	$(29,570)	(34.3)%

In the periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009 several factors affected vehicle sales. The tight credit markets, increased unemployment rates and a recession in North America and GMNA’s largest market, the United States, negatively affected vehicle sales. Old GM’s well publicized liquidity issues, public speculation as to the effects of Chapter 11 proceedings and the actual Chapter 11 Proceedings negatively affected vehicle sales in North America. These negative factors were partially offset in the period July 10, 2009 through December 31, 2009 by: (1) improved vehicle sales related to the CARS program; and (2) an increase in dealer showroom traffic and related vehicle sales in response to our new 60-Day satisfaction guarantee program, which began in early September 2009 and ended January 4, 2010.

In the year ended 2009 Total net sales and revenue decreased by $29.6 billion (or 34.3%) primarily due to a decrease in revenue of $36.7 billion related to volume reductions. The decline in revenue was partially offset by: (1) improved pricing, lower sales incentives and improved lease residuals of $5.4 billion; and (2) favorable vehicle mix of $2.8 billion.

Income (Loss) Attributable to Stockholders Before Interest and Income Taxes

Loss attributable to stockholders before interest and income taxes was $4.8 billion and $11.1 billion in the periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009.

Cost and expenses includes both fixed costs and costs which generally vary with production levels. Certain fixed costs, primarily labor related, have continued to decrease in relation to historical levels primarily due to various separation and other programs. However, the implementation of various separation programs, as well as reducing the estimated useful lives of Property, net resulted in significant charges in various periods.

In the period July 10, 2009 through December 31, 2009 results included the following:

•	A settlement loss of $2.6 billion related to the termination of our UAW hourly retiree medical plan and Mitigation Plan;

•	Foreign currency translation losses of $1.3 billion driven by the general strengthening of the Canadian Dollar versus the U.S. Dollar;

•	Charges of $0.3 billion primarily related to dealer wind-down costs for our Saturn dealers after plans to sell the Saturn brand and dealership network were terminated; and

•	Effects of fresh-start reporting, which included amortization of intangible assets which were established in connection with our application of fresh-start reporting, which was offset by decreased depreciation of fixed assets resulting from lower balances, and the elimination of historical deferred losses related to pension and postretirement obligations.

In the period January 1, 2009 through July 9, 2009 results included the following:

•	Incremental depreciation charges of $2.0 billion recorded by Old GM prior to the 363 sale for facilities included in GMNA’s restructuring activities and for certain facilities that MLC retained;

•	Charges of $1.1 billion related to the SUB and TSP, which replaced the JOBS Program;

•

Separation charges of $1.0 billion related to hourly and salaried employees who participated in various separation programs; which were partially offset by favorable adjustments of $0.7 billion primarily related to the suspension of the JOBS Program;

•	Foreign currency translation losses of $0.7 billion driven by the general strengthening of the Canadian Dollar versus the U.S. Dollar;

•	Charges of $0.5 billion related to dealer wind-down costs; and

•

Impairment charges of $0.2 billion related to Old GM’s investment in NUMMI and equity losses of $0.1 billion related to NUMMI and CAMI. MLC retained the investment in NUMMI, and CAMI has been consolidated since March 1, 2009.

2008 Compared to 2007

(Dollars in Millions)

Total Net Sales and Revenue

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Total net sales and revenue	$86,187	$112,448	$(26,261)	(23.4)%

Tightening of the credit markets, turmoil in the mortgage markets, reductions in housing values, volatile oil prices and the resulting recession in the United States decreased GMNA’s vehicle sales in the year ended 2008. GMNA’s vehicle sales decreased by 951,000 vehicles (or 21.1%) to 3.6 million vehicles in 2008, with 379,000 (or 39.9%) of the decrease occurring in the fourth quarter. GMNA’s vehicle sales were 948,000 vehicles, 964,000 vehicles, 978,000 vehicles and 675,000 vehicles in the first, second, third and fourth quarters of 2008.

GMNA’s U.S. vehicle sales in the year ended 2008 decreased in the first three quarters with a sharp decline in the fourth quarter. GMNA’s U.S. vehicle sales decreased by 103,000 vehicles (or 11.4%), decreased by 214,000 vehicles (or 21.2%) and decreased by 218,000 vehicles (or 20.9%) in the first, second, and third quarters of 2008. The sharp fourth quarter decline resulted in decreased vehicle sales of 350,000 vehicles (or 39.0%). In the year ended 2008 GMNA’s vehicle sales also decreased in Canada by 45,000 vehicles (or 11.1%) and decreased in Mexico by 18,000 vehicles (or 7.8%).

In the year ended 2008 Total net sales and revenue decreased by $26.3 billion (or 23.4%) due primarily to: (1) a decline in volumes and unfavorable vehicle mix of $23.1 billion resulting from continued market challenges; (2) an increase of $1.8 billion in the accrual for residual support programs for leased vehicles, primarily due to the decline in residual values of fullsize pick-up trucks and sport utility vehicles in the middle of 2008; (3) unfavorable pricing of $0.7 billion; (4) a decrease in sales of components, parts and accessories of $0.6 billion; partially offset by (5) foreign currency translation of $0.3 billion due to a strengthening of the U.S. Dollar versus the Canadian Dollar. Contributing to the volume decline was revenue of $0.8 billion that was deferred in the fourth quarter of 2008 related to deliveries to dealers that did not meet the criteria for revenue recognition, either because collectability was not reasonably assured or the risks and rewards of ownership were not transferred at the time of delivery.

Cost of Sales

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Cost of sales	$90,806	$106,619	$(15,813)	(14.8)%
Gross margin	$(4,619)	$5,829	$(10,448)	(179.2)%

In the year ended 2008 Cost of sales decreased $15.8 billion (or 14.8%) primarily due to: (1) decreased costs related to lower production volumes of $14.0 billion; (2) net curtailment gain of $4.9 billion related to the 2008 UAW Settlement Agreement; (3) manufacturing savings of $1.4 billion from lower manufacturing costs and hourly headcount levels resulting from attrition programs and productivity improvements; (4) favorable foreign currency translation gains of $1.4 billion due primarily to the appreciation of the U.S. Dollar versus the Canadian Dollar; (5) pension prior service costs of $2.2 billion recorded in the year ended 2007; and (6) gains of $0.9 billion related to the fair value of commodity and foreign currency exchange derivatives. These decreases were partially offset by: (1) charges related to restructuring and other costs associated with Old GM’s special attrition programs, certain Canadian facility idlings and finalization of Old GM’s negotiations with the CAW of $5.8 billion; (2) expenses of $1.7 billion related to the salaried post-age-65 healthcare settlement; (3) commodity derivative losses of $0.8 billion; (4) increased Delphi related charges of $0.6 billion related to certain cost subsidies reimbursed during the year; and (5) increased warranty expenses of $0.5 billion.

Selling, General and Administrative Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Selling, general and administrative expense	$7,744	$8,368	$(624)	(7.5)%

In the year ended 2008 Selling, general and administrative expense decreased by $0.6 billion (or 7.5%) primarily due to: (1) reductions in incentive compensation and profit sharing costs of $0.4 billion; and (2) decreased advertising, selling and sales promotion expenses of $0.3 billion. These decreases were partially offset by $0.2 billion related to the 2008 Salaried Window Program.

Other Expenses, net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Other expenses, net	$154	$552	$(398)	(72.1)%

In the year ended 2008 Other expenses, net was comprised of an impairment charge related to goodwill of $154 million.

In the year ended 2007 Other expenses, net of $0.6 billion was primarily related to a nonrecurring charge for pension benefits granted to future and current retirees of Delphi.

Other Non-Operating Income, net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Other non-operating income, net	$487	$442	$45	10.2%

In the year ended 2008 Other non-operating income, net increased by $45 million (or 10.2%) primarily due to: (1) exclusivity fee income of $105 million; (2) a gain on sale of affiliates of $49 million; (3) miscellaneous income of $22 million; partially offset by: (4) a decrease in royalty income of $133 million.

Equity Income (Loss), net of tax

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
NUMMI	$(118)	$(5)	$(113)	n.m.
CAMI	(72)	32	(104)	n.m.
Other	(11)	(5)	(6)	120.0%

Total equity income (loss), net of tax	$(201)	$22	$(223)	n.m.

n.m. = not meaningful

In the year ended 2008 Equity income (loss), net of tax decreased by $0.2 billion due to impairment charges and lower income from Old GM’s investments in NUMMI and CAMI.

GM International Operations

(Dollars in Millions)

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Total net sales and revenue	$25,366	$15,516	$6,395	$11,698	$37,344	$37,060
Earnings (loss) before interest and income taxes	$2,484	$1,196	$474	$(964)	$471	$1,947

Production and Vehicle Sales Volume

The following tables summarize total production volume and sales of new motor vehicles and competitive position (in thousands):

	GM	Combined GM and Old GM	Old GM
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Production Volume (a)(b)(c)	3,418	3,484	3,200	3,246

(a)	Production volume represents the number of vehicles manufactured by our and Old GM’s assembly facilities and also includes vehicles produced by certain joint ventures.

(b)	Includes SGM joint venture production in China of 735,000 vehicles and SGMW, FAW-GM joint venture production in China and HKJV joint venture production in India of 1.1 million vehicles in the nine months ended September 30, 2010, combined GM and Old GM SGM joint venture production in China of 712,000 vehicles and combined GM and Old GM SGMW and FAW-GM joint venture production in China of 1.2 million vehicles in the year ended December 31, 2009 and Old GM SGM joint venture production in China of 439,000 vehicles and 491,000 vehicles and Old GM SGMW joint venture production in China of 646,000 vehicles and 555,000 vehicles in the years ended December 31, 2008 and 2007.

(c)	The joint venture agreements with SGMW (34%) and FAW-GM (50%) allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM joint venture production in China.

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
	GM	GM as a% of Industry	Combined GM and Old GM	Combined GM and Old GM as a% of Industry
Vehicle Sales (a)(b)(c)(d)
Total GMIO	3,041	10.2%	2,389	10.2%
Vehicle Sales—consolidated entities
Brazil	471	18.8%	439	19.1%
Australia	101	13.0%	87	12.7%
Argentina	85	16.4%	64	15.3%
South Korea (e)	88	7.8%	76	7.5%
Middle-East Operations	85	10.0%	86	11.0%
Colombia	60	34.3%	49	36.9%
Egypt	52	27.5%	38	25.6%
Venezuela	39	41.7%	40	37.6%
Vehicle sales—primarily joint ventures (f)
China (g)	1,776	13.4%	1,293	13.3%
India	84	3.7%	46	2.8%

(a)	Vehicle sales primarily represent estimated sales to the ultimate customer.

(b)	Vehicle sales data may include rounding differences.

(c)	Includes Saab vehicle sales data through February 2010.

(d)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

(e)	Vehicle sales and market share data from sales of GM Daewoo produced Chevrolet brand products in Europe are reported as part of GME. Sales of GM Daewoo produced Chevrolet brand products in Europe not included in vehicle sales and market share data was 250,000 vehicles in the nine months ended September 30, 2010. Combined GM and Old GM sales of GM Daewoo produced Chevrolet brand products in Europe not included in vehicle sales and market share data was 273,000 vehicles in the nine months ended September 30, 2009.

(f)	Includes SGM joint venture vehicle sales in China of 713,000 vehicles and SGMW, FAW-GM joint venture vehicle sales in China and HKJV joint venture vehicle sales in India of 1.0 million vehicles in the nine months ended September 30, 2010 and combined GM and Old GM SGM joint venture vehicle sales in China of 473,000 vehicles and combined GM and Old GM SGMW and FAW-GM joint venture vehicle sales in China of 763,000 vehicles in the nine months ended September 30, 2009. We do not record revenue from our joint ventures’ vehicle sales.

(g)	The joint venture agreements with SGMW (34%) and FAW-GM (50%) allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM joint venture vehicle sales in China.

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Combined GM and Old GM	Combined GM and Old GM as a % of Industry	Old GM	Old GM as a % of Industry	Old GM	Old GM as a % of Industry
Vehicle Sales (a)(b)(c)
Total GMIO	3,326	10.2%	2,751	9.4%	2,672	9.5%
Vehicle Sales—consolidated entities
Brazil	596	19.0%	549	19.5%	499	20.3%
Australia	121	12.9%	133	13.1%	149	14.2%
Middle East Operations	117	11.1%	144	9.3%	136	10.7%
South Korea (d)	115	7.9%	117	9.7%	131	10.3%
Argentina	79	15.2%	95	15.5%	92	16.1%
Colombia	67	36.1%	80	36.3%	93	36.8%
Egypt	52	25.5%	60	23.1%	40	17.5%
Venezuela	49	36.1%	90	33.2%	151	30.7%
Vehicle Sales—primarily joint ventures (e)
China (f)	1,826	13.3%	1,095	12.1%	1,032	12.2%
India	69	3.1%	66	3.3%	60	3.0%

(a)	Vehicle sales primarily represent estimated sales to the ultimate customer.

(b)	Vehicle sales data may include rounding differences.

(c)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

(d)	Vehicle sales and market share data from sales of GM Daewoo produced Chevrolet brand products in Europe are reported as part of GME. Combined GM and Old GM sales of GM Daewoo produced Chevrolet brand products in Europe not included in vehicle sales and market share data was 360,000 vehicles in the year ended 2009. Old GM’s sales of GM Daewoo produced Chevrolet brand products in Europe not included in vehicle sales and market share data was 434,000 vehicles and 400,000 vehicles in the years ended 2008 and 2007.

(e)	Includes combined GM and Old GM SGM joint venture vehicle sales in China of 710,000 vehicles and combined GM and Old GM SGMW and FAW-GM joint venture vehicle sales in China of 1.0 million vehicles in the year ended December 31, 2009 and Old GM SGM joint venture vehicle sales in China of 446,000 vehicles and 476,000 vehicles and Old GM SGMW joint venture vehicle sales in China of 606,000 vehicles and 516,000 vehicles in the years ended December 31, 2008 and 2007. We do not record revenue from our joint ventures’ vehicle sales.

(f)	The joint venture agreements with SGMW (34%) and FAW-GM (50%) allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM joint venture vehicle sales in China.

Nine Months ended September 30, 2010 and 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Successor	Combined GM and Old GM	Nine Months Ended 2010 vs. 2009 Change
	Nine Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2009	Amount	%
Total net sales and revenue	$25,366	$18,093	$7,273	40.2%

In the nine months ended September 30, 2010 Total net sales and revenue increased compared to the corresponding period in 2009 by $7.3 billion (or 40.2%) primarily due to: (1) higher wholesale volumes of $4.0 billion representing 315,000 vehicles (or 26.1%). Wholesale volumes increased primarily from the market recovery in GM Daewoo by 68,000 vehicles or (19.9%), by 26,000 vehicles (or 50.1%) in Argentina, by 43,000 vehicles (or 9.8%) in Brazil, by 26,000 vehicles (or 31.4%) in the Middle East and by 21,000 vehicles (or 25.4%) in Australia together with the effect of launches of the Chevrolet Cruze, Chevrolet Spark and the Buick LaCrosse throughout the region; (2) favorable net foreign currency translation effect of $1.2 billion, primarily driven by the strengthening of major currencies in 2010 against the U.S. Dollar such as the Korean Won, Australian Dollar and Brazilian Real, partially offset by devaluation of the Venezuelan Bolivar; (3) derivative losses of $0.9 billion that GMIO recorded in 2009, primarily driven by the depreciation of the Korean Won against the U.S. Dollar in that period. Subsequent to July 10, 2009, all gains and losses on non-designated derivatives were recorded in Interest income and other non-operating income, net; (4) favorable vehicle mix of $0.6 billion driven by launches of the Chevrolet Cruze, Chevrolet Spark and the Buick LaCrosse and increased sales of higher priced sports utility vehicles; and (5) the favorable pricing effect of $0.6 billion in GMIO, primarily in Venezuela of $0.3 billion driven by the hyperinflationary economy and strategic price increase of $0.3 billion in countries such as Brazil and Argentina due to strong market demand for our vehicles.

Earnings (Loss) Before Interest and Income Taxes

GM

In the nine months ended September 30, 2010 results reflected operating income of $1.5 billion on wholesale volume of 1.5 million vehicles and include: (1) administrative expenses of $1.1 billion; (2) advertising and sales promotion expenses of $0.6 billion primarily to support media campaigns for our products; (3) selling and marketing expenses of $0.2 billion related to our dealerships; and (4) favorable foreign currency transaction gain, net of $0.1 billion primarily due to favorable foreign currency exchanges that were processed by CADIVI. EBIT also included: (1) Equity income, net of tax, of $1.1 billion from the operating results of our China joint ventures; (2) the noncontrolling interest attributable to minority shareholders of GM Daewoo of $0.2 billion; and (3) favorable change in fair value of $0.1 billion from derivatives driven by stronger Korean Won versus the U.S. Dollar.

In the period July 10, 2009 through September 30, 2009 results included the following: (1) favorable adjustments in Cost of sales due to the sell through of inventory acquired from Old GM at July 10, 2009. As required under U.S. GAAP, the acquired inventory was recorded at fair value as of the acquisition date using a market participant approach, which for work in process and finished goods inventory considered the estimated selling price of the inventory less the costs a market participant would incur to complete, sell and dispose of the inventory, which may be different than our costs, and the profit margin required for its completion and disposal effort; (2) favorable depreciation of fixed assets resulting from lower balances; and (3) unfavorable amortization of intangible assets.

Old GM

In the period January 1, 2009 through July 9, 2009 results included: (1) loss on derivative instruments of $0.8 billion at GM Daewoo, (2) foreign currency transaction loss of $0.5 billion primarily due to foreign currency exchanges that were processed outside the CADIVI process in Venezuela, partially offset by (3) favorable equity income, net of tax of $0.3 billion from the operating results of our China joint ventures.

July 10, 2009 Through December 31, 2009 and January 1, 2009 Through July 9, 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Combined GM and Old GM	Successor	Predecessor		Year Ended 2009 vs. 2008 Change
	Year Ended December 31, 2009	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
					Amount	%
Total net sales and revenue	$27,214	$15,516	$11,698	$37,344	$(10,130)	(27.1)%

In the periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009, several factors have continued to affect vehicle sales. The tight credit markets, increased unemployment rates and recessionary trends in many international markets, resulted in depressed sales. Old GM’s well publicized liquidity issues, public speculation as to the effects of Chapter 11 proceedings and the actual Chapter 11 Proceedings negatively affected vehicle sales in several markets. Many countries in GMIO responded to the global recession by lowering interest rates and initiating programs to provide credit to consumers, which had a positive effect on vehicle sales. Certain countries including China, Brazil, India and South Korea benefited from effective government economic stimulus packages and are showing signs of a recovery. For the remainder of 2010 we anticipate a challenging sales environment resulting from the global economic slowdown with a partial offset from strong sales in China and Brazil.

In the year ended 2009 Total net sales and revenue decreased by $10.1 billion (or 27.1%) due to: (1) decreased domestic wholesale sales volume and lower exports from GM Daewoo of $4.2 billion, Middle East of $2.4 billion, Australia of $1.5 billion, Venezuela of $0.9 billion, Thailand of $0.6 billion, Argentina of $0.6 billion, South Africa of $0.5 billion, Russia of $0.5 billion and Colombia of $0.3 billion; partially offset by (2) gains on derivative instruments of $0.9 billion at GM Daewoo; (3) favorable pricing of $0.5 billion primarily due to a 60% price increase in Venezuela due to high inflation; and (4) favorable vehicle mix of $0.4 billion driven by launches of new vehicle models at GM Daewoo.

The increase in vehicle sales related to China joint ventures is not reflected in Total net sales and revenue. The results of our China joint ventures are recorded in Equity income, net of tax.

Income (Loss) Attributable to Stockholders Before Interest and Income Taxes

Income (loss) attributable to stockholders before interest and income taxes was income of $1.2 billion and a loss of $1.0 billion in the periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009.

Costs and expenses include both fixed costs as well as costs which generally vary with production levels. Periodically, we have undertaken various separation programs, which have increased costs in the applicable periods with the goal of reducing labor costs in the long term.

Our results are affected by the earnings of our nonconsolidated equity affiliates, primarily our China joint ventures and noncontrolling interests share of earnings primarily in GM Daewoo.

In the period July 10, 2009 through December 31, 2009 results included the following:

•	Separation costs of $0.1 billion related to voluntary and involuntary separation and early retirement programs;

•	Foreign currency transaction gains of $0.1 billion primarily due to the Australian Dollar and Venezuelan Bolivar versus the U.S. Dollar; and

•

Effects of fresh-start reporting, which included amortization of intangible assets, which were partially offset by the reduced value of inventory recorded through Cost of sales which were established in connection with our application of fresh-start reporting and decreased depreciation of fixed assets resulting from lower balances.

In the period January 1, 2009 through July 9, 2009 results included a foreign currency transaction loss of $0.4 billion related to foreign currency transactions outside of the official exchange market in Venezuela.

In the period ended January 1, 2009 through July 9, 2009 negative gross margin was driven by significant sales volume declines, which was not offset totally by declines in cost of sales due to high fixed manufacturing overhead and foreign currency transaction loss of $0.4 billion related to foreign currency transactions outside of the official exchange market in Venezuela.

2008 Compared to 2007

(Dollars in Millions)

Total Net Sales and Revenue

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Total net sales and revenue	$37,344	$37,060	$284	0.8%

In the year ended 2008, Total net sales and revenue increased by $0.3 billion (or 0.8%) due to: (1) favorable foreign currency translation effect of $1.2 billion, related to the Brazilian Real, Euro and Australian Dollar versus the U.S. Dollar; (2) favorable net vehicle pricing of $0.6 billion primarily in Venezuela due to high inflation and Brazil as a result of industry growth and high demand in the first half of 2008; (3) favorable product mix of $0.4 billion; and (4) net increase in sales volume of $0.2 billion primarily related to Russia; offset by (5) our determination that certain of our derivative cash flow hedge instruments were no longer effective resulting in the termination of hedge accounting treatment of $2.1 billion.

The decrease in vehicle sales related to China joint ventures is not reflected in Total net sales and revenue as China joint venture revenue is not consolidated in the financial results.

GMIO’s vehicle sales began to moderate in the third quarter and fell sharply during the fourth quarter of 2008. GMIO’s vehicle sales increased by 76,000 vehicles (or 11.5%), increased by 102,000 vehicles (or 16.2%) and increased by 19,000 vehicles (or 2.8%) in the first, second and third quarters of 2008. GMIO’s vehicle sales decreased by 115,000 vehicles (or 15.9%) in the fourth quarter of 2008. GMIO’s China vehicle sales increased by 22,000 vehicles (or 7.4%), increased by 45,000 vehicles (or 19.3%) and increased by 10,000 vehicles (or 4.4%) in the first, second and third quarters of 2008. GMIO’s vehicle sales in China decreased by 14,000 vehicles (or 5.1%) in the fourth quarter of 2008. The decline in GMIO’s vehicle sales and vehicle sales in China, in the second half of 2008, was attributable to the tightening of the credit markets, volatile oil prices, slowdown of economic growth and declining consumer confidence. Despite the downturn in GMIO’s vehicle sales in the second half of 2008, GMIO capitalized on the demand in the China passenger and light commercial vehicle markets. GMIO increased its vehicle sales throughout the region in 2008, in part due to strong sales in China where volumes exceeded 1.0 million vehicles for the second consecutive year.

Cost of Sales

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Cost of sales	$34,686	$32,944	$1,742	5.3%
Gross margin	$2,658	$4,116	$(1,458)	(35.4)%

In the year ended 2008 cost of sales increased by $1.7 billion (or 5.3%) primarily due to: (1) increased content cost of $1.2 billion driven by an increase in imported material costs at Venezuela and Russia and high inflation across the region primarily in Venezuela, Argentina and South Africa; (2) unfavorable product mix of $0.4 billion; and (3) foreign currency exchange transaction losses on purchases of treasury bills in the region of $0.2 billion.

Selling, General and Administrative Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Selling, general and administrative expense	$2,695	$2,485	$210	8.5%

In the year ended 2008 Selling, general and administrative expense increased by $0.2 billion (or 8.5%) primarily due to Old GM’s expansion in Russia and other European markets.

Other Non-Operating Income, net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Other non-operating income, net	$101	$175	$(74)	(42.3)%

In the year ended 2008 Other non-operating income, net decreased by $74 million (or 42.3%) primarily due to insurance premiums received of $89 million, in 2007.

Equity Income, net of tax

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
SGM and SGMW	$312	$430	$(118)	(27.4)%
Other equity interests	42	45	(3)	(6.7)%

Total equity income, net of tax	$354	$475	$(121)	(25.5)%

In the year ended 2008 Equity income, net of tax decreased by $0.1 billion (or 25.5%) due to lower earnings at SGM.

Net (income) Loss Attributable to Noncontrolling Interests Before Interest and Income Taxes

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Net (income) loss attributable to noncontrolling interests before interest and income taxes	$53	$(334)	$387	115.9%

In the year ended 2008 Net (income) loss attributable to noncontrolling interest before interest and income taxes decreased by $0.4 billion (or 115.7%) due to lower income at GM Daewoo.

GM Europe

(Dollars in Millions)

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Total net sales and revenue	$17,162	$11,479	$5,238	$12,552	$34,647	$37,337
Loss before interest and income taxes	$(1,196)	$(814)	$(15)	$(2,815)	$(2,625)	$(447)

Production and Vehicle Sales Volume

The following tables summarize total production volume and sales of new motor vehicles and competitive position (in thousands):

	GM	Combined GM and Old GM	Old GM
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Production Volume (a)	921	1,106	1,495	1,773

(a)	Production volume represents the number of vehicles manufactured by our and Old GM’s assembly facilities and also includes vehicles produced by certain joint ventures.

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
	GM	GM as a % of Industry	Combined GM and Old GM	Combined GM and Old GM as a % of Industry
Vehicle Sales (a)(b)(c)(d)(e)
Total GME	1,238	8.7%	1,290	9.1%
United Kingdom	233	12.7%	228	13.5%
Germany	195	8.2%	304	9.6%
Italy	130	7.7%	144	8.2%
Spain	80	9.0%	66	8.7%
Russia	107	7.9%	114	9.9%
France	87	4.4%	84	4.4%

(a)	Vehicle sales primarily represent estimated sales to the ultimate customer.
(b)	The financial results from sales of GM Daewoo produced Chevrolet brand products are reported as part of GMIO. Sales of GM Daewoo produced Chevrolet brand products included in vehicle sales and market share data was 250,000 vehicles in the nine months ended September 30, 2010. Combined GM and Old GM sales of GM Daewoo produced Chevrolet brand products included in vehicle sales and market share data was 273,000 vehicles in the nine months ended September 30, 2009.
(c)	Includes Saab vehicle sales data through February 2010.
(d)	Vehicle sales may include rounding differences.
(e)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Combined GM and Old GM	Combined GM and Old GM as a % of Industry	Old GM	Old GM as a % of Industry	Old GM	Old GM as a % of Industry
Vehicle Sales (a)(b)(c)(d)(e)
Total GME	1,668	8.9%	2,043	9.3%	2,182	9.4%
Germany	382	9.4%	300	8.8%	331	9.5%
United Kingdom	287	12.9%	384	15.4%	427	15.2%
Italy	189	8.0%	202	8.3%	237	8.5%
Russia	142	9.4%	338	11.2%	260	9.6%
France	119	4.4%	114	4.4%	125	4.8%
Spain	94	8.7%	107	7.8%	171	8.8%

(a)	Vehicle sales primarily represent estimated sales to the ultimate customer.

(b)	The financial results from sales of GM Daewoo produced Chevrolet brand products are reported as part of GMIO. Combined GM and Old GM sales of GM Daewoo produced Chevrolet brand products included in vehicle sales and market share data was 360,000 vehicles in the year ended 2009. Old GM sales of GM Daewoo produced Chevrolet brand products included in vehicle sales and market share data was 434,000 and 400,000 vehicles in the years ended 2008 and 2007.

(c)	Includes Saab vehicle sales data through February 2010.

(d)	Vehicle sales data may include rounding differences.

(e)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

Nine Months ended September 30, 2010 and 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Successor	Combined GM and Old GM	Nine Months Ended 2010 vs. 2009 Change
	Nine Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2009	Amount	%
Total net sales and revenue	$17,162	$17,790	$(628)	(3.5)%

In the nine months ended September 30, 2010 Total net sales and revenue decreased compared to the corresponding period in 2009 by $0.6 billion (or 3.5%) primarily due to: (1) lower wholesale volumes of $0.5 billion representing 26,000 vehicles (or 2.8%). Wholesale volumes decreased by 111,000 vehicles (or 40.4%) in Germany due to the end of government subsidies and by 4,000 vehicles (or 29.6%) in Greece. These wholesale volume decreases were partially offset as wholesale volumes increased by 15,000 vehicles (or 32.7%) in Spain, by 11,000 vehicles (or 12.4%) in France, by 9,000 vehicles (or 9.2%) in Italy, by 8,000 vehicles (or 109.0%) in Portugal, by 6,000 vehicles (or 27.9%) in the Netherlands, by 14,000 vehicles in the United States primarily related to the Buick Regal and by 26,000 vehicles in various other European countries; (2) unfavorable net foreign currency translation of $0.3 billion, driven primarily by the weakening of the Euro and British Pound against the U.S. Dollar; (3) lower volumes of rental car activity and subsequent repurchases sold at auction of $0.3 billion; partially offset by (4) favorable vehicle pricing of $0.2 billion due to higher pricing on new vehicle launches; (5) increased powertrain sales to external customers of $0.2 billion; and (6) favorable vehicle mix of $0.1 billion due to increased sales of higher priced vehicles partially offset by the end of government subsidies for vehicle purchases in higher retail priced countries.

Loss Before Interest and Income Taxes

GM

In the nine months ended September 30, 2010 results reflected operating loss of $1.3 billion on wholesale volume of 910,000 vehicles and include: (1) restructuring charges of $0.7 billion primarily related to separation programs announced in Belgium, Spain, Germany and the United Kingdom; (2) advertising and sales promotion expenses of $0.6 billion primarily related to support media campaigns for our products; (3) administrative expense of $0.4 billion; and (4) selling and marketing expenses of $0.3 billion related to our dealerships.

In the period July 10, 2009 through September 30, 2009 results included favorable adjustments in Cost of sales of $0.5 billion due to the sell through of inventory acquired from Old GM at July 10, 2009. As required under U.S. GAAP, the acquired inventory was recorded at fair value as of the acquisition date using a market participant approach, which for work in process and finished goods inventory considered the estimated selling price of the inventory less the costs a market participant would incur to complete, sell and dispose of the inventory, which may be different than our costs, and the profit margin required for its completion and disposal effort.

Old GM

In the period January 1, 2009 through July 9, 2009 results included: (1) Other expenses, net of $0.8 billion primarily representing charges related to the deconsolidation of Saab, which filed for reorganization protection under the laws of Sweden in February 2009; (2) incremental depreciation charges of $0.7 billion related to restructuring activities; (3) impairment charges of $0.2 billion related to product-specific tooling assets; and (4) operating losses of $0.2 billion related to Saab.

July 10, 2009 Through December 31, 2009 and January 1, 2009 Through July 9, 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Combined GM and Old GM	Successor	Predecessor		Year Ended 2009 vs. 2008 Change
	Year Ended December 31, 2009	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
					Amount	%
Total net sales and revenue	$24,031	$11,479	$12,552	$34,647	$(10,616)	(30.6)%

In the periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009 several factors have continued to affect vehicle sales. The tight credit markets, increased unemployment rates and a recession in many international markets, resulted in depressed sales. Old GM’s well publicized liquidity issues, public speculation as to the effects of Chapter 11 proceedings and the actual Chapter 11 Proceedings negatively affected vehicle sales in several markets as well as the announcement that Old GM was seeking a majority investor in Adam Opel, which was a condition to receiving financing from the German federal government. Certain countries including Germany benefited from effective government economic stimulus packages and are showing signs of a recovery. For the remainder of 2010, we anticipate a challenging sales environment resulting from the continuation of the global economic slowdown.

In the year ended 2009 Total net sales and revenue decreased by $10.6 billion (or 30.6%) due to: (1) decreased domestic wholesale sales volume of $4.8 billion; (2) net unfavorable effect of $3.7 billion in foreign currency translation and transaction losses, driven primarily by the strengthening of the U.S. Dollar versus the Euro; (3) decreased sales revenue at Saab of $1.2 billion; (4) lower powertrain and parts and accessories revenue of $0.8 billion; partially offset by (5) favorable vehicle pricing of $1.3 billion.

In line with the industry trends previously noted, revenue decreased due to wholesale volume decreases of 405,000 vehicles (or 24.8%).

Loss Attributable to Stockholders Before Interest and Income Taxes

In the periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009 Loss attributable to stockholders before interest and income taxes was $0.8 billion and $2.8 billion.

Cost and expenses includes both fixed costs as well as costs which generally vary with production levels. Certain fixed costs, primarily labor related, have continued to decrease in relation to historical levels primarily due to various separation and other programs implemented in order to reduce labor costs. However, in the period January 1, 2009 through July 9, 2009 the implementation of various separation programs and incremental depreciation contributed to decreased margins. In the period July 10, 2009 through December 31, 2009 the effect of fresh-start reporting, especially the reduced value for inventory favorably affected results.

In the period July 10, 2009 through December 31, 2009 results included the following:

•

Effects of fresh-start reporting primarily consisted of the fair value of inventory which was a decrease from the historical book value and was recorded in cost of sales and depreciation and amortization related to the fair value of fixed assets and special tools, partially offset by increased amortization of intangible assets which were established in connection with our application of fresh-start reporting.

In the period January 1, 2009 through July 9, 2009 results included the following:

•	Other expenses of $0.8 billion primarily represented charges related to the deconsolidation of Saab. Saab filed for reorganization protection under the laws of Sweden in February 2009.

2008 Compared to 2007

(Dollars in Millions)

Total Net Sales and Revenue

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Total net sales and revenue	$34,647	$37,337	$(2,690)	(7.2)%

The recession in Western Europe and the indirect effect of the tightening of credit markets, volatile oil prices, slowdown of economic growth and declining consumer confidence negatively affected sales. GME’s vehicle sales increased by 19,000 vehicles (or 3.4%) and by 16,000 vehicles (or 2.8%) in the first and second quarters of 2008. GME’s vehicle sales decreased by 64,000 vehicles (or 12.3%) and by 110,000 vehicles (or 20.7%) in the third and fourth quarters of 2008.

In the year ended 2008 Total net sales and revenue decreased by $2.7 billion (or 7.2%) due to: (1) lower wholesale sales volume outside of Russia of $4.4 billion; (2) unfavorable vehicle mix of $0.6 billion; offset by (3) a net favorable effect in foreign currency translation of $2.0 billion, driven mainly by the strengthening of the Euro and Swedish Krona, offset partially by the weakening of the British Pound versus the U.S. Dollar.

GME’s revenue, which excludes sales of Chevrolet brand products, decreased most significantly in Spain, where wholesale volumes decreased by 67,000 vehicles (or 46.9%), followed by the United Kingdom, where wholesale volumes decreased by 43,000 vehicles (or 10.5%), and Italy, where wholesale volumes decreased by 41,000 vehicles (or 21.3%). These decreases were partially offset as wholesale volumes in Russia increased by 22,000 vehicles (or 29.6%).

Cost of Sales

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Cost of sales	$34,072	$35,134	$(1,062)	(3.0)%
Gross margin	$575	$2,203	$(1,628)	(73.9)%

In the year ended 2008 Cost of sales decreased by $1.1 billion (or 3.0%) due to decreased wholesale sales volumes of $3.5 billion offset by an unfavorable effect in foreign currency translation of $2.4 billion, driven mainly by the strengthening of the Euro and Swedish Krona.

Selling, General and Administrative Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Selling, general and administrative expense	$2,803	$2,778	$25	0.9%

In the year ended 2008 Selling, general and administrative expense increased by $25 million (or 0.9%) primarily due to an unfavorable effect in foreign currency translation of $87 million related to the Euro versus the U.S. Dollar offset by a decrease in administrative and other expenses of $35 million.

Other Expenses, net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Other expenses, net	$456	$—	$456	n.m.

n.m. = not meaningful

In the year ended 2008 Other expenses, net increased by $0.5 billion due to an impairment charge related to goodwill.

Other Non-Operating Income, net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Other non-operating income, net	$6	$130	$(124)	(95.4)%

In the year ended 2008 Other non-operating income, net decreased by $124 million primarily as a result of a favorable settlement of value added tax claims with the United Kingdom tax authorities of $115 million in the year ended 2007.

Net (Income) Loss Attributable to Noncontrolling Interests Before Interest and Income Taxes

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Net (income) loss attributable to noncontrolling interests before interest and income taxes	$22	$(27)	$49	181.5%

In the year ended 2008 Net (income) loss attributable to noncontrolling interests before interest and income taxes increased by $49 million (or 181.5%) due to declines in profits at Isuzu Motors Polska.

Corporate

(Dollars in Millions)

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Total net sales and revenue	$142	$145	$87	$328	$1,247	$2,390
Net income (loss) attributable to stockholders	$(1,408)	$167	$93	$123,887	$(16,627)	$(41,884)

Nonsegment operations are classified as Corporate. Corporate includes investments in Ally Financial, certain centrally recorded income and costs, such as interest, income taxes and corporate expenditures, certain nonsegment specific revenues and expenses, including costs related to the Delphi Benefit Guarantee Agreements and a portfolio of automotive retail leases.

Nine Months ended September 30, 2010 and 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Successor	Combined GM and Old GM	Nine Months Ended 2010 vs. 2009 Change
	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
			Amount	%
Total net sales and revenue	$142	$415	$(273)	(65.8)%

In the nine months ended September 30, 2010 Total net sales and revenue decreased compared to the corresponding period in 2009 by $0.3 billion (or 65.8%) primarily due to decreased lease financing revenues related to the liquidation of the portfolio of automotive leases. Average outstanding automotive retail leases on-hand for GM and combined GM and Old GM were 9,000 and 87,000 for the nine months ended September 30, 2010 and 2009.

Net Income (Loss) Attributable to Stockholders

GM

In the nine months ended September 30, 2010 results included: (1) Income tax expense of $0.8 billion primarily related to $0.8 billion of tax expense attributable to entities included in our effective tax rate calculation; (2) Interest expense of $0.9 billion related to GMIO debt of $0.3 billion, GMNA debt of $0.2 billion, VEBA Notes interest expense and premium amortization of $0.2 billion and interest expense on the UST Loans of $0.1 billion; partially offset by (3) interest income of $0.3 billion primarily related to investments held in GMIO.

In the period July 10, 2009 through September 30, 2009 results included: (1) interest expense of $0.4 billion primarily due to the UST Loans, Canadian Loan and loans related to GMIO. At September 30, 2009 the principal balance of the UST Loans, Canadian Loan, GMIO and GME loans was $6.7 billion, $1.4 billion, $2.7 billion and $2.5 billion; and (2) foreign currency transaction gains of $0.3 billion due to the appreciation of the Canadian Dollar versus the U.S. Dollar.

Old GM

In the period January 1, 2009 through July 9, 2009 results included: (1) centrally recorded Reorganization gains, net of $128.2 billion which is more fully discussed in Note 2 to the unaudited condensed consolidated interim financial statements; (2) a gain recorded on the UST Ally Financial Loan of $2.5 billion upon the UST’s conversion of the UST Ally Financial Loan for Class B Common Membership Interests in Ally Financial, which gain resulted from the difference between the fair value and the carrying amount of the Ally Financial equity interests given to the UST in exchange for the UST Ally Financial Loan. The gain was partially offset by Old GM’s proportionate share of Ally Financial’s loss from operations of $1.1 billion; (3) amortization of discounts related to the UST Loan, EDC Loan and DIP Facilities of $3.7 billion; (4) interest expense of $0.8 billion on unsecured debt balances; (5) interest expense of $0.4 billion on the UST Loan Facility; (6) interest expense of $0.2 billion on GMIO debt; (7) a loss related to the extinguishment of the UST Ally Financial Loan of $2.0 billion when the UST exercised its option to convert outstanding amounts into shares of Ally Financial’s Class B Common Membership Interests; partially offset by (8) a gain on extinguishment of debt of $0.9 billion related to an amendment to Old GM’s U.S. term loan.

July 10, 2009 Through December 31, 2009 and January 1, 2009 Through July 9, 2009

(Dollars in Millions)

Total Net Sales and Revenue

	Combined GM and Old GM	Successor	Predecessor		Years Ended 2009 vs. 2008 Change
	Year Ended December 31, 2009	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
					Amount	%
Total net sales and revenue	$473	$145	$328	$1,247	$(774)	(62.1)%

Total net sales and revenue includes lease financing revenue from a portfolio of automotive retail leases. We anticipate this portfolio of automotive retail leases to be substantially liquidated by December 2010.

In the year ended 2009 Total net sales and revenue decreased by $0.8 billion (or 62.1%) due to a decrease in other financing revenue of $0.7 billion (or 68.4%) related to the liquidation of automotive retail leases. Average outstanding leases on-hand for combined GM and Old GM were 73,000 and 236,000 for the year ended 2009 and 2008.

Net income Attributable to Stockholders

In the periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009 Net income attributable to stockholders was $0.2 billion and $123.9 billion.

In the period July 10, 2009 through December 31, 2009 results included the following:

•	Foreign currency transaction and translation gains, net of $0.3 billion; and

•	Interest expense of $0.7 billion primarily related to interest expense of $0.3 billion on UST Loans and $0.2 billion on GMIO debt.

In the period January 1, 2009 through July 9, 2009 results included the following:

•	Centrally recorded Reorganization gains, net of $128.2 billion which is more fully discussed in Note 2 to our audited consolidated financial statements;

•	Charges of $0.4 billion for settlement with the PBGC associated with the Delphi Benefit Guarantee Agreements;

•

Gain recorded on the UST Ally Financial Loan of $2.5 billion upon the UST’s conversion of the UST Ally Financial Loan for Class B Common Membership Interests in Ally Financial. The gain resulted from the difference between the fair value and the carrying amount of the Ally Financial equity interests given to the UST in exchange for the UST Ally Financial Loan. The gain was partially offset by Old GM’s proportionate share of Ally Financial’s loss from operations of $1.1 billion;

•

Amortization of discounts related to the UST Loan, EDC Loan and DIP Facilities of $3.7 billion. In addition, Old GM incurred interest expense of $1.7 billion primarily related to interest expense of $0.8 billion on unsecured debt balances, $0.4 billion on the UST Loan Facility and $0.2 billion on GMIO debt; and

•

Loss related to the extinguishment of the UST Ally Financial Loan of $2.0 billion when the UST exercised its option to convert outstanding amounts to shares of Ally Financial’s Class B Common Membership Interests. This loss was partially offset by a gain on extinguishment of debt of $0.9 billion related to an amendment to Old GM’s $1.5 billion U.S. term loan in March 2009.

2008 Compared to 2007

(Dollars in Millions)

Total Net Sales and Revenue

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Total net sales and revenue	$1,247	$2,390	$(1,143)	(47.8)%

In the year ended 2008 Total net sales and revenue decreased by $1.1 billion (or 47.8%) primarily due to a decrease in other financing revenue for the liquidation of automotive operating leases. Average outstanding leases on-hand for Old GM was 236,000 and 455,000 for the year ended December 31, 2008 and 2007.

Cost of Sales

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Cost of Sales	$177	$93	$84	90.3%

In the year ended 2008 Cost of sales increased by $84 million (or 90.3%) primarily due to: (1) loss on foreign exchange and interest rate derivatives of $252 million; (2) a decrease in foreign exchange gain on a transfer pricing transaction between Corporate and GMCL of $159 million; offset by (3) a favorable foreign currency translation effect on our debt denominated in Euros of $267 million.

Selling, General and Administrative Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Selling, general and administrative expense	$1,012	$780	$232	29.7%

In the year ended 2008 Selling, general and administrative expense increased by $232 million (or 29.7%) primarily due to an increase in legal expense of $177 million.

Other Expenses, net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Delphi charges	$4,797	$1,547	$3,250	n.m.
Other	1,292	2,208	(916)	(41.5)%

Total other expenses, net	$6,089	$3,755	$2,334	62.2%

n.m. = not meaningful

In the year ended 2008 Other expenses, net increased by $2.3 billion (or 62.2%) primarily due to increased charges related to the Delphi Benefit Guarantee Agreements of $3.3 billion offset by a decrease in depreciation of $0.7 billion related to the liquidation of the portfolio of automotive retail leases.

Equity in Income (Loss) of and Disposition of Interest in Ally Financial

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Equity in income (loss) of and disposition of interest in Ally Financial	$916	$(1,245)	$2,161	173.6%
Impairment charges related to Ally Financial Common Membership Interests	(7,099)	—	(7,099)	n.m.

Total equity in income (loss) of and disposition of interest in Ally Financial	$(6,183)	$(1,245)	$(4,938)	n.m.

n.m. = not meaningful

In the year ended 2008 Equity in loss of and disposition of interest in Ally Financial increased $4.9 billion due to impairment charges of $7.1 billion related to Old GM’s investment in Ally Financial Common Membership Interests, offset by an increase in Old GM’s proportionate share of Ally Financial’s income from operations of $2.2 billion.

Interest Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Interest expense	$(2,525)	$(3,076)	$551	17.9%

In the year ended 2008 Interest expense decreased by $0.6 billion (or 17.9%) due to the de-designation of certain derivatives as hedges of $0.3 billion and adjustment to capitalized interest of $0.2 billion.

Interest Income

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Interest income	$655	$1,228	$(573)	(46.7)%

In the year ended 2008 Interest income decreased by $0.6 billion (or 46.7%) due to a reduction in interest earned of $0.3 billion due to lower market interest rates and lower cash balances on hand and nonrecurring favorable interest of $0.2 billion recorded in the year ended 2007 resulting from various tax related items.

Other Non-Operating Income (Expense), net

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Impairment related to Ally Financial Preferred Membership Interests	$(1,001)	$—	$(1,001)	n.m.
Other	175	308	(133)	(43.2)%

Total other non-operating income (expense), net	$(826)	$308	$(1,134)	n.m.

n.m. = not meaningful

In the year ended 2008 Other non-operating income (expense), net decreased by $1.1 billion primarily due to impairment charges of $1.0 billion related to Old GM’s Ally Financial Preferred Membership Interests.

Gain on Extinguishment of Debt

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Gain on extinguishment of debt	$43	$—	$43	n.m.

n.m. = not meaningful

In the year ended 2008 Gain on extinguishment of debt related to a settlement gain recorded for the issuance of 44 million shares of common stock in exchange for $498 million principal amount of Old GM’s Series D debentures, which were retired and cancelled.

Income Tax Expense

	Predecessor		Year Ended 2008 vs. 2007 Change
	Year Ended December 31, 2008	Year Ended December 31, 2007
			Amount	%
Income tax expense	$1,766	$36,863	$(35,097)	(95.2)%

In the year ended 2008 Income tax expense decreased by $35.1 billion (or 95.2%) due to the effect of recording valuation allowances of $39.0 billion against Old GM’s net deferred tax assets in the United States, Canada and Germany in the year ended 2007, offset by the recording of additional valuation allowances in the year ended 2008 of $1.9 billion against Old GM’s net deferred tax assets in South Korea, the United Kingdom, Spain, Australia, and other jurisdictions.

Liquidity and Capital Resources

Liquidity Overview

We believe that our current level of cash, marketable securities and availability under our new secured revolving credit facility will be sufficient to meet our liquidity needs. However, we expect to have substantial cash requirements going forward. Our known material future uses of cash include, among other possible demands: (1) Pension and OPEB payments; (2) continuing capital expenditures; (3) spending to implement long-term cost savings and restructuring plans such as restructuring our Opel/Vauxhall operations and potential capacity reduction programs; (4) reducing our overall debt levels which may include repayment of GM Daewoo’s revolving credit facility and other debt payments; (5) the purchase of a portion of our Series A Preferred Stock; and (6) certain South American income and indirect tax-related administrative and legal proceedings may require that we deposit funds in escrow or make payments, such amounts may range from $785 million to $970 million.

Our liquidity plans are subject to a number of risks and uncertainties, including those described in the section of this prospectus entitled “Risk Factors,” some of which are outside our control. Macro-economic conditions could limit our ability to successfully execute our business plans and, therefore, adversely affect our liquidity plans.

Recent Initiatives

We continue to monitor and evaluate opportunities to optimize the structure of our liquidity position.

In the nine months ended September 30, 2010 we made net investments of $5.9 billion in highly liquid marketable securities instruments with maturities between 90 days and 365 days. Previously, these funds would have been invested in short-term instruments less than 90 days and classified as a component of Cash and cash equivalents. Investments in these longer-term securities will increase the interest we earn on these investments. We continue to monitor our investment mix and may reallocate investments based on business requirements.

In November 2009 we provided long-term financing of $900 million to Adam Opel. The funding was primarily used to repay the remaining outstanding amounts of the German Facility, as well as to fund the on-going operating requirements of Opel/Vauxhall.

In January 2010 in order to assist in the funding of the Opel/Vauxhall operations, we provided additional support of $930 million. This support included the acceleration of certain payments owed under engineering services agreements to Adam Opel, which would normally have been paid in April and July, 2010.

In June 2010 the German federal government notified us of its decision not to provide loan guarantees to Opel/Vauxhall. As a result we have decided to fund the requirements of Opel/Vauxhall internally. Opel/Vauxhall has subsequently withdrawn all applications for government loan guarantees from European governments. In July 2010 we committed an additional Euro 1.1 billion (equivalent to $1.3 billion) to fund Opel/Vauxhall’s restructuring and ongoing cash requirements.

In September 2010 we committed up to a total of Euro 3.3 billion (equivalent to $4.2 billion when committed) to fund Opel/Vauxhall’s restructuring and ongoing cash requirements. This funding includes cumulative lending commitments combined into a Euro 2.6 billion facility and equity commitments of Euro 700 million.

In October 2010 we completed our acquisition of AmeriCredit, an independent automobile finance company, for cash of approximately $3.5 billion. The acquisition of GM Financial will allow us to provide a more complete range of financing options to our customers across the U.S. and Canada, specifically focusing on providing additional capabilities in leasing and sub-prime financing options. We funded the transaction using cash on hand.

The repayment of debt remains a key strategic initiative. We continue to evaluate potential debt repayments prior to maturity. Any such repayments may negatively affect our liquidity in the short-term. In July 2010 our Russian subsidiary repaid a loan facility of $150 million to cure a technical default. In the nine months ended September 30, 2010 we repaid the remaining amounts owed under the UST Loans of $5.7 billion and Canadian Loan of $1.3 billion. Additionally, GM Daewoo repaid a portion of its revolving credit facility in the amount of $225 million. On October 26, 2010 we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion.

As described more fully below in the section of this prospectus entitled “—New Secured Revolving Credit Facility,” in October 2010, through a wholly-owned direct subsidiary, we entered into a new $5.0 billion secured revolving credit facility. While we do not believe the proceeds of the secured revolving credit facility are required to fund operating activities, the facility is expected to provide additional liquidity and financing flexibility.

We plan to implement the following actions which will affect our liquidity.

•

We plan to purchase 83.9 million shares of our Series A Preferred Stock, which accrue cumulative dividends at a 9% annual rate, from the UST for a purchase price equal to 102% of their $2.1 billion aggregate liquidation amount pursuant to an agreement that we entered into with the UST in October 2010, conditional upon the completion of the common stock offering. We intend to purchase the Series A Preferred Stock on the first dividend payment date for the Series A Preferred Stock after the completion of the common stock offering.

•

We expect to make a voluntary contribution to our U.S. hourly and salaried defined benefit pension plans of $4.0 billion of cash and $2.0 billion of our common stock after the completion of the common stock offering and the Series B preferred stock offering. The common stock contribution is contingent upon approval from the Department of Labor, which we expect to receive in the near-term.

We continue to pursue our application for loans available under Section 136 of the Energy Independence and Security Act of 2007. While no assurance exists that we may qualify for the loans, any funds that we may receive would be used for costs associated with re-equipping, expanding and establishing manufacturing facilities in the United States to produce advanced technology vehicles and components for these vehicles.

Available Liquidity

Available liquidity includes cash balances and marketable securities. At September 30, 2010 available liquidity was $33.5 billion, not including funds available under credit facilities of $1.3 billion or in the Canadian HCT escrow account of $1.0 billion. The amount of available liquidity is subject to intra-month and seasonal fluctuations and includes balances held by various business units and subsidiaries worldwide that are needed to fund their operations.

We have substantially completed the process of changing our payment terms for the majority of our direct material, service parts and logistics suppliers from payments to be made on the second day after the second month end based on the date of purchase, which averages 47 day payment terms, to weekly payments. This change did not affect the average of 47 days that account payables are outstanding, but it did reduce volatility with respect to our intra-month liquidity and reduced our cash balances and liquidity at each month end. The change to weekly payment terms results in a better match between the timing of our receipt and disbursement of cash, which reduces volatility in our cash balances and lowers our minimum cash operating requirements. The effects of this change on cash balances for any particular month end will vary based on production mix and volume.

We manage our global liquidity using U.S. cash investments, cash held at our international treasury centers and available liquidity at consolidated overseas subsidiaries. The following table summarizes global liquidity (dollars in millions):

	Successor		Predecessor
	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Cash and cash equivalents	$27,466	$22,679	$14,053	$24,817
Marketable securities	6,010	134	141	2,354
Readily-available VEBA assets	—	—	—	640

Available liquidity	33,476	22,813	14,194	27,811
Available under credit facilities	1,319	618	643	7,891

Total available liquidity	34,795	23,431	$14,837	$35,702

UST and HCT escrow accounts (a)	978	13,430

Total liquidity including UST and HCT escrow accounts	$35,773	$36,861

(a)	Classified as Restricted cash and marketable securities. Refer to Note 12 to our unaudited condensed consolidated interim financial statements. Refer to Note 14 to our audited consolidated financial statements for additional information on the classification of the escrow accounts. The remaining funds held in the UST escrow account were released in April 2010 following the repayment of the UST Loans and Canadian Loan.

GM

Total available liquidity increased by $11.4 billion in the nine months ended September 30, 2010 primarily due to positive cash flows from operating activities of $8.3 billion, investing activities less net marketable securities acquisitions of $10.0 billion and a $0.7 billion increase in amounts available under credit facilities, which were partially offset by negative cash flows from financing activities of $7.9 billion.

Total available liquidity increased by $2.5 billion in the period July 10, 2009 through December 31, 2009 due to positive cash flows from operating, financing and investing activities of $3.6 billion which were partially offset by a $1.1 billion reduction in our borrowing capacity on certain credit facilities. The decrease in credit facilities is primarily attributable to the November 2009 extinguishment of the German Facility.

Old GM

Total available liquidity increased by $6.0 billion in the period January 1, 2009 through July 9, 2009 due to positive cash flows from financing activities partially offset by negative cash flow from operating and investing activities for a net cash flow of $4.8 billion as well as an increase of $1.1 billion in available borrowing capacity under credit facilities. This was partially offset by repayments of secured lending facilities.

Available liquidity decreased to $14.2 billion at December 31, 2008 from $27.8 billion at December 31, 2007 primarily as a result of negative operating cash flow driven by reduced production in North America and Western Europe, postretirement benefit payments and cash restructuring costs, and payments to Delphi; partially offset by borrowings on Old GM’s secured revolver and proceeds from the UST Loan Facility.

VEBA Assets

The following table summarizes the VEBA assets (dollars in millions):

	Predecessor
	December 31, 2008	December 31, 2007
Total VEBA assets	$9,969	$16,303
Readily-available VEBA assets	$—	$640

GM

We transferred all of the remaining VEBA assets along with other consideration to the New VEBA within 10 business days after December 31, 2009, in accordance with the terms of the 2009 Revised UAW Settlement Agreement. The VEBA assets were not consolidated by GM after the settlement was recorded at December 31, 2009 because we did not hold a controlling financial interest in the entity that held such assets at that date. Under the terms of the 2009 Revised UAW Settlement Agreement we had an obligation for VEBA Notes of $2.5 billion and accreted interest, at an implied interest rate of 9.0% per annum. On October 26, 2010 we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion.

Under the terms of the 2009 Revised UAW Settlement Agreement, we are released from UAW retiree health care claims incurred after December 31, 2009. All obligations of ours, the New Plan and any other entity or benefit plan of ours for retiree medical benefits for the class and the covered group arising from any agreement between us and the UAW terminated at December 31, 2009. Our obligations to the New Plan and the New VEBA are limited to the terms of the 2009 Revised UAW Settlement Agreement.

Old GM

Total VEBA assets decreased to $10.0 billion at December 31, 2008 from $16.3 billion at December 31, 2007 due to negative asset returns and a $1.4 billion withdrawal of VEBA assets in the year ended 2008. In connection with the 2008 UAW Settlement Agreement a significant portion of the VEBA assets were allocated to a separate account, which also hold the proportional investment returns on that percentage of the trust. No amounts were to be withdrawn from the separate account including its investment returns from January 2008 until transfer to the New VEBA. Because of this treatment, Old GM excluded any portion of the separate account from available liquidity at and subsequent to December 31, 2007.

UST Loans and Canadian Loan

UST Loans

Old GM received total proceeds of $19.8 billion ($15.8 billion subsequent to January 1, 2009, including $361 million under the U.S. government sponsored warranty program) from the UST under the UST Loan Agreement entered into on December 31, 2008. In connection with the Chapter 11 Proceedings, Old GM obtained additional funding of $33.3 billion from the UST and EDC under its DIP Facility.

On July 10, 2009 we entered into the UST Credit Agreement and assumed debt of $7.1 billion which Old GM incurred under its DIP Facility. Proceeds of the UST Credit Agreement of $16.4 billion were deposited in escrow to be distributed to us at our request upon certain conditions as outlined in the UST Credit Agreement. Immediately after entering into the UST Credit Agreement, we made a partial repayment due to the termination of the U.S. government sponsored warranty program, reducing the UST Loans principal balance to $6.7 billion.

At December 31, 2009 $12.5 billion of the proceeds of the UST Credit Agreement remained deposited in escrow. Any unused amounts in escrow on June 30, 2010 were required to be used to repay the UST Loans and Canadian Loan on a pro rata basis. At December 31, 2009 the UST Loans and Canadian Loan were classified as short-term debt based on these terms.

In November 2009 we signed an amendment to the UST Credit Agreement to provide for quarterly repayments of our UST Loans. Under this amendment, we agreed to make quarterly payments of $1.0 billion to the UST. In December 2009 and March 2010 we made quarterly payments of $1.0 billion and $1.0 billion on the UST Loans. In April 2010, we used funds from our escrow account to repay in full the outstanding amount of the UST Loans of $4.7 billion. The UST Loans were repaid prior to maturity. Amounts borrowed under the UST Credit Agreement may not be reborrowed.

Following the repayment of the UST Loans and the Canadian Loan (discussed below), the remaining funds that were held in escrow became unrestricted and the availability of those funds is no longer subject to the conditions set forth in the UST Credit Agreement.

The UST Loans accrued interest equal to the greater of the three month LIBOR rate or 2.0%, plus 5.0%, per annum, unless the UST determined that reasonable means did not exist to ascertain the LIBOR rate or that the LIBOR rate would not adequately reflect the UST’s cost to maintain the loan. In such a circumstance, the interest rate would have been the greatest of: (1) the prime rate plus 4%; (2) the federal funds rate plus 4.5%; or (3) the three month LIBOR rate (which will not be less than 2%) plus 5%. We were required to prepay the UST Loans on a pro rata basis (among the UST Loans, VEBA Notes and Canadian Loan), in an amount equal to the amount of net cash proceeds received from certain asset dispositions, casualty events, extraordinary receipts and the incurrence of certain debt. At December 31, 2009 the UST Loans accrued interest at 7.0%.

The UST Credit Agreement includes a vitality commitment which requires us to use our commercially reasonable best efforts to ensure that our manufacturing volume conducted in the United States is consistent with at least ninety percent of the projected manufacturing level (projected manufacturing level for this purpose being 1,801,000 units in 2010, 1,934,000 units in 2011, 1,998,000 units in 2012, 2,156,000 units in 2013 and 2,260,000 units in 2014), absent a material adverse change in our business or operating environment which would make the commitment non-economic. In the event that such a material adverse change occurs, the UST Credit Agreement provides that we will use our commercially reasonable best efforts to ensure that the volume of United States manufacturing is the minimum variance from the projected manufacturing level that is consistent with good business judgment and the intent of the commitment. This covenant survived our repayment of the UST Loans and remains in effect through December 31, 2014 unless the UST receives total proceeds from debt repayments, dividends, interest, preferred stock redemptions and common stock sales equal to the total dollar amount of all UST invested capital.

UST invested capital totals $49.5 billion, representing the cumulative amount of cash received by Old GM from the UST under the UST Loan Agreement and the DIP Facility, excluding $361 million which the UST loaned to Old GM under the warranty program and which was repaid on July 10, 2009. This balance also does not include amounts advanced under the UST GMAC Loan as the UST exercised its option to convert this loan into GMAC Preferred Membership Interests previously held by Old GM in May 2009. At September 30, 2010, the UST had received cumulative proceeds of $7.4 billion from debt repayments, interest payments and Series A Preferred Stock dividends. The UST’s invested capital less proceeds received totals $42.1 billion.

To the extent we fail to comply with any of the covenants in the UST Credit Agreement that continue to apply to us, the UST is entitled to seek specific performance and the appointment of a court-ordered monitor acceptable to the UST (at our sole expense) to ensure compliance with those covenants.

Refer to Note 18 to our audited consolidated financial statements for additional details on the UST Loans.

Canadian Loan

On July 10, 2009, through our wholly-owned subsidiary GMCL, we entered into the Canadian Loan Agreement and assumed a CAD $1.5 billion (equivalent to $1.3 billion when entered into) term loan maturing on July 10, 2015. In November 2009 we signed an amendment to the Canadian Loan Agreement to provide for quarterly repayments of the Canadian Loan. Under this amendment, we agreed to make quarterly repayments of $192 million to EDC. In December 2009 and March 2010 we made quarterly payments of $192 million and $194 million on the Canadian Loan. In April 2010, GMCL repaid in full the outstanding amount of the Canadian Loan of $1.1 billion. The Canadian Loan was repaid prior to maturity. GMCL cannot reborrow under the Canadian Loan Agreement. The Canadian Loan accrued interest at the greater of the three-month Canadian Dealer Offered Rate or 2.0%, plus 5.0% per annum. Accrued interest was payable quarterly. At December 31, 2009 the Canadian Loan accrued interest at 7.0%.

Refer to Note 18 to our audited consolidated financial statements for additional details on the Canadian Loan.

GM

The following table summarizes the total funding and funding commitments we repaid to the U.S. and Canadian governments in the period July 10, 2009 through December 31, 2009 (dollars in millions):

	Successor
Description of Funding Commitment	July 10, 2009 Beginning Balance	Change in Funding and Funding Commitments (a)	December 31, 2009 Total Obligation
UST Loan (b)	$7,073	$(1,361)	$5,712
Canadian Loan	1,292	(59)	1,233

Total	$8,365	$(1,420)	$6,945

(a)	Includes an increase due to a foreign currency exchange loss on the Canadian Loan of $133 million.
(b)	Includes $361 million which the UST loaned to Old GM under the warranty program and which was assumed by GM and repaid on July 10, 2009.

The following table summarizes the total funding and funding commitments we repaid to the U.S. and Canadian governments in the period January 1, 2010 through September 30, 2010 (dollars in millions):

	Successor
Description of Funding Commitment	January 1, 2010 Beginning Balance	Change in Funding and Funding Commitments (a)	September 30, 2010 Total Obligation
UST Loan	$5,712	$(5,712)	$—
Canadian Loan	1,233	(1,233)	—

Total	$6,945	$(6,945)	$—

(a)	Includes an increase due to a foreign currency exchange loss on the Canadian loan of $56 million.

Old GM

The following table summarizes the total funding and funding commitments Old GM received from the U.S. and Canadian governments and the additional notes Old GM issued related thereto in the period December 31, 2008 through July 9, 2009 (dollars in millions):

	Predecessor
	December 31, 2008 to July 9, 2009
Description of Funding Commitment	Funding and Funding Commitments	Additional Notes Issued (a)	Total Obligation
UST Funding
UST Loan Agreement (b)	$19,761	$1,172	$20,933
DIP Facility—UST	30,100	2,008	32,108

Total UST Funding (c)	49,861	3,180	53,041

EDC Funding
EDC funding (d)	6,294	161	6,455
DIP Facility—EDC	3,200	213	3,413

Total EDC Funding	9,494	374	9,868

Total UST and EDC Funding	$59,355	$3,554	$62,909

(a)	Old GM did not receive any proceeds from the issuance of these promissory notes, which were issued as additional compensation to the UST and EDC.
(b)	Includes debt of $361 million, which the UST loaned to Old GM under the warranty program.
(c)	UST invested capital totalled $49.5 billion, representing the cumulative amount of cash received by Old GM from the UST under the UST Loan Agreement and the DIP Facility, excluding $361 million which the UST loaned to Old GM under the warranty program and which was repaid on July 10, 2009. This balance also does not include amounts advanced under the UST GMAC Loan as the UST exercised its option to convert this loan into GMAC Preferred Membership Interests previously held by Old GM in May 2009.
(d)	Includes approximately $2.4 billion from the EDC Loan Facility received in the period January 1, 2009 through July 9, 2009 and funding commitments of CAD $4.5 billion (equivalent to $3.9 billion when entered into) that were immediately converted into our equity. This funding was received on July 15, 2009.

The following table summarizes the effect of the 363 Sale on the amounts owed to the UST and the EDC under the UST Loan Agreement, the DIP Facility and the EDC Loan Facility (dollars in millions):

	363 Sale
Description of Funding Commitment	Total Obligation	Effect of 363 Sale	GM Obligation Subsequent to 363 Sale (a)
Total UST Funding	$53,041	$(45,968)	$7,073
Total EDC Funding	9,868	(8,576)	1,292

Total UST and EDC Funding	$62,909	$(54,544)	$8,365

(a)	GM assumed the $7.1 billion UST Loans as part of the 363 Sale, which includes debt of $361 million, which the UST loaned to Old GM under the warranty program. GMCL entered into the CAD $1.5 billion Canadian Loan as part of the 363 Sale (equivalent to $1.3 billion when entered into).

New Secured Revolving Credit Facility

In October 2010, through a wholly-owned, direct subsidiary (the “borrower”), we entered into a five year, $5.0 billion secured revolving credit facility, which includes a letter of credit sub-facility of up to $500 million, with Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers, Citibank, N.A., as the administrative agent, and Bank of America, N.A., as the syndication agent, and a syndicate of lenders.

While we do not believe the proceeds of the secured revolving credit facility are required to fund operating activities, the facility is expected to provide additional liquidity and financing flexibility. Availability under the secured revolving credit facility is subject to borrowing base restrictions.

We and certain of the borrower’s domestic subsidiaries guaranteed the borrower’s obligations under the secured revolving credit facility. In addition, obligations under the secured revolving credit facility are secured by substantially all of the borrower’s and the subsidiary guarantors’ domestic assets, including accounts receivable, inventory, property, plant, and equipment, real estate, intercompany loans, intellectual property, trademarks and direct investments in Ally Financial and are also secured by the equity interests of the direct, “first-tier” domestic subsidiaries of the borrower and of the subsidiary guarantors, and up to 65% of the voting equity interests in certain direct, “first-tier” foreign subsidiaries of the borrower and of the subsidiary guarantors, in each case, subject to certain exceptions. The collateral securing the secured revolving credit facility does not include, among other assets, cash, cash equivalents, marketable securities, as well as our investment in GM Financial, our investment in New Delphi and our equity interests in our Chinese joint ventures and in GM Daewoo and in the direct or indirect owners of such equity interests.

Depending on certain terms and conditions in the secured revolving credit facility, including compliance with the borrowing base requirements and certain other covenants, the borrower will be able to add one or more pari passu first lien loan facilities. The borrower will also have the ability to secure up to $2.0 billion of certain obligations of the borrower and its subsidiaries that the borrower may designate from time to time as additional pari passu first lien obligations. Second-lien debt is generally allowed but second lien debt maturing prior to the final maturity date of the secured revolving credit facility is limited to $3.0 billion in outstanding obligations.

Interest rates on obligations under the secured revolving credit facility are based on prevailing per annum interest rates for Eurodollar loans or an alternative base rate plus an applicable margin, in each case, based upon the credit rating assigned to the debt evidenced by the secured revolving credit facility.

The secured revolving credit facility contains representations, warranties and covenants customary for facilities of this nature, including negative covenants restricting the borrower and the subsidiary guarantors from incurring liens, consummating mergers or sales of assets and incurring secured indebtedness, and restricting the borrower from making restricted payments, in each case, subject to exceptions and limitations. In addition, the secured revolving credit facility contains minimum liquidity covenants, which require the borrower to maintain at least $4.0 billion in consolidated global liquidity and at least $2.0 billion in consolidated U.S. liquidity.

Events of default under the secured revolving credit facility include events of default customary for facilities of this nature (including customary notice and/or grace periods, as applicable) such as:

•	the failure to pay principal at the stated maturity, interest or any other amounts owed under the secured revolving credit agreement or related documents;

•	the failure of certain of the borrower’s representations or warranties to be correct in all material respects;

•	the failure to perform any term, covenant or agreement in the secured revolving credit agreement or related documents;

•	the existence of certain judgments that are not vacated, discharged, stayed or bonded;

•	certain cross defaults or cross accelerations with certain other debt;

•	certain defaults under the Employee Retirement Income Security Act of 1974, as amended (ERISA);

•	a change of control;

•	certain bankruptcy events; and

•	the invalidation of the guarantees.

While the occurrence and continuance of an event of default will restrict our ability to borrow under the secured revolving credit facility, the lenders will not be permitted to exercise rights or remedies against the collateral unless the obligations under secured revolving credit facility have been accelerated.

The secured revolving credit facility contemplates up-front fees, arrangement fees, and ongoing commitment and other fees customary for facilities of this nature.

Other Credit Facilities

We make use of credit facilities as a mechanism to provide additional flexibility in managing our global liquidity. These credit facilities are typically held at the subsidiary level and are geographically dispersed across all regions. The following tables summarize our committed, uncommitted and major credit facilities at the dates indicated (dollars in millions):

	Total Credit Facilities				Amounts Available under Credit Facilities
	Successor		Predecessor		Successor		Predecessor
	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Committed	$2,114	$1,712	$6,814	$7,889	$497	$223	$518	$6,887
Uncommitted	992	842	651	1,872	822	395	125	1,004

Total	$3,106	$2,554	$7,465	$9,761	$1,319	$618	$643	$7,891

	Total Credit Facilities				Amounts Available under Credit Facilities
	Successor		Predecessor		Successor		Predecessor
Major Credit Facilities	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007
GM Daewoo	$1,205	$1,179	$1,193	$1,978	$219	$—	$402	$1,508
Old GM Secured—U.S.	—	—	4,480	4,437	—	—	5	4,346
Securitization Program	—	—	667	1,047	—	—	14	762
Brazil	917	425	365	1,412	461	77	—	677
GM Hong Kong	200	200	—	—	170	200	—	—
Other (a)	784	750	760	887	469	341	222	598

Total	$3,106	$2,554	$7,465	$9,761	$1,319	$618	$643	$7,891

(a)	Consists of credit facilities available primarily at our foreign subsidiaries that are not individually significant.

GM

At September 30, 2010 we had committed credit facilities of $2.1 billion, under which we had borrowed $1.6 billion leaving $497 million available. Of these committed credit facilities GM Daewoo held KRW 1.4 trillion (equivalent to $1.2 billion) and other entities held $909 million. In addition, at September 30, 2010 we had uncommitted credit facilities of $992 million, under which we had borrowed $170 million leaving $822 million available. Uncommitted credit facilities include lines of credit which are available to us, but under which the lenders have no legal obligation to provide funding upon our request. We and our subsidiaries use credit facilities to fund working capital needs, product programs, facilities development and other general corporate purposes.

Our largest credit facility at September 30, 2010 was GM Daewoo’s $1.2 billion revolving credit facility, which was established in October 2002 with a syndicate of banks. We expect to convert any remaining amounts outstanding to a term loan during the three months ending December 31, 2010. The loan will be required to be paid in four equal annual installments by October 2014. Borrowings under this facility bear interest based on the Korean Won denominated 91-day certificate of deposit rate. The average interest rate on outstanding amounts under this facility at September 30, 2010 was 5.5%. The borrowings are secured by certain GM Daewoo property, plant and equipment and are used by GM Daewoo for general corporate purposes, including working capital needs. In the nine months ended September 30, 2010 GM Daewoo repaid $225 million of the $1.2 billion revolving credit facility. At September 30, 2010 the credit facility had an outstanding balance of $986 million leaving $219 million available.

The balance of our credit facilities are held by geographically dispersed subsidiaries, with available capacity on the facilities primarily concentrated at a few of our subsidiaries. At September 30, 2010 GM Hong Kong had $170 million of capacity on a $200 million term facility secured by a portion of our equity interest in SGM. We expect GM Hong Kong to obtain access to a $200 million revolving facility secured by the same collateral which would become available in late 2010. In addition, we have $378 million of capacity on a $394 million secured term facility available to certain of our subsidiaries in Thailand over 2010 and 2011. The additional GM Hong Kong facility and the Thailand secured facility are excluded from the tables above as certain preconditions must be satisfied prior to drawing additional funds. The facilities were entered into to fund growth opportunities within GMIO and to meet potential cyclical cash needs.

At December 31, 2009 we had committed credit facilities of $1.7 billion, under which we had borrowed $1.5 billion leaving $223 million available. Of these committed credit facilities GM Daewoo held $1.2 billion and other entities held $0.5 billion. In addition, at December 31, 2009 we had uncommitted credit facilities of $842 million, under which we had borrowed $447 million leaving $395 million available.

At December 31, 2009 our largest credit facility was GM Daewoo’s KRW 1.4 trillion (equivalent to $1.2 billion) revolving credit facility. The average interest rate on outstanding amounts under this facility at December 31, 2009 was 5.69%. At December 31, 2009 the facility was fully utilized with $1.2 billion outstanding.

The balance of our credit facilities were held by geographically dispersed subsidiaries, with available capacity on the facilities primarily concentrated at a few of our subsidiaries. At December 31, 2009 GM Hong Kong had $200 million of capacity on a term facility secured by a portion of our equity interest in SGM, with an additional $200 million revolving facility secured by the same collateral set to become available in late 2010.

Old GM

At December 31, 2008 Old GM had unused credit capacity of $0.6 billion, of which $32 million was available in the U.S., $0.1 billion was available in other countries where Old GM did business and $0.5 billion was available in Old GM’s joint ventures.

Old GM had a secured revolving credit facility of $4.5 billion with a syndicate of banks, which was extinguished in June 2009. At December 31, 2008 under the secured revolving credit facility $4.5 billion was outstanding. In addition to the outstanding amount at December 31, 2008 there were letters of credit of $10 million issued under the secured revolving credit facility. Under the $4.5 billion secured revolving credit facility, borrowings were limited to an amount based on the value of the underlying collateral. In addition to the secured revolving credit facility of $4.5 billion, the collateral also secured certain lines of credit, automated clearinghouse and overdraft arrangements, and letters of credit provided by the same secured lenders, of $0.2 billion. At December 31, 2008 Old GM had $5 million available under this facility.

In August 2007 Old GM entered into a revolving credit agreement that provided for borrowings of up to $1.0 billion at December 31, 2008, limited to an amount based on the value of the underlying collateral. This agreement provided additional available liquidity that Old GM could use for general corporate purposes, including working capital needs. The underlying collateral supported a borrowing base of $0.3 billion and $1.3 billion at December 31, 2008 and 2007. At December 31, 2008 under this agreement $0.3 billion was outstanding, leaving $13 million available. This revolving credit agreement expired in August 2009.

In November 2007 Old GM renewed a revolving secured credit facility that would provide borrowings of up to $0.3 billion. Under the facility, borrowings were limited to an amount based on the value of underlying collateral, which was comprised of a portion of Old GM’s company vehicle fleet. At December 31, 2008 the underlying collateral supported a borrowing base of $0.1 billion. The amount borrowed under this program was $0.1 billion, leaving $3 million available at December 31, 2008. This revolving secured credit facility was terminated in connection with the Chapter 11 Proceedings.

In September 2008 Old GM entered into a one-year revolving on-balance sheet securitization borrowing program that provided financing of up to $0.2 billion. The program replaced an off-balance sheet trade receivable securitization facility that expired in September 2008. The borrowing program was terminated in connection with the Chapter 11 Proceedings; outstanding amounts were fully paid, lenders’ liens on the receivables were released and the receivable assets were transferred to Old GM. This one-year revolving facility was in addition to another existing on-balance sheet securitization borrowing program that provided financing of up to $0.5 billion, which matured in April 2009 and was fully paid.

Restricted Cash and Marketable Securities

In connection with the Chapter 11 Proceedings, Old GM obtained funding of $33.3 billion from the UST and EDC under its DIP Facility. From these proceeds, $16.4 billion was deposited in escrow, of which $3.9 billion was distributed to us in the period July 10, 2009 through December 31, 2009. We used our escrow account to acquire all Class A Membership Interests in New Delphi in the amount of $1.7 billion and acquire Nexteer and four domestic facilities and other related payments in the amount of $1.0 billion. In December 2009 and March 2010 we made quarterly payments of $1.0 billion and $1.0 billion on the UST Loans and quarterly payments of $192 million and $194 million on the Canadian Loan. In April 2010 we used funds from the UST Credit Agreement escrow account of $4.7 billion to repay in full the outstanding amount of the UST Loans. In addition, GMCL repaid in full the outstanding amount of the Canadian Loan of $1.1 billion. Both loans were repaid prior to maturity.

Following the repayment of the UST Loans and the Canadian Loan, the remaining UST escrow funds in an amount of $6.6 billion became unrestricted. The availability of those funds is no longer subject to the conditions set forth in the UST Credit Agreement.

Pursuant to an agreement between GMCL, EDC and an escrow agent we had $1.0 billion remaining in an escrow account at September 30, 2010 to fund certain of GMCL’s health care obligations pending the satisfaction of certain preconditions which have not yet been met.

In July 2009 we subscribed for additional common shares in GMCL and paid the subscription price in cash. As required under certain agreements between GMCL, EDC, and an escrow agent, $3.6 billion of the subscription price was deposited into an escrow account to fund certain of GMCL’s pension plans and HCT obligations pending completion of certain preconditions. In September 2009 GMCL contributed $3.0 billion to the Canadian hourly defined benefit pension plan and $651 million to the Canadian salaried defined benefit pension plan, of which $2.7 billion was funded from the escrow account. In accordance with the terms of the escrow agreement, $903 million was released from the escrow account to us in September 2009. At December 31, 2009 $955 million remained in the escrow account.

Cash Flow

Operating Activities

GM

In the nine months ended September 30, 2010 we had positive cash flows from operating activities of $8.3 billion primarily due to: (1) Net income of $5.0 billion, which included non-cash charges of $5.3 billion resulting from depreciation, impairment and amortization expense (including amortization of debt issuance costs and discounts); (2) a change in income tax related balances of $0.5 billion; partially offset by (3) unfavorable changes in working capital of $1.3 billion; and (4) contributions to pension and OPEB plans of $1.3 billion. The unfavorable changes in working capital were related to increases in accounts receivables and inventories, partially offset by an increase in accounts payable.

In the period July 10, 2009 through December 31, 2009 we had positive cash flows from continuing operating activities of $1.1 billion primarily due to: (1) favorable managed working capital of $5.7 billion primarily driven by the effect of increased sales and production on accounts payable and the timing of certain supplier payments; (2) OPEB expense in excess of cash payments of $1.7 billion; (3) net income of $0.6 billion excluding depreciation, impairment charges and amortization expense (including amortization of debt issuance costs and discounts); partially offset by (4) pension contributions of $4.3 billion primarily to our Canadian hourly and salaried defined benefit pension plans; (5) restructuring cash payments of $1.2 billion; (6) cash interest payments of $0.6 billion and (7) sales allowance payments in excess of accruals for sales incentives of $0.5 billion driven by a reduction in dealer stock.

In the period July 10, 2009 through September 30, 2009 we had positive cash flow from operating activities of $3.0 billion primarily due to: (1) favorable managed working capital in the amount of $6.4 billion driven mainly by the effect of increased sales and production activities on payables and the timing of certain supplier payments; (2) Net income of $1.4 billion excluding depreciation and amortization; (3) a gain of $0.5 billion on foreign currency transactions; partially offset by (4) contributions primarily for Canadian hourly and salaried defined benefit pension plans of $4.0 billion; and (5) decreases in accrued and other liabilities of $1.4 billion.

Old GM

In the period January 1, 2009 through July 9, 2009 Old GM had negative cash flows from continuing operating activities of $18.3 billion primarily due to: (1) net loss of $8.4 billion excluding Reorganization gains, net, and depreciation, impairment charges and amortization expense (including amortization of debt issuance costs and discounts); (2) unfavorable managed working capital of $5.6 billion; (3) change in accrued liabilities of $6.8 billion; and (4) payments of $0.4 billion for reorganization costs associated with the Chapter 11 Proceedings.

In the year ended 2008 Old GM had negative cash flows from continuing operating activities of $12.1 billion on a Loss from continuing operations of $31.1 billion. That result compares with positive cash flows from continuing operating activities of $7.5 billion on a Loss from continuing operations of $42.7 billion in the year ended 2007. Operating cash flows were unfavorably affected by lower volumes and the resulting losses in North America and Western Europe, including the effect that lower production volumes had on working capital balances, and postretirement benefit payments.

Investing Activities

GM

In the nine months ended September 30, 2010 we had positive cash flows from investing activities of $4.1 billion primarily due to: (1) a reduction in restricted cash and marketable securities of $12.7 billion primarily related to withdrawals from the UST Credit Agreement escrow account; (2) liquidations of operating leases of $0.3 billion; and (3) an increase in cash of $0.1 billion from the consolidation of General Motors Egypt (GM Egypt); partially offset by (4) net investments in marketable securities with maturities greater than 90 days of $5.9 billion; and (5) capital expenditures of $3.1 billion.

In the period July 10, 2009 through December 31, 2009 we had positive cash flows from continuing investing activities of $2.2 billion primarily due to: (1) a reduction in Restricted cash and marketable securities of $5.2 billion primarily related to withdrawals from the UST escrow account; (2) $0.6 billion related to the liquidation of automotive retail leases; (3) increase as a result of the consolidation of Saab of $0.2 billion; (4) tax distributions of $0.1 billion on Ally Financial common stock; partially offset by (5) net cash payments of $2.0 billion related to the acquisition of Nexteer, four domestic facilities and Class A Membership Interests in New Delphi; and (6) capital expenditures of $1.9 billion.

In the period July 10, 2009 through September 30, 2009 we had negative cash flow from investing activities of $0.3 billion, which primarily related to: (1) capital expenditures of $0.9 billion; partially offset by (2) $0.3 billion related to the liquidation of operating leases; (3) $0.2 billion increase in cash due to the reconsolidation of Saab; and (4) distributions received on our Ally Financial investments of $0.1 billion.

Old GM

In the period January 1, 2009 through July 9, 2009 Old GM had negative cash flows from continuing investing activities of $21.1 billion primarily due to: (1) increase in Restricted cash and marketable securities of $18.0 billion driven primarily by the establishment of the UST and Canadian escrow accounts; (2) capital expenditures of $3.5 billion; and (3) investment in Ally Financial of $0.9 billion; partially offset by (4) liquidation of operating leases of $1.3 billion.

In the year ended 2008 Old GM had negative cash flows from continuing investing activities of $1.8 billion compared to negative cash flows from continuing investing activities of $1.7 billion in the year ended 2007. Decreases in cash flows from continuing investing activities primarily related to: (1) the absence of cash proceeds of $5.4 billion from the sale of the commercial and military operations of its Allison business in 2007; (2) a decrease in the liquidation of marketable securities of $2.3 billion, which primarily consisted of sales, and maturities of highly liquid corporate, U.S. government, U.S. government agency and mortgage backed debt securities used for cash management purposes; and (3) an increase in notes receivable of $0.4 billion in 2008. These decreases were offset by: (1) a decrease in acquisitions of marketable securities of $6.4 billion; (2) a capital contribution of $1.0 billion to Ally Financial to restore Ally Financial’s adjusted tangible equity balance to the contractually required levels in 2007; (3) an increase in liquidation of operating leases of $0.4 billion; and (4) proceeds from the sale of investments of $0.2 billion in 2008.

Capital expenditures of $3.5 billion in the period January 1, 2009 through July 9, 2009 and $7.5 billion in each of the years ended 2008 and 2007 were a significant use of investing cash. Capital expenditures were primarily made for global product programs, powertrain and tooling requirements.

Financing Activities

GM

In the nine months ended September 30, 2010 we had negative cash flows from financing activities of $7.9 billion primarily due to: (1) repayments on the UST Loans and Canadian Loan of $5.7 billion and $1.3 billion; (2) preferred dividend payments of $0.6 billion; (3) payments on a program announced in March 2009 to provide financial assistance to automotive suppliers (Receivables Program) of $0.2 billion; and (4) payments on other debt of $0.8 billion; partially offset by proceeds from other debt of $0.7 billion.

In the period July 10, 2009 through December 31, 2009 we had positive cash flows from continuing financing activities of $0.3 billion primarily due to: (1) funding of $4.0 billion from the EDC which was converted to our equity; partially offset by (2) payment on the UST Loans of $1.4 billion (including payments of $0.4 billion related to the warranty program); (3) net payments on the German Facility of $1.1 billion; (4) net payments on other debt of $0.4 billion; (5) a net decrease in short-term debt of $0.4 billion; (6) payment on the Canadian Loan of $0.2 billion; (7) net payments on the Receivables Program of $0.1 billion; and (8) preferred dividend payments of $0.1 billion.

In the period July 10, 2009 through September 30, 2009 we had positive cash flow from financing activities of $3.4 billion which primarily related to: (1) funding of $4.0 billion from EDC which was converted to our equity; (2) net proceeds of $0.3 billion from the revolving bridge facility with the German federal government and certain German states (German Facility); partially offset by (3) a $0.3 billion net decrease in other debt; (4) $0.3 billion net decrease in short-term debt; and (5) a $0.4 billion payment on UST Loans related to the U.S. government warranty program.

Old GM

In the period January 1, 2009 through July 9, 2009 Old GM had positive cash flows from continuing financing activities of $44.2 billion primarily due to: (1) proceeds from the DIP Facility of $33.3 billion; (2) proceeds from the UST Loan Facility and UST Ally Financial Loan of $16.6 billion; (3) proceeds from the EDC Loan Facility of $2.4 billion; (4) proceeds from the German Facility of $1.0 billion; (5) proceeds from the issuance of long-term debt of $0.3 billion; (6) proceeds from the Receivables Program of $0.3 billion; partially offset by (7) payments on other debt of $6.1 billion; (8) a net decrease in short-term debt of $2.4 billion; and (9) cash of $1.2 billion MLC retained as part of the 363 Sale.

In the year ended 2008 Old GM had positive cash flows from continuing financing activities of $3.8 billion compared to negative cash flows from continuing financing activities of $5.6 billion in the year ended 2007. The increase in cash flows from continuing financing activities of $9.4 billion related to: (1) borrowings on available credit facilities of $4.5 billion and the UST Loan Facility of $4.0 billion; (2) a decrease in cash dividends paid of $0.3 billion; and partially offset by (3) an increase in payments on long-term debt of $0.3 billion.

Net Liquid Assets (Debt)

Management believes the use of net liquid assets (debt) provides meaningful supplemental information regarding our liquidity. Accordingly, we believe net liquid assets (debt) is useful in allowing for greater transparency of supplemental information used by management in its financial and operational decision making to assist in identifying resources available to meet cash requirements. Our calculation of net liquid assets (debt) may not be completely comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of net liquid assets (debt) has limitations and should not be considered in isolation from, or as a substitute for, other measures such as Cash and cash equivalents and Debt. Due to these limitations, net liquid assets (debt) is used as a supplement to U.S. GAAP measures.

The following table summarizes net liquid assets (debt) balances (dollars in millions):

	Successor		Predecessor
	September 30, 2010(a)	December 31, 2009	December 31, 2008
Cash and cash equivalents	$27,466	$22,679	$14,053
Marketable securities	6,010	134	141
UST Credit Agreement escrow and HCT escrow	978	13,430	—

Total liquid assets	34,454	36,243	14,194
Short-term debt and current portion of long-term debt	(5,621)	(10,221)	(16,920)
Long-term debt	(2,945)	(5,562)	(29,018)

Net liquid assets (debt)	25,888	$20,460	$(31,744)

Effect of planned Series A purchase (a)	(2,140)

Net liquid assets (debt), adjusted for effect of planned Series A purchase	$23,748

(a)	As discussed above in the section of this prospectus entitled “—Specific Management Initiatives— Repayment of Debt and Purchase of Preferred Stock—Purchase of Series A Preferred Stock from the UST,” we plan to purchase 83.9 million shares of Series A Preferred Stock held by the UST at a price equal to 102% of their $2.1 billion aggregate liquidation amount, conditional upon the completion of the common stock offering. See the section of this prospectus entitled “Capitalization” for additional planned actions not referenced in the above table.

Total liquid assets of $34.5 billion exceeded our debt balances by $25.9 billion at September 30, 2010. This represented an increase of $5.4 billion in the net liquid assets in the nine months ended September 30, 2010. The change was due to an increase of $4.8 billion in Cash and cash equivalents (as previously discussed), an increase of $5.9 billion in Marketable securities and a decrease of $7.2 billion in Short-term and Long-term debt, partially offset by a reduction of $12.5 billion in the UST Credit Agreement escrow balance. The decrease in Short-term and Long-term debt primarily related to: (1) repayment in full of the UST Loans of $5.7 billion; (2) repayment in full of the Canadian Loan of $1.3 billion; and (3) repayment in full of the loans related to the Receivables Program of $0.2 billion.

At December 31, 2009 we had a net liquid assets balance of $20.5 billion. Our total liquid assets balance of $36.2 billion consisted of Cash and cash equivalents of $22.7 billion, Marketable securities of $0.1 billion and amounts held in the UST Credit Agreement and HCT escrows of $13.4 billion. These total liquid assets were partially offset by short-term debt and current portion of long-term debt amounts of $10.2 billion and long-term debt of $5.6 billion.

At December 31, 2008 Old GM had a net debt balance of $31.7 billion consisting of (1) short-term debt and current portion of long-term debt amounts of $16.9 billion; and (2) long-term debt of $29.0 billion; which were partially offset by (3) Cash and cash equivalents and Marketable securities of $14.2 billion.

Other Liquidity Issues

Receivables Program

In March 2009 the UST announced that it would provide up to $5.0 billion in financial assistance to automotive suppliers by guaranteeing or purchasing certain of the receivables payable by Old GM and Chrysler LLC. The Receivables Program was to be funded by a loan facility of up to $2.5 billion provided by the UST and by capital contributions from us up to $125 million. In connection with the 363 Sale, we assumed the obligation of the Receivables Program. In December 2009 we announced the termination of the Receivables Program, in accordance with its terms, effective in April 2010. At December 31, 2009 our equity contributions were $55 million and the UST had outstanding loans of $150 million to the Receivables Program. In March 2010 we repaid these loans in full. The Receivables Program was terminated in accordance with its terms in April 2010. Upon termination, we shared residual capital of $25 million in the program equally with the UST and paid a termination fee of $44 million.

Ally In-Transit Financing

Under wholesale financing arrangements, our U.S. dealers typically borrow money from financial institutions to fund their vehicle purchases from us. Subject to completion of the common stock offering and Series B preferred stock offering, we expect to terminate a wholesale advance agreement which provides for accelerated receipt of payments made by Ally Financial on behalf of our U.S. dealers pursuant to Ally Financial’s wholesale financing arrangements with dealers. Similar modifications will be made in Canada. The wholesale advance agreements cover the period for which vehicles are in transit between assembly plants and dealerships. Upon termination, we will no longer receive payments in advance of the date vehicles purchased by dealers are scheduled to be delivered, resulting in an increase of up to $2 billion to our accounts receivable balance, depending on sales volumes and certain other factors in the near term, and the related costs under the arrangements will be eliminated.

Loan Commitments

We have extended loan commitments to affiliated companies and critical business partners. These commitments can be triggered under certain conditions and expire in the years ranging from 2010 to 2014. At September 30, 2010 we had a total commitment of $711 million outstanding with $11 million loaned.

Status of Credit Ratings

We have been assigned initial ratings by four independent credit rating agencies: Dominion Bond Rating Services (DBRS), Fitch Ratings (Fitch), Moody’s Investor Service (Moody’s), and Standard & Poor’s (S&P). The ratings indicate the agencies’ assessment of a company’s creditworthiness such as its ability to timely pay principal and interest on debt securities, dividends on preferred securities and other contractual obligations. Lower credit ratings generally represent higher borrowing costs and reduced access to capital markets for a company. The agencies’ ratings are based on information provided by us as well as from other sources. The agencies consider a number of business and financial factors when determining ratings including, but not limited to, our competitive position, sustainability of our profits and cash flows, our balance sheet and liquidity profile and our ability to meet obligations under adverse economic scenarios.

DBRS, Moody’s, Fitch, and S&P currently rate our corporate credit at non-investment grade. The following table summarizes our credit ratings at November 1, 2010:

Rating Agency	Corporate	Secured Revolving Credit Facility	Senior Unsecured	Outlook
DBRS	BB	BBB (low)	N/A	Stable
Fitch	BB-	BB+	N/A	Stable
Moody’s	Ba2	Baa3	N/A	Stable
S&P	BB-	BB+	N/A	Stable

Rating actions taken by each of the credit rating agencies from October 6, 2010 through November 1, 2010 were as follows:

DBRS: October 2010—Assigned an initial Corporate rating of BB and a rating of BBB (low) to our secured revolving credit facility.

Fitch: October 2010—Assigned an initial Corporate rating of BB- and a rating of BB+ to our secured revolving credit facility.

Moody’s: October 2010—Assigned an initial Corporate rating of Ba2 and assigned a rating of Baa3 to our secured revolving credit facility.

S&P: October 2010—Assigned an initial Corporate rating of BB- and a rating of BB+ to our secured revolving credit facility.

The initial ratings assigned by the agencies are an important step towards our objective to attain an investment grade credit rating over the long term by maintaining a strong balance sheet and reducing financial leverage.

Series A Preferred Stock

Beginning December 31, 2014 we will be permitted to redeem, in whole or in part, the shares of Series A Preferred Stock outstanding, at a redemption price per share equal to $25.00 per share plus any accrued and unpaid dividends, subject to limited exceptions. As a practical matter, our ability to redeem any portion of this $9.0 billion in Series A Preferred Stock will depend upon our having sufficient liquidity. One of the holders of our Series A Preferred Stock, the UST, owns a significant percentage of our common stock and therefore has, and may continue to have, the ability to exert control, through its power to vote for the election of our directors, over various matters, which could include compelling us to redeem the Series A Preferred Stock in 2014 or later. If we were compelled to redeem the Series A Preferred Stock, we would fund that redemption through available liquidity. We believe that it is not probable that the UST or the holders of the Series A Preferred Stock, as a class, will continue to have this ability to elect our directors in 2014.

As discussed above in the section of this prospectus entitled “—Specific Management Initiatives—Repayment of Debt and Purchase of Preferred Stock—Purchase of Series A Preferred Stock from the UST,” we plan to purchase 83.9 million shares of Series A Preferred Stock held by the UST at a price equal to 102% of their $2.1 billion aggregate liquidation amount, conditional upon the completion of the common stock offering.

Technical Defaults and Covenant Violations

Several of our loan facilities include clauses that may be breached by a change in control, a bankruptcy or failure to maintain certain financial metric limits. The Chapter 11 proceedings and the change in control as a result of the 363 Sale triggered technical defaults in certain loans for which we have assumed the obligation. A potential breach in another loan was addressed before default with a waiver we obtained from the lender subject to renegotiation of the terms of the facility. We successfully concluded the renegotiation of these terms in September 2009. In October 2009 we repaid one of the loans in the amount of $17 million as a remedy to the default. The total amount of the two remaining loan facilities in technical default for these reasons at December 31, 2009 was $206 million. We had classified these loans as short-term debt at December 31, 2009.

In July 2010 we executed an agreement with the lenders of the $150 million loan facility, which resulted in early repayment of the loan on July 26, 2010. On July 27, 2010 we executed an amendment with the lender of the second loan facility of $53 million which cured the defaults.

Two of our loan facilities had financial covenant violations at December 31, 2009 related to exceeding financial ratios limiting the amount of debt held by the subsidiaries. One of these violations was cured within the 30 day cure period through the combination of an equity injection and the capitalization of intercompany loans. In May 2010 we obtained a waiver and cured the remaining financial covenant violation on a loan facility of $70 million related to our 50% owned powertrain subsidiary in Italy.

Covenants in our UST Credit Agreement, VEBA Note Agreement, Canadian Loan Agreement and other agreements required us to provide our consolidated financial statements by March 31, 2010. We received waivers of this requirement for the agreements with the UST, New VEBA and EDC. We also provided notice to and requested waivers related to three lease facilities. The filing of our 2009 10-K and our Quarterly Report on Form 10-Q for the period ended September 30, 2009 within the automatic 90 day cure period on April 7, 2010 satisfied the requirements under these lease facility agreements.

Non-Cash Charges (Gains)

The following table summarizes significant non-cash charges (gains) (dollars in millions):

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Impairment charges related to investment in Ally Financial Common Membership Interests	$—	$—	$—	$—	$7,099	$—
Impairment charges related to investment in Ally Financial common stock	—	270	—	—	—	—
Impairment charges related to investment in Ally Financial Preferred Membership Interests	—	—	—	—	1,001	—
Net curtailment gain related to finalization of the 2008 UAW Settlement Agreement	—	—	—	—	(4,901)	—
Salaried post-65 healthcare settlement	—	—	—	—	1,704	—
Impairment charges related to equipment on operating leases	32	18	12	63	759	134
Impairment charges related to long-lived assets	194	2	1	566	1,010	259
Impairment charges related to investments in equity and cost method investments	—	4	—	28	119	—
Other than temporary impairments charges related to debt and equity securities	—	—	—	11	62	72
Impairment charges related to goodwill	—	—	—	—	610	—
Change in amortization period for pension prior service costs	—	—	—	—	—	1,561
UAW OPEB healthcare settlement	—	2,571	—	—	—	—
CAW settlement	—	—	—	—	340	—
Loss (gain) on extinguishment of debt	—	—	—	(906)	—	—
Loss on extinguishment of UST Ally Financial Loan	—	—	—	1,994	—	—
Gain on conversion of UST Ally Financial Loan	—	—	—	(2,477)	—	—
Reorganization gains, net	—	—	—	(128,563)	—	—
Valuation allowances against deferred tax assets	—	—	—	(751)	1,450	37,770

Total significant non-cash charges (gains)	$226	$2,865	$13	$(130,035)	$9,253	$39,796

Defined Benefit Pension Plan Contributions

Plans covering eligible U.S. salaried employees hired prior to January 2001 and hourly employees hired prior to October 15, 2007 generally provide benefits of stated amounts for each year of service as well as supplemental benefits for employees who retire with 30 years of service before normal retirement age. Salaried and hourly employees hired after these dates participate in defined contribution or cash balance plans. Our and Old GM’s policy for qualified defined benefit pension plans is to contribute annually not less than the minimum required by applicable law and regulation, or to directly pay benefit payments where appropriate. At December 31, 2009 all legal funding requirements had been met.

The following table summarizes contributions made to the defined benefit pension plans or direct payments (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
U.S. hourly and salaried	$—	$—	$—	$—	$—
Other U.S.	70	31	57	90	89
Non-U.S.	544	4,287	529	977	848

Total contributions	$614	$4,318	$586	$1,067	$937

We are considering making a voluntary contribution to the U.S. hourly and salaried defined benefit pension plans of $4.0 billion of cash and $2.0 billion of our common stock after the completion of the common stock offering and Series B preferred stock offering. The common stock contribution is contingent on approval from the Department of Labor, which we expect to receive in the near-term.

The following table summarizes the funded status of pension plans (dollars in billions):

	Successor		Predecessor
	September 30, 2010	December 31, 2009	December 31, 2008

U.S. hourly and salaried	$(18.0)	$(16.2)	$(12.4)
U.S. nonqualified	(0.9)	(0.9)	(1.2)

Total U.S. pension plans	(18.9)	(17.1)	(13.6)
Non-U.S.	(10.4)	(10.3)	(11.9)

Total funded (underfunded)	$(29.3)	$(27.4)	$(25.5)

On a U.S. GAAP basis, the U.S. pension plans were underfunded by $17.1 billion at December 31, 2009 and underfunded by $19.5 billion at July 10, 2009. The change in funded status was primarily attributable to the actual return on plan assets of $9.9 billion offset by actuarial losses of $3.1 billion, service and interest costs of $2.8 billion and $1.4 billion principally related to the Delphi Benefit Guarantee Agreements. On a U.S. GAAP basis, the non-U.S. pension plans were underfunded by $10.3 billion at December 31, 2009 and underfunded by $12.7 billion at July 10, 2009. The change in funded status was primarily attributable to employer contributions of $4.3 billion offset by actuarial losses of $1.6 billion in PBO and net detrimental exchange rate movements of $0.7 billion.

On a U.S. GAAP basis, the U.S. pension plans were underfunded by $18.3 billion at July 9, 2009 and underfunded by $13.6 billion at December 31, 2008. The change in funded status was primarily attributable to service and interest costs of $3.3 billion, curtailments, settlements and other increases to the PBO of $1.6 billion and an actual loss on plan assets of $0.2 billion offset by actuarial gains of $0.3 billion. On a U.S. GAAP basis, the non-U.S. pension plans were underfunded by $12.7 billion at July 9, 2009 and underfunded by $11.9 billion at December 31, 2008. The change in funded status was primarily attributable to actuarial losses of $1.0 billion in PBO offset by the effect of negative plan amendments of $0.6 billion.

Hourly and salaried OPEB plans provide postretirement life insurance to most U.S. retirees and eligible dependents and postretirement health coverage to some U.S. retirees and eligible dependents. Certain of the non-U.S. subsidiaries have postretirement benefit plans, although most participants are covered by government sponsored or administered programs.

The following table summarizes the funded status of OPEB plans (dollars in billions):

	Successor		Predecessor
	September 30, 2010	December 31, 2009	December 31, 2008
U.S. OPEB plans	$(5.4)	$(5.8)	$(30.0)
Non-U.S. OPEB plans	(4.0)	(3.8)	(2.9)

Total funded (underfunded)	$(9.4)	$(9.6)	$(32.9)

In 2008 Old GM withdrew a total of $1.4 billion from the VEBA plan assets for reimbursement of retiree healthcare and life insurance benefits provided to eligible plan participants, which liquidated this VEBA except for those assets to be transferred to the UAW as part of the 2008 UAW Settlement Agreement.

The following table summarizes net benefit payments we expect to pay, based on the last remeasurement of all of our plans as of December 31, 2009 which reflect estimated future employee services, as appropriate, but does not reflect the effect of the 2009 CAW Agreement which includes terms of an independent HCT (dollars in millions):

	Years Ended December 31,
	Pension Benefits(a)		Other Benefits
	U.S. Plans	Non-U.S. Plans	U.S. Plans(b)	Non-U.S. Plans
2010	$9,321	$1,414	$489	$177
2011	$8,976	$1,419	$451	$185
2012	$8,533	$1,440	$427	$193
2013	$8,247	$1,461	$407	$201
2014	$8,013	$1,486	$390	$210
2015 – 2019	$37,049	$7,674	$1,801	$1,169

(a)	Benefits for most U.S. pension plans and certain non-U.S. pension plans are paid out of plan assets rather than our cash and cash equivalents.

(b)	Benefit payments presented in this table reflect the effect of the implementation of the 2009 Revised UAW Settlement Agreement, which releases us from UAW retiree healthcare claims incurred after December 31, 2009.

Off-Balance Sheet Arrangements

Off-balance sheet arrangements are used where the economics and sound business principles warrant their use. The principal use of off-balance sheet arrangements occurs in connection with the securitization and sale of financial assets and leases.

Old GM participated in a trade receivables securitization program that expired in September 2008 and was not renewed. As part of this program, Old GM sold receivables to a wholly-owned bankruptcy-remote SPE. The SPE was a separate legal entity that assumed the risks and rewards of ownership of those receivables. Receivables were sold under the program at fair value and were excluded from Old GM’s consolidated balance sheet. The banks and the bank conduits had no beneficial interest in the eligible pool of receivables at December 31, 2008. Old GM did not have a retained interest in the receivables sold, but performed collection and administrative functions. The gross amount of proceeds received from the sale of receivables under this program was $1.6 billion in the year ended 2008.

Guarantees Provided to Third Parties

We have provided guarantees related to the residual value of operating leases, certain suppliers’ commitments, certain product-related claims and commercial loans made by Ally Financial and outstanding with certain third parties excluding residual support and risk sharing related to Ally Financial. The maximum potential obligation under these commitments is $641 million at September 30, 2010. The maximum potential obligation under these commitments was $1.0 billion at December 31, 2009.

In May 2009 Old GM and Ally Financial agreed to expand repurchase obligations for Ally Financial financed inventory at certain dealers in Europe, Asia, Brazil and Mexico. In November 2008 Old GM and Ally Financial agreed to expand repurchase obligations for Ally Financial financed inventory at certain dealers in the United States and Canada. Our current agreement with Ally Financial requires the repurchase of Ally Financial financed inventory invoiced to dealers after September 1, 2008, with limited exclusions, in the event of a qualifying voluntary or involuntary termination of the dealer’s sales and service agreement. Repurchase obligations exclude vehicles which are damaged, have excessive mileage or have been altered. The repurchase obligation ended in August 2009 for vehicles invoiced through August 2008, ends in August 2010 for vehicles invoiced through August 2009 and ends in August 2011 for vehicles invoiced through August 2010.

The maximum potential amount of future payments required to be made to Ally Financial under this guarantee would be based on the repurchase value of total eligible vehicles financed by Ally Financial in dealer stock and is estimated to be $16.8 billion at September 30, 2010. This amount was estimated to be $14.2 billion at December 31, 2009. If vehicles are required to be repurchased under this arrangement, the total exposure would be reduced to the extent vehicles are able to be resold to another dealer or at auction. The fair value of the guarantee was $30 million and $46 million at September 30, 2010 and December 31, 2009, which considers the likelihood of dealers terminating and estimated the loss exposure for the ultimate disposition of vehicles.

Refer to Note 21 to our audited consolidated financial statements and Notes 17 and 23 to our unaudited condensed consolidated interim financial statements for additional information on guarantees we have provided.

Contractual Obligations and Other Long-Term Liabilities

We have the following minimum commitments under contractual obligations, including purchase obligations. A purchase obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Other long-term liabilities are defined as long-term liabilities that are recorded on our consolidated balance sheet. Based on this definition, the following table includes only those contracts which include fixed or minimum obligations. The majority of our purchases are not included in the table as they are made under purchase orders which are requirements based and accordingly do not specify minimum quantities.

The following table summarizes aggregated information about our outstanding contractual obligations and other long-term liabilities at June 30, 2010 (dollars in millions):

	Payments Due by Period
	July 1, 2010 Through December 31, 2010	2011-2012	2013-2014	2015 and after	Total
Debt(a)(b)	$4,623	$960	$229	$3,094	$8,906
Capital lease obligations	76	141	86	317	620
Interest payments(c)	379	391	265	812	1,847
Operating lease obligations	240	668	403	583	1,894
Contractual commitments for capital expenditures	1,267	147	—	—	1,414
Postretirement benefits(d)	251	611	—	—	862
Other contractual commitments:
Material	585	1,317	258	74	2,234
Information technology	990	132	48	—	1,170
Marketing	396	256	169	60	881
Facilities	89	192	83	33	397
Rental car repurchases	2,135	2,521	—	—	4,656
Policy, product warranty and recall campaigns liability	1,610	4,065	1,200	275	7,150
Other	44	25	5	—	74

Total contractual commitments(e)(f)(g)	$12,685	$11,426	$2,746	$5,248	$32,105

Non-contractual postretirement benefits(h)	$122	$645	$1,209	$18,507	$20,483

(a)	Debt obligations in the period July 1, 2010 through December 31, 2010 included VEBA Notes of $2.5 billion that were classified as short-term debt due to our expectation to prepay in the event that we were able to successfully execute a credit facility, and a $150 million loan facility that was classified as short-term at June 30, 2010 and repaid early in July 2010. Refer to Notes 13 and 27 to our unaudited condensed consolidated interim financial statements for additional information on the VEBA Notes and the $150 million loan facility. Interest payments related to the VEBA Notes and the $150 million loan facility are included in the period July 1, 2010 through December 31, 2010 to correspond to the expected timing of the payments.

(b)	Projected future payments on lines of credit were based on outstanding amounts drawn at June 30, 2010.

(c)	Amounts include interest payments based on contractual terms and current interest rates on our debt and capital lease obligations. Interest payments based on variable interest rates were determined using the current interest rate in effect at June 30, 2010.

(d)	Amounts include other postretirement benefit payments under the current U.S. contractual labor agreements for the remainder of 2010 and 2011 and Canada labor agreements for the remainder of 2010 through 2012. Post-2009, the UAW hourly medical plan cash payments are capped at the contribution to the New VEBA. Amounts do not include pension funding obligations, which are discussed below under the caption “—Required Pension Funding Obligations.”

(e)	Future payments in local currency amounts were translated into U.S. Dollars using the balance sheet spot rate at June 30, 2010.

(f)	Amounts do not include future cash payments for long-term purchase obligations and other accrued expenditures (unless specifically listed in the table above) which were recorded in Accounts payable or Accrued expenses at June 30, 2010.

(g)	Amounts exclude the cash commitment of approximately $3.5 billion in the period July 1, 2010 through December 31, 2010 to acquire AmeriCredit, the future annual contingent obligations of Euro 265 million in the years 2011 to 2014 related to our Opel/Vauxhall restructuring plan and the purchase of the Series A Preferred Stock held by the UST for a price equal to 102% of their $2.1 billion aggregate liquidation amount.

(h)	Amount includes all expected future payments for both current and expected future service at June 30, 2010 for other postretirement benefit obligations for salaried employees and hourly postretirement benefit obligations extending beyond the current North American union contract agreements. Amounts do not include pension funding obligations, which are discussed below under the caption “—Required Pension Funding Obligations.”

The table above does not reflect unrecognized tax benefits of $4.6 billion due to the high degree of uncertainty regarding the future cash outflows associated with these amounts.

The table above also does not reflect certain contingent loan and funding commitments that we have made with suppliers, other third parties and certain joint ventures. At June 30, 2010 we had commitments of $1.0 billion under these arrangements that were undrawn.

At November 1, 2010, other than the repayment of the VEBA Notes and related interest, there were no significant changes to the information disclosed as of June 30, 2010 in this “—Contractual Obligations and Offer Long-Term Liabilities” section.

Required Pension Funding Obligations

We do not have any contributions due to our U.S. qualified plans in 2010. The next pension funding valuation date based on the requirements of the Pension Protection Act (PPA) of 2006 is October 1, 2010. Based on the PPA, we have the option to select a funding interest rate for the valuation based on either the Full Yield Curve method or the 3-Segment method, both of which are considered to be acceptable methods. PPA also provides the flexibility of selecting a 3-Segment rate up to the preceding five months from the valuation date of October 1, 2010, i.e., the 3-Segment rate at May 31, 2010. Therefore, for a hypothetical valuation at September 30, 2010, we have assumed the 3-Segment rate at May 31, 2010 as the potential floor for funding interest rate that we could use for the actual funding valuation. Since this hypothetical election does not limit us to only using the 3-Segment rate beyond 2010, we have assumed that we retain the flexibility of selecting a funding interest rate based on either the Full Yield Curve method or the 3-Segment method. A hypothetical funding valuation at September 30, 2010, using the 3-Segment rate at May 31, 2010 and assuming the September 30, 2010 Full Yield Curve funding interest rate for all future valuations projects contributions of $3.9 billion and $5.4 billion in 2014 and 2015 and additional contributions may be required thereafter. Contributions of $0.5 billion and $0.1 billion may be required in 2012 and 2013 in order to preserve our flexibility to use credit balances to reduce cash contributions.

Alternatively, a hypothetical funding valuation at September 30, 2010 using the 3-Segment rate at May 31, 2010 and assuming the September 30, 2010 3-Segment funding interest rate for all future valuations projects contributions of $0.6 billion in 2015 and additional contributions may be required thereafter.

In both cases, we have assumed that the pension plans earn the expected return of 8.40% in the future and no further changes in funding interest rates. However, future funding projections are sensitive to changes in these assumptions as the following scenarios depict. Under the first funding scenario presented above, if the plan assets return 7.40% instead of 8.40% (holding all other factors constant), the contributions in 2014 and 2015 would be $4.1 billion and $5.7 billion. The contributions in 2012 and 2013 would be $0.8 billion and $0.2 billion. Under the first funding scenario presented above, if the funding interest rates were to decrease by 25 basis points (holding all other factors constant), the contributions in 2014 and 2015 would not be materially changed. However, the contributions in 2012 and 2013 would increase to $1.8 billion and $0.9 billion. A decrease of the funding interest rate by 50 basis points (holding all other factors constant) would not materially change required contributions in 2014 and 2015, but would increase contributions to $3.1 billion in 2012, and $1.8 billion in

2013. If the funding interest rates were to increase by 25 basis points (holding all other factors constant) the contributions in 2012 and 2013 would no longer be needed. The contributions in 2014 and 2015 would be $2.1 billion and $5.4 billion. If there is an increase in the funding interest rates by 50 basis points (holding all other factors constant) the contributions in 2012 and 2013 would no longer be needed and contributions of $0.6 billion and $4.5 billion would be needed in 2014 and 2015. In addition to the funding interest rate and rate of return on assets, the pension contributions could be affected by various other factors including the effect of any legislative changes.

The hypothetical valuations do not comprehend the potential election of relief provisions that are available to us under the Pension Relief Act of 2010 (PRA) for the 2010 and 2011 plan year valuations. Electing the relief provisions for either the 2010, 2011 or both these valuations is projected to provide additional funding flexibility and allow additional deferral of significant contributions. However, the final regulations under the PRA have not yet been released, and as such we are not currently able to determine whether we would qualify or whether we would elect to avail ourselves of these relief provisions.

Required Pension Funding Obligation Assuming Voluntary Contributions of $6.0 Billion

After the completion of the common stock offering and Series B preferred stock offering, we intend to contribute $6.0 billion to our U.S. qualified plans consisting of cash of $4.0 billion and $2.0 billion of our common stock. We are currently awaiting the Department of Labor’s approval, which we expect to receive in the near-term, and which is required for our common stock contribution to qualify as a plan asset for funding purposes under ERISA. We assume that the approval is received in the funding projections which follow as the stock contribution is contingent on this review.

As discussed above, we do not have any required contributions due to our U.S. qualified plans in 2010 and we have the option to select a funding interest rate based on the Full Yield Curve method or the 3-Segment method. A hypothetical funding valuation at September 30, 2010, using the 3-Segment rate at May 31, 2010 and assuming the September 30, 2010 Full Yield Curve funding interest rate for all future valuations projects contributions of $2.4 billion in 2015 and additional contributions may be required thereafter.

Alternatively, a hypothetical funding valuation at September 30, 2010 using the 3-Segment rate at May 31, 2010 and assuming the September 30, 2010 3-Segment funding interest rate for all future valuations projects no contributions would be required through 2015.

In both cases, we have assumed that $6.0 billion is contributed to the pension plans as of September 30, 2010 and the pension plans earn the expected return of 8.4% in the future and no further changes in funding interest rates. However, future funding projections are sensitive to changes in these assumptions as the following scenarios depict. Under the first funding scenario presented above, if the plan assets return 7.40% instead of 8.40% (holding all other factors constant), contributions of $3.3 billion would be required in 2015. Under the first funding scenario presented above, if the funding interest rates were to decrease by 50 basis points (holding all other factors constant), contributions would be $1.6 billion and $5.5 billion in 2014 and 2015. If the funding interest rates were to increase by 50 basis points, no contributions would be required through 2015, although additional contributions may be required thereafter. In addition to the funding interest rate and rate of return on assets, the pension contributions could be affected by various other factors including the effect of any legislative changes.

The hypothetical valuations do not comprehend the potential election of relief provisions that are available to us under the PRA for the 2010 and 2011 plan year valuations. Electing the relief provisions for either the 2010, 2011 or both these valuations is projected to provide additional funding flexibility and allow additional deferral of significant contributions. However, the final regulations under the PRA have not yet been released, and as such we are not currently able to determine whether we would qualify or whether we would elect to avail ourselves of these relief provisions.

Fair Value Measurements

In January 2008 Old GM adopted ASC 820-10, “Fair Value Measurements and Disclosures,” for financial assets and financial liabilities, which addresses aspects of fair value accounting. Refer to Note 23 to our audited consolidated financial statements and Note 19 to our unaudited condensed consolidated interim financial statements for additional information on the effects of this adoption. In January 2009 Old GM adopted ASC 820-10 for nonfinancial assets and nonfinancial liabilities. Refer to Note 25 to our audited consolidated financial statements and Note 21 to our unaudited condensed consolidated interim financial statements for additional information on the effects this adoption.

Fair Value Measurements on a Recurring Basis

At September 30, 2010 we used Level 3 inputs to measure net liabilities of $207 million (or 0.2%) of our total liabilities. These net liabilities included $31 million (or 0.1%) of the total assets, and $238 million (or 96.7%) of the total liabilities (of which $222 million were derivative liabilities) that we measured at fair value.

At December 31, 2009 we used Level 3, or significant unobservable inputs, to measure $33 million (or 0.1%) of the total assets that we measured at fair value, and $705 million (or 98.7%) of the total liabilities (all of which were derivative liabilities) that we measured at fair value.

At December 31, 2008 Old GM used Level 3, or significant unobservable inputs, to measure $70 million (or 1.2%) of the total assets that it measured at fair value, and $2.3 billion (or 65.8%) of the total liabilities (all of which were derivative liabilities) that it measured at fair value.

Significant assets and liabilities classified as Level 3, with the related Level 3 inputs, are as follows:

•

Foreign currency derivatives — Level 3 inputs used to determine the fair value of foreign currency derivative liabilities include the appropriate credit spread to measure our nonperformance risk. Given our nonperformance risk is not observable through the credit default swap market we based this measurement on an analysis of comparable industrial companies to determine the appropriate credit spread which would be applied to us and Old GM by market participants in each period.

•

Other derivative instruments — Other derivative instruments include warrants Old GM issued to the UST. Level 3 inputs used to determine fair value include option pricing models which include estimated volatility, discount rates, and dividend yields.

•

Mortgage-backed and other securities — Prior to June 30, 2009 Level 3 inputs used to determine fair value include estimated prepayment and default rates on the underlying portfolio which are embedded in a proprietary discounted cash flow projection model.

•

Commodity derivatives — Commodity derivatives include purchase contracts from various suppliers that are gross settled in the physical commodity. Level 3 inputs used to determine fair value include estimated projected selling prices, quantities purchased and counterparty credit ratings, which are then discounted to the expected cash flow.

Transfers In and/or Out of Level 3

At June 30, 2009 Old GM’s mortgage- and asset-backed securities were transferred from Level 3 to Level 2 as the significant inputs used to measure fair value and quoted prices for similar instruments were determined to be observable in an active market.

For periods presented after June 1, 2009 nonperformance risk for us and Old GM was not observable through the credit default swap market as a result of the Chapter 11 Proceedings and the lack of traded instruments for us after the 363 Sale. As a result, foreign currency derivatives with a fair market value of $1.6 billion were transferred from Level 2 to Level 3. Our nonperformance risk remains not directly observable through the credit default swap market at December 31, 2009 and accordingly the derivative contracts for certain foreign subsidiaries remain classified in Level 3.

In the three months ended March 31, 2009 Old GM determined the credit profile of certain foreign subsidiaries was equivalent to Old GM’s nonperformance risk which was observable through the credit default swap market and bond market based on prices for recent trades. Accordingly, foreign currency derivatives with a fair value of $2.1 billion were transferred from Level 3 into Level 2.

In December 2008 Old GM transferred foreign currency derivatives with a fair value of $2.1 billion from Level 2 to Level 3. These derivatives relate to certain of Old GM’s foreign consolidated subsidiaries where Old GM was not able to determine observable credit ratings. At December 31, 2008 the fair value of these foreign currency derivative contracts was estimated based on the credit rating of comparable local companies with similar credit profiles and observable credit ratings together with internal bank credit ratings obtained from the subsidiary’s lenders. Prior to December 31, 2008, these derivatives were valued based on Old GM’s credit rating which was observable through the credit default swap market.

Refer to Notes 20 and 23 to our audited consolidated financial statements for additional information on the use of fair value measurements.

Level 3 Assets and Liabilities

At September 30, 2010 net liabilities of $207 million measured using Level 3 inputs were primarily comprised of foreign currency derivatives. Foreign currency derivatives were classified as Level 3 due to an unobservable input which relates to our nonperformance risk. Given our nonperformance risk is not observable through the credit default swap market we based this measurement on an analysis of comparable industrial companies to determine the appropriate credit spread which would be applied to us by market participants. At September 30, 2010 we included a non-performance risk adjustment of $3 million in the fair value measurement of these derivatives which reflects a discount of 1.4% to the fair value before considering our credit risk. We anticipate settling these derivatives at maturity at fair value unadjusted for our nonperformance risk. Credit risk adjustments made to a derivative liability reverse as the derivative contract approaches maturity. This effect is accelerated if a contract is settled prior to maturity.

In the nine months ended September 30, 2010 assets and liabilities measured using Level 3 inputs decreased by $465 million from a net liability of $672 million to a net liability of $207 million primarily due to unrealized and realized gains on the settlement of derivatives.

At December 31, 2009 we used Level 3 inputs to measure net liabilities of $672 million (or 0.6%) of our total liabilities. In the period January 1, 2009 through July 9, 2009 net liabilities measured using Level 3 inputs decreased from $2.3 billion to $1.4 billion primarily due to unrealized and realized gains on derivatives and the settlement of UST warrants issued by Old GM. In the period July 10, 2009 through December 31, 2009 net liabilities measured using Level 3 inputs decreased from $1.4 billion to $672 million primarily due to unrealized and realized gains on and the settlement of derivatives.

At December 31, 2009 net liabilities of $672 million measured using Level 3 inputs were primarily comprised of foreign currency derivatives. Foreign currency derivatives were classified as Level 3 due to an unobservable input which relates to our nonperformance risk. Given our nonperformance risk is not observable through the credit default swap market we based this measurement on an analysis of comparable industrial companies to determine the appropriate credit spread which would be applied to us and Old GM by market participants in each period. At December 31, 2009 we included a $47 million non-performance risk adjustment in the fair value measurement of these derivatives which reflects a discount of 6.5% to the fair value before considering our credit risk. We anticipate settling these derivatives at maturity at fair value unadjusted for our nonperformance risk. Credit risk adjustments made to a derivative liability reverse as the derivative contract approaches maturity. This effect is accelerated if a contract is settled prior to maturity.

At December 31, 2008 Old GM used Level 3 inputs to measure net liabilities of $2.3 billion (or 1.3%) of Old GM’s total liabilities. In the year ended 2008 assets and liabilities measured using Level 3 inputs changed from a net asset of $828 million to a net liability of $2.3 billion primarily due to foreign currency derivatives of $2.1 billion transferred from Level 2 to Level 3 in December 2008.

Realized gains and losses related to assets and liabilities measured using Level 3 inputs did not have a material effect on operations, liquidity or capital resources for GM in the periods January 1, 2010 through September 30, 2010 or July 10, 2009 through September 30, 2009, or for Old GM in the period or January 1, 2009 through July 9, 2009 or in the year ended December 31, 2008.

Dividends

The declaration of any dividend on our common stock is a matter to be acted upon by our Board of Directors in its sole discretion. Since our formation, we have not paid any dividends on our common stock. We have no current plans to pay any dividends on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings, liquidity and capital requirements, the covenants in our debt instruments, and other factors.

So long as any share of our Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. In addition, our new secured revolving credit facility contains certain restrictions on our ability to pay dividends, other than dividends payable solely in shares of our capital stock.

The Series A Preferred Stock accrue cumulative dividends at a rate equal to 9.0% per annum (payable quarterly on March 15, June 15, September 15 and December 15) if, as and when declared by our Board of Directors. We paid dividends of $203 million on March 15, 2010, $202 million on June 15, 2010 and $203 million on September 15, 2010 on our Series A Preferred Stock for the periods December 15, 2009 to March 14, 2010, March 15, 2010 to June 14, 2010 and June 15, 2010 to September 14, 2010 following approval by our Board of Directors. We paid dividends of $146 million on September 15, 2009 and $203 million on December 15, 2009 on our Series A Preferred Stock for the periods July 10, 2009 to September 14, 2009 and September 15, 2009 to December 14, 2009 following approval by our Board of Directors.

Our payment of dividends in the future, if any, will be determined by our Board of Directors and will be paid out of funds legally available for that purpose.

Prior to December 31, 2009 the 260 million shares of Series A Preferred Stock issued to the New VEBA were not considered outstanding for accounting purposes due to the terms of the 2009 Revised UAW Settlement Agreement. As a result, $105 million of the $146 million of dividends paid on September 15, 2009 and $147 million of the $203 million of dividends paid on December 15, 2009 were recorded as a reduction of Postretirement benefits other than pensions.

Critical Accounting Estimates

The audited consolidated financial statements and unaudited condensed consolidated interim financial statements are prepared in conformity with U.S. GAAP, which require the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses in the periods presented. We believe that the accounting estimates employed are appropriate and resulting balances are reasonable; however, due to inherent uncertainties in making estimates actual results could differ from the original estimates, requiring adjustments to these balances in future periods. We have discussed the development, selection and disclosures of our critical accounting estimates with the Audit Committee of the Board of Directors, and the Audit Committee has reviewed the disclosures relating to these estimates.

The critical accounting estimates that affect the audited consolidated financial statements and unaudited condensed consolidated interim financial statements and that use judgments and assumptions are listed below. In addition, the likelihood that materially different amounts could be reported under varied conditions and assumptions is discussed.

Fresh-Start Reporting

The Bankruptcy Court did not determine a reorganization value in connection with the 363 Sale. Reorganization value is defined as the value of our assets without liabilities. In order to apply fresh-start reporting, ASC 852 requires that total postpetition liabilities and allowed claims be in excess of reorganization value and prepetition stockholders receive less than 50.0% of our common stock. Based on our estimated reorganization value, we determined that on July 10, 2009 both the criteria of ASC 852 were met and, as a result, we applied fresh-start reporting.

Our reorganization value was determined using the sum of:

•	Our discounted forecast of expected future cash flows from our business subsequent to the 363 Sale, discounted at rates reflecting perceived business and financial risks;

•	The fair value of operating liabilities;

•	The fair value of our non-operating assets, primarily our investments in nonconsolidated affiliates and cost method investments; and

•	The amount of cash we maintained at July 10, 2009 that we determined to be in excess of the amount necessary to conduct our normal business activities.

The sum of the first, third and fourth bullet items equals our Enterprise value.

Our discounted forecast of expected future cash flows included:

•

Forecasted cash flows for the six months ended December 31, 2009 and the years ending 2010 through 2014, for each of Old GM’s former segments (refer to Note 3 to our audited consolidated financial statements for a discussion of our change in segments) and for certain subsidiaries that incorporated:

•	Industry seasonally adjusted annual rate (SAAR) of vehicle sales and our related market share as follows:

•	Worldwide — 59.1 million vehicles and market share of 11.9% based on vehicle sales volume in 2010 increasing to 81.0 million vehicles and market share of 12.2% in 2014;

•	North America — 14.2 million vehicles and market share of 17.8% based on vehicle sales volume in 2010 increasing to 19.8 million vehicles and decreasing market share of 17.6% in 2014;

•	Europe — 16.8 million vehicles and market share of 9.5% based on vehicle sales volume in 2010 increasing to 22.5 million vehicles and market share of 10.3% in 2014;

•	LAAM — 6.1 million vehicles and market share of 18.0% based on vehicle sales volume in 2010 increasing to 7.8 million vehicles and market share of 18.4% in 2014;

•	AP — 22.0 million vehicles and market share of 8.4% based on vehicle sales volume in 2010 increasing to 30.8 million vehicles and market share of 8.6% in 2014;

•	Projected product mix, which incorporates the 2010 introductions of the Chevrolet Volt, Chevrolet/Holden Cruze, Cadillac CTS Coupe, Opel/Vauxhall Meriva and Opel/Vauxhall Astra Station Wagon;

•	Projected changes in our cost structure due to restructuring initiatives that encompass reduction of hourly and salaried employment levels by approximately 18,000;

•	The terms of the 2009 Revised UAW Settlement Agreement, which released us from UAW retiree healthcare claims incurred after December 31, 2009;

•	Projected capital spending to support existing and future products, which range from $4.9 billion in 2010 to $6.0 billion in 2014; and

•	Anticipated changes in global market conditions.

•

A terminal value, which was determined using a growth model that applied long-term growth rates ranging from 0.5% to 6.0% and a weighted average long-term growth rate of 2.6% to our projected cash flows beyond 2014. The long-term growth rates were based on our internal projections as well as industry growth prospects; and

•

Discount rates that considered various factors including bond yields, risk premiums, and tax rates to determine a weighted-average cost of capital (WACC), which measures a company’s cost of debt and equity weighted by the percentage of debt and equity in a company’s target capital structure. We used discount rates ranging from 16.5% to 23.5% and a weighted-average rate of 22.8%.

To estimate the value of our investment in nonconsolidated affiliates we used multiple valuation techniques, but we primarily used discounted cash flow analysis. Our excess cash of $33.8 billion, including Restricted cash and marketable securities of $21.2 billion, represents cash in excess of the amount necessary to conduct our ongoing day-to-day business activities and to keep them running as a going concern. Refer to Note 14 to our audited consolidated financial statements for additional discussion of Restricted cash and marketable securities.

Our estimate of reorganization value assumes the achievement of the future financial results contemplated in our forecasted cash flows, and there can be no assurance that we will realize that value. The estimates and assumptions used are subject to significant uncertainties, many of which are beyond our control, and there is no assurance that anticipated financial results will be achieved.

Assumptions used in our discounted cash flow analysis that have the most significant effect on our estimated reorganization value include:

•	Our estimated WACC;

•	Our estimated long-term growth rates; and

•	Our estimate of industry sales and our market share in each of Old GM’s former segments.

The following table reconciles our enterprise value to our estimated reorganization value and the estimated fair value of our Equity (in millions except per share amounts):

Successor
July 10, 2009
Enterprise value	$36,747
Plus: Fair value of operating liabilities (a)	80,832

Estimated reorganization value (fair value of assets) (b)	117,579
Adjustments to tax and employee benefit-related assets (c)	(6,074)
Goodwill (c)	30,464

Carrying amount of assets	$141,969

Enterprise value	$36,747
Less: Fair value of debt	(15,694)
Less: Fair value of warrants issued to MLC (additional paid-in-capital)	(2,405)
Less: Fair value of liability for Adjustment Shares	(113)
Less: Fair value of noncontrolling interests	(408)
Less: Fair value of Series A Preferred Stock (d)	(1,741)

Fair value of common equity (common stock and additional paid-in capital)	$16,386

Common shares outstanding (d)	1,238
Per share value	$13.24

(a)	Operating liabilities are our total liabilities excluding the liabilities listed in the reconciliation above of our enterprise value to the fair value of our common equity.

(b)	Reorganization value does not include assets with a carrying amount of $1.8 billion and a fair value of $2.0 billion at July 9, 2009 that MLC retained.

(c)	The application of fresh-start reporting resulted in the recognition of goodwill. When applying fresh-start reporting, certain accounts, primarily employee benefit and income tax related, were recorded at amounts determined under specific U.S. GAAP rather than at fair value and the difference between the U.S. GAAP and fair value amounts gives rise to goodwill, which is a residual. Further, we recorded valuation allowances against certain of our deferred tax assets, which under ASC 852 also resulted in goodwill. Our employee benefit related obligations were recorded in accordance with ASC 712, “Compensation — Nonretirement Postemployment Benefits” and ASC 715, “Compensation — Retirement Benefits,” and deferred income taxes were recorded in accordance with ASC 740, “Income Taxes.”

(d)	The 260 million shares of Series A Preferred Stock, 263 million shares of our common stock, and warrant to acquire 45.5 million shares of our common stock issued to the New VEBA on July 10, 2009 were not considered outstanding until the UAW retiree medical plan was settled on December 31, 2009. The fair value of these instruments was included in the liability recognized at July 10, 2009 for this plan. The common shares issued to the New VEBA are excluded from common shares outstanding at July 10, 2009. Refer to Note 19 to our audited consolidated financial statements for a discussion of the termination of our UAW hourly retiree medical plan and Mitigation Plan and the resulting payment terms to the New VEBA.

The following table summarizes the approximate effects that a change in the WACC and long-term growth rate assumptions would have had on our determination of the fair value of our common equity at July 10, 2009 keeping all other assumptions constant (dollars in billions except per share amounts):

Change in Assumption	Effect on Fair Value of Common Equity at July 10, 2009	Effect on Per Share Value at July 10, 2009
Two percentage point decrease in WACC	+$2.9	+$7.04
Two percentage point increase in WACC	–$2.4	–$5.76

One percentage point increase in long-term growth rate	+$0.5	+$1.21
One percentage point decrease in long-term growth rate	–$0.5	–$1.10

In order to estimate these effects, we adjusted the WACC and long-term growth rate assumptions for each of Old GM’s former segments and for certain subsidiaries. The aggregated effect of these assumption changes on each of Old GM’s former segments and for certain subsidiaries does not necessarily correspond to assumption changes made at a consolidated level.

Pensions

The defined benefit pension plans are accounted for on an actuarial basis, which requires the selection of various assumptions, including an expected rate of return on plan assets and a discount rate. Due to significant events, including those discussed in Note 19 to the audited consolidated financial statements and in Note 15 to the unaudited condensed consolidated interim financial statements, certain of the pension plans were remeasured at various dates in the periods January 1, 2010 through September 30, 2010, July 10, 2009 through December 31, 2009, January 1, 2009 through July 9, 2009 and in the years ended 2008 and 2007.

Net pension expense is calculated based on the expected return on plan assets and not the actual return on plan assets. The expected return on U.S. plan assets that is included in pension expense is determined from periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks using standard deviations, and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return. Differences between the expected return on plan assets and the actual return on plan assets are recorded in Accumulated other comprehensive income (loss) as an actuarial gain or loss, and subject to possible amortization into net pension expense over future periods. A market-related value of plan assets, which averages gains and losses over a period of years, is utilized in the determination of future pension expense. For substantially all pension plans, market-related value is defined as an amount that initially recognizes 60.0% of the difference between the actual fair value of assets and the expected calculated value, and 10.0% of that difference over each of the next four years. The market-related value of assets at December 31, 2009 used to determine U.S. net periodic pension income for the year ending December 31, 2010 was $2.8 billion lower than the actual fair value of plan assets at December 31, 2009.

Another key assumption in determining net pension expense is the assumed discount rate to be used to discount plan obligations. We estimate this rate for U.S. plans, using a cash flow matching approach, also called a spot rate yield curve approach, which uses projected cash flows matched to spot rates along a high quality corporate yield curve to determine the present value of cash flows to calculate a single equivalent discount rate. Old GM used an iterative process based on a hypothetical investment in a portfolio of high-quality bonds rated AA or higher by a recognized rating agency and a hypothetical reinvestment of the proceeds of such bonds upon maturity using forward rates derived from a yield curve until the U.S. pension obligation was defeased. This reinvestment component was incorporated into the methodology because it was not feasible, in light of the magnitude and time horizon over which U.S. pension obligations extend, to accomplish full defeasance through direct cash flows from an actual set of bonds selected at any given measurement date.

The benefit obligation for pension plans in Canada, the United Kingdom and Germany comprise 92% of the non-U.S. pension benefit obligation at December 31, 2009. The discount rates for Canadian plans are determined using a cash flow matching approach, similar to the U.S. The discount rates for plans in the United Kingdom and Germany use a curve derived from high quality corporate bonds with maturities consistent with the plans’ underlying duration of expected benefit payments.

In the U.S., from December 31, 2009 to September 30, 2010, interest rates on high quality corporate bonds have decreased and this is reflected in the remeasurement of the U.S. hourly defined benefit pension plan on September 30, 2010, which resulted in a discount rate decrease of 93 basis points, increasing the PBO by $5.8 billion. If other U.S. defined benefit pension plans were remeasured, it would result in a similar decrease in discount rate and a proportional increase in PBO holding all other factors (e.g., actuarial assumptions) constant. However, the effect of the PBO increase on funded status would have been partially offset by higher than expected asset returns. Under U.S. GAAP, we are not required to remeasure all of the pension plans at September 30, 2010. The following tables present a 25 basis point discount rate sensitivity analysis for our U.S. pension plans.

	25 basis point increase	25 basis point decrease
U.S. Plans Remeasured at September 30, 2010
Effect on Annual Pension Expense (in millions)	$78	$(83)
Effect on September 30, 2010 PBO (in billions)	$(1.7)	$1.7
U.S. Plans Not Remeasured at September 30, 2010 (a)
Effect on Annual Pension Expense (in millions)	$23	$(24)
Effect on December 31, 2009 PBO (in billions)	$(0.8)	$0.8

(a)	Based on December 31, 2009 remeasurements, represents 33% of total U.S. Plans PBO.

It is not possible for us to predict what the economic environment will be at our next scheduled remeasurement at December 31, 2010 or any earlier date that may be used for an interim remeasurement of the U.S. pension plans due to a significant event such as a plan amendment, curtailment or a settlement. Accordingly, discount rates and plan assets may be considerably different than those at September 30, 2010.

Interest rates have declined since December 31, 2009, in most non-U.S. countries in which we have pension plans. If all non-U.S. plans were remeasured at September 30, 2010, we believe that the weighted average discount rate would be approximately 50 basis points lower than the rate used to measure the plans at the last remeasurement date. The following table presents a 25 basis point discount rate sensitivity analysis for non-U.S. plans.

	25 basis point increase	25 basis point decrease
Non - U. S. Plans (b)
Effect on Annual Pension Expense (in millions)	$(6)	$11
Effect on December 31, 2009 PBO (in billions)	$(0.6)	$0.7

(b)	Our largest plans are in Canada, Germany and the U.K. The largest plans in Germany and the U.K. were remeasured at June 30, 2010 and our plans in Canada at December 31, 2009.

The following table summarizes rates used to determine net pension expense:

	Successor		Predecessor
	January 1, 2010 Through September 30, 2010 (1)	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Weighted-average expected long-term rate of return on U.S. plan assets	8.50%	8.50%	8.50%	8.50%	8.50%
Weighted-average expected long-term rate of return on non-U.S. plan assets	7.34%	7.97%	7.74%	7.78%	7.85%
Weighted-average discount rate for U.S. plan obligations	5.52%	5.63%	6.27%	6.56%	5.97%
Weighted-average discount rate for non-U.S. plan obligations	5.23%	5.82%	6.23%	5.77%	4.97%

(1)	No remeasurement except for pension plans in the United Kingdom, Belgium, Germany, and Australia. The September 30, 2010 remeasurement of the U.S. hourly defined benefit pension plan had no effect on net pension expense in the nine months ended September 30, 2010.

Significant differences in actual experience or significant changes in assumptions may materially affect the pension obligations. The effect of actual results differing from assumptions and the changing of assumptions are included in unamortized net actuarial gains and losses that are subject to amortization to expense over future periods.

The following table summarizes the unamortized actuarial (gain) loss (before tax) on pension plans (dollars in billions):

	Successor		Predecessor
	September 30, 2010	December 31, 2009	December 31, 2008
Unamortized actuarial (gain) loss	$(0.2)	$(3.0)	$41.1

The unamortized actuarial gain of $0.2 billion at September 30, 2010, reflects the December 31, 2009 amount updated for accounting activity in the nine months ended September 30, 2010, arising primarily from the remeasurements in the non-U.S. pension plans resulting in a $0.4 billion loss and remeasurement of the U.S. hourly defined benefit pension plan resulting in a $2.4 billion loss.

The following table summarizes the actual and expected return on pension plan assets (dollars in billions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
U.S. actual return (a)	$9.9	$(0.2)	$(11.4)	$10.1
U.S. expected return	$3.0	$3.8	$8.0	$8.0
Non-U.S. actual return (a)	$1.2	$0.2	$(2.9)	$0.5
Non-U.S. expected return	$0.4	$0.4	$1.0	$1.0

(a)	Actual return not available for the nine months ended September 30, 2010 as all of the plans were not remeasured.

Based on the last full set of pension plan remeasurements that was completed as of December 31, 2009, a change in the expected return on assets (EROA) assumption has the following effects: For the U.S. plans, an increase in the EROA of 25 basis points will decrease annual pension expense by $193 million; a decrease to the EROA will increase pension expense by $193 million. For the non-U.S. plans, an increase in the EROA of 25 basis points will decrease annual pension expense by $32 million; a decrease to the EROA of 25 basis points will increase pension expense by $32 million.

The U.S. pension plans generally provide covered U.S. hourly employees hired prior to October 15, 2007 with pension benefits of negotiated, flat dollar amounts for each year of credited service earned by an individual employee. Early retirement supplements are also provided to those who retire prior to age 62. Hourly employees hired after October 15, 2007 participate in a cash balance pension plan. Formulas providing for such stated amounts are contained in the applicable labor contract. Pension expense in the nine months ended September 30, 2010, the periods July 10, 2009 through December 31, 2009, January 1, 2009 through July 9, 2009, and in the years ended 2008 and 2007 and the pension obligations at September 30, 2010, December 31, 2009 and 2008 do not comprehend any future benefit increases or decreases that may occur beyond current labor contracts. The usual cycle for negotiating new labor contracts is every four years. There is not a past practice of maintaining a consistent level of benefit increases or decreases from one contract to the next.

The following data illustrates the sensitivity of changes in pension expense and pension obligation based on the last remeasurement of the U.S hourly pension plan at September 30, 2010, as a result of changes in future benefit units for U.S. hourly employees, effective after the expiration of the current contract:

Change in future benefit units	Effect on 2010 Pension Expense		Effect on December 31, 2009 PBO
One percentage point increase in benefit units	+$	96 million	+$	292 million
One percentage point decrease in benefit units	–$	94 million	–$	283 million

We utilize a variety of pricing sources to estimate the fair value of our pension assets, including: independent pricing vendors, dealer or counterparty supplied valuations, third party appraisals, appraisals prepared by investment managers, or investment sponsor or third party administrator supplied net asset value (NAV) used as a practical expedient.

A significant portion of our pension assets are classified within the fair value hierarchy as Level 3 fair value measurements. Pension assets for which fair value is determined through the use of net asset value per share (NAV) and for which we may not have the ability to redeem our entire investment with the investee at NAV as of the measurement date, are classified as Level 3 fair value measurements. In addition, we classify pension assets that include significant unobservable inputs as Level 3 in the fair value hierarchy.

Significant assets classified as Level 3, with the related Level 3 inputs to valuation that may be subject to volatility and change, and additional considerations for leveling, are as follows:

•

Government, agency and corporate debt securities — Pricing services and dealers often use proprietary pricing models which incorporate unobservable inputs. These inputs primarily consist of yield and credit spread assumptions. Additionally, management may consider other security attributes such as liquidity, market activity, price level, credit ratings and geo-political risk, in assessing the observability of inputs used by pricing services or dealers, which may affect placement in the fair value hierarchy.

•

Agency, non-agency mortgage and other asset-backed securities — Pricing services and dealers often use proprietary pricing models which incorporate unobservable inputs. These inputs typically consist of prepayment curves, discount rates, default assumptions and recovery rates. Additionally, management may consider other security attributes such as liquidity, market activity, price level, credit ratings and geo-political risk, in assessing the observability of inputs used by pricing services or dealers, which may affect placement in the fair value hierarchy.

•

Investment funds/Private equity and debt investments/Real estate assets — Level 3 inputs for alternative investment funds and special purpose entities (e.g., limited partnerships, limited liability companies) include estimated changes in the composition or performance of the underlying investment portfolio, overall market conditions and other economic factors that may possibly have a favorable or unfavorable effect on the reported NAV per share (or its equivalent) between the NAV calculation date and the financial reporting measurement date. When NAV was not used as a practical expedient, Level 3 factors used in estimating fair value included NAV (as one factor), overall market conditions, and expected future cash flows.

Refer to Note 4 to our audited consolidated financial statements for a more detailed discussion of the inputs used to determine fair value for each significant asset class or category.

Other Postretirement Benefits

OPEB plans are accounted for on an actuarial basis, which requires the selection of various assumptions, including a discount rate and healthcare cost trend rates. Old GM used an iterative process based on a hypothetical investment in a portfolio of high-quality bonds rated AA or higher by a recognized rating agency and a hypothetical reinvestment of the proceeds of such bonds upon maturity using forward rates derived from a yield curve until the U.S. OPEB obligation was defeased. This reinvestment component was incorporated into the methodology because it was not feasible, in light of the magnitude and time horizon over which the U.S. OPEB obligations extend, to accomplish full defeasance through direct cash flows from an actual set of bonds selected at any given measurement date.

Beginning in September 2008, the discount rate used for the benefits to be paid from the UAW retiree medical plan during the period September 2008 through December 2009 is based on a yield curve which uses projected cash flows of representative high-quality AA rated bonds matched to spot rates along a yield curve to determine the present value of cash flows to calculate a single equivalent discount rate. All other U.S. OPEB plans started using a discount rate based on a yield curve on July 10, 2009. The UAW retiree medical plan was settled on December 31, 2009 and the plan assets were contributed to the New VEBA as part of the payment terms under the 2009 Revised UAW Settlement Agreement. We are released from UAW retiree health care claims incurred after December 31, 2009.

An estimate is developed of the healthcare cost trend rates used to value benefit obligations through review of historical retiree cost data and near-term healthcare outlook which includes appropriate cost control measures that have been implemented. Changes in the assumed discount rate or healthcare cost trend rate can have significant effect on the actuarially determined obligation and related U.S. OPEB expense. As a result of modifications made as part of the 363 Sale, there are no significant uncapped U.S. healthcare plans remaining at December 31, 2009 and, therefore, the healthcare cost trend rate no longer has a significant effect in the U.S.

The significant non-U.S. OPEB plans cover Canadian employees. The discount rates for the Canadian plans are determined using a cash flow matching approach, similar to the U.S. OPEB plans.

Due to the significant events discussed in Note 19 to the audited consolidated financial statements, the U.S. and non-U.S. OPEB plans were remeasured at various dates in the periods July 10, 2009 through December 31, 2009, January 1, 2009 through July 9, 2009 and in the years ended 2008 and 2007.

Significant differences in actual experience or significant changes in assumptions may materially affect the OPEB obligations. The effects of actual results differing from assumptions and the effects of changing assumptions are included in net actuarial gains and losses in Accumulated other comprehensive income (loss) that are subject to amortization over future periods.

From December 31, 2009 to September 30, 2010, interest rates on high quality corporate bonds have declined in the U.S. and Canada. We believe that a discount rate calculated as of September 30, 2010 using the methods described previously for OPEB plans would be approximately 85 basis points lower for U.S. OPEB plans, and 50 basis points lower for Canadian OPEB plans than the rates used to measure the plans at December 31, 2009, the date of the last remeasurements. As a result, funded status would decrease if the plans were remeasured at September 30, 2010, holding all other factors (e.g., actuarial assumptions) constant.

The following table summarizes the estimated effect of a 25 basis point change in discount rate.

	Change in Assumption
U. S. Plans	25 basis point increase	25 basis point decrease
Effect on Annual OPEB Expense (in millions)	$5	$(3)
Effect on December 31, 2009 APBO (in billions)	$(0.1)	$0.1

Non - U. S. Plans
Effect on Annual OPEB Expense (in millions)	$1	$(1)
Effect on December 31, 2009 APBO (in billions)	$(0.1)	$0.1

It is not possible for us to predict what the economic environment will be at our next scheduled remeasurement as of December 31, 2010 or any earlier date that may be used for an interim remeasurement of the OPEB plans due to a significant event such as a plan amendment, curtailment or a settlement. Accordingly, discount rates may be considerably different than those at September 30, 2010.

The following table summarizes the weighted-average discount rate used to determine net OPEB expense for the significant plans:

	Successor		Predecessor
	January 1, 2010 Through September 30, 2010	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Weighted-average discount rate for U.S. plans	5.57%	6.81%	8.11%	7.02%	5.90%
Weighted-average discount rate for non-U.S. plans	5.22%	5.47%	6.77%	5.90%	5.00%

The following table summarizes the health care cost trend rates used in the last remeasurement of the accumulated postretirement benefit obligations (APBO) at December 31:

	Successor		Predecessor
	December 31, 2009		December 31, 2008
Assumed Healthcare Trend Rates	U.S. Plans(a)	Non U.S. Plans(b)	U.S. Plans	Non U.S. Plans
Initial healthcare cost trend rate	—%	5.4%	8.0%	5.5%
Ultimate healthcare cost trend rate	—%	3.3%	5.0%	3.3%
Number of years to ultimate trend rate	—	8	6	8

(a)	As a result of modifications made to health care plans in connection with the 363 Sale, there are no significant uncapped U.S. healthcare plans remaining at December 31, 2009 and, therefore, the healthcare cost trend rate does not have a significant effect on the U.S. plans.

(b)	The implementation of the HCT in Canada is anticipated and will significantly reduce our exposure to changes in the healthcare cost trend rate.

The following table summarizes the effect of a one-percentage point change in the assumed healthcare trend rates based on the last remeasurement of the benefit plans at December 31, 2009:

	U.S. Plans(a)		Non-U.S. Plans(b)
Change in Assumption	Effect on 2010 Aggregate Service and Interest Cost	Effect on December 31, 2009 APBO	Effect on 2010 Aggregate Service and Interest Cost		Effect on December 31, 2009 APBO
One percentage point increase	$ —	$ —	+$	14 million	+$	413 million
One percentage point decrease	$ —	$ —	–$	11 million	–$	331 million

(a)	As a result of modifications made to health care plans in connection with the 363 Sale, there are no significant uncapped U.S. healthcare plans remaining at December 31, 2009 and, therefore, the healthcare cost trend rate does not have a significant effect in the U.S.
(b)	The implementation of the HCT in Canada is anticipated and will significantly reduce our exposure to changes in the healthcare cost trend rate.

Layoff Benefits

UAW employees are provided with reduced wages and continued coverage under certain employee benefit programs through the U.S. SUB and TSP job security programs. The number of weeks that an employee receives these benefits depends on the employee’s classification as well as the number of years of service that the employee has accrued. A similar tiered benefit is provided to CAW employees. Considerable management judgment and assumptions are required in calculating the related liability, including productivity initiatives, capacity actions and federal and state unemployment and stimulus payments. The assumptions for the related benefit costs include the incidence of mortality, retirement, turnover and the health care trend rate, which are applied on a consistent basis with the U.S. hourly defined benefit pension plan and other U.S. hourly benefit plans. While we believe our judgments and assumptions are reasonable, changes in the assumptions underlying these estimates, which we revise each quarter, could result in a material effect on the financial statements in a given period.

Deferred Taxes

We establish and Old GM established valuation allowances for deferred tax assets based on a more likely than not threshold. The ability to realize deferred tax assets depends on the ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. We consider and Old GM considered the following possible sources of taxable income when assessing the realization of deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Future taxable income exclusive of reversing temporary differences and carryforwards;

•	Taxable income in prior carryback years; and

•	Tax-planning strategies.

The assessment regarding whether a valuation allowance is required or should be adjusted also considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods, our and Old GM’s experience with tax attributes expiring unused and tax planning alternatives. In making such judgments, significant weight is given to evidence that can be objectively verified.

Concluding that a valuation allowance is not required is difficult when there is significant negative evidence that is objective and verifiable, such as cumulative losses in recent years. Although we are a new company, and our ability to achieve future profitability was enhanced by the cost and liability reductions that occurred as a result of the Chapter 11 Proceedings and 363 Sale, Old GM’s historic operating results remain relevant as they are reflective of the industry and the effect of economic conditions. The fundamental businesses and inherent risks in which we globally operate did not change from those in which Old GM operated. We utilize and Old GM utilized a rolling three years of actual and current year anticipated results as the primary measure of cumulative losses in recent years. However, because a substantial portion of those cumulative losses relate to various non-recurring matters, those three-year cumulative results are adjusted for the effect of these items. In addition the near- and medium-term financial outlook is considered when assessing the need for a valuation allowance.

If, in the future, we generate taxable income in jurisdictions where we have recorded full valuation allowances, on a sustained basis, our conclusion regarding the need for full valuation allowances in these tax jurisdictions could change, resulting in the reversal of some or all of the valuation allowances. If our operations generate taxable income prior to reaching profitability on a sustained basis, we would reverse a portion of the valuation allowance related to the corresponding realized tax benefit for that period, without changing our conclusions on the need for a full valuation allowance against the remaining net deferred tax assets.

The valuation of deferred tax assets requires judgment and accounting for deferred tax consequences of events that have been recorded in the financial statements or in the tax returns and our future profitability represents our best estimate of those future events. Changes in our current estimates, due to unanticipated events or otherwise, could have a material effect on our financial condition and results of operations. In 2008 because Old GM concluded there was substantial doubt related to its ability to continue as a going concern, it was determined that it was more likely than not that it would not realize its net deferred tax assets in most jurisdictions even though certain of these entities were not in three-year adjusted cumulative loss positions. In July 2009 with U.S. parent company liquidity concerns resolved in connection with the Chapter 11 Proceedings and the 363 Sale, to the extent there was no other significant negative evidence, we concluded that it is more likely than not that we would realize the deferred tax assets in jurisdictions not in three-year adjusted cumulative loss positions.

Refer to Note 22 to our audited consolidated financial statements for additional information on the recording of valuation allowances.

Valuation of Vehicle Operating Leases and Lease Residuals

In accounting for vehicle operating leases, a determination is made at the inception of a lease of the estimated realizable value (i.e., residual value) of the vehicle at the end of the lease. Residual value represents an estimate of the market value of the vehicle at the end of the lease term, which typically ranges from nine months to four years. A customer is obligated to make payments during the term of a lease to the contract residual. A customer is not obligated to purchase a vehicle at the end of a lease and we are and Old GM was exposed to a risk of loss to the extent the value of a vehicle is below the residual value estimated at contract inception.

Residual values are initially determined by consulting independently published residual value guides. Realization of residual values is dependent on the future ability to market vehicles under prevailing market conditions. Over the life of a lease, the adequacy of the estimated residual value is evaluated and adjustments are made to the extent the expected value of a vehicle at lease termination declines. Adjustments may be in the form of revisions to depreciation rates or recognition of impairment charges. Impairment is determined to exist if the undiscounted expected future cash flows are lower than the carrying amount of the asset. Additionally, for automotive retail leases, an adjustment may also be made to the estimate of sales incentive accruals for residual support and risk sharing programs initially recorded when the vehicles are sold.

With respect to residual values of automotive leases to daily rental car companies, due to the short-term nature of the operating leases, Old GM historically had forecasted auction proceeds at lease termination. In the three months ended December 31, 2008 forecasted auction proceeds in the United States differed significantly from actual auction proceeds due to highly volatile economic conditions, in particular a decline in consumer confidence and available consumer credit, which affected the residual values of vehicles at auction. Due to these significant uncertainties, Old GM determined that it no longer had a reliable basis to forecast auction proceeds in the United States and began utilizing current auction proceeds to estimate the residual values in the impairment analysis for the automotive leases to daily rental car companies, which is consistent with Old GM’s impairment analyses for automotive retail leases. As a result of this change in estimate, Old GM recorded an incremental impairment charge of $144 million in the three months ended December 31, 2008 related to the automotive leases to daily rental car companies that is included in Cost of sales.

In the nine months ended September 30, 2010 we recorded impairment charges of $32 million related to automotive retail leases to daily rental car companies. In the period January 1, 2009 through July 9, 2009 and in the year ended 2008 Old GM recorded impairment charges of $16 million and $377 million (which includes an increase of $220 million in intersegment residual support and risk sharing reserves) related to its automotive retail leases and $47 million and $382 million related to automotive leases to daily rental car companies.

We continue to use the lower of forecasted or current auction proceeds to estimate residual values. Significant differences between the estimate of residual values and actual experience may materially affect impairment charges recorded, if any, and the rate at which vehicles in the Equipment on operating leases, net are depreciated. Significant differences will also affect the residual support and risk sharing reserves established as a result of certain agreements with Ally Financial, whereby Ally Financial is reimbursed up to an agreed-upon percentage of certain residual value losses they experience on their operating lease portfolio. During the nine months ended September 30, 2010, favorable adjustments of $0.6 billion were recorded in the U.S. due to increases in estimated residual values.

The following table illustrates the effect of changes in our estimate of vehicle sales proceeds at lease termination on residual support and risk sharing reserves related to vehicles owned by Ally Financial at September 30, 2010 and December 31, 2009, holding all other assumptions constant (dollars in millions):

	September 30, 2010 Effect on Residual Support and Risk Sharing Reserves	December 31, 2009 Effect on Residual Support and Risk Sharing Reserves
10% increase in vehicle sales proceeds	–$98 million	–$534 million
10% decrease in vehicle sales proceeds	+$288 million	+$381 million

The critical assumptions underlying the estimated carrying amount of Equipment on operating leases, net include: (1) estimated market value information obtained and used in estimating residual values; (2) proper identification and estimation of business conditions; (3) remarketing abilities; and (4) vehicle and marketing programs. Changes in these assumptions could have a significant effect on the estimate of residual values.

Due to the contractual terms of our residual support and risk sharing agreements with Ally Financial, which currently limit our maximum obligation to Ally Financial should vehicle residual values decrease, an increase in sales proceeds does not have the equivalent offsetting effect on our residual support and risk sharing reserves as a decrease in sales proceeds. At September 30, 2010 our maximum obligations to Ally Financial under our residual support and risk sharing agreements were $0.7 billion and $0.9 billion, our recorded receivable under our residual support agreements was $34 million, and our recorded liability under our risk sharing agreements was $330 million. At December 31, 2009 our maximum obligations to Ally Financial under our residual support and risk sharing agreements were $1.2 billion and $1.4 billion, and our recorded liabilities under our residual support and risk sharing agreements were $369 million and $366 million.

When a lease vehicle is returned to us, the asset is reclassified from Equipment on operating leases, net to Inventory at the lower of cost or estimated selling price, less cost to sell.

Impairment of Goodwill

Goodwill is tested for impairment in the fourth quarter of each year for all reporting units, or more frequently if events occur or circumstances change that would warrant such a review. Our reporting units are

GMNA, GME, and various reporting units within the GMIO segment. Because of the integrated nature of our manufacturing operations and the sharing of vehicle platforms among brands, assets and other resources are shared extensively within GMNA and GME and financial information by brand or country is not discrete below the operating segment level. Therefore, GMNA and GME do not contain reporting units below the operating segment level. However, GMIO is less integrated given the lack of regional trade pacts and other unique geographical differences and thus contains separate reporting units below the operating segment level.

The fair values of the reporting units are determined based on valuation techniques using the best available information, primarily discounted cash flow projections. We make significant assumptions and estimates about the extent and timing of future cash flows, growth rates and discount rates. The cash flows are estimated over a significant future period of time, which makes those estimates and assumptions subject to a high degree of uncertainty. While we believe that the assumptions and estimates used to determine the estimated fair values of each of our reporting units are reasonable, a change in assumptions underlying these estimates could result in a material effect on the financial statements.

At September 30, 2010 and December 31, 2009 we had goodwill of $30.6 billion and $30.7 billion, which predominately arose upon the application of fresh-start reporting. When applying fresh-start reporting, certain accounts, primarily employee benefit and income tax related, were recorded at amounts determined under specific U.S. GAAP rather than fair value, and the difference between the U.S. GAAP and fair value amounts gives rise to goodwill, which is a residual. Our employee benefit related accounts were recorded in accordance with ASC 712 and ASC 715 and deferred income taxes were recorded in accordance with ASC 740. Further, we recorded valuation allowances against certain of our deferred tax assets, which under ASC 852 also resulted in goodwill. If all identifiable assets and liabilities had been recorded at fair value upon application of fresh-start reporting, no goodwill would have resulted.

In the future, we have an increased likelihood of measuring goodwill for possible impairment during our annual or event-driven goodwill impairment testing. An event-driven impairment test is required if it is more likely than not that the fair value of a reporting unit is less than its net book value. Because our reporting units were recorded at their fair values upon application of fresh-start reporting, it is more likely a decrease in the fair value of our reporting units from their fresh-start reporting values could occur, and such a decrease would trigger the need to measure for possible goodwill impairments.

Future goodwill impairments could occur should the fair value-to-U.S. GAAP adjustments differences decrease. Goodwill resulted from our recorded liabilities for certain employee benefit obligations being higher than the fair value of these obligations because lower discount rates were utilized in determining the U.S. GAAP values compared to those utilized to determine fair values. The discount rates utilized to determine the fair value of these obligations were based on our incremental borrowing rates, which included our nonperformance risk. Our incremental borrowing rates are also affected by changes in market interest rates. Further, the recorded amounts of our assets were lower than their fair values because of the recording of valuation allowances on certain of our deferred tax assets. The difference between these fair value-to-U.S. GAAP amounts would decrease upon an improvement in our credit rating, thus resulting in a decrease in the spread between our employee benefit related obligations under U.S. GAAP and their fair values. A decrease will also occur upon reversal of our deferred tax asset valuation allowances. Should the fair value-to-U.S. GAAP adjustments differences decrease for these reasons, the implied goodwill balance will decline. Accordingly, at the next annual or event-driven goodwill impairment test, to the extent the carrying value of a reporting unit exceeds its fair value, a goodwill impairment could occur. Future goodwill impairments could also occur should we reorganize our internal reporting structure in a manner that changes the composition of one or more of our reporting units. Upon such an event, goodwill would be reassigned to the affected reporting units using a relative-fair-value allocation approach and not based on the amount of goodwill that was originally attributable to fair value-to-U.S. GAAP differences that gave rise to goodwill.

In the three months ended June 30, 2010 there were event-driven changes in circumstances within our GME reporting unit that warranted the testing of goodwill for impairment. In the three months ended June 30, 2010 anticipated competitive pressure on our margins in the near- and medium-term led us to believe that the goodwill associated with our GME reporting unit may be impaired. Utilizing the best available information as of June 30, 2010 we performed a step one goodwill impairment test for our GME reporting unit, and concluded that goodwill was not impaired. The fair value of our GME reporting unit was estimated to be approximately $325 million over its carrying amount. If we had not passed step one, we believe the amount of any goodwill impairment would approximate $140 million representing the net decrease, from July 9, 2009 through June 30, 2010, in the fair value to U.S. GAAP differences attributable to those assets and liabilities that gave rise to goodwill.

We utilized a discounted cash flow methodology to estimate the fair value of our GME reporting unit. The valuation methodologies utilized were consistent with those used in our application of fresh-start reporting on July 10, 2009, as discussed in Note 2 to our audited consolidated financial statements, and in our 2009 annual and event-driven GME impairment tests and resulted in Level 3 measures within the valuation hierarchy. Assumptions used in our discounted cash flow analysis that had the most significant effect on the estimated fair value of our GME reporting unit include:

•	Our estimated weighted-average cost of capital (WACC);

•	Our estimated long-term growth rates; and

•	Our estimate of industry sales and our market share.

We used a WACC of 22.0% that considered various factors including bond yields, risk premiums, and tax rates; a terminal value that was determined using a growth model that applied a long-term growth rate of 0.5% to our projected cash flows beyond 2015; and industry sales of 18.4 million vehicles and a market share for Opel/Vauxhall of 6.45% based on vehicle sales volume in 2010 increasing to industry sales of 22.0 million vehicles and a market share of 7.4% in 2015.

Our fair value estimate assumes the achievement of the future financial results contemplated in our forecasted cash flows, and there can be no assurance that we will realize that value. The estimates and assumptions used are subject to significant uncertainties, many of which are beyond our control, and there is no assurance that anticipated financial results will be achieved.

The following table summarizes the approximate effects that a change in the WACC and long-term growth rate assumptions would have had on our determination of the fair value of our GME reporting unit at June 30, 2010 keeping all other assumptions constant (dollars in millions):

Change in Assumption	Effect on Fair Value of GME Reporting Unit at June 30, 2010
One percentage point decrease in WACC	+$272
One percentage point increase in WACC	-$247
One-half percentage point increase in long-term growth rate	+$38
One-half percentage point decrease in long-term growth rate	-$36

Refer to Note 8 to our unaudited condensed consolidated interim financial statements for additional information on goodwill impairments.

During the three months ended December 31, 2009 we performed our annual goodwill impairment testing for all reporting units and additional event-driven impairment testing for our GME and certain other reporting units in GMIO. Based on this testing, we determined that goodwill was not impaired. Refer to Notes 12 and 25 to our audited consolidated financial statements for additional information on goodwill impairments.

Impairment of Long-Lived Assets

The carrying amount of long-lived assets held and used in the business is periodically evaluated, including finite-lived intangible assets, when events and circumstances warrant. If the carrying amount of a long-lived asset group is considered impaired, a loss is recorded based on the amount by which the carrying amount exceeds the fair value for the asset group. Product-specific long-lived assets are tested at the platform level. Non-product line specific long-lived assets are tested on a regional basis in GMNA and GME and tested at our various reporting units within our GMIO segment. For assets classified as held for sale, such assets are recorded at the lower of carrying amount or fair value less cost to sell. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. We develop anticipated cash flows from historical experience and internal business plans. A considerable amount of management judgment and assumptions are required in performing the long-lived asset impairment tests, principally in determining the fair value of the asset groups and the assets’ average estimated useful life. While we believe our judgments and assumptions are reasonable; a change in assumptions underlying these estimates could result in a material effect on the audited consolidated financial statements and unaudited condensed consolidated interim financial statements. Long-lived assets could become impaired in the future as a result of declines in profitability due to significant changes in volume, pricing or costs. Refer to Note 25 to our audited consolidated financial statements for additional information on impairments of long-lived assets and intangibles.

Valuation of Cost and Equity Method Investments

When events and circumstances warrant, equity investments accounted for under the cost or equity method of accounting are evaluated for impairment. An impairment charge would be recorded whenever a decline in value of an equity investment below its carrying amount is determined to be other than temporary. In determining if a decline is other than temporary we consider and Old GM considered such factors as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the equity affiliate, the near-term and longer-term operating and financial prospects of the affiliate and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery.

When available, quoted market prices are used to determine fair value. If quoted market prices are not available, fair value is based upon valuation techniques that use, where possible, market-based inputs. Generally, fair value is estimated using a combination of the income approach and the market approach. Under the income approach, estimated future cash flows are discounted at a rate commensurate with the risk involved using marketplace assumptions. Under the market approach, valuations are based on actual comparable market transactions and market earnings and book value multiples for the same or comparable entities. The assumptions used in the income and market approaches have a significant effect on the determination of fair value. Significant assumptions include estimated future cash flows, appropriate discount rates, and adjustments to market transactions and market multiples for differences between the market data and the investment being valued. Changes to these assumptions could have a significant effect on the valuation of cost and equity method investments.

In the three months ended December 31, 2009 we recorded impairment charges related to our investment in Ally Financial common stock of $270 million. We determined the fair value of our investment in Ally Financial common stock using a market multiple, sum-of-the-parts methodology. This methodology considered the average price/tangible book value multiples of companies deemed comparable to each of Ally Financial’s operations, which were then aggregated to determine Ally Financial’s overall fair value. Based on our analysis, the estimated fair value of our investment in Ally Financial common stock was determined to be $970 million, resulting in an impairment charge of $270 million. The following table illustrates the effect of a 0.1 change in the average price/tangible book value multiple on our impairment charge:

Change in Assumption	Effect on December 31, 2009 Impairment Charge
0.1 increase in average price/tangible book value multiple	+$100 million
0.1 decrease in average price/tangible book value multiple	–$100 million

At December 31, 2009 the balance of our investment in Ally Financial common stock was $970 million and the balance of our investment in Ally Financial preferred stock was $665 million.

Derivatives

Derivatives are used in the normal course of business to manage exposures arising from market risks resulting from changes in certain commodity prices and interest and foreign currency exchange rates. Derivatives are accounted for in the consolidated balance sheet as assets or liabilities at fair value.

Significant judgments and estimates are used in estimating the fair values of derivative instruments, particularly in the absence of quoted market prices. Internal models are used to value a majority of derivatives. The models use, as their basis, readily observable market inputs, such as time value, forward interest rates, volatility factors, and current and forward market prices for commodities and foreign currency exchange rates.

The valuation of derivative liabilities also takes into account nonperformance risk. At September 30, 2010 and December 31, 2009 our nonperformance risk was not observable through the credit default swap market. Our nonperformance risk was estimated based on an analysis of comparable industrial companies to determine the appropriate credit spread which would be applied to us by market participants. Refer to Note 16 to our unaudited condensed consolidated interim financial statements and Note 20 to our audited consolidated financial statements for additional information on derivative financial instruments.

Sales Incentives

The estimated effect of sales incentives to dealers and customers is recorded as a reduction of revenue, and in certain instances, as an increase to cost of sales, at the later of the time of sale or announcement of an incentive program to dealers. There may be numerous types of incentives available at any particular time, including a choice of incentives for a specific model. Incentive programs are generally brand specific, model specific or region specific, and are for specified time periods, which may be extended. Significant factors used in estimating the cost of incentives include the volume of vehicles that will be affected by the incentive programs offered by product, product mix and the rate of customer acceptance of any incentive program, and the likelihood that an incentive program will be extended, all of which are estimated based on historical experience and assumptions concerning customer behavior and future market conditions. Additionally, when an incentive program is announced, the number of vehicles in dealer inventory eligible for the incentive program is determined, and a reduction of revenue or increase to cost of sales is recorded in the period in which the program is announced. If the actual number of affected vehicles differs from this estimate, or if a different mix of incentives is actually paid, the reduction in revenue or increase to cost of sales for sales incentives could be affected. As discussed previously, there are a multitude of inputs affecting the calculation of the estimate for sales incentives, and an increase or decrease of any of these variables could have a significant effect on recorded sales incentives.

Policy, Warranty and Recalls

The estimated costs related to policy and product warranties are accrued at the time products are sold, and the estimated costs related to product recalls based on a formal campaign soliciting return of that product are accrued when they are deemed to be probable and can be reasonably estimated. These estimates are established using historical information on the nature, frequency, and average cost of claims of each vehicle line or each model year of the vehicle line. However, where little or no claims experience exists for a model year or a vehicle line, the estimate is based on long-term historical averages. Revisions are made when necessary, based on changes in these factors. These estimates are re-evaluated on an ongoing basis. We actively study trends of claims and take action to improve vehicle quality and minimize claims. Actual experience could differ from the amounts estimated requiring adjustments to these liabilities in future periods. Due to the uncertainty and potential volatility of the factors contributing to developing estimates, changes in our assumptions could materially affect our results of operations.

Accounting Standards Not Yet Adopted

Accounting standards not yet adopted are discussed in Note 3 to our unaudited condensed consolidated interim financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We and Old GM entered into a variety of foreign currency exchange, interest rate and commodity forward contracts and options to manage exposures arising from market risks resulting from changes in foreign currency exchange rates, interest rates and certain commodity prices. We do not enter into derivative transactions for speculative purposes.

The overall financial risk management program is under the responsibility of the Risk Management Committee, which reviews and, where appropriate, approves strategies to be pursued to mitigate these risks. A risk management control framework is utilized to monitor the strategies, risks and related hedge positions, in accordance with the policies and procedures approved by the Risk Management Committee.

In August 2010 we changed our risk management policy. Our prior policy was intended to reduce volatility of forecasted cash flows primarily through the use of forward contracts and swaps. The intent of the new policy is primarily to protect against risk arising from extreme adverse market movements on our key exposures and involves a shift to greater use of purchased options.

A discussion of our and Old GM’s accounting policies for derivative financial instruments is included in Note 4 to our audited consolidated financial statements. Further information on our exposure to market risk is included in Note 20 to our audited consolidated financial statements.

In 2008 credit market volatility increased significantly, creating broad credit concerns. In addition, Old GM’s credit standing and liquidity position in the first half of 2009 and the Chapter 11 Proceedings severely limited its ability to manage risks using derivative financial instruments as most derivative counterparties were unwilling to enter into transactions with Old GM. Subsequent to the 363 Sale and through December 31, 2009, we were largely unable to enter forward contracts pending the completion of negotiations with potential derivative counterparties. In August 2010 we executed new agreements with counterparties that enable us to enter into options, forward contracts and swaps.

In accordance with the provisions of ASC 820-10, “Fair Value Measurements and Disclosures,” which requires companies to consider nonperformance risk as part of the measurement of fair value of derivative liabilities, we record changes in the fair value of our derivative liabilities based on our current credit standing. At June 30, 2010 the fair value of derivatives in a net liability position was $340 million.

The following analyses provide quantitative information regarding exposure to foreign currency exchange rate risk, interest rate risk, commodity price risk and equity price risk. Sensitivity analysis is used to measure the potential loss in the fair value of financial instruments with exposure to market risk. The models used assume instantaneous, parallel shifts in exchange rates, interest rate yield curves and commodity prices. For options and other instruments with nonlinear returns, models appropriate to these types of instruments are utilized to determine the effect of market shifts. There are certain shortcomings inherent in the sensitivity analyses presented, primarily due to the assumption that interest rates and commodity prices change in a parallel fashion and that spot exchange rates change instantaneously. In addition, the analyses are unable to reflect the complex market reactions that normally would arise from the market shifts modeled and do not contemplate the effects of correlations between foreign currency pairs, or offsetting long-short positions in currency pairs which may significantly reduce the potential loss in value.

Foreign Currency Exchange Rate Risk

We have and Old GM had foreign currency exposures related to buying, selling, and financing in currencies other than the functional currencies of our and Old GM’s operations. Derivative instruments, such as foreign currency forwards, swaps and options are used primarily to hedge exposures with respect to forecasted revenues, costs and commitments denominated in foreign currencies. At June 30, 2010 such contracts have remaining maturities of up to 14 months. At June 30, 2010 our three most significant foreign currency exposures are the U.S. Dollar/Korean Won, Euro/British Pound and Euro/Korean Won.

At June 30, 2010, December 31, 2009 and 2008 the net fair value liability of financial instruments with exposure to foreign currency risk was $3.6 billion, $5.9 billion and $6.3 billion. This presentation utilizes a population of foreign currency exchange derivatives and foreign currency denominated debt and excludes the offsetting effect of foreign currency cash, cash equivalents and other assets. The potential loss in fair value for such financial instruments from a 10% parallel shift in all quoted foreign currency exchange rates would be $589 million, $941 million and $2.3 billion at June 30, 2010, December 31, 2009 and 2008.

We are and Old GM was also exposed to foreign currency risk due to the translation of the results of certain international operations into U.S. Dollars as part of the consolidation process. Fluctuations in foreign currency exchange rates can therefore create volatility in the results of operations and may adversely affect our and Old GM’s financial position. The effect of foreign currency exchange rate translation on our consolidated financial position was a net translation loss of $189 million in the six months ended June 30, 2010 and a gain of $157 million in the period July 10, 2009 through December 31, 2009. The effect of foreign currency exchange rate translation on Old GM’s consolidated financial position was a net translation gain of $232 million in the period January 1, 2009 through July 9, 2009 and a net translation loss of $1.2 billion in the year ended December 31, 2008. These gains and losses were recorded as an adjustment to Total stockholders’ deficit through Accumulated other comprehensive income (loss). The effects of foreign currency exchange rate transactions were a loss of $33 million in the six months ended June 30, 2010 a loss of $755 million in the period July 10, 2009 through December 31, 2009, a loss of $1.1 billion in the period January 1, 2009 through July 9, 2009 and a gain of $1.7 billion in the year ended December 31, 2008.

Interest Rate Risk

We are and Old GM was subject to market risk from exposure to changes in interest rates due to financing activities. Interest rate risk in Old GM was managed primarily with interest rate swaps. The interest rate swaps Old GM entered into usually involved the exchange of fixed for variable rate interest payments to effectively convert fixed rate debt into variable rate debt in order to achieve a target range of variable rate debt. At June 30, 2010 we did not have any interest rate swap derivative positions to manage interest rate exposures.

At June 30, 2010 we had fixed rate short-term debt of $4.4 billion and variable rate short-term debt of $1.1 billion. Of this fixed rate short-term debt, $3.2 billion was denominated in U.S. Dollars and $1.2 billion was denominated in foreign currencies. Of the variable rate short-term debt, $339 million was denominated in U.S. Dollars and $796 million was denominated in foreign currencies.

At December 31, 2009 we had fixed rate short-term debt of $592 million and variable rate short-term debt of $9.6 billion. Of this fixed rate short-term debt, $232 million was denominated in U.S. Dollars and $360 million was denominated in foreign currencies. Of the variable rate short-term debt, $6.2 billion was denominated in U.S. Dollars and $3.4 billion was denominated in foreign currencies.

At June 30, 2010 we had fixed rate long-term debt of $2.1 billion and variable rate long-term debt of $588 million. Of this fixed rate long-term debt, $576 million was denominated in U.S. Dollars and $1.5 billion was denominated in foreign currencies. Of the variable rate long-term debt, $358 million was denominated in U.S. Dollars and $230 million was denominated in foreign currencies.

At December 31, 2009 we had fixed rate long-term debt of $4.7 billion and variable rate long-term debt of $873 million. Of this fixed rate long-term debt, $3.4 billion was denominated in U.S. Dollars and $1.3 billion was denominated in foreign currencies. Of the variable rate long-term debt, $551 million was denominated in U.S. Dollars and $322 million was denominated in foreign currencies.

At June 30, 2010, December 31, 2009 and 2008 the net fair value liability of financial instruments with exposure to interest rate risk was $7.8 billion, $16.0 billion and $17.0 billion. The potential increase in fair value at June 30, 2010 resulting from a 10% decrease in quoted interest rates would be $226 million. The potential increase in fair value at December 31, 2009 resulting from a 10% decrease in quoted interest rates would be $402 million. The potential increase in fair value at December 31, 2008 resulting from a 10 percentage point increase in quoted interest rates would be $3.6 billion.

Commodity Price Risk

We are and Old GM was exposed to changes in prices of commodities used in the automotive business, primarily associated with various non-ferrous and precious metals for automotive components and energy used in the overall manufacturing process. Certain commodity purchase contracts meet the definition of a derivative. Old GM entered into various derivatives, such as commodity swaps and options, to offset its commodity price exposures. We resumed a derivative commodity hedging program using options in December 2009.

At June 30, 2010, December 31, 2009 and 2008 the net fair value asset (liability) of commodity derivatives was $24 million, $11 million and ($553) million. The potential loss in fair value resulting from a 10% adverse change in the underlying commodity prices would be $13 million, $6 million and $109 million at June 30, 2010, December 31, 2009 and 2008. This amount excludes the offsetting effect of the commodity price risk inherent in the physical purchase of the underlying commodities.

Equity Price Risk

We are and Old GM was exposed to changes in prices of equity securities held. We typically do not attempt to reduce our market exposure to these equity instruments. Our exposure includes certain investments we hold in warrants of other companies. At June 30, 2010 and December 31, 2009 the fair value of these warrants was $25 million. At June 30, 2010 and December 31, 2009 our exposure also includes investments of $30 million and $32 million in equity securities classified as trading. At December 31, 2008 Old GM had investments of $24 million in equity securities classified as available-for-sale. These amounts represent the maximum exposure to loss from these investments.

At June 30, 2010, the carrying amount of cost method investments was $1.7 billion, of which the carrying amounts of our investments in Ally Financial common stock and Ally Financial preferred stock were $966 million and $665 million. At December 31, 2009 the carrying amount of cost method investments was $1.7 billion, of which the carrying amounts of our investments in Ally Financial common stock and preferred stock were $970 million and $665 million. At December 31, 2008 the carrying amount of cost method investments was $98 million, of which the carrying amount of the investment in Ally Financial Preferred Membership Interests was $43 million. These amounts represent the maximum exposure to loss from these investments. On June 30, 2009 Ally Financial converted from a tax partnership to a C corporation and, as a result, our equity ownership in Ally Financial was converted from membership interests to shares of capital stock. Also, on June 30, 2009 Old GM began to account for its investment in Ally Financial common stock as a cost method investment. On July 10, 2009 as a result of our application of fresh-start reporting, we recorded an increase of $1.3 billion and $629 million to the carrying amounts of our investments in Ally Financial common stock and preferred stock to reflect their estimated fair value of $1.3 billion and $665 million. In the period July 10, 2009 through December 31, 2009 we recorded impairment charges of $270 million related to our investment in Ally Financial common stock and $4 million related to other cost method investments. In the year ended 2008 Old GM recorded impairment charges of $1.0 billion related to its investment in Ally Financial Preferred Membership Interests.

Counterparty Risk

We are exposed to counterparty risk on derivative contracts, which is the loss we could incur if a counterparty to a derivative contract defaulted. We enter into agreements with counterparties that allow the set-off of certain exposures in order to manage this risk.

Our counterparty risk is managed by our Risk Management Committee, which establishes exposure limits by counterparty. We monitor and report our exposures to the Risk Management Committee and our Treasurer on a periodic basis. At June 30, 2010 a majority of all of our counterparty exposures are with counterparties that are rated A or higher.

Concentration of Credit Risk

We are exposed to concentration of credit risk primarily through holding cash and cash equivalents (which include money market funds), short- and long-term investments and derivatives. As part of our risk management process, we monitor and evaluate the credit standing of the financial institutions with which we do business. The financial institutions with which we do business are generally highly rated and geographically dispersed.

We are exposed to credit risk related to the potential inability to access liquidity in money market funds we invested in if the funds were to deny redemption requests. As part of our risk management process, we invest in large funds that are managed by reputable financial institutions. We also follow investment guidelines to limit our exposure to individual funds and financial institutions.

At September 30, 2010 there were no material changes to the information disclosed as of June 30, 2010 in this “—Quantitative and Qualitative Disclosures About Market Risk” section.

BUSINESS

Launch of the New General Motors

General Motors Company was formed by the UST in 2009, and prior to July 10, 2009, our business was operated by Old GM. On June 1, 2009, Old GM and three of its domestic direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. On July 10, 2009, we, through certain of our subsidiaries, acquired substantially all of the assets and assumed certain liabilities of Old GM in connection with the 363 Sale closing.

Through our purchase of substantially all of the assets and assumption of certain liabilities of Old GM in connection with the 363 Sale, we have launched a new company with a strong balance sheet, a competitive cost structure, and a strong cash position, which we believe will enable us to compete more effectively with our U.S. and foreign-based competitors in the U.S. and to continue our strong presence in growing global markets. In particular, we acquired assets that included Old GM’s strongest operations, and we believe we will have a competitive operating cost structure, partly as a result of recent agreements with the UAW and CAW.

We have a vision to design, build and sell the world’s best vehicles. Our executive leadership and our employees are committed to:

•	Building our market share, revenue, earnings and cash flow;

•	Improving the quality of our cars and trucks, while increasing customer satisfaction and overall perception of our products; and

•

Continuing to take a leadership role in the development of advanced energy saving technologies, including advanced combustion engines, biofuels, fuel cells, hybrid vehicles, extended-range-electric vehicles, and advanced battery development.

General

We develop, produce and market cars, trucks and parts worldwide. We also provide automotive financing services through GM Financial, which we acquired on October 1, 2010.

Automotive

Our automotive operations meet the demands of our customers through our three segments: GMNA, GME and GMIO.

In the year ended December 31, 2009, we combine our vehicle sales data, market share data and production volume data in the period July 10, 2009 through December 31, 2009 with Old GM’s data in the period January 1, 2009 through July 9, 2009 for comparative purposes.

Total combined GM and Old GM worldwide vehicle sales in the year ended December 31, 2009 were 7.5 million. Old GM’s total worldwide vehicle sales were 8.4 million and 9.4 million in the years ended December 31, 2008 and 2007. GM’s total worldwide vehicle sales in the nine months ended September 30, 2010 were 6.2 million. Substantially all of the cars, trucks and parts are marketed through retail dealers in North America, and through distributors and dealers outside of North America, the substantial majority of which are independently owned.

GMNA primarily meets the demands of customers in North America with vehicles developed, manufactured and/or marketed under the following four brands:

• Buick	• Cadillac	• Chevrolet	• GMC

The demands of customers outside North America are primarily met with vehicles developed, manufactured and/or marketed under the following brands:

• Buick	• Daewoo	• Holden	• Opel
• Cadillac	• GMC	• Isuzu	• Vauxhall
• Chevrolet

At September 30, 2010, we had equity ownership stakes directly or indirectly through various regional subsidiaries, including GM Daewoo Auto & Technology Co. (GM Daewoo), Shanghai General Motors Co., Ltd., SAIC-GM-Wuling Automobile Co., Ltd. (SGMW), FAW-GM Light Duty Commercial Vehicle Co., Ltd. (FAW-GM) and SAIC GM Investment Limited (HKJV). These companies design, manufacture and market vehicles under the following brands:

• Buick	• Daewoo	• GMC	• Jiefang
• Cadillac	• FAW	• Holden	• Wuling
• Chevrolet

In addition to the products we sell to our dealers for consumer retail sales, we also sell cars and trucks to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Sales to fleet customers are completed through our network of dealers and in some cases directly by us. Our retail and fleet customers can obtain a wide range of aftersale vehicle services and products through our dealer network, such as maintenance, light repairs, collision repairs, vehicle accessories and extended service warranties.

Automotive Financing

On July 21, 2010 we entered into a definitive agreement to acquire 100% of the outstanding equity interests of AmeriCredit, an independent automobile finance company, for cash of approximately $3.5 billion. On September 29, 2010 the stockholders of AmeriCredit approved the acquisition, and on October 1, 2010 we completed the acquisition and changed the name from AmeriCredit to GM Financial.

GM Financial is an automotive finance company specializing in purchasing retail automobile installment sales contracts originated by franchised and select independent dealers in connection with the sale of used and new automobiles. The majority of GM Financial’s loan purchasing and servicing activities involve sub-prime automobile receivables. Sub-prime borrowers are associated with higher-than-average delinquency and default rates. GM Financial generates revenue and cash flows primarily through the purchase, retention, subsequent securitization and servicing of finance receivables. To fund the acquisition of receivables prior to securitization, GM Financial uses available cash and borrowings under its credit facilities. GM Financial earns finance charge income on the finance receivables and pays interest expense on borrowings under its credit facilities.

Through wholly-owned subsidiaries, GM Financial periodically transfers receivables to securitization trusts that issue asset-backed securities to investors. GM Financial retains an interest in these securitization transactions in the form of restricted cash accounts and overcollateralization, whereby more receivables are transferred to the securitization trusts than the amount of asset-backed securities issued by the securitization trusts, as well as the estimated future excess cash flows expected to be received by GM Financial over the life of the securitization. Excess cash flows result from the difference between the finance charges received from the obligors on the receivables and the interest paid to investors in the asset-backed securities, net of credit losses and expenses.

Excess cash flows from the securitization trusts are initially utilized to fund credit enhancement requirements in order to attain specific credit ratings for the asset-backed securities issued by the securitization trusts. Once targeted credit enhancement requirements are reached and maintained, excess cash flows are distributed to GM Financial or, in a securitization utilizing a senior subordinated structure, may be used to accelerate the repayment of certain subordinated securities. In addition to excess cash flows, GM Financial receives monthly base servicing fees and collects other fees, such as late charges, as servicer for securitization trusts. For securitization transactions that involve the purchase of a financial guaranty insurance policy, credit enhancement requirements will increase if specified portfolio performance ratios are exceeded. Excess cash flows otherwise distributable to GM Financial from securitization trusts in which the portfolio performance ratios were exceeded and from other securitization trusts which may be subject to limited cross-collateralization provisions are accumulated in the securitization trusts until such higher levels of credit enhancement are reached and maintained. Senior subordinated securitizations typically do not utilize portfolio performance ratios.

GM Financial accounts for its securitization transactions as secured financings. Accordingly, following a securitization, the finance receivables and the related securitization notes payable remain on the consolidated balance sheets. GM Financial recognizes finance charge and fee income on the receivables and interest expense on the securities issued in the securitization transaction and records a provision for loan losses to cover probable loan losses on the receivables.

Brand Rationalization

We have focused our resources in the U.S. on four brands: Chevrolet, Cadillac, Buick and GMC. As a result, we have sold our Saab brand and have ceased production of our Pontiac, Saturn and HUMMER brands. Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Specific Management Initiatives—Brand Rationalization.”

Opel/Vauxhall Restructuring Activities

In February 2010 we presented our plan for the long-term viability of our Opel/Vauxhall operations to the German federal government. Our plan included funding requirement estimates of Euro 3.7 billion (equivalent to $5.1 billion) of which we planned to fund Euro 1.9 billion (equivalent to $2.6 billion) with the remaining funding from European governments.

In June 2010 the German federal government notified us of its decision not to provide loan guarantees to Opel/Vauxhall. As a result we have decided to fund the requirements of Opel/Vauxhall internally. Opel/Vauxhall has subsequently withdrawn all applications for government loan guarantees from European governments. Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Specific Management Initiatives—Opel/Vauxhall Restructuring Activities” for a further discussion of the Opel/Vauxhall operations long-term viability plan.

Vehicle Sales

The following tables summarize total industry sales of new motor vehicles of domestic and foreign makes and the related competitive position (vehicles in thousands):

	Vehicle Sales (a)(b)(c)(d)
	Nine Months Ended September 30, 2010			Years Ended December 31,
				2009			2008			2007
	Industry	GM	GM as a % of Industry	Industry	Combined GM and Old GM	Combined GM and Old GM as a % of Industry	Industry	Old GM	Old GM as a % of Industry	Industry	Old GM	Old GM as a % of Industry
United States
Cars
Midsize	1,914	372	19.4%	2,288	518	22.7%	2,920	760	26.0%	3,410	884	25.9%
Small	1,559	130	8.3%	2,051	202	9.8%	2,547	328	12.9%	2,605	381	14.6%
Luxury	618	51	8.2%	778	69	8.8%	1,017	122	12.0%	1,184	157	13.3%
Sport	207	77	37.1%	253	85	33.7%	272	48	17.7%	372	68	18.2%

Total cars	4,298	629	14.6%	5,370	874	16.3%	6,756	1,257	18.6%	7,571	1,489	19.7%
Trucks
Utilities	2,632	555	21.1%	3,071	642	20.9%	3,654	809	22.1%	4,752	1,136	23.9%
Pick-ups	1,185	397	33.5%	1,404	487	34.7%	1,993	738	37.0%	2,710	979	36.1%
Vans	506	54	10.7%	583	68	11.7%	841	151	17.9%	1,119	219	19.6%
Medium Duty	140	3	2.3%	177	13	7.2%	259	26	10.0%	321	44	13.7%

Total trucks	4,463	1,010	22.6%	5,236	1,210	23.1%	6,746	1,723	25.5%	8,902	2,377	26.7%
Total United States	8,761	1,639	18.7%	10,607	2,084	19.7%	13,503	2,981	22.1%	16,473	3,867	23.5%
Canada, Mexico, and Other	1,975	302	15.3%	2,470	400	16.2%	3,065	585	19.1%	3,161	650	20.6%

Total GMNA	10,736	1,941	18.1%	13,076	2,485	19.0%	16,567	3,565	21.5%	19,634	4,516	23.0%
GMIO	29,703	3,041	10.2%	32,623	3,326	10.2%	29,335	2,751	9.4%	28,236	2,672	9.5%
GME	14,182	1,238	8.7%	18,785	1,668	8.9%	21,968	2,043	9.3%	23,123	2,182	9.4%

Total Worldwide	54,621	6,220	11.4%	64,484	7,478	11.6%	67,870	8,359	12.3%	70,993	9,370	13.2%

	Vehicle Sales (a)(b)(c)(d)
	Nine Months Ended September 30, 2010			Years Ended December 31,
				2009			2008			2007
	Industry	GM	GM as a % of Industry	Industry	Combined GM and Old GM	Combined GM and Old GM as a % of Industry	Industry	Old GM	Old GM as a % of Industry	Industry	Old GM	Old GM as a % of Industry
GMNA (e)
United States	8,761	1,639	18.7%	10,607	2,084	19.7%	13,503	2,981	22.1%	16,473	3,867	23.5%
Canada	1,225	189	15.4%	1,483	254	17.1%	1,674	359	21.4%	1,691	404	23.9%
Mexico	585	108	18.4%	774	138	17.9%	1,071	212	19.8%	1,146	230	20.1%
Other	165	5	3.2%	213	7	3.4%	320	13	4.2%	325	16	4.8%

Total GMNA	10,736	1,941	18.1%	13,076	2,485	19.0%	16,567	3,565	21.5%	19,634	4,516	23.0%

GMIO (f)(g)(h)
China	13,299	1,776	13.4%	13,745	1,826	13.3%	9,074	1,095	12.1%	8,457	1,032	12.2%
Brazil	2,502	471	18.8%	3,141	596	19.0%	2,820	549	19.5%	2,463	499	20.3%
Australia	781	101	13.0%	937	121	12.9%	1,012	133	13.1%	1,050	149	14.2%
Middle East Operations	849	85	10.0%	1,053	117	11.1%	1,545	144	9.3%	1,276	136	10.7%
South Korea	1,128	88	7.8%	1,455	115	7.9%	1,215	117	9.7%	1,271	131	10.3%
Argentina	518	85	16.4%	517	79	15.2%	616	95	15.5%	573	92	16.1%
India	2,237	84	3.7%	2,257	69	3.1%	1,971	66	3.3%	1,989	60	3.0%
Colombia	174	60	34.3%	185	67	36.1%	219	80	36.3%	252	93	36.8%
Egypt	188	52	27.5%	206	52	25.5%	262	60	23.1%	227	40	17.5%
Venezuela	93	39	41.7%	137	49	36.1%	272	90	33.2%	492	151	30.7%
Other	7,934	202	2.5%	8,991	234	2.6%	10,329	322	3.1%	10,186	289	2.8%

Total GMIO	29,703	3,041	10.2%	32,623	3,326	10.2%	29,335	2,751	9.4%	28,236	2,672	9.5%

GME (f)
Germany	2,367	195	8.2%	4,049	382	9.4%	3,425	300	8.8%	3,482	331	9.5%
United Kingdom	1,833	233	12.7%	2,223	287	12.9%	2,485	384	15.4%	2,800	427	15.2%
Italy	1,690	130	7.7%	2,358	189	8.0%	2,423	202	8.3%	2,778	237	8.5%
Russia	1,363	107	7.9%	1,511	142	9.4%	3,024	338	11.2%	2,707	260	9.6%
France	1,992	87	4.4%	2,685	119	4.4%	2,574	114	4.4%	2,584	125	4.8%
Spain	883	80	9.0%	1,075	94	8.7%	1,363	107	7.8%	1,939	171	8.8%
Other	4,054	406	10.0%	4,884	456	9.3%	6,674	599	9.0%	6,832	632	9.2%

Total GME	14,182	1,238	8.7%	18,785	1,668	8.9%	21,968	2,043	9.3%	23,123	2,182	9.4%

Total Worldwide (f)	54,621	6,220	11.4%	64,484	7,478	11.6%	67,870	8,359	12.3%	70,993	9,370	13.2%

(a)	Includes HUMMER, Saturn and Pontiac vehicle sales data.
(b)	Includes Saab vehicle sales data through February 2010.
(c)	Vehicle sales data may include rounding differences.
(d)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.
(e)	Vehicle sales primarily represent sales to the ultimate customer.
(f)	Vehicle sales primarily represent estimated sales to the ultimate customer.
(g)	Includes SGM joint venture vehicle sales in China of 713,000 vehicles and SGMW, FAW-GM joint venture vehicle sales in China and HKJV joint venture vehicle sales in India of 1.0 million vehicles in the nine months ended September 30, 2010, combined GM and Old GM SGM joint venture vehicle sales in China of 710,000 vehicles and combined GM and Old GM SGMW and FAW-GM joint venture vehicle sales in China of 1.0 million vehicles in the year ended December 31, 2009 and Old GM SGM joint venture vehicle sales in China of 446,000 vehicles and 476,000 vehicles and Old GM SGMW joint venture vehicle sales in China of 606,000 vehicles and 516,000 vehicles in the years ended December 31, 2008 and 2007. We do not record revenue from our joint ventures’ vehicle sales.
(h)	The joint venture agreements with SGMW (34%) and FAW-GM (50%) allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM vehicle sales in China as part of global market share.

Fleet Sales and Deliveries

The sales and market share data provided previously includes both retail and fleet vehicle sales. Fleet sales are comprised of vehicle sales to daily rental car companies, as well as leasing companies and commercial fleet and government customers. Certain fleet transactions, particularly daily rental, are generally less profitable than retail sales. As part of our pricing strategy, particularly in the U.S., we have improved our mix of sales to specific customers. In the accompanying tables fleet sales are presented as vehicle sales. A significant portion of the sales to daily rental car companies are recorded as operating leases under U.S. GAAP with no recognition of revenue at the date of initial delivery.

The following table summarizes estimated fleet sales and the amount of those sales as a percentage of total vehicle sales (vehicles in thousands):

	Nine Months Ended September 30, 2010	Years Ended December 31,
		2009	2008	2007
	GM	Combined GM and Old GM	Old GM	Old GM
GMNA	561	590	953	1,152
GMIO	373	510	587	594
GME	368	540	769	833

Total fleet sales (a)(b)	1,302	1,640	2,309	2,579

Fleet sales as a percentage of total vehicle sales	20.9%	21.9%	27.6%	27.5%

(a)	Fleet sale transactions vary by segment and some amounts are estimated.

(b)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales.

The following table summarizes U.S. fleet sales and the amount of those sales as a percentage of total U.S. vehicle sales (vehicles in thousands):

	Nine Months Ended September 30, 2010	Years Ended December 31,
		2009	2008	2007
	GM	Combined GM and Old GM	Old GM	Old GM
Daily rental sales	351	307	480	596
Other fleet sales	145	207	343	412

Total fleet sales	496	514	823	1,008

Fleet sales as a percentage of total vehicle sales
Cars	38.9%	29.0%	34.8%	34.9%
Trucks	24.8%	21.6%	22.4%	20.5%
Total cars and trucks	30.2%	24.7%	27.6%	26.1%

Competitive Position

The global automotive industry is highly competitive. The principal factors that determine consumer vehicle preferences in the markets in which we operate include price, quality, available options, style, safety, reliability, fuel economy and functionality. Market leadership in individual countries in which we compete varies widely.

In the nine months ended September 30, 2010 our estimated worldwide market share was 11.4% based on vehicle sales volume. Our vehicle sales volumes in the first three quarters of 2010 are consistent with a gradual U.S. vehicle sales recovery from the negative economic effects of the U.S. recession first experienced in the second half of 2008.

In the year ended December 31, 2009, combined GM and Old GM estimated worldwide market share was 11.6% based on vehicle sales volume. In 2009, the U.S. continued to be negatively affected by the economic factors experienced in 2008 as U.S. automotive industry sales declined 21.4% when compared to 2008. Despite this U.S. industry sales decline and the fact that the market share decreased from Old GM 2008 levels of 22.1%, based on vehicle sales volume, combined GM and Old GM estimated U.S. market share of 19.7% was the highest among GM and Old GM’s principal competitors.

Old GM’s estimated worldwide market share was 12.3% and 13.2% based on vehicle sales volume in the years ended December 31, 2008 and 2007. In 2008 worldwide market share was severely affected by the recession in Old GM’s largest market, the U.S., and the recession in Western Europe. Tightening of the credit markets, increases in the unemployment rate, declining consumer confidence as a result of declining household incomes and escalating public speculation related to Old GM’s potential bankruptcy contributed to significantly lower vehicle sales in the U.S. These economic factors had a negative effect on the U.S. automotive industry and the principal factors that determine consumers’ vehicle buying decisions. As a result, consumers delayed purchasing or leasing new vehicles which caused a decline in U.S. vehicle sales.

The following table summarizes the respective U.S. market shares based on vehicle sales volume in passenger cars and trucks:

	Nine Months Ended September 30, 2010	Years Ended December 31,
		2009	2008	2007
GM (a)	18.7%	19.7%	22.1%	23.5%
Ford	16.8%	15.9%	14.7%	15.6%
Toyota	15.0%	16.7%	16.5%	15.9%
Honda	10.4%	10.8%	10.6%	9.4%
Chrysler	9.4%	8.8%	10.8%	12.6%
Nissan	7.7%	7.3%	7.0%	6.5%
Hyundai/Kia	7.7%	6.9%	5.0%	4.7%

(a)	Market share data in the year ended December 31, 2009 combines our market share data in the period July 10, 2009 through December 31, 2009 with Old GM’s market share data in the period January 1, 2009 through July 9, 2009 for comparative purposes. Market share data in the years ended December 31, 2008 and 2007 relate to Old GM.

Product Pricing

A number of methods are used to promote our products, including the use of dealer, retail and fleet incentives such as customer rebates and finance rate support. The level of incentives is dependent in large part upon the level of competition in the markets in which we operate and the level of demand for our products. In 2011, we will continue to price vehicles competitively, including offering strategic and tactical incentives as required. We believe this strategy, coupled with improved inventory management, will continue to strengthen the reputation of our brands and continue to improve our average transaction price.

Cyclical Nature of Business

In the automotive industry, retail sales are cyclical and production varies from month to month. Vehicle model changeovers occur throughout the year as a result of new market entries. The market for vehicles is cyclical and depends on general economic conditions, credit availability and consumer spending. In 2010, the global automotive industry, particularly in the U.S., had not yet recovered from the negative economic factors experienced in 2008 and has continued to experience decreases in the total number of new cars and trucks sold and decreased production volume.

Relationship with Dealers

We market vehicles worldwide through a network of independent retail dealers and distributors. At September 30, 2010, there were 5,023 vehicle dealers in the U.S., 487 in Canada and 247 in Mexico. Additionally, there were a total of 15,245 distribution outlets throughout the rest of the world. These outlets include distributors, dealers and authorized sales, service and parts outlets.

The following table summarizes the number of authorized dealerships:

	September 30, 2010	December 31,
		2009	2008	2007
GMNA	5,757	6,450	7,360	7,835
GMIO	7,370	6,950	5,510	5,150
GME	7,875	8,422	8,732	8,902

Total Worldwide	21,002	21,822	21,602	21,887

As part of achieving and sustaining long-term viability and the viability of our dealer network, we determined that a reduction in the number of GMNA dealerships was necessary. In determining which dealerships would remain in our network we performed analyses of volumes and consumer satisfaction indexes, among other criteria. Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Specific Management Initiatives—Streamline U.S. Operations—U.S. Dealer Reduction” for a further discussion on our plan to reduce U.S. dealerships.

We enter into a contract with each authorized dealer agreeing to sell to the dealer one or more specified product lines at wholesale prices and granting the dealer the right to sell those vehicles to retail customers from a GM approved location. Our dealers often offer more than one GM brand of vehicle at a single dealership. In fact, we actively promote this for several of our brands in a number of our markets in order to enhance dealer profitability. Authorized GM dealers offer parts, accessories, service and repairs for GM vehicles in the product lines that they sell, using genuine GM parts and accessories. Our dealers are authorized to service GM vehicles under our limited warranty program, and those repairs are to be made only with genuine GM parts. In addition, our dealers generally provide their customers access to credit or lease financing, vehicle insurance and extended service contracts provided by Ally Financial or its subsidiaries and other financial institutions.

Because dealers maintain the primary sales and service interface with the ultimate consumer of our products, the quality of GM dealerships and our relationship with our dealers and distributors are critical to our success. In addition to the terms of our contracts with our dealers, we are regulated by various country and state franchise laws that may supersede those contractual terms and impose specific regulatory requirements and standards for initiating dealer network changes, pursuing terminations for cause and other contractual matters.

Research, Development and Intellectual Property

Costs for research, manufacturing engineering, product engineering, and design and development activities relate primarily to developing new products or services or improving existing products or services, including activities related to vehicle emissions control, improved fuel economy and the safety of drivers and passengers.

The following table summarizes research and development expense (dollars in millions):

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Research and development expense	$4,945	$3,034	$1,315	$3,017	$8,012	$8,081

Research

Overview

Our top priority for research is to continue to develop and advance our alternative propulsion strategy, as energy diversity and environmental leadership are critical elements of our overall business strategy. Our objective is to be the recognized industry leader in fuel efficiency through the development of a wide variety of technologies to reduce petroleum consumption. To meet this objective we focus on five specific areas:

•	Continue to increase the fuel efficiency of our cars and trucks;

•	Develop alternative fuel vehicles;

•	Invest significantly in our hybrid and electric technologies;

•	Invest significantly in plug-in electric vehicle technology; and

•	Continue development of hydrogen fuel cell technology.

Fuel Efficiency

We and Old GM have complied with federal fuel economy requirements since their inception in 1978, and we are fully committed to meeting the requirements of the Energy Independence and Security Act of 2007 (EISA) and compliance with other regulatory schemes, including the California vehicle greenhouse gas emissions program. We anticipate steadily improving fuel economy for both our car and truck fleets. We are committed to meeting or exceeding all federal fuel economy standards in the 2010 through 2016 model years. We plan to achieve compliance through a combination of strategies, including: (1) extensive technology improvements to conventional powertrains; (2) increased use of smaller displacement engines and six speed automatic transmissions; (3) vehicle improvements, including increased use of lighter, front-wheel drive architectures; (4) increased hybrid offerings and the launch of the Chevrolet Volt electric vehicle with extended range capabilities in 2010; and (5) portfolio changes, including increasing car/crossover mix and dropping select larger vehicles in favor of smaller, more fuel efficient offerings.

We are among the industry leaders in fuel efficiency and we are committed to lead in the development of technologies to increase the fuel efficiency of internal combustion engines such as cylinder deactivation, direct injection, turbo-charging with engine downsizing, six speed transmissions and variable valve timing. As a full-line manufacturer that produces a wide variety of cars, trucks and sport utility vehicles, we currently offer 13 models (2011 Model Year) obtaining 30 mpg or more in highway driving.

Alternative Fuel Vehicles

We have also been in the forefront in the development of alternative fuel vehicles, leveraging experience and capability developed around these technologies in our operations in Brazil. Alternative fuels offer the greatest near-term potential to reduce petroleum consumption in the transportation sector, especially as cellulosic sources of ethanol become more affordable and readily available in the U.S. An increasing percentage of our sales will be alternative fuel capable vehicles, estimated to increase from 40% in 2011 to over 70% in 2015.

As part of an overall energy diversity strategy, we remain committed to making at least 50% of the vehicles we produce for the U.S. capable of operating on biofuels, specifically E85 ethanol, by 2012. We currently offer 19 FlexFuel models (2011 Model Year) capable of operating on gasoline, E85 ethanol or any combination of the two.

We are focused on promoting sustainable biofuels derived from non-food sources, such as agricultural, forestry and municipal waste. We are continuing to work with our two strategic alliances with cellulosic ethanol makers: Coskata, Inc., of Warrenville, Illinois, and New Hampshire based Mascoma Corp. In October 2009, Coskata, Inc. opened its semi-commercial facility for manufacturing cellulosic ethanol and Mascoma Corp. has been making cellulosic ethanol at its Rome, New York, demonstration plant since late 2008.

We are also supporting the development of biodiesel, a clean-burning alternative diesel fuel that is produced from renewable sources. In 2011 model year full-size pickups and vans, B20 capability is standard on our Duramax 6.6L turbo diesel engine. The Duramax diesel engine is available in the Chevrolet Silverado and GMC Sierra heavy-duty pickups and Chevrolet Express and GMC Savana full-size vans.

We have also announced that Compressed Natural Gas (CNG) and Liquefied Petroleum Gas (LPG) powered versions of the Chevrolet Express and GMC Savana full-size vans will be offered to fleet and commercial customers beginning in late 2010. Production of the CNG cargo vans will begin in the fall of 2010 and the LPG van cutaway models will begin production in early 2011. The vans have specially designed engines for the gaseous fuels and come direct to the customer with the fully integrated and warranted dedicated gaseous fuel system in place.

Hybrid and Plug-In Electric Vehicles

We are investing significantly in vehicle electrification including hybrid, plug-in hybrid and electric vehicles with extended-range technology. We currently offer seven hybrid models. We are developing plug-in hybrid electric vehicle technology (PHEV) and the Chevrolet Volt and Opel Ampera electric vehicles with extended range capability. We plan to invest heavily between 2011 and 2012 to support the expansion of our electrified vehicle offerings and in-house development and manufacturing capabilities of the enabling technologies-advanced batteries, electric motors and power control systems.

We have multiple technologies offering increasing levels of vehicle electrification—hybrid, plug-in hybrid and electric vehicle with extended range.

The highly capable GM Two-mode Hybrid system is offered with the automotive industry’s only hybrid fullsize trucks and sport utility vehicles: Chevrolet Tahoe, Chevrolet Silverado, GMC Yukon and Yukon Denali, GMC Sierra, Cadillac Escalade and Escalade Platinum.

A PHEV, using a modified version of GM’s Two-Mode Hybrid system and advanced lithium-ion battery technology, is scheduled to launch in 2012. The PHEV will provide low-speed electric-only propulsion, and blend engine and battery power to significantly improve fuel efficiency.

Production of the Chevrolet Volt, a full-performance battery electric vehicle with extended range capability, will begin in November 2010, with vehicles arriving in dealerships in selected U.S. geographic markets in late 2010 and throughout the United States approximately 12 to 18 months after that initial launch. The Chevrolet Volt always makes use of electric power within the drive unit at all times and at all speeds. The Chevrolet Volt is powered only from electricity stored in its 16-kWh lithium-ion battery for a typical range of 25-50 miles depending on terrain, driving technique, temperature and battery age. After that distance, the onboard engine’s power is seamlessly utilized to provide an additional 300 miles of electric driving range on a full tank of gas prior to refueling. The onboard gasoline engine enables this additional range by providing power to the Volt’s electric motors and under some conditions can be combined with power from the gasoline engine itself. Advanced lithium-ion battery technology is the key enabling technology for the Chevrolet Volt, although this technology is new and has not been proven to be commercially viable. In January 2009, Old GM announced that it would assemble the battery packs for the Chevrolet Volt in the U.S. using cells supplied by LG Chem. Battery production began at our Brownstown, Michigan battery facility in January 2010. A second electric vehicle with extended range, the Opel Ampera, is scheduled to launch in Europe in late 2011.

Hydrogen Fuel Cell Technology

As part of our long-term strategy to reduce petroleum consumption and greenhouse gas emissions we are committed to continuing development of our hydrogen fuel cell technology. We and Old GM have conducted research in hydrogen fuel cell development spanning more than 40 years, and we are the only U.S. automobile manufacturer actively engaged in all elements of the fuel cell propulsion system development in-house. Our Chevrolet Equinox fuel cell electric vehicle demonstration programs, such as Project Driveway, are the largest in the world and have accumulated more than 1.7 million miles of real-world driving by consumers, celebrities, business partners and government agencies. More than 6,500 individuals have driven the fuel cell powered Chevrolet Equinox, either in short drives, such as media or special events, or as part of Project Driveway. To date, their feedback has led to technology improvements such as extending fuel cell stack life and improvements in the regenerative braking system, which has also benefited our Two-Mode Hybrid vehicles, and improvements in the infrastructure of fueling stations for hydrogen fuel cell electric vehicles. In addition, the knowledge gained during Project Driveway on the fuel cell itself has affected the development of the Chevrolet Volt battery as we are applying fuel cell thermal design knowledge to the Chevrolet Volt battery design. Project Driveway operates in Washington D.C. and California (including Los Angeles, Orange County and Sacramento) for the California Fuel Cell Partnership and the CARB. Project Driveway also operates in the New York Metropolitan area in Westchester County with expansion to the greater New York City area due to recent openings of hydrogen fueling stations at JFK International Airport and in the Bronx. Most Project Driveway participants drive Chevrolet Equinoxes for two months with the cost of fuel and insurance provided free in exchange for participant feedback. The Chevrolet Equinox fuel cell electric vehicles do not use any gasoline or oil and emit only water vapor. We have made significant progress on the fuel cell stack for a second-generation fuel cell vehicle, though we currently have not approved such a program.

OnStar

Advancements in telematics technology are demonstrated through our OnStar service. OnStar’s in-vehicle safety, security and communications service is available on more than 40 of our 2011 model year vehicles and currently serves approximately 5.7 million subscribers. OnStar’s key services include: Automatic Crash Response, Stolen Vehicle Assistance, Turn-by-Turn Navigation, OnStar Vehicle Diagnostics and Hands-Free Calling. Beginning in June 2010, we offer OnStar eNav, a feature of Turn-by-Turn Navigation, available through Google Maps. OnStar subscribers are able to search for and identify destinations using Google Maps and send those destinations to their vehicles. They can then access the destinations whenever they choose and receive OnStar Turn-by-Turn directions to the destination from wherever they are. Also in 2010, Chevrolet and OnStar unveiled the automobile industry’s first working smartphone application, which will allow Chevrolet Volt owners 24/7 connection and remote control of vehicle functions and OnStar features. OnStar’s Mobile Application allows drivers to communicate with their Volt from Motorola Droid, Apple iPhone and Blackberry Storm smartphones. It uses a real-time data connection to perform tasks from setting the charge time to unlocking the doors.

In May 2009, OnStar announced the development of an Injury Severity Prediction based on the findings of a Center for Disease Control and Prevention expert panel. This will allow OnStar advisors to alert first responders when a vehicle crash is likely to have caused serious injury to the occupants. Data from OnStar’s Automatic Crash Response system will be used to automatically calculate the Injury Severity Prediction which can assist responders in determining the level of care required and the transport destination for patients. OnStar has also expanded its Stolen Vehicle Assistance services with the announcement of Remote Ignition Block. This will allow an OnStar Advisor to send a remote signal to a subscriber’s stolen vehicle to prevent the vehicle from restarting once the ignition is turned off. We believe that this capability will not only help authorities recover stolen vehicles, but can also prevent or shorten dangerous high speed pursuits.

Other Technologies

Other safety systems include the third generation of our StabiliTrak electronic stability control system. The system maximizes handling and braking by using a combination of systems and sensors including ABS, traction control, suspension and steering. Our Lane Departure Warning System and Side Blind Zone Alert Systems extend and enhance driver awareness and vision.

Refer to the section of this prospectus entitled “—Environmental and Regulatory Matters” for a discussion of vehicle emissions requirements, vehicle noise requirements, fuel economy requirements and safety requirements, which also affect our research and development activities.

Product Development

Our vehicle development activities are integrated into a single global organization. This strategy builds on earlier efforts to consolidate and standardize our approach to vehicle development.

For example, in the 1990s Old GM merged 11 different engineering centers in the U.S. into a single organization. In 2005, GM Europe Engineering was created, following a similar consolidation from three separate engineering organizations. At the same time, we and Old GM have grown our engineering operations in emerging markets in the Asia Pacific and LAAM regions.

As a result of this process, product development activities are fully integrated on a global basis under one budget and one decision-making group. Similar approaches have been in place for a number of years in other key functions, such as powertrain, purchasing and manufacturing, to take full advantage of our global footprint and resources.

Under our global vehicle architecture strategy and for each of our nine global architectures, we define a specific range of performance characteristics and dimensions supporting a common set of major underbody components and subsystems with common interfaces.

A centralized organization is responsible for many of the non-visible parts of the vehicle, referred to as the architecture, such as steering, suspension, the brake system, the heating, ventilation and air conditioning system and the electrical system. This team works very closely with the global architecture development teams around the world, who are responsible for components that are unique to each brand, such as exterior and interior design, tuning of the vehicle to meet the brand character requirements and final validation to meet applicable government requirements.

We currently have nine different global architectures that are assigned to regional centers around the world. The allocation of the architectures to specific regions is based on where the expertise for the vehicle segment resides, e.g., mini and small vehicles in Asia Pacific, compact vehicles in Europe and fullsize pick-up trucks, sport utility vehicles, midsize vehicles and crossover vehicles in North America.

The nine global architectures are:

• Mini	• Rear-Wheel Drive and Performance
• Small	• Crossover
• Compact	• Midsize Truck
• Full and Midsize	• Electric
• Fullsize Truck

We plan to increase the volume of vehicles produced from common global architectures to more than 50% of our total volumes in 2014 from less than 17% today.

Intellectual Property

We generate and hold a significant number of patents in a number of countries in connection with the operation of our business. While none of these patents by itself is material to our business as a whole, these patents are very important to our operations and continued technological development. In addition, we hold a number of trademarks and service marks that are very important to our identity and recognition in the marketplace.

Raw Materials, Services and Supplies

We purchase a wide variety of raw materials, parts, supplies, energy, freight, transportation and other services from numerous suppliers for use in the manufacture of our products. The raw materials are primarily comprised of steel, aluminum, resins, copper, lead and platinum group metals. We have not experienced any significant shortages of raw materials and normally do not carry substantial inventories of such raw materials in excess of levels reasonably required to meet our production requirements. In 2009 the weakening of commodity prices experienced in the latter part of 2008 was generally reversed with prices returning to more historical levels by year end. In early 2010, our costs increased further as commodity prices increased faster than expected due to economic growth in China and speculative activity in the commodity markets. In early May 2010, however, we saw a steep decline in commodity prices in response to European sovereign debt issues and concerns over a slowdown in China.

In some instances, we purchase systems, components, parts and supplies from a single source and may be at an increased risk for supply disruptions. Based on our standard payment terms with our systems, components and parts suppliers, we are generally required to pay most of these suppliers on average 47 days following receipt with weekly disbursements.

Environmental and Regulatory Matters

Automotive Emissions Control

We are subject to laws and regulations that require us to control automotive emissions, including vehicle exhaust emission standards, vehicle evaporative emission standards and onboard diagnostic system (OBD) requirements, in the regions throughout the world in which we sell cars, trucks and heavy-duty engines.

North America

The U.S. federal government imposes stringent emission control requirements on vehicles sold in the U.S., and additional requirements are imposed by various state governments, most notably California. These requirements include pre-production testing of vehicles, testing of vehicles after assembly, the imposition of emission defect and performance warranties and the obligation to recall and repair customer owned vehicles that do not comply with emissions requirements. We must obtain certification that the vehicles will meet emission requirements from the Environmental Protection Agency (EPA) before we can sell vehicles in the U.S. and Canada and from the California Air Resources Board (CARB) before we can sell vehicles in California and other states that have adopted the California emissions requirements.

The EPA and the CARB continue to emphasize testing on vehicles sold in the U.S. for compliance with these emissions requirements. We believe that our vehicles meet currently applicable EPA and CARB requirements. If our vehicles do not comply with the emission standards or if defective emission control systems or components are discovered in such testing, or as part of government required defect reporting, we could incur substantial costs related to emissions recalls and possible fines. We expect that new CARB and federal requirements will increase the time and mileage periods over which manufacturers are responsible for a vehicle’s emission performance.

The EPA and the CARB emission requirements currently in place are referred to as Tier 2 and Low Emission Vehicle (LEV) II, respectively. The Tier 2 requirements began in 2004 and were fully phased in by the 2009 model year, while the LEV II requirements began in 2004 and increase in stringency each year through the 2010 model year. Fleet-wide compliance with the Tier 2 and LEV II standards must be achieved based on a sales-weighted fleet average. President Obama has directed the EPA to review its vehicle emission standards, and if the EPA finds that more stringent emission regulations are necessary, to promulgate such regulations. The CARB is developing its next generation emission standards, LEV III, which will further increase the stringency of its emission standards. We expect the LEV III requirements to be adopted as early as the first quarter of 2011 and to apply beginning in the 2014 model year. Both the EPA and the CARB have also enacted regulations to control the emissions of greenhouse gases. Since we believe these regulations are effectively a form of fuel economy requirement, they are discussed under “Automotive Fuel Economy.”

California law requires that a specified percentage of cars and certain light-duty trucks sold in the state must be zero emission vehicles (ZEV), such as electric vehicles or hydrogen fuel cell vehicles. This requirement started at 10% for the 2005 model year and increased in subsequent years. The requirement is based on a complex system of credits that vary in magnitude by vehicle type and model year. Manufacturers have the option of meeting a portion of this requirement with partial ZEV credit for vehicles that meet very stringent exhaust and evaporative emission standards and have extended emission system warranties. An additional portion of the ZEV requirement can be met with vehicles that meet these partial ZEV requirements and incorporate advanced technology, such as a hybrid electric propulsion system meeting specified criteria. Beginning in 2012, an additional portion of the ZEV requirement can be met with PHEVs that meet the partial ZEV requirements and certain other criteria. We are complying with the ZEV requirements using a variety of means, including producing vehicles certified to the partial ZEV requirements. CARB has also announced plans to adopt, as early as the first quarter of 2011, 2015 model year and later requirements for ZEVs and PHEVs to achieve greenhouse gas as well as criteria pollutant emission reductions to help achieve the state’s long-term greenhouse gas reduction goals.

The Clean Air Act permits states that have areas with air quality compliance issues to adopt the California car and light-duty truck emission standards in lieu of the federal requirements. Twelve states, including New York, Massachusetts, Maine, Vermont, Connecticut, Pennsylvania, Rhode Island, New Jersey, Oregon, Washington, Maryland and New Mexico, as well as the Province of Quebec, currently have these standards in effect. Arizona has adopted the California standards effective beginning in the 2012 model year. Additional states could also adopt the California standards in the future.

In addition to the exhaust emission programs previously discussed, advanced OBD systems, used to identify and diagnose problems with emission control systems, have been required under U.S. federal, Canadian federal and California law since the 1996 model year. Problems detected by the OBD system have the potential of increasing warranty costs and the chance for recall. OBD requirements become more challenging each year as vehicles must meet lower emission standards and new diagnostics are required. Beginning with the 2004 model year, California adopted more stringent OBD requirements, including new design requirements and corresponding enforcement procedures, and we have implemented hardware and software changes to comply with these more stringent requirements. In addition, California adopted technically challenging new OBD requirements that take effect from the 2008 through 2013 model years.

The federal Tier 2 and California LEV II requirements for evaporative emissions began phasing-in with the 2004 model year. The federal evaporative emission requirements are being harmonized with the California evaporative emission requirements beginning with a 2009 model year phase-in. California plans to further increase the stringency of its evaporative emission requirements as part of its LEV III rulemaking.

Vehicles equipped with heavy-duty engines are also subject to stringent emission requirements, and could be recalled, or fines could be imposed against us, should testing or defect reporting identify a noncompliance with these emission requirements. For the current (2011) model year, certain gasoline and diesel-powered Chevrolet Silverado and GMC Sierra Pickups, and Chevrolet Express and GMC Savana Vans, are classified as heavy-duty and subject to these requirements. We also certify heavy-duty engines for installation in other manufacturers’ products. The heavy-duty exhaust standards became more stringent in the 2010 model year. As permitted by EPA and CARB regulations, we are using a system of credits, referred to as Averaging Banking and Trading (ABT), to help meet these stringent standards. OBD requirements first apply to heavy-duty vehicles beginning with the 2010 model year, which we are meeting with certain hardware and software changes.

Europe

In Europe emissions are regulated by two different entities: the European Commission (EC) and the United Nations Economic Commission for Europe (UN ECE). Under the Commission law, the EC imposes harmonized emission control requirements on vehicles sold in all 27 European Union (EU) Member States, and other countries apply regulations under the framework of the UN ECE. EU Member States can give tax incentives to automobile manufacturers for vehicles which meet emission standards earlier than the compliance date. This can result in specific market requirements for automobile manufacturers to introduce technology earlier than is required for compliance with the EC emission standards. The current EC requirements include type approval of preproduction testing of vehicles, testing of vehicles after assembly and the obligation to recall and repair customer owned vehicles that do not comply with emissions requirements. EC and UN ECE requirements are equivalent in terms of stringency and implementation. We must demonstrate that vehicles will meet emission requirements in witness tests and obtain type approval from an approval authority before we can sell vehicles in the EU Member States.

Emission requirements in Europe will become even more stringent in the future. A new level of exhaust emission standards for cars and light-duty trucks, Euro 5 standards, was applied in September 2009, while stricter Euro 6 standards will apply beginning in 2014. The OBD requirements associated with these new standards will become more challenging as well. The new European emission standards focus particularly on reducing emissions from diesel vehicles. Diesel vehicles have become important in the European marketplace, where they encompass 50% of the market share based on vehicle sales volume. The new requirements will require additional technologies and further increase the cost of diesel engines, which currently cost more than gasoline engines. To comply with Euro 6, we expect that technologies need to be implemented which are identical to those being developed to meet U.S. emission standards. The technologies available today are not cost effective and would therefore not be suitable for the European market for small- and mid-size diesel vehicles, which typically are under high cost pressure. Further, certain measures to reduce exhaust pollutant emissions have detrimental effects on vehicle fuel economy, which drives additional technology cost to maintain fuel economy.

In the long-term, notwithstanding the already low vehicle emissions in Europe, regulatory discussions in Europe are expected to continue. Regulators will continue to refine the testing requirements addressing issues such as test cycle, durability, OBD, in-service conformity and off-cycle emissions.

International Operations

Within the Asia Pacific region, our vehicles are subject to a broad range of vehicle emission laws and regulations. China has implemented European standards, with Euro 4 standards first applied in Beijing in 2008. Shanghai implemented Euro 4 standards with European OBD requirements for newly registered vehicles in November 2009 and Euro 4 standards came into effect nationwide in July 2010 for new vehicle type approvals and will come into effect beginning in July 2011 for newly registered vehicles. Beijing is expected to require many elements of Euro 5 standards beginning in 2012 with additional elements of Euro 5 standards being enforced beginning in 2015. Nationwide implementation of Euro 5 is expected around 2015. Since January 2009, South Korea has implemented the CARB emission Fleet Average System with different application timings and levels of nonmethanic organic gas targets for gasoline and liquefied petroleum gas powered vehicles. In September 2009, South Korea implemented Euro 5 standards for diesel-powered vehicles. South Korea has adopted CARB standards for gasoline-powered vehicles and EU regulations for diesel-powered vehicles for OBD and evaporative emissions. The ASEAN Committee had agreed that the major ASEAN countries Thailand, Malaysia, Indonesia, Philippines and Singapore would implement Euro 4 standards for gasoline and diesel powertrains in 2012 with the exception of Singapore which already requires Euro 4 for diesel powertrains. However, as of April 2010, most of the ASEAN countries decided to postpone Euro 4 beyond 2012 with the exception of Thailand. Since April 2010, India’s Bharat Stage IV emission standards have been required for new vehicle registrations in 13 major cities and Bharat Stage III emission standards are required throughout the rest of India. Japan sets specific exhaust emission and durability standards, test methods and driving cycles. In Japan, OBD is required with both EU and U.S. OBD systems accepted. All other countries in which we conduct operations within the Asia Pacific region either require or allow some form of EPA, EU or UN ECE style emission regulations with or without OBD requirements. In Russia, current emission regulations are equivalent to Euro 3 for cars and Euro 2 for commercial vehicles. The implementation of Euro 4 equivalent emission requirements for cars has been delayed to 2012. Euro 5 equivalent emission requirements for cars do not have an implementation date, but are expected to be implemented in 2015.

Within the LAAM region, some countries follow the U.S. test procedures, standards and OBD requirements and some follow the EU test procedures, standards and OBD requirements with different levels of stringency. In terms of standards, Brazil implemented national LEV standards, L5, which preceded Tier 2 standards in the U.S., for passenger cars and light commercial vehicles in January 2009. Brazil has published new emission standards, L6, for light diesel and gasoline vehicles. L6 standards for light diesel vehicles are to be implemented in January 2012, which mandate OBD requirements for light diesel vehicles in 2015. L6 standards for light gasoline vehicles are to be implemented in January 2014 for new types and January 2015 for all models. Argentina implemented Euro 4 standards starting with new vehicle registrations in January 2009 and is moving to Euro 5 standards in January 2012 for new vehicle types and January 2014 for all models. Chile currently requires US Tier 1, and alternatively Euro 3, standards for gasoline vehicles and Euro 4 or U.S. Tier 2 Bin 8 standards for diesel vehicles and has approved Euro 4 or U.S. Tier 2 Bin 8 standards for gasoline vehicles beginning in April 2011 and Euro 5 or U.S. Tier 2 Bin 5 standards for diesel vehicles beginning in September 2011. Other countries in the LAAM region either have adopted some level of U.S. or EU standards or no standards at all.

Industrial Environmental Control

Our operations are subject to a wide range of environmental protection laws including those laws regulating air emissions, water discharges, waste management and environmental cleanup. In connection with the 363 Sale we have assumed various stages of investigation for sites where contamination has been alleged and a number of remediation actions to clean up hazardous wastes as required by federal and state laws. Certain environmental statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Under certain circumstances these laws impose joint and several liability, as well as liability for related damages to natural resources.

The future effect of environmental matters, including potential liabilities, is often difficult to estimate. Environmental reserves are recorded when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is followed whether the claims are asserted or unasserted. As of September 30, 2010, our reserves for environmental liabilities were $205 million. The amount of current reserves is expected to be paid out over the periods of remediation for the applicable sites, which typically range from five to thirty years.

The following table summarizes the expenditures for site-remediation actions, including ongoing operations and maintenance (dollars in millions):

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Site remediation expenditures	$12	$3	$—	$34	$94	$104

It is possible that such remediation actions could require average annual expenditures of $30 million over the next five years.

Certain remediation costs and other damages for which we ultimately may be responsible are not reasonably estimable because of uncertainties with respect to factors such as our connection to the site or to materials located at the site, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions and the nature and scope of investigations, studies and remediation to be undertaken (including the technologies to be required and the extent, duration and success of remediation). As a result, we are unable to determine or reasonably estimate the total amount of costs or other damages for which we are potentially responsible in connection with all sites, although that total could be substantial.

To mitigate the effects our worldwide facilities have on the environment, we are committed to convert as many of our worldwide facilities as possible to landfill-free facilities. Landfill-free facilities send no manufacturing waste to landfills, by either recycling or creating energy from the waste. As part of Old GM’s commitment to reduce the effect its worldwide facilities had on the environment, Old GM had committed to convert half of its major global manufacturing operations to landfill-free facilities by 2010. This landfill-free strategy translated, on an individual facility basis, to more than 69 (or 48%) of Old GM’s manufacturing operations worldwide. At our landfill-free facilities, 96% of waste materials are recycled or reused and 3% is converted to energy at waste-to-energy facilities. We estimate that over 1.9 million tons of waste materials were recycled or reused by us in the nine months ended September 30, 2010 and estimate that 38,800 tons of waste materials from us were converted to energy at waste-to-energy facilities. These numbers will increase as additional manufacturing sites reach landfill-free status.

We currently have not announced publicly any future targets to reduce carbon dioxide (CO2) emission levels from our worldwide facilities; however, we are continuing to make significant progress in further reducing CO2 emission levels. Seven of our facilities in Europe are included in and comply with the European Community Emissions Trading Scheme, which is being implemented to meet the European Community’s greenhouse gas reduction commitments under the Kyoto Protocol. We and Old GM reported in accordance with the Global Reporting Initiative, the Carbon Disclosure Project, the EPA Climate Leaders Program and the DOE 1605(b) program since their inception. We are implementing and publicly reporting on various voluntary initiatives to reduce energy consumption and greenhouse gas emissions from our worldwide operations. In 2005 Old GM had a 2010 target of an 8% reduction in CO2 emissions from its worldwide facilities compared to Old GM’s worldwide facilities 2005 emission levels. By 2008 Old GM had exceeded this target by reducing CO2 emissions from its worldwide facilities by 20% compared to 2005 levels. Based on reduced production volume in 2009, we estimate 2009 CO2 emissions were reduced from its worldwide facilities by 40% compared to 2005 levels.

Automotive Fuel Economy

North America

The 1975 Energy Policy and Conservation Act (EPCA) provided for average fuel economy requirements for fleets of passenger cars built for the 1978 model year and thereafter. For the 2009 model year, our and Old GM’s domestic passenger car fleet achieved a CAFE of 31.3 mpg, which exceeded the standard of 27.5 mpg. The estimated CAFE for our 2010 model year domestic passenger cars is 30.6 mpg, which would also exceed the 27.5 mpg standard applicable for that model year.

Cars that are imported for sale in the U.S. are counted separately. For our and Old GM’s imported passenger cars, the 2009 model year CAFE was 30.3 mpg, which exceeded the requirement of 27.5 mpg. The estimated CAFE for our 2010 model year imported passenger cars is 34.0 mpg, which would also exceed the applicable requirement of 27.5 mpg.

Fuel economy standards for light-duty trucks became effective in 1979. Starting with the 2008 model year, the NHTSA implemented substantial changes to the structure of the truck CAFE program, including reformed standards based upon truck size. Under the existing truck rules, reformed standards are optional for the 2008 through 2010 model years. Old GM chose to comply with these optional reform-based standards beginning with the 2008 model year. Our and Old GM’s light-duty truck CAFE performance for the 2009 model year was 23.6 mpg, which exceeds our and Old GM’s reformed requirement of 22.5 mpg. Our projected reform standard for light-duty trucks for the 2010 model year is 22.9 mpg and our projected performance under this standard is 25.4 mpg.

In 2007 Congress passed the Energy Independence and Security Act, which directed NHTSA to modify the CAFE program. Among the provisions in the new law was a requirement that fuel economy standards continue to be set separately for cars and trucks that combined would increase to at least 35.0 mpg as the industry average by 2020.

In addition, California has passed legislation (AB 1493) requiring the CARB to regulate greenhouse gas emissions from vehicles (which is the same as regulating fuel economy). This California program is currently established for the 2009 through 2016 model years. California needed a federal waiver to implement this program and was granted this waiver on June 30, 2009.

Further, in response to a U.S. Supreme Court decision, the EPA was directed to establish a new program to regulate greenhouse gas emissions for vehicles under the Clean Air Act. As a result, in September 2009 the EPA and the NHTSA, on behalf of the DOT, issued a joint proposal to establish a coordinated national program consisting of new requirements for model year 2012 through 2016 light-duty vehicles that will reduce greenhouse gas emissions under the Clean Air Act and improve fuel economy pursuant to the CAFE standards under the EPCA. These reform-based standards will apply to passenger cars, light-duty trucks, and medium-duty passenger vehicles (collectively, light-duty vehicles) built in model years 2012 through 2016 and will require an industry wide standard of 35.5 mpg by 2016. The EPA and the NHTSA issued their final rule to implement this new federal program on April 1, 2010. Our current product plan projects compliance with the federal and California programs through 2016. In Canada, Environment Canada, an agency established to preserve and enhance the quality of the natural environment and coordinate environmental policies and programs for the federal government, is implementing vehicle greenhouse gas standards that are harmonized with the mandatory standards of the U.S. beginning with the 2011 model year. The Province of Quebec has indicated that it will align its vehicle greenhouse gas regulation to the Canadian federal requirements once they are finalized.

CARB has agreed that compliance with the EPA’s greenhouse gas emission standards will be deemed compliance with the AB 1493 standards for 2012 through 2016 model years. In the meantime, California’s program to regulate vehicle greenhouse gases is in effect for the 2009-2011 model years. The following table illustrates California’s program compliance standards and our projected compliance (in grams per mile CO2-equivalent):

	2009 Model Year		2010 Model Year		2011 Model Year
	Standard	Combined GM and Old GM	Standard	GM	Standard	GM(a)
Passenger car and light-duty truck 1 fleet	323	297	301	296	267	285
Light-duty truck 2 + medium-duty passenger vehicle fleet	439	414	420	384	390	386

(a)	Our performance projections for the 2011 model year for the passenger car is projected to be more than the standard. We are still projecting compliance due to the allowed use of credits earned in previous years.

Europe

In Europe, legislation was passed on April 23, 2009 to regulate vehicle CO2 emissions beginning in 2012. Based on a target function of CO2 to vehicle weight, each manufacturer must meet a specific sales weighted fleet average target. This fleet average requirement will be phased in with 65% of vehicles sold in 2012 required to meet this target, 75% in 2013, 80% in 2014 and 100% in 2015 and beyond. Automobile manufacturers can earn super-credits under this legislation for the sales volume of vehicles having a specific CO2 value of less than 50 grams CO2. This is intended to encourage the early introduction of ultra-low CO2 vehicles such as the Chevrolet Volt and Opel/Vauxhall Ampera by providing an additional incentive to reduce the CO2 fleet average. Automobile manufacturers may gain credit of up to 7 grams for eco-innovations for those technologies which improve real-world fuel economy but may not show in the test cycle, such as solar panels on vehicles. There is also a 5% credit for E85 flexible-fuel vehicles if more than 30% of refueling stations in an EU Member State sell E85. Further regulatory detail is being developed in the comitology process, which develops the detail of the regulatory requirements through a process involving the EC and EU Member States. The legislation sets a target of 95 grams per kilometer CO2 for 2020 with an impact assessment required to further assess and develop this requirement. We have developed a compliance plan by adopting operational CO2 targets for each market entry in Europe.

In October 2009, the European Commission adopted a proposal to regulate CO2 emissions from light commercial vehicles. The proposal is modeled after the CO2 regulation for passenger cars. It proposes that new light commercial vehicles meet a fleet average CO2 target of 175 grams per kilometer CO2 with a phase-in of compliance beginning with 75% of new light commercial vehicles by 2014, 80% by 2015 and 100% compliance by 2016. The manufacturer-specific CO2 compliance target will be determined as a function of vehicle curb mass. Flexibilities, such as eco-innovations and super credits, are part of the regulatory proposal as well. A long-term target for 2020 of 135g/km has been also proposed, to be confirmed in January 2013 after an impact assessment. We are currently making an assessment of the effect of the proposal on our fleet of light commercial vehicles. The proposal will now go through the legislative process with the European Parliament and European Council, during which we expect some modifications to be adopted.

An EC Regulation has been adopted that will require low-rolling resistance tires, tire pressure monitoring systems and gear shift indicators by 2012. An additional EC Regulation has been adopted that will require labeling of tires for noise, fuel efficiency and rolling resistance, affecting vehicles at sale as well as the sale of tires in the aftermarket. Further, there are plans to introduce regulatory proposals regarding energy efficiency of air conditioning systems and fuel economy meters.

Seventeen EU Member States have introduced fuel consumption or CO2 based vehicle taxation schemes. Tax measures are within the jurisdiction of the EU Member States. We are faced with significant challenges relative to the predictability of future tax laws and differences in the tax schemes and thresholds.

International Operations

In the Asia Pacific region, we face new or increasingly more stringent fuel economy standards. In China, Phase 3 fuel economy standards are under development and will move from a vehicle pass-fail system to an engine-displacement, corporate fleet average scheme. Phase 3 fuel economy standards are expected to increase by 15% to 20% from the current Phase 2 targets and implementation is expected to be phased in from 2012 with full compliance required by 2015. Some relief for certain vehicle types and vehicles with automatic transmissions will be applied through 2015. In 2016, it is expected that there will be one common standard for vehicles with either a manual or automatic transmission. China is also considering proposals to increase annual vehicle taxes, and to scale the tax rates to more heavily tax larger displacement engines beginning around 2012. In Korea, new fuel economy/CO2 targets for 2012-2015 and beyond were preliminarily announced in September 2010 as part of the government’s low carbon/green growth strategy. These targets are based on each vehicle’s curb weight, but in general are set at levels more stringent than fuel economy/CO2 targets in the U.S., but less stringent than fuel economy/CO2 targets in Europe. The proposed standards will be phased-in beginning in 2012 and finishing in 2015 with manufacturers having the option to certify either on a fuel consumption basis or a CO2 emissions basis. The final regulation will be promulgated by the end of 2010. Each manufacturer will be given a corporate target to meet based on an overall industry fleet fuel economy/CO2 average. Other aspects of the program being considered include credits, incentives, and penalties. Legislation implementing the new standard is expected to be completed by the end of 2010. In Australia the government is conducting an assessment of possible vehicle fuel efficiency measures including shifting from voluntary to mandatory standards and how any such move would align with the government’s policy response to climate change. Before the government makes any decisions on additional fuel efficiency measures, it will conduct an industry consultation. For the first time, India is expected to establish fuel economy norms based on weight and measured in CO2 emissions that will become mandatory sometime in 2011. Final targets and labeling requirements are still to be determined. In April 2009, automobile manufacturers in India began to voluntarily declare the fuel economy of each vehicle at the point of sale. In South Africa, CO2 emissions are not regulated, but a new CO2 emission tax went into effect for all new passenger cars in September 2010 with the exception of double cabbed light commercial vehicles, for which implementation is delayed until March 2011.

In Brazil, governmental bodies and the Brazilian automobile makers association established, in 2009, a national voluntary program for evaluation and labeling of light passenger and commercial vehicles equipped with internal combustion engines. This voluntary program aims to increase vehicle energy efficiency by labeling vehicles with fuel consumption measurements for urban, extra-urban and combined (equivalent to city and highway mpg measurements in the U.S.) driving conditions.

Chemical Regulations

North America

In the U.S., the EPA and several states have introduced regulations or legislation related to the selection and use of safer chemical alternatives, green chemistry and product stewardship initiatives as have several provinces in Canada. These initiatives will give broad regulatory authority over the use of certain chemical substances and potentially affect automotive manufacturers’ responsibilities for vehicle life-cycle, including chemical substance selection for product development and manufacturing. Although vehicles may not specifically be included in the regulations currently being developed, automotive sector effects are expected because substances that comprise components may be included. These emerging regulations will potentially lead to increases in cost and supply chain complexity. California’s “Safer Alternatives for Consumer Products” is the first of these regulations expected to be finalized by the end of 2010.

Europe

In June 2007 the EU implemented its regulatory requirements to register, evaluate, authorize and restrict the use of chemical substances (REACH). This regulation requires chemical substances manufactured in or imported into the EU in quantities of one metric ton or more per year to be registered with the European Chemicals Agency before 2018. During REACH’s pre-registration phase, Old GM and our suppliers registered those substances identified by the regulation. REACH is to be phased in over a 10 year period from the implementation date. During the implementation phase, REACH will require ongoing action from importers of pure chemical substances, chemical preparations (mixtures), and articles. This will affect us, as an OEM, as well as our suppliers and other suppliers in the supply chain. Under REACH, substances of very high concern may either require authorization for further use or may be restricted in the future. This could potentially increase the cost of certain alternative substances that are used to manufacture vehicles and parts or result in a supply chain disruption when a substance is no longer available to meet production timelines. In addition, our research and development initiatives may be diverted to address future REACH requirements. In order to maintain compliance, we are continually monitoring the implementation of REACH and its effect on our suppliers and the automotive industry.

Safety

New motor vehicles and motor vehicle equipment sold in the U.S. are required to meet certain safety standards promulgated by the NHTSA. The National Traffic and Motor Vehicle Safety Act of 1966 authorized the NHTSA to determine these standards and the schedule for implementing them. In addition, in the case of a vehicle defect that creates an unreasonable risk to motor vehicle safety or if a vehicle or item of motor vehicle equipment does not comply with a safety standard, the National Traffic and Motor Vehicle Safety Act of 1966 generally requires that the manufacturer notify owners and provide a remedy. The Transportation Recall Enhancement, Accountability and Documentation Act requires us to report certain information relating to certain customer complaints, warranty claims, field reports and notices and claims involving property damage, injuries and fatalities in the U.S. and claims involving fatalities outside the U.S., as well as information concerning safety recalls and other safety campaigns outside the U.S.

We are subject to certain safety standards and recall regulations in the markets outside the U.S. in which we operate. These standards often have the same purpose as the U.S. standards, but may differ in their requirements and test procedures. From time to time, other countries pass regulations which are more stringent than U.S. standards. Many countries require type approval while the U.S. and Canada require self-certification.

Vehicular Noise Control

Vehicles we manufacture and sell may be subject to noise emission regulations.

In the U.S., passenger cars and light-duty trucks are subject to state and local motor vehicle noise regulations. We are committed to designing and developing our products to meet these noise regulations. Since addressing different vehicle noise regulations established in numerous state and local jurisdictions is not practical, we attempt to identify the most stringent requirements and validate to those requirements. In the rare instances where a state or local noise regulation is not covered by the composite requirement, a waiver of the requirement is requested and to date the resolution of these matters has not resulted in significant cost or other material adverse effects to us. Medium to heavy-duty trucks are regulated at the federal level. Federal truck regulations preempt all United States state or local noise regulations for trucks over 10,000 lbs. gross vehicle weight rating.

Outside the U.S., noise regulations have been established by authorities at the national and supranational level (e.g., EC or UN ECE for Europe). We believe that our vehicles meet all applicable noise regulations in the markets where they are sold.

While current noise emission regulations serve to regulate maximum allowable noise levels, proposals have been made to regulate minimum noise levels. These proposals stem from concern that vehicles that are relatively quiet, specifically hybrids, may not be heard by the sight-impaired. We are committed to design and manufacture vehicles to comply with potential noise emission regulations that may come from these proposals.

Potential Effect of Regulations

We are actively working on aggressive near-term and long-term plans to develop and bring to market technologies designed to further reduce emissions, mitigate remediation expenses related to environmental liabilities, improve fuel efficiency, monitor and enhance the safety features of our vehicles and provide additional value and benefits to our customers. This is illustrated by our commitment to marketing more hybrid vehicles, our accelerated commitment to developing electrically powered vehicles, our use of biofuels in our expanded portfolio of flexible-fuel vehicles and enhancements to conventional internal combustion engine technology which have contributed to the fuel efficiency of our vehicles. In addition, the conversion of many of our manufacturing facilities to landfill-free status has shown our commitment to mitigate potential environmental liability. We believe that the development and global implementation of new, cost-effective energy technologies in all sectors is the most effective way to improve energy efficiency, reduce greenhouse gas emissions and mitigate environmental liabilities.

Despite these advanced technology efforts, our ability to satisfy fuel economy, CO2 and other emissions requirements is contingent on various future economic, consumer, legislative and regulatory factors that we cannot control and cannot predict with certainty. If we are not able to comply with specific new requirements, which include higher CAFE standards and state CO2 requirements such as those imposed by the AB 1493 Rules, then we could be subject to sizeable civil penalties or have to restrict product offerings drastically to remain in compliance. Environmental liabilities, which we may be responsible for, are not reasonably estimable and could be substantial. In addition, violations of safety or emissions standards could result in the recall of one or more of our products. In turn, any of these actions could have substantial adverse effects on our operations, including facility idling, reduced employment, increased costs and loss of revenue.

Pension Legislation

We are subject to a variety of federal rules and regulations, including the Employee Retirement Income Security Act of 1974, as amended (ERISA) and the Pension Protection Act of 2006, which govern the manner in which we fund and administer our pensions for our retired employees and their spouses. The Pension Protection Act of 2006 is designed, among other things, to more appropriately reflect the value of pension assets and liabilities to determine funding requirements. Recently, the Pension Relief Act of 2010 was passed. This act provides us additional options to amortize any shortfall amortization base for U.S. hourly and salaried qualified pension plans over 7 years with amortizations starting two years after the election of this relief or 15 years. We expect to evaluate these options for the 2010 and 2011 plan years. If we decide to elect one of these options, it could provide us with the flexibility to defer and potentially reduce the size of any minimum funding requirements for the plan years beginning in 2010. However, we are considering making discretionary contributions to our U.S. qualified pension plans. We also maintain pension plans for employees in a number of countries outside the U.S., which are subject to local laws and regulations.

Export Control

We are subject to U.S. export control laws and regulations, including those administered by the U.S. Departments of State, Commerce, and Treasury. In addition, most countries in which we do business have applicable export controls. Our Office of Export Compliance and global Export Compliance Officers are responsible for working with our business units to ensure compliance with these laws and regulations. Non-U.S. export controls are likely to become increasingly significant to our business as we develop our research and development operations on a global basis. If we fail to comply with applicable export compliance regulations, we and our employees could be subject to criminal and civil penalties and, under certain circumstances, loss of export privileges and debarment from doing business with the U.S. government and the governments of other countries.

Significant Transactions

363 Sale Transaction

On July 10, 2009, we completed the acquisition of substantially all of the assets and assumed certain liabilities of Old GM and three of its domestic direct and indirect subsidiaries (collectively, the Sellers). The 363 Sale was consummated in accordance with the Purchase Agreement, between us and the Sellers, and pursuant to the Bankruptcy Court’s sale order dated July 5, 2009.

In connection with the 363 Sale, the purchase price we paid to Old GM equaled the sum of:

•

A credit bid in an amount equal to the total of: (1) debt of $19.8 billion under Old GM’s UST Loan Agreement, plus notes of $1.2 billion issued as additional compensation for the UST Loan Agreement, plus interest on such debt Old GM owed as of the closing date of the 363 Sale; and (2) debt of $33.3 billion under the DIP Facility, plus notes of $2.2 billion issued as additional compensation for the DIP Facility, plus interest Old GM owed as of the closing date, less debt of $8.2 billion owed under the DIP Facility;

•	UST’s return of the warrants Old GM previously issued to it;

•

The issuance to MLC of 150 million shares (or 10%) of our common stock and warrants to acquire newly issued shares of our common stock initially exercisable for a total of 273 million shares of our common stock (or 15% on a fully diluted basis); and

•	Our assumption of certain specified liabilities of Old GM (including debt of $7.1 billion owed under the DIP Facility).

Under the Purchase Agreement, as supplemented by a letter agreement we entered into in connection with our October 2009 holding company merger, we are obligated to issue additional shares of our common stock to MLC in the event that allowed general unsecured claims against MLC, as estimated by the Bankruptcy Court, exceed $35.0 billion. The maximum number of Adjustment Shares issuable is 30 million shares (subject to adjustment to take into account stock dividends, stock splits and other transactions). The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion with the maximum number of Adjustment Shares issued if estimated general unsecured claims total $42.0 billion or more. We currently believe that it is probable that general unsecured claims allowed against MLC will ultimately exceed $35.0 billion by at least $2.0 billion. In the circumstance where estimated general unsecured claims equal $37.0 billion, we would be required to issue 8.6 million Adjustment Shares to MLC as an adjustment to the purchase price under the terms of the Purchase Agreement.

As of September 30, 2010, we have accrued $231 million in Accrued expenses related to this contingent obligation.

We have not included pro forma financial information giving effect to the Chapter 11 Proceedings and the 363 Sale because the latest filed balance sheet, as well as the December 31, 2009 audited financial statements, include the effects of the 363 Sale. As such, we believe that further information would not be material to investors.

Issuances of Securities

Holding Company Merger

On October 19, 2009, we completed our holding company merger to implement a new holding company structure that is intended to provide greater financial and organizational flexibility. We effected our holding company merger pursuant to an Agreement and Plan of Merger, dated as of October 15, 2009 by and among us, our previous legal entity (which is now a wholly-owned subsidiary of the Company) (Prior GM), and an indirect wholly-owned subsidiary of Prior GM.

We issued new securities in connection with our holding company merger. All of the outstanding shares of common stock, shares of Series A Preferred Stock and warrants to purchase common stock in Prior GM were exchanged on a one-for-one basis for new shares of our common stock, new shares of our Series A Preferred Stock and new warrants to purchase shares of our common stock. These new GM securities have the same economic terms and provisions as the corresponding Prior GM securities for which they were exchanged and, upon completion of the holding company merger, were held by our securityholders in the same class evidencing the same proportional interest in us as the securityholders held in Prior GM prior to the exchange.

In addition, in connection with the holding company merger, we entered into Amended and Restated Warrant Agreements dated as of October 16, 2009 between us and U.S. Bank National Association, as Warrant Agent (the Warrant Agreements), a Stockholders Agreement dated as of October 15, 2009 by and among the Company, Prior GM, the UST, the New VEBA and Canada Holdings (the Stockholders Agreement) and the Equity Registration Rights Agreement, which are substantially identical to our prior warrant agreements, Stockholders Agreement dated as of July 10, 2009 and Equity Registration Rights Agreement dated as of July 10, 2009. Also in connection with the holding company merger, GMCL entered into an amendment (Canadian Loan Amendment) to the Canadian Loan Agreement, and we entered into an assignment and assumption agreement and amendment to the UST Credit Agreement and an assignment and assumption agreement and amendment to the VEBA Note Agreement.

Set forth below is a summary of GM securities we issued in connection with our holding company merger:

Common Stock

•	Issued 912,394,068 shares to the UST;

•	Issued 175,105,932 shares to Canada Holdings;

•	Issued 262,500,000 shares to the New VEBA; and

•	Issued 150,000,000 shares to MLC.

Series A Preferred Stock

•	Issued 83,898,305 shares to the UST;

•	Issued 16,101,695 shares to Canada Holdings; and

•	Issued 260,000,000 shares to the New VEBA.

The shares of Series A Preferred Stock have a liquidation amount of $25.00 per share and accrue cumulative dividends at a rate equal to 9.0% per annum (payable quarterly on March 15, June 15, September 15, and December 15) if, as and when declared by our Board of Directors. So long as any share of our Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. On or after December 31, 2014, we may redeem, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, at a redemption price per share equal to $25.00 per share plus any accrued and unpaid dividends, subject to limited exceptions.

Warrants

•	Issued warrants to MLC to acquire 136,363,635 shares of our common stock, exercisable at any time prior to July 10, 2016, with an exercise price of $10.00 per share;

•	Issued warrants to MLC to acquire 136,363,635 shares of our common stock, exercisable at any time prior to July 10, 2019, with an exercise price of $18.33 per share; and

•	Issued warrants to the New VEBA to acquire 45,454,545 shares of our common stock, exercisable at any time prior to December 31, 2015, with an exercise price set at $42.31 per share.

The number of shares of our common stock underlying each of the warrants issued to MLC and the New VEBA and the per share exercise price thereof are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

363 Sale

The foregoing securities were issued to the UST, Canada Holdings, the New VEBA, and MLC solely in exchange for the corresponding securities of Prior GM in connection with the holding company merger. The consideration originally paid for the securities of Prior GM with respect to each of the UST, Canada Holdings, the New VEBA, and MLC in connection with the formation of Prior GM and the 363 Sale on July 10, 2009 was as follows:

UST

•	UST’s existing credit agreement with Old GM;

•	UST’s portion of Old GM’s DIP Facility (other than debt we assumed or MLC’s wind-down facility) and all of the rights and obligations as lender thereunder;

•	The warrants Old GM previously issued to the UST; and

•	Any additional amounts UST loaned to Old GM prior to the closing of the 363 Sale with respect to each of the foregoing UST credit facilities.

Canada Holdings

•	Certain existing loans made to GMCL by EDC;

•	Canada Holding’s portion of the DIP Facility (other than debt we assumed or MLC’s wind-down facility); and

•	The loans made to Prior GM under the loan agreement between Prior GM, EDC and UST immediately following the closing of the 363 Sale on July 10, 2009.

New VEBA

•	The compromise of certain claims against MLC existing under the 2008 UAW Settlement Agreement.

MLC

•	The assets acquired by us pursuant to the Purchase Agreement, offset by the liabilities we assumed pursuant to the Purchase Agreement.

Agreements with the UST, EDC and New VEBA

On July 10, 2009, we entered into the UST Credit Agreement and assumed the UST Loans of $7.1 billion. In addition, through our wholly-owned subsidiary GMCL, we entered into the Canadian Loan Agreement and assumed the Canadian Loan of CAD $1.5 billion (equivalent to $1.3 billion when entered into). Proceeds of the DIP Facility of $16.4 billion were deposited in escrow, to be distributed to us at our request if certain conditions were met and returned to us after the UST Loans and the Canadian Loan were repaid in full. Immediately after entering into the UST Credit Agreement, we made a partial pre-payment due to the termination of the U.S. government sponsored warranty program, reducing the UST Loans principal balance to $6.7 billion.

In December 2009 and March 2010, we made quarterly payments of $1.0 billion on the UST Loans and quarterly payments of $192 million and $194 million on the Canadian Loan. In April 2010, we used funds from our escrow account to repay in full the outstanding amount of the UST Loans of $4.7 billion. In addition, GMCL repaid in full the outstanding amount of the Canadian Loan of $1.1 billion. Both loans were repaid prior to maturity. Following the repayment of the UST Loans and the Canadian Loan, the remaining funds in an amount of $6.6 billion that were held in escrow became unrestricted. The availability of those funds is no longer subject to the conditions set forth in the UST Credit Agreement.

While we have repaid in full our indebtedness under the UST Credit Agreement, the executive compensation and corporate governance provisions of Section 111 of the EESA, including the Interim Final Rule, will continue to apply to us for the period specified in the EESA and the Interim Final Rule. In addition, certain of the covenants in the UST Credit Agreement will continue to apply to us until the earlier to occur of (i) us ceasing to be a recipient of Exceptional Financial Assistance, as determined pursuant to the Interim Final Rule or any successor or final rule, or (ii) UST ceasing to own any direct or indirect equity interests in us, and impose obligations on us with respect to, among other things, certain expense policies, executive privileges and compensation requirements.

The UST Credit Agreement also includes a covenant requiring us to use our commercially reasonable best efforts to ensure that our manufacturing volume conducted in the United States is consistent with at least ninety percent of the projected manufacturing level (projected manufacturing level for this purpose being 1,801,000 units in 2010, 1,934,000 units in 2011, 1,998,000 units in 2012, 2,156,000 units in 2013 and 2,260,000 units in 2014), absent a material adverse change in our business or operating environment which would make the commitment non-economic. In the event that such a material adverse change occurs, the UST Credit Agreement provides that we will use our commercially reasonable best efforts to ensure that the volume of United States manufacturing is the minimum variance from the projected manufacturing level that is consistent with good business judgment and the intent of the commitment. This covenant survives our repayment of the loans and remains in effect through December 31, 2014 unless the UST receives total proceeds from debt repayments, dividends, interest, preferred stock redemptions and common stock sales equal to the total dollar amount of all UST invested capital.

UST invested capital totals $49.5 billion, representing the cumulative amount of cash received by Old GM from the UST under the UST Loan Agreement and the DIP Facility, excluding $361 million which the UST loaned to Old GM under the warranty program and which was repaid on July 10, 2009. This balance also does not include amounts advanced under the UST GMAC Loan as the UST exercised its option to convert this loan into GMAC Preferred Membership Interests previously held by Old GM in May 2009. At September 30, 2010, the UST had received cumulative proceeds of $7.4 billion from debt repayments, interest payments and Series A Preferred Stock dividends. The UST’s invested capital less proceeds received totals $42.1 billion.

To the extent we fail to comply with any of the covenants in the UST Credit Agreement that continue to apply to us, the UST is entitled to seek specific performance and the appointment of a court-ordered monitor acceptable to the UST (at our sole expense) to ensure compliance with those covenants.

The Canadian Loan Agreement and related agreements include certain covenants requiring GMCL to meet certain annual Canadian production volumes expressed as ratios to total overall production volumes in the U.S. and Canada and to overall production volumes in the NAFTA region. The targets cover vehicles and specified engine and transmission production in Canada. These agreements also include covenants on annual GMCL capital expenditures and research and development expenses. In the event a material adverse change occurs that makes the fulfillment of these covenants non-economic (other than a material adverse change caused by the actions or inactions of GMCL), there is an undertaking that the lender will consider adjustments to mitigate the business effect of the material adverse change. These covenants survive GMCL’s repayment of the loans and certain of the covenants have effect through December 31, 2016.

In connection with the 363 Sale, we also entered into the VEBA Note Agreement and issued the VEBA Notes in the principal amount of $2.5 billion to the New VEBA on July 10, 2009. The VEBA Notes had an implied interest rate of 9.0% per annum and were scheduled to be repaid in three equal installments of $1.4 billion on July 15 of 2013, 2015 and 2017. On October 26, 2010 we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion.

Agreement with Delphi Corporation

In July 2009, we entered into the DMDA with Delphi and other parties. Under the DMDA, we agreed to acquire Nexteer, which supplies us and other OEMs with steering systems and columns, and four domestic facilities that manufacture a variety of automotive components, primarily sold to us. We and the Investors agreed to acquire substantially all of Delphi’s remaining assets through New Delphi. Certain excluded assets and liabilities have been retained by DPH to be sold or liquidated. In October 2009, we consummated the transaction contemplated by the DMDA with Delphi, New Delphi, Old GM and other sellers and other buyers that are party to the agreement, as more fully described in Note 5 to our audited consolidated financial statements. Refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Specific Management Initiatives—Resolution of Delphi Matters” for a description of the terms of the DMDA and related agreements.

Employees

At September 30, 2010, we employed 209,000 employees, of whom 144,000 (69%) were hourly employees and 65,000 (31%) were salaried employees. The following table summarizes employment by segment (in thousands):

	Successor		Predecessor
	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007

GMNA (a)	106	103	118	142
GMIO (b)	62	62	70	68
GME (c)	41	50	54	55

Total Worldwide	209	215	242	265

United States — Salaried	26	26	30	34
United States — Hourly	53	51	62	78

(a)	We acquired GM Financial effective October 1, 2010. At September 30, 2010, GM Financial employed 3,000 employees in the United States and Canada. These employees were excluded from our amounts because the date of acquisition was subsequent to September 30, 2010.

(b)	Decrease in GMIO reflects a reduction of 2,400 employees due to the sale of our India Operations.

(c)	Decrease in GME primarily relates to the sale of Saab, employees located within Russia and Uzbekistan transferred from our GME segment to our GMIO segment and restructuring initiatives in Germany, Spain and the United Kingdom.

At September 30, 2010, 53,000 of our U.S. employees (or 67%) were represented by unions, of which 52,000 employees were represented by the UAW. In addition, many of our employees outside the U.S. were represented by various unions. At September 30, 2010, we had 401,000 U.S. hourly and 121,000 U.S. salaried retirees, surviving spouses and deferred vested participants.

Refer to Note 19 to our audited consolidated financial statements and Note 20 to our unaudited condensed consolidated interim financial statements for additional information on our salaried and hourly severance programs.

Segment Reporting Data

Operating segment data for the nine months ended September 30, 2010 are summarized in Note 25 to our unaudited condensed consolidated interim financial statements. Operating segment and principal geographic area data for July 10, 2009 through December 31, 2009 (Successor); January 1, 2009 through July 9, 2009 (Predecessor); and the years ended December 31, 2008 and 2007 (Predecessor) are summarized in Note 33 to our audited consolidated financial statements.

Properties

Excluding our automotive financing and leasing operations, at September 30, 2010 we had 116 locations in 27 states and 94 cities or towns in the United States excluding dealerships. Of these locations, 38 are manufacturing facilities, of which 9 are engaged in the final assembly of our cars and trucks and other manufacture automotive components and power products. Of the remaining locations, 26 are service parts operations primarily responsible for distribution and warehouse functions, and the remainder are offices or facilities primarily involved in engineering and testing vehicles. Leased properties are primarily composed of warehouses and administration, engineering and sales offices. The leases for warehouses generally provide for an initial period of five to 10 years, based upon prevailing market conditions and may contain renewal options. Leases for administrative offices are generally for shorter periods.

We have 17 locations in Canada, and assembly, manufacturing, distribution, office or warehousing operations in 60 other countries, including equity interests in associated companies which perform assembly, manufacturing or distribution operations. Leases for warehouses outside the United States have remaining lease terms ranging from one to 12 years, many of which contain options to extend or terminate the lease. The major facilities outside the United States and Canada, which are principally vehicle manufacturing and assembly operations, are located in:

• Argentina	• Colombia	• Kenya	• South Korea	• Venezuela
• Australia	• Ecuador	• Mexico	• Spain	• Vietnam
• Belgium	• Egypt	• Poland	• Thailand
• Brazil	• Germany	• Russia	• United Kingdom
• China	• India	• South Africa	• Uzbekistan

We, our subsidiaries, or associated companies in which we own an equity interest, own most of the above facilities.

On October 1, 2010 we acquired AmeriCredit, an independent automobile finance company, which we subsequently renamed GM Financial. GM Financial’s automotive financing and leasing operations lease facilities for administration and regional credit centers. GM Financial has 18 facilities located in the United States and two facilities located in Canada. GM Financial also owns a servicing facility, which is located in the United States.

Our properties include facilities which, in our opinion, are suitable and adequate for the manufacture, assembly and distribution of our products.

Legal Proceedings

The following section summarizes material pending legal proceedings to which the Company is a party, other than ordinary routine litigation incidental to the business. We and the other defendants affiliated with us intend to defend all of the following actions vigorously.

Canadian Export Antitrust Class Actions

Approximately eighty purported class actions on behalf of all purchasers of new motor vehicles in the United States since January 1, 2001, have been filed in various state and federal courts against General Motors Corporation, GMCL, Ford Motor Company, Chrysler, LLC, Toyota Motor Corporation, Honda Motor Co., Ltd., Nissan Motor Company, Limited, and Bavarian Motor Works and their Canadian affiliates, the National Automobile Dealers Association, and the Canadian Automobile Dealers Association. The federal court actions have been consolidated for coordinated pretrial proceedings under the caption In re New Market Vehicle Canadian Export Antitrust Litigation Cases in the U.S. District Court for the District of Maine, and the more than 30 California cases have been consolidated in the California Superior Court in San Francisco County under the case captions Belch v. Toyota Corporation, et al. and Bell v. General Motors Corporation. Old GM’s liability in these matters was not assumed by General Motors Company as part of the 363 Sale. GMCL was not part of Old GM’s bankruptcy proceeding and potentially remains liable in all matters. In the California state court cases, oral arguments on the plaintiffs’ motion for class certification and defendants’ motion in limine were heard on April 21, 2009. The court ruled that it would certify a class. Defendants written appeal to the appropriate California court was denied. Defendants are preparing other substantive motions for summary judgment. In the Minnesota state court cases, the court granted defendants’ motions to lift the stay of proceedings and granted summary judgment on September 16, 2010. Plaintiffs have not yet filed an appeal.

The nearly identical complaints alleged that the defendant manufacturers, aided by the association defendants, conspired among themselves and with their dealers to prevent the sale to U.S. citizens of vehicles produced for the Canadian market and sold by dealers in Canada. The complaints alleged that new vehicle prices in Canada are 10% to 30% lower than those in the United States, and that preventing the sale of these vehicles to U.S. citizens resulted in the payment of higher than competitive prices by U.S. consumers. The complaints, as amended, sought injunctive relief under U.S. antitrust law and treble damages under U.S. and state antitrust laws, but did not specify damages. The complaints further alleged unjust enrichment and violations of state unfair trade practices act. On March 5, 2004, the U.S. District Court for the District of Maine issued a decision holding that the purported indirect purchaser classes failed to state a claim for damages under federal antitrust law but allowed a separate claim seeking to enjoin future alleged violations to continue. The U.S. District Court for the District of Maine on March 10, 2006 certified a nationwide class of buyers and lessees under Federal Rule 23(b)(2) solely for injunctive relief, and on March 21, 2007 stated that it would certify 20 separate statewide class actions for damages under various state law theories under Federal Rule 23(b)(3), covering the period from January 1, 2001 to April 30, 2003. On October 3, 2007, the U.S. Court of Appeals for the First Circuit heard oral arguments on Old GM’s consolidated appeal of both class certification orders.

On March 28, 2008, the U.S. Court of Appeals for the First Circuit reversed the certification of the injunctive class and ordered dismissal of the injunctive claim. The U.S. Court of Appeals for the First Circuit also vacated the certification of the damages class and remanded to the U.S. District Court for the District of Maine for determination of several issues concerning federal jurisdiction and, if such jurisdiction still exists, for reconsideration of that class certification on a more complete record. On remand, plaintiffs again moved to certify a damages class, and defendants again moved for summary judgment and to strike plaintiffs’ economic expert. On July 2, 2009, the court granted one of defendants’ summary judgment motions. Plaintiffs did not appeal. As a result, the only issues remaining in the federal actions relate to disposition of the funds paid by Toyota in a settlement years ago.

American Export Antitrust Class Actions

On September 25, 2007, a claim was filed in the Ontario Superior Court of Justice against GMCL and Old GM on behalf of a purported class of actual and intended purchasers of vehicles in Canada claiming that a similar alleged conspiracy was now preventing lower-cost U.S. vehicles from being sold to Canadians. The Plaintiffs have delivered their certification materials. An order staying claims against MLC was granted in November 2009. A certification hearing has not yet been scheduled. No determination has been made that the case may be maintained as a class action, and it is not possible to determine the likelihood of liability or reasonably ascertain the amount of any damages.

Canadian Dealer Class Action

On January 21, 2010, a claim was filed in the Ontario Superior Court of Justice against GMCL for damages on behalf of a purported class of 215 Canadian General Motors dealers which entered into wind-down agreements with GMCL in May 2009. GMCL offered the Plaintiff dealers the wind-down agreements to assist the Plaintiffs’ exit from the GMCL Canadian dealer network upon the expiration of their GM Dealer Sales and Service Agreements (DSSAs) on October 31, 2010, and to assist the Plaintiffs in winding down their dealer operations in an orderly fashion. The Plaintiff dealers allege that the DSSAs have been wrongly terminated by GMCL and that GMCL failed to comply with franchise disclosure obligations, breached its statutory duty of fair dealing and unlawfully interfered with the dealers’ statutory right to associate in an attempt to coerce the class member dealers into accepting the wind-down agreements. The Plaintiff dealers claim that the wind-down agreements are void. GMCL is vigorously defending the claims. A certification hearing has not yet been scheduled. No determination has been made that the case may be maintained as a class action, and it is not possible to determine the likelihood of liability or reasonably ascertain the amount of any damages.

OnStar Analog Equipment Litigation

Our wholly-owned subsidiary OnStar Corporation is a party to more than 20 putative class actions filed in various states, including Michigan, Ohio, New Jersey, Pennsylvania and California. All of these cases have been consolidated for pretrial purposes in a multi-district proceeding under the caption In re OnStar Contract Litigation in the U.S. District Court for the Eastern District of Michigan. The litigation arises out of the discontinuation by OnStar of services to vehicles equipped with analog hardware. OnStar was unable to provide services to such vehicles because the cellular carriers which provide communication service to OnStar terminated analog service beginning in February 2008. In the various cases, the plaintiffs are seeking certification of nationwide or statewide classes of owners of vehicles currently equipped with analog equipment, alleging various breaches of contract, misrepresentation and unfair trade practices. No determination has been made as to whether class certification motions are appropriate, and it is not possible at this time to determine whether class certification or liability is probable as to OnStar or to reasonably ascertain the amount of any liability. On August 2, 2010 plaintiffs filed a motion seeking to add General Motors LLC as an additional defendant. We will oppose that motion, which we believe is barred by the Sale Approval Order entered by the United States Bankruptcy Court for the Southern District of New York on July 5, 2009.

Patent Infringement Litigation

On July 10, 2009, Kruse Technology Partnership v. General Motors Company was filed in the U.S. District Court for the Central District of California. In Kruse, the plaintiff alleges that we infringed three U.S. patents related to

“Internal Combustion Engine with Limited Temperature Cycle” by making and selling diesel engines. The plaintiff has not made a claim specifying damages in this case. However, in a similar case filed against Old GM in December 2008, plaintiff asserted that its royalty damages would be significantly more than $100 million. In April 2009, the plaintiff filed a separate patent infringement action against DMAX, Inc., then a joint venture between Isuzu Diesel Services of America, Inc. and Old GM, and which is now a joint venture between Isuzu Diesel Services of America, Inc. and General Motors LLC, our subsidiary. DMAX manufactures and assembles mechanical and other components of Duramax diesel engines for sale to us. The plaintiff asserted that its royalty damages claim against DMAX, Inc. would exceed $100 million and requests an injunction in both the case against DMAX and the case against General Motors LLC. In October 2010, the parties reached a tentative settlement to resolve the issues in this case.

Unintended Acceleration Class Actions

We have been named as a co-defendant in two of the many class action lawsuits brought against Toyota arising from Toyota’s recall of certain vehicles related to reports of unintended acceleration. The two cases are Nimishabahen Patel v. Toyota Motors North America, Inc. et al. (filed in the United States District Court for the District of Connecticut on February 9, 2010) and Darshak Shah v. Toyota Motors North America, Inc. et al. (filed in the United States District court for the District of Massachusetts on or about February 16, 2010). The 2009 and 2010 model year Pontiac Vibe, which was manufactured by a joint venture between Toyota and Old GM, included components that were common with those addressed by the Toyota recall and were accordingly the subject of a parallel recall by us. Each case makes allegations regarding Toyota’s conduct related to the condition addressed by the recall and asserts breaches of implied and express warranty, unjust enrichment and violation of consumer protection statutes and seeks actual damages, multiple damages, attorneys fees, costs and injunctive relief on behalf of classes of vehicle owners which include owners of 2009 and 2010 model year Pontiac Vibes. The cases were consolidated in the multi-district proceeding pending in the Central District of California created to administer all cases in the Federal court system addressing Toyota unintended acceleration issues. Although a comprehensive assessment of the cases is not possible at this time, we believe that, with respect to the overwhelming majority of Pontiac vehicles addressed by the two cases, the claims asserted are barred by the Sale Approval Order entered by the United States Bankruptcy Court for the Southern District of New York on July 5, 2009. Moreover, on August 2, 2010, a consolidated complaint was filed in the multi-district proceeding and we were omitted from the list of named defendants. Accordingly, it is possible that the claims asserted will not be further pursued against us.

UAW VEBA Contribution Claim

On April 6, 2010, the UAW filed suit against us in the U.S. District Court for the Eastern District of Michigan claiming that we breached our obligation to contribute $450 million to the New VEBA. The UAW alleges that we were required to make this contribution pursuant to the UAW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated June 22, 2007. The UAW is seeking payment of $450 million. We were served with the complaint on September 17, 2010.

AmeriCredit Transaction Claims

On July 27, 2010 Robert Hatfield, Derivatively on behalf of AmeriCredit Corp v, Clifton Morris, Jr. et al. was filed in the district court for Tarrant County, Texas. General Motors Holdings, LLC and General Motors Company (the GM Entities) are two of the named defendants. Among other allegations, the complaint alleges that the individual defendants breached their fiduciary duty with regard to the proposed transaction between AmeriCredit and GM. The GM Entities are accused of aiding and abetting the alleged breach of fiduciary duty by the individual defendants (officers and directors of AmeriCredit). Among other relief, the complaint sought to enjoin the transaction from closing; however, no motion for an injunction was filed. It is not possible to determine the likelihood of success or reasonably ascertain the amount of any attorneys’ fees or costs that may be awarded.

On July 28, 2010 Labourers Pension Fund of Eastern and Central Canada, on behalf of itself and all others similarly situated v. AmeriCredit Corp, et al. was filed in the district court for Tarrant County, Texas. General Motors Company is one of the named defendants. The plaintiff seeks class action status and alleges that AmeriCredit and the individual defendants (officers and directors of AmeriCredit) breached their fiduciary duties in negotiating and approving the proposed transaction between AmeriCredit and GM. We are accused of aiding and abetting the alleged breach of fiduciary duty. Among other relief, the complaint sought to enjoin both the transaction from closing as well as a shareholder vote on the proposed transaction; however, no motion for an injunction was filed. No determination has been made that the case may be maintained as a class action, and it is not possible to determine the likelihood of liability or reasonably ascertain the amount of any damages.

On or about August 6, 2010, Clara Butler, Derivatively on behalf of AmeriCredit Corp v. Clifton Morris, Jr. et al, was filed in the district court for Tarrant County, Texas. General Motors Holdings, LLC and General Motors Company are among the named defendants. Like previously filed litigation related to the proposed AmeriCredit acquisition, the complaint initiating this case alleges that individual officers and directors of AmeriCredit breached their fiduciary duties to AmeriCredit shareholders. The GM Entities are accused of breaching a fiduciary duty and aiding and abetting the individual defendants in usurping a corporate opportunity. Among other relief, the complaint seeks to rescind the AmeriCredit transaction and sought to enjoin its consummation, and also to award plaintiff costs and disbursements including attorneys’ and expert fees; however, no motion for an injunction was filed. It is not possible to determine the likelihood of success or reasonably ascertain the amount of any attorneys’ fees or costs that may be awarded.

On September 1, 2010, Douglas Mogle, on behalf of himself and all others similarly situated v. AmeriCredit Corp., et al. was filed in the district court for Tarrant County, Texas. General Motors Company is among the named defendants. This complaint is similar to the Labourers Pension Fund complaint discussed above.

Korean Labor Litigation

Commencing on or about September 29, 2010, current and former hourly employees of GM Daewoo, our majority-owned affiliate in the Republic of Korea, filed four separate group actions in the Incheon District Court in Incheon, Korea. The cases allege that GM Daewoo failed to include certain allowances in its calculation of Ordinary Wages due under the Presidential Decree of the Korean Labor Standards Act. GM Daewoo may receive additional claims by hourly employees in the future. Similar cases have been brought against other large employers in the Republic of Korea. This case is in its earliest stages and the scope of claims asserted may change. However, based on a preliminary analysis of the claims currently asserted, the allegations of plaintiffs if accepted in their entirety represent a claim of approximately 454 billion Korean won, which is approximately $400 million.

MANAGEMENT

Directors

The names and ages, as of October 31, 2010, of our directors and their positions and offices are as follows:

Name and (Age)	Positions and Offices
Daniel F. Akerson (62)	Chief Executive Officer, General Motors Company
David Bonderman (67)	Co-Founding Partner and Managing General Partner, TPG
Erroll B. Davis, Jr. (66)	Chancellor, University System of Georgia
Stephen J. Girsky (48)	Vice Chairman, Corporate Strategy and Business Development, General Motors Company
E. Neville Isdell (67)	Retired Chairman and Chief Executive Officer, The Coca-Cola Company
Robert D. Krebs (68)	Retired Chairman and Chief Executive Officer, Burlington Northern Santa Fe Corporation
Philip A. Laskawy (69)	Retired Chairman and Chief Executive Officer, Ernst & Young LLP
Kathryn V. Marinello (54)	Chairman and Chief Executive Officer, Stream Global Services, Inc.
Patricia F. Russo (58)	Former Chief Executive Officer, Alcatel-Lucent
Carol M. Stephenson (59)	Dean, Richard Ivey School of Business, The University of Western Ontario
Cynthia A. Telles (58)	Director, UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic
Edward E. Whitacre, Jr. (68)	Chairman, General Motors Company

There are no family relationships, as defined in Item 401 of Regulation S-K, between any of the directors named above. Other than as set forth in the Stockholders Agreement, which is described in the section of this prospectus entitled “Certain Stockholder Agreements—Stockholders Agreement,” there is no arrangement or understanding between any of the directors named above and any other person pursuant to which he or she was elected as a director.

Daniel F. Akerson

Daniel F. Akerson has been a member of our Board of Directors since July 24, 2009 and serves on the Finance and Risk Policy Committee (Chair). He has held the office of Chief Executive Officer of our company since September 1, 2010. He served as Managing Director and Head of Global Buyout of The Carlyle Group from July 2009 until August 2010 and as Managing Director and Co-Head of the U.S. Buyout Fund from 2003 to 2009. Prior to joining Carlyle, Mr. Akerson served as Chairman and Chief Executive Officer of XO Communications, Inc. from 1999 to January 2003. XO Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in June 2002 and emerged from bankruptcy proceedings in January 2003. Mr. Akerson also served as Chairman of Nextel Communications from 1996 to 2001 and Chairman and Chief Executive Officer from 1996 to 1999. He held the offices of Chairman and Chief Executive Officer of General Instrument Corporation from 1993 to 1995. He is currently a director of American Express Company.

Mr. Akerson’s qualifications to serve on our Board of Directors are rooted in his operating and management experience as a chief executive officer in a succession of major companies in challenging, highly competitive industries. In that capacity he has dealt with a wide range of issues including audit and financial reporting, compliance and controls, technology and business restructuring. In addition, Mr. Akerson’s extensive experience in private equity investments brings to our Board of Directors significant expertise in finance, business development, mergers and acquisitions, risk management and international business.

David Bonderman

David Bonderman has been a member of our Board of Directors since July 24, 2009 and serves on the Directors and Corporate Governance and Executive Compensation Committees. He is Co-Founding Partner and Managing General Partner of TPG, a private investment firm he founded in 1992. Prior to forming TPG,

Mr. Bonderman served as Chief Operating Officer of Robert M. Bass Group (now doing business as Keystone Group, L.P.) from 1983 to 1991. Mr. Bonderman currently serves as Chairman of the Board of Directors of Ryanair Holdings PLC and as a director of Armstrong Worldwide Industries, Inc., CoStar Group, Inc., a marketing and information services company in the commercial real estate industry, and Gemalto N.V., a digital security company. He also served as a director of Washington Mutual, Inc. (April 2008-December 2008), Burger King Holdings, Inc. (2002-2008), Gemplus International SA (predecessor to Gemalto) (2000-2006), Ducati Motor Holding S.p.A. (1996-2006), Seagate Technology, a hard drive and storage solutions manufacturer (2000-2004), and Continental Airlines, Inc. (1993-2004).

Mr. Bonderman’s qualifications to serve on our Board of Directors include his operating and leadership experience as a co-founding and managing general partner in a private equity firm. Through his involvement with TPG he has provided leadership to companies that have been in distressed and turn-around situations and are undergoing dramatic changes. He brings to our Board of Directors extensive experience in finance, business development, mergers and acquisitions, business restructuring and integration, and international business, particularly in China where GM has significant operations.

Erroll B. Davis, Jr.

Erroll B. Davis, Jr. has been a member of our Board of Directors since July 10, 2009 and serves on the Audit and Finance and Risk Policy Committees. He was also a member of the Board of Old GM from 2007 to July 2009. Mr. Davis has served as Chancellor of the University System of Georgia, the governing and management authority of public higher education in Georgia, since 2006. From 2000 to 2006, Mr. Davis served as Chairman of Alliant Energy Corporation, and he held the offices of President and Chief Executive Officer from 1998 to 2005. He is currently a director of Union Pacific Corporation. Mr. Davis also served as a director of PPG Industries, Inc. (1994-2007) and BP p.l.c. (1998-April 2010).

In nominating Mr. Davis to serve on our Board of Directors, the Board considered his operating and management experience as a chief executive officer of a large, diverse public university and, before that, a complex, highly regulated public utility. Mr. Davis brings to our Board of Directors extensive knowledge in the areas of financial reporting and accounting, compliance and controls, technology, and public policy issues such as education. In addition, his knowledge and experience in the utility and energy industries brings the board valuable insight regarding the infrastructure needed to advance the use and acceptance of electric power and natural gas to fuel low-emission vehicles.

Stephen J. Girsky

Stephen J. Girsky has been a member of our Board of Directors since July 10, 2009 and serves on the Finance and Risk Policy and Public Policy Committees. He has been GM Vice Chairman of Corporate Strategy and Business Development since March 1, 2010. Prior to that, he served as Senior Advisor to the Office of the Chairman of our company from December 2009 to February 2010 and President of S. J. Girsky & Company (SJG), an advisory firm, from January 2009 to March 1, 2010. From November 2008 to June 2009, Mr. Girsky was an advisor to the UAW. He served as President of Centerbridge Industrial Partners, LLC (Centerbridge), an affiliate of Centerbridge Partners, L.P., a private investment firm from 2006 to 2009. Prior to joining Centerbridge, Mr. Girsky was a special advisor to the Chief Executive Officer and the Chief Financial Officer of Old GM from 2005 to June 2006. From 1995 to 2005, he served as Managing Director at Morgan Stanley and a Senior Analyst of the Morgan Stanley Global Automotive and Auto Parts Research Team. Mr. Girsky also served as lead director of Dana Holding Corporation (2008-2009). He has been a member of the Adam Opel GmbH Supervisory Board since January 2010.

Mr. Girsky’s current role as GM Vice Chairman of Corporate Strategy and Business Development in addition to nearly 25 years of experience in the automotive industry, both as a participant and insightful observer, provides our Board of Directors with unique insight into the Company’s challenges, operations and strategic opportunities as well as in-depth knowledge of the automotive business and its key participants. In addition, Mr. Girsky’s experience as an auto analyst and president of a private equity firm brings to our Board of Directors significant expertise in finance, market and risk analysis, business restructuring and development.

E. Neville Isdell

E. Neville Isdell has been a member of our Board of Directors since July 10, 2009 and serves on the Public Policy (Chair) and Executive Compensation Committees. He was also a member of the Board of Old GM from 2008 to July 2009. Mr. Isdell served as Chairman of The Coca-Cola Company from 2004 until April 2009 and Chief Executive Officer from 2004 to 2008. From 2002 to May 2004, he was an International Consultant to The Coca-Cola Company and head of his investment company, Collines Investments in Barbados. Mr. Isdell served as Chief Executive Officer of Coca-Cola Hellenic Bottling Company from 2000 to May 2001 and Vice Chairman from May 2001 to December 2001. He was Chairman and Chief Executive Officer of Coca-Cola Beverages plc from 1998 to September 2000. Mr. Isdell also served as a director of SunTrust Banks, Inc. (2004-2008).

When considering Mr. Isdell as a nominee to serve on our Board of Directors the Board recognized his success as a chief executive officer of an iconic American corporation that promotes one of the most widely recognized consumer brands in the world in a continually growing global market. In addition, Mr. Isdell has significant expertise in global brand management, corporate strategy and business development. His previous and current board positions in non-profit organizations involved with, among other areas, community development, environmental issues and human rights, have developed his broad perspective on issues related to environmental sustainability and corporate social responsibility.

Robert D. Krebs

Robert D. Krebs has been a member of our Board of Directors since July 24, 2009 and serves on the Directors and Corporate Governance (Chair) and Audit Committees. He served as Chairman of Burlington Northern Santa Fe Corporation (BNSF) from December 2000 until his retirement in 2002. Prior to that, he served as Chairman and Chief Executive Officer of BNSF from June 1999 until 2000. He held the offices of Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Krebs also served as a director of UAL Corporation (2006-October 2010) and Phelps Dodge Corporation, a mining company (now doing business as Freeport-McMoRan Copper & Gold, Inc.), from 1987 to 2006.

Mr. Krebs’ career at BNSF has provided him with wide-ranging operating and management experience as a chief executive officer of a large, highly regulated company focused on meeting the needs of industry in the U.S. and Canada. He brings to our Board of Directors extensive experience in corporate strategy, business development and finance. In addition, his service on several public company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to other areas of Board responsibility including governance and executive compensation.

Philip A. Laskawy

Philip A. Laskawy has been a member of our Board of Directors since July 10, 2009 and serves on the Audit (Chair) and Finance and Risk Policy Committees. He was also a member of the Board of Old GM from 2003 to July 2009. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young LLP from 1994 to 2001. Mr. Laskawy is non-executive Chairman of the Board of Directors of the Federal National Mortgage Association and a director of Henry Schein, Inc., Lazard Ltd, and Loews Corporation. He also served as a director of The Progressive Corporation (2001-2007) and Discover Financial Services (2007-2008).

As the former Chairman and Chief Executive Officer of Ernst & Young LLP, Mr. Laskawy brings to GM both extensive audit and financial reporting expertise as well as his managerial and operational experience as a former chief executive officer of one of the four major international public accounting firms. With nearly 40 years of public accounting experience, Mr. Laskawy has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Furthermore, his service on several public company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of audit and risk assessment.

Kathryn V. Marinello

Kathryn V. Marinello has been a member of our Board of Directors since July 10, 2009 and serves on the Audit and Public Policy Committees. She was also a member of the Board of Old GM from 2007 to July 2009. Ms. Marinello has been Chairman and Chief Executive Officer of Stream Global Services, Inc., a premium business process outsource (BPO) service provider specializing in customer relationship management for Fortune 1,000 companies, since August 2010. Prior to that, Ms. Marinello served as senior advisor and consultant at both Providence Equity Partners LLC, a private equity firm, and Ares Capital Corporation, a specialty finance company, since June 2010. She served as Chairman and Chief Executive Officer of Ceridian Corporation, an information services company in the human resource, retail, and transportation markets from December 2007 to January 2010. Prior to that, she held the offices of President and Chief Executive Officer from 2006 to 2007. Before joining Ceridian, Ms. Marinello served as President and Chief Executive Officer of GE Fleet Services, a division of General Electric Company, from 2002 to October 2006.

Ms. Marinello’s experience in a variety of industries enables her to bring a varied perspective to the GM Board. As Chairman and CEO of Stream Global Services, Inc., she is focused on using information technology to enhance customer service, two areas that are key to our success. Her recent affiliation with Providence Equity Partners gave her insight into communications, media and entertainment, areas that are essential to GM’s ability to grow in new areas such as vehicle infotainment and use of social media for marketing. Ares Capital, one of the largest business development companies, provided her with exposure to the current lending and leveraged financing market. At Ceridian, Ms. Marinello led a business service company providing integrated HR systems, dealing with a wide range of issues including audit and financial reporting, compliance and controls, and mergers and acquisitions. Moreover, as the former President and CEO of GE Fleet Services, Ms. Marinello has significant experience with vehicle fleet sales and financing, and dealer relations and continues to ensure that our Board of Directors considers the customer perspective in its decision-making.

Patricia F. Russo

Patricia F. Russo has been a member of our Board of Directors since July 24, 2009. She is Lead Director and serves on the Executive Compensation (Chair), Directors and Corporate Governance and Finance and Risk Policy Committees. She served as Chief Executive Officer of Alcatel-Lucent from 2006 to 2008. Prior to the merger of Alcatel and Lucent in 2006, she served as Chairman and Chief Executive Officer of Lucent Technologies, Inc. from February 2003 to 2006 and President and Chief Executive Officer from 2002 to 2003. Before rejoining Lucent in January 2002, Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from March 2001 to December 2001. Ms. Russo is currently a director of Alcoa Inc., and Merck & Co. Inc. Prior to its merger with Merck in 2009, Ms. Russo served as a director of Schering-Plough since 1995.

As the chief executive officer of two highly technical, complex companies, Ms. Russo demonstrated leadership that strongly supported her nomination to our Board of Directors. In that capacity she dealt with a wide range of issues including mergers and acquisitions and business restructuring as she led Lucent Technologies, Inc.’s recovery through a severe industry downturn and later a merger with Alcatel, a French company. In addition, she brings to the Board extensive global experience in corporate strategy, finance, sales and marketing, technology and leadership development. Ms. Russo’s service as chair of the governance committee and lead director on the Schering-Plough board provided valuable expertise when she was chosen to be lead director by her fellow members of the GM Board.

Carol M. Stephenson

Carol M. Stephenson has been a member of our Board of Directors since July 24, 2009 and serves on the Directors and Corporate Governance and Executive Compensation Committees. She has been Dean of the Richard Ivey School of Business at The University of Western Ontario (Ivey) since 2003. Prior to joining Ivey, Ms. Stephenson served as President and Chief Executive Officer of Lucent Technologies Canada from 1999 to 2003. Ms. Stephenson is currently a director of Intact Financial Services Corporation (formerly ING Canada), a provider of property and casualty insurance in Canada and Manitoba Telecom Services Inc., a communications provider in Canada. She was a member of the General Motors of Canada Advisory Board from 2005 to July 2009.

Ms. Stephenson’s experience as Dean of the Richard Ivey School of Business and President and Chief Executive Officer of Lucent Technologies Canada provides our Board of Directors with diverse perspective and progressive management expertise in marketing, operations, strategic planning, technology development and financial management. Her experience on boards of companies in a variety of industries provides our Board of Directors with her broad perspective on successful management strategies.

Cynthia A. Telles

Cynthia A. Telles has been a member of our Board of Directors since April 13, 2010 and serves on the Directors and Corporate Governance and Public Policy Committees. She has been on the faculty of the University of California, Los Angeles School of Medicine Department of Psychiatry since 1986 and the Director of the UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic since 1980. Among many corporate and non-profit board memberships, Dr. Telles was recently appointed to the White House Commission on Presidential Scholars by President Obama. She has held several governmental and public service appointments that include serving as a Commissioner for the City of Los Angeles for 13 years. Dr. Telles currently is a member of the board of the Kaiser Foundation Health Plan and Hospitals and Americas United Bank, the largest Hispanic-owned bank based in California. She previously served on the boards of Burlington Northern Santa Fe Corporation from 2009 to 2010 and California United Bank (formerly Sanwa Bank California) from 1994 to 2002.

Dr. Telles’s qualifications for serving as a director include her extensive experience in public and governmental service, as well as public policy and governmental and community relations. In addition, her in-depth understanding of the Hispanic community, which represents the nation’s largest and fastest growing consumer market segment, provides our Board of Directors with valuable insight. Moreover, her previous and current board positions in companies in the health care, transportation and financial industries and in non-profit organizations involved with, among other areas, community development, environmental issues, health care reform, and education, have developed her broad perspective on issues related to corporate social responsibility and governance.

Edward E. Whitacre, Jr.

Edward E. Whitacre, Jr. has been the Chairman of our Board of Directors since July 10, 2009. He served as Chief Executive Officer of our company from December 1, 2009 through August 31, 2010. He is also Chairman Emeritus of AT&T Inc., where he served as Chairman and Chief Executive Officer from 2005 until his retirement in 2007. Prior to the merger with AT&T, Mr. Whitacre served as Chairman and Chief Executive Officer of SBC Communications from 1990 to 2005. He is currently a director of Exxon Mobil Corporation. He also served as a director of Burlington Northern Santa Fe Corporation (1993-February 2010), Anheuser-Busch Companies, Inc. (1988-2008), Emerson Electric Co. (1990-2004), and The May Department Stores Company, now doing business as Macy’s Inc. (1989-2004).

His prior experience as our Chief Executive Officer enables Mr. Whitacre to provide the Company’s Board of Directors with insight and information related to the Company’s strategy, operations, and business. His prior experience as the Chief Executive Officer of AT&T Inc. and its predecessor companies provided him with the ability to lead a highly competitive, highly-regulated consumer products business through significant change. During his tenure, which began with SBC Communications, Mr. Whitacre led the company through a series of mergers and acquisitions, including that of AT&T in 2005, to create the nation’s largest provider of local, long distance and wireless services. On August 11, 2010, Mr. Whitacre announced his intention to retire from his position as Chairman of the Board by the end of 2010.

Executive Officers

The names and ages, as of October 31, 2010, of our executive officers, other than Messrs. Akerson and Girsky, who are discussed above, and their positions and offices with General Motors are as follows:

Name and (Age)	Positions and Offices
Christopher P. Liddell (52)	Vice Chairman and Chief Financial Officer
Thomas G. Stephens (62)	Vice Chairman, Global Product Operations
Timothy E. Lee (59)	President, GM International Operations
David N. Reilly (60)	President, GM Europe
Mark L. Reuss (47)	President, GM North America
Daniel Ammann (38)	Vice President, Finance and Treasurer
Jaime Ardila (55)	President, GM South America
Mary T. Barra (48)	Vice President, Global Human Resources
Selim Bingol (50)	Vice President, Communications
Nicholas S. Cyprus (57)	Vice President, Controller and Chief Accounting Officer
Terry S. Kline (48)	Vice President, Information Technology and Chief Information Officer
Michael P. Millikin (62)	Vice President and General Counsel

There are no family relationships, as defined in Item 401 of Regulation S-K, between any of the officers named above, and there is no arrangement or understanding between any of the officers named above and any other person pursuant to which he or she was selected as an officer. Each of the officers named above was elected by the Board of Directors or a committee of the Board to hold office until the next annual election of officers and until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Board of Directors elects the officers immediately following each annual meeting of the stockholders and may appoint other officers between annual meetings.

Christopher P. Liddell joined GM as Vice Chairman and Chief Financial Officer in January 2010 and leads our financial and accounting operations on a global basis. Before joining GM, Liddell was CFO for Microsoft Corporation from May 2005 until December 2009, where he was responsible for leading their worldwide finance organization. Mr. Liddell had previously served as CFO at International Paper Co.

Thomas G. Stephens was named Vice Chairman, Global Product Operations in December 2009. He had been associated with Old GM since 1969. Mr. Stephens had been Vice Chairman, Global Product Development since July 10, 2009, and Vice Chairman, Global Product Development for Old GM since April 1, 2009. On January 1, 2007, Mr. Stephens was appointed Group Vice President Global Powertrain and Global Quality and became Executive Vice President on March 3, 2008. He was named Group Vice President for Global Powertrain on July 1, 2001.

Timothy E. Lee was named President, GM International Operations on December 4, 2009. He had been associated with Old GM since 1969. He had been Group Vice President, Global Manufacturing and Labor since October 1, 2009. He was named GM North America Vice President, Manufacturing in January 2006. Mr. Lee became Vice President of Manufacturing of GM Europe, on June 1, 2002.

David N. Reilly was named President, GM Europe on December 4, 2009. He had been associated with Old GM since 1975. He had been Executive Vice President, GM International Operations since August 4, 2009. He was appointed Group Vice President and President, of our former segment, GM Asia Pacific, in July 2006 and had previously been President and Chief Executive Officer of GM Daewoo after leading our transition team in the formation of GM Daewoo beginning in January 2002. Mr. Reilly served as Vice President, for Sales, Marketing, and Aftersales of GM Europe beginning in August 2001.

Mark L. Reuss was appointed President of GM North America on December 4, 2009. He had been associated with Old GM since 1983. Before this appointment, he served briefly as Vice President of Engineering. He managed GM’s operations in Australia and New Zealand as the President and Managing Director of GM Holden, Ltd., from February 2008 until July 2009. In October 2005, Reuss was appointed Executive Director of North America vehicle systems and architecture, and the following year, he was named Executive Director of global vehicle integration, safety, and virtual development. In June, 2001, he was named Executive Director, architecture engineering and GM Performance Division.

Daniel Ammann was named Vice President, Finance and Treasurer of General Motors Company in April 2010. Before joining GM, he was Managing Director and Head of Industrial Investment Banking for Morgan Stanley, a position he held since 2004. During his 11 years at Morgan Stanley, he was instrumental in many high profile assignments spanning a variety of technology, service, and manufacturing clients.

Jaime Ardila was appointed President of GM South America, effective July 1, 2010, with responsibility for operations in South America. He had been associated with Old GM since 1984. He had served as President and Managing Director of GM Mercosur since November 1, 2007, with responsibility for GM operations in Brazil, Argentina, Uruguay, Paraguay, Chile, Bolívia and Peru. Prior to this position, he was Vice President and Chief Financial Officer of GM Latin America, Africa and Middle East since March 1, 2003.

Mary T. Barra was named Vice President, Global Human Resources on July 30, 2009. She had been associated with Old GM since 1980. Prior to this appointment, she had been Vice President, Global Manufacturing Engineering since February 2008. She had been Executive Director, Vehicle Manufacturing Engineering since January 2005, with global responsibility for General Assembly; Controls, Conveyors, Robotics and Welding; Paint and Polymer, and Advanced Vehicle Development Centers; Industrial Engineering, Global Manufacturing System Implementation, and Pre-Production Operations.

Selim Bingol was appointed Vice President, Communications on March 8, 2010, with overall responsibility for our global communications. Most recently, he served as Senior Vice President and senior partner with Fleishman-Hillard, where he specialized as a senior communications strategist to large international clients across diverse industries. He was Senior Vice President-Corporate Communications at AT&T Corporation from December 2004 until August 2007.

Nicholas S. Cyprus was named Vice President, Controller and Chief Accounting Officer on August 4, 2009. He had been associated with Old GM since December 2006, when he became Controller and Chief Accounting Officer. Prior to joining Old GM, he was Senior Vice President, Controller and Chief Accounting Officer for the Interpublic Group of Companies from May 2004 to March 2006. From 1999 to 2004, Mr. Cyprus was Vice President, Controller and Chief Accounting Officer at AT&T Corporation.

Terry S. Kline was named Vice President, Information Technology and Chief Information Officer on October 1, 2009. He had been associated with Old GM since December 2000. Previously, Mr. Kline was the Global Product Development Process Information Officer and was responsible for coordinating product development process re-engineering activities and the implementation of associated information systems across GM business sectors. From December 2004 until December 2007, he served as the Chief Information Officer for GM Asia Pacific.

Michael P. Millikin was appointed Vice President and General Counsel on July 20, 2009, with overall global responsibility for the legal affairs of GM. He had been associated with Old GM since 1977. Mr. Millikin was appointed Assistant General Counsel in June 2001 and became Associate General Counsel in June 2005. He is a member of the board of directors of GM Daewoo and the Supervisory Board of Adam Opel GmbH.

Board Designation Rights

Pursuant to the Stockholders Agreement, so long as the New VEBA holds at least 50% of the shares of our common stock it held at the date of the Stockholders Agreement, the New VEBA shall have the right to designate one nominee to our Board of Directors (which designation shall be subject to the consent of the UAW and, if the designated nominee is not independent within the meaning of New York Stock Exchange (NYSE) rules, to the consent of the UST, which consent of the UST is not to be unreasonably withheld). Immediately following this offering, the New VEBA will own approximately 66.1% (61.0% if the underwriters in the offering of our common stock exercise their over-allotment option in full) of the shares of our common stock that it held at the date of the Stockholders Agreement. Following this offering, for so long as the New VEBA has the right to designate one nominee to our Board of Directors, subject to our Board of Directors’ approval, our Board of Directors shall nominate the New VEBA nominee to be elected a member of our Board of Directors and include the New VEBA nominee in our proxy statement and related materials in respect of the election to which the nomination pertains. Following this offering, the UST and Canada Holdings will no longer have the right under the Stockholders Agreement to designate nominees for election to our Board of Directors.

See the section of this prospectus entitled “Certain Stockholder Agreements—Stockholders Agreement” for additional information about the Stockholders Agreement.

Corporate Governance

In our Board’s judgment, the rapid and severe changes in our business and our management that have occurred during the past year and the importance of reestablishing ourselves as a successful, stable company demands the continuity, efficiency, and centralized control that is provided by having a single individual act both as Chairman and CEO. On December 1, 2009, our Board requested Mr. Whitacre, the Chairman, to assume the role of CEO, following the resignation of Frederick A. Henderson, and in January 2010 our Board and Mr. Whitacre reaffirmed this decision. On August 11, 2010, the Board elected Daniel F. Akerson to be CEO effective September 1, 2010. Mr. Whitacre will remain Chairman of the Board until the end of 2010, since in the Board’s judgment his continued involvement as Chairman while Mr. Akerson establishes himself as CEO will ensure a smooth transition and promote continuity during a time we are striving to maintain our successful momentum while undertaking this offering. Our Board has designated Mr. Akerson to serve as Chairman after Mr. Whitacre’s departure in light of the advantages that have resulted from combining the positions under Mr. Whitacre. Our Board may reconsider its determination to have a single individual act both as Chairman and CEO from time to time based on changes in our circumstances.

On March 2, 2010, our Board designated Patricia F. Russo as its Lead Director. During the time that the roles of Chairman and Chief Executive Officer are combined in one person, our Board believes that a Lead Director will provide guidance to the non-management directors in their active oversight of management, including the Chairman and CEO. Under the policy adopted on the same day, the Board’s Lead Director calls all executive sessions of our non-management directors, sets the agendas, chairs the sessions, and advises the Chairman and CEO of any actions taken. Agendas for Board meetings, which are established by the Chairman using input from other directors, are reviewed and approved by the Lead Director, along with Board meeting schedules and materials. The Lead Director also serves as a liaison between the Chairman and CEO and other directors, assists the Chairman and CEO in the recruiting and orientation of new directors, presides at Board meetings when the Chairman is not present, and assumes additional responsibilities as determined by our non-management directors. Finally, the Lead Director is available for consultation and direct communication with major stockholders, if requested.

Following this offering, nominations for the election of directors shall be made by the Board in accordance with the Stockholders Agreement and pursuant to the recommendations by the Board’s Directors and Corporate Governance Committee (the Governance Committee), or by any stockholder entitled to vote for the election of directors who complies with the requirements of applicable law and of our Bylaws.

The Governance Committee is responsible for identifying potential candidates for Board membership and making its recommendations to the full Board. In assessing potential candidates the Governance Committee seeks to consider individuals with a broad range of business experience and diverse backgrounds. The Governance Committee also considers it desirable that each candidate contribute to the Board’s overall diversity—diversity being broadly defined to mean a variety of opinions, perspectives, personal and professional experiences, and backgrounds, such as gender, race, ethnicity, or country of origin.

The selection of qualified directors is complex and crucial to our long-term success. Potential candidates for election to the Board are evaluated based upon criteria that include:

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The nature and depth of their experience in business, government, and non-profit organizations, and whether they are likely to be able to make a significant and immediate contribution to the Board’s discussion and decision making concerning the broad array of complex issues facing the Company;

•	Their demonstrated commitment to the highest ethical standards and the values of the Company;

•	Their special skills, expertise, and experience that would complement or expand that of the current directors;

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Their ability to take into account and balance the legitimate interests and concerns of all our stockholders and other stakeholders effectively, consistently, and appropriately in reaching decisions; and

•	Their global business and social perspective, personal integrity, and sound judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge of our Company and the global automotive industry. To assist in the identification and evaluation of qualified director candidates, the Governance Committee, on occasion, has engaged search firms that specialize in providing services for the identification and evaluation of candidates for election to corporate boards.

Our Board’s primary function is oversight of management, directly and through its various committees, so that identifying and addressing the risks and vulnerabilities that we face is an important component of the Board’s responsibilities, whether monitoring ordinary operations or considering significant plans, strategies, or proposed transactions. The risk management process that we have established is overseen by the Board’s Audit Committee, which is also responsible for oversight of risk issues associated with our overall financial reporting and disclosure process and with legal compliance as well as reviewing policies on risk control assessment and accounting risk exposure. The Board’s Finance and Risk Policy Committee, created on August 3, 2010, assists the Board in overseeing other aspects of risk management, including our risk management framework, our risk management and risk assessment policies regarding market, credit, liquidity and funding risks, and our risk tolerance, including risk tolerance levels and limits. In addition, each of our other Board committees oversees the risks within its area of responsibility. For example, the Executive Compensation Committee (the Compensation Committee) considers the risks that may be implicated by our executive compensation programs. While the Board is ultimately responsible for risk oversight, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Director Independence

Pursuant to our Bylaws and the Stockholders Agreement, at least two-thirds of our directors must be independent within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, as determined by our Board of Directors.

The Governance Committee assesses the independence of each director and makes recommendations to the Board as to his or her independence both by using the quantitative criteria in the Board’s Corporate Governance Guidelines and by determining whether he or she is free from any qualitative relationship that would interfere with the exercise of independent judgment.

Section 2.10 of our Bylaws incorporates, by reference, the independence criteria of the SEC and NYSE, and the Board’s Corporate Governance Guidelines set forth our standards for director independence, which are based on all the SEC and NYSE requirements. The Board’s Corporate Governance Guidelines provide that an independent director must satisfy all of the following criteria:

•	During the past three years, we have not employed the director, and have not employed (except in a non-executive capacity) any of his or her immediate family members.

•

During any twelve-month period within the last three years, the director has not received more than $120,000 in direct compensation from us other than director fees or other forms of deferred compensation. No immediate family members of the director have received any compensation other than for employment in a non-executive capacity.

•

The director or an immediate family member is not a current partner of a firm that is our internal or external auditor; the director is not an employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and personally works on our audit; or the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

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During the past three years, neither the director nor any of his or her immediate family members has been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee (or its equivalent) of another company that employs the director.

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During the past three years, neither the director nor any of his or her immediate family members has been employed (except, in the case of family members, in a capacity other than an executive officer) by one of our significant suppliers or customers or any affiliate of such supplier or customer. For the purposes of this standard, a supplier or customer is considered significant if its sales to, or purchases from, us represent the greater of $1 million or 2% of our or the supplier’s or customer’s consolidated gross revenues.

In addition to satisfying all of the foregoing requirements, a director is not considered independent if he or she has, in the judgment of the Board, any other “material” relationship with the Company, other than serving as a director that would interfere with the exercise of his or her independent judgment.

Consistent with the standards described above, the Board has reviewed all relationships between the Company and the members of the Board, considering quantitative and qualitative criteria, and affirmatively has determined that, other than Messrs. Whitacre, Akerson and Girsky, all of the directors are independent according to the definition in the Board’s Corporate Governance Guidelines, which is based on the standards of the SEC and NYSE.

Our Bylaws and Corporate Governance Guidelines are available on our website at http://investor.gm.com, under “Corporate Governance.”

Code of Ethics

We have adopted a code of ethics that applies to our directors, officers, and employees, including the Chairman and Chief Executive Officer, the Vice Chairman and Chief Financial Officer, the Vice President, Controller and Chief Accounting Officer, and any other persons performing similar functions. The text of our code of ethics, “Winning With Integrity,” is posted on our website at http://investor.gm.com, under “Corporate Governance.” We will provide a copy of the code of ethics without charge upon request to the Corporate Secretary, General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P. O. Box 300, Detroit, Michigan 48265-3000.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, an Executive Compensation Committee, a Directors and Corporate Governance Committee, a Public Policy Committee and a Finance and Risk Policy Committee. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. The composition of each committee will comply with the listing requirements and other rules of the New York Stock Exchange and the Toronto Stock Exchange.

Audit Committee

Our Board of Directors has a standing Audit Committee to assist the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by us to stockholders and others; our system of internal controls; our compliance procedures for the employee code of ethics and standards of business conduct; and our audit, accounting, and financial reporting processes. Erroll B. Davis, Jr., Robert D. Krebs, Philip A. Laskawy (Chair) and Kathryn V. Marinello comprise the Audit Committee. Our Board has determined that all of the members of the Audit Committee are independent, financially literate, and have accounting or related financial management expertise as required by the NYSE. The Board also has determined that Mr. Davis, Mr. Krebs, Mr. Laskawy and Ms. Marinello all qualify as “audit committee financial experts” as defined by the SEC. Currently, Mr. Laskawy serves on the audit committees of four public companies in addition to GM. The Board has determined, in light of Mr. Laskawy’s depth of knowledge and experience and time available as a retiree, that this simultaneous service does not impair his ability to function as a member and the Chair of the Audit Committee.

Executive Compensation Committee

Our Board of Directors has a standing Executive Compensation Committee. The members of our Compensation Committee are David Bonderman, E. Neville Isdell, Patricia F. Russo (Chair) and Carol M. Stephenson.

Although Mr. Whitacre was a member of the Compensation Committee during 2009, he is no longer a member. His membership was suspended when he initially agreed to serve as CEO in December 2009, and he resigned from the Compensation Committee after the Board reaffirmed his appointment as CEO in January 2010. The Chair of the Compensation Committee has invited Mr. Whitacre and Mr. Akerson to participate in meetings of the Compensation Committee, as appropriate. None of the members of our Compensation Committee are eligible to participate in any of the compensation plans or programs it administers.

The Compensation Committee’s overall objective is to ensure that our compensation policies and practices support the recruitment, development, and retention of the executive talent needed for the long-term success of the Company. In doing this, the Compensation Committee must balance the need to provide competitive compensation and benefits with the guidelines and requirements of the UST Credit Agreement and the TARP regulations as they apply to Exceptional Assistance Recipients. Working with the Office of the Special Master, the Compensation Committee reviewed and approved corporate goals and objectives related to compensation and set individual award targets for the CEO and Named Executive Officers as well as our Senior Leadership Group (the SLG) and certain other employees subject to its review.

Directors and Corporate Governance Committee

Our Board of Directors has a standing Directors and Corporate Governance Committee. David Bonderman, Robert D. Krebs (Chair), Patricia F. Russo, Carol M. Stephenson and Cynthia A. Telles comprise our Governance Committee. The Governance Committee gives direction and oversight to the identification and evaluation of potential Board candidates and ultimately recommends candidates to be nominated for election to the Board (in accordance with the terms of the Stockholders Agreement). It periodically conducts studies of the appropriate size and composition of the Board and reviews and makes recommendations concerning compensation for non-employee directors. The Governance Committee is also responsible for reviewing and proposing revisions to the Board’s Corporate Governance Guidelines and Delegation of Authority; recommending memberships, rotation, and Chairs for all committees of the Board; and contributing to the process of setting the agendas for the executive sessions of the Board.

Public Policy Committee

Our Board of Directors has a standing Public Policy Committee. Stephen J. Girsky, E. Neville Isdell (Chair), Kathryn V. Marinello and Cynthia A. Telles comprise our Public Policy Committee. The Public Policy Committee fosters our commitment to operate the business worldwide in a manner consistent with the rapidly changing demands of society. Topics reviewed by the Public Policy Committee include our strategies and plans in the areas of advanced technology, fuel economy, environmental and energy performance, global climate, research and development, automotive safety, diversity, health care, education, communications, government relations, employee health and safety, trade, and philanthropic activities. The Public Policy Committee provides public policy guidance to management to support our progress in growing the business globally within the framework of our core values to ensure that GM is strongly positioned to compete today and into the future.

Finance and Risk Policy Committee

Our Board of Directors has a standing Finance and Risk Policy Committee. Daniel F. Akerson (Chair), Erroll B. Davis, Jr., Stephen J. Girsky, Philip A. Laskawy and Patricia F. Russo comprise our Finance and Risk Policy Committee. The Finance and Risk Policy Committee is responsible for assisting the Board in its oversight of our financial policies and strategies, including our capital structure. It is also responsible for assisting the Board in its oversight of our risk management strategies and policies, including overseeing management of market, credit, liquidity and funding risks. In addition, the Finance and Risk Policy Committee periodically receives reports regarding our U.S. employee benefit plans for the purpose of reviewing the administration, financing, investment performance, risk and liability profile, and funding of such plans, in each case including with respect to regulatory compliance.

Non-Employee Director Compensation

Compensation for our non-employee directors is set by our Board at the recommendation of the Governance Committee. Pursuant to the Board’s Corporate Governance Guidelines, the Governance Committee is responsible for conducting an annual assessment of non-employee director compensation. The Governance Committee compares our Board’s compensation to compensation paid to directors at peer companies having similar size, scope and complexity.

Only non-employee directors receive fees for serving on the Board. Non-employee directors are not eligible to participate in the Savings-Stock Purchase Program (S-SPP), which is described in the section of this prospectus entitled “Executive Compensation—Retirement Programs Applicable to Executive Officers,” nor any of the retirement programs for our employees. Other than as described in this section, there are no separate benefit plans for directors.

Non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors. Under our Expense Policy, members of the Board may use charter aircraft for travel only in North America and only when a clear business rationale is stated. The Governance Committee periodically monitors the use of charter aircraft.

To familiarize directors with our product line, we provide the use of a company vehicle on a six-month rotational basis, and directors are expected to submit product evaluations to us. In addition, we pay for the cost of personal accident insurance coverage, and until January 1, 2010, we paid the cost of personal liability insurance coverage.

Old GM Board of Directors

Members of the Old GM Board of Directors served until July 10, 2009, when the 363 Sale closed and our Board was constituted. The Old GM Board voluntarily agreed to reduce its total compensation for 2009, including annual Board retainer, retainers for Committee Chairs and Audit Committee membership, and fees for excess meetings and special services, to one dollar effective January 1, 2009. Prior to 2009, each non-employee director of Old GM received an annual Board retainer of $200,000 on a pro rata basis effective March 1, 2008, which was voluntarily reduced from time to time. Under the General Motors Corporation Compensation Plan for Non-Employee Directors (Old GM Director Compensation Plan), Old GM non-employee directors were required to defer at least 70% of their annual Board retainer (i.e., $140,000) into share units of its common stock and could elect to receive the remaining compensation in cash or to defer in cash-based alternatives or share units.

The Old GM Director Compensation Plan remains in place with respect to past deferrals of compensation to former directors of Old GM, including those who are now members of our Board. Old GM directors who deferred compensation into share units of common stock are not expected to receive any value for this deferred compensation under the Chapter 11 Proceedings. In addition, deferred cash-based account balances were reduced by ten percent for Old GM non-employee directors effective September 8, 2009, in line with the penalty incurred by Old GM executives on early withdrawal of their deferred cash account balances. Interest on fees deferred in cash-based alternatives was credited monthly to the directors’ accounts. Old GM did not credit interest at above-market rates. In general, Old GM did not pay deferred amounts until January following the director’s retirement or separation from the Old GM Board. Old GM then paid those amounts, either in lump sum or in annual installments for up to ten years based on the director’s deferral election. (Members of the Old GM Board who are now serving on our Board will not receive their deferred amounts until after they leave our Board.)

2009 Old GM Non-Employee Director Compensation

Director (a)	Fees Earned or Paid in Cash	All Other Compensation (b)	Total
	$	$	$
Percy N. Barnevik	0	2,882	2,882
Erskine B. Bowles	1	10,250	10,251
John H. Bryan	1	32,586	32,587
Armando M. Codina	1	8,004	8,005
Erroll B. Davis, Jr.	1	7,880	7,881
George M.C. Fisher	1	25,616	25,617
E. Neville Isdell	1	4,316	4,317
Karen Katen	1	4,724	4,725
Kent Kresa	1	8,021	8,022
Philip A. Laskawy	1	7,727	7,728
Kathryn V. Marinello	1	7,650	7,651
Eckhard Pfeiffer	1	19,585	19,586

(a) Mr. Barnevik resigned from the Old GM Board effective February 3, 2009. The other directors resigned from the Old GM Board in early July 2009, either before or immediately after the closing of the 363 Sale.

(b) “All Other Compensation” is comprised of interest paid on deferred cash-based accounts; incremental costs for the use of company vehicles and reimbursement of associated taxes until August 1, 2009; and the costs associated with personal accident and liability insurances.

All Other Compensation

Totals for amounts reported as “All Other Compensation” in the preceding “2009 Old GM Non-Employee Director Compensation” table are described below:

Director	Aggregate Earnings on Deferred Compensation	Company Vehicle (a)	Tax Reimbursement (b)	Other (c)	Total
	($)	($)	($)	($)	($)
Percy N. Barnevik	0	1,905	532	445	2,882
Erskine B. Bowles (e)	0	6,984	2,771	495	10,250
John H. Bryan (d)(e)	23,112	5,714	3,690	70	32,586
Armando M. Codina (e)	0	4,444	3,065	495	8,004
Erroll B. Davis, Jr.	744	3,810	3,035	291	7,880
George M.C. Fisher (d)(e)	19,574	3,175	2,372	495	25,616
E. Neville Isdell	0	3,810	436	70	4,316
Karen Katen (e)	0	2,540	1,689	495	4,724
Kent Kresa	604	3,810	3,316	291	8,021
Philip A. Laskawy	0	3,810	3,626	291	7,727
Kathryn V. Marinello	0	3,810	3,549	291	7,650
Eckhard Pfeiffer (d)(e)	7,056	6,984	5,050	495	19,585

(a) Includes incremental costs for company vehicles which are calculated based on the average monthly cost of providing vehicles to all directors, including lost sales opportunity and incentive costs, if any; insurance claims, if any; licensing and registration fees; and use taxes.

(b) Directors were charged with imputed income based on the lease value of the vehicle driven and reimbursed for associated taxes until August 1, 2009.

(c) Reflects cost of premiums for providing personal accident and personal umbrella liability insurance. If a director elected to receive coverage, the taxes related to the imputed income are the responsibility of the director.

(d) We administered the Old GM Director Compensation Plan after July 9, 2009. Amounts shown under “Aggregate Earnings on Deferred Compensation” for Mr. Bryan, Mr. Fisher, and Mr. Pfeiffer include interest credited to their deferred cash-based accounts in 2009 including the period subsequent to July 9, 2009.

(e) Following their resignation from the Old GM Board, Mr. Bowles, Mr. Bryan, Mr. Codina, Mr. Fisher, Ms. Katen and Mr. Pfeiffer were requested to turn in their company vehicles as soon as practicable because they did not join our Board. We paid for the costs related to providing company vehicles during the transition period which followed the closing of the 363 Sale in addition to costs related to selling company vehicles to certain former directors. Directors were charged imputed income for use of these vehicles and were responsible for associated taxes beginning August 1, 2009.

General Motors Board of Directors

Following the recommendation of the Governance Committee, our Board determined that effective July 10, 2009, each member of the Board who is not an employee would be paid, in cash, an annual retainer of $200,000 for service on the Board and, if applicable, one or more of the following annual retainers: (1) $10,000 for service as Chair of any Board committee; (2) $20,000 for service on the Audit Committee; and (3) $150,000 for service as the Chairman of the Board. In addition, until August 1, 2009, the members of the Board could be reimbursed for taxes related to income imputed to them for the use of company cars provided to non-employee directors.

Upon joining the Board, Mr. Bonderman requested that his annual retainer of $200,000 for service on the Board be reduced to one dollar. Effective August 2010, his annual Board retainer of $200,000 was reinstated.

On March 2, 2010, the Governance Committee approved an additional annual retainer of $10,000 for service as Lead Director, consistent with the annual retainer paid to the Chair of any Board committee.

Mr. Whitacre will receive director’s and Chairman’s fees totaling $300,000 for his service as Chairman of the Board for the period from September 1, 2010 through December 31, 2010. Mr. Whitacre stepped down from his position as Chief Executive Officer of the Company on September 1, 2010 and thus will receive only that portion of his salary and salary stock earned prior to his termination date, and will not be granted any restricted stock units.

On October 5, 2010, our Board adopted the General Motors Company Deferred Compensation Plan for Non-Employee Directors (New GM Director Compensation Plan). Under the New GM Director Compensation Plan, which takes effect January 1, 2011, non-employee directors will be required to defer 50% of their annual Board retainer (i.e., $100,000) into share units of our common stock and may elect to receive the remainder of the Board retainer in cash or to defer either 50% or 100% in additional share units of our common stock. Amounts deferred and credited as share units under this plan are not available until after the director retires or otherwise leaves the Board. After leaving the Board, the director receives a cash payment or payments under this plan based on the number of shares in the director’s account, valued at the average daily closing market price for the quarter immediately preceding payment. Directors are paid in a lump sum or in annual installments for up to five years based on their deferral elections.

The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of service. The fees listed in the table below reflect any pro-rata adjustments that occurred in the year ended December 31, 2009.

2009 GM Non-Employee Director Compensation

Director	Fees Earned or Paid in Cash (a)	All Other Compensation (b)	Total
	$	$	$
Daniel F. Akerson (d) (f)	91,667	1,444	93,111
David Bonderman (d)	1	1,095	1,096
Erroll B. Davis, Jr. (c)	108,333	3,337	111,670
Stephen J. Girsky (c)	100,000	76,792	176,792
E. Neville Isdell (c)	104,167	2,286	106,453
Robert D. Krebs (d)	83,333	1,095	84,428
Kent Kresa (c) (e)	112,500	3,242	115,742
Philip A. Laskawy (c)	112,500	2,815	115,315
Kathryn V. Marinello (c)	100,000	2,958	102,958
Patricia A. Russo (d)	87,500	1,095	88,595
Carol M. Stephenson (d)	83,333	1,820	85,153

(a) Includes annual retainer fees, Chair and Audit Committee fees. Fees for excess meetings and special services were eliminated effective July 10, 2009.

(b) “All Other Compensation” includes among other items incremental costs for the use of company vehicles and reimbursement of associated taxes until August 1, 2009; and the costs associated with personal accident and liability insurances.

(c) Following their resignations from the Old GM Board, Mr. Davis, Mr. Isdell, Mr. Kresa, Mr. Laskawy, and Ms. Marinello joined our Board on July 10, 2009. Mr. Girsky and Mr. Whitacre also joined our Board on the same day. (Mr. Whitacre’s compensation as a director is reflected in the Summary Compensation Table.)

(d) Mr. Akerson, Mr. Bonderman, Mr. Krebs, Ms. Russo and Ms. Stephenson joined the Board on July 24, 2009.

(e) Mr. Kresa retired from the Board effective August 3, 2010.

(f) Mr. Akerson became our Chief Executive Officer on September 1, 2010.

All Other Compensation

Totals for amounts reported as “All Other Compensation” in the preceding “2009 GM Non-Employee Director Compensation” table are described below:

Director	Aggregate Earnings on Deferred Compensation	Company Vehicle (a)	Tax Reimbursement (b)	Other (c)	Total
	($)	($)	($)	($)	($)
Daniel F. Akerson	0	1,394	0	50	1,444
David Bonderman	0	1,045	0	50	1,095
Erroll B. Davis, Jr. (e)	650	2,091	342	254	3,337
Stephen J. Girsky (d)	0	1,742	0	75,050	76,792
E. Neville Isdell	0	2,091	145	50	2,286
Robert D. Krebs	0	1,045	0	50	1,095
Kent Kresa (e)	523	2,091	374	254	3,242
Philip A. Laskawy	0	2,091	470	254	2,815
Kathryn V. Marinello	0	2,091	613	254	2,958
Patricia A. Russo	0	1,045	0	50	1,095
Carol M. Stephenson	0	1,742	28	50	1,820

(a) Includes incremental costs for company vehicles which are calculated based on the average monthly cost of providing vehicles to all directors, including lost sales opportunity and incentive costs, if any; insurance claims, if any; licensing and registration fees; and use taxes.

(b) Directors were charged with imputed income based on the lease value of the vehicle driven and reimbursed for associated taxes until August 1, 2009.

(c) Reflects cost of premiums for providing personal accident and personal umbrella liability insurance. If a director elected to receive coverage, the taxes related to the imputed income are the responsibility of the director. Effective January 1, 2010, we no longer pay for the cost of providing personal umbrella liability insurance.

(d) “Other” amount for Mr. Girsky reflects additional compensation received in the form of salary stock for his services as Senior Advisor to the Office of the Chairman in December 2009. See the section of this prospectus entitled “Certain Relationships and Related Party Transactions” for more information.

(e) We assumed the Old GM Director Compensation Plan, and it remains in place with respect to past deferrals of compensation to Old GM directors who are members of our Board.

Compensation Committee Interlocks and Insider Participation

No executive officer of GM served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the year ended December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section contains a discussion of our executive compensation programs and our analysis of the compensation decisions affecting our Named Executive Officers during the year ended December 31, 2009, as well as a review of executive compensation programs related to Old GM.

Compensation Discussion and Analysis — Old GM

Prior to the Chapter 11 Proceedings and 363 Sale, Old GM’s Compensation Committee had overall responsibility for the development and administration of Old GM’s executive compensation program and executive benefit plans. Old GM’s Compensation Committee established the compensation philosophy and strategy; set the base salary and incentive opportunities for Old GM’s CEO and SLG; established performance measures and objectives for Old GM’s CEO and SLG; determined whether, and to what extent, the performance objectives were achieved; recommended to the Old GM Board the amount of incentive compensation to be paid to the Old GM CEO and Old GM SLG; and was responsible for amending and modifying Old GM’s executive compensation benefit plan. Old GM’s Compensation Committee also recommended to the Old GM Board perquisites and non-qualified benefits for the Old GM CEO, and approved such benefits for the Old GM SLG, as well as any employment or consulting agreements and severance arrangements for Old GM SLG members.

Prior to the Chapter 11 Proceedings, the Old GM Compensation Committee consisted of the following directors: Mr. John H. Bryan (Chair), Mr. Erskine B. Bowles, Mr. Armando Codina, Mr. George M. C. Fisher, and Ms. Karen Katen. The Old GM Compensation Committee met five times between January 1 and July 9, 2009. All the members of the Old GM Compensation Committee resigned from the Board of Directors of Old GM by July 10, 2009.

Resignation of Mr. Wagoner and Appointment of Mr. Henderson. On March 29, 2009, Mr. Wagoner resigned as a director and stepped down from his positions as Chairman of the Board and Chief Executive Officer of Old GM. On the same date, Mr. Henderson was appointed President and Chief Executive Officer and elected to the Board of Directors of Old GM.

UST Loan Agreement Executive Compensation Limitations. Under the terms of the UST Loan Agreement, first effective on December 31, 2008, Old GM was required to comply with certain limitations on executive compensation. The most significant of these included:

•	Prohibition of any severance payable to an “SEO” (Senior Executive Officer who is also a Named Executive Officer) and the next five most highly compensated employees (the MHCEs);

•	No tax deduction for any compensation in excess of $500,000 paid to an SEO;

•	Prohibition of any bonus or incentive compensation payments to or accruals for the 25 MHCEs (including the SEOs), unless otherwise approved by the UST;

•	Prohibition from adopting or maintaining any compensation plan that would encourage manipulation of reported earnings;

•	Clawback of any bonuses or other compensation paid to any SEO in violation of any of the executive compensation provisions of the UST Loan Agreement;

•

Prohibitions on incentives for SEOs that might encourage them to take unnecessary or excessive risks and a requirement that the Committee review SEO compensation arrangements with the chief risk officer within 120 days of entering into the UST Loan Agreement and quarterly thereafter; and

•	Prohibition on owning or leasing private aircraft and limitations on expenditures for corporate events, travel, consultants, real estate, and corporate offices.

These provisions also prohibited the payment of all outstanding equity awards granted prior to December 31, 2008 and disclosed in the section of this prospectus below entitled “—Outstanding Equity Awards at December 31, 2009” to the Named Executive Officers unless approved by the UST.

Bankruptcy Proceedings. On June 1, 2009, Old GM filed a motion for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. In connection with the Chapter 11 Proceedings on July 10, 2009, we completed the 363 Sale and executed the UST Credit Agreement. The UST Credit Agreement reiterated the provisions of the UST Loan Agreement with respect to executive compensation and incorporated the requirements of the TARP Standards.

Treasury Interim Final Rule on TARP Standards for Compensation and Corporate Governance and Appointment of Special Master. On June 15, 2009, the UST published its Interim Final Rule on TARP Standards for Compensation and Corporate Governance, including the appointment of a Special Master and requirements for the approval by him of all compensation plans and payments for Old GM’s SEOs and the next 20 MHCEs as well as the compensation structure for Old GM’s top 100 executives.

Base Salaries. At Mr. Wagoner’s recommendation, and with the concurrence of the other executives, Old GM’s Compensation Committee had reduced the base salaries of Old GM’s most senior executives as follows on January 1, 2009:

Mr. G. Richard Wagoner, Jr. — Chairman and Chief Executive Officer	$1.00 Annual Salary
Mr. Frederick A. Henderson — President and Chief Operating Officer	30% Annual Salary Reduction
Mr. Ray G. Young — Executive Vice President and Chief Financial Officer	20% Annual Salary Reduction

The remaining three Old GM Named Executive Officers (Mr. Robert S. Osborne, Mr. Carl-Peter Forster, and Mr. Nick S. Cyprus) received 10% salary reductions on May 1, 2009.

Annual Incentive Plan (AIP). Due to the severe economic downturn and Old GM’s financial condition, no AIP target awards were established for Old GM’s CEO and Old GM’s SLG for 2009.

Long-Term Incentive Awards. In conjunction with the Chapter 11 Proceedings, all unexercised Old GM stock options, unvested restricted stock units, and unvested equity incentive plan awards were left in MLC with no consideration paid to the employees. Old GM did not make any new long-term award grants during 2009.

Perquisites and Benefits. Also, in conjunction with the Chapter 11 Proceedings, Old GM reduced or eliminated certain employee benefits, including the following:

•

Executive Retirement Plan (ERP) — For executives that were still active employees, ERP benefit accruals were reduced by 10% effective with the closing of the 363 Sale. For executives that were retired from Old GM with an annual pension benefit below $100,000, ERP benefits were reduced by 10% effective with the closing of the 363 Sale. In addition, for executives that were retired from Old GM with an annual pension benefit above $100,000, the ERP benefit payable above $100,000 was reduced by two-thirds effective with the closing of the 363 Sale. Additional modifications to the ERP are discussed in the “Retirement Program Applicable to Executive Officers” subsection of this prospectus.

•

Supplemental Life Benefits Program (SLBP) — The SLBP benefit for certain executive retirees was reduced by 50%, effective May 1, 2009. Additional modifications to the SLBP are discussed in footnote (4) of the “All Other Compensation” section.

Compensation Discussion and Analysis — New GM

Our Board of Directors was appointed in July 2009, following the 363 Sale. Upon its appointment, our Board began a review of the senior leadership team to assure that we have the right leadership to return the Company to sustained profitability. Our new leadership team was selected for their strategic orientation and ability to implement decisions quickly and effectively.

Objectives and Elements of Our Compensation Program. As discussed in the section of this prospectus entitled “Management—Committees of the Board of Directors—Executive Compensation Committee,” the Committee must balance the need to provide competitive compensation and benefits with the guidelines and requirements of the UST Credit Agreement and in the TARP regulations as they apply to Exceptional Assistance Recipients. Working with the Special Master, the Committee reviewed and approved corporate goals and objectives related to compensation and set individual compensation amounts for the CEO and Named Executive Officers.

Between July 10 and December 31, 2009, representatives of management and the Compensation Committee met frequently and participated in several telephonic discussions with the Special Master to establish TARP compliant compensation, benefit, and incentive plans. Overall, “TARP compliant” compensation structures for our senior executives, including the Named Executive Officers, must be consistent with the following six general principles articulated by TARP regulations:

•	Risk — The compensation structure should avoid incentives to take unnecessary and excessive risk, e.g., should be paid over a time horizon that takes into account the appropriate risk horizon;

•	Taxpayer Return — The compensation paid should recognize the need for us to remain viable and competitive, and to retain and recruit critical talent;

•	Appropriate Allocation — The structure should appropriately allocate total compensation to fixed and variable pay elements resulting in an appropriate mix of long- and short-term pay elements;

•	Performance-Based Compensation — An appropriate portion of total compensation should be performance based over a relevant performance period;

•	Comparable Structures and Payments — Structures and amounts should be competitive with those paid to persons in similar positions at similarly situated companies; and

•	Employee Contribution to TARP Recipient Value — Compensation should reflect the current and prospective contributions of the individual employee to the value of the Company.

Total Compensation Framework

With these principles in mind, the Special Master determined that the following standards would be applied in setting compensation for our Named Executive Officers:

•

Cash — Base salary should not exceed $500,000 per year, except in appropriate cases for good cause shown. Guarantees of “bonus” or “retention” awards are not permitted for Named Executive Officers. Overall, cash compensation for senior executives was reduced 31% from 2008 levels.

•

Salary stock — comprises the majority of each senior executive’s total annual compensation. Salary stock units (SSUs) vest immediately and are payable in three equal, annual installments beginning on the second anniversary of the quarter in which they were deemed to have been granted, or one year earlier upon certification by our Compensation Committee that repayment of our TARP obligations has commenced.

•

Long-term restricted stock units — should not exceed one-third of total annual compensation and will be based on annual business performance. The restricted stock units will be forfeited unless the employee remains with the Company for at least three years following grant, and will only be redeemed after the third anniversary date of the grant in 25% installments for each 25% installment of our TARP obligations that is repaid.

•

Benefits and perquisites — All “other” compensation and perquisites may not exceed $25,000 for Named Executive Officers except in exceptional circumstances for good cause shown, e.g., payments related to expatriate assignments. No severance benefits may be accrued or tax “gross-ups” paid, and no additional amounts under supplemental executive retirement plans or other “non-qualified deferred compensation” plans could be credited after October 22, 2009 for Messrs. Young, Cole, and Henderson, and after December 11, 2009 for Messrs. Stephens and Lutz.

Total annual compensation for each senior executive reflects the individual’s value to us and was targeted at the 50th percentile of total compensation provided to persons in similar positions or roles at similar companies. Total direct compensation, excluding benefits and perquisites, for senior executives was decreased 24.7% from 2008 levels. All incentives paid to these Named Executive Officers are subject to recovery or “clawback” if payments are later found to be based on materially inaccurate financial statements or other materially inaccurate performance metrics, or if the executive is terminated due to any misconduct that occurred during the period in which the incentive was earned.

Assessing Compensation Competitiveness

With the completion of the 363 Sale, the starting point for our compensation planning was assuring compensation competitiveness and leadership strength. For this reason, although recognizing that our 2009 program would be shaped by the parameters of the TARP regulations for Exceptional Assistance Recipients, we began our planning with a review of our compensation program in comparison to compensation opportunities provided by other large companies. We cannot limit the group to our industry alone because compensation information is not available from most of our major competitors. We also believe it is important to understand the compensation practices for Named Executive Officers at other U.S. based multinationals as it affects our ability to attract and retain diverse talent around the globe.

During 2009, we used a comparator group of 23 companies whose selection was based on the following criteria:

•	Large Fortune 100 companies (annual revenue from $18.4 billion to $477.3 billion);

•	Complex business operations, including significant research and development, design, engineering, and manufacturing functions with large numbers of employees;

•	Global enterprises; and

•	Broad representation across several industries of companies that produce products, rather than services.

2009 Comparator Companies

Company	GICS Category	Company	GICS Category
Ford Motor Company	Consumer Discretionary	Johnson & Johnson	Consumer Staples
Johnson Controls Inc.	Consumer Discretionary	PepsiCo, Inc.	Consumer Staples
Dell Inc.	IT	The Procter & Gamble Company	Consumer Staples
Hewlett-Packard Company	IT	Chevron Corporation	Energy
International Business Machines Corporation	IT	ConocoPhillips	Energy
Alcoa, Inc.	Industrial	Exxon Mobil Corporation	Energy
The Boeing Company	Industrial	Abbott Laboratories	Healthcare
Caterpillar Inc.	Industrial	Pfizer Inc.	Healthcare
General Electric Company	Industrial	Archer Daniels Midland Company	Materials
Honeywell International Inc.	Industrial	E.I. du Pont De Nemours & Company	Materials
Lockheed Martin Corporation	Industrial	The Dow Chemical Company	Materials
United Technologies Corporation	Industrial

Role of Management in Compensation Decisions

During his tenure as CEO, Mr. Henderson believed compensation had an important function in aligning and motivating the executive team to achieve key corporate objectives, and he played an active role in the development of our compensation plans. He personally reviewed the proposed individual compensation of our SLG. Mr. Henderson attended Compensation Committee meetings at the invitation of the committee Chairman and provided input to the Compensation Committee regarding the compensation of the Named Executive Officers reporting to him.

2009 Compensation for Named Executive Officers

Based on the compensation objectives and elements described above, and in cooperation with the Special Master, 2009 compensation was established for our Named Executive Officers listed below and described in the tables below in this “Executive Compensation” section of this prospectus:

Edward E. Whitacre, Jr.	Chairman of the Board and Former Chief Executive Officer
Thomas G. Stephens	Vice Chairman, Global Product Operations
Ray G. Young	Executive Vice President and Chief Financial Officer
Frederick A. Henderson	President and Chief Executive Officer (Separated)
G. Richard Wagoner, Jr.	Chairman of the Board and Chief Executive Officer (Retired)
Robert A. Lutz	Vice Chairman (Retired)
Kenneth W. Cole	Vice President, Global Public Policy and Government Relations (Retired)

Base Salaries and Salary Stock

As noted above in our discussion of TARP principles and Special Master guidelines, cash base salaries for Named Executive Officers of TARP Exceptional Assistance Recipients are not allowed to exceed $500,000 per year, except in appropriate cases approved by the Special Master for good cause shown, e.g., the retention of critical talent and competitive compensation data for individuals in comparable positions. We relied on our comparator information for similar positions to support our recommendations for setting base salaries for each Named Executive Officer. Although cash salaries exceeded the $500,000 guideline in all cases except Mr. Young and Mr. Cole as shown in the table below, they are well below the cash base salaries paid at comparator companies and are supplemented by the amounts set for SSUs for each senior executive.

We finalized our compensation planning for Named Executive Officers with the Special Master in late 2009. Although base salaries had been affected by reductions earlier in 2009, in determining the total annual compensation, including new salary amounts, for Messrs. Stephens, Lutz, Young, Cole, and Henderson, we relied on the comparator data for total compensation at the 50th percentile for each respective position. We then excluded one-third of the value for long-term restricted stock units, and adjusted the allocation between cash and SSUs in accordance with TARP guidelines as follows:

	Cash Salary	SSUs	Total
Mr. Stephens	$900,000	$ 945,833	$1,845,833
Mr. Lutz	$900,000	$1,070,833	$1,970,833
Mr. Young	$500,000	$ 576,668	$1,076,668
Mr. Cole	$500,000	$ 935,543	$1,435,543
Mr. Henderson	$950,000	$2,421,667	$3,371,667

SSUs are determined as a dollar amount through the date salary is earned, accrued at the same time as salary would otherwise be paid, and vest immediately upon grant, with the number of SSUs based on the most current value of the Company on the date of the grant. To assure that our compensation structure appropriately allocates a portion of compensation to long-term incentives, these vested units will become payable in three equal, annual installments beginning on the second anniversary of the quarter in which they were deemed to have been granted, with each installment payable one year earlier upon certification by our Compensation Committee that repayment of our TARP obligations has commenced. SSUs will be payable in cash if settled prior to six months after completion of this offering. Thereafter, settlement of awards will be made in shares of stock. As the compensation plans were not finalized until late in 2009, amounts earned for earlier 2009 pay periods will become payable on their anniversary dates as if they had been credited on a nunc pro tunc basis throughout 2009 beginning January 1, and will be paid on the anniversary of the quarter in which they were deemed to have been granted.

Mr. Whitacre served as our CEO from December 1, 2009 until August 31, 2010. He received no 2009 cash salary or SSU grant as he was not an employee of the Company during 2009. His compensation was paid in the form of a director’s retainer as described in the section of this prospectus below entitled “—Summary Compensation Table.”

Mr. Wagoner retired on August 1, 2009. His compensation was reduced to $1 on January 1, 2009, and he did not receive a salary increase or an SSU grant in 2009. His retirement benefit was determined under the provisions of Old GM Salaried Retirement Program (SRP) and Old GM ERP plans.

“Other” Compensation, Benefits, and Perquisites

Pursuant to TARP regulations, the Special Master determined that no more than $25,000 in total “other” compensation and perquisites may be provided to Named Executive Officers, absent exceptional circumstances for good cause shown. Payments related to expatriate assignments are not included in this total. Detailed disclosure of these items for the Named Executive officers appears in footnote (9) in the section of this prospectus below entitled “—Summary Compensation Table,” and any exceptions to this guideline were reviewed and approved by the Special Master.

2009 accruals for non-qualified supplemental executive retirement and deferred compensation plans for Named Executive Officers ceased as described in footnote (9) in the section of this prospectus entitled “—Summary Compensation Table.” No severance payment to which a Named Executive Officer becomes entitled in the future may take into account any salary increase or payment of salary stock awarded during 2009, and none of the Named Executive Officers may receive a severance payment of any kind during the TARP period.

Stock Ownership Guidelines

We continue to believe it is important to align the interests of senior executives with those of stockholders, and will review our stock ownership guidelines and practices after this offering has been completed.

Employment Agreements

We had no employment agreements with Messrs. Stephens or Young that provided them with special compensation arrangements. In addition, we do not maintain any plan providing benefits related to a change-in-control of the Company, and none of our current incentive plans contain such provisions. Employment arrangements with Messrs. Akerson, Girsky and Liddell are discussed in the section of this prospectus below entitled “—Employment Arrangements.”

Recoupment Policy on Incentive Compensation

In October 2006, the Old GM Board adopted a policy regarding the recoupment of incentive compensation paid to executive officers after January 1, 2007 and unvested portions of awards previously granted in situations involving financial restatement due to employee fraud, negligence, or intentional misconduct. The policy was published on Old GM’s website. In addition, Old GM included provisions in all executive incentive and deferred compensation plans referencing Old GM’s Board compensation policies and required that the compensation of all executives covered by this policy be subject to this recoupment clause.

On September 8, 2009, our Board reaffirmed this policy and re-published it on our website, consistent with the requirements for TARP recipients. Our recoupment policy now provides that if our Board or an appropriate committee thereof has determined that any bonus, retention award, or incentive compensation has been paid to any Senior Executive Officer or any of the next 20 MHCEs of the Company based on materially inaccurate misstatement of earnings, revenues, gains, or other criteria, the Board or Compensation Committee shall take, in its discretion, such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence. For this purpose, a financial statement or performance metric shall be treated as materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information or knowingly failed to timely correct information relating to those financial statements or performance metrics.

Luxury Expense Policy

As required by TARP regulations, we have adopted a luxury expense policy and published it on our website. The policy’s governing principles establish expectations for every business expense, embodying the integrity and values that promote the best interests of the enterprise.

Luxury or excessive expenditures are not reimbursable under the policy. Such expenditures may include, but are not limited to expenditures on entertainment or events, office and facility renovations, aviation, transportation services, or other activities or events that are not reasonable expenditures for staff development, performance incentives, or other similar measures conducted in the normal course of business operations. Guidelines relating to transportation expenses are discussed in footnote (9) (All Other Compensation) in the section of this prospectus below entitled “—Summary Compensation Table.”

Tax Considerations

As a recipient of TARP funds, we cannot claim a tax deduction in excess of $500,000 annually for compensation paid to any of our Named Executive Officers (including with respect to performance-based compensation), so long as the UST owns direct or indirect equity interests in us.

2010 Compensation for Named Executive Officers

We have developed our 2010 compensation structure for our Named Executive Officers pursuant to the provisions of the UST Credit Agreement, Special Master Determinations, and TARP regulations. The elements of these plans are based on the same principles as our 2009 plans:

•	Avoidance of incentives to take unnecessary and excessive risk;

•	Recognition of the need for us to remain viable and competitive, and to retain and recruit critical talent;

•	Appropriate allocation of total compensation to fixed, variable, long-term, and short-term pay elements;

•	Pay is performance-based over a relevant performance period;

•	Structures and amounts are competitive with those paid to employees in comparable positions by similarly situated companies; and

•	The employee’s contribution to enterprise value is recognized.

With these principles as a foundation, we will again compensate our Named Executive Officers with cash salary, SSUs, and performance-based long-term restricted stock units, consistent with proportions and guidelines utilized in our 2009 plans and determinations made by the Special Master.

Long-Term Restricted Stock

Long-term restricted stock unit grants were planned under the amended 2009 Long-Term Incentive Plan (2009 GMLTIP) and reviewed with the Special Master as part of our overall compensation structure. These grants, totaling 14.9 million share units, were based on exceeding the 2009 operating cash flow targeted performance of ($6.0) billion, and were granted on March 15, 2010, to the Company’s executive employees, including the Named Executive Officers in the following amounts: Mr. Stephens, $1,016,667 (56,505 share units) and Mr. Young, $630,000 (35,013 share units). Mr. Young terminated employment on October 29, 2010 and forfeited these outstanding share units. Messrs. Lutz, Cole and Henderson did not receive RSU grants as they had already terminated or planned to terminate employment with the Company before the grants could vest.

In addition, 3 million salary stock units were granted to senior executives, including the Named Executive Officers through September 30, 2010.

New Incentive Plans

On October 5, 2010 our Board approved the 2009 GMLTIP, as amended October 5, 2010; the 2009 Salary Stock Plan, as amended October 5, 2010 (the GMSSP); and the 2010 Short-Term Incentive Plan (the GMSTIP).

The 2009 GMLTIP authorizes awards of RSUs and options. Our Board approved an aggregate fungible pool of shares totaling 75 million for the 2009 GMLTIP, the GMSSP and the GMSTIP with a maximum grant to any one individual under the 2009 GMLTIP of 3 million options or 750,000 RSUs. The fungible pool assigns a ratio for counting share usage upon issuance of awards as follows:

•	Stock options and stock appreciation rights (“SARS”) granted under the 2009 GMLTIP will count against the pool on a 1:1 ratio; and

•	Full value awards granted under the 2009 GMLTIP, the GMSSP, and the GMSTIP will count against the fungible pool on a 2.5:1 ratio for awards granted after October 5, 2010.

Under the GMSSP, our Compensation Committee may select employees to receive base salary or other compensation as salary stock subject to a payment schedule over a three-year period. Compensation to be paid in salary stock is converted to RSUs at each quarter-end unless a different issue date is approved by our Compensation Committee. Salary stock RSUs are settled ratably in one-third increments on each of the first, second, and third anniversaries of the issue date thereof, or other settlement dates as approved by our Compensation Committee. Awards are not forfeitable and may be settled in cash, or stock, if settlement occurs after this offering.

Under the GMSTIP, grants of target awards may be made based on the establishment of one or more performance metrics by our Compensation Committee. Target awards may become final awards based on the relative achievement of the selected metrics, and any payment of final awards will be made in cash and/or restricted stock units subsequent to the determination of the actual performance achieved during the performance period. The maximum final award payable to any one individual under the GMSTIP is $7.5 million.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards(7)	Stock Options(8)	Non-Equity Incentive Plan Compensation	Pension Value and NQ Deferred Compensation(9)	All Other Compensation(10)	TOTAL
Whitacre, Jr., E.E. (1)	2009							$181,308	$181,308
Chairman and Former CEO
Stephens, T.G.	2009	$1,087,500	$0	$945,833	$0	$0	$0	$78,785	$2,112,118
Vice Chairman – Global Product Operations	2008	$970,833	$0	$1,375,000	$637,875	$0	$644,300	$140,621	$3,768,629
	2007	$825,000	$0	$2,218,637	$437,500	$468,000	$1,528,100	$112,499	$5,589,736
Lutz, R.A. (2)	2009	$1,379,167	$0	$1,070,833	$0	$0	$0	$175,854	$2,625,854
Vice Chairman (Ret)	2008	$1,678,000	$0	$4,387,800	$1,822,500	$0	$0	$674,199	$8,562,499
	2007	$1,279,167	$0	$4,018,283	$2,187,500	$1,026,000	$0	$516,506	$9,027,456
Young, R.G. (3)	2009	$683,333	$0	$576,668	$0	$0	$345,200	$21,573	$1,626,774
Executive Vice President and Chief Financial Officer	2008	$850,000	$0	$1,007,234	$637,875	$0	$85,000	$93,003	$2,673,112
Cole, K.W. (4)	2009	$643,417	$785,000	$935,543	$0	$0	$0	$49,907	$2,413,867
Vice President Global Public Policy and Gov’t Rel. (Ret)
Henderson, F.A. (5)	2009	$1,208,333	$0	$2,421,667	$0	$0	$0	$400,764	$4,030,764
President and CEO (Sep)	2008	$1,719,667	$0	$3,422,030	$3,222,500	$0	$264,500	$348,710	$8,977,407
	2007	$1,279,167	$0	$4,018,283	$2,187,500	$1,026,000	$748,300	$805,848	$10,065,098
Wagoner, Jr., G.R. (6)	2009	$1	$0	$0	$0	$0	$0	$2,833,809	$2,833,810
Chairman and CEO (Ret)	2008	$2,108,333	$0	$4,786,076	$7,145,000	$0	$1,583,800	$836,703	$16,459,912
	2007	$1,558,333	$0	$7,308,783	$4,375,000	$1,802,000	$4,020,400	$697,358	$19,761,874

(1) Mr. Whitacre was named Chairman and CEO effective December 1, 2009 and served as our CEO until August 31, 2010. He was elected Chairman of our Board of Directors on July 10, 2009. The compensation shown in All Other Compensation reflects retainer amounts paid to him for his service as Board member, Governance Committee Chair, and Chairman of the Board during the year ended December 31, 2009. Mr. Whitacre, who continues to serve as Chairman of the Board, announced his intention to retire from that position by the end of 2010.

(2) Mr. Lutz retired on May 1, 2010.

(3) Mr. Young was appointed Vice President-International Operations in Shanghai, China on February 1, 2010. During the year ended December 31, 2009, he served as Executive Vice President and Chief Financial Officer of Old GM and GM. Mr. Christopher P. Liddell was appointed Vice Chairman and Chief Financial Officer on January 1, 2010.

(4) On December 30, 2009, Mr. Cole announced that he would retire in 2010. He continued to provide public policy support as a special advisor until his retirement on July 1, 2010. Mr. Cole’s guaranteed payment of $785,000 was made pursuant to the terms of his employment agreement with Old GM and pre-dated the UST Credit Agreement. This payment was reviewed with the UST as part of our 2009 compensation planning and the agreement was terminated on September 4, 2009.

(5) Mr. Henderson was appointed President and CEO of Old GM on March 29, 2009. He had been President and Chief Operating Officer of Old GM since March 3, 2008. He was subsequently appointed President and CEO of GM on July 10, 2009. He resigned as a director and as President and CEO of GM on December 1, 2009. His employment terminated on December 31, 2009. As a result of his employment termination, Mr. Henderson is only eligible for a deferred vested pension benefit from the SRP.

(6) Mr. Wagoner resigned as a director and as Chairman and CEO of Old GM on March 29, 2009. He retired on August 1, 2009.

(7)(8) For 2009, the amounts shown in this column reflect the value of SSUs at their grant dates to each of the Named Executive Officers. Individual grants are discussed previously in the section of this prospectus above entitled “—Compensation Discussion and Analysis,” as well as in the section of this prospectus below entitled “—2009 Grants of Plan Based Awards.” We describe the valuation assumptions used in measuring the expense in Note 29 to our audited consolidated financial statements, “Stock Incentive Plans.”

The 2008 and 2007 awards include equity awards and stock options granted by Old GM to the Named Executive Officers. These 2008 and 2007 awards are included in the Summary Compensation Table above at their grant date fair value, and we describe the valuation assumptions used in measuring the expense in Note 29 to our audited consolidated financial statements, “Stock Incentive Plans.” These Old GM awards have no future value as we did not assume them on July 10, 2009.

(9) Pension values actuarially decreased during 2009 for Messrs. Stephens, Lutz, Cole, Henderson, and Wagoner but are shown in column (h) as $0, consistent with SEC reporting guidelines.

(10) All Other Compensation — Totals for amounts reported as All Other Compensation in column (i) are described in the table below. Mr. Whitacre did not participate in these plans during 2009; the amount reported as his All Other Compensation reflects the amount paid to him as a director.

	E.E. Whitacre, Jr.		T.G. Stephens	R.A. Lutz	R.G. Young	K.W. Cole	F.A. Henderson	G.R. Wagoner, Jr.
(i) Personal Benefits		$2,091	$15,735	$55,829	$11,829	$11,888	$377,924	$289,660
(ii) Tax Reimbursements	$		$5,294	$5,626	$1,798	$3,139	$2,039	$5,687
(iii) Savings Plan Contributions	$		$9,334	$36,049	$1,650	$15,540	$2,888	$0
(iv) Insurance and Death Benefits	$		$47,322	$77,250	$5,196	$18,915	$16,813	$2,537,362
(v) Other		$179,217	$1,100	$1,100	$1,100	$425	$1,100	$1,100

Total All Other Compensation		$181,308	$78,785	$175,854	$21,573	$49,907	$400,764	$2,833,809

(i) See the “Personal Benefits” table below for additional information.

(ii) Includes payments made on the executives’ behalf by the Company for the payment of taxes related to executive company program vehicles from January 1 until June 15, 2009, and for spousal accompaniment on business travel.

(iii) Includes employer contributions to tax-qualified and non-qualified savings and excess benefit plans. For Messrs. Lutz and Cole, amounts also include tax-qualified retirement plan contributions and post-retirement healthcare contributions; the non-qualified retirement plan contributions are included in the section of this prospectus entitled “—2009 Pension Benefits.” Non-qualified employer contributions were suspended for Messrs. Young, Cole, and Henderson on October 22, 2009, and for Messrs. Stephens and Lutz on December 11, 2009.

(iv) Includes SLBP cash benefits paid upon the death of an active executive at three times annual salary for executives appointed prior to January 1, 1989 and two times annual salary for executives appointed on January 1, 1989 or later. No income is imputed to the executive and the benefit is taxable as ordinary income to survivors when paid.

The incremental cost reflects amounts contained in IRS Table 1 for insurance premiums at comparable coverage limits based on the executive’s age. SLBP benefits were eliminated for retirees on August 1, 2009. SLBP benefits for active executives were eliminated effective May 1, 2010, and benefits will be provided under a Group Variable Universal Life insurance plan. The amount shown for Mr. Wagoner represents the taxable cash value proceeds of a split dollar life insurance policy maintained for him by the Company. The Company terminated the policy, received a return of the cash value, and paid the proceeds to him following his retirement.

(v) Includes the cost of premiums for personal umbrella liability insurance. Program coverage was eliminated January 1, 2010, and existing program participants were allowed to continue coverage on a self-paid basis. For Mr. Whitacre, cost includes annual retainer, Governance Committee Chair and Chairman of the Board fees, and personal accident insurance premium.

Personal Benefits — Amounts shown below for personal benefits include the incremental costs for executive security services and systems, the executive company vehicle program, executive health evaluations, and financial counseling. During 2009, we divested ourselves of any private passenger aircraft or any interest in such aircraft, and private passenger aircraft leases, and we did not maintain company aircraft for employees’ business or personal use.

	E.E. Whitacre, Jr.	T.G. Stephens	R.A. Lutz	R.G. Young	K.W. Cole	F.A. Henderson	G.R. Wagoner, Jr.
(i) Security	$0	$1,924	$45,313	$1,313	$0	$364,428	$276,144
(ii) Company Vehicle Program	$2,091	$1,516	$1,516	$1,516	$1,516	$1,516	$1,516
(iii) Financial Counseling	$0	$9,000	$9,000	$9,000	$9,000	$9,000	$12,000
(iv) Medical Evaluations	$0	$3,295	$0	$0	$1,372	$2,980	$0

Total	$2,091	$15,735	$55,829	$11,829	$11,888	$377,924	$289,660

(i) As part of a comprehensive security study, residential security systems and services were maintained for Messrs. Wagoner and Henderson and vehicles and drivers are available for business-related functions. The associated cost includes the actual costs of the residential systems including installation and monitoring of security systems and allocation of staffing expenses for personal protection during 2009. Vehicle and driver costs associated with daily commuting are deemed “personal benefits,” and, as such, are imputed as income to the executives and are included at their full incremental cost in these security expenses. In 2009, they totaled $22,799 for Mr. Lutz, $996 for Mr. Stephens, $1,313 for Mr. Young, $16,752 for Mr. Henderson, and $4,559 for Mr. Wagoner.

(ii) Includes the incremental cost to maintain the executive company vehicle program fleet that is allocated to each executive and includes lost sales opportunity and incentive costs, if any; fuel, maintenance, and repair costs; insurance claims, if any; licensing and registration fees; and use taxes. Executives electing to participate in the program are required to purchase or lease at least one GM vehicle every four years and asked to evaluate the vehicles they drive, thus providing feedback about our products. Participants are required to pay a monthly administration fee of $300 and are charged with imputed income based on the value of the vehicle they choose to drive. During part of 2009, participants were reimbursed for taxes on this income, subject to a maximum vehicle value. Beyond this maximum amount, taxes assessed on imputed income are the responsibility of the participant. Tax “gross-ups” were eliminated on June 15, 2009 for Named Executive Officers and on February 1, 2010 for other executives. Mr. Whitacre’s vehicle was provided under the provisions of the vehicle program for directors.

(iii) Costs associated with financial counseling and estate planning services with one of several approved providers.

(iv) Costs for medical services incurred by the Corporation in providing executive health evaluations with one of several approved providers.

2009 Grants of Plan Based Awards

As a TARP recipient under the jurisdiction of the Special Master, we have adopted a new equity compensation plan, the Salary Stock Plan. Pursuant to plan terms and upon approval of the Special Master, Named Executive Officers receive a portion of their total annual compensation in the form of SSUs. In 2009, SSUs were granted on each salary payment date to Named Executive Officers in lieu of a portion of their total annual compensation based on the most current valuation of the Company as determined by an independent third party. SSUs are non-forfeitable and will be paid in three equal installments at each of the second, third, and fourth anniversary of the quarter in which they were deemed to have been granted, and may be paid one year earlier upon certification by our Compensation Committee that repayment of our TARP obligations has commenced.

Name (1)	Award Type	Grant Date	Approval Date (2)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share) ($)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)

T.G. Stephens	SSU	12/31/2009	11/2/2009							52,566			945,833

R.A. Lutz	SSU	12/31/2009	11/2/2009							59,514			1,070,833

R.G. Young	SSU	11/13/2009	11/2/2009							11,127			144,167
	SSU	11/30/2009	11/2/2009							11,127			144,167
	SSU	12/15/2009	11/2/2009							11,127			144,167
	SSU	12/31/2009	11/2/2009							8,013			144,167

													576,668

K.W. Cole	SSU	11/13/2009	11/2/2009							7,896			102,306
	SSU	11/30/2009	11/2/2009							7,896			102,306
	SSU	12/15/2009	11/2/2009							7,896			102,306
	SSU	12/31/2009	11/2/2009							34,938			628,625

													935,543

F. A. Henderson	SSU	11/13/2009	11/2/2009							46,728			605,417
	SSU	11/30/2009	11/2/2009							46,728			605,417
	SSU	12/15/2009	11/2/2009							46,728			605,417
	SSU	12/31/2009	11/2/2009							33,648			605,416

													2,421,667

(1) Messrs. Whitacre and Wagoner are not included in this table as they did not receive grants under this plan during 2009.

(2) On November 2, 2009, the Compensation Committee took action to approve grants of SSUs to be made on various salary payment dates as determined by and subject to the approval of the Special Master. The unit value for the November 13, November 30, and December 15 grant dates was $12.96 based on the July 10, 2009 valuation. The unit value for the December 31 grant date was $17.99, based on the December 31, 2009 valuation. When salary amounts were converted to SSUs, fractional shares were rounded up to the nearest whole share.

Outstanding Equity Awards at December 31, 2009

All of the awards reflected in the table below were granted by Old GM and all obligations in respect thereto were retained by Old GM. The awards reflected in this table, while valued as required by SEC rules, are expected to have a realized value of $0. This table does not include any SSUs we granted in 2009 to our Named Executive Officers.

	Option Awards (1)						Stock Awards
(a)	Grant Date	(b)	(c)	(d)	(e)	(f)	Grant Date	(g)	(h)	(i)	(j)
Name		Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (#Un- exercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (3)
		(#)	(#)	(#)	($)			(#)	($)	(#)	($)
T. G. Stephens	3/05/2008	29,168	58,332		23.13	3/06/2018	3/05/2008	22,688	10,686	2,760	1,300
	3/20/2007	33,334	16,666		29.11	3/21/2017	3/20/2007	15,000	7,065
	2/23/2006	36,000			20.90	2/24/2016
	1/24/2005	32,000			36.37	1/25/2015
	1/23/2004	32,000			53.92	1/24/2014
							6/02/2003	9,000	4,239
	1/21/2003	40,000			40.05	1/22/2013
	2/04/2002	20,000			50.82	2/05/2012
	1/07/2002	40,000			50.46	1/08/2012
	1/08/2001	20,000			52.35	1/09/2011
	1/10/2000	18,000			75.50	1/11/2010
R.A. Lutz	3/05/2008	83,334	166,666		23.13	3/06/2018	3/05/2008	60,000	28,260	18,396	8,665
	3/20/2007	166,667	83,333		29.11	3/21/2017	3/20/2007	36,000	16,956
	2/23/2006	106,664			20.90	2/24/2016
	1/24/2005	160,000			36.37	1/25/2015
	1/23/2004	160,000			53.92	1/24/2014
	1/21/2003	200,000			40.05	1/22/2013
	2/04/2002	100,000			50.82	2/05/2012
	1/07/2002	100,000			50.46	1/08/2012
	9/04/2001	200,000			54.91	9/05/2011
R. G. Young	3/05/2008	29,168	58,332		23.13	3/06/2018	3/05/2008	20,236	9,531	2,760	1,300
	3/20/2007	10,000	5,000		29.11	3/21/2017	3/20/2007	3,651	1,720
	2/23/2006	10,000			20.90	2/24/2016
							6/06/2005	29,412	13,853
	1/24/2005	12,800			36.37	1/25/2015
	1/23/2004	12,800			53.92	1/24/2014
	1/21/2003	16,000			40.05	1/22/2013
	2/04/2002	7,000			50.82	2/05/2012
	1/07/2002	14,000			50.46	1/08/2012
	1/08/2001	7,500			52.35	1/09/2011
	1/10/2000	6,000			75.50	1/11/2010
K. W. Cole	3/05/2008	11,459	22,916		23.13	3/06/2018	3/05/2008	10,890	5,129	1,153	543
	3/20/2007	13,334	6,666		29.11	3/21/2017	3/20/2007	3,651	1,720
	2/23/2006	15,000			20.90	2/24/2016
	1/24/2005	16,000			36.37	1/25/2015
	1/23/2004	16,000			53.92	1/24/2014
	1/21/2003	20,000			40.05	1/22/2013
	2/04/2002	10,000			50.82	2/05/2012
	1/07/2002	20,000			50.46	1/08/2012
	8/06/2001	20,000			63.76	8/07/2011
G. R. Wagoner, Jr.	3/05/2008		500,000		23.13	3/05/2013
	3/05/2008	500,000			23.13	3/06/2018
	3/20/2007	500,000			29.11	3/21/2017	3/20/2007	57,000	26,847
	2/23/2006	400,000			20.90	2/24/2016
	1/24/2005	400,000			36.37	1/25/2015
	1/23/2004	400,000			53.92	1/24/2014
	1/21/2003	500,000			40.05	1/22/2013
	2/04/2002	100,000			50.82	2/05/2012
	1/07/2002	500,000			50.46	1/08/2012
	1/08/2001	400,000			52.35	1/09/2011
	6/01/2000	50,000			70.10	6/02/2010
	1/10/2000	200,000			75.50	1/11/2010

Old GM Plans

We did not assume any of the Old GM plans and we do not expect to pay any awards under these plans.

(1) The stock options in columns (b) and (c) above were granted by Old GM to the Named Executive Officers in a combination of non-qualified and Incentive Stock Options (ISOs) up to the Internal Revenue Code of 1986, as amended (IRC) maximum limit on ISOs, on the grant dates shown. Options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The ISOs expire ten years from the date of grant, and the non-qualified options expire two days later. However, we assumed none of these outstanding stock options, and they are not expected to vest, be exercised, or have any future value.

(2) The amounts in columns (g) and (h) for 2008 and 2007 reflect restricted stock unit (RSU) and cash-based restricted stock unit (CRSU) grants by Old GM that, under their original terms, would vest ratably at various dates over several years. The awards are valued in column (h) based on the closing price of MLC Common Stock which is still being traded under the symbol MTLQQ (Pink Sheets) on December 31, 2009 ($0.471). However, we assumed none of these outstanding awards, and they are not expected to vest, be earned, pay out, or have any future value.

(3) Amounts in columns (i) and (j) reflect long term incentive awards granted by Old GM to Named Executive Officers. Award opportunities cover the 2008-2010 performance period and were granted under the Old General Motors 2007 Long-Term Incentive Plan. Each unit in the table refers to a share of MLC Common Stock. The SPP grant may be earned in four discrete installments based on the Total Shareholder Return (TSR) ranking results of three one-year periods and one three-year period. Each installment, if earned, would have been credited as share equivalents and, at the end of the three-year performance period, the value of the number of share equivalents credited would be paid in cash based on the stock price at the end of the performance period. For the 2008-2010 plan, no amount was credited for the 2008 or 2009 periods, and the shares shown also reflect two remaining installments at the threshold (50%) level. The awards are valued in column (j) based on the closing price of MLC Common Stock on December 31, 2009 ($0.471). However, we assumed none of these outstanding awards and they are not expected to vest, be earned, pay out, or have any future value.

Mr. Henderson terminated employment on December 31, 2009, and forfeited all outstanding unvested equity awards.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
[a]	[b]	[c]	[d]	[e]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. G. Stephens	0	0	52,566	945,833
R. A. Lutz	0	0	59,514	1,070,833
R. G. Young	0	0	41,394	576,668
K. W. Cole	0	0	58,626	935,543
F. A. Henderson	0	0	173,832	2,421,667

Old GM Plans

The Named Executive Officers exercised no stock options and did not acquire any shares or receive any cash payments as a result of vesting of RSUs, CRSUs, or outstanding performance shares. We assumed none of these outstanding stock options or equity awards. Pursuant to the UST Credit Agreement, we cannot pay or accrue any incentive compensation to Named Executive Officers. No awards granted prior to 2009 were paid out in 2009 when vesting or payment dates occurred and none are expected to pay out at any time in the future.

Our Plans

During 2009, SSUs shown in columns (d) and (e) above were awarded to Named Executive Officers as a portion of their total annual compensation on each salary payment date as described in the section of this prospectus above entitled “—2009 Grants of Plan Based Awards.” SSUs are non-forfeitable and will be paid in three equal installments at each of the second, third, and fourth anniversary of the quarter in which they were deemed to have been granted. Although the compensation plans were not finalized until late in 2009, these SSUs are deemed to have been issued throughout 2009 on a nunc pro tunc basis (as if granted on various salary payroll dates beginning January 1, 2009) and will become payable beginning March 31, 2011, or one year earlier upon certification by our Compensation Committee that repayment of our TARP obligations has commenced.

Retirement Programs Applicable to Executive Officers

In 2006, benefit accruals under Old GM’s U.S. pension plans were frozen effective December 31, 2006, and new pension plan formulas for U.S. and Canadian executive and salaried employees became effective for service on and after January 1, 2007. The implementation of these changes has had a significant effect on expected retirement benefit levels for executives, resulting in reductions generally ranging from 18% to greater than 50%, depending on the age of the executive at the time the new plan was implemented. We assumed these plans as amended on July 10, 2009.

Benefits for our U.S. executives may be from both a tax-qualified plan that is subject to the requirements of ERISA and from a non-qualified plan that provides supplemental benefits. Tax-qualified benefits are pre-funded and paid out of the trust assets of the SRP for executives with a length of service date prior to January 1, 2001. For executives with a length of service date between January 1, 2001 and December 31, 2006, tax-qualified benefits are pre-funded and paid out of the trust assets of the SRP for service prior to January 1, 2007 and are paid out of the S-SPP for service after December 31, 2006. For executives with a length of service date on or after January 1, 2007, all tax-qualified benefits are paid out of the S-SPP. Non-qualified benefits are not pre-funded and are paid out of our general assets.

U.S. executive employees must be at least age 55 with a minimum of ten years of eligible service to be vested in the U.S. non-qualified ERP, and must have been an executive employee on the active payroll as of December 31, 2006 to be eligible for any frozen accrued non-qualified ERP benefit. As of December 31, 2009, Messrs. Stephens, Lutz, and Cole were eligible to retire under these provisions.

In May 2009, Old GM non-qualified ERP benefits for all executive retirees were reduced by 10%. In June and July of 2009, as a result of Old GM’s amendment of ERP and the Chapter 11 Proceedings and 363 Sale, a number of ERP recipients had their non-qualified benefit further reduced. Effective August 1, 2009, following the 363 Sale, Old GM executive retirees with an annual combined qualified SRP benefit plus non-qualified ERP benefit over $100,000, had the portion of their ERP benefit above $100,000 reduced by two-thirds, inclusive of the 10% reduction to ERP benefits effective in May 2009. Also effective August 1, 2009, non-qualified ERP benefits accrued as of that date for active executives were frozen and reduced by 10%. Accruals resumed after August 1, 2009, based on the applicable ERP benefits formula described below. On October 22, 2009, and December 11, 2009, benefit accruals and company contributions under our deferred compensation plans were suspended by the Special Master pursuant to the UST Credit Agreement for SEOs and MHCEs.

Effective for service rendered on and after January 1, 2007, non-qualified retirement benefits for executive employees are determined under one of two methods, depending on an executive’s length of service date. Executives retiring on and after January 1, 2007, will have all vested non-qualified retirement benefits (benefits accrued both before and after January 1, 2007) paid as a five-year annuity. Should the executive die within the five-year period, any remaining five-year annuity payments will be converted to a present value lump sum for payment to the executive’s surviving spouse or, in the event there is no surviving spouse, the executive’s estate. Should an executive die prior to retirement, any vested non-qualified benefits will be converted to a present value lump sum for payment to the executive’s surviving spouse or, in the event there is no surviving spouse, the executive’s estate. The interest rate used in determining the non-qualified five-year annuity retirement benefits referenced above is the average of the 30-year U.S. Treasury Securities rate for the month of July and is re-determined annually. This annual interest rate is then effective for retirements commencing October 1 through September 30 of the succeeding year.

For executives with a length of service date prior to January 1, 2001, including Messrs. Stephens, Young, and Henderson, retirement benefits are calculated using a 1.25% Career Average Pay formula. Tax-qualified benefits will accrue for such executives with respect to the total of actual base salary plus eligible AIP final awards received while employed as an executive for service on and after January 1, 2007 equal to 1.25% of base salary plus eligible AIP final awards received up to the IRC 401(a)(17) compensation limit. Non-qualified benefits equal to 1.25% will accrue for such executives with respect to the total of actual base salary plus eligible AIP final awards received in excess of the IRC 401(a)(17) compensation limit. Eligible AIP final awards are defined as those paid with respect to annual incentive compensation performance periods commencing on and after January 1, 2007. Pro-rata annual incentive awards attributable to the year of retirement are not used in the calculation of any non-qualified benefits.

For executives with a length of service date on or after January 1, 2001, including Messrs. Lutz and Cole, retirement benefits are accumulated using a 4% defined contribution formula. Tax-qualified benefits are accrued for such executives with respect to the total of actual base salary and eligible AIP final awards received while employed as an executive for service on and after January 1, 2007, consisting of company contributions equal to 4% of base salary and eligible AIP final awards received up to the IRC 401(a)(17) compensation limit. Non-qualified benefits are accrued for executive service on or after January 1, 2007 consisting of notional contributions equal to 4% of base salary and eligible AIP final awards received in excess of the IRC 401(a)(17) compensation limit. Eligible AIP final awards are defined as those paid with respect to annual incentive compensation performance periods commencing on and after January 1, 2007. Pro-rata annual incentive awards attributable to the year of retirement are not used in the calculation of any non-qualified benefits. The notional contributions are credited into an unfunded individual defined contribution account for each executive. These individual accounts are credited with earnings based on investment options selected by the executive from a list approved by the Compensation Committee.

2009 Pension Benefits

(a)	(b)	(c)	(d)	(e)	(f)
Name	Plan Name	No. of Years of Eligible Service as of December 31, 2009 (1) (#)	Present Value of Accumulated Benefit (2) ($)	Annual or Five Year Annuity Payable on December 31, 2009 Under GM Pension Plans ($)	Present Value of December 31, 2009 Plan Benefits ($)
T. G. Stephens (3)	SRP	40.84	1,601,400	120,600	1,601,400
	ERP	40.84	6,785,100	1,534,400	6,785,100

			8,386,500		8,386,500

R. A. Lutz (4)	SRP	8.33	142,400	18,500	142,400
	ERP	17.33	4,345,600	982,700	4,345,600

			4,488,000		4,488,000

R. G. Young (5)	SRP	23.42	481,200	76,500	357,500
	ERP	23.42	1,000,300	0	0

			1,481,500		357,500

K. W. Cole (4)	SRP	8.42	144,900	11,500	144,900
	ERP	20.75	2,534,600	573,200	2,534,600

			2,679,500		2,679,500

F. A. Henderson (5)	SRP	25.50	631,500	85,200	468,500
	ERP	25.50	0	0	0

			631,500		468,500

G. R. Wagoner, Jr. (6)	SRP	32.00	1,105,400	70,100	1,105,400
	ERP	32.00	7,281,400	1,646,600	7,281,400

			8,386,800		8,386,800

(1) Eligible service recognizes credited service under the frozen qualified SRP, in addition to service under the new plan formulas. The 35-year cap on ERP service used in calculating the frozen accrued ERP benefits still applies. Also, as noted below, Mr. Cole was approved for 12 years and 4 months of additional service under the non-qualified ERP, and Mr. Lutz was approved for nine additional years of service.

(2) The present value of the SRP benefit amounts shown takes into consideration the ability of the executive to elect a joint and survivor annuity form of payment. For SRP and ERP benefits, the present value represents the value of the benefit accrued through December 31, 2009 and payable at age 60 (or immediately if over age 60). Benefits and present values reflect the provisions of the SRP and ERP as of December 31, 2009. Present values shown here are based on the mortality and discount rate assumptions used in the December 31, 2009 disclosures contained in notes to our audited consolidated financial statements.

(3) As of December 31, 2009, Mr. Stephens is eligible to retire under both the qualified and non-qualified GM retirement plans. The amounts shown in column (d) represent the present value of benefits accrued through December 31, 2009, payable at age 60 (or immediately if over age 60) as a lifetime annuity form of payment for the SRP and payable as a five year annuity form of payment for the ERP. The amounts shown in column (e) are payable immediately, with the SRP benefit reduced from age 62. The ERP benefit is unreduced at age 60. The amounts in column (f) are the present values of the benefits shown in column (e).

(4) Beginning January 1, 2007, benefits for Messrs. Cole and Lutz are accumulated using the 4% defined contribution formula and are included in table in footnote (9) (All Other Compensation) in the section of this prospectus entitled “—Summary Compensation Table.” The SRP amounts shown in column (d) only reflect their frozen Account Balance Plans, valued and payable immediately as a lifetime annuity.

In addition, beginning January 1, 2007, benefits under the ERP for Messrs. Cole and Lutz are accumulated using the 4% defined contribution formula on the total of actual base and eligible AIP final awards received in excess of the IRS 401(a)(17) compensation limit. The ERP amounts in column (d) for Messrs. Cole and Lutz include their accumulated benefit under the 4% ERP defined contribution formula plus the frozen ERP benefit, valued and payable immediately as a five-year annuity form of payment. For purposes of calculating benefits under the frozen ERP, the Committee approved a combined total award of 12 years and 4 months of additional service credits for Mr. Cole on February 5, 2001 and February 6, 2006 and awarded nine additional years of service credits for Mr. Lutz on December 4, 2006.

(5) As of December 31, 2009, Messrs. Henderson and Young are not eligible to retire under any qualified or non-qualified retirement plan. Amounts shown in column (d) for Messrs. Henderson and Young represent the present value of benefits accrued through December 31, 2009 payable at age 60 as a lifetime annuity form of payment for the SRP with reduction from age 62, and payable as a five year annuity form of payment for the ERP. Upon termination of employment prior to retirement eligibility, Messrs. Henderson and Young are only eligible for a deferred vested benefit from the SRP, reduced for age if received prior to age 65. The amount shown in column (e) represents the annual deferred vested SRP benefit that would be payable commencing at age 65. The present value benefit shown in column (f) represents the amount that would be payable per SRP plan rules if taken at December 31, 2009 as a lump sum. They would not have been eligible for ERP benefits if service terminated on December 31, 2009. Mr. Henderson did terminate employment on December 31, 2009, and, therefore, forfeited the ERP benefit, reflecting a zero value in column (d). He may elect to receive his deferred vested SRP benefit at any time.

(6) Mr. Wagoner retired from the Company on August 1, 2009, and commenced receipt of retirement benefits pursuant to the Old GM plan provisions applicable to Mr. Wagoner. His SRP benefit shown above in column (e) comprehends his election of a joint and survivor annuity form of payment. A significant portion of his non-qualified ERP benefits was reduced by two-thirds, consistent with the ERP reductions adopted by Old GM and applicable to Mr. Wagoner. Because Mr. Wagoner is a specified employee as defined by IRC 409A, he was subject to a six month waiting period before payment of his ERP benefits commenced.

2009 Nonqualified Deferred Compensation Plans

Old GM Plans

Old GM maintained the following nonqualified deferred compensation plans for executives:

•	The Deferred Compensation Plan (DCP) described below, and

•	The Benefit Equalization Plan (BEP) included in “Our Plans” on the following pages.

In addition, certain incentive awards earned and vested under the incentive plans were subject to mandatory deferral.

The DCP permitted senior executives to defer a portion of their base salary, AIP, SPP, and RSU earnings into the plan. The plan included eight investment options, one of which was Old GM common stock. No deferrals into the plan have been allowed since December 31, 2005. Dividend equivalents were credited and paid on Old GM common stock units until suspended on July 14, 2008. We did not assume the DCP on July 10, 2009, and the DCP will be included in the liquidation and asset distribution of MLC.

Old GM Nonqualified Deferred Compensation Plans

Name	Plan	Executive Contributions in the Year Ended December 31, 2009	Registrant Contributions in the Year Ended December 31, 2009	Aggregate Earnings in the Year Ended December 31, 2009	Aggregate Withdrawals and Distributions	Aggregate Balance at December 31, 2009 (6)
(a)		(b)	(c)	(d)	(e)	(f)
T. G. Stephens (1)	DCP	$0	$0	$(108,757)	$(48,080)	$0

R. A. Lutz (2)	DCP	$0	$0	$(297,034)	$(131,316)	$0
	RSU			$(204,675)		$35,325

						35,325

R. G. Young (3)	DCP	$0	$0	$(4,196)	$(33,934)	$0

F. A. Henderson (4)	DCP	$0	$0	$(135,369)	$(291,896)	$47,683

G. R. Wagoner, Jr. (5)	DCP	$0	$0	$(35,921)	$(362,634)	$0
	RSU			$(341,125)		$58,875

						$58,875

The table above reflects year-end balances and contributions, earnings, and withdrawals during the year for the DCP, as well as vested, but unpaid, RSUs for the Named Executive Officers. The plan does not provide for interest or earnings to be paid at above-market rates, so none of the amounts in column (d) have been reported in the Summary Compensation Table. Mr. Cole did not participate in the DCP and had no vested, but unpaid, incentive awards.

(1) On May 15, 2009, Mr. Stephens elected to receive an unscheduled distribution of all assets from the DCP as permitted under IRC 409A. The gross distribution included 44,110 shares of Old GM common stock at a share price of $1.09 and was subject to a 10% penalty pursuant to plan terms.

(2) On May 15, 2009, Mr. Lutz elected to receive an unscheduled distribution of all assets from the DCP as permitted under IRC 409A. The gross distribution included 120,473 shares of Old GM common stock at a share price of $1.09 and was subject to a 10% penalty pursuant to plan terms. 75,000 RSUs were granted to Mr. Lutz on January 21, 2003, in lieu of cash bonus, deliverable upon retirement or mutual separation. We did not assume any obligation in respect of these incentive awards. The amount shown is based on the December 31, 2009 MLC share price of $0.471. We estimate that the actual realizable value of these shares is $0.

(3) On May 15, 2009, Mr. Young elected to receive an unscheduled distribution of all assets from the DCP as permitted under IRC 409A. This gross withdrawal amount was subject to a 10% penalty pursuant to plan terms.

(4) On May 15, 2009, Mr. Henderson elected to receive an unscheduled distribution of cash assets from the DCP as permitted under IRC 409A. This gross withdrawal amount was subject to a 10% penalty pursuant to plan terms. Mr. Henderson’s remaining DCP balance includes 101,238 shares of MLC common stock at a December 31, 2009 share price of $0.471. We estimate that the actual realizable value of these shares is $0.

(5) On April 21, 2009, Mr. Wagoner elected to receive an unscheduled distribution of all assets from the DCP as permitted under IRC 409A. This gross withdrawal amount was subject to a 10% penalty pursuant to plan terms. 125,000 RSUs were granted to Mr. Wagoner on January 21, 2003, in lieu of cash bonus, deliverable upon retirement or mutual separation. We did not assume these RSUs and the amount shown in Column (f) is their value based on the closing price of MLC common stock on December 31, 2009 of $0.471. Even though Mr. Wagoner retired effective August 1, 2009, pursuant to the UST Credit Agreement his awards cannot be paid out and are not expected to be paid out at any time in the future.

(6) All amounts reported in column (f), except earnings at prevailing market rates, have been reported in the Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in the applicable year. Amounts previously reported in such years include previously earned, but deferred salary and incentives and Company matching contributions.

The total reflects the cumulative value of these deferrals, contributions, and investment choices.

Pursuant to our UST Credit Agreement, we cannot pay or accrue any incentive compensation to Named Executive Officers. No awards granted prior to 2009 were vested or paid out in 2009 when vesting or payment dates occurred and none are expected to vest or pay out at any time in the future.

Our Plans

We maintain certain deferred compensation programs and arrangements for executives, including the Named Executive Officers.

BEP — The BEP is a non-qualified plan that allows for the equalization of benefits for certain highly compensated salaried employees under the SRP and the S-SPP when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(a)(17) and 415 of the IRC, as amended. The plan is maintained as an unfunded plan, and we bear all expenses for administration of the plan and payment of amounts to participants. Our contributions to employee accounts are currently invested in one or more of six investment options. Company contributions to the BEP were suspended on October 22, 2009 for Messrs. Young, Cole, and Henderson and on December 11, 2009 for Messrs. Stephens and Lutz.

Salary Stock Plan — Pursuant to plan terms and upon approval of the Special Master, Named Executive Officers receive a portion of their total annual compensation in the form of SSUs. SSUs are granted on each salary payment date to Named Executive Officers based on the most current valuation of the Company as determined by an independent third party. SSUs are non-forfeitable and will be paid in three equal installments at each of the second, third, and fourth anniversary of the quarter in which they were deemed to be granted, and may become payable one year earlier upon certification by our Compensation Committee that repayment of our TARP obligations has commenced.

The table below reflects December 31, 2009 balances and all contributions, earnings, and withdrawals during the year for the BEP, as well as vested but unpaid SSUs for the Named Executive Officers.

Contributions include amounts credited to employee BEP accounts for both pre- and post- bankruptcy periods. We have included them below in column (c) for greater continuity and because we assumed all obligations in respect of the BEP from Old GM in the 363 Sale.

2009 GM Nonqualified Deferred Compensation Plans

Name	Plan	Executive Contributions in the Year Ended December 31, 2009	Registrant Contributions in the Year Ended December 31, 2009 (7)	Aggregate Earnings in the Year Ended December 31, 2009 (8)	Aggregate Withdrawals and Distributions	Aggregate Balance at December 31, 2009 (9)
(a)		(b)	(c)	(d)	(e)	(f)
T. G. Stephens (1)	SSU	$0	$945,833			$945,833
	BEP	$0	$9,334	$5,362		$59,563

						1,005,396

R. A. Lutz (2)	SSU	$0	$1,070,833			$1,070,833
	BEP	$0	$23,799	$23,244		$152,543

						1,223,376

R. G. Young (3)	SSU	$0	$576,668			$576,668
	BEP	$0	$1,650	$3,863		$39,731

						616,399

K. W. Cole (4)	SSU	$0	$935,543			$935,543
	BEP	$0	$8,628	$7,802		$63,860

						999,403

F. A. Henderson (5)	SSU	$0	$2,421,667			$2,421,667
	BEP	$0	$2,888	$9,012	$6,987	$0

						2,421,667

G. R. Wagoner, Jr. (6)	SSU	$0	$0			$0
	BEP	$0	$0	$(7,693)	$(128,379)	$0

						0
As described in the section of this prospectus above entitled “—2009 Grants of Plan Based Awards,” each of the grants described below will be treated as having been granted, nunc pro tunc, throughout 2009 beginning January 1 and will be paid on the anniversary of the quarter in which it was deemed to have been granted.

(1) The amount shown for Mr. Stephens consists of a grant of 52,566 SSUs on December 31, 2009.

(2) The amount shown for Mr. Lutz consists of a grant of 59,514 SSUs on December 31, 2009.

(3) The amount shown for Mr. Young consists of SSUs grants on each of the following dates: 11,127 on November 13, 2009; 11,127 on November 30, 2009; 11,127 on December 15, 2009; and 8,013 on December 31, 2009.

(4) The amount shown for Mr. Cole consists of SSU grants on each of the following dates: 7,896 on November 13, 2009; 7,896 on November 30, 2009; 7,896 on December 15, 2009; and 34,938 on December 31, 2009.

(5) The amount shown for Mr. Henderson consists of SSU grants on each of the following dates: 46,728 on November 13, 2009; 46,728 on November 30, 2009; 46,728 on December 15, 2009; and 33,648 on December 31, 2009.

At the time of his termination on December 31, 2009, Mr. Henderson had both vested and unvested BEP benefits. Unvested benefits in the amount of $78,249 were forfeited, and his vested benefits in the amount of $6,987 will be paid as a lump sum pursuant to plan provisions that provide for this form of payment when the present value of the benefit is less than the dollar limit under IRC 402(g). Because Mr. Henderson was a specified employee as defined by IRC 409A, he is subject to a six month waiting period before payment of his BEP benefits can commence.

(6) Effective August 1, 2009, Mr. Wagoner retired. Pursuant to Plan provisions, his vested benefits under the BEP were withdrawn and converted to a 5-year monthly annuity form of payment. Because Mr. Wagoner was a specified employee as defined by IRC 409A, he was subject to a six month waiting period before payment of his BEP benefits commenced in February 2010.

(7) For each of the Named Executive Officers, the BEP amount reported here in column (c) is included within the amount reported in column (i) and footnote (9) of the 2009 Summary Compensation Table. The amounts reported in the Summary Compensation Table are larger because they also include our contributions to the S-SPP (tax-qualified plan). The SSU amount reported here in column (c) is included within the amount reported in column (e) and footnote (6) of the Summary Compensation Table.

(8) None of the amounts reported above in column (d) are reported in column (h) of the 2009 Summary Compensation Table because we do not pay guaranteed, above-market earnings on deferred compensation.

(9) All amounts reported in column (f), except earnings at prevailing market rates, have been reported in the Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in the applicable year. Amounts previously reported in such years include previously earned Company matching contributions. The total reflects the cumulative value of these contributions, and investment choices.

Potential Payments upon Termination or Change in Control

Potential Termination Payments—GM

We maintain compensation and benefit plans that will provide payment of compensation in the event of termination of employment due to retirement, death, and mutually-agreed-upon separation. These provisions are generally applicable to all plan participants and are not reserved only for Named Executive Officers. The amount of compensation payable to each Named Executive Officer in these situations is described in the tables that follow. We do not provide a change in control severance plan for executives, and, pursuant to TARP regulations, no severance payments may be made to Named Executive Officers.

Retirement and Pension Benefits. Plan provisions are described in the “2009 Pension Benefits” discussion, along with pension benefits for Named Executive Officers. No other individualized arrangements exist with Named Executive Officers except those disclosed in the “Employment Arrangements” section below.

As of December 31, 2009, Mr. Stephens was eligible to retire pursuant to the provisions of both the qualified SRP and the non-qualified ERP.

As of December 31, 2009, Messrs. Cole and Lutz were eligible to retire pursuant to the provisions of the qualified SRP. Both were also eligible to receive non-qualified ERP benefits pursuant to the Compensation Committee’s action in 2001 and 2004, respectively, to grant full vesting rights with five years of service.

As of December 31, 2009, Mr. Young was not eligible to retire under any qualified or non-qualified retirement plan. Upon termination of employment, he could receive a deferred vested benefit from the qualified SRP, reduced for age if received prior to age 65. This benefit is available to any participant in the plan. His non-qualified ERP benefits would have been forfeited.

Mr. Wagoner retired August 1, 2009 and was eligible for benefits under the qualified SRP and the non-qualified ERP.

Mr. Henderson terminated employment on December 31, 2009. At that time, he was not eligible to retire under any qualified or non-qualified retirement plan. He will receive a deferred vested benefit from the qualified SRP, reduced for age if received prior to age 65.

Benefits Payable at Death. Upon death of an active employee, we provide one month salary to certain dependents including surviving spouses, members of employee’s family, or other individuals who are to be responsible for payment of funeral expenses. This benefit is provided generally for all salaried employees. In addition, pursuant to SRP plan terms we provide eligible survivors a monthly pension benefit based on a percentage of the monthly retirement benefit payable to the employee where the survivor option has been elected. Under the terms of the ERP, survivor benefits, if applicable, are payable as a lump sum. Supplemental Life Benefits are provided for all executives.

Incentive Plans. Under the provisions of the Salary Stock Plan, awards are vested when earned, and will continue to be paid in accordance with their terms as described in the “Options Exercised and Stock Vested” table upon separation, other than “For Cause.”

Vacation Pay. Salaried employees may receive pay in lieu of unused vacation in the calendar year of termination of employment. Totals assume all vacation entitlement has been used as of December 31, 2009.

Health Care Coverage Continuation. Under provisions of the General Motors Salaried Health Care Program covering all U.S. salaried employees, Messrs. Cole, Lutz, and Young could continue health care coverage as provided under applicable federal laws (i.e., COBRA). Based on his eligibility to retire, Mr. Stephens would be eligible to receive financial contributions toward health care coverage in retirement until age 65. Mr. Wagoner retired and is receiving financial contributions toward health care coverage in retirement until age 65. Mr. Henderson terminated employment and is receiving health care coverage under COBRA.

Employment Arrangements

Although we have described the material elements of certain employment arrangements with Executive Officers (including the Named Executive Officers) below, we are currently prohibited by the UST Credit Agreement, as well as by Section 111 of the EESA as implemented by the Interim Final Rule, from paying any severance or bonus and incentive compensation amounts (other than certain TARP compliant bonus and incentive compensation) to any Executive Officer. The Executive Officers have waived their contractual entitlement to any payment that would violate the terms of the UST Loan Agreement.

Daniel F. Akerson. Our employment arrangement with Mr. Akerson provides that Mr. Akerson’s annual cash base salary is $1,700,000, and he participates in the benefit plans currently available to executive officers. He also receives a portion of his total annual compensation in the form of salary stock, awarded pursuant to the provisions of the Salary Stock Plan, in the amount of $5,300,000, which will be delivered over three years beginning September 30, 2011, and TARP compliant restricted stock units valued at $2,000,000, under the Company’s Long-Term Incentive Plan. This arrangement does not provide for any special post-employment compensation or benefits. Mr. Akerson will not receive additional compensation for his service on our Board of Directors.

Stephen J. Girsky. Our employment arrangement with Mr. Girsky provides that Mr. Girsky’s annual cash base salary is $500,000, and he participates in the benefit plans currently available to executive officers. Mr. Girsky will receive the remaining 90% of his total annual compensation in the form of salary stock, awarded pursuant to the provisions of the Salary Stock Plan, in the amount of $3,000,000, which will be delivered ratably over three years beginning in 2011, and will be granted TARP compliant restricted stock units valued at $1,500,000. This arrangement does not provide for any special post-employment compensation or benefits. Mr. Girsky will not receive additional compensation for his service on our Board of Directors.

Christopher P. Liddell. Our employment agreement with Mr. Liddell provides that Mr. Liddell’s annual cash base salary is $750,000, and he participates in the benefit plans currently available to executive officers. He also receives a portion of his total annual compensation in the form of salary stock, awarded pursuant to the provisions of the Salary Stock Plan, in the amount of $3,450,000, which will be delivered ratably over three years beginning in 2011, and was granted TARP compliant 111,153 restricted stock units valued at $17.99 each on June 30, 2010. This arrangement does not provide for any special post-employment compensation or benefits.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth as of November 2, 2010 information regarding the beneficial ownership of shares of our common stock for:

•	Each person, or group of affiliated persons, who is known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	Each of our named executive officers;

•	Each of our directors;

•	All of our directors and executive officers as a group; and

•	Each selling stockholder.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In addition, under these rules, an individual or entity beneficially owns any shares issuable upon the exercise of any options or warrants held by such person or entity that were exercisable on November 2, 2010 or within 60 days after November 2, 2010. In computing the percentage ownership of each individual and entity, the number of outstanding shares of our common stock includes any shares subject to options or warrants held by that individual or entity that were exercisable on or within 60 days after November 2, 2010. These shares are not considered outstanding, however, for the purpose of computing the percentage ownership of any other stockholder.

We have entered into a Stockholders Agreement with the UST, Canada Holdings and the New VEBA, which contains restrictions on how the UST, Canada Holdings and the New VEBA may vote their shares of our common stock. See the section of this prospectus entitled “Certain Stockholder Agreements—Stockholders Agreement” for a discussion of the terms of the Stockholders Agreement. In connection with the 363 Sale and our holding company reorganization, we entered into certain other agreements and engaged in certain transactions with the UST, New VEBA, Canada Holdings and MLC. For additional information on those agreements and transactions, see the section of this prospectus entitled “Certain Relationships and Related Party Transactions” and the various other sections of this prospectus that are cross-referenced in that section.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to Offering	Percentage Beneficially Owned Prior to Offering(1)	Shares Being Offered	Shares Subject to Over- Allotment Option	Shares Beneficially Owned After Offering				Percentage Beneficially Owned After Offering (1)
					Without Over- Allotment Option		With Over- Allotment Option		Without Over- Allotment Option	With Over- Allotment Option
5% Stockholders
The United States Department of the Treasury (2)	912,394,068	60.83%	358,546,795	53,782,019	553,847,273		500,065,254		36.92%	33.34%
1500 Pennsylvania Avenue, NW Washington, D.C. 20220

Canada GEN Investment Corporation (3)	175,105,932	11.67%	30,453,205	4,567,981	144,652,727		140,084,746		9.64%	9.34%
1235 Bay Street, Suite 400 Toronto, Ontario, Canada M5R 3K4

UAW Retiree Medical Benefits Trust	307,954,545(4)	19.93%	89,000,000	13,350,000	218,954,545	(4)	205,604,545	(4)	14.17%	13.30%
P.O. Box 14309 Detroit, Michigan 48214

Motors Liquidation Company	422,727,270(5)	23.85%	0	0	422,727,270	(5)	422,727,270	(5)	23.85%	23.85%
300 Renaissance Center Detroit, Michigan 48265-3000

Directors and Executive Officers
All Directors and Executive Officers of General Motors Company	0	0%	0	0	0		0		0%	0%
300 Renaissance Center Detroit, Michigan 48265-3000

(1) These percentages reflect the maximum potential percentage ownership of our common stock for each beneficial owner. As such, the percentage ownership of the UST and Canada Holdings are calculated based on a total of 1,500,000,000 shares outstanding. The percentage ownership of the New VEBA is calculated based on a potential total of 1,545,454,545 shares outstanding, which includes the 45,454,545 shares of common stock that would be issued to the New VEBA if it exercised its warrant, as described in footnote (4) below. The percentage ownership of MLC is calculated based on a potential total of 1,772,727,270 shares outstanding, which includes the 272,727,270 shares of common stock that would be issued to MLC if it exercised its warrants, as described in footnote (5) below.

(2) The following description of the selling stockholder was provided by the UST. The UST is the executive agency of the U.S. government responsible for promoting economic prosperity and ensuring the financial security of the United States. The UST is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. The UST operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. The UST works with other federal agencies, foreign governments and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. The UST also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under EESA, the UST was given certain authority and facilities to restore the liquidity and stability of the financial system. See also the section of this prospectus entitled “Risk Factors—Risks Relating to this Offering and Ownership of Our Common Stock—The UST, a selling stockholder in the common stock offering, is a federal agency, and your ability to bring a claim against it under the U.S. securities laws may be limited.”

(3) The following description of the selling stockholder was provided by Canada Holdings. Canada GEN Investment Corporation is a wholly-owned subsidiary of Canada Development Investment Corporation. Canada Development Investment Corporation is a Canadian federal Crown corporation, meaning that it is a business corporation established under the Canada Business Corporations Act, owned by the federal Government of Canada. See also the section of this prospectus entitled “Risk Factors—Risks Relating to this Offering and Ownership of Our Common Stock—Canada Holdings, a selling stockholder in the common stock offering, is a wholly owned subsidiary of Canada Development Investment Corporation, which is owned by the federal Government of Canada, and your ability to bring a claim against Canada Holdings under the U.S. securities laws or otherwise, or to recover on any judgment against it, may be limited.”

(4) Includes 45,454,545 shares of our common stock issuable upon the exercise of a warrant we issued to the New VEBA. In connection with the closing of the 363 Sale, we issued a warrant to the New VEBA to acquire 45,454,545 newly issued shares of our common stock, exercisable at any time prior to December 31, 2015, with an exercise price of $42.31 per share. The number of shares of our common stock underlying the warrant and the per share exercise price are subject to adjustment as a result of certain events, including stock splits, reverse stock splits, and stock dividends.

(5) Includes 272,727,270 shares of our common stock issuable upon the exercise of warrants we issued to MLC. In connection with the closing of the 363 Sale, we issued two warrants to MLC, one to acquire 136,363,635 newly issued shares of our common stock, exercisable at any time prior July 10, 2016, with an exercise price of $10.00 per share and the other to acquire 136,363,635 newly issued shares of our common stock, exercisable at any time prior to July 10, 2019, with an exercise price of $18.33 per share. The number of shares of our common stock underlying each of the warrants and the per share exercise price thereof are subject to adjustment as a result of certain events, including stock splits, reverse stock splits, and stock dividends.

CERTAIN STOCKHOLDER AGREEMENTS

Stockholders Agreement

On October 15, 2009, in connection with the holding company merger, we, the UST, the New VEBA, Canada Holdings, and our previous legal entity prior to our October 2009 holding company reorganization (which is now a wholly-owned subsidiary of the Company) entered into a Stockholders Agreement, which replaced and is substantially identical to the prior Stockholders Agreement dated as of July 10, 2009 that we entered into in connection with the 363 Sale. At all times prior to the termination of the Stockholders Agreement, at least two-thirds of the directors shall be required to be determined by our Board of Directors to be independent within the meaning of NYSE rules, whether or not any of our shares of common stock are listed on the NYSE.

So long as the New VEBA holds at least 50% of the shares of our common stock it held at the date of the Stockholders Agreement, the New VEBA shall have the right to designate one nominee to our Board of Directors (which designation shall be subject to the consent of the UAW and, if the designated nominee is not independent within the meaning of NYSE rules, to the consent of the UST, which consent of the UST is not to be unreasonably withheld). Following this offering, subject to our Board of Directors’ approval, our Board of Directors shall nominate the New VEBA nominee to be elected a member of our Board of Directors and include the New VEBA nominee in our proxy statement and related materials in respect of the election to which the nomination pertains.

Following this offering, the UST and Canada Holdings will no longer have the right under the Stockholders Agreement to designate nominees for election to our Board of Directors.

The Stockholders Agreement provides that, following this offering and until the respective termination of their obligations under the Stockholders Agreement, the UST and Canada Holdings (Government Holders) will not vote their shares of our common stock at any meeting (whether annual or special) or by written consent, except that each Government Holder may vote its shares:

•	As it desires in a vote with respect to any removal of directors;

•

In a vote with respect to any election of directors as it desires only with respect to any candidates that are nominated by the Board of Directors, nominated by third parties, or nominated by either Government Holder pursuant to a Joint Slate Procedure, as defined in the Stockholders Agreement (provided that each Government Holder will vote “for” the nominees jointly named pursuant to a Joint Slate Procedure and each Government Holder will vote “for” any nominee designated by the New VEBA as described above that is standing for election);

•

As it desires in a vote with respect to any acquisition or purchase of our capital stock or of all or substantially all of our assets or any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company, in each case, which would require a stockholder vote under Delaware law or our Certificate of Incorporation;

•	As it desires in a vote with respect to any amendment or modification to our Certificate of Incorporation or our Bylaws that would affect any matters relating to the three bullet points above; and

•

On each other matter presented to our stockholders, solely to the extent that the vote of the Government Holders is required for the stockholders to take action at a meeting at which a quorum is present and in that instance, in the same proportionate manner as the holders of common stock (other than the UST, Canada Holdings, New VEBA, and its affiliates and the directors and executive officers of the Company) that were present and entitled to vote on such matter voted or consented in connection with each such matter.

The Stockholders Agreement provides that, until the termination of the Stockholders Agreement with respect to the New VEBA, the New VEBA will vote its shares at any meeting (whether annual or special) or by written consent on each matter presented to our stockholders in the same proportionate manner as the holders of our common stock (other than the New VEBA and its affiliates and our directors and executive officers).

The rights, restrictions, and obligations under the Stockholders Agreement shall terminate with respect to a stockholder party to the Stockholders Agreement when such stockholder party beneficially owns less than 2% of the shares of our common stock then issued and outstanding.

Equity Registration Rights Agreement

On October 15, 2009, in connection with the holding company merger, we, the UST, Canada Holdings, the New VEBA, MLC and our previous legal entity prior to our October 2009 holding company reorganization (which is now a wholly-owned subsidiary of the Company) entered into an Equity Registration Rights Agreement, which replaced and is substantially identical to the prior Equity Registration Rights Agreement dated as of July 10, 2009 that we entered into in connection with the 363 Sale. Pursuant to the Equity Registration Rights Agreement, we have granted the UST, Canada Holdings, the New VEBA and MLC registration rights with respect to the shares of common stock, the warrants (including underlying shares of common stock issuable upon exercise of the warrants) and the shares of Series A Preferred Stock of the Company (referred to as “registrable securities”) held by them as of October 15, 2009. Each of the UST, Canada Holdings, the New VEBA and MLC, and certain of their transferees that agree to become a party to the Equity Registration Rights Agreement, is referred to as a “holder.”

Any particular registrable securities shall cease to be “registrable securities” for purposes of the Equity Registration Rights Agreement on the earliest of the date on which such securities: (1) have been registered under the Securities Act and disposed of in accordance with a registration statement; (2) have been sold pursuant to Rule 144 under the Securities Act; (3) are held by a holder that may sell all such registrable securities held by it in a single day pursuant to, and in accordance with, Rule 144; (4) cease to be outstanding; or (5) are held by any person or entity who is not a “holder.” The rights and obligations of a holder under the Equity Registration Rights Agreement shall terminate, subject to limited exceptions, when such holder no longer holds any registrable securities.

Demand Registration Rights

The Equity Registration Rights Agreement provides that, subject to limitations described below, any holder or holders of registrable securities shall have the right to require us to file a registration statement under the Securities Act for a public offering of all or part of its or their registrable securities. This is referred to as a “demand registration.” The other holders shall have the right to elect to include in such demand registration such portion of their registrable securities as they may request, subject to underwriter cutback provisions. We may also register in any demand registration any equity securities of the Company, subject to underwriter cutback provisions.

Shelf Registrations and Sales

The Equity Registration Rights Agreement provides that, subject to limitations described below, at any time that we are eligible to use Form S-3 or an automatic shelf registration statement on Form S-3 with respect to the registrable securities, any holder requesting a demand registration may request that we file a shelf registration statement under the Securities Act to effect such demand registration or, if a shelf registration statement covering registrable securities is effective, register additional registrable securities of the requesting holders pursuant to such shelf registration statement to effect such demand registration. Each of these is referred to as a “shelf registration.”

The Equity Registration Rights Agreement also provides that, subject to limitations described below, any holder with registrable securities registered pursuant to a shelf registration may effect an underwritten offering of its registrable securities after delivery of advance notice to the Company. The other holders shall have the right to elect to include in such underwritten offering such portion of their registrable securities as they may request, subject to underwriter cutback provisions.

The Equity Registration Rights Agreement also provides that any holder with registrable securities registered pursuant to a shelf registration may effect a non-underwritten sale or transfer of its registrable securities after delivery of advance notice to the Company. Such a non-underwritten sale or transfer will not be deemed to be a demand registration and will not be subject to the limitations described in the following section.

Certain Limitations on Demand Registrations and Underwritten Shelf Sales

The Equity Registration Rights Agreement imposes certain limitations on a holder’s ability to exercise its demand registration rights and a holder’s ability to effect underwritten offerings of registrable securities registered pursuant to a shelf registration. In particular:

•

A holder may not request a demand registration, or submit a transfer notice with respect to a proposed underwritten offering pursuant to a shelf registration, within 180 days after either: (1) the effective date of a previous demand registration (other than a shelf registration); or (2) the completion of any underwritten offering pursuant to a shelf registration.

•

A holder may not request a demand registration or submit a transfer notice with respect to a proposed underwritten offering pursuant to a shelf registration unless it is for either: (1) a number of registrable securities having a market value equal to or exceeding a specified threshold in the aggregate; (2) at least a specified number of shares of common stock and/or warrants exercisable for at least a specified number of shares of common stock in the aggregate; or (3) all of the registrable securities then held by the requesting holder.

•

We are not required to effect: (1) until (but excluding) July 10, 2012, more than two demand registrations (which shall include for this purpose any underwritten offering pursuant to a shelf registration but shall exclude a shelf registration) in the aggregate during any consecutive 12-month period; and (2) from and including July 10, 2012, more than one demand registration (which shall include for this purpose any underwritten offering pursuant to a shelf registration but shall exclude a shelf registration) in the aggregate during any consecutive 12-month period. However, the New VEBA has the right, from and including July 10, 2012, to request one additional demand registration (which shall include for this purpose any underwritten offering pursuant to a shelf registration but shall exclude a shelf registration) during any consecutive 12-month period.

The above limitations do not apply to any non-underwritten sales or transfers by any holder of registrable securities registered pursuant to a shelf registration.

Piggyback Registration Rights

The Equity Registration Rights Agreement provides that each time we propose to offer any of our equity securities in a registered underwritten offering (other than pursuant to specified excluded registrations) under the Securities Act (whether for our account or the account of any our equity holders other than a holder), we must give each holder under the Equity Registration Rights Agreement the opportunity to include any or all of its registrable securities in such underwritten offering, subject to underwriter cutback provisions.

Deferral of Filing or Suspension of Use of Registration Statement

The Equity Registration Rights Agreement gives us the right to defer the filing (but not the preparation) or the effectiveness, or suspend the use, of any registration statement required by or filed pursuant to the Equity Registration Rights Agreement, at any time if: (1) we determine, in our sole discretion, that such action or use (or proposed action or use) would require us to make specified types of disclosures; or (2) prior to receiving the request for demand registration or the transfer notice with respect to an underwritten offering pursuant to a shelf registration, as applicable, our Board of Directors had determined to effect a registered underwritten public offering of our equity securities or securities convertible into or exchangeable for our equity securities for our account and we have taken substantial steps (such as selecting a managing underwriter for such offering) and are proceeding with reasonable diligence to effect such offering. However, we cannot exercise our rights to deferral or suspension, and cannot so effect any such deferral or suspension, for more than a total of 180 days (which need not be consecutive) in any consecutive 12-month period.

Holdback Agreements

The Equity Registration Rights Agreement provides that we cannot effect any public sale or distribution of our equity securities or any securities convertible into or exchangeable or exercisable for our equity securities, except in each case as part of the underwritten offering, during the 60-day period (or such lesser period as the lead underwriters or managing underwriters may permit) beginning on: (1) the effective date of any registration statement in connection with an underwritten demand registration (other than a shelf registration); or (2) the pricing date for any underwritten offering of registrable securities pursuant to a shelf registration, in each case subject to various exceptions.

The Equity Registration Rights Agreement also provides that, in the event of an underwritten offering of equity securities by us (whether for our account or otherwise), no holder can offer, sell, contract to sell or otherwise dispose of any preferred stock, warrants, common stock or any securities convertible into or exchangeable or exercisable for common stock, including any sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten offering), during the 60-day period (or such lesser period in each case as the lead underwriters or managing underwriters may permit) beginning on the effective date of the registration statement for such underwritten offering (or, in the case of an offering pursuant to an effective shelf registration statement, the pricing date for such underwritten offering). However, the sum of all holdback periods applicable to the holders may not exceed 120 days (which need not be consecutive) in any given 12-month period.

Indemnification and Contribution

The Equity Registration Rights Agreement also contains indemnification and contribution provisions.

This Offering and the Concurrent Offering

The common stock offering and the Series B preferred stock offering are being conducted pursuant to the piggyback registration rights provisions of the Equity Registration Rights Agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships

Our Board of Directors has adopted a written policy governing the approval of related party transactions. Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of our Company include directors (including nominees for election as directors), executive officers, 5% stockholders of our Company and the immediate family members of these persons. Our Legal Staff, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to our Related Party Transactions Policy. If so, the transaction will be referred for approval or ratification to: (i) the CEO and the Vice President and General Counsel (General Counsel), in the case of a transaction involving an executive officer other than the CEO or the General Counsel (and/or such officer’s immediate family members); (ii) to the CEO, in the case of a transaction involving the General Counsel (and/or such officer’s immediate family members); or (iii) to the Governance Committee, in the case of a transaction involving the CEO, a director or a 5% stockholder (and/or such person’s immediate family members). In determining whether to approve a related party transaction, the appropriate approving body will consider, among other factors, the fairness of the proposed transaction, whether there are compelling business reasons to proceed, and whether the transaction would impair the independence of a non-management director or present an improper conflict of interest for a director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of his or her interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Governance Committee deems relevant. Transactions that are approved by the CEO and the General Counsel will be reported to the Governance Committee at its next meeting. The Governance Committee has authority to oversee our Related Party Transactions Policy and to amend it from time to time. In addition, the Governance Committee is responsible for annually reviewing the independence of each director and the appropriateness of any potential related party transaction and related issues. Our Related Party Transactions Policy is available on our website at http://investor.gm.com, under the heading “Corporate Governance.”

Douglas L. Henderson, brother of former President and Chief Executive Officer Frederick A. Henderson, is employed by General Motors LLC. In addition, Juli A. Stephens, sister-in-law of Vice Chairman Thomas G. Stephens, and George T. Stephens, Mr. Stephens’s brother, are employed by General Motors LLC. Mr. Douglas Henderson, Ms. Juli Stephens, and Mr. George Stephens each make less than $155,000 per year, and receive salary and benefits comparable to those provided to other GM employees in similar positions.

David Bonderman is a founding partner of TPG, a private investment firm, whose affiliate invests in automobile dealerships in Asia representing various vehicle manufacturers. These investments include dealerships in China that sell Chevrolet and Buick brand vehicles under a distribution agreement with SGM. Under the terms of SGM’s joint venture agreement, we do not control SGM’s distribution activities.

In 2009, while serving as President of SJG, Stephen J. Girsky received advisory fees of $400,000 and expense reimbursement of approximately $50,000 from Old GM for consulting services related to strategic alternatives for Saturn. The Saturn engagement began in early 2009 and was completed before Mr. Girsky was named to our Board. Under the agreement assumed as part of the 363 Sale, we were required to pay SJG a fee of $1 million. From December 2009 to February 2010, Mr. Girsky served as Senior Advisor to the Office of the Chairman, for which he received salary stock grants valued at $225,000 pursuant to our Salary Stock Plan and reimbursement of his living expenses in Detroit, Michigan and travel expenses to and from Detroit, Michigan.

Robert Hertzberg, husband of director Cynthia A. Telles, is a partner in the global law firm of Mayer Brown LLP, which has provided legal representation to GM and Old GM in connection with various matters for many years. GM anticipates that it will continue to engage Mayer Brown LLP to provide legal counsel from time to time as appropriate. In 2009, GM and Old GM collectively paid Mayer Brown LLP approximately $1.3 million for legal services.

In connection with the 363 Sale and our holding company reorganization, we entered into certain agreements and engaged in certain transactions with the UST, New VEBA, Canada Holdings and MLC. For additional information on those agreements and transactions, see the sections of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Chapter 11 Proceedings and the 363 Sale—363 Sale Transaction,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Specific Management Initiatives,” “Business—Significant Transactions—363 Sale Transaction,” “Business—Significant Transactions—Issuances of Securities,” “Business—Significant Transactions—Agreements with the UST, EDC and New VEBA ,” “Certain Stockholder Agreements,” “Description of Capital Stock—Description of the Warrants,” Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated interim financial statements.

In connection with the closing of the 363 Sale, we and MLC entered into a Transition Services Agreement (TSA). Pursuant to the TSA, we provide MLC with specified transition services and support functions in connection with their operation and ultimate liquidation in bankruptcy, and MLC provides specified transition services and support functions to us. We and MLC are each required to pay to the other the applicable usage fees specified with respect to various types of services and functions under the TSA. The obligation to provide services and functions under the TSA will terminate on the applicable dates specified in the TSA with respect to each such service and function, the latest such date being December 31, 2013. During the nine months ended September 30, 2010 and the year ended December 31, 2009, MLC paid $1 million and $2 million to us pursuant to the TSA.

In connection with the closing of the 363 Sale, we and MLC also entered into a Master Lease Agreement (Excluded Manufacturing Assets), dated as of July 10, 2009 (EMA Lease) and a Master Lease Agreement (Subdivision Properties), dated as of July 10, 2009 (Subdivision Lease). Under the EMA Lease, we lease from MLC various manufacturing facilities that were retained by MLC in the 363 Sale. The EMA Lease terminates with respect to each facility in accordance with the EMA Lease, the latest such date for any facility being June 30, 2014. Under the EMA Lease, we pay fixed base rent for each facility. In addition, we pay all operating costs associated with our use of the properties throughout the lease term with respect to each facility. During the nine months ended September 30, 2010 and the year ended December 31, 2009, we paid $12 million and $13 million in rent to MLC pursuant to the EMA Lease. The current annual aggregate base rent under the EMA Lease is $15 million.

Under the Subdivision Lease, we lease from MLC certain manufacturing facilities that we acquired from MLC in the 363 Sale (Subdivision Premises) but that could not be conveyed to us until they are subdivided from adjacent property that MLC retained. We pay annual rent of $1 under the Subdivision Lease and are responsible for all operating costs relating to the Subdivision Premises. The term of the Subdivision Lease with respect to each separate Subdivision Premise terminates on the first to occur of July 31, 2029 or the date on which the respective Subdivision Premise is subdivided, at which time MLC will convey such Subdivision Premise to us for $1.

CONCURRENT OFFERING OF SERIES B PREFERRED STOCK

Concurrently with this offering of common stock, we plan to offer 80,000,000 shares of our Series B mandatory convertible junior preferred stock, and we have granted the underwriters of the offering of Series B preferred stock a 30-day option to purchase up to 12,000,000 additional shares of Series B preferred stock to cover over-allotments. There are currently no shares of Series B preferred stock outstanding. We cannot assure you that the offering of Series B preferred stock will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the offering of Series B preferred stock, but the closing of our offering of Series B preferred stock is conditioned upon the closing of this offering.

The following summary of the terms of the Series B preferred stock is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations for the Series B preferred stock.

Ranking

The Series B preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to (i) our common stock and (ii) each other class of capital stock or series of preferred stock established after the first original issue date of the Series B preferred stock (which we refer to as the “issue date”) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on parity with any class of capital stock or series of preferred stock established after the issue date the terms of which expressly provide that such class or series will rank on a parity with the Series B preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to (i) the Series A Preferred Stock and (ii) each class of capital stock or series of preferred stock established after the issue date the terms of which expressly provide that such class or series will rank senior to the Series B preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Series B preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

Dividends

Holders of shares of Series B preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, or an authorized committee of our Board of Directors, out of funds legally available for payment, cumulative dividends at the rate per annum of      % on the liquidation preference of $50 per share of Series B preferred stock (equivalent to $              per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to certain limitations). Dividends on the Series B preferred stock will be payable quarterly on             ,             ,              and              of each year to and including the mandatory conversion date (as defined below), commencing             ,              at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Series B preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Our ability to declare and pay cash dividends and make other distributions with respect to the Series B preferred stock is subject to restrictions in the event we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock and may be limited by the terms of any indentures or other financing arrangements that we enter into in the future. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law.

Redemption

The Series B preferred stock will not be redeemable.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series B preferred stock will be entitled to receive a liquidation preference in the amount of $50 per share of the Series B preferred stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our shareholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends of the Series B preferred stock and all parity stock are not paid in full, the holders of the Series B preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Series B preferred stock will have no right or claim to any of our remaining assets.

Voting Rights

The holders of the Series B preferred stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of Series B preferred stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of such shares of Series B preferred stock, voting together as a single class with holders of any and all other series of parity stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors, subject to certain limitations.

So long as any shares of Series B preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B preferred stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•

amend or alter the provisions of our Certificate of Incorporation or the certificate of designations for the shares of Series B preferred stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Series B preferred stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•

amend, alter or repeal the provisions of our Certificate of Incorporation or the certificate of designations for the shares of Series B preferred stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the shares of Series B preferred stock, taken as a whole; or

•

consummate a binding share exchange or reclassification involving the shares of Series B preferred stock or a merger or consolidation of us with another entity, unless in each case (i) shares of Series B preferred stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Series B preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B preferred stock immediately prior to such consummation, taken as a whole.

Mandatory Conversion

Each share of the Series B preferred stock, unless previously converted, will automatically convert on                     , 2013 (the “mandatory conversion date”), into a number of shares of common stock equal to the conversion rate described below. If prior to the mandatory conversion date we have not declared all or any portion of the accumulated and unpaid dividends on the Series B preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”) divided by the greater of the floor price and the applicable market value (as defined below). To the extent that the additional conversion amount exceeds the product of the number of additional shares and the applicable market value, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Series B preferred stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Series B preferred stock on the mandatory conversion date, will, subject to certain anti-dilution adjustments, be as follows:

•

if the applicable market value of our common stock is greater than $            , which we call the “threshold appreciation price,” then the conversion rate will be              shares of common stock per share of Series B preferred stock (the “minimum conversion rate”), which is equal to $50 divided by the threshold appreciation price;

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than $             (the “initial price,” which equals the price at which we initially offered our common stock to the public in this offering of our common stock), then the conversion rate will be equal to $50 divided by the applicable market value of our common stock, which will be between              and              shares of common stock per share of Series B preferred stock; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be              shares of common stock per share of Series B preferred stock (the “maximum conversion rate”), which is equal to $50 divided by the initial price.

“Applicable market value” means the average of the closing prices per share of our common stock over the 40 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date.

Conversion at the Option of the Holder

Holders of the Series B preferred stock have the right to convert their shares of Series B preferred stock, in whole or in part (but in no event less than one share of Series B preferred stock), at any time prior to the mandatory conversion date, into shares of our common stock at the minimum conversion rate of              shares of common stock per share of Series B preferred stock, subject to certain anti-dilution adjustments.

Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount

If we are the subject of certain cash acquisitions, on or prior to the mandatory conversion date, holders of the Series B preferred stock will have the right to (i) convert their shares of Series B preferred stock, in whole or in part (but in no event less than one share of Series B preferred stock), into shares of common stock at the cash acquisition conversion rate which will be based on the effective date of the cash acquisition and the price paid per share of our common stock in such transaction, (ii) with respect to such converted shares, receive a cash acquisition dividend make-whole amount based on the present value of remaining dividend payments on the Series B preferred stock and (iii) with respect to such converted shares, to the extent that, as of the effective date of the cash acquisition, we have not declared any or all of the accumulated and unpaid dividends on the Series B preferred stock as of such effective date, receive an adjustment in the conversion rate and, under certain circumstances, a cash payment.

Anti-dilution Adjustments

The formula for determining the conversion rate on the mandatory conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur, including if:

•	We issue common stock to all holders of our common stock as a dividend or other distribution.

•

We issue to all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the current market price of our common stock.

•	We subdivide or combine our common stock.

•

We distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, excluding any dividend, distribution, rights or warrants referred to in the bullets above and any spin-off.

•	We make a distribution consisting exclusively of cash to all holders of our common stock, subject to limited exceptions.

•

We or any of our subsidiaries successfully complete a tender or exchange offer for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock.

Transfer Restrictions

Certain transfer restrictions will apply to shares of Series B preferred stock. These restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits. See the section of this prospectus entitled “Description of Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws—Transfer Restrictions” for a more detailed description of these restrictions.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our Certificate of Incorporation, our Bylaws, the Warrant Agreements, the certificate of designations for the shares of Series A Preferred Stock, and applicable provisions of law, in each case as currently in effect. The following is a description of the material provisions regarding our capital stock contained in our Certificate of Incorporation, our Bylaws, the Warrant Agreements, and the certificate of designations for the Series A Preferred Stock and is qualified in its entirety by reference to the provisions of those documents. A description of the Stockholders Agreement dated as of October 15, 2009 among us, the UST, the New VEBA, Canada Holdings, and our previous legal entity prior to our October 2009 holding company reorganization (which is now a wholly-owned subsidiary of the Company), which includes among other things various voting agreements among the parties thereto, is contained within the section of this prospectus entitled “Certain Stockholder Agreements—Stockholders Agreement.”

Certain provisions of the DGCL, our Certificate of Incorporation, and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests.

Authorized Capital Stock

Our Certificate of Incorporation currently authorizes us to issue 7,000,000,000 shares of capital stock, consisting of:

•	5,000,000,000 shares of common stock, par value $0.01 per share; and

•	2,000,000,000 shares of preferred stock, par value $0.01 per share.

As of November 2, 2010, the following shares of capital stock and warrants to acquire shares of capital stock were issued and outstanding:

•	1,500,000,000 shares of common stock;

•	360,000,000 shares of Series A Preferred Stock (including 83,898,305 shares of Series A Preferred Stock that we have agreed to purchase from the UST); and

•	Warrants for the purchase of up to 318,181,815 shares of common stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendments to Our Certificate of Incorporation

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	Increase or decrease the aggregate number of authorized shares of such class;

•	Increase or decrease the par value of the shares of such class; or

•	Alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Transfer Restrictions

Our Certificate of Incorporation restricts certain transfers of certain shares of our capital stock (referred to as “corporation securities”) to reduce the risk that we would experience any “ownership change” (as defined in Section 382 of the IRC) that could limit our ability to utilize our net operating loss carryovers and other tax benefits. “Corporation securities” include, among other things, shares of our common stock and warrants to purchase our common stock and will include shares of our Series B preferred stock issued in the Series B preferred stock offering. These restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits by preventing any direct or indirect transfer of “corporation securities” if the effect of the transfer would be to:

•

increase the direct or indirect “percentage stock ownership” (as defined in our Certificate of Incorporation) by any person or group of persons from less than 4.9% of the value of all such securities of the Company to 4.9% or more; or

•

increase the direct or indirect “percentage stock ownership” of a person or group of persons having or deemed to have a “percentage stock ownership” of 4.9% or more of the value of all such securities of the Company.

Generally, the above restrictions are imposed only with respect to the number of shares of “corporation securities” purportedly transferred in excess of the threshold. These transfer restrictions will not apply, however, in the case of a transfer that:

•	is authorized by our Board of Directors prior to the consummation of the transfer (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated);

•

is pursuant to any transaction, including a merger or consolidation, in which all holders of “corporation securities” receive, or are offered the same opportunity to receive, cash or other consideration, and as a result of which the acquiror will own at least a majority of the outstanding shares of our common stock;

•	is a transfer to an underwriter for distribution in a public offering (provided that transfers by such underwriter to purchasers in such offering remain subject to these transfer restrictions); or

•	does not result in an aggregate owner shift of more than 40% for purposes of Section 382 of the IRC.

Further, the restrictions on transfer will not apply to:

•	outstanding shares of our Series A Preferred Stock;

•

any transfer by MLC (or any trust created pursuant to a bankruptcy plan of reorganization of MLC or any other person distributing “corporation securities” pursuant to such a plan) to or for the benefit of (i) creditors of MLC, (ii) beneficiaries of any trust created pursuant to a bankruptcy plan of reorganization of MLC or (iii) MLC (or any other trust created pursuant to a bankruptcy plan of reorganization of MLC or any other person distributing “corporation securities” pursuant to such a plan);

•	any transfer by any person distributing “corporation securities” pursuant to a bankruptcy plan of reorganization of MLC;

•	any transfer by any person for distribution in the common stock offering; and

•	any acquisition of “corporation securities” directly from us, whether by way of the exercise of a warrant or otherwise.

Our Board of Directors may impose, in connection with authorizing any proposed transaction restricted by our Certificate of Incorporation, any conditions that it deems reasonable and appropriate and may require affidavits, representations or opinions of counsel from the party who requests such authorization. Persons making such requests are generally required to reimburse us for all reasonable out-of-pocket costs and expenses incurred in determining whether to authorize the proposed transfer.

Any attempted transfer that would violate these restrictions will be void as of the date of the purported transfer (i.e., void ab initio), and the purported transferee will not be recognized as the owner of the shares purported to have been transferred, including for purposes of voting and receiving dividends or other distributions. The purported transferor will remain the owner of such transferred shares, and the purported transferee will be required to turn over the transferred shares, together with any distributions received by the purported transferee with respect to the transferred shares, to our agent, who will attempt to sell such shares in arm’s-length transactions that do not violate the restrictions and then distribute the proceeds in a specified manner.

A legend referring to these restrictions will be placed on each certificate representing shares of “corporation securities” issued prior to the expiration of the restrictions. In the case of uncertificated “corporation securities,” a notation referring to these restrictions will appear on all trade confirmations issued prior to the expiration of the restrictions.

These restrictions expire on the earliest of:

•	the close of business on December 31, 2013, subject to extension as noted below;

•

the repeal of Section 382 of the IRC, or any other change in law, if our Board of Directors determines that the restrictions are no longer necessary for the preservation of our net operating loss carryovers and other tax benefits;

•	the beginning of a taxable year for which our Board of Directors determines that none of our net operating loss carryovers and other tax benefits may be carried forward; and

•	such earlier date as our Board of Directors determines for the restrictions to terminate.

The December 31, 2013 expiration date may be extended for two additional one-year terms if our Board of Directors determines that the extension of the restrictions is reasonably necessary to preserve our net operating loss carryovers and other tax benefits and is in the best interests of the Company and our stockholders.

Vacancies in the Board of Directors

Our Bylaws provide that, subject to limitations, any vacancy occurring in our Board of Directors for any reason may be filled by a majority of the remaining members of our Board of Directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such director shall hold office until his or her successor is elected and qualified or until the earlier of his or her death, resignation, or removal.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called at any time by the chairman of the Board of Directors or by a majority of the members of the Board of Directors. Our Bylaws further provide that the Board of Directors shall call a special meeting upon the written request of the record holders of at least 25% of the voting power of the outstanding shares of all classes of stock entitled to vote at such a meeting, subject to requirements and limitations set forth in our Bylaws.

Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Following this offering, nominations for the election of directors may be made by the Board of Directors in accordance with the Stockholders Agreement or by any stockholder entitled to vote for the election of directors who complies with the applicable notice requirements.

Following this offering, if a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information that may be required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business, and, with respect to nominations for the Board of Directors, certain specified information regarding the nominee(s). In addition to the information required in a stockholder notice described above, our Bylaws require under certain circumstances a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. For the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

•	In the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

•	In the case of a special meeting, not more than 15 days after the day on which notice of the special meeting is first mailed to stockholders.

Stockholder Action by Written Consent without a Meeting

Our Certificate of Incorporation provides that, following this offering, no action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting except where such consent is signed by the holders of all shares of stock of the Company then outstanding and entitled to vote. Our Bylaws also contain notice and procedural requirements applicable to persons seeking to have the stockholders authorize or take corporate action by written consent without a meeting.

Certain Anti-Takeover Effects of Delaware Law

Following this offering, we will be subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless:

•

The business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

•

Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

At or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of a corporation’s voting stock.

However, the restrictions contained in Section 203 will not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Description of Common Stock

Our only class of common stock is our common stock, par value $0.01 per share. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable.

Dividends

The DGCL and our Certificate of Incorporation do not require our Board of Directors to declare dividends on our common stock. The declaration of any dividend on our common stock is a matter to be acted upon by our Board of Directors in its sole discretion. We have no current plans to commence payment of a dividend on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The DGCL restricts the power of our Board of Directors to declare and pay dividends on our common stock. The amounts which may be declared and paid by our Board of Directors as dividends on our common stock are subject to the amount legally available for the payment of dividends on our common stock by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus—the extent by which the fair market value of our net assets exceeds the amount of our capital—or to the extent of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, dividends on our common stock are subject to any preferential rights on any outstanding series of preferred stock authorized for issuance by our Board of Directors in accordance with our Certificate of Incorporation.

Voting Rights

Our Certificate of Incorporation provides that, except as may otherwise be provided in a certificate of designations relating to any outstanding series of preferred stock or by applicable law, the holders of shares of common stock shall be entitled to one vote for each such share upon each matter presented to the stockholders and the common stock shall have the exclusive right to vote for the election of directors and for all other purposes. Our common stockholders do not possess cumulative voting rights.

Under our Bylaws in uncontested elections of directors, those nominees receiving a majority of the votes cast by holders of shares entitled to vote with respect to that director’s election at the meeting shall be elected. A majority of votes cast means that the number of votes for a director must exceed 50% of the votes cast with respect to that director. Votes against will count as a vote cast with respect to a director, but abstentions will not count as a vote cast with respect to that director. In certain contested elections, the nominees who receive a plurality of votes cast by holders of shares entitled to vote in the election at a meeting shall be elected. Under our Bylaws, any other corporate action put to a stockholder vote shall be decided by the vote of the holders of a majority of the voting power of the share of stock entitled to vote thereon present in person or by proxy at the meeting, unless otherwise provided by applicable law.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the Company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution.

Transfer Restrictions

As described in the section of this prospectus entitled “—Certain Provisions of Our Certificate of Incorporation and Bylaws—Transfer Restrictions” above, certain transfer restrictions apply to shares of our common stock. These restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “GM”. The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “GMM”, subject to our fulfilling all of the requirements of the Toronto Stock Exchange.

Description of Preferred Stock

Under our Certificate of Incorporation and the DGCL, our Board of Directors has the authority to issue shares of preferred stock from time to time in one or more series. Any certificate of designations establishing a series of preferred stock will describe the terms of the series of preferred stock, including:

•	The designation of the series;

•	The number of shares of the series;

•	The amounts payable on and the preferences, if any, of shares of the series in respect of dividends and whether such dividends, if any, shall be cumulative or noncumulative;

•	Dates at which dividends, if any, shall be payable;

•	The redemption rights and price or prices, if any, for shares of the series;

•	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•

Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable, and all other terms and conditions upon which such conversion or exchange may be made;

•	Restrictions on the issuance of shares of the same series or of any other class or series; and

•	The voting rights, if any, of the holders of shares of the series.

Holders of our preferred stock will not be entitled to vote except as may otherwise be provided in the certificate of designations establishing a series of preferred stock and except as may otherwise be provided under applicable law.

Description of Series A Preferred Stock

The certificate of designations for the Series A Preferred Stock authorizes 360,000,000 shares of Series A Preferred Stock, all of which are outstanding as of November 2, 2010 (including 83,898,305 shares of Series A Preferred Stock that we have agreed to purchase from the UST). There are no sinking fund provisions applicable to our Series A Preferred Stock. All outstanding shares of Series A Preferred Stock are fully paid and non-assessable.

Ranking

As described more fully below, the Series A Preferred Stock ranks senior with respect to liquidation preference and dividend rights to any “Junior Stock,” which means the common stock, any preferred stock other than the Series A Preferred Stock, and any other class or series of stock that we may issue.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company’s affairs, a holder of Series A Preferred Stock will be entitled to be paid, before any distribution or payment may be made to any holders of Junior Stock: (1) the liquidation amount of $25.00 per share; and (2) the amount of any accrued and unpaid dividends, if any, whether or not declared, prior to such distribution or payment date.

Dividends

Holders of the Series A Preferred Stock are entitled to receive, on each share, if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors out of assets legally available, cumulative cash dividends with respect to each quarterly dividend period at a rate of 9.0% per annum on: (1) the liquidation amount of $25.00 per share; and (2) the amount of accrued and unpaid dividends for any prior dividend periods on such share, if any. Unless all accrued and unpaid dividends on the Series A Preferred Stock are paid in full, no dividends or distributions may be paid on common stock or any other Junior Stock, and no shares of common stock or any other Junior Stock may be repurchased or redeemed by us (subject to certain exceptions that are specified in the certificate of designations for the Series A Preferred Stock). Dividends, if declared, will be payable on March 15, June 15, September 15 and December 15 of each year.

Redemption

We may not redeem the Series A Preferred Stock prior to December 31, 2014. On or after December 31, 2014, the Series A Preferred Stock may be redeemed, in whole or in part, for cash at a price per share equal to the $25.00 per share liquidation amount, plus any accrued and unpaid dividends.

Series A Preferred Stock Directors

Whenever, at any time or times, dividends payable on the shares of Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of our directors will automatically be increased by two, and the holders of the Series A Preferred Stock will have the right, voting as a class, to elect two directors to our Board of Directors to fill the newly created directorships at the next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been declared and paid in full, at which time such right shall terminate with respect to the Series A Preferred Stock subject to revesting in the event of each and every subsequent payment failure of the character mentioned above. Upon any termination of the rights of the holders of shares of the Series A Preferred Stock as a class to vote for directors as described above, the preferred directors so elected to our Board of Directors shall cease to be qualified as directors and the term of their office shall terminate immediately.

Class Voting Rights on Certain Matters

The vote or consent of the holders of at least 66 2/3% of the shares of the Series A Preferred Stock at the time outstanding, voting as a separate class, shall be necessary for effecting:

•

Any amendment or alteration of the certificate of designations for the Series A Preferred Stock or our Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to or pari passu with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution, or winding up of the Company;

•

Any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock or our Certificate of Incorporation (subject to certain exceptions) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; provided, however, that the vote of 100% of the shares of the Series A Preferred Stock at the time outstanding shall be necessary to: (1) reduce the $25.00 per share liquidation amount; (2) reduce the applicable 9.0% dividend rate; (3) provide for the payment of dividends on the Series A Preferred Stock to be made in other than U.S. Dollars; (4) change any dividend payment date or the December 31, 2014 first optional redemption date; or (5) make dividends on the Series A Preferred Stock non-cumulative; or

•

Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of us with or into another corporation or other entity, unless in each case: (1) the shares of the Series A Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (2) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that any increase in the amount of our authorized preferred stock, or the creation and issuance, or an increase in the authorized or issued amount of any other series of our preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of our preferred stock, ranking junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution, or winding up of the Company will not be deemed to adversely affect the rights, preferences, privileges, or voting powers, and shall not require the affirmative vote or consent of the holders of, outstanding shares of the Series A Preferred Stock.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our Series A Preferred Stock.

Description of the Warrants

Pursuant to the Warrant Agreements, we issued two warrants, each to acquire 136,363,635 shares of common stock, to MLC and one warrant to acquire 45,454,545 shares of common stock to the New VEBA. The first of the MLC Warrants is exercisable at any time prior to July 10, 2016 at an exercise price of $10.00 per share, and the second of the MLC Warrants is exercisable at any time prior to July 10, 2019 at an exercise price of $18.33 per share. The New VEBA Warrant is exercisable at any time prior to December 31, 2015 at an exercise price of $42.31 per share. The number of shares of common stock underlying each of the warrants and the per share exercise price thereof are subject to adjustment as a result of certain events specified in the Warrant Agreements, including stock splits, reverse stock splits, and stock dividends. U.S. Bank National Association is the warrant agent under each of the Warrant Agreements.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the sale of our equity or equity-related securities in the future.

Upon the completion of this offering, we will have outstanding an aggregate of 1,500,000,000 shares of common stock. Of these shares, the 478,000,000 shares of common stock to be sold by the selling stockholders in the offering of common stock (549,700,000 shares if the underwriters in the offering of common stock exercise their over-allotment option in full) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 as described below.

The remaining 1,022,000,000 outstanding shares of our common stock held by the UST, Canada Holdings, the New VEBA and MLC upon completion of this offering (950,300,000 shares if the underwriters in the offering of common stock exercise their over-allotment option in full) will be subject to lock-up arrangements, as described below. After the expiration of the applicable lock-up restrictions, these securities may be sold in the public market only if they are registered under the Securities Act or they qualify for an exemption from registration under the Securities Act, including an exemption pursuant to Rule 144. In addition, as of November 2, 2010, MLC holds a warrant to acquire 136,363,636 shares of our common stock at an exercise price of $10.00 per share, MLC holds another warrant to acquire 136,363,636 shares of our common stock at an exercise price of $18.33 per share, and the New VEBA holds a warrant to acquire 45,454,545 shares of our common stock at an exercise price of $42.31 per share. Our existing stockholders, including the UST, Canada Holdings, the New VEBA and MLC, may be interested in selling after this offering a large number of shares of our common stock and warrants to acquire our common stock, or exercising their warrants and then selling the underlying shares of our common stock. In addition to open market and other transactions, a sale by MLC could occur through a distribution by MLC to its numerous creditors and other stakeholders pursuant to a plan of reorganization confirmed by the Bankruptcy Court in the Chapter 11 Proceedings, who might then resell those shares and warrants.

Additional shares of common stock will be issuable upon conversion of the shares of Series B preferred stock issued in our offering of Series B preferred stock. All of such shares of common stock will be available for immediate resale in the public market upon conversion, except for any such shares issued to persons who are subject to the lock-up arrangements described below, which shares will be subject to the terms of such lock-up arrangements.

Lock-up Arrangements

Holdback Provisions in the Equity Registration Rights Agreement

Under the terms of the Equity Registration Rights Agreement, each of the UST, Canada Holdings, the New VEBA and MLC are prohibited from selling any shares of common stock or securities convertible into or exchangeable or exercisable for common stock, including any sale pursuant to Rule 144, during the 60 day period beginning on the effective date of the registration statement for this offering. See the section of this prospectus entitled “Certain Stockholder Agreements—Equity Registration Rights Agreement” for further information about the Equity Registration Rights Agreement.

Other Lock-up Agreements

Refer to the section of this prospectus entitled “Underwriting” for a description of other lock-up agreements in connection with this offering.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our “affiliates” (as that term is defined in Rule 144) at any time during the three months preceding a sale, and who has owned the shares of our common stock proposed to be sold for at least six months, would be entitled to sell an unlimited number of such shares of our common stock provided current public information about us is available. Such non-affiliate, after owning the shares proposed to be sold for at least one year, would be entitled to sell an unlimited number of such shares of our common stock regardless of whether current public information about us is available.

In general, under Rule 144 as in effect on the date of this prospectus, our affiliates who have owned the shares of our common stock proposed to be sold for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 15,000,000 shares immediately after this offering; and

•	The average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

However, sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Registration Rights

Following the consummation of this offering, each of the UST, Canada Holdings, the New VEBA and MLC will have the right, subject to certain exceptions and conditions, to require us to register their shares of our common stock, warrants and Series A Preferred Stock under the Securities Act pursuant to the Equity Registration Rights Agreement, and they will have the right to participate in certain future registrations of securities by us. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of registration. See the section of this prospectus entitled “Certain Stockholder Agreements—Equity Registration Rights Agreement” for further information about the Equity Registration Rights Agreement.

Proposed Pension Plan Contribution

We expect to contribute $2.0 billion of our common stock to our U.S. hourly and salaried pension plans after the completion of the common stock offering and the Series B preferred stock offering. This contribution is contingent on Department of Labor approval, which we expect to receive in the near-term. Based on the number of shares determined using an assumed public offering price per share of our common stock in the common stock offering of $32.50, the midpoint of the range set forth on the cover of this prospectus, this anticipated contribution would consist of 61.5 million shares of our common stock. Although we reserve the right to modify the amount or timing of the contribution, or to not make the contribution at all, we currently expect to complete the contribution to the pension plans in the near-term. In connection with any such contribution, we expect to grant the pension plans the right to require us in certain circumstances to file registration statements under the Securities Act covering additional resales of those shares of our common stock held by them and the right to participate in other registered offerings in certain circumstances. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of registration.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion describes material U.S. federal income and estate tax consequences associated with the purchase, ownership, and disposition of our common stock as of the date of this prospectus by Non-U.S. Holders (as defined below). It is assumed in this discussion that a Non-U.S. Holder holds shares of our common stock as capital assets within the meaning of Section 1221 of the IRC (generally, property held for investment). This discussion does not address all aspects of U.S. federal income or estate taxation. Furthermore, the discussion below is based upon the provisions of the IRC, the existing and proposed Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date of this prospectus, and all of which are subject to change or differing interpretation, possibly with retroactive effect. This discussion does not address any state, local, or foreign tax consequences, nor any federal tax consequences, other than federal income and estate tax consequences. Persons considering the purchase, ownership, or disposition of our common stock should consult their tax advisors concerning U.S. federal, state, local, foreign or other tax consequences in light of their particular situations.

A “U.S. Holder” of our common stock means a holder that is for U.S. federal income tax purposes:

•	An individual citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust if it: (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of our common stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing common stock, we urge you to consult your tax advisor. Special rules may also apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates;

•	“controlled foreign corporations”;

•	“passive foreign investment companies”; and

•	investors in pass-through entities that are subject to special treatment under the IRC.

Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND IS NOT TAX OR LEGAL ADVICE. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distribution we make to a Non-U.S. Holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable treaty and the Non-U.S. Holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the Non-U.S. Holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the Non-U.S. Holder’s shares of our common stock, as gain from the sale or exchange of such stock.

If you wish to claim the benefit of an applicable treaty for dividends, you will be required to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty.

Dividends we pay that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. resident, subject to other treatment under an applicable income tax treaty. Special certification and disclosure requirements, including the completion of Internal Revenue Service Form W-8ECI (or any successor form), must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

•	The gain is effectively connected with your conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to your U.S. permanent establishment;

•

If you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met; or

•

We are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. resident. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Under certain circumstances, Treasury Regulations require information reporting and backup withholding on certain payments on common stock.

U.S. backup withholding (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends on common stock paid to a Non-U.S. Holder will generally be exempt from backup withholding, provided the Non-U.S. Holder meets applicable certification requirements, including providing a correct and properly executed Internal Revenue Service Form W-8BEN or otherwise establishes an exemption. We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal withholding tax withheld with respect to those dividends, regardless of whether withholding is reduced or eliminated by an applicable tax treaty. Copies of these information reports may also be made available under the provisions of an applicable treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder is a resident.

Under Treasury Regulations, payments of proceeds from the sale of our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with significant United States ownership or engaged in a United States trade or business, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is a Non-U.S. Holder or is otherwise entitled to an exemption (and the broker has no knowledge or reason to know to the contrary), and other applicable certification requirements are met. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. Information reporting and backup withholding generally will apply to payments of proceeds from the sale of our common stock effected through a United States office of any United States or foreign broker, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the Internal Revenue Service.

New Withholding Legislation

Newly enacted legislation imposes withholding taxes on certain types of payments made to certain non-U.S. entities. The legislation generally applies to payments made after December 31, 2012. Under this legislation, the failure to comply with certification, information reporting and other specified requirements (that are different from, and in addition to, the beneficial owner certification requirements described above) could result in a 30% withholding tax being imposed on payments of dividends on, and sales proceeds of, U.S. common stock to certain Non-U.S. Holders. Under certain circumstances, a Non-U.S. Holder of our common stock may be eligible for a refund or credit of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares of common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
RBC Capital Markets Corporation
Banco Bradesco BBI S.A.
CIBC World Markets Corp.
Commerz Markets LLC
BNY Mellon Capital Markets, LLC
ICBC International Securities Limited
Itau BBA USA Securities, Inc.
Lloyds TSB Bank plc
China International Capital Corporation Hong Kong Securities Limited
Loop Capital Markets LLC
The Williams Capital Group, L.P.
Soleil Securities Corporation
Scotia Capital (USA) Inc.
Piper Jaffray & Co.
SMBC Nikko Capital Markets Limited
Sanford C. Bernstein & Co., LLC
Cabrera Capital Markets, LLC
CastleOak Securities, L.P.
CF Global Trading LLC
C.L. King & Associates, Inc.
CRT Investment Banking LLC
FBR Capital Markets & Co.
Gardner Rich, LLC
Lebenthal & Co., LLC
M. R. Beal & Company
Muriel Siebert & Co., Inc.
Samuel A. Ramirez & Company, Inc.

Total	478,000,000

We may add additional underwriters to the table above. Any such underwriters would be selected by us taking into account various criteria, including among other things their marketing and distribution capability, ownership and management diversity, and automotive industry expertise.

The underwriters are offering the shares of common stock subject to their receipt and acceptance of the shares from the selling stockholders, subject to prior sale and subject to their right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of shares of common stock outside of the United States may be made by affiliates of the underwriters.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 71,700,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters purchase any additional shares of common stock, they will offer the additional shares on the same terms as the other shares of common stock that are the subject of this offering.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 71,700,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by the selling stockholders	$	$	$
Proceeds, before expenses, to selling stockholders	$	$	$

We estimate that the total offering expenses payable by us for this offering and the offering of Series B preferred stock, exclusive of the underwriting discounts and commissions payable by us in the offering of Series B preferred stock, are approximately $25.0 million. The underwriters have agreed to reimburse us for a portion of our legal and road show costs and expenses incurred in connection with the common stock offering and Series B preferred stock offering, up to a maximum aggregate amount of $3.0 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “GM”. The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “GMM”, subject to our fulfilling all of the requirements of the Toronto Stock Exchange.

We and each of our executive officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the restricted period):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock (including, with respect to our executive officers and directors, without limitation, shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock which may be deemed to be beneficially owned by the executive officer or director in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or, in the case of our executive officers and directors, publicly disclose the intention to make any offer, sale, pledge or disposition; or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or Series B preferred stock or such other securities,

whether any such transaction described above is to be settled by delivery of shares of common stock or Series B preferred stock or such other securities, in cash or otherwise.

In addition, we have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, we will not, during the restricted period, file with the SEC a registration statement under the Securities Act (or with any Canadian securities commission a prospectus under Canadian securities laws) relating to any shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock. Furthermore, each of our executive officers and directors has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, such person will not, during the restricted period, make any demand for or exercise any right with respect to the registration of any shares of common stock or Series B preferred stock or any security convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock.

Each of the selling stockholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, it will not, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including without limitation, shares of common stock or any securities convertible into or exercisable or exchangeable for common stock which may be deemed to be beneficially owned by the selling stockholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or such other securities convertible into or exercisable or exchangeable for shares of common stock, whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

In addition, the selling stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, the selling stockholders will not, during the period ending 90 days after the date of this prospectus, make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock.

The restrictions on us and the selling stockholders described above are subject to certain limited exceptions and do not apply to the sale of shares of common stock or Series B preferred stock to the underwriters.

With respect to us, the restrictions above also do not apply to:

•

the issuance and/or sale of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock or the grant of equity-based awards (including options, restricted stock awards, restricted stock units and/or salary stock units) pursuant to the terms of any agreement or pursuant to any employee stock option plan, employee stock incentive plan or employee stock ownership plan existing as of the date of this prospectus or described herein;

•

the issuance of shares of common stock or Series B preferred stock upon the conversion, exercise, exchange or settlement of any securities that are convertible into, exercisable or exchangeable for, or which may be settled for shares of common stock or Series B preferred stock (including warrants, options, restricted stock awards, restricted stock units and salary stock units) and that are outstanding as of the date of this prospectus or are described herein;

•

the issuance of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for common stock or Series B preferred stock in connection with transfers to dividend reinvestment plans or to employee benefit plans in effect as of the date of this prospectus;

•	the issuance of shares of common stock or Series B preferred stock to existing holders of such stock for purposes of effecting a stock dividend or stock split;

•

the issuance of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for common stock or Series B preferred stock as consideration or partial consideration for any bona fide merger, acquisition, business combination or other strategic or commercial transaction or relationship; provided that the shares of common stock or Series B preferred stock, options, warrants or other convertible or exchangeable securities relating to common stock or Series B preferred stock so issued shall not have a fair market value (as reasonably determined by us after consultation with Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC) in an amount greater than $5.0 billion and provided that the recipient of any securities so issued shall execute a lock-up agreement containing substantially the same lock-up restrictions described above for the balance of the restricted period;

•	the filing of a registration statement on Form S-4 and/or Form S-8 (or any successor form) or of a prospectus under Canadian securities laws in connection with any of the foregoing exceptions; or

•

the filing of any registration statement (or prospectus under Canadian securities laws) to the extent required by the exercise of a demand registration right by MLC pursuant to the Equity Registration Rights Agreement.

With respect to our executive officers and directors, the restrictions described above also do not apply to:

•

sales, transfers or other dispositions of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock pursuant to a sales plan pursuant to Rule 10b5-1 under the Exchange Act existing as of the date of this prospectus in the form existing at such time;

•

transfers of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock to any beneficiary of such executive officer or director pursuant to a will or other testamentary document or applicable laws of descent;

•

transfers of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock as a bona fide gift or gifts;

•

transfers of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock to any trust, partnership or limited liability company for the direct or indirect benefit of such executive officer or director or their immediate family;

•	distributions of shares of common stock or Series B preferred stock to their members, limited partners, stockholders or creditors; or

•

transfers of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock to a corporation, partnership, limited liability company or other business entity that is a controlled or managed affiliate, provided that, in the case of any transfer or distribution pursuant to the second, third, fourth, fifth and sixth bullets above, each transferee shall sign and deliver a lock-up letter containing substantially the same lock-up restrictions described above for the balance of the restricted period.

With respect to the selling stockholders, the restrictions described above also do not apply to:

•

sales, transfers or other dispositions of shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock pursuant to a sales plan pursuant to Rule 10b5-1 under the Exchange Act existing as of the date of this prospectus in the form existing at such time;

•	transfers of common stock or any securities convertible into or exercisable or exchangeable for common stock as a bona fide gift or gifts;

•	distributions of common stock to members, limited partners, stockholders or creditors; or

•

transfers of common stock or any securities convertible into or exercisable or exchangeable for common stock to (i) us or (ii) a corporation, partnership, limited liability company (or, in the case of the UST and Canada Holdings, a government organization or entity) or other entity that is a controlled or managed affiliate of the applicable selling stockholder or controls or manages the applicable selling stockholder or is under common control with the applicable selling stockholder, provided that, in the case of any transfer or distribution pursuant to the second, third and fourth bullets above, each transferee shall sign and deliver a lock-up letter containing substantially the same lock-up restrictions described above for the balance of the restricted period.

In addition, if (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. The activities described above may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time if they are commenced.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Prior to this offering, there has been no public market for our common stock. The public offering price was determined by negotiations between us, the selling stockholders, and the representatives. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. We cannot assure you, however, that the price at which the shares of common stock will sell in the public market after this offering will not be lower than the public offering price or that an active trading market in the shares of our common stock will develop and continue after this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive compensatory fees and expense reimbursements.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters are not U.S.-registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the securities in the United States, they will do so through one or more U.S. registered broker-dealers, which may be affiliates of such underwriters, in accordance with the applicable U.S. securities laws and regulations, and as permitted by FINRA regulations. One or more of the underwriters may be unable to make offers or sales in the United States other than through Rule 15a-6 under the Exchange Act.

Directed Share Program

At our request, the underwriters have reserved up to five percent of the shares of common stock to be sold by the selling stockholders and offered by this prospectus for sale, at the public offering price, to certain individuals residing in the United States and Canada at the time of this offering through a directed share program, including directors, hourly and salaried employees and retirees, and dealers of the Company and GMCL and U.S. ACDelco distributors. The number of shares of common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus.

Conflicts of Interest

As of September 30, 2010, the UST owned approximately 3.6 billion shares of the common stock of Citigroup Inc., representing 12.4% ownership of the outstanding common stock of Citigroup Inc. As a result, Citigroup Global Markets, Inc. is an affiliate of the UST under Rule 2720 of the Conduct Rules of FINRA, and a “conflict of interest” is deemed to exist under Rule 2720. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the FINRA Conduct Rules. In addition, in accordance with Rule 2720, Citigroup Global Markets, Inc. will not make sales to discretionary accounts without the prior written consent of the customer.

UST’s Guidance on Distribution of Shares

The UST has informed us that mindful of its duty to maximize the return to taxpayers, its shareholder principles, and the complexity of the transaction, it requires us and the underwriters to use commercial best efforts to provide potential investors with the opportunity to purchase shares in accordance with the following guidelines:

•

Maximize taxpayer returns—The UST expects that this offering will be executed in a manner that will use sound commercial practices to balance maximizing the price per share and the total proceeds to taxpayers while achieving a stable shareholder base, an active, liquid aftermarket, and broad interest in follow-on offerings to the extent practicable.

•

Access to all investors—The UST expects that potential investors will be sought across multiple geographies with a focus on North American investors, in line with what is typical in similar transactions.

•

Broad distribution—The UST expects that a large and diverse group of institutional investors will be offered an opportunity to participate, with no single investor or group of investors receiving a disproportionate share or unusual treatment.

•

Retail investors—The UST expects that interested retail purchasers will be given ample opportunity to participate, consistent with appropriate commercial practices aimed at maximizing the UST’s return and creating a stable trading market for the shares.

•

U.S. Government involvement—Consistent with its articulated principles and prior practice, the UST will satisfy itself that the above principles are being adhered to but will not involve itself in decisions regarding allocation of shares to specific buyers.

SELLING RESTRICTIONS

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (Corporations Act);

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

(iii) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

(b) you warrant and agree that you will not offer any of the shares issued to you pursuant to this document for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Austria

This document serves marketing purposes and constitutes neither an offer to sell nor a solicitation to buy any securities. There is no intention to make a public offer in Austria. Should a public offer be made in Austria, a prospectus prepared in accordance with the Austrian Capital Market Act (Capital Market Act) will be published.

The shares may only be offered in the Republic of Austria in compliance with the provisions of the Capital Market Act and any other laws applicable in the Republic of Austria governing the offer and sale of the shares in the Republic of Austria. The shares are not registered or otherwise authorized for public offer under the Capital Market Act or any other relevant securities legislation in Austria. The recipients of this prospectus and other selling materials in respect to the shares have been individually selected and identified before the offer being made and are targeted exclusively on the basis of a private placement. Accordingly, the shares may not be, and are not being, offered or advertised publicly or offered similarly under either the Capital Market Act or any other relevant securities legislation Austria. This offer may not be made to any other persons than the recipients to whom this document is personally addressed. This prospectus and other selling materials in respect to the shares may not be issued, circulated or passed on in Austria to any person except under circumstances neither constituting a public offer of, nor a public invitation to subscribe for, the shares. This prospectus has been issued to each prospective investor for its personal use only. Accordingly, recipients of this prospectus are advised that this prospectus and any other selling materials in respect to the shares shall not be passed on by them to any other person in Austria.

Bahrain

THIS OFFER IS A PRIVATE PLACEMENT. IT IS NOT SUBJECT TO REGULATIONS OF THE CENTRAL BANK OF BAHRAIN THAT APPLY TO PUBLIC OFFERINGS OF SECURITIES, AND THE

EXTENSIVE DISCLOSURE REQUIREMENTS AND OTHER PROTECTIONS THAT SUCH REGULATIONS CONTAIN. THIS PROSPECTUS IS THEREFORE INTENDED ONLY FOR “ACCREDITED INVESTORS.”

THE STOCK OF GENERAL MOTORS COMPANY OFFERED BY WAY OF THIS PRIVATE PLACEMENT MAY ONLY BE OFFERED IN MINIMUM SUBSCRIPTIONS OF US$100,000 (OR THE EQUIVALENT IN OTHER CURRENCIES).

THE CENTRAL BANK OF BAHRAIN ASSUMES NO RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF THE STATEMENTS AND INFORMATION CONTAINED IN THIS PROSPECTUS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS OR DAMAGE HOWSOEVER ARISING FROM RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS.

THE BOARD OF DIRECTORS AND THE MANAGEMENT OF GENERAL MOTORS COMPANY ACCEPT RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS, TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE BOARD OF DIRECTORS AND THE MANAGEMENT, WHO HAVE TAKEN ALL REASONABLE CARE TO ENSURE THAT SUCH IS THE CASE, THE INFORMATION CONTAINED IN THIS PROSPECTUS IS IN ACCORDANCE WITH THE FACTS AND DOES NOT OMIT ANYTHING LIKELY TO AFFECT THE RELIABILITY OF SUCH INFORMATION.

Barbados

The shares may not be offered or sold to the public in Barbados.

Belgium

No action has been taken in Belgium to permit a public offer of the shares in accordance with the Belgian act of 16 June 2006 on the public offer of securities and admission of securities to trading on a regulated market (Belgian Prospectus Act) and no securities may be offered or sold to persons in Belgium which are not qualified investors within the meaning of article 10 of the Belgian Prospectus Act or pursuant to another exemption available pursuant to article 3 of the Belgian Prospectus Act.

Bermuda

NOTICE TO RESIDENTS OF BERMUDA

This prospectus and the securities offered hereby have not been, and will not be, registered under the laws and regulations of Bermuda, nor has any regulatory authority in Bermuda passed comment upon or approved the accuracy or adequacy of this prospectus.

Brazil

For purposes of Brazilian law, this offer of securities is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon elsewhere or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

Therefore, as this prospectus does not constitute or form part of any public offering to sell or solicitation of a public offering to buy any shares or assets, the offering and THE SHARES OFFERED HEREBY HAVE NOT BEEN, AND WILL NOT BE, AND MAY NOT BE OFFERED FOR SALE OR SOLD IN BRAZIL EXCEPT IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE A PUBLIC OFFERING OR DISTRIBUTION UNDER BRAZILIAN LAWS AND REGULATIONS. DOCUMENTS RELATING TO THE SHARES, AS WELL AS THE INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC, AS A PUBLIC OFFERING IN BRAZIL OR BE USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF THE SHARES TO THE PUBLIC IN BRAZIL.

Brunei

Notice to Residents of Brunei Darussalam

This document and the shares described herein is not an offer to sell or a solicitation of an offer to buy and/or to subscribe for any shares to the public or any member of the public in Brunei Darussalam but for information purposes only and directed solely to such persons as the law in Brunei Darussalam would regard as a person whose ordinary business or part thereof it is to buy or sell shares, whether as principal or agent. As such, this document and any other document, circular, notice or other material issued in connection therewith may not be distributed or redistributed to and may not be relied upon or used by the public or any member of the public in Brunei Darussalam. All offers, acceptances subscription, sales, and allotments of the shares or any part thereof shall be made outside Brunei Darussalam. This document has not been registered as a prospectus with the Registrar of Companies under the Companies Act, Cap. 39 of Brunei Darussalam and the shares have not been approved by Registrar of Companies or by any other government agency in Brunei Darussalam.

Cayman Islands

THIS IS NOT AN OFFER TO THE MEMBERS OF THE PUBLIC IN THE CAYMAN ISLANDS TO SUBSCRIBE FOR SHARES, AND APPLICATIONS ORIGINATING FROM THE CAYMAN ISLANDS WILL ONLY BE ACCEPTED FROM SOPHISTICATED PERSONS OR HIGH NET WORTH PERSONS, IN EACH CASE WITHIN THE MEANING OF THE CAYMAN ISLANDS SECURITIES INVESTMENT BUSINESS LAW (AS AMENDED).

Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

China

This prospectus may not be circulated or distributed in the People’s Republic of China (China) and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Colombia

Notice to Prospective Investors in Colombia

The shares of General Motors Company have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, these shares may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer;

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

Finland

This prospectus does not constitute a public offer or an advertisement of securities to the public in the Republic of Finland. The shares will not and may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which would constitute a public offering of securities under Finnish law. Any offer or sale of the shares in Finland shall be made pursuant to a private placement exemption as defined under European Council Directive 2003/71/EC, Article 3(2) and the Finnish Securities Market Act (1989/495, as amended) and any regulation there under. This prospectus has not been approved by or notified to the Finnish Financial Supervisory Authority.

France

This offering document has not been prepared in the context of a public offering of securities in France (offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 and seq. of the Autorité des marchés financiers (AMF) regulations and has therefore not been submitted to the AMF for prior approval or otherwise.

The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this offering document nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2, D.411-4 of the French Code monétaire et financier) on the condition that no such offering document nor any other offering material relating to the securities shall be delivered by them to any person nor reproduced (in whole or in part). Such “qualified investors” are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

You are hereby notified that in connection with the purchase of these securities, you must act for your own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.411-2, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

Germany

Any offer or solicitation of shares within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz – WpPG). The offer and solicitation of securities to the public in German requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the WpPG. This prospectus and any other document relating to the shares, as well as any information contained therein, must not be supplied to the public in Germany or used in connection with any offer for subscription of the shares to the public in Germany, any public marketing of the shares or any public solicitation for offers to subscribe for or otherwise acquire the shares. The prospectus and other offering materials relating to the offer of shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Hungary

PURSUANT TO SECTION 18 OF ACT CXX OF 2001 ON THE CAPITAL MARKETS, THIS DOCUMENT WAS PREPARED IN CONNECTION WITH A PRIVATE PLACEMENT IN HUNGARY.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, and entities with shareholders’ equity in excess of NIS 250 million, each as defined in the Addendum (as it may be amended from time to time, collectively referred to as institutional investors). Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this document in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

Italy

The offering of the shares has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB), in accordance with Italian securities legislation. Accordingly, the shares may not be offered or sold, and copies of this offering document or any other document relating to the shares may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, subsection 1, paragraph b) of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the Issuers’ Regulation), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers’ Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers’ Regulation, and provided, however, that any such offer or sale of the shares or distribution of copies of this offering document or any other document relating to the shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares, and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorised to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

India

This document has not been and will not be registered as a prospectus or a statement in lieu of prospectus with any registrar of companies in India. This document has not been and will not be reviewed or approved by any regulatory authority in India, including the Securities and Exchange Board of India, any registrar of companies in India or any stock exchange in India. This document and this offering of shares are not and should not be construed as an invitation, offer or sale of any securities to the public in India. Other than in compliance with the private placement exemptions under applicable laws and regulations in India, including the Companies Act, 1956, as amended, the shares have not been, and will not be, offered or sold to the public or any member of the public in India. This document is strictly personal to the recipient and neither this document nor the offering of the shares is calculated to result, directly or indirectly, in the shares becoming available for subscription or purchase by persons other than those receiving the invitation or offer.

Ireland

Notice to prospective investors in Ireland

This document does not comprise a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland, the Prospectus (Directive 2003\71\EC) Regulations 2005 of Ireland or the Prospectus Rules issued by the Financial Regulator of Ireland in March 2006. This document is only being made available to certain prospective investors in Ireland (Prospective Irish Investors) on the understanding that any written or oral information contained herein or otherwise made available to them will be kept strictly confidential. The opportunity described in this document is personal to the addressees in Ireland. This document must not be copied, reproduced, distributed or passed by any Prospective Irish Investor to any other person without the consent of underwriters. By accepting this document, Prospective Irish Investors are deemed to undertake and warrant to the underwriters and General Motors Company that they will keep this prospectus confidential.

Prospective Irish Investors are recommended to seek their own independent financial advice in relation to the opportunity described in this document from their stockbroker, bank manager, solicitor, accountant or other independent financial adviser who is duly authorized or exempted under the Investments Intermediaries Act 1995 of Ireland or the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law). Accordingly, no resident of Japan may participate in the offering of the shares and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Kuwait

The shares have not been licensed for offering in Kuwait by the Ministry of Commerce and Industry or the Central Bank of Kuwait or any other relevant Kuwaiti government agency. The offering of the shares in Kuwait on the basis a private placement or public offering is, therefore, restricted in accordance with Decree Law No. 31 of 1990, as amended, and Ministerial Order No. 113 of 1992, as amended. No private or public offering of the shares are being made in Kuwait, and no agreement relating to the sale of the shares will be concluded in Kuwait. No marketing or solicitation or inducement activities are being used to offer or market the shares in Kuwait.

Luxembourg

The shares may not be offered or sold in the Grand Duchy of Luxembourg, except for shares which are offered in circumstances that do not require the approval of a prospectus by the Luxembourg financial regulatory authority and the publication of such prospectus pursuant to the law of July 10, 2005 on prospectuses for securities. The shares are offered to a limited number of high net worth individual investors or to institutional investors, in all cases under circumstances designed to preclude a distribution that would be other than a private placement. This document may not be reproduced or used for any purposes, or furnished to any persons other than those to whom copies have been sent.

Mexico

No actions, applications nor filings have been undertaken in Mexico, whether before the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores or CNBV) nor the Mexican Stock Exchange (Bolsa Mexicana de Valores, or BMV), in order to make a public offering in said territory, with or without price, through mass media and to indeterminate subjects to subscribe, acquire, sell or otherwise assign the shares, in any form or manner.

This document is not intended to be distributed through mass media to indeterminate subjects, nor to serve as an application for the registration of the shares before any securities registry or exchange in Mexico, nor as a prospectus for their public offering in said jurisdiction. No financial authority nor securities exchange in Mexico have reviewed or assessed the particulars of the shares or their offering, and in no case will they assert the goodness of the shares, the solvency of the issuer, nor the exactitude or veracity of the information contained herein, and will not validate acts.

You are solely responsible if you have procured this copy of this document yourself or came by it through your own means out of your own accord, regardless of the source. If you have received one such copy from either the issuer or the underwriter the shares are being offered to you under the private offering exceptions in the Securities Market Law (SML), for which you must be in one of the following situations:

(a) You are either an institutional investor within the meaning of Article 2, Roman numeral XVII, of the SML and regarded as such pursuant to the laws of Mexico, or a qualified investor because pursuant to Article 2, Roman numeral XVI, of said statute you have the income, assets or qualitative characteristics provided for under Article 1, Roman numeral XIII of the General Provisions Applicable to Issuers of Securities and other Participants in the Securities Market, which require that you have maintained, in average over the past year, investments in securities (within the meaning of the SML) for an amount equal or greater than 1,500,000 Investment Units (Unidades de Inversión, UDIs), or in each of the last 2 years had a gross annual income equal to or greater than 500,000 such Investment Units;

(b) You are a member of a group of less than 100 individually identified people to whom the shares are being offered directly and personally; or

(c) You are an employee of the issuer and a beneficiary of a generally-applicable employee benefit plan or program of said issuer.

You may be further required to expressly reiterate that you fall into either of said exceptions, that you further understand that the private offering of shares has less documentary and information requirements than public offerings do, and to waive the right to claim on any lacking thereof.

Netherlands

The shares may not, directly or indirectly, be offered or acquired in the Netherlands and this offering memorandum may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

Norway

This offering document has not been approved or disapproved by, or registered with, the Norwegian Financial Supervisory Authority (Finanstilsynet) nor the Norwegian Registry of Business Enterprises, and the shares are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act and the Norwegian Securities Trading Regulation.

Oman

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman as contemplated by the Commercial Companies Law of Oman (Royal Decree 4/74) or the Capital Market Law of Oman (Royal Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy Non-Omani securities in the Sultanate of Oman as contemplated by Article 139 of the Executive Regulations of the Capital Market Law (issued by Decision No.1/2009). Additionally, this prospectus is not intended to lead to the conclusion of a contract for the sale or purchase of securities in Oman.

The recipient of this prospectus in Oman represents that it is a financial institution and is a sophisticated investor (as described in Article 139 of the Executive Regulations of the Capital Market Law) and that its officers/employees have such experience in business and financial matters that they are capable of evaluating the merits and risks of investments.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The distributor of the prospectus is neither a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor a bank licensed by the Central Bank of Oman to provide investment banking services in Oman. The distributor of the prospectus does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this prospectus and any purchaser of the shares pursuant to this prospectus shall not market, distribute, resell, or offer to resell the shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this prospectus to others.

Portugal

This document does not constitute an offer or an invitation by or on behalf of General Motors Company to subscribe or purchase any shares. It may not be used for or in connection with any offer to, or solicitation by, anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation. The distribution of this presentation/marketing material and the marketing of the shares in certain jurisdictions may be restricted by law. Persons into whose possession this presentation/marketing material comes are required to inform themselves about and to observe any such restrictions.

No action has been taken or will be taken by General Motors Company that would permit a public offering of shares or the circulation or distribution of this presentation/marketing material or any material in relation to the Company or the shares, in any country or jurisdiction where action for that purpose is required.

Prospective investors should understand the risks of investing in the shares before they make their investment decision. They should make their own independent decision to invest in the shares and as to whether an investment in such shares are appropriate or proper for them based upon their own judgment and upon advice from such advisors as they consider necessary.

Russia

Not for release, distribution or publication, directly or indirectly, into or in the Russian Federation. Information contained herein is not an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in Russia or to or for the benefit of any Russian person or any person in the Russian Federation, and does not constitute an advertisement or offering of any securities in Russia within the meaning of Russian securities laws to any person other than a “qualified investor” (as defined in Russian securities laws). This information must not be passed on to third parties or otherwise be made publicly available in Russia. The shares have not been and will not be registered in Russia or admitted to public placement and/or public circulation in Russia. The shares are not intended for “offering”, “placement” or “circulation” in Russia, except as permitted by Russian law (each as defined in Russian securities laws).

Saudi Arabia

This document may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

Singapore

The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act (Chapter 289) of Singapore (SFA) and accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

By accepting this document, the recipient hereof represents and warrants that he is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

South Korea

The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the shares may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Spain

This offer of shares of General Motors Company has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores or CNMV) and, therefore, no shares of General Motors Company may be offered, sold or distributed in any manner, nor may any resale of the shares be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus nor any offering or advertising materials relating to the shares of General Motors Company have been or will be registered with the CNMV and therefore they are not intended for the public offer of the shares of General Motors Company in Spain.

Sweden

THIS OFFERING DOCUMENT IS NOT A PROSPECTUS AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH THE PROSPECTUS REQUIREMENTS LAID DOWN IN THE SWEDISH FINANCIAL INSTRUMENTS TRADING ACT (LAG (1991:980) OM HANDEL MED FINANSIELLA INSTRUMENT) NOR ANY OTHER SWEDISH ENACTMENT. NEITHER THE SWEDISH FINANCIAL SUPERVISORY AUTHORITY NOR ANY OTHER SWEDISH REGULATORY BODY HAS EXAMINED, APPROVED OR REGISTERED THIS OFFERING DOCUMENT.

NO SHARES WILL BE OFFERED OR SOLD TO ANY INVESTOR IN SWEDEN EXCEPT IN CIRCUMSTANCES THAT WILL NOT RESULT IN A REQUIREMENT TO PREPARE A PROSPECTUS PURSUANT TO THE PROVISIONS OF THE SWEDISH FINANCIAL INSTRUMENTS TRADING ACT.

Switzerland

This document does not constitute a prospectus within the meaning of Article 652a of the Swiss Code of Obligations. The shares of General Motors Company may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares may be disturbed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of General Motors Company in Switzerland.

United Arab Emirates

The Global Offering has not been approved or licensed by the Central Bank of the United Arab Emirates (UAE), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (DFSA), a regulatory authority of the Dubai International Financial Centre (DIFC). The Global Offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Robert C. Shrosbree, Esq., Attorney, GM Legal Staff, and certain other legal matters related to the securities will be passed upon for us by Jenner & Block LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Davis Polk & Wardwell LLP acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as our counsel, and as counsel for certain of our subsidiaries, in various matters.

EXPERTS

The consolidated financial statements of General Motors Company as of December 31, 2009 (Successor) and for the period July 10, 2009 through December 31, 2009 (Successor), and of General Motors Corporation as of December 31, 2008 (Predecessor), the period January 1, 2009 through July 9, 2009 (Predecessor) and each of the two years in the period ended December 31, 2008 (Predecessor), included in this Prospectus and the related financial statement schedule of General Motors Company included elsewhere in the registration statement, and the effectiveness of General Motors Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include explanatory paragraphs relating to: (a) the Successor’s acquisition of substantially all of the assets and assumption of certain of the liabilities of the Predecessor in accordance with the Amended and Restated Master Sale and Purchase Agreement pursuant to Section 363(b) of the Bankruptcy Code and the Bankruptcy Court sale order dated July 5, 2009 and the resulting application of fresh-start reporting, which resulted in a lack of comparability between the financial statements of the Successor and the Predecessor; (b) the Predecessor’s adoption of new or revised accounting standards, and (c) a retrospective change in the Successor’s reportable segments, and (2) express an adverse opinion on the effectiveness of General Motors Company’s internal control over financial reporting because of a material weakness. Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Ally Financial Inc. (formerly GMAC Inc.) as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in the registration statement at Exhibit 99.1, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in the registration statement at Exhibit 99.1. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement. Statements made in this prospectus as to the content of any contract, agreement, or other document filed as an exhibit to the registration statement are not necessarily complete. With respect to those statements, you should refer to the corresponding exhibit for a more complete description of the matter involved and read all statements in this prospectus in light of that exhibit. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.gm.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm on Financial Statements	F-2
Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	F-3

Consolidated Statements of Operations of General Motors Company (Successor) for the period July  10, 2009 through December 31, 2009 and General Motors Corporation (Predecessor) for the period January 1, 2009 through July 9, 2009 and years ended December 31, 2008 and 2007

F-5
Consolidated Balance Sheets of General Motors Company (Successor) as of December 31, 2009 and General Motors Corporation (Predecessor) as of December 31, 2008	F-6

Consolidated Statements of Cash Flows of General Motors Company (Successor) for the period July  10, 2009 through December 31, 2009 and General Motors Corporation (Predecessor) for the period January 1, 2009 through July 9, 2009 and years ended December 31, 2008 and 2007

F-7

Consolidated Statements of Equity (Deficit) of General Motors Company (Successor) for the period July  10, 2009 through December 31, 2009 and General Motors Corporation (Predecessor) for the period January 1, 2009 through July 9, 2009 and years ended December 31, 2008 and 2007

F-9
Notes to Consolidated Financial Statements	F-11

UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS:

Condensed Consolidated Statements of Operations of General Motors Company (Successor) for the nine months ended September 30, 2010 and the period July 10, 2009 through September 30, 2009 and General Motors Corporation (Predecessor) for the period January 1, 2009 through July 9, 2009 (Unaudited)

F-171
Condensed Consolidated Balance Sheets of General Motors Company (Successor) as of September 30, 2010 and December 31, 2009 (Unaudited)	F-172

Condensed Consolidated Statements of Equity (Deficit) of General Motors Company (Successor) for the nine months ended September 30, 2010 and the period July 10, 2009 through September 30, 2009 and General Motors Corporation (Predecessor) for the period January 1, 2009 through July 9, 2009 (Unaudited)

F-173

Condensed Consolidated Statements of Cash Flows of General Motors Company (Successor) for the nine months ended September 30, 2010 and the period July 10, 2009 through September 30, 2009 and General Motors Corporation (Predecessor) for the period January 1, 2009 through July 9, 2009 (Unaudited)

F-175
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-176

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Motors Company, its Directors, and Stockholders:

We have audited the accompanying Consolidated Balance Sheets of General Motors Company and subsidiaries as of December 31, 2009 (Successor) and General Motors Corporation and subsidiaries as of December 31, 2008 (Predecessor), and the related Consolidated Statements of Operations, Cash Flows and Equity (Deficit) for the period July 10, 2009 through December 31, 2009 (Successor), the period January 1, 2009 through July 9, 2009 (Predecessor) and each of the two years in the period ended December 31, 2008 (Predecessor) (Successor and Predecessor collectively, the Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of General Motors Company and subsidiaries at December 31, 2009 (Successor) and General Motors Corporation and subsidiaries at December 31, 2008 (Predecessor), and the results of their operations and their cash flows for the period July 10, 2009 through December 31, 2009 (Successor), the period January 1, 2009 through July 9, 2009 (Predecessor) and each of the two years in the period ended December 31, 2008 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on July 10, 2009 the Successor completed the acquisition of substantially all of the assets and assumed certain of the liabilities of the Predecessor in accordance with the Amended and Restated Master Sale and Purchase Agreement pursuant to Section 363(b) of the Bankruptcy Code and the Bankruptcy Court sale order dated July 5, 2009. Accordingly, the accompanying consolidated financial statements have been prepared in accordance with Accounting Standards Codification (ASC) Topic 852, Reorganizations. The Successor applied fresh-start reporting and recognized the acquired net assets at fair value, resulting in a lack of comparability with the prior period financial statements of the Predecessor.

As discussed in Note 4 to the consolidated financial statements, the Predecessor adopted ASC Topic 820-10, Fair Value Measurements and Disclosures, effective January 1, 2008 and adopted amendments to ASC Topic 805, Business Combinations, effective January 1, 2009. In addition, on January 1, 2009, the Predecessor retrospectively adjusted the consolidated financial statements for all prior periods presented for the adoption of amendments to ASC Topic 810-10, Consolidation, which affect the reporting of noncontrolling interests in partially-owned consolidated subsidiaries, and for the adoption of ASC Topic 470-20, Debt with Conversion and Other Options.

As discussed in Notes 3 and 33 to the consolidated financial statements, the consolidated financial statements have been retrospectively adjusted to reflect a change in the Successor’s reportable segments pursuant to ASC Topic 280, Segment Reporting.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Successor’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated April 7, 2010 expressed an adverse opinion on the Successor’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan

April 7, 2010 (August 18, 2010 as to the effects of the retrospective adjustment of reportable segments described in Notes 3 and 33 and November 1, 2010 as to the effects of the stock split described in Note 3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Motors Company, its Directors, and Stockholders:

We have audited the internal control over financial reporting of General Motors Company and subsidiaries (the Company) as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing in this Prospectus. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on that risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness related to ineffective controls over the period-end financial reporting process has been identified and included in management’s assessment. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the Consolidated Balance Sheet of General Motors Company and subsidiaries as of December 31, 2009 (Successor) and the related Consolidated Statements of Operations, Cash Flows and Equity (Deficit) for the period July 10, 2009 through December 31, 2009 (Successor) and the period January 1, 2009 through July 9, 2009 (Predecessor). This report does not affect our report on such financial statements.

In our opinion, because of the effect of the material weakness identified above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying Consolidated Balance Sheet of General Motors Company and subsidiaries as of December 31, 2009 (Successor) and the related Consolidated Statements of Operations, Cash Flows and Equity (Deficit) for the period July 10, 2009 through

December 31, 2009 (Successor) and the period January 1, 2009 through July 9, 2009 (Predecessor). Our report dated April 7, 2010 (August 18, 2010 as to the effects of the restropective adjustment of reportable segments described in Notes 3 and 33 and November 1, 2010 as to the effects of the stock split described in Note 3) expressed an unqualified opinion on those financial statements and included explanatory paragraphs relating to (a) the Successor’s acquisition of substantially all of the assets and assumption of certain of the liabilities of the Predecessor in accordance with the Amended and Restated Master Sale and Purchase Agreement pursuant to Section 363(b) of the Bankruptcy Code and the Bankruptcy Court sale order dated July 5, 2009 and the resulting application of fresh-start reporting, which resulted in a lack of comparability between the financial statements of the Successor and Predecessor; (b) the Predecessor’s adoption of new or revised accounting standards and (c) a retrospective change in the Successor’s reportable segments.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan

April 7, 2010

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net sales and revenue
Sales	$57,329	$46,787	$147,732	$177,594
Other revenue	145	328	1,247	2,390

Total net sales and revenue	57,474	47,115	148,979	179,984

Costs and expenses
Cost of sales	56,381	55,814	149,257	165,573
Selling, general and administrative expense	6,006	6,161	14,253	14,412
Other expenses, net	15	1,235	6,699	4,308

Total costs and expenses	62,402	63,210	170,209	184,293

Operating loss	(4,928)	(16,095)	(21,230)	(4,309)
Equity in income (loss) of and disposition of interest in GMAC	—	1,380	(6,183)	(1,245)
Interest expense	(694)	(5,428)	(2,525)	(3,076)
Interest income and other non-operating income, net	440	852	424	2,284
Gain (loss) on extinguishment of debt	(101)	(1,088)	43	—
Reorganization gains, net (Note 2)	—	128,155	—	—

Income (loss) from continuing operations before income taxes and equity income	(5,283)	107,776	(29,471)	(6,346)
Income tax expense (benefit)	(1,000)	(1,166)	1,766	36,863
Equity income, net of tax	497	61	186	524

Income (loss) from continuing operations	(3,786)	109,003	(31,051)	(42,685)
Discontinued operations (Note 5)
Income from discontinued operations, net of tax	—	—	—	256
Gain on sale of discontinued operations, net of tax	—	—	—	4,293

Income from discontinued operations	—	—	—	4,549

Net income (loss)	(3,786)	109,003	(31,051)	(38,136)
Less: Net (income) loss attributable to noncontrolling interests	(511)	115	108	(406)

Net income (loss) attributable to stockholders	(4,297)	109,118	(30,943)	(38,542)
Less: Cumulative dividends on preferred stock	131	—	—	—

Net income (loss) attributable to common stockholders	$(4,428)	$109,118	$(30,943)	$(38,542)

Earnings (loss) per share (Note 28)
Basic
Income (loss) from continuing operations attributable to common stockholders	$(3.58)	$178.63	$(53.47)	$(76.16)
Income from discontinued operations attributable to common stockholders	—	—	—	8.04

Net income (loss) attributable to common stockholders	$(3.58)	$178.63	$(53.47)	$(68.12)

Weighted-average common shares outstanding	1,238	611	579	566
Diluted
Income (loss) from continuing operations attributable to common stockholders	$(3.58)	$178.55	$(53.47)	$(76.16)
Income from discontinued operations attributable to common stockholders	—	—	—	8.04

Net income (loss) attributable to common stockholders	$(3.58)	$178.55	$(53.47)	$(68.12)

Weighted-average common shares outstanding	1,238	611	579	566
Cash dividends per common share	$—	$—	$0.50	$1.00
Amounts attributable to common stockholders:
Income (loss) from continuing operations, net of tax	$(4,428)	$109,118	$(30,943)	$(43,091)
Income from discontinued operations, net of tax	—	—	—	4,549

Net income (loss)	$(4,428)	$109,118	$(30,943)	$(38,542)

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	Successor	Predecessor
	December 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$22,679	$14,053
Marketable securities	134	141

Total cash, cash equivalents and marketable securities	22,813	14,194
Restricted cash and marketable securities	13,917	672
Accounts and notes receivable (net of allowance of $250 and $422)	7,518	7,918
Inventories	10,107	13,195
Assets held for sale	388	—
Equipment on operating leases, net	2,727	5,142
Other current assets and deferred income taxes	1,777	3,146

Total current assets	59,247	44,267
Non-Current Assets
Restricted cash and marketable securities	1,489	1,917
Equity in net assets of nonconsolidated affiliates	7,936	2,146
Assets held for sale	530	—
Equipment on operating leases, net	3	442
Property, net	18,687	39,665
Goodwill	30,672	—
Intangible assets, net	14,547	265
Deferred income taxes	564	98
Prepaid pension	98	109
Other assets (Note 15)	2,522	2,130

Total non-current assets	77,048	46,772

Total Assets	$136,295	$91,039

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$18,725	$22,259
Short-term debt and current portion of long-term debt	10,221	16,920
Liabilities held for sale	355	—
Postretirement benefits other than pensions	846	4,002
Accrued expenses	22,288	32,427

Total current liabilities	52,435	75,608
Non-Current Liabilities
Long-term debt	5,562	29,018
Liabilities held for sale	270	—
Postretirement benefits other than pensions	8,708	28,919
Pensions	27,086	25,178
Other liabilities and deferred income taxes	13,279	17,392

Total non-current liabilities	54,905	100,507

Total liabilities	107,340	176,115
Commitments and contingencies (Note 21)
Preferred stock, $0.01 par value (2,000,000,000 shares authorized and 360,000,000 shares issued and outstanding at December 31, 2009) (Notes 2 and 19)	6,998	—
Equity (Deficit)
Old GM
Preferred stock, no par value (6,000,000 shares authorized, no shares issued and outstanding)	—	—
Preference stock, $0.10 par value (100,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $1 2/3 par value common stock (2,000,000,000 shares authorized, 800,937,541 shares issued and 610,483,231 shares outstanding at December 31, 2008)	—	1,017
General Motors Company
Common stock, $0.01 par value (5,000,000,000 shares authorized and 1,500,000,000 shares issued and outstanding at December 31, 2009) (Notes 2 and 19)	15	—
Capital surplus (principally additional paid-in capital)	24,040	16,489
Accumulated deficit	(4,394)	(70,727)
Accumulated other comprehensive income (loss)	1,588	(32,339)

Total stockholders’ equity (deficit)	21,249	(85,560)
Noncontrolling interests	708	484

Total equity (deficit)	21,957	(85,076)

Total Liabilities and Equity (Deficit)	$136,295	$91,039

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash flows from operating activities
Net income (loss)	$(3,786)	$109,003	$(31,051)	$(38,136)
Income (loss) from discontinued operations	—	—	—	4,549

Income (loss) from continuing operations	(3,786)	109,003	(31,051)	(42,685)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) continuing operating activities
Depreciation, impairment charges and amortization expense	4,241	6,873	10,014	9,513
Goodwill impairment charges	—	—	610	—
Delphi charges	—	—	4,797	1,547
Foreign currency translation and transaction (gain) loss	755	1,077	(1,705)	661
Impairment charges related to investments in GMAC	270	—	8,100	—
Amortization of discount and issuance costs on debt issues	140	3,897	189	177
(Gain) loss related to Saab deconsolidation and bankruptcy filing	(59)	478	—	—
Undistributed earnings of nonconsolidated affiliates	(497)	1,036	(727)	293
OPEB expense	3,206	193	(2,115)	2,362
OPEB payments	(1,514)	(1,886)	(3,831)	(3,751)
VEBA withdrawals	—	9	1,355	1,694
Contributions to New VEBA	(252)	—	—	—
Pension expense	364	3,041	4,862	1,799
Pension contributions	(4,318)	(586)	(1,067)	(937)
Gain on extinguishment of U.S. term loan	—	(906)	—	—
Loss on extinguishment of UST GMAC Loan	—	1,994	—	—
Loss on extinguishment of other debt	101	—	—	—
Gain on disposition of GMAC Common Membership Interests	—	(2,477)	—	—
Cash payments related to reorganizations gains, net	—	(408)	—	—
Reorganization gains, net	—	(128,155)	—	—
Provisions for deferred taxes	(1,427)	(600)	1,163	36,717
Change in other investments and miscellaneous assets	292	596	(395)	651
Change in other operating assets and liabilities, net of acquisitions and disposals	3,372	(10,229)	94	(3,412)
Other	176	(1,253)	(2,358)	2,878

Net cash provided by (used in) continuing operating activities	1,064	(18,303)	(12,065)	7,507
Cash provided by discontinued operating activities	—	—	—	224

Net cash provided by (used in) operating activities	1,064	(18,303)	(12,065)	7,731

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(In millions)

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash flows from investing activities
Expenditures for property	(1,862)	(3,517)	(7,530)	(7,542)
Investments in marketable securities, acquisitions	(158)	(202)	(3,771)	(10,155)
Investments in marketable securities, liquidations	171	185	5,866	8,119
Investment in GMAC	—	(884)	—	(1,022)
Investment in stock warrants	(25)	—	—	—
Acquisition of companies, net of cash acquired	(2,127)	—	(1)	(46)
Increase in cash due to consolidation of CAMI	—	46	—	—
Decrease in cash due to deconsolidation of Saab in February 2009	—	(41)	—	—
Increase in cash due to consolidation of Saab in August 2009	222	—	—	—
Distributions from GMAC received on GMAC common stock	72	—	—	—
Operating leases, liquidations	564	1,307	3,610	3,165
Proceeds from sale of discontinued operations	—	—	—	5,354
Proceeds from sale of business units/equity investments	—	—	232	—
Proceeds from sale of real estate, plants, and equipment	67	38	347	332
Change in notes receivable	61	(23)	(430)	34
Change in restricted cash and marketable securities	5,171	(18,043)	(87)	23

Net cash provided by (used in) continuing investing activities	2,156	(21,134)	(1,764)	(1,738)
Cash used in discontinued investing activities	—	—	—	(22)

Net cash provided by (used in) investing activities	2,156	(21,134)	(1,764)	(1,760)
Cash flows from financing activities
Net decrease in short-term debt	(352)	(2,364)	(4,100)	(5,749)
Proceeds from UST Loan Facility and UST GMAC Loan	—	16,645	4,000	—
Proceeds from funding by EDC	4,042	—	—	—
Proceeds from the Receivables Program	30	260	—	—
Proceeds from DIP Facility	—	33,300	—	—
Proceeds from EDC Loan Facility	—	2,407	—	—
Proceeds from issuance of other debt	1,365	345	5,928	2,131
Proceeds from German Facility	716	992	—	—
Payments on the UST Loans	(1,361)	—	—	—
Payments on Canadian Loan	(192)	—	—	—
Payments on Receivables Program	(140)	—	—	—
Payments on German Facility	(1,779)	—	—	—
Payments on other debt	(1,787)	(6,072)	(1,702)	(1,403)
Cash, cash equivalents and restricted cash retained by MLC	—	(1,216)	—	—
Payments to acquire noncontrolling interest	(100)	(5)	—	—
Fees paid for debt modification	—	(63)	—	—
Cash dividends paid to GM preferred stockholders	(97)	—	—	—
Cash dividends paid to Old GM common stockholders	—	—	(283)	(567)

Net cash provided by (used in) continuing financing activities	345	44,229	3,843	(5,588)
Cash provided by (used in) discontinued financing activities	—	—	—	(5)

Net cash provided by (used in) financing activities	345	44,229	3,843	(5,593)
Effect of exchange rate changes on cash and cash equivalents	492	168	(778)	316

Net increase (decrease) in cash and cash equivalents	4,057	4,960	(10,764)	694
Cash and cash equivalents reclassified as assets held for sale	(391)	—	—	—
Cash and cash equivalents at beginning of the year	19,013	14,053	24,817	24,123

Cash and cash equivalents at end of the year	$22,679	$19,013	$14,053	$24,817

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(In millions)

	Common Stockholders’				Noncontrolling Interests	Comprehensive Income (Loss)	Total Equity (Deficit)
	Common Stock	Capital Surplus	Accumulated Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2006, Predecessor	$943	$15,946	$(29)	$(22,126)	$1,190		$(4,076)
Net income (loss)	—	—	(38,542)	—	406	$(38,136)	(38,136)
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	998	29	1,027
Cash flow hedging losses, net	—	—	—	(38)	(272)	(310)
Unrealized loss on securities	—	—	—	(17)	—	(17)
Defined benefit plans, net (Note 27)	—	—	—	6,043	—	6,043

Other comprehensive income (loss)	—	—	—	6,986	(243)	6,743	6,743

Comprehensive income (loss)						$(31,393)

Effects of accounting change regarding pension plans and OPEB plans measurement dates pursuant to ASC 715-20, net of tax	—	—	(425)	1,153	—		728
Cumulative effect of a change in accounting principle — adoption of ASC 740-10, net of tax	—	—	137	—	—		137
Stock options	—	55	—	—	—		55
Conversion of GMAC Preferred Membership Interests	—	27	—	—	—		27
Cash dividends paid to Old GM common stockholders	—	—	(567)	—	—		(567)
Cash dividends paid to noncontrolling interests	—	—	—	—	(88)		(88)
Dealership investments	—	—	—	—	(51)		(51)
Purchase of capped call option on Old GM common stock	—	(99)	—	—	—		(99)
Issuance of Series D debentures	—	171	—	—	—		171
Other	—	—	—	—	4		4

Balance at December 31, 2007, Predecessor	943	16,100	(39,426)	(13,987)	1,218		(35,152)
Net income (loss)	—	—	(30,943)	—	(108)	$(31,051)	(31,051)
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	(1,155)	(161)	(1,316)
Cash flow hedging losses, net	—	—	—	(811)	(420)	(1,231)
Unrealized loss on securities	—	—	—	(298)	—	(298)
Defined benefit plans, net (Note 27)	—	—	—	(16,088)	—	(16,088)

Other comprehensive income (loss)	—	—	—	(18,352)	(581)	(18,933)	(18,933)

Comprehensive income (loss)						$(49,984)

Effects of GMAC adoption of ASC 820-10 and ASC 825-10	—	—	(76)	—	—		(76)
Stock options	—	32	1	—	—		33
Common stock issued for settlement of Series D debentures	74	357	—	—	—		431
Cash dividends paid to Old GM common stockholders	—	—	(283)	—	—		(283)
Cash dividends paid to noncontrolling interests	—	—	—	—	(46)		(46)
Other	—	—	—	—	1		1

Balance December 31, 2008, Predecessor	1,017	16,489	(70,727)	(32,339)	484		(85,076)
Net income (loss)	—	—	109,118	—	(115)	$109,003	109,003
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	232	(85)	147
Cash flow hedging gains, net	—	—	—	99	177	276
Unrealized gain on securities	—	—	—	46	—	46
Defined benefit plans, net (Note 27)	—	—	—	(3,408)	—	(3,408)

Other comprehensive income (loss)	—	—	—	(3,031)	92	(2,939)	(2,939)

Comprehensive income (loss)						$106,064

Cash dividends paid to noncontrolling interests	—	—	—	—	(26)		(26)
Other	1	5	(1)	—	(27)		(22)

Balance July 9, 2009, Predecessor	1,018	16,494	38,390	(35,370)	408		20,940

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(In millions)

	Common Stockholders’				Noncontrolling Interests	Comprehensive Income (Loss)	Total Equity (Deficit)
	Common Stock(a)	Capital Surplus(a)	Accumulated Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)
Balance July 9, 2009, Predecessor	1,018	16,494	38,390	(35,370)	408		20,940
Fresh-start reporting adjustments:
Elimination of predecessor common stock, capital surplus and accumulated deficit	(1,018)	(16,494)	(38,390)	—	—		(55,902)
Elimination of accumulated other comprehensive loss	—	—	—	35,370	—		35,370
Issuance of GM common stock	12	18,779	—	—	—		18,791

Balance July 10, 2009 Successor	12	18,779	—	—	408		19,199
Net income (loss)	—	—	(4,297)	—	511	$(3,786)	(3,786)
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	157	(33)	124
Unrealized gain on derivatives	—	—	—	(1)	—	(1)
Unrealized gain on securities	—	—	—	2	—	2
Defined benefit plans, net (Note 27)	—	—	—	1,430	—	1,430

Other comprehensive income (loss)	—	—	—	1,588	(33)	1,555	1,555

Comprehensive income (loss)						$(2,231)

Common stock related to settlement of UAW hourly retiree medical plan	3	4,933	—	—	—		4,936
Common stock warrants related to settlement of UAW hourly retiree medical plan	—	220	—	—	—		220
Participation in GM Daewoo equity rights offering	—	108	—	—	(108)		—
Purchase of noncontrolling interest in CAMI	—	—	—	—	(100)		(100)
Cash dividends paid to GM preferred stockholders	—	—	(97)	—	—		(97)
Other	—	—	—	—	30		30

Balance December 31, 2009, Successor	$15	$24,040	$(4,394)	$1,588	$708		$21,957

(a)	Common stock and Capital surplus as of July 10, 2009 and December 31, 2009 are restated to reflect a three-for-one stock split effected on November 1, 2010.

Reference should be made to the notes to consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations

General Motors Company was formed by the United States Department of the Treasury (UST) in 2009 originally as a Delaware limited liability company, Vehicle Acquisition Holdings LLC, and subsequently converted to a Delaware corporation, NGMCO, Inc. This company, which on July 10, 2009 acquired substantially all of the assets and assumed certain liabilities of General Motors Corporation (363 Sale) and changed its name to General Motors Company, is sometimes referred to in these consolidated financial statements for the periods on or subsequent to July 10, 2009 as “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors,” or “GM,” and is the successor entity solely for accounting and financial reporting purposes (Successor). General Motors Corporation is sometimes referred to in these consolidated financial statements, for the periods on or before July 9, 2009, as “Old GM.” Prior to July 10, 2009 Old GM operated the business of the Company, and pursuant to the agreement with the SEC Staff, as described in a no-action letter issued to Old GM by the SEC Staff on July 9, 2009 regarding GM filing requirements and those of MLC as subsequently defined, the accompanying consolidated financial statements include the financial statements and related information of Old GM as it is our predecessor entity solely for accounting and financial reporting purposes (Predecessor). On July 10, 2009 in connection with the 363 Sale, General Motors Corporation changed its name to Motors Liquidation Company, which is sometimes referred to in these consolidated financial statements for the periods on or after July 10, 2009 as “MLC.” MLC continues to exist as a distinct legal entity for the sole purpose of liquidating its remaining assets and liabilities.

We develop, produce and market cars, trucks and parts worldwide. We analyze the results of our business through our three segments, which are GM North America (GMNA), GM Europe (GME), and General Motors International Operations (GMIO). Nonsegment operations are classified as Corporate. Corporate includes investments in GMAC, certain centrally recorded income and costs, such as interest, income taxes and corporate expenditures, certain nonsegment specific revenues and expenses, including costs related to the Delphi Benefit Guarantee Agreements (as subsequently defined in Note 19) and a portfolio of automotive retail leases.

We also own a 16.6% equity interest in GMAC Inc. (GMAC), which is accounted for as a cost method investment because we cannot exercise significant influence over GMAC. GMAC provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential mortgage services, and automobile service contracts. On May 10, 2010 GMAC changed its name to Ally Financial, Inc.

Note 2. Chapter 11 Proceedings and the 363 Sale

Background

Over time as Old GM’s market share declined in North America, Old GM needed to continually restructure its business operations to reduce cost and excess capacity. In addition, legacy labor costs and obligations and capacity in its dealer network made Old GM less competitive than new entrants into the U.S. market. These factors continued to strain Old GM’s liquidity. In 2005 Old GM incurred significant losses from operations and from restructuring activities such as providing support to Delphi Corporation (Delphi) and other efforts intended to reduce operating costs. Old GM managed its liquidity during this time through a series of cost reduction initiatives, capital markets transactions and sales of assets. However, the global credit market crisis had a dramatic effect on Old GM and the automotive industry. In the second half of 2008, the increased turmoil in the mortgage and overall credit markets (particularly the lack of financing for buyers or lessees of vehicles), the continued reductions in U.S. housing values, the volatility in the price of oil, recessions in the United States and Western Europe and the slowdown of economic growth in the rest of the world created a substantially more difficult business environment. The ability to execute capital markets transactions or sales of assets was extremely limited, vehicle sales in North America and Western Europe contracted severely, and the pace of vehicle sales in the rest of the world slowed. Old GM’s liquidity position, as well as its operating performance, were negatively affected by these economic and industry conditions and by other financial and business factors, many of which were beyond its control.

As a result of these economic conditions and the rapid decline in sales in the three months ended December 31, 2008 Old GM determined that, despite the actions it had then taken to restructure its U.S. business, it would be unable to pay its obligations in the normal course of business in 2009 or service its debt in a timely fashion, which required the development of a new plan that depended on financial assistance from the U.S. government.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2008 Old GM requested and received financial assistance from the U.S. government and entered into a loan and security agreement with the UST, which was subsequently amended (UST Loan Agreement). In early 2009 Old GM’s business results and liquidity continued to deteriorate, and, as a result, Old GM obtained additional funding from the UST under the UST Loan Agreement. Old GM also received funding from Export Development Canada (EDC), a corporation wholly-owned by the government of Canada, under a loan and security agreement entered into in April 2009 (EDC Loan Facility).

As a condition to obtaining the loans under the UST Loan Agreement, Old GM was required to submit a Viability Plan in February 2009 that included specific actions intended to result in the following:

•	Repayment of all loans, interest and expenses under the UST Loan Agreement, and all other funding provided by the U.S. government;

•	Compliance with federal fuel efficiency and emissions requirements and commencement of domestic manufacturing of advanced technology vehicles;

•	Achievement of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs;

•	Rationalization of costs, capitalization and capacity with respect to its manufacturing workforce, suppliers and dealerships; and

•	A product mix and cost structure that is competitive in the U.S. marketplace.

The UST Loan Agreement also required Old GM to, among other things, use its best efforts to achieve the following restructuring targets:

Debt Reduction

•	Reduction of its outstanding unsecured public debt by not less than two-thirds through conversion of existing unsecured public debt into equity, debt and/or cash or by other appropriate means.

Labor Modifications

•

Reduction of the total amount of compensation paid to its U.S. employees so that, by no later than December 31, 2009, the average of such total amount is competitive with the average total amount of such compensation paid to U.S. employees of certain foreign-owned, U.S. domiciled automakers (transplant automakers);

•	Elimination of the payment of any compensation or benefits to U.S. employees who have been fired, laid-off, furloughed or idled, other than customary severance pay; and

•	Application of work rules for U.S. employees in a manner that is competitive with the work rules for employees of transplant automakers.

VEBA Modifications

•

Modification of its retiree healthcare obligations arising under the 2008 UAW Settlement Agreement under which responsibility for providing healthcare for International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) retirees, their spouses and dependents would permanently shift from Old GM to the New Plan funded by the UAW Retiree Medical Benefits Trust (New VEBA), such that payment or contribution of not less than one-half of the value of each future payment was to be made in the form of Old GM common stock, subject to certain limitations.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The UST Loan Agreement provided that if, by March 31, 2009 or a later date (not to exceed 30 days after March 31, 2009) as determined by the President’s Designee (Certification Deadline), the President’s Designee had not certified that Old GM had taken all steps necessary to achieve and sustain its long-term viability, international competitiveness and energy efficiency in accordance with the Viability Plan, then the loans and other obligations under the UST Loan Agreement were to become due and payable on the thirtieth day after the Certification Deadline.

On March 30, 2009 the President’s Designee determined that the plan was not viable and required substantial revisions. In conjunction with the March 30, 2009 announcement, the administration announced that it would offer Old GM adequate working capital financing for a period of 60 days while it worked with Old GM to develop and implement a more accelerated and aggressive restructuring that would provide a sound long-term foundation. On March 31, 2009 Old GM and the UST agreed to postpone the Certification Deadline to June 1, 2009.

Old GM made further modifications to its Viability Plan in an attempt to satisfy the President’s Designee’s requirement that it undertake a substantially more accelerated and aggressive restructuring plan (Revised Viability Plan). The following is a summary of significant cost reduction and restructuring actions contemplated by the Revised Viability Plan, the most significant of which included reducing Old GM’s indebtedness and VEBA obligations.

Indebtedness and VEBA obligations

In April 2009 Old GM commenced exchange offers for certain unsecured notes to reduce its unsecured debt in order to comply with the debt reduction condition of the UST Loan Agreement.

Old GM also commenced discussions with the UST regarding the terms of a potential restructuring of its debt obligations under the UST Loan Agreement, the UST GMAC Loan Agreement (as subsequently defined), and any other debt issued or owed to the UST in connection with those loan agreements pursuant to which the UST would exchange at least 50% of the total outstanding debt Old GM owed to it at June 1, 2009 for Old GM common stock.

In addition, Old GM commenced discussions with the UAW and the VEBA-settlement class representative regarding the terms of potential VEBA modifications.

Other cost reduction and restructuring actions

In addition to the efforts to reduce debt and modify the VEBA obligations, the Revised Viability Plan also contemplated the following cost reduction efforts:

•	Extended shutdowns of certain North American manufacturing facilities in order to reduce dealer inventory;

•	Refocus its resources on four core U.S. brands: Chevrolet, Cadillac, Buick and GMC;

•	Acceleration of the resolution for Saab Automobile AB (Saab), HUMMER and Saturn and no planned future investment for Pontiac, which was to be phased out by the end of 2010;

•	Acceleration of the reduction in U.S. nameplates to 34 by 2010;

•	A reduction in the number of U.S. dealers from 6,246 in 2008 to 3,605 in 2010;

•	A reduction in the total number of plants in the U.S. to 34 by the end of 2010 and 31 by 2012; and

•	A reduction in the U.S. hourly employment levels from 61,000 in 2008 to 40,000 in 2010 as a result of the nameplate reductions, operational efficiencies and plant capacity reductions.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Old GM had previously announced that it would reduce salaried employment levels on a global basis by 10,000 during 2009 and had instituted several programs to effect reductions in salaried employment levels. Old GM had also negotiated a revised labor agreement with the Canadian Auto Workers Union (CAW) to reduce its hourly labor costs to approximately the level paid to the transplant automakers; however, such agreement was contingent upon receiving longer term financial support for its Canadian operations from the Canadian federal and Ontario provincial governments.

Chapter 11 Proceedings

Old GM was not able to complete the cost reduction and restructuring actions in its Revised Viability Plan, including the debt reductions and VEBA modifications, which resulted in extreme liquidity constraints. As a result, on June 1, 2009 Old GM and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 (Chapter 11 Proceedings) of the U.S. Bankruptcy Code (Bankruptcy Code) in the U.S. Bankruptcy Court for the Southern District of New York (Bankruptcy Court).

In connection with the Chapter 11 Proceedings, Old GM entered into a secured superpriority debtor-in-possession credit agreement with the UST and EDC (DIP Facility) and received additional funding commitments from EDC to support Old GM’s Canadian operations.

The following table summarizes the total funding and funding commitments Old GM received from the U.S. and Canadian governments and the additional notes Old GM issued related thereto in the period December 31, 2008 through July 9, 2009 (dollars in millions):

Description of Funding Commitment	Funding and Funding Commitments	Additional Notes Issued(a)	Total Obligation
UST Loan Agreement (b)	$19,761	$1,172	$20,933
EDC funding (c)	6,294	161	6,455
DIP Facility	33,300	2,221	35,521

Total	$59,355	$3,554	$62,909

(a)	Old GM did not receive any proceeds from the issuance of these promissory notes, which were issued as additional compensation to the UST and EDC.

(b)	Includes debt of $361 million, which the UST loaned to Old GM under the warranty program.

(c)	Includes approximately $2.4 billion from the EDC Loan Facility received in the period January 1, 2009 through July 9, 2009 and funding commitments of CAD $4.5 billion (equivalent to $3.9 billion when entered into) that were immediately converted into our equity. This funding was received on July 15, 2009.

363 Sale

On July 10, 2009 we completed the acquisition of substantially all of the assets and assumed certain liabilities of Old GM and certain of its direct and indirect subsidiaries (collectively, the Sellers). The 363 Sale was consummated in accordance with the Amended and Restated Master Sale and Purchase Agreement, dated June 26, 2009, as amended, (Purchase Agreement) between us and the Sellers, and pursuant to the Bankruptcy Court’s sale order dated July 5, 2009.

In connection with the 363 Sale, the purchase price paid to Old GM was comprised of:

•

A credit bid in an amount equal to the total of: (1) debt of $19.8 billion under Old GM’s UST Loan Agreement, plus notes of $1.2 billion issued as additional compensation for the UST Loan Agreement, plus interest on such debt Old GM owed as of the closing date of the 363 Sale; and (2) debt of $33.3 billion under Old GM’s DIP Facility, plus notes of $2.2 billion issued as additional compensation for the DIP Facility, plus interest Old GM owed as of the closing date, less debt of $8.2 billion owed under the DIP Facility;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The UST’s return of the warrants Old GM previously issued to it;

•

The issuance to MLC of 150 million shares (or 10%) of our common stock and warrants to acquire newly issued shares of our common stock initially exercisable for a total of 273 million shares of our common stock (or 15% on a fully diluted basis); and

•	Our assumption of certain specified liabilities of Old GM (including debt of $7.1 billion owed under the DIP Facility).

Under the Purchase Agreement, we are obligated to issue additional shares of our common stock to MLC (Adjustment Shares) in the event that allowed general unsecured claims against MLC, as estimated by the Bankruptcy Court, exceed $35.0 billion. The maximum number of Adjustment Shares issuable is 30 million shares (subject to adjustment to take into account stock dividends, stock splits and other transactions). The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion with the maximum number of Adjustment Shares issued if estimated general unsecured claims total $42.0 billion or more. We determined that it is probable that general unsecured claims allowed against MLC will ultimately exceed $35.0 billion by at least $2.0 billion. In that circumstance, we would be required to issue 8.6 million Adjustment Shares to MLC as an adjustment to the purchase price. At July 10, 2009 we accrued $113 million in Other liabilities and deferred income taxes related to this contingent obligation.

Agreements with the UST, UAW Retiree Medical Benefits Trust and Export Development Canada

On July 10, 2009 we entered into the UST Credit Agreement and assumed debt of $7.1 billion that Old GM incurred under its DIP Facility (UST Loans). Immediately after entering into the UST Credit Agreement, we made a partial prepayment, reducing the UST Loans principal balance to $6.7 billion. We also entered into the VEBA Note Agreement and issued a note in the principal amount of $2.5 billion (VEBA Notes) to the New VEBA. Through our wholly-owned subsidiary General Motors of Canada Limited (GMCL), we also entered into the amended and restated Canadian Loan Agreement with EDC, as a result of which GMCL has a CAD $1.5 billion (equivalent to $1.3 billion when entered into) term loan (Canadian Loan).

Refer to Note 18 for additional information on the UST Loans, VEBA Notes and the Canadian Loan.

Issuance of Common Stock, Preferred Stock and Warrants

On July 10, 2009 we issued the following securities to the UST, Canada GEN Investment Corporation (formerly 7176384 Canada Inc.), a corporation organized under the laws of Canada (Canada Holdings), the New VEBA and MLC:

UST

•	912.4 million shares of our common stock;

•	83.9 million shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock);

Canada Holdings

•	175.1 million shares of our common stock;

•	16.1 million shares of Series A Preferred Stock;

New VEBA

•	262.5 million shares of our common stock;

•	260.0 million shares of Series A Preferred Stock;

•	Warrant to acquire 45.5 million shares of our common stock;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MLC

•	150.0 million shares of our common stock; and

•	Two warrants, each to acquire 136.4 million shares of our common stock.

Preferred Stock

The shares of Series A Preferred Stock have a liquidation preference of $25.00 per share and accrue cumulative dividends at 9.0% per annum (payable quarterly on March 15, June 15, September 15 and December 15) that are payable if, as and when declared by our Board of Directors. So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on the Series A Preferred Stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. On or after December 31, 2014 we may redeem, in whole or in part, the shares of Series A Preferred Stock outstanding, at a redemption price per share equal to $25.00 per share plus any accrued and unpaid dividends, subject to limited exceptions.

The Series A Preferred Stock is classified as temporary equity because one of the holders, the UST, owns a significant percentage of our common stock and therefore has, and may continue to have, the ability to exert control, through its power to vote for the election of our directors, over various matters, which could include compelling us to redeem the Series A Preferred Stock in 2014 or later. We believe that it is not probable that the UST or the holders of the Series A Preferred Stock, as a class, will continue to have this ability to elect our directors at December 31, 2014 considering the government’s stated intent with respect to its equity holdings in our company to dispose of its ownership interest as soon as practicable and considering provisions in the Stockholders Agreement we entered into with certain of our stockholders that provide a timeline under which the UST would use its reasonable best efforts to cause an initial public offering of our common stock to occur by July 10, 2010 unless we were already taking steps and proceeding with reasonable diligence to effect an initial public offering.

The Series A Preferred Stock will remain classified as temporary equity until the holders of the Series A Preferred Stock no longer own a majority of our common stock and therefore no longer have the ability to exert control, through the power to vote for the election of our directors, over various matters, including compelling us to redeem the Series A Preferred Stock when it becomes callable by us on and after December 31, 2014. The reclassification of the Series A Preferred Stock to permanent equity would occur upon the earlier of: (1) the holders of Series A Preferred Stock no longer owning a majority (greater than 50%) of our common stock; or (2) the UST no longer holding any Series A Preferred Stock, which would result in the remaining holders of Series A Preferred Stock, as a class, owning less than 50% of our common stock. Upon the occurrence of either of these two events, the existing carrying amount of the Series A Preferred Stock would be reclassified to permanent equity.

Our Series A Preferred Stock is recorded at a discount of $2.0 billion. We are not accreting the Preferred Stock to its redemption amount of $9.0 billion because we believe it is not probable that the UST or the holders of the Series A Preferred Stock, as a class, will continue to have this ability to elect a majority of our directors in 2014. If it becomes probable that the UST or the holders of the Series A Preferred Stock, as a class, will continue to have this ability to elect a majority of our directors in 2014, then we would begin accreting to the redemption value from the date this condition becomes probable to December 31, 2014.

Regardless of whether we accrete the Series A Preferred Stock, upon a redemption or purchase of any or all Series A Preferred Stock, the difference, if any, between the recorded amount of the Series A Preferred Stock being redeemed or purchased and the consideration paid would be recorded as a charge to Net income attributable to common shareholders. If all of the Series A Preferred Stock were to be redeemed or purchased at its par value, the amount of the charge would be $2.0 billion.

Warrants

The first tranche of warrants issued to MLC is exercisable at any time prior to July 10, 2016, with an exercise price of $10.00 per share. The second tranche of warrants issued to MLC is exercisable at any time prior to July 10, 2019, with an exercise price of

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$18.33 per share. The warrant issued to the New VEBA is exercisable at any time prior to December 31, 2015, with an exercise price of $42.31 per share. The number of shares of our common stock underlying each of the warrants issued to MLC and the New VEBA and the per share exercise price are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

Additional Modifications to Pension and Other Postretirement Plans Contingent upon the Emergence from Bankruptcy

We modified the U.S. hourly pension plan, the U.S. executive retirement plan, the U.S. salaried life plan, the non-UAW hourly retiree medical plan and the U.S. hourly life plan. These modifications became effective upon the completion of the 363 Sale. The key modifications were:

•	Elimination of the post 65 benefits and capping the pre 65 benefits in the non-UAW hourly retiree medical plan;

•	Capping the life benefit for non-UAW retirees and future retirees at $10,000 in the U.S. hourly life plan;

•	Capping the life benefit for existing salaried retirees at $10,000, reduced the retiree benefit for future salaried retirees and eliminated the executive benefit for the U.S. salaried life plan;

•	Elimination of a portion of nonqualified benefits in the U.S. executive retirement plan; and

•	Elimination of the flat monthly special lifetime benefit of $66.70 that was to commence on January 1, 2010 for the U.S. hourly pension plan.

Accounting for the Effects of the Chapter 11 Proceedings and the 363 Sale

Chapter 11 Proceedings

Accounting Standards Codification (ASC) 852, “Reorganizations,” (ASC 852) is applicable to entities operating under Chapter 11 of the Bankruptcy Code. ASC 852 generally does not affect the application of U.S. GAAP that we and Old GM followed to prepare the consolidated financial statements, but it does require specific disclosures for transactions and events that were directly related to the Chapter 11 Proceedings and transactions and events that resulted from ongoing operations.

Old GM prepared its consolidated financial statements in accordance with the guidance in ASC 852 in the period June 1, 2009 through July 9, 2009. Revenues, expenses, realized gains and losses, and provisions for losses directly related to the Chapter 11 Proceedings were recorded in Reorganization gains, net. Reorganization gains, net do not constitute an element of operating loss due to their nature and due to the requirement of ASC 852 that they be reported separately. Old GM’s balance sheet prior to the 363 Sale distinguished prepetition liabilities subject to compromise from prepetition liabilities not subject to compromise and from postpetition liabilities. Cash amounts provided by or used in the Chapter 11 Proceedings are separately disclosed in the statement of cash flows.

Application of Fresh-Start Reporting

The Bankruptcy Court did not determine a reorganization value in connection with the 363 Sale. Reorganization value is defined as the value of our assets without liabilities. In order to apply fresh-start reporting, ASC 852 requires that total postpetition liabilities and allowed claims be in excess of reorganization value and prepetition stockholders receive less than 50.0% of our common stock. Based on our estimated reorganization value, we determined that on July 10, 2009 both the criteria of ASC 852 were met and, as a result, we applied fresh-start reporting.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our reorganization value was determined using the sum of:

•	Our discounted forecast of expected future cash flows from our business subsequent to the 363 Sale, discounted at rates reflecting perceived business and financial risks;

•	The fair value of operating liabilities;

•	The fair value of our non-operating assets, primarily our investments in nonconsolidated affiliates and cost method investments; and

•	The amount of cash we maintained at July 10, 2009 that we determined to be in excess of the amount necessary to conduct our normal business activities.

The sum of the first, third and fourth bullet items equals our Enterprise value.

Our discounted forecast of expected future cash flows included:

•

Forecasted cash flows for the six months ended December 31, 2009 and the years ending 2010 through 2014, for each of Old GM’s former segments (refer to Note 3 for a discussion of our change in segments) and for certain subsidiaries that incorporated:

•	Industry seasonally adjusted annual rate (SAAR) of vehicle sales and our related market share as follows:

•	Worldwide — 59.1 million vehicles and market share of 11.9% based on vehicle sales volume in 2010 increasing to 81.0 million vehicles and market share of 12.2% in 2014;

•	North America — 14.2 million vehicles and market share of 17.8% based on vehicle sales volume in 2010 increasing to 19.8 million vehicles and decreasing market share of 17.6% in 2014;

•	Europe — 16.8 million vehicles and market share of 9.5% based on vehicle sales volume in 2010 increasing to 22.5 million vehicles and market share of 10.3% in 2014;

•	LAAM — 6.1 million vehicles and market share of 18.0% based on vehicle sales volume in 2010 increasing to 7.8 million vehicles and market share of 18.4% in 2014;

•	AP — 22.0 million vehicles and market share of 8.4% based on vehicle sales volume in 2010 increasing to 30.8 million vehicles and market share of 8.6% in 2014;

•	Projected product mix, which incorporates the 2010 introductions of the Chevrolet Volt, Chevrolet/Holden Cruze, Cadillac CTS Coupe, Opel/Vauxhall Meriva and Opel/Vauxhall Astra Station Wagon;

•	Projected changes in our cost structure due to restructuring initiatives that encompass reduction of hourly and salaried employment levels by approximately 18,000;

•	The terms of the 2009 Revised UAW Settlement Agreement, which released us from UAW retiree healthcare claims incurred after December 31, 2009;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Projected capital spending to support existing and future products, which range from $4.9 billion in 2010 to $6.0 billion in 2014; and

•	Anticipated changes in global market conditions.

•

A terminal value, which was determined using a growth model that applied long-term growth rates ranging from 0.5% to 6.0% and a weighted average long-term growth rate of 2.6% to our projected cash flows beyond 2014. The long-term growth rates were based on our internal projections as well as industry growth prospects; and

•

Discount rates that considered various factors including bond yields, risk premiums, and tax rates to determine a weighted-average cost of capital (WACC), which measures a company’s cost of debt and equity weighted by the percentage of debt and equity in a company’s target capital structure. We used discount rates ranging from 16.5% to 23.5% and a weighted-average rate of 22.8%.

To estimate the value of our investment in nonconsolidated affiliates we used multiple valuation techniques, but we primarily used discounted cash flow analyses. Our excess cash of $33.8 billion, including Restricted cash and marketable securities of $21.2 billion, represents cash in excess of the amount necessary to conduct our ongoing day-to-day business activities and to keep them running as a going concern. Refer to Note 14 for additional discussion of Restricted cash and marketable securities.

Our estimate of reorganization value assumes the achievement of the future financial results contemplated in our forecasted cash flows, and there can be no assurance that we will realize that value. The estimates and assumptions used are subject to significant uncertainties, many of which are beyond our control, and there is no assurance that anticipated financial results will be achieved. Assumptions used in our discounted cash flow analysis that have the most significant effect on our estimated reorganization value include:

•	Our estimated WACC;

•	Our estimated long-term growth rates; and

•	Our estimate of industry sales and our market share in each of Old GM’s former segments.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reconciles our enterprise value to our estimated reorganization value and the estimated fair value of our Equity (in millions except per share amounts):

Successor
July 10, 2009
Enterprise value	$36,747
Plus: Fair value of operating liabilities (a)	80,832

Estimated reorganization value (fair value of assets) (b)	117,579
Adjustments to tax and employee benefit-related assets (c)	(6,074)
Goodwill (c)	30,464

Carrying amount of assets	$141,969

Enterprise value	$36,747
Less: Fair value of debt	(15,694)
Less: Fair value of warrants issued to MLC (additional paid-in-capital)	(2,405)
Less: Fair value of liability for Adjustment Shares	(113)
Less: Fair value of noncontrolling interests	(408)
Less: Fair value of Series A Preferred Stock (d)	(1,741)

Fair value of common equity (common stock and additional paid-in capital)	$16,386

Common shares outstanding (d)	1,238
Per share value	$13.24

(a)	Operating liabilities are our total liabilities excluding the liabilities listed in the reconciliation above of our enterprise value to the fair value of our common equity.

(b)	Reorganization value does not include assets with a carrying amount of $1.8 billion and a fair value of $2.0 billion at July 9, 2009 that MLC retained.

(c)	The application of fresh-start reporting resulted in the recognition of goodwill. When applying fresh-start reporting, certain accounts, primarily employee benefit and income tax related, were recorded at amounts determined under specific U.S. GAAP rather than at fair value and the difference between the U.S. GAAP and fair value amounts gives rise to goodwill, which is a residual. Further, we recorded valuation allowances against certain of our deferred tax assets, which under ASC 852 also resulted in goodwill. Our employee related obligations were recorded in accordance with ASC 712 and ASC 715, and deferred income taxes were recorded in accordance with ASC 740.

(d)	The 260 million shares of Series A Preferred Stock, 263 million shares of our common stock, and warrant to acquire 45.5 million shares of our common stock issued to the New VEBA on July 10, 2009 were not considered outstanding until the UAW retiree medical plan was settled on December 31, 2009. The fair value of these instruments was included in the liability recognized at July 10, 2009 for this plan. The common shares issued to the New VEBA are excluded from common shares outstanding at July 10, 2009. Refer to Note 19 for a discussion of the termination of our UAW hourly retiree medical plan and Mitigation Plan and the resulting payment terms to the New VEBA.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effect of 363 Sale Transaction and Application of Fresh-Start Reporting

The following table summarizes the adjustments to Old GM’s consolidated balance sheet as a result of the 363 Sale and the application of fresh-start reporting and presents our consolidated balance sheet at July 10, 2009 (dollars in millions):

	Predecessor July 9, 2009	Reorganization via 363 Sale Adjustments	Fresh-Start Reporting Adjustments	Successor after Reorganization via 363 Sale and Fresh- Start Reporting Adjustments July 10, 2009
ASSETS
Current Assets
Cash and cash equivalents	$19,054	$(41)	$—	$19,013
Marketable securities	139	—	—	139

Total cash and marketable securities	19,193	(41)	—	19,152
Restricted cash and marketable securities	20,290	(1,175)	—	19,115
Accounts and notes receivable, net	8,396	3,859	(79)	12,176
Inventories	9,802	(140)	(66)	9,596
Equipment on operating leases, net	3,754	2	90	3,846
Other current assets and deferred income taxes	1,874	75	69	2,018

Total current assets	63,309	2,580	14	65,903
Non-Current Assets
Restricted cash and marketable securities	1,401	(144)	—	1,257
Equity in net assets of nonconsolidated affiliates	1,972	4	3,822	5,798
Equipment on operating leases, net	23	—	3	26
Property, net	36,216	(137)	(17,579)	18,500
Goodwill	—	—	30,464	30,464
Intangible assets, net	210	—	15,864	16,074
Deferred income taxes	79	550	43	672
Prepaid pension	121	—	(24)	97
Other assets	1,244	(12)	1,946	3,178

Total non-current assets	41,266	261	34,539	76,066

Total Assets	$104,575	$2,841	$34,553	$141,969

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$13,067	$(42)	$42	$13,067
Short-term debt and current portion of long-term debt	43,412	(30,179)	(56)	13,177
Postretirement benefits other than pensions	187	1,645	124	1,956
Accrued expenses	25,607	(81)	(1,132)	24,394

Total current liabilities	82,273	(28,657)	(1,022)	52,594
Non-Current Liabilities
Long-term debt	4,982	(977)	(1,488)	2,517
Postretirement benefits other than pensions	3,954	14,137	310	18,401
Pensions	15,434	14,432	2,113	31,979
Liabilities subject to compromise	92,611	(92,611)	—	—
Other liabilities and deferred income taxes	14,449	278	811	15,538

Total non-current liabilities	131,430	(64,741)	1,746	68,435

Total Liabilities	213,703	(93,398)	724	121,029
Preferred stock	—	1,741	—	1,741
Equity (Deficit)
Old GM
Preferred stock	—	—	—	—
Preference stock	—	—	—	—
Common stock	1,018	—	(1,018)	—
Capital surplus (principally additional paid-in capital)	16,494	—	(16,494)	—
General Motors Company
Common stock	—	12	—	12
Capital surplus (principally additional paid-in capital)	—	18,779	—	18,779
Retained earnings (Accumulated deficit)	(91,602)	63,492	28,110	—
Accumulated other comprehensive income (loss)	(35,370)	12,295	23,075	—

Total stockholders’ equity (deficit)	(109,460)	94,578	33,673	18,791
Noncontrolling interests	332	(80)	156	408

Total equity (deficit)	(109,128)	94,498	33,829	19,199

Total Liabilities and Equity (Deficit)	$104,575	$2,841	$34,553	$141,969

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization Via 363 Sale Adjustments

The following table summarizes the reorganization adjustments previously discussed including the liabilities that were extinguished or reclassified from Liabilities subject to compromise as part of the 363 Sale (dollars in millions):

	UST(a)	Canada Holdings(b)	New VEBA(c)	Pension and OPEB(d)	MLC(e)	Other(f)	Total
Assets MLC retained, net	$—	$—	$—	$—	$1,797	$—	$1,797

Accounts payable (principally trade)	—	—	—	—	(42)	—	(42)
Short-term debt and current portion of long-term debt extinguished	(31,294)	(5,972)	—	—	(1,278)	—	(38,544)
Short-term debt and current portion of long-term debt assumed	7,073	1,292	—	—	—	—	8,365

Net reduction to short-term debt and current portion of long-term debt	(24,221)	(4,680)	—	—	(1,278)	—	(30,179)
Postretirement benefits other than pensions, current	—	—	1,409	236	—	—	1,645
Accrued expenses	(54)	—	—	219	(310)	64	(81)

Total current liabilities	(24,275)	(4,680)	1,409	455	(1,630)	64	(28,657)
Long-term debt extinguished	—	—	—	—	(977)	—	(977)
Postretirement benefits other than pensions, non-current	—	—	10,547	3,590	—	—	14,137
Pensions	—	—	—	14,432	—	—	14,432
Liabilities subject to compromise	(20,824)	—	(19,687)	(23,453)	(28,553)	(94)	(92,611)
Other liabilities and deferred income taxes	—	—	—	391	(184)	71	278

Total liabilities	(45,099)	(4,680)	(7,731)	(4,585)	(31,344)	41	(93,398)

Accumulated other comprehensive income balances relating to entities MLC retained	—	—	—	—	(21)	—	(21)
Additional EDC funding	—	(3,887)	—	—	—	—	(3,887)
Fair value of preferred stock issued	1,462	279	—	—	—	—	1,741
Fair value of common stock issued	12,076	2,324	—	—	1,986	—	16,386
Fair value of warrants	—	—	—	—	2,405	—	2,405
Release of valuation allowances and other tax adjustments	—	—	—	—	—	(751)	(751)

Reorganization gain	(31,561)	(5,964)	(7,731)	(4,585)	(25,177)	(710)	(75,728)

Amounts attributable to noncontrolling interests	—	—	—	—	(80)	—	(80)
Amounts recorded in Accumulated other comprehensive income as part of Reorganization via 363 Sale adjustments	—	—	7,731	4,585	—	—	12,316

Total retained earnings adjustment	$(31,561)	$(5,964)	$—	$—	$(25,257)	$(710)	$(63,492)

(a)	Liabilities owed to the UST under the UST Loan Agreement of $20.6 billion, with accrued interest of $251 million, and under the DIP Facility of $30.9 billion with accrued interest of $54 million and borrowings related to the warranty program of $361 million were extinguished in connection with the 363 Sale through the assumption of the UST Loans of $7.1 billion and the issuance of 912 million shares of our common stock with a fair value of $12.1 billion and 84 million shares of Series A Preferred Stock with a fair value of $1.5 billion.

(b)

Liabilities owed to Canada Holdings under the EDC Loan Facility of $2.6 billion and under the DIP Facility of $3.4 billion were extinguished in connection with the 363 Sale through the assumption of the Canadian Loan of CAD $1.5 billion (equivalent of $1.3 billion when entered into) and the issuance of 175 million shares of our common stock with a fair value of $2.3 billion and

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16 million shares of Series A Preferred Stock with a fair value of $279 million. In addition, we recorded an increase in Accounts and notes receivable, net of $3.9 billion at July 10, 2010 for amounts to be received from the EDC in exchange for the equity Canada Holdings received in connection with the 363 Sale.

(c)	As a result of modifications to the UAW hourly retiree medical plan that became effective upon the 363 Sale, we recorded a reorganization gain of $7.7 billion that represented the difference between the carrying amount of our $19.7 billion plan obligation at July 9, 2009 and the July 10, 2009 actuarially determined value of $12.0 billion for our modified plan based on the revised terms of the 2009 Revised UAW Settlement Agreement. Our obligation to the UAW hourly retiree medical plan was settled on December 31, 2009. Prior to the December 31, 2009 settlement, the VEBA Notes, Series A Preferred Stock, common stock and warrants contributed to the New VEBA were not considered outstanding. Refer to Note 19 for additional information on the 2009 Revised UAW Settlement Agreement.

(d)	As a result of modifications to benefit plans that became effective upon the 363 Sale, we recorded a reorganization gain of $4.6 billion, which represented the difference between the carrying amount of our obligations under certain plans at July 9, 2009, and our new actuarially determined obligations at July 10, 2009. Major changes include:

•	For the non-UAW hourly retiree health care plan, we recorded a $2.7 billion gain resulting from elimination of post 65 benefits and placing a cap on pre 65 benefits;

•

For retiree life insurance we recorded a $923 million gain, resulting from capping benefits at $10,000 for non-UAW hourly retirees and future retirees, capping benefits at $10,000 for existing salaried retirees, reducing benefits for future salaried retirees, and elimination of executive benefits;

•	For the U.S. supplemental executive retirement plan, we recorded a $221 million gain from the elimination of a portion of nonqualified benefits; and

•

For the U.S. hourly defined benefit pension plan, we recorded a $675 million gain, representing the net of a $3.3 billion obligation decrease resulting from the elimination of the flat monthly special lifetime benefit that was to commence on January 1, 2010, offset by an obligation increase of $2.6 billion from a discount rate decrease from 6.25% to 5.83% and other assumption changes.

(e)	Represents the net liabilities MLC retained in connection with the 363 Sale, primarily consisting of Old GM’s unsecured debt and amounts owed to the UST under the DIP Facility of $1.2 billion. These net liabilities were settled in exchange for assets retained by MLC with a carrying amount of $1.8 billion and a fair value of $2.0 billion, 150 million shares of our common stock with a fair value of $2.0 billion, warrants to acquire an additional 273 million shares of our common stock with a fair value of $2.4 billion and the right to contingently receive the Adjustment Shares. We increased Other liabilities and deferred income taxes to reflect the estimated fair value of $113 million for our obligation to issue the Adjustment Shares to MLC.

The following table summarizes the carrying amount of the assets MLC retained (dollars in millions):

Predecessor
Carrying amount at July 9, 2009
Cash and cash equivalents	$41
Restricted cash and marketable securities, current	1,175
Accounts and notes receivable, net	28
Inventories	140
Equipment on operating leases, net	(2)
Other current assets and deferred income taxes	46
Restricted cash and marketable securities, non-current	144
Equity in net assets of nonconsolidated affiliates	(4)
Property, net	137
Deferred income taxes	80
Other assets, non-current	12

Total assets	$1,797

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)	We assumed $94 million of certain employee benefit obligations that were included in Liabilities subject to compromise that are now included in Accrued expenses ($64 million) and Other liabilities ($30 million). These primarily relate to postemployment benefits not modified as a part of the 363 Sale. In addition, in connection with the 363 Sale, we concluded that it was more likely than not that certain net deferred tax assets, primarily in Brazil, will be realized. Therefore, we reversed the existing valuation allowances related to such deferred tax assets resulting in an increase of $121 million in Other current assets and an increase of $630 million in Deferred income taxes, non-current. To record other tax effects of the 363 Sale, we recorded an increase to Other liabilities of $41 million. We recorded a net reorganization gain of $710 million in Income tax expense (benefit) as a result of these adjustments.

Fresh-Start Reporting Adjustments

In applying fresh-start reporting at July 10, 2009, which generally follows the provisions of ASC 805, “Business Combinations” (ASC 805), we recorded the assets acquired and the liabilities assumed from Old GM at fair value except for deferred income taxes and certain liabilities associated with employee benefits. These adjustments are final and no determinations of fair value are considered provisional. The significant assumptions related to the valuations of our assets and liabilities recorded in connection with fresh-start reporting are subsequently discussed.

Accounts and notes receivable

We recorded Accounts and notes receivable at their fair value of $12.2 billion, which resulted in a decrease of $79 million.

Inventory

We recorded Inventory at its fair value of $9.6 billion, which was determined as follows:

•

Finished goods were determined based on the estimated selling price of finished goods on hand less costs to sell including disposal and holding period costs, and a reasonable profit margin on the selling and disposal effort for each specific category of finished goods being evaluated. Finished goods primarily include new vehicles, off-lease and company vehicles and service parts and accessories;

•

Work in process was determined based on the estimated selling price once completed less total costs to complete the manufacturing process, costs to sell including disposal and holding period costs, a reasonable profit margin on the remaining manufacturing, selling and disposal effort; and

•	Raw materials were determined based on current replacement cost.

Compared to amounts recorded by Old GM, finished goods increased by $622 million, including elimination of Old GM’s LIFO reserve of $1.1 billion, work in process decreased by $555 million, raw materials decreased by $39 million and sundry items with nominal individual value decreased by $94 million.

Equipment on Operating Leases, current and non-current

We recorded Equipment on operating leases, current and non-current at its fair value of $3.9 billion, which was determined as follows: (1) automotive leases to daily rental car companies were determined based on the market value of comparable vehicles; and (2) automotive retail leases were determined by discounting the expected future cash flows generated by the automotive retail leases including the estimated residual value of the vehicles when sold. Equipment on operating leases, current and non-current increased from that recorded by Old GM by $93 million as a result of our determination of fair value.

Other Current Assets and Deferred Income Taxes

We recorded Other current assets which included prepaid assets and other current assets at their fair value of $1.5 billion and deferred income taxes of $487 million. These amounts are $69 million higher than the amounts recorded by Old GM.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity in Net Assets of Nonconsolidated Affiliates

We recorded Equity in net assets of nonconsolidated affiliates at its fair value of $5.8 billion. Fair value of these investments was determined using discounted cash flow analyses, which included the following assumptions and estimates:

•

Forecasted cash flows for the seven months ended December 31, 2009 and the years ending 2010 through 2013, which incorporated projected sales volumes, product mixes, projected capital spending to support existing and future products, research and development of new products and technologies and anticipated changes in local market conditions;

•

A terminal value, which was calculated by assuming a maintainable level of after-tax debt-free cash flow and multiplying it by a capitalization factor that reflected the investor’s WACC adjusted for the estimated long-term perpetual growth rate;

•	A discount rate of 13.4% that considered various factors including risk premiums and tax rates to determine the investor’s WACC given the assumed capital structure of comparable companies; and

•	The fair value of investment property and investments in affiliates was determined using market comparables.

Equity in net assets of nonconsolidated affiliates was higher than Old GM’s by $3.8 billion as a result of our determination of fair value.

Property

We recorded Property, which includes land, buildings and land improvements, machinery and equipment, construction in progress and special tools, at its fair value of $18.5 billion. Fair value was based on the highest and best use of specific properties. To determine fair value we considered and applied three approaches:

•

The market or sales comparison approach which relies upon recent sales or offerings of similar assets on the market to arrive at a probable selling price. Certain adjustments were made to reconcile differences in attributes between the comparable sales and the appraised assets. This method was utilized for certain assets related to land, buildings and land improvements and information technology.

•

The cost approach which considers the amount required to construct or purchase a new asset of equal utility at current prices, with adjustments in value for physical deterioration, functional obsolescence and economic obsolescence. This method was primarily utilized for certain assets related to land, buildings and land improvements, leasehold interests, and the majority of our machinery and equipment and tooling. Economic obsolescence represents a loss in value due to unfavorable external conditions such as the economics of our industry and was a factor in establishing fair value. Our machinery, equipment and special tools amounts, determined under the cost approach, were adjusted for economic obsolescence. Due to the downturn in the automotive industry, significant excess capacity exists and the application of the cost approach generally requires the replacement cost of an asset to be adjusted for physical deterioration, and functional and economic obsolescence. We estimated economic obsolescence as the difference between the discounted cash flows expected to be realized from our utilization of the assets as a group, compared to the initial estimate of value from the cost approach method. We did not reduce any fixed asset below its liquidation in place value as a result of economic obsolescence; however the effects of economic obsolescence caused some of our fixed assets to be recorded at their liquidation in place values.

•

The income approach which considers value in relation to the present worth of future benefits derived from ownership, usually measured through the capitalization of a specific level of income which can be derived from the subject asset. This method assumed fair value could not exceed the present value of the cash flows the assets generate discounted at a risk related rate of return commensurate with the level of risk inherent in the subject asset. This method was used to value certain assets related to buildings and improvements, leasehold interest, machinery and equipment and tooling.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the components of Property as a result of the application of fresh-start reporting at July 10, 2009 and Property, net at July 9, 2009:

	Successor	Predecessor
	July 10, 2009	July 9, 2009
Land	$2,524	$1,040
Buildings and land improvements, net	3,731	8,490
Machinery and equipment, net	5,915	13,597
Construction in progress	1,838	2,307

Real estate, plants, and equipment, net	14,008	25,434
Special tools, net	4,492	10,782

Total property, net	$18,500	$36,216

Goodwill

We recorded Goodwill of $30.5 billion upon application of fresh-start reporting. When applying fresh-start reporting, certain accounts, primarily employee benefit and income tax related, were recorded at amounts determined under specific U.S. GAAP rather than fair value and the difference between the U.S. GAAP and fair value amounts gives rise to goodwill, which is a residual. Further, we recorded valuation allowances against certain of our deferred tax assets, which under ASC 852 also resulted in goodwill. Our employee benefit related accounts were recorded in accordance with ASC 712 and ASC 715 and deferred income taxes were recorded in accordance with ASC 740. There was no goodwill on an economic basis based on the fair value of our equity, liabilities and identifiable assets. None of the goodwill from this transaction is deductible for tax purposes.

Intangible assets

We recorded Intangible assets of $16.1 billion at their fair values. The following is a summary of the approaches used to determine the fair value of our significant intangible assets:

•

We recorded $7.9 billion for the fair value of technology. The relief from royalty method was used to calculate the $7.7 billion fair value of developed technology. The significant assumptions used included:

•	Forecasted revenue for each technology category by Old GM’s former segments;

•	Royalty rates based on licensing arrangements for similar technologies and obsolescence factors by technology category;

•	Discount rates ranging from 24.0% to 26.0% based on our WACC and adjusted for perceived business risks related to these developed technologies; and

•	Estimated economic lives, which ranged from 7 to twenty years.

•	The excess earnings method was used to determine the fair value of in-process research and development of $175 million. The significant assumptions used in this approach included:

•	Forecasted revenue for certain technologies not yet proven to be commercially feasible;

•	The probability and cost of obtaining commercial feasibility;

•	Discount rates ranging from 4.2% (when the probability of obtaining commercial feasibility was considered elsewhere in the model) to 36.0%; and

•	Estimated economic lives ranging from approximately 10 to 20 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The relief from royalty method was also used to calculate the fair value of brand names of $5.5 billion. The significant assumptions used in this method included:

•	Forecasted revenue for each brand name by Old GM’s former segments;

•	Royalty rates based on licensing arrangements for the use of brands and trademarks in the automotive industry and related industries;

•	Discount rates ranging from 22.8% to 27.0% based on our WACC and adjusted for perceived business risks related to these intangible assets; and

•	Indefinite economic lives for our ongoing brands.

•

Our most significant brands included Buick, Cadillac, Chevrolet, GMC, Opel/Vauxhall and OnStar. We also recorded defensive intangible assets associated with brands we eliminated, which included Pontiac, Saturn and Oldsmobile.

•

A cost approach was used to calculate the fair value of our dealer networks and customer relationships of $2.1 billion. The estimated fair value of our dealer networks of $1.6 billion was determined by multiplying our estimated costs to recreate our dealer networks by our estimate of an optimal number of dealers. An income approach was used to calculate the fair value of our customer relationships of $508 million. The significant assumptions used in this approach included:

•	Forecasted revenue;

•	Customer retention rates;

•	Profit margins; and

•	A discount rate of 20.8% based on an appropriate WACC and adjusted for perceived business risks related to these customer relationships.

•	We recorded other intangible assets of $560 million primarily related to existing contracts, including leasehold improvements, that were favorable relative to available market terms.

The following table summarizes the components of our intangible assets and their weighted-average amortization periods.

	Weighted-Average Amortization Period (years)	Recorded Value
Technology and related intellectual property	5	$7,889
Brands	38	5,476
Dealer network and customer relationships	21	2,149
Favorable contracts	28	543
Other intangible assets	3	17

Total intangible assets		$16,074

Deferred Income Taxes, non-current

We recorded Deferred income taxes, non-current of $672 million which was an increase of $43 million compared to that recorded by Old GM.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Assets, non-current

We recorded Other assets, non-current of $3.2 billion. Other assets, non-current differed from Old GM’s primarily related to: (1) an increase of $1.3 billion and $629 million in the value of our investments in GMAC common stock and preferred stock; (2) an increase of $175 million in the value of our investment in Saab; partially offset by (3) an elimination of $191 million for certain prepaid rent balances and other adjustments.

We calculated the fair value of our investment in GMAC common stock of $1.3 billion using a market multiple sum-of-the-parts methodology, a market approach. This approach considered the average price/tangible book value multiples of companies deemed comparable to each of GMAC’s Auto Finance, Commercial Finance and Insurance operations in determining the fair value of each of these operations, which were then aggregated to determine GMAC’s overall fair value. The significant inputs used in our fair value analysis were as follows:

•	GMAC’s June 30, 2009 financial statements, as well as the financial statements of comparable companies in the Auto Finance, Commercial Finance and Insurance industries;

•	Expected performance of GMAC, as well as our view on its ability to access capital markets; and

•

The value of GMAC’s mortgage operations, taking into consideration the continuing challenges in the housing markets and mortgage industry, and its need for additional liquidity to maintain business operations.

We calculated the fair value of our investment in GMAC preferred stock of $665 million using a discounted cash flow approach. The present value of the cash flows was determined using assumptions regarding the expected receipt of dividends on GMAC preferred stock and the expected call date. The discount rate of 16.9% was determined based on yields of similar GMAC securities.

Accounts Payable

We recorded Accounts payable at its fair value of $13.1 billion.

Debt

We recorded short-term debt, current portion of long-term debt and long-term debt at their total fair value of $15.7 billion, which was calculated using a discounted cash flow methodology using our implied credit rating of CCC for most of our debt instruments (our credit rating was not observable as a result of the Chapter 11 Proceedings), adjusted where appropriate for any security interests. For the UST Loans and the Canadian Loan, carrying amount was determined to approximate fair value because these loans were fully collateralized by the restricted cash placed in escrow and were entered into on July 10, 2009 at market terms. Short-term debt, current portion of long-term debt and long-term debt decreased $1.5 billion as a result of our calculation of fair value. Refer to Note 14 for additional information on the escrow arrangement.

Pensions, Postretirement Benefits Other than Pensions, current and non-current, and Prepaid Pensions

We recorded Pensions of $32.0 billion and Prepaid pensions of $97 million, which includes the actuarial measurement of those benefit plans that were not modified in connection with the 363 Sale. As a result of these actuarial measurements, our recorded value was $2.1 billion higher than Old GM’s for Pensions and Prepaid pensions for those plans not modified in connection with the 363 Sale. When the pension plans were measured at July 10, 2009, the weighted-average return on assets was 8.5% and 8.0% for U.S. and Non-U.S. plans. The weighted-average discount rate utilized to measure the plans at July 10, 2009 was 5.9% and 5.8% for U.S. and Non-U.S. plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We also recorded Postretirement benefits other than pensions, current and non-current of $20.4 billion, which is an increase of $434 million compared to the amounts recorded by Old GM for those plans not modified in connection with the 363 Sale. When the other non-UAW postretirement benefit plans were measured at July 10, 2009, the weighted average discount rate used was 6.0% and 5.5% for the U.S. and Non-U.S. plans. For the U.S. there are no significant uncapped healthcare plans remaining at December 31, 2009, and therefore, the healthcare cost trend rate does not have a significant effect on our U.S. plans. For Non-U.S. plans the initial healthcare cost trend used was 5.4% and the ultimate healthcare cost trend rate was 3.3% with 8 years to the ultimate trend rate.

Accrued Expenses, Other Liabilities, and Deferred Income Taxes, current and non-current

We recorded Accrued expenses of $24.4 billion and Other liabilities and deferred income taxes of $15.5 billion. Accrued expenses and Other liabilities differed from those of Old GM primarily relating to:

•	$1.2 billion less in deferred revenue, the fair value of which was determined based on our remaining performance obligations considering future costs associated with these obligations;

•

$349 million decrease in warranty liability, the fair value of which was determined by discounting the forecasted future cash flows based on historical claims experience using rates ranging from 1.4% in 2009 to 4.3% in 2017;

•	A decrease of $179 million to lease-related obligations;

•	A decrease of $162 million related to certain customer deposits;

•	$582 million increase in deferred income taxes; and

•

$980 million of recorded unfavorable contractual obligations, primarily related to the Delphi-GM Settlement Agreements. The fair value of the unfavorable contractual obligations was determined by discounting forecasted cash flows representing the unfavorable portions of contractual obligations at our implied credit rating. Refer to Note 21 for further information on the Delphi-GM Settlement Agreements.

Equity (Deficit) and Preferred Stock

The changes to Equity (Deficit) reflect our recapitalization, the elimination of Old GM’s historical equity, the issuance of our common stock, preferred stock and warrants to the UST, Canada Holdings and MLC at fair value, and the application of fresh-start reporting.

Noncontrolling Interests

We recorded the fair value of our Noncontrolling interests at $408 million which was $156 million higher than Old GM.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

363 Sale and Fresh-Start Reporting Adjustments

The following table summarizes Old GM’s Reorganization gains, net, arising from the 363 Sale and fresh-start reporting that primarily resulted from the adjustments previously discussed (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Change in net assets resulting from the application of fresh-start reporting	$33,829
Fair value of New GM’s Series A Preferred Stock, common shares and warrants issued in 363 Sale	20,532
Gain from the conversion of debt owed to UST to equity	31,561
Gain from the conversion of debt owed to EDC to equity	5,964
Gain from the modification and measurement of our VEBA obligation	7,731
Gain from the modification and measurement of other employee benefit plans	4,585
Gain from the settlement of net liabilities retained by MLC via the 363 Sale	25,177
Income tax benefit for release of valuation allowances and other tax adjustments	710
Other 363 Sale adjustments	(21)

Total adjustment from 363 Sale Transaction and fresh-start reporting	130,068
Adjustment recorded to Income tax benefit for release of valuation allowances and other tax adjustments	(710)
Other losses, net	(1,203)

Total Reorganization gains, net	$128,155

Other losses, net of $1.2 billion primarily relate to costs incurred during our Chapter 11 Proceedings, including:

•	Losses of $958 million on extinguishments of debt resulting from Old GM’s repayment of its secured revolving credit facility, its U.S. term loan, and its secured credit facility;

•	Losses of $398 million on contract rejections, settlements of claims and other lease terminations;

•	Professional fees of $38 million; and

•	Gain of $247 million related to the release of Accumulated other comprehensive income (loss) associated with previously designated derivative financial instruments.

Note 3. Basis of Presentation

Principles of Consolidation

Our consolidated financial statements include our accounts and those of our subsidiaries that we control due to ownership of a majority voting interest. In addition, we continually evaluate our involvement with variable interest entities (VIEs) to determine whether we have variable interests and are the primary beneficiary of the VIE. When this criteria is met, we are required to consolidate the VIE. Our share of earnings or losses of nonconsolidated affiliates is included in our consolidated operating results using the equity method of accounting when we are able to exercise significant influence over the operating and financial decisions of the affiliate. We use the cost method of accounting if we are not able to exercise significant influence over the operating and financial decisions of the affiliate. All intercompany balances and transactions have been eliminated in consolidation. Old GM utilized the same principles of consolidation in its consolidated financial statements.

Use of Estimates in the Preparation of the Financial Statements

The consolidated financial statements are prepared in conformity with U.S. GAAP, which requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reported amounts of revenue and expenses in the periods presented. We believe that the accounting estimates employed are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

Discontinued Operations and Assets Held for Sale

Amounts presented as discontinued operations represent the disposal of components of our business that have operations and cash flows that are clearly distinguished, operationally and for financial reporting purposes, from the rest of our businesses and where we do not have significant continuing involvement. In 2007 we sold the commercial and military operations of our Allison business that focused on a market segment separate from our core automotive business. We concluded that the cash flows associated with the Allison business were clearly distinguishable and our continuing involvement with Allison was not significant. Our sale of Saab in February 2010 and the cessation of production of our Pontiac, Saturn and HUMMER brands did not qualify as discontinued operations. We have significant continuing involvement with Saab through ongoing commercial relationships; primarily supply contracts and licensing arrangements. Saab, Pontiac, Saturn and HUMMER were brands that did not have largely independent cash flows separate from our ongoing operations because of the sharing of engineering, product platforms, and production facilities with our other brands.

Upon committing to and commencing of activities to sell a long-lived asset group, the assets and liabilities of the group are presented separately in the consolidated balance sheets as Assets held for sale and Liabilities held for sale once it is determined that the sale is probable and an appropriate level of authorization committing to the sale has been received. We require the receipt of Board approval, along with any other substantive governmental and regulatory approval requirements, prior to classifying assets and liabilities as held for sale.

Correction of Presentation in Consolidated Financial Statements

Subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2009 (2009 Form 10-K) we identified several items that had not been properly classified in the Consolidated Statement of Cash Flows for the period July 10, 2009 through December 31, 2009 (Successor). Although we do not consider the effects of these errors to be material, we have corrected our Consolidated Statement of Cash Flows to properly reflect these items. These errors, which primarily relate to reclassifications within the respective sections of the Consolidated Statement of Cash Flows, had a net effect on Net cash provided by operating activities of $93 million, Net cash provided by investing activities of $144 million, and Net cash provided by financing activities of ($197) million. The originally reported and corrected amounts are summarized in the following table (dollars in millions):

	Originally Reported	Adjustments	As Corrected
Cash flows from operating activities
Change in other investments and miscellaneous assets	$303	$(11)	$292
Change in other operating assets and liabilities, net of acquisitions and disposals	2,605	767	3,372
Other	839	(663)	176
Net cash provided by (used in) operating activities	971	93	1,064

Cash flows from investing activities
Expenditures for property	(1,914)	52	(1,862)
Change in notes receivable	(31)	92	61
Net cash provided by (used in) investing activities	2,012	144	2,156

Cash flows from financing activities
Net decrease in short-term debt	(909)	557	(352)
Proceeds from issuance of other debt	873	492	1,365
Payments on other debt	(541)	(1,246)	(1,787)
Net cash provided by (used in) financing activities	542	(197)	345

Effect of exchange rate changes on cash and cash equivalents	532	(40)	492
Cash and cash equivalents at beginning of the year	19,013		19,013

Cash and cash equivalents at end of the year	$22,679	$—	$22,679

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, we have corrected certain amounts disclosed in the notes to the consolidated financial statements included in our 2009 Form 10-K. Although we do not consider the effects of these disclosure errors to be material, we have corrected the amounts in the notes to the consolidated financial statements. Originally reported and corrected amounts are included in the affected notes to the consolidated financial statements which follow.

Change in Segments

Old GM’s operations included four segments consisting of GMNA, GME, GM Latin America/Africa/Middle-East and GM Asia Pacific. In order to streamline our business and speed our decision making processes, we have revised our operational structure, combining Old GM’s Latin America/Africa/Middle East and Asia Pacific segments into one segment, GMIO. We have revised the segment presentation for all periods presented.

In the three months ended June 30, 2010 we changed our managerial reporting structure so that certain entities geographically located within Russia and Uzbekistan were transferred from our GME segment to our GMIO segment. We have revised the segment presentation for all periods presented.

Stock Split

On October 5, 2010 our Board of Directors recommended a three-for-one stock split on shares of our common stock, which was approved by our stockholders on November 1, 2010. The stock split was effected on November 1, 2010.

Each stockholder’s percentage ownership in us and proportional voting power remained unchanged after the stock split. All applicable Successor share, per share and related information in the consolidated financial statements and notes has been adjusted retroactively to give effect to the three-for-one stock split.

Increase in Authorized Shares

On October 5, 2010, our Board of Directors recommended that we amend our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 2,500,000,000 shares to 5,000,000,000 shares and to increase the number of preferred shares that we are authorized to issue from 1,000,000,000 shares to 2,000,000,000 shares. Our stockholders approved these amendments on November 1, 2010, and they were effected on November 1, 2010.

Note 4. Significant Accounting Policies

In connection with our application of fresh-start reporting, we established a set of accounting policies which, unless otherwise indicated, utilized the accounting policies of our predecessor entity, Old GM.

Revenue Recognition

Net sales and revenue are primarily comprised of revenue generated from the sale of vehicles. Vehicle sales are recorded when title and risks and rewards of ownership have passed, which is generally when a vehicle is released to the carrier responsible for transporting it to a dealer and when collectability is reasonably assured. Provisions for recurring dealer and customer sales and leasing incentives, consisting of allowances and rebates, are recorded as reductions to Net sales and revenue at the time of vehicle sales. All other incentives, allowances, and rebates related to vehicles previously sold are recorded as reductions to Net sales and revenue when announced.

Vehicle sales to daily rental car companies with guaranteed repurchase obligations are accounted for as operating leases. Estimated lease revenue is recorded ratably over the term of the lease based on the difference between net sales proceeds and the guaranteed repurchase amount. The difference between the cost of the vehicle and estimated residual value is depreciated on a straight-line basis over the estimated term of the lease agreement.

Sales of parts and accessories to GM dealers are recorded when the goods arrive at the dealership and when collectability is reasonably assured. Sales of aftermarket products and powertrain components are recorded when title and risks and rewards of

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ownership have passed, which is generally when the product is released to the carrier responsible for transporting them to the customer and when collectability is reasonably assured.

Revenue from OnStar, comprised of customer subscriptions related to comprehensive in-vehicle security, communications and diagnostic systems in our vehicles, is deferred and recorded on a straight-line basis over the subscription period. A one-year OnStar subscription is offered as part of the sale or lease of a new vehicle. The fair value of the subscription is recorded as deferred revenue when a vehicle is sold, and amortized over the one-year subscription period. Prepaid minutes for the Hands-Free Calling system are deferred and recorded on a straight-line basis over the life of the contract.

Payments received from banks for credit card programs in which there is a redemption liability are recorded on a straight-line basis over the estimated period of time the customer will accumulate and redeem their rebate points. This time period is estimated to be 60 months for the majority of the credit card programs. This redemption period is reviewed periodically to determine if it remains appropriate. The redemption liability anticipated to be paid to the dealer is estimated and accrued at the time specific vehicles are sold to the dealer. The redemption cost is classified as a reduction of Net sales and revenue.

Inventory

Inventories are stated at the lower of cost or market (LCM). In connection with fresh-start reporting, we elected to use the FIFO costing method for all inventories previously accounted for by Old GM using the LIFO costing method. Old GM determined cost using the LIFO costing method for 21% of its inventories at December 31, 2008 and used the FIFO costing method or average cost method for all other inventories.

Inventory is analyzed and the carrying amount is adjusted downward if it is determined to be carried above market. Market, which represents selling price less cost to sell, considers general market and economic conditions, periodic reviews of current profitability of vehicles, and the effect of current incentive offers at the balance sheet date. Off-lease and other vehicles are compared to current auction sales proceeds less disposal and warranty costs. Productive material, work in process, supplies and service parts are reviewed to determine if inventory quantities are in excess of forecasted usage, or if they have become obsolete. If the estimated market value is less than cost, as determined by the inventory costing methodology, the carrying amount of the affected inventory is reduced to market value.

Advertising

Advertising costs of $2.1 billion in the period July 10, 2009 through December 31, 2009, $1.5 billion in the period January 1, 2009 through July 9, 2009, $5.3 billion in the year ended 2008 and $5.5 billion in the year ended 2007 were expensed as incurred.

Research and Development Expenditures

Research and development expenditures of $3.0 billion in the period July 10, 2009 through December 31, 2009, $3.0 billion in the period January 1, 2009 through July 9, 2009, $8.0 billion in the year ended 2008 and $8.1 billion in the year ended 2007 were expensed as incurred.

Property, net

Property, plants and equipment, including internal use software, is recorded at cost. Major improvements that extend the useful life or add functionality of property are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. We depreciate all assets using the straight-line method. Leasehold improvements are amortized over the period of lease or the life of the asset, whichever is shorter. For assets placed in service before January 2001, Old GM used accelerated depreciation methods. For assets placed in service after January 2001, Old GM used the straight-line method. Upon retirement or disposition of property, plants and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded in earnings. Impairment charges related to Property, net are recorded in Cost of sales. Refer to Notes 11 and 25 for additional information on property and impairments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Special Tools

Special tools represent product-specific powertrain and non-powertrain related tools, dies, molds and other items used in the manufacturing process of vehicles. Expenditures for special tools are capitalized. In connection with our application of fresh-start reporting, we began amortizing all non-powertrain special tools using an accelerated amortization method. Powertrain special tools are amortized over their estimated useful lives using the straight-line method. Old GM amortized all special tools using the straight-line method over their estimated useful lives. Refer to Note 11 for additional information on special tools.

Goodwill

Goodwill arises from the application of fresh-start reporting and other business acquisitions. Goodwill is tested for impairment for all reporting units on an annual basis during the fourth quarter, or more frequently, if events occur or circumstances change that would warrant such a review. An impairment charge is recorded for the amount, if any, by which the carrying amount of goodwill exceeds its implied fair value. Fair values of reporting units are established using a discounted cash flow method. Our reporting units are GMNA, GME, and various reporting units within the GMIO segment. Because of the integrated nature of our manufacturing operations and the sharing of vehicle platforms among brands, assets and other resources are shared extensively within GMNA and GME and financial information by brand or country is not discrete below the operating segment level. Therefore, GMNA and GME do not contain reporting units below the operating segment level. However, GMIO is less integrated given the lack of regional trade pacts and other unique geographical differences and thus contains separate reporting units below the operating segment level. Where available and as appropriate, comparative market multiples are used to corroborate the results of the discounted cash flow method. Refer to Note 25 for additional information on goodwill impairments. Goodwill would be reassigned on a relative-fair-value basis to a portion of a reporting unit to be disposed of or upon the reorganization of the composition of one or more of our reporting units.

Intangible Assets, net

Intangible assets, excluding Goodwill, primarily include brand names (including defensive intangibles associated with discontinued brands), technology and intellectual property, customer relationships, dealer network and favorable contracts.

All intangible assets are amortized on a straight-line or an accelerated method of amortization over their estimated useful lives. An accelerated amortization method reflecting the pattern in which the asset will be consumed is utilized if that pattern can be reliably determined. If that pattern cannot be reliably determined, a straight-line amortization method is used. In selecting a useful life, we consider the period of expected cash flows and underlying data used to measure the fair value of the intangible assets.

Amortization of developed technology and intellectual property is recorded in Cost of sales. Amortization of brand names, customer relationships and our dealer network is recorded in Selling, general and administrative expense. Refer to Notes 2 and 13 for additional information on intangible assets.

Valuation of Long-Lived Assets

When events and circumstances warrant, the carrying amount of long-lived assets and finite-lived intangible assets to be held and used in the business are evaluated for impairment. If the carrying amount of a long-lived asset group is considered impaired, a loss is recorded based on the amount by which the carrying amount exceeds the fair value for the asset group to be held and used. Product-specific long-lived asset groups are tested for impairment at the platform level. Non-product specific long-lived assets are generally tested for impairment on a regional basis in GMNA and GME and tested at our various reporting units within our GMIO segment. Assets classified as held for sale are recorded at the lower of carrying amount or fair value less cost to sell. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held for use until disposition. Product-specific assets may become impaired as a result of declines in profitability due to changes in volume, pricing or costs.

We tested certain long-lived assets for impairment in the period July 10, 2009 through December 31, 2009 and Old GM tested certain long-lived assets for impairment in the period January 1, 2009 through July 9, 2009 and in the years ended 2008 and 2007. Based on the results of the analyses, long-lived asset impairment charges were recorded. Refer to Note 25 for additional information on impairments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Valuation of Cost and Equity Method Investments

When events and circumstances warrant, investments accounted for under the cost or equity method of accounting are evaluated for impairment. An impairment charge is recorded whenever a decline in value of an investment below its carrying amount is determined to be other than temporary. In determining if a decline is other than temporary, factors such as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the investment, the near-term and longer-term operating and financial prospects of the affiliate and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery are considered. Impairment charges related to equity method investments are recorded in Equity income, net of tax. Impairment charges related to cost method investments are recorded in Interest income and other non-operating income, net.

Equipment on Operating Leases, net

Equipment on operating leases, net is reported at cost, less accumulated depreciation and net of origination fees or costs. Estimated income from operating lease assets, which includes lease origination fees, net of lease origination costs, is recorded as operating lease revenue on a straight-line basis over the term of the lease agreement. Depreciation of vehicles is generally provided on a straight-line basis to an estimated residual value over the term of the lease agreement.

We have and Old GM had significant investments in vehicles in operating lease portfolios, which are comprised of vehicle leases to retail customers with lease terms of up to 48 months and vehicles leased to rental car companies with lease terms that average 11 months or less. We are and Old GM was exposed to changes in the residual values of those assets. The residual values represent estimates of the values of the assets at the end of the lease contracts and are determined based on the lower of forecasted or current auction proceeds in the United States and Canada and forecasted auction proceeds outside of the United States and Canada when there is a reliable basis to make such a determination. Realization of the residual values is dependent on the future ability to market the vehicles under the prevailing market conditions. Over the life of the lease, the adequacy of the estimate of the residual value is evaluated and adjustments may be made to the extent the expected value of the vehicle at lease termination changes. Adjustments may be in the form of revisions to the depreciation rate or recognition of an impairment charge. Impairment is determined to exist if the undiscounted expected future cash flows, which include estimated residual values, are lower than the carrying amount of the asset. If the carrying amount is considered impaired, an impairment charge is recorded for the amount by which the carrying amount exceeds the fair value. Fair value is determined primarily using the anticipated cash flows, including estimated residual values.

When a lease vehicle is returned the asset is reclassified from Equipment on operating leases, net to Inventory at the lower of cost or estimated selling price, less costs to sell.

Impairment charges related to Equipment on operating leases, net are recorded in Cost of sales. Refer to Notes 25 and 30 for additional information on impairments and operating lease arrangements with GMAC.

Foreign Currency Transactions and Translation

The assets and liabilities of foreign subsidiaries, using the local currency as their functional currency, are translated to U.S. Dollars based on the current exchange rate prevailing at each balance sheet date and any resulting translation adjustments are included in Other comprehensive income (loss). The assets and liabilities of foreign subsidiaries which do not use the local currency as their functional currency are remeasured from their local currency to their functional currency, and then translated to U.S. Dollars. Revenues and expenses are translated into U.S. Dollars using the average exchange rates prevailing for each period presented.

Gains and losses arising from foreign currency transactions, which include the effects of remeasurements discussed previously, are recorded in Cost of sales. The effects of foreign currency transactions were a loss of $755 million in the period July 10, 2009 through December 31, 2009, a loss of $1.1 billion in the period January 1, 2009 through July 9, 2009, a gain of $1.7 billion in the year ended 2008 and a loss of $661 million in the year ended 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Policy and Warranty

The estimated costs related to policy and product warranties are accrued at the time products are sold. These estimates are established using historical information on the nature, frequency, and average cost of claims of each vehicle line or each model year of the vehicle line. Revisions are made when necessary, based on changes in these factors. Trends of claims are actively studied and actions are taken to improve vehicle quality and minimize claims.

Recall Campaigns

The estimated costs related to product recalls based on a formal campaign soliciting return of that product are accrued when they are deemed to be probable and can be reasonably estimated.

Environmental Costs

A liability for environmental remediation costs is recorded when a loss is probable and can be reasonably estimated. For environmental sites where there are potentially multiple responsible parties, a liability for the allocable share of the costs related to involvement with the site is recorded, as well as an allocable share of costs related to insolvent parties or unidentified shares, neither of which are reduced for possible recoveries from insurance carriers. For environmental sites where we and Old GM are the only potentially responsible parties, a liability is recorded for the total estimated costs of remediation before consideration of recovery from insurers or other third parties. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites.

There is an established process to develop environmental liabilities that is used globally. This process consists of a number of phases that begins with visual site inspections and an examination of historical site records. Once a potential problem is identified, physical sampling of the site, which may include analysis of ground water and soil borings, is performed. The evidence obtained is then evaluated and if necessary, a remediation strategy is developed and submitted to the appropriate regulatory body for approval. The final phase of this process involves the commencement of remediation activities according to the approved plan.

When applicable, estimated liabilities for costs relating to ongoing operating, maintenance, and monitoring at environmental sites where remediation has commenced are recorded. Subsequent adjustments to initial estimates are recorded as necessary based upon additional information obtained. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change our estimates.

Cash Equivalents

Cash equivalents are defined as short-term, highly-liquid investments with original maturities of 90 days or less.

Fair Value Measurements

A three-level valuation hierarchy is used for fair value measurements. The three-level valuation hierarchy is based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions based on the best evidence available. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets;

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable; and

•	Level 3 — Instruments whose significant inputs are unobservable.

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Financial instruments are transferred in and/or out of Level 3 in the valuation hierarchy based upon the significance of the unobservable inputs to the overall fair value measurement. Level 3 financial instruments typically include, in addition to the unobservable inputs, observable components that are validated to external sources.

Marketable Securities

We classify marketable securities as available-for-sale or trading. Various factors, including turnover of holdings and investment guidelines, are considered in determining the classification of investments. Available-for-sale securities are recorded at fair value, with unrealized gains and losses reported, net of related income taxes, in Accumulated other comprehensive income (loss) until realized. Trading securities are recorded at fair value. We determine realized gains and losses for all securities using the specific identification method.

Old GM classified marketable securities as available-for-sale, except for certain mortgage-related securities, that were classified as held-to-maturity. Held-to-maturity securities were recorded at amortized cost.

Securities are classified in Level 1 of the valuation hierarchy when quoted prices in an active market for identical securities are available. If quoted market prices are not available, fair values of securities are determined using prices from a pricing vendor, pricing models, quoted prices of securities with similar characteristics or discounted cash flow models and are generally classified in Level 2 of the valuation hierarchy. Our pricing vendor utilizes industry-standard pricing models that consider various inputs, including benchmark yields, reported trades, broker/dealer quotes, issuer spreads and benchmark securities as well as other relevant economic measures. U.S. government and agency securities, certificates of deposit, commercial paper, and corporate debt securities are classified in Level 2 of the valuation hierarchy. Securities are classified in Level 3 of the valuation hierarchy in certain cases where there are unobservable inputs to the valuation in the marketplace.

Annually, we conduct a review of our pricing vendor. This review includes discussion and analysis of the inputs used by the pricing vendor to provide prices for the types of securities we hold.

An evaluation is made monthly to determine if unrealized losses related to non-trading investments in debt and equity securities are other than temporary. Factors considered in determining whether a loss on a debt security is other than temporary include: (1) the length of time and extent to which the fair value has been below cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent to sell or likelihood to be forced to sell the security before any anticipated recovery. Prior to April 1, 2009 Old GM considered its ability and intent to hold the investment for a sufficient period of time to allow for any anticipated recovery. Factors considered in determining whether a loss on an equity security is other than temporary include the length of time and extent to which the fair value has been below cost, the financial condition and near-term prospects of the issuer and the ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery. If losses are determined to be other than temporary, the loss is recorded and the investment carrying amount is adjusted to a revised fair value.

Derivative Instruments

We are party to a variety of foreign currency exchange rate, interest rate and commodity derivative contracts entered into in connection with the management of exposure to fluctuations in foreign currency exchange rates, interest rates and certain commodity prices. These financial exposures are managed in accordance with corporate policies and procedures and a risk management control system is used to assist in monitoring hedging programs, derivative positions and hedging strategies. Hedging documentation includes hedging objectives, practices and procedures and the related accounting treatment. Derivatives that received hedge accounting treatment prior to October 1, 2008 were evaluated for effectiveness at the time they were designated as well as throughout the hedging period. We do not hold derivative financial instruments for speculative purposes.

All derivatives are recorded at fair value in the consolidated balance sheets. Internal models are used to value a majority of derivatives. The models use, as their basis, readily observable market inputs, such as time value, forward interest rates, volatility

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

factors, and current and forward market prices for commodities and foreign currency exchange rates. In Level 2 of the valuation hierarchy, we include foreign currency derivatives, commodity derivatives, interest rate swaps, cross currency swaps and warrants. Derivative contracts that are valued based upon models with significant unobservable market inputs, primarily estimated forward and prepayment rates, are classified in Level 3 of the valuation hierarchy. In Level 3 of the valuation hierarchy, we include warrants issued to the UST, certain foreign currency derivatives, certain long-dated commodity derivatives and interest rate swaps with notional amounts that fluctuated over time.

The valuation of derivative liabilities takes into account our nonperformance risk. For the periods presented after June 1, 2009, our nonperformance risk was not observable through the credit default swap market, and an analysis of comparable industrial companies was used to determine the appropriate credit spread which would be applied to us by market participants. In these periods, all derivatives whose fair values contained a significant credit adjustment based on our nonperformance risk were classified in Level 3 of the valuation hierarchy.

We recorded the earnings effect resulting from the change in fair value of all derivative instruments not receiving hedge accounting in Interest income and other non-operating income, net.

Prior to October 1, 2008 Old GM recorded effective changes in fair value of derivatives designated as cash flow hedges in net unrealized gains (losses) on derivatives within a separate component of Accumulated other comprehensive income (loss). Amounts were reclassified from Accumulated other comprehensive income (loss) when the underlying hedged item affected earnings. All ineffective changes in fair value were recorded in earnings. Prior to October 1, 2008 changes in fair value of derivatives designated as fair value hedges were recorded in earnings offset by changes in fair value of the hedged item to the extent the derivative was effective as a hedge. Changes in fair value of derivatives not designated as hedging instruments were recorded in earnings. The earnings effect resulting from the change in fair value of derivative instruments was recorded in the same line item in the consolidated statements of operations as the underlying exposure being hedged.

As part of Old GM’s quarterly tests for hedge effectiveness in the three months ended December 31, 2008, Old GM was unable to conclude that its cash flow and fair value hedging relationships continued to be highly effective. Therefore, Old GM discontinued the application of hedge accounting for derivative instruments used in cash flow and fair value hedging relationships. Accordingly, all derivatives were recorded at fair value in the consolidated balance sheets and subsequent changes in fair value of derivatives were recorded in earnings. Certain releases of deferred gains and losses arising from previously designated cash flow and fair value hedges were also recorded in earnings by Old GM. The earnings effect resulting from the change in fair value of derivative instruments was recorded in the same line item in the consolidated statements of operations as the underlying exposure being hedged.

The cash flows from derivative instruments receiving hedge accounting treatment are classified in the same categories as the hedged items in the consolidated statement of cash flows.

Refer to Note 20 for additional information related to derivative transactions.

Income Taxes

The liability method is used in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, using the statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recorded in the results of operations in the period that includes the enactment date under the law.

Deferred income tax assets are evaluated quarterly to determine if valuation allowances are required or should be adjusted. All available evidence, both positive and negative using a more likely than not standard, is considered to determine if valuation allowances should be established against deferred tax assets. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods, previous experience with tax attributes expiring unused and tax planning alternatives. In making such judgments, significant weight is given to evidence that can be objectively verified.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The ability to realize deferred tax assets depends on the ability to generate sufficient taxable income in the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. The following possible sources of taxable income have been considered when assessing the realization of deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Future taxable income exclusive of reversing temporary differences and carryforwards;

•	Taxable income in prior carryback years; and

•	Tax-planning strategies.

Income tax expense (benefit) for the year is allocated between continuing operations and other categories of income such as Discontinued operations or Other comprehensive income (loss). In periods in which there is a pre-tax loss from continuing operations and pre-tax income in another income category, the tax benefit allocated to continuing operations is determined by taking into account the pre-tax income of other categories.

We record interest and penalties on uncertain tax positions in Income tax expense (benefit). Old GM recorded interest income on uncertain tax positions in Interest income and Other non-operating income, net, interest expense in Interest expense and penalties in Selling, general and administrative expense.

Pension and Other Postretirement Plans

Attribution, Methods and Assumptions

The cost of benefits provided by defined benefit pension plans is recorded in the period employees provide service. The cost of pension plan amendments that provide for benefits already earned by plan participants is amortized over the expected period of benefit which may be: (1) the duration of the applicable collective bargaining agreement specific to the plan; (2) expected future working lifetime; or (3) the life expectancy of the plan participants.

The cost of medical, dental, legal service and life insurance benefits provided through postretirement benefit plans is recorded in the period employees provide service. The cost of postretirement plan amendments that provide for benefits already earned by plan participants is amortized over the expected period of benefit which may be the average expected future working lifetime to full eligibility or the average life expectancy of the plan participants.

U.S. salaried retiree medical plan amendments on or after July 2008 are amortized over the period to full eligibility and actuarial gains and losses are amortized over the average remaining years of future service.

Actuarial (gains) losses and new prior service costs (credits) for the U.S. hourly healthcare plans are currently amortized over a time period corresponding with the average life expectancy of the plan participants.

An expected return on plan asset methodology is utilized to calculate future pension expense for certain significant funded benefit plans. A market-related value of plan assets methodology is also utilized that averages gains and losses on the plan assets over a period of years to determine future pension expense. The methodology recognizes 60.0% of the difference between the fair value of assets and the expected calculated value in the first year and 10.0% of that difference over each of the next four years.

The discount rate assumption is established for each of the retirement-related U.S. benefit plans at their respective measurement dates. We use a cash flow matching approach, also called a spot rate yield curve approach, that uses projected cash flows matched to spot rates along a zero coupon yield curve to determine the present value of cash flows to calculate a single equivalent discount rate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Old GM established a discount rate assumption to reflect the yield of a hypothetical portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to satisfy projected future benefits.

The discount rate assumption is established for each of the retirement-related non-U.S. benefit plans at their respective measurement dates utilizing published indices with adjustments made to reflect the underlying duration of expected benefit payments.

Plan Asset Valuation

Due to the lack of timely available market information for certain investments and the inherent uncertainty of valuation, reported fair values may differ from fair values that would have been used had timely available market information been available.

Cash equivalents and other short-term investments

Money market funds and other similar short-term investment funds are valued using the net asset value (“NAV”) per share as provided by the investment sponsor or third party administrator. Prices for short-term debt securities are received from independent pricing services or from dealers who make markets in such securities. Independent pricing services utilize matrix pricing which considers readily available inputs such as the yield or price of bonds of comparable quality, coupon, maturity and type as well as dealer supplied prices. Cash equivalents and other short-term investments are generally categorized as Level 2 in the fair value hierarchy.

Common and preferred stock

Equity securities for which market quotations are readily available are valued at the last reported sale price or official closing price as reported by an independent pricing service on the primary market or exchange on which they are traded and are categorized as Level 1 in the fair value hierarchy. In the event there were no sales during the day or closing prices are not available, securities are valued at the last quoted bid price or may be valued using the last available price and are typically categorized as Level 2 in the fair value hierarchy. Level 3 securities are typically thinly traded, delisted, or privately issued securities or other issues that are priced by a dealer or pricing service using inputs such as aged (stale) pricing, and/or other qualitative factors. Additionally, management may consider other security attributes such as liquidity and market activity in assessing the observability of inputs used by pricing services or dealers, which may affect placement in the fair value hierarchy.

Government and agency debt securities and corporate debt securities

U.S. government and government agency obligations, foreign government and government agency obligations, municipal securities, supranational obligations, corporate bonds, bank notes, floating rate notes, and preferred securities, are valued based on quotations received from independent pricing services or from dealers who make markets in such securities. Pricing services utilize matrix pricing which considers readily available inputs such as the yield or price of bonds of comparable quality, coupon, maturity and type as well as dealer supplied prices and are generally categorized as Level 2 in the fair value hierarchy. Securities categorized as Level 3 are typically priced by dealers and pricing services that use proprietary pricing models which incorporate unobservable inputs. These inputs primarily consist of yield and credit spread assumptions. Additionally, management may consider other security attributes such as liquidity, market activity, price level, credit ratings and geo-political risk, in assessing the observability of inputs used by pricing services or dealers, which may affect placement in the fair value hierarchy.

Agency and non-agency mortgage and other asset-backed securities

U.S. and foreign government agency mortgage and asset-backed securities, non-agency collateralized mortgage obligations, commercial mortgage securities, residential mortgage securities and other asset-backed securities are valued based on quotations received from independent pricing services or from dealers who make markets in such securities. Pricing services utilize matrix pricing which considers prepayment speed assumptions, attributes of the collateral, yield or price of bonds of comparable quality,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

coupon, maturity and type as well as dealer supplied prices and are generally categorized as Level 2 in the fair value hierarchy. Securities categorized as Level 3 are typically priced by dealers and pricing services that use proprietary pricing models which incorporate unobservable inputs. These inputs primarily consist of prepayment curves, discount rates, default assumptions and recovery rates. Additionally, management may consider other security attributes such as liquidity, market activity, price level, credit ratings and geo-political risk, in assessing the observability of inputs used by pricing services or dealers, which may affect placement in the fair value hierarchy.

Investment funds, Private equity and debt investments, and Real estate assets

Exchange traded funds and real estate investment trusts, for which market quotations are readily available, are valued at the last reported sale price or official closing price as reported by an independent pricing service on the primary market or exchange on which they are traded and are categorized as Level 1 in the fair value hierarchy. Other funds, direct investments, and certain special purpose entities (e.g., limited partnerships, limited liability companies), for which market quotations are not readily available, are valued using the NAV per share (or its equivalent) provided by the investment sponsor or third party administrator. In certain instances, such as if it is concluded a reported NAV does not reflect fair value or is not as of the financial reporting measurement date, management will consider whether an adjustment to the NAV is necessary to ensure the valuation accurately reflects fair value. Generally, in determining whether an adjustment to the reported NAV is required, management will review material factors that could affect valuation, such as changes to the composition or performance of the underlying investment portfolio, overall market conditions and other economic factors that may possibly have a favorable or unfavorable effect on the reported NAV between the NAV calculation date and the financial reporting measurement date and make any adjustments as deemed necessary. Funds and special purpose entities for which market quotations are not readily available are typically categorized as Level 3 in the fair value hierarchy due to the inherent restrictions on redemptions that may affect our ability to sell the investment at its NAV in the near term. Investment funds that do not have significant redemption restrictions are typically Level 2 in the fair value hierarchy.

Derivatives

Exchange traded derivatives, for which market quotations are readily available, are valued at the last reported sale price or official closing price as reported by an independent pricing service on the primary market or exchange on which they are traded and are categorized as Level 1 in the fair value hierarchy. Over-the-counter (OTC) derivatives are typically valued through independent pricing services and are generally categorized as Level 2 in the fair value hierarchy. Derivatives categorized as Level 3 are typically priced by dealers and pricing services that use proprietary pricing models which incorporate unobservable inputs. These inputs include extrapolated or model derived assumptions such as volatilities and yield and credit spread assumptions.

Early Retirement Programs

An early retirement program was offered to certain German employees that allows these employees to transition from employment into retirement before their legal retirement age. Eligible employees who elect to participate in this pre-retirement leave program work full time in half of the pre-retirement period, the active period, and then do not work for the remaining half, the inactive period, and receive 50.0% of their salary in this pre-retirement period. These employees also receive a bonus equal to 35.0% of their annual net pay at the beginning of the pre-retirement period. Contributions were required to be made into the government pension program for participants in the pre-retirement period, and participants are entitled to a government subsidy if certain conditions are met. The bonus and additional contributions into the government pension plan were recognized over the period from when the employee signed the program contract until the end of the employee’s active service period.

Extended Disability Benefits

Estimated extended disability benefits are accrued ratably over the employee’s active service period using measurement provisions similar to those used to measure our other postemployment benefits (OPEB) obligations. The liability is comprised of the future obligations for income replacement, healthcare costs and life insurance premiums for employees currently disabled and those in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

active workforce who may become disabled. Future disabilities are estimated in the current workforce using actuarial methods based on historical experience. We record actuarial gains and losses immediately in earnings. Old GM amortized net actuarial gains and losses over the remaining duration of the obligation.

Labor Force

On a worldwide basis, we have and Old GM had a concentration of the workforce working under the guidelines of unionized collective bargaining agreements. The current labor contract with the UAW is effective for a four-year term that began in October 2007 and expires in September 2011. The contract included a $3,000 lump sum payment in the year ended 2007 and performance bonuses of 3.0%, 4.0% and 3.0% of wages in the years ended 2008, 2009 and 2010 for each UAW employee. These payments are amortized over the 12-month period following the respective payment dates. Active UAW employees and current retirees and surviving spouses were also granted pension benefit increases. In February 2009 Old GM and the UAW agreed to suspend the 2009 and 2010 performance bonus payments.

Job Security Programs

In May 2009 Old GM and the UAW entered into an agreement that suspended the Job Opportunity Bank (JOBS) Program, modified the Supplemental Unemployment Benefit (SUB) program and added the Transitional Support Program (TSP). These job security programs provide employee reduced wages and continued coverage under certain employee benefit programs depending on the employee’s classification as well as the number of years of service that the employee has accrued. A similar tiered benefit is provided to CAW employees. We recognize a liability for these SUB/TSP benefits over the expected service period of employees, based on our best estimate of the probable liability at the measurement date.

Prior to the implementation of the modified job security programs, costs for postemployment benefits to hourly employees idled on an other than temporary basis were accrued based on our best estimate of the wage, benefit and other costs to be incurred, and costs related to the temporary idling of employees were generally expensed as incurred.

Stock Incentive Plans

GM

We measure and record compensation expense for all share-based payment awards based on the award’s estimated fair value. We intend to grant awards to our employees through the 2009 Long Term Incentive Plan and have granted and will continue to grant awards under the GM Salary Stock Plan. Our policy is to record compensation expense over the applicable vesting period of an award.

The fair value of awards granted is based on the estimated fair value of our common stock. Since there currently is no observable publicly traded price for our common stock, we estimate the value of our common stock based on a discounted cash flow model. Refer to Note 29 for additional information.

Salary stock awards granted are fully vested and nonforfeitable upon grant, therefore compensation cost is recorded on the date of grant.

Old GM

All of Old GM’s awards for the period January 1, 2009 through July 9, 2009, and the years ended 2008 and 2007 were accounted for at fair value, and compensation expense was recorded based on the award’s estimated fair value. No share-based compensation expense was recorded for the top 25 most highly compensated employees in the year ended 2009, in compliance with the Loan and Security Agreement with the UST.

Stock options granted were measured on the date of grant using the Black-Scholes option-pricing model to determine fair value. Compensation expense was recorded on a graded vesting schedule. Old GM issued treasury shares upon exercise of employee stock options.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Option awards contingent on performance and market conditions were measured on the date of grant using a Monte-Carlo simulation model to determine fair value. Vesting was contingent upon a one-year service period and multiple performance and market requirements and was recorded on a graded vesting schedule over a weighted average derived service period.

Market condition based cash-settled awards were granted to participants based on a minimum percentile ranking of Old GM’s total stockholder return compared to all other companies in the S&P 500 for the same performance period. The fair value of each market condition based cash-settled award was estimated on the date of grant, and for each subsequent reporting period, remeasured using a Monte-Carlo simulation model that used multiple input variables.

Cash restricted stock units were granted to certain of Old GM’s global executives that provided cash equal to the value of underlying restricted share units at predetermined vesting dates. Compensation expense was recorded on a straight-line basis over the requisite service period for each separately vesting portion of the award. The fair value of each cash-settled award was remeasured at the end of each reporting period and the liability and related expense adjusted based on the new fair value of Old GM’s common stock.

All outstanding Old GM awards remained with Old GM and they were not replaced by us in the 363 Sale.

Recently Adopted Accounting Principles

Accounting for Uncertainty in Income Taxes

In January 2007 Old GM adopted the provisions of ASC 740-10, “Income Taxes,” related to uncertain tax positions. ASC 740 requires that the tax effect(s) of a position be recorded only if it is more likely than not to be sustained based solely on its technical merits at the reporting date. If a tax position is not considered more likely than not to be sustained based solely on its technical merits, no benefits of the tax position are recorded. With the adoption of ASC 740, companies were required to adjust their financial statements to reflect only those tax positions that are more likely than not to be sustained. Upon adoption, Old GM recorded a decrease to Accumulated deficit of $137 million as a cumulative effect of a change in accounting principle with a corresponding decrease to the liability for uncertain tax positions.

Fair Value Measurements

In January 2009 Old GM adopted ASC 820-10, “Fair Value Measurements and Disclosures” for nonfinancial assets and nonfinancial liabilities that are recorded or disclosed at fair value in the financial statements on a nonrecurring basis. ASC 820-10 provides a consistent definition of fair value that focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over company-specific inputs. The effect of Old GM’s adoption of ASC 820-10 in January 2009 for nonfinancial assets and nonfinancial liabilities was not material and no adjustment to Accumulated deficit was required.

In April 2009 the Financial Accounting Standards Board (FASB) provided additional application and disclosure guidance regarding fair value measurements and impairments of debt securities. ASC 320-10, “Investments — Debt and Equity Securities,” was amended and modified the other than temporary impairment guidance for debt securities and the presentation and disclosure requirements for all other than temporary impairments. ASC 820-10 was further amended and provides guidelines for consistently determining fair value measurements when the volume and level of activity for an asset or liability has significantly decreased, and provides guidance on identifying circumstances that indicate that a transaction is not orderly. ASC 825-10, “Financial Instruments” was also amended to expand fair value disclosures to interim reporting periods for certain financial instruments not recorded at fair value in the statement of financial position. Old GM adopted these standards in June 2009. The adoption of these standards did not have a material effect on the consolidated financial statements.

In September 2009 the FASB issued Accounting Standards Update (ASU) 2009-12, “Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent),” which permits a reporting entity to utilize, without adjustment, the NAV provided by a third party investee as a practical expedient to measure the fair value of certain investments. We adopted this standard in December 2009. ASU 2009-12 did not have a material effect on the consolidated financial statements.

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In October 2009 we adopted ASU 2009-5, “Measuring Liabilities at Fair Value.” ASU 2009-5 provides additional guidance for the fair value measurement of liabilities. The adoption did not have a material effect on our consolidated financial statements.

In December 2009 we adopted disclosure updates to ASC 715-20, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” that requires the following additional disclosures about plan assets for a defined benefit or postretirement plan: (1) narrative providing greater insight as to investment policies and strategies; (2) the fair value of pension plan assets by major category; (3) inputs and valuation techniques used to develop fair value measurement; and (4) discussion of concentration of risk. Refer to Note 19 for additional information on the adoption of this guidance.

Business Combinations

In January 2009 Old GM adopted the revised ASC 805, “Business Combinations,” which retained the underlying concepts of existing standards that all business combinations be accounted for at fair value under the acquisition method of accounting. However, ASC 805 changes the method of applying the acquisition method in a number of significant aspects. It requires that: (1) for all business combinations, the acquirer record all assets and liabilities of the acquired business, including goodwill, generally at their fair values; (2) certain pre-acquisition contingent assets and liabilities acquired be recorded at their fair values on the acquisition date; (3) contingent consideration be recorded at its fair value on the acquisition date and, for certain arrangements, changes in fair value be recorded in earnings until settled; (4) acquisition-related transaction and restructuring costs be expensed rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired; (5) in step acquisitions, previous equity interests in an acquiree held prior to obtaining control be remeasured to their acquisition-date fair values, with any gain or loss recorded in earnings; and (6) when making adjustments to finalize initial accounting, companies revise any previously issued post-acquisition financial information in future financial statements to reflect any adjustments as if they had been recorded on the acquisition date. ASC 805 amended ASC 740, such that adjustments made to valuation allowances on deferred tax assets and acquired tax contingencies associated with acquisitions that closed prior to the effective date of ASC 805 should also apply the provisions of this standard. This standard applies to all business combinations entered into on or after January 1, 2009. In connection with the application of fresh-start reporting, we applied the guidance in this standard.

In January 2009 Old GM also adopted other amendments to ASC 805, related to the initial recognition and measurement, subsequent measurement and disclosures for assets and liabilities arising from contingencies in business combinations. In connection with our application of fresh-start reporting, we applied this guidance when measuring contingent assets and liabilities.

In January 2009 Old GM adopted amendments to ASC 350, “Intangibles — Goodwill and Other,” and ASC 805 which clarified the accounting for defensive intangible assets. In connection with our application of fresh-start reporting, we applied this guidance when measuring and recording defensive intangible assets (e.g., Pontiac and Saturn brands).

In January 2009 Old GM also adopted amendments to ASC 275, “Risks and Uncertainties,” and ASC 350 which provided new guidance for the determination of the useful life of intangible assets. The new guidance amended the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset. In connection with our application of fresh-start reporting, we applied this guidance in selecting estimated useful lives for intangible assets.

Noncontrolling Interests in Consolidated Financial Statements

In January 2009 Old GM adopted certain amendments to ASC 810-10, “Consolidation,” that govern the accounting for and reporting of noncontrolling interests in partially-owned consolidated subsidiaries and the loss of control of subsidiaries. Also, this standard requires that: (1) noncontrolling interest, previously referred to as minority interest, be reported as part of equity in the consolidated financial statements; (2) losses be allocated to a noncontrolling interest even when such allocation might result in a deficit balance, reducing the losses attributed to the controlling interest; (3) changes in ownership interests be treated as equity transactions if control is maintained; (4) changes in ownership interests resulting in gain or loss be recorded in earnings if control is gained or lost; and (5) in a business combination, a noncontrolling interest’s share of net assets acquired be recorded at fair value,

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

including its share of goodwill. The provisions of this standard were prospective upon adoption, except for the presentation and disclosure requirements. The presentation and disclosure requirements have been applied retrospectively for all periods presented. Accordingly, prior period amounts have been adjusted to apply the new method of accounting.

Accounting for Convertible Debt Instruments

In January 2009 Old GM adopted ASC 470-20, “Debt with Conversion and Other Options,” which requires issuers of convertible debt securities within its scope to separate these securities into a debt component and an equity component, resulting in the debt component being recorded at fair value without consideration given to the conversion feature. Issuance costs are allocated between the debt and equity components. ASC 470-20 requires that convertible debt within its scope reflect a company’s nonconvertible debt borrowing rate when interest expense is recorded. The provisions of ASC 470-20 have been applied retrospectively upon adoption, and prior period amounts have been adjusted to apply the new method of accounting. As a result of the adoption of ASC 470-20, Interest expense increased and Net income attributable to common stockholders decreased by $50 million in the period January 1, 2009 through July 9, 2009. Net Income attributable to common stockholders, per share, basic and diluted decreased by $0.08 in the period January 1, 2009 through July 9, 2009. Effective July 10, 2009 MLC retained Old GM’s convertible debt. As a result, there was no effect on Interest expense, Net loss attributable to common stockholders, and Net loss attributable to common stockholders, per share, basic and diluted in the period July 10, 2009 through December 31, 2009 upon the adoption of ASC 470-20.

Accounting Standards Not Yet Adopted

In June 2009 the FASB issued certain amendments to ASC 860-10, “Transfers and Servicing.” ASC 860-10 eliminates the concept of a qualifying special-purpose entity (SPE), establishes a new definition of participating interest that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarifies and amends the derecognition criteria for a transfer of financial assets to be accounted for as a sale, and changes the amount that can be recorded as a gain or loss on a transfer accounted for as a sale when beneficial interests are received by the transferor. This statement is effective for financial asset transfers occurring after the beginning of a reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. The adoption of this standard will not have a material affect on the consolidated financial statements.

In June 2009 the FASB issued an amendment to ASC 810-10. This amendment requires an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the enterprise: (1) has the power to direct the activities of a VIE that most significantly effect the entity’s economic performance; and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. ASC 810-10, as amended, requires an ongoing reconsideration of the primary beneficiary, and amends the events that trigger a reassessment of whether an entity is a VIE. This statement is effective as of the beginning of a reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. Retrospective application is optional. We are currently evaluating the effects, if any, that ASC 810-10 will have on the consolidated financial statements.

In September 2009 the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements.” ASU 2009-13 addresses the unit of accounting for multiple-element arrangements. In addition, ASU 2009-13 revises the method by which consideration is allocated among the units of accounting. Specifically, the overall consideration is allocated to each deliverable by establishing a selling price for individual deliverables based on a hierarchy of evidence, involving vendor-specific objective evidence, other third party evidence of the selling price, or the reporting entity’s best estimate of the selling price of individual deliverables in the arrangement. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the effects, if any, that ASU 2009-13 will have on the consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5. Acquisition and Disposal of Businesses

Sale of India Operations

In December 2009 we and SAIC Motor Hong Kong Investment Limited (SAIC) entered into a joint venture (HKJV) to invest in automotive projects outside of markets in China, initially focusing on markets in India. On February 1, 2010 HKJV purchased certain of our operations in India (India Operations), part of our GMIO segment, in exchange for a promissory note due in 2013, the value of which is contingent on the India Operation’s earnings before interest and taxes in the years ending 2010 through 2012.

As a result of the sale agreement, the India Operation’s assets and liabilities were classified as held for sale at December 31, 2009 and were determined to be non-current because we received a promissory note in exchange for the India Operations that will not convert to cash within one year. The India Operation’s total assets of $530 million primarily included cash and cash equivalents, accounts receivable, inventory, and real estate, plants and equipment. Its total liabilities of $270 million primarily included accounts payable and other accrued liabilities.

Acquisition of Delphi Businesses

In July 2009 we entered into the Delphi Master Disposition Agreement (DMDA) with Delphi Corporation (Delphi) and other parties. Under the DMDA, we agreed to acquire Delphi’s global steering business (Nexteer), which supplies us and other Original Equipment Manufacturers (OEMs) with steering systems and columns, and four domestic facilities that manufacture a variety of automotive components, primarily sold to us. In addition, we and several third party investors who held the Delphi Tranche DIP facilities (collectively the Investors) agreed to acquire substantially all of Delphi’s remaining assets through DIP HOLDCO, LLP, subsequently named Delphi Automotive LLP (New Delphi). Certain excluded assets and liabilities have been retained by a Delphi entity (DPH) to be sold or liquidated. In connection with the DMDA, we agreed to pay or assume Delphi obligations of $1.0 billion related to Delphi’s senior DIP credit facility, including certain outstanding derivative instruments, its junior DIP credit facility, and other Delphi obligations, including certain administrative claims. At the closing of the transactions contemplated by the DMDA, we waived administrative claims associated with the advance agreements with Delphi, the payment terms acceleration agreement with Delphi, and the claims associated with previously transferred pension costs for hourly employees. Refer to Note 21 for additional information on the DMDA.

We agreed to acquire, prior to the consummation of the transactions contemplated by the DMDA, all Class A Membership Interests in New Delphi for a cash contribution of $1.7 billion with the Investors acquiring Class B Membership Interests and the PBGC receiving Class C Membership Interests. We and the Investors also agreed to establish: (1) a secured delayed draw term loan facility for New Delphi, with us and the Investors each committing to provide loans of up to $500 million; and (2) a note of $41 million to be funded at closing by the Investors. In addition, the DMDA settled outstanding claims and assessments against and from MLC, us and Delphi, including the settlement of commitments under the MRA (as defined in Note 21) with limited exceptions, and establishes an ongoing commercial relationship with New Delphi. We also agreed to continue all existing Delphi supply agreements and purchase orders for GMNA to the end of the related product program, and New Delphi agreed to provide us with access rights designed to allow us to operate specific sites on defined triggering events to provide us with protection of supply.

In October 2009 we consummated the transactions contemplated by the DMDA. The terms of the DMDA provided a means for Delphi to emerge from bankruptcy and to effectively serve its customers by focusing on its core business. The DMDA also enabled us to access essential components and steering technologies through the businesses we acquired.

We funded the acquisitions, transaction related costs and settlements of certain pre-existing arrangements through net cash payments of $2.7 billion and assumption of liabilities and wind-down obligations of $120 million. Additionally, we waived our rights to $550 million and $300 million previously advanced to Delphi under the advance agreements and the payment terms acceleration agreement and our rights to claims associated with previously transferred pension costs for hourly employees. Of these amounts, we contributed $1.7 billion to New Delphi and paid the Pension Benefit Guarantee Corporation (PBGC) $70 million.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The terms of the DMDA resulted in the settlement of certain obligations related to various commitments accrued as of the transaction date under the Delphi-GM Settlement Agreements. A settlement loss of $127 million was recorded upon consummation of the DMDA. Additional net charges of $49 million were recorded in the three months ended December 31, 2009 associated with the DMDA. Refer to Note 21 for additional information on the Delphi-GM Settlement Agreements.

The following table summarizes the consideration provided under the DMDA and the allocation to its various elements based on their estimated fair values (dollars in millions):

Successor
October 6, 2009
Net cash paid	$2,656
Waived advance agreements, payment terms acceleration agreement and other administrative claims (a)	966
Wind-down obligations and assumed liabilities	120

Total consideration provided	$3,742

Fair value of Nexteer and four facilities	$287
Fair value of Class A Membership Interests in New Delphi	1,912
Separately acquired assets of Delphi	41
Settlement of obligation to PBGC	387
Settlement of other obligations to Delphi	1,066
Expenses of the transaction	49

Allocation of fair value to DMDA elements	$3,742

(a)	Previously advanced amounts of $850 million and value of other administrative claims of $116 million.

The Class A Membership Interests in New Delphi are accounted for using the equity method of accounting. Refer to Note 10 for additional information on our Membership Interests in New Delphi.

The following table summarizes the amounts allocated to the fair value of the assets acquired and liabilities assumed of Nexteer and the four domestic facilities, which are included in the results of our GMNA segment (dollars in millions):

Successor
October 6, 2009
Cash and cash equivalents	$40
Accounts and notes receivable, net	541
Inventories	245
Other current assets and deferred income taxes	28
Property, net	202
Deferred income taxes	39
Other assets	3
Goodwill (a)	61
Accounts payable (principally trade)	(316)
Short-term debt and current portion of long-term debt	(67)
Accrued expenses	(101)
Long-term debt	(10)
Other liabilities and deferred income taxes	(364)
Noncontrolling interests	(14)

Fair value of Nexteer and four domestic facilities	$287

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	Goodwill of $61 million arises from the difference between the economic value of long-term employee related liabilities and their recorded amounts at the time of acquisition and deferred taxes. Goodwill deductible for tax purposes is $646 million. The difference between book goodwill and tax goodwill results from different allocations for tax purposes than that utilized for book purposes.

Nexteer and the four domestic facilities had revenue of $3.7 billion in the year ended December 31, 2008 of which 68% was related to sales to Old GM. Furthermore, through the terms of the MRA, we provided Delphi labor cost subsidies and production cash burn support to many of the facilities acquired. Refer to Note 21 for additional information on the MRA. Since we and Old GM accounted for a significant portion of Nexteer’s and the four domestic facilities’ sales and because we were providing subsidies to Delphi related to these facilities, the acquisition of these businesses will not have a significant effect on our financial results as the costs associated with these facilities have historically been reflected as inventory costs and recorded in Cost of sales. Additionally, we did not provide pro forma financial information because we do not believe this information would be material given the intercompany nature of Nexteer and the four domestic facilities sales activity.

In January 2010 we announced that we intend to pursue a sale of Nexteer.

Saab Bankruptcy and Sale

In February 2009 Saab, part of the GME segment, filed for protection under the reorganization laws of Sweden in order to reorganize itself into a stand-alone entity. Old GM determined that the reorganization proceeding resulted in a loss of the elements of control necessary for consolidation and therefore Old GM deconsolidated Saab in February 2009. Old GM recorded a loss of $824 million in Other expenses related to the deconsolidation. The loss reflects the remeasurement of Old GM’s net investment in Saab to its estimated fair value of $0, costs associated with commitments and obligations to suppliers and others, and a commitment to provide up to $150 million of DIP financing. We acquired Old GM’s investment in Saab in connection with the 363 Sale. In August 2009 Saab exited its reorganization proceeding, and we regained the elements of control and consolidated Saab at an insignificant net book value.

At September 30, 2009 we had obtained approval from our Board of Directors, met other necessary criteria to classify Saab’s assets and liabilities as held for sale and had identified Koenigsegg Group AB as a potential buyer. In November 2009 the proposed sale of Saab was terminated at the discretion of the buyer. Subsequent to the conclusion of negotiations with Koenigsegg Group AB, our Board of Directors received expressions of interest in Saab from potential buyers including Spyker Cars NV. In February 2010 we completed the sale of Saab to Spyker Cars NV. As part of the agreement, Saab and Spyker Cars NV will operate under the Spyker Cars NV umbrella and Spyker Cars NV will assume responsibility for Saab operations. Previously announced wind-down activities of Saab operations have ended.

Saab’s assets and liabilities are classified as held for sale at December 31, 2009. Saab’s total assets of $388 million include cash and cash equivalents, inventory and receivables, and its total liabilities of $355 million include accounts payable, warranty and pension obligations and other liabilities.

Sale of Allison Transmission Business

In August 2007 Old GM completed the sale of the commercial and military operations of its Allison business, formerly a division of Old GM’s Powertrain Operations. The negotiated purchase price of $5.6 billion in cash plus assumed liabilities was paid at closing. The purchase price was subject to adjustment based on the amount of Allison’s net working capital and debt on the closing date, which resulted in an adjusted purchase price of $5.4 billion. A gain on the sale of Allison in the amount of $5.3 billion, $4.3 billion after-tax, inclusive of the final purchase price adjustments, was recorded in the year ended 2007. Allison designs and manufactures commercial and military automatic transmissions and is a global provider of commercial vehicle automatic transmissions for on-highway vehicles, including trucks, specialty vehicles, buses and recreational vehicles, off-highway and military vehicles, as well as hybrid propulsion systems for transit buses. Old GM retained the Powertrain Operations’ facility near Baltimore, Maryland which manufactures automatic transmissions primarily for trucks and hybrid propulsion systems.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The results of operations and cash flows of Allison have been reported in the consolidated financial statements as Discontinued operations in the year ended 2007. Historically, Allison was reported within GMNA.

The following table summarizes the results of discontinued operations (dollars in millions):

Predecessor
Year Ended December 31, 2007
Net sales	$1,225
Income from discontinued operations before income taxes	$404
Income tax provision	$148
Income from discontinued operations, net of tax	$256
Gain on sale of discontinued operations, net of tax	$4,293

As part of the transaction, Old GM entered into an agreement, which we assumed in the 363 Sale, with the buyers of Allison whereby Old GM may provide the new parent company of Allison with contingent financing of up to $100 million. Such financing would be made available if, during a defined period of time, Allison was not in compliance with its financial maintenance covenant under a separate credit agreement. Old GM’s financing would be contingent on the stockholders of the new parent company of Allison committing to provide an equivalent amount of funding to Allison, either in the form of equity or a loan, and, if a loan, such loan would be granted on the same terms as Old GM’s loan to the new parent company of Allison. At December 31, 2009 we have not provided financing pursuant to this agreement. This commitment expires on December 31, 2010. Additionally, both parties have entered into non-compete arrangements for a term of 10 years in the United States and for a term of five years in Europe.

Note 6. Marketable Securities

The following tables summarize information regarding investments in marketable securities (dollars in millions):

	Successor
	December 31, 2009
	Unrealized		Fair Value
	Gains	Losses
Trading securities:
Equity	$4	$2	$32
United States government and agencies	1	—	17
Mortgage-and asset-backed	—	2	22
Foreign government	1	—	24
Corporate debt	1	1	29

Total trading securities	$7	$5	$124

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor				Predecessor
	December 31, 2009				December 31, 2008
	Cost	Unrealized		Fair Value	Cost	Unrealized		Fair Value
		Gains	Losses			Gains	Losses
Available-for-sale securities:
Equity	$—	$—	$—	$—	$24	$—	$—	$24
United States government and agencies	2	—	—	2	4	—	—	4
Mortgage-and asset-backed	—	—	—	—	65	1	—	66
Certificates of deposit	8	—	—	8	11	—	—	11
Foreign government	—	—	—	—	19	—	—	19
Corporate debt	—	—	—	—	17	—	—	17

Total available-for-sale securities	$10	$—	$—	$10	$140	$1	$—	$141

We and Old GM maintained $79 million of the above securities as compensating balances to support letters of credit of $66 million at December 31, 2009 and 2008. We have and Old GM had access to these securities in the normal course of business; however the letters of credit may be withdrawn if the minimum collateral balance is not maintained.

In addition to the securities previously discussed, securities of $11.2 billion and $4.0 billion with original maturity dates within 90 days of the acquisition date were classified as cash equivalents at December 31, 2009 and 2008 and securities of $14.2 billion were classified as Restricted cash and marketable securities at December 31, 2009.

The following table summarizes proceeds from and realized gains and losses on disposals of investments in marketable securities classified as available-for-sale (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Sales proceeds	$3	$185	$4,001	$955
Realized gains	$—	$3	$44	$10
Realized losses	$—	$10	$88	$4

The following table summarizes the fair value of investments classified as available-for-sale securities by contractual maturity at December 31, 2009 (dollars in millions):

	Successor
	Amortized Cost	Fair Value
Contractual Maturities of Debt Securities
Due in one year or less	$8	$8
Due after one year through five years	2	2
Due after five years through ten years	—	—
Due after ten years	—	—

Total contractual maturities of debt securities	$10	$10

Refer to Note 25 for the amounts recorded as a result of other than temporary impairments on debt and equity securities.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7. Securitizations

Receivables are generated from sales of vehicles through the dealer network, as well as from service parts and powertrain sales. Certain of these receivables are sold to wholly-owned bankruptcy-remote SPEs. The SPEs are separate legal entities that assume the risks and rewards of ownership of the receivables.

On-balance sheet securitization programs are entered into in which certain trade accounts receivable related to vehicle sales are isolated in wholly-owned bankruptcy-remote SPEs, which in turn pledge the receivables to lending institutions. The receivables pledged are not recorded separately from other trade accounts receivable but are recorded in Accounts and notes receivable, net. Borrowings are recorded in Short-term debt and current portion of long-term debt.

Certain trade accounts receivable related to vehicle sales to dealers primarily in the Middle East were pledged as collateral under an on-balance sheet securitization program. The amount of receivables pledged under this program was $504 million at December 31, 2008. The outstanding borrowing under this program was $395 million at December 31, 2008. This facility matured in April 2009 and was fully paid.

In September 2008 Old GM entered into a one-year revolving on-balance sheet securitization program related to vehicle sales to dealers in the United States. This program provided financing of up to $197 million. The program replaced an off-balance sheet trade accounts receivable securitization facility that expired in September 2008. The outstanding borrowing under this program was $140 million at December 31, 2008. The program was terminated in connection with the Chapter 11 Proceedings in June 2009; outstanding amounts were fully paid and lenders’ liens on the receivables were released.

Trade receivable securitization programs are utilized in Europe. The banks and factoring companies had a beneficial interest of $8 million and $11 million in the participating pool of trade receivables at December 31, 2009 and December 31, 2008.

Securitizations of Vehicles Subject to Automotive Retail Leases

In connection with the 363 Sale, we acquired vehicles subject to automotive retail leases and assumed the outstanding secured debt previously held by two of Old GM’s bankruptcy-remote SPEs. These entities issued secured debt collateralized by vehicles subject to automotive retail leases. The secured debt has recourse solely to the vehicles subject to automotive retail leases and related assets. The outstanding secured debt was $19.8 million and $1.2 billion at December 31, 2009 and 2008.

Note 8. Inventories

The following table summarizes the components of inventory (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Productive material, work in process and supplies	$4,201	$4,849
Finished product, including service parts	5,906	9,579

Total inventories	10,107	14,428
Less LIFO allowance	—	(1,233)

Total inventories, net	$10,107	$13,195

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes adjustments recorded to inventories as a result of LCM analyses (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
LCM adjustments on inventories (a)	$168	$103	$336	$249

(a)	Amounts represent LCM adjustments related to company vehicles and vehicles returned from lease awaiting sale at auction.

In the period January 1, 2009 through July 9, 2009 and in the years ended 2008 and 2007 Old GM’s U.S. LIFO eligible inventory quantities were reduced. These reductions resulted in liquidations of LIFO inventory quantities, which were carried at lower costs prevailing in prior years as compared with the cost of purchases in the period January 1, 2009 through July 9, 2009, and in the years ended 2008 and 2007. These liquidations decreased Old GM’s Cost of sales by $5 million in the period January 1, 2009 through July 9, 2009 and by $355 million and $100 million in the years ended 2008 and 2007.

Note 9. Equipment on Operating Leases, net

Equipment on operating leases, net is comprised of vehicle sales to daily rental car companies and to retail customers.

The following table summarizes information related to Equipment on operating leases, net and the related accumulated depreciation (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Current
Equipment on operating leases	$3,070	$6,737
Less accumulated depreciation	(343)	(1,595)

Equipment on operating leases, net	$2,727	$5,142

Noncurrent
Equipment on operating leases	$3	$674
Less accumulated depreciation	—	(232)

Equipment on operating leases, net	$3	$442

The following table summarizes depreciation expense related to Equipment on operating leases, net (dollars in millions):

	Successor		Predecessor
	July 10, 2009 Through December 31, 2009		January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Depreciation expense	$586	*	$338	$1,575	$2,350

*	Amount originally reported as $437 in our 2009 Form 10-K. Refer to Note 3.

Refer to Note 25 for additional information on impairments related to Equipment on operating leases, net.

We are to receive minimum rental payments for Equipment on operating leases, net of $33 million in 2010 and $0 thereafter. The minimum rental payments on vehicle sales to daily rental car companies are paid at lease inception.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10. Equity in Net Assets of Nonconsolidated Affiliates

Nonconsolidated affiliates are entities in which an equity ownership interest is maintained and for which the equity method of accounting is used, due to the ability to exert significant influence over decisions relating to their operating and financial affairs.

The following table summarizes information regarding equity in income (loss) of and disposition of interest in nonconsolidated affiliates (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
GMAC (a)	$—	$(1,097)	$916	$(1,245)
Gain on conversion of UST GMAC Loan (b)	—	2,477	—	—
GMAC Common Membership Interest impairment charges (a)	—	—	(7,099)	—

Total equity in income (loss) of and disposition of interest in GMAC (a)	—	1,380	(6,183)	(1,245)
Other significant nonconsolidated affiliates (c)	466	298	312	430
New United Motor Manufacturing, Inc. (50%) (d)	—	(243)	(118)	(5)
Others	31	6	(8)	99

Total equity in income (loss) of and disposition of interest in nonconsolidated affiliates	$497	$1,441	$(5,997)	$(721)

(a)	GMAC converted its status to a C corporation effective June 30, 2009. At that date, Old GM began to account for its investment in GMAC using the cost method rather than the equity method as Old GM could not exercise significant influence over GMAC. Prior to converting to a C corporation, Old GM’s investment in GMAC was accounted for in a manner similar to an investment in a limited partnership and the equity method was applied because Old GM’s influence was more than minor. In connection with GMAC’s conversion into a C corporation, each unit of each class of GMAC Membership Interests was converted into shares of capital stock of GMAC with substantially the same rights and preferences as such Membership Interests.

(b)	In May 2009 the UST exercised its option to convert the outstanding amounts owed on the UST GMAC Loan into shares of GMAC’s Class B Common Membership Interests.

(c)	Includes Shanghai General Motors Co., Ltd. (SGM) (50%), SAIC-GM-Wuling Automobile Co., Ltd. (SGMW) (34%).

(d)	New United Motor Manufacturing (NUMMI) (50%) was retained by MLC as part of the 363 Sale.

Investment in SGM

On July 10, 2009 our investments in SGM and its subsidiaries were adjusted to their fair values. Our investment in SGM was increased by fresh-start reporting adjustments of $3.5 billion. This fair value adjustment of $3.5 billion was allocated as follows: (1) goodwill of $2.9 billion; (2) intangible assets of $0.6 billion; and (3) property of $38 million. The increase in basis related to intangible assets is being amortized on a straight-line basis over the remaining useful lives of the assets ranging from seven to 25 years, with amortization expense of $24 million per year. The increase in basis related to property is being depreciated on a straight-line basis over the remaining useful lives of the assets ranging from three to 14 years, with depreciation expense of $5 million per year.

Investment in New Delphi

In October 2009 we agreed to acquire, prior to the consummation of the transactions contemplated by the DMDA, all Class A Membership Interests in New Delphi. The New Delphi operating agreement contains specific “waterfall” provisions for the allocation

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of distributions among the Class A, Class B and Class C Membership Interests of New Delphi at varying percentages based on cumulative amounts of distributions. Once the cumulative amount distributed by New Delphi exceeds $7.0 billion, our Class A Membership Interests will represent 35% of New Delphi with the Class B Membership Interests representing the remaining 65% of New Delphi’s equity. Our Class A Membership Interests entitles us to 49.12% of the first $1.0 billion of cumulative distributions and 57.78% of the next $1.0 billion of cumulative distributions. Additional distribution percentages are applied to specified distribution levels until the cumulative of $7.0 billion has been distributed. New Delphi does not expect to pay any cash distributions for the foreseeable future. Refer to Note 5 for additional information on New Delphi and the DMDA.

Investment in GMAC

As part of the approval process for GMAC to obtain Bank Holding Company status in December 2008, Old GM agreed to reduce its ownership in GMAC to less than 10.0% of the voting and total equity of GMAC by December 24, 2011. At December 31, 2009 our equity ownership in GMAC was 16.6% as subsequently discussed.

In December 2008 Old GM and FIM Holdings, an assignee of Cerberus ResCap Financing LLC, entered into a subscription agreement with GMAC under which each agreed to purchase additional Common Membership Interests in GMAC, and the UST committed to provide Old GM with additional funding in order to purchase the additional interests. In January 2009 Old GM entered into the UST GMAC Loan Agreement pursuant to which it borrowed $884 million (UST GMAC Loan) and utilized those funds to purchase 190,921 Class B Common Membership Interests of GMAC. The UST GMAC Loan was scheduled to mature in January 2012 and bore interest, payable quarterly, at the same rate of interest as the UST Loans. The UST GMAC Loan was secured by Old GM’s Common and Preferred Membership Interests in GMAC. As part of this loan agreement, the UST had the option to convert outstanding amounts into a maximum of 190,921 shares of GMAC’s Class B Common Membership Interests on a pro rata basis.

In May 2009 the UST exercised this option, the outstanding principal and interest under the UST GMAC Loan was extinguished, and Old GM recorded a net gain of $483 million. The net gain was comprised of a gain on the disposition of GMAC Common Membership Interests of $2.5 billion recorded in Equity in income (loss) of and disposition of interest in GMAC and a loss on extinguishment of the UST GMAC Loan of $2.0 billion recorded in Gain (loss) on extinguishment of debt. After the exchange, Old GM’s ownership was reduced to 24.5% of GMAC’s Common Membership Interests.

GMAC converted its status to a C corporation effective June 30, 2009. At that date, Old GM began to account for its investment in GMAC using the cost method rather than the equity method as Old GM could not exercise significant influence over GMAC. Prior to converting to a C corporation, our investment in GMAC was accounted for in a manner similar to an investment in a limited partnership and the equity method was applied because our influence was more than minor. In connection with GMAC’s conversion into a C corporation, each unit of each class of GMAC Membership Interests was converted into shares of capital stock of GMAC with substantially the same rights and preferences as such Membership Interests. On July 10, 2009 we acquired the investments in GMAC’s common and preferred stocks in connection with the 363 Sale.

In December 2009 the UST made a capital contribution to GMAC of $3.8 billion consisting of the purchase of trust preferred securities of $2.5 billion and mandatory convertible preferred securities of $1.3 billion. The UST also exchanged all of its existing GMAC non-convertible preferred stock for newly issued mandatory convertible preferred securities valued at $5.3 billion. In addition the UST converted mandatory convertible preferred securities valued at $3.0 billion into GMAC common stock. These actions resulted in the dilution of our investment in GMAC common stock from 24.5% to 16.6%, of which 6.7% is held directly and 9.9% is held in an independent trust. Pursuant to previous commitments to reduce influence over and ownership in GMAC, the trustee, who is independent of us, has the sole authority to vote and is required to dispose of our 9.9% ownership in GMAC common stock held in the trust by December 24, 2011.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize financial information of GMAC for the periods GMAC was accounted for as an equity method investee (dollars in millions):

	Six Months Ended June 30, 2009 (unaudited)	Years Ended December 31,
		2008	2007
Consolidated Statements of Income
Total financing revenue and other interest income	$7,450	$18,918	$22,741
Interest expense	$4,269	$11,297	$14,406
Depreciation expense on operating lease assets	$2,409	$5,478	$4,552
Gain on extinguishment of debt	$657	$12,628	$563
Total other revenue	$2,453	$14,510	$5,964
Total noninterest expense	$4,809	$8,649	$8,486
Income (loss) before income tax expense (benefit)	$(3,588)	$3,376	$(1,806)
Income tax expense (benefit)	$990	$(60)	$395
Net income (loss)	$(4,578)	$1,868	$(2,332)
Net income (loss) available to members	$(4,933)	$1,868	$(2,524)

	June 30, 2009 (unaudited)	December 31, 2008
Condensed Consolidated Balance Sheets
Loans held for sale	$11,440	$7,919
Total finance receivables and loans, net	$87,520	$98,295
Investment in operating leases, net	$21,597	$26,390
Other assets	$22,932	$26,922
Total assets	$181,248	$189,476
Total debt	$105,175	$126,321
Accrued expenses and other liabilities	$41,363	$32,533
Total liabilities	$155,202	$167,622
Senior preferred interests	$12,500	$5,000
Preferred interests	$1,287	$1,287
Total equity	$26,046	$21,854

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GMAC — Preferred and Common Membership Interests

The following tables summarize the activity with respect to the investment in GMAC Common and Preferred Membership Interests for the periods GMAC was accounted for as an equity method investee (dollars in millions):

	Predecessor
	GMAC Common Membership Interests	GMAC Preferred Membership Interests
Balance at January 1, 2008	$7,079	$1,044
Old GM’s proportionate share of GMAC’s income	916	—
Conversion of GMAC Participation Agreement to Common Membership Interests	362	—
Impairment charges	(7,099)	(1,001)
Other, primarily accumulated other comprehensive loss	(767)	—

Balance at December 31, 2008	491	43
Old GM’s proportionate share of GMAC’s losses (a)	(1,130)	(7)
Investment in GMAC Common Membership Interests	884	—
Gain on disposition of GMAC Common Membership Interests (b)	2,477	—
Conversion of GMAC Common Membership Interests (b)	(2,885)	—
Other, primarily accumulated other comprehensive loss	163	—

Balance at June 30, 2009	$—	$36

(a)	Due to impairment charges and Old GM’s proportionate shares of GMAC’s losses, the carrying amount of Old GM’s investments in GMAC Common Membership Interest was reduced to $0. Old GM recorded its proportionate share of GMAC’s remaining losses to its investment in GMAC Preferred Membership Interests.

(b)	Due to the exercise of the UST’s option to convert the UST GMAC Loan into GMAC Common Membership Interests, in connection with the UST GMAC Loan conversion, Old GM recorded a gain of $2.5 billion on disposition of GMAC Common Membership Interests and a $2.0 billion loss on extinguishment based on the carrying amount of the UST GMAC Loan and accrued interest of $0.9 billion.

Investment in Nonconsolidated Affiliates

The following tables summarize information regarding significant nonconsolidated affiliates (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Carrying amount of investment in SGM and affiliates	$4,937	$1,076
Carrying amount of investment in New Delphi	1,908	—
Carrying amount of investment in SGMW	579	158

Carrying amount of investments in significant affiliates	7,424	1,234
Carrying amount of GMAC Common Membership Interests	—	491
All other investments in affiliates	512	421

Total equity in net assets of nonconsolidated affiliates	$7,936	$2,146

Total assets of significant affiliates (a)	$20,639	$6,555
Total liabilities of significant affiliates (a)	$11,812	$3,802

(a)	Total assets and liabilities of significant affiliates exclude GMAC as previously discussed.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Transactions with Nonconsolidated Affiliates

Nonconsolidated affiliates are involved in various aspects of the development, production and marketing of cars, trucks and parts, and we purchase component parts and vehicles from certain nonconsolidated affiliates for resale to dealers. The following tables summarize the effects of transactions with nonconsolidated affiliates which are not eliminated in consolidation (dollars in millions):

	Successor		Predecessor
	July 10, 2009 Through December 31, 2009		January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Results of Operations
Sales	$899	*	$596	$1,076	$793
Cost of sales	$1,190	*	$737	$3,815	$3,850
Selling, general and administrative expense	$(19)		$(19)	$62	$81
Interest expense	$—		$—	$—	$1
Interest income and other non-operating income, net	$14		$(9)	$231	$816

*	Amounts originally reported as $560 and $1,137 in our 2009 Form 10-K. Refer to Note 3.

	Successor		Predecessor
	December 31, 2009		December 31, 2008
Financial Position
Accounts and notes receivable, net	$771	*	$394
Accounts payable (principally trade)	$579	*	$112

*	Amounts originally reported as $594 and $396 in our 2009 Form 10-K. Refer to Note 3.

	Successor		Predecessor
	July 10, 2009 Through December 31, 2009		January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash Flows
Operating	$538	*	$546	$(1,014)	$(1,837)
Investing	$(67)		$—	$370	$254
Financing	$—		$—	$—	$1

*	Amount originally reported as $77 in our 2009 Form 10-K. Refer to Note 3.

Note 11. Property, net

The following table summarizes the components of Property, net (dollars in millions):

	Successor		Predecessor
	Estimated Useful Lives (Years)	December 31, 2009	Estimated Useful Lives (Years)	December 31, 2008
Land	—	$2,602	—	$1,162
Buildings and land improvements	2-40	4,292	2-40	18,974
Machinery and equipment	3-30	6,686	3-30	49,529
Construction in progress	—	1,649	—	2,938

Real estate, plants, and equipment		15,229		72,603
Less accumulated depreciation		(1,285)		(43,712)

Real estate, plants, and equipment, net		13,944		28,891
Special tools, net	1-13	4,743	1-10	10,774

Total property, net		$18,687		$39,665

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the amount of net capitalized software and capitalized interest included in Property, net (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Capitalized software in use	$263	$537
Capitalized software in the process of being developed	$81	$175
Capitalized interest	$26	$576

The following table summarizes depreciation, impairment charges and amortization expense related to Property, net, recorded in Cost of sales, Selling, general and administrative expense and Other expenses, net (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Depreciation and impairment of long-lived assets	$1,355	$4,352	$4,863	$3,846
Amortization and impairment of special tools	865	2,139	3,493	3,243

Total depreciation, impairment charges and amortization expense	$2,220	$6,491	$8,356	$7,089

Capitalized software amortization expense (a)	$132	$136	$209	$192
Capitalized interest amortization expense (a)	$—	$46	$77	$48

(a)	Included in Total depreciation, impairment charges and amortization expense.

Old GM initiated restructuring plans prior to the 363 Sale to reduce the total number of powertrain, stamping and assembly plants and to eliminate certain brands and nameplates. In addition, MLC retained certain assets that we did not acquire in connection with the 363 Sale and were deemed not to have a useful life beyond July 9, 2009. As a result, Old GM recorded incremental depreciation and amortization on certain of these assets as they were expected to be utilized over a shorter period of time than their previously estimated useful lives. We record incremental depreciation and amortization for changes in useful lives subsequent to the initial determination. In the period July 10, 2009 through December 31, 2009 we recorded incremental depreciation and amortization of approximately $20 million. Old GM recorded incremental depreciation and amortization of approximately $2.8 billion, $0.8 billion and $0.2 billion in the period January 1, 2009 through July 9, 2009 and the years ended 2008 and 2007.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12. Goodwill

The following table summarizes the changes in the carrying amounts of Goodwill (dollars in millions):

	Successor
	GMNA	GME	GMIO	Total
Balance at July 10, 2009 (a)	$26,348	$3,262	$854	$30,464
Goodwill acquired	61	—	—	61
Effect of foreign currency translation on goodwill	—	73	87	160
Goodwill included in Assets held for sale	—	—	(13)	(13)

Balance at December 31, 2009	26,409	3,335	928	30,672
Accumulated impairment charges	—	—	—	—

Goodwill	$26,409	$3,335	$928	$30,672

	Predecessor
	GMNA	GME	GMIO	Total
Balance at January 1, 2008	$173	$563	$—	$736
Accumulated impairment charges	—	—	—	—

Goodwill	173	563	—	736
Effect of foreign currency translation on goodwill	(19)	(107)	—	(126)
Impairment charges (b)	(154)	(456)	—	(610)

Balance at December 31, 2008	154	456	—	610
Accumulated impairment charges	(154)	(456)	—	(610)

Goodwill	$—	$—	$—	$—

(a)	We recorded Goodwill of $30.5 billion upon application of fresh-start reporting. If all identifiable assets and liabilities had been recorded at fair value upon application of fresh-start reporting, no goodwill would have resulted. However, when applying fresh-start reporting, certain accounts, primarily employee benefit plan and income tax related, were recorded at amounts determined under specific U.S. GAAP rather than fair value and the difference between the U.S. GAAP and fair value amounts gave rise to goodwill, which is a residual. Our employee benefit related accounts were recorded in accordance with ASC 712, “Compensation — Nonretirement Postemployment Benefits” and ASC 715, “Compensation — Retirement Benefits” and deferred income taxes were recorded in accordance with ASC 740, “Income Taxes.” Further, we recorded valuation allowances against certain of our deferred tax assets, which under ASC 852 also resulted in Goodwill. These valuation allowances were due in part to Old GM’s history of recurring operating losses, and our projections at the 363 Sale date of continued near-term operating losses in certain jurisdictions. While the 363 Sale constituted a significant restructuring that eliminated many operating and financing costs, Old GM had undertaken significant restructurings in the past that failed to return certain jurisdictions to profitability. At the 363 Sale date, we concluded that there was significant uncertainty as to whether the recent restructuring actions would return these jurisdictions to sustained profitability, thereby necessitating the establishment of a valuation allowance against certain deferred tax assets. None of the goodwill from this transaction is deductible for tax purposes.

(b)	Goodwill impairment charges of $154 million and $456 million were recorded at GMNA and GME in the year ended 2008 related to sharply reduced forecasts of automotive sales in the near- and medium-term. Refer to Note 25 for additional information on Old GM’s impairment charges related to Goodwill in 2008. We had no goodwill during the period January 1, 2009 to July 9, 2009.

In the three months ended December 31, 2009 we performed our annual goodwill impairment analysis of our reporting units as of October 1, 2009, which resulted in no goodwill impairment charges. In addition, during the three months ended December 31, 2009, we determined that certain additional events and circumstances related to certain reporting units had changed such that interim

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

goodwill impairment tests were necessary as of December 31, 2009. For our GME reporting unit, these changes related to our decision to retain sole ownership of our GME reporting unit and the additional restructuring actions necessary and expected higher overhead costs due to decisions to delay or cancel certain previously planned facility closures. For other identified reporting units in GMIO, the changes related to deterioration in expected future operating results from those anticipated in our annual impairment analysis. The results of this testing indicated that goodwill was not impaired for any of the reporting units tested.

Refer to Note 25 for additional information on goodwill impairments in prior periods.

Note 13. Intangible Assets, net

The following table summarizes the components of amortizable intangible assets (dollars in millions):

	Successor				Predecessor
	December 31, 2009				December 31, 2008
	Weighted- Average Remaining Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Remaining Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology and intellectual property (a)	4	$7,916	$1,460	$6,456	8	$598	$333	$265
Brands	38	5,508	72	5,436	—	—	—	—
Dealer network and customer relationships	21	2,205	67	2,138	—	—	—	—
Favorable contracts	24	542	39	503	—	—	—	—
Other	3	17	3	14	—	—	—	—

Total amortizable intangible assets	20	$16,188	$1,641	$14,547	8	$598	$333	$265

(a)	Technology and intellectual property includes nonamortizing in-process research and development of $175 million at December 31, 2009.

The following table summarizes the amortization expense related to intangible assets (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Amortization expense related to intangible assets (a)	$1,584	$44	$83	$74

(a)	Amortization expense in the period July 10, 2009 through December 31, 2009 includes an impairment charge of $21 million related to technology and intellectual property. Refer to Note 25 for additional information on the impairment charge.

The following table summarizes estimated amortization expense related to intangible assets in each of the next five years (dollars in millions):

Estimated Amortization Expense
2010	$2,550
2011	$1,785
2012	$1,560
2013	$1,227
2014	$610

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14. Restricted Cash and Marketable Securities

Cash subject to contractual restrictions and not readily available is classified as Restricted cash and marketable securities. Funds held in the UST Credit Agreement and Canadian Health Care Trust (HCT) escrow accounts are invested in government securities and money market funds in accordance with the terms of the escrow agreements. The following table summarizes the components of Restricted cash and marketable securities (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Current
UST Credit Agreement (a)	$12,475	$—
Canadian Health Care Trust (b)	955	—
Receivables Program (c)	187	—
Securitization trusts	191	450
Pre-funding disbursements	94	222
Other (d)	15	—

Total current restricted cash and marketable securities	13,917	672
Non-current
Collateral for insurance related activities	658	679
Other non-current (d)	831	1,238

Total restricted cash and marketable securities	$15,406	$2,589

(a)	Under the terms of the UST Credit Agreement funds are held in escrow and will be distributed to us at our request if certain conditions are met. Any unused amounts in escrow on June 30, 2010 are required to be used to repay the UST Loans and Canadian Loan. Upon repayment of the UST Loans and Canadian Loan any funds remaining in escrow will be returned to us. Refer to Notes 2 and 18 for additional information on the UST Credit Agreement.

(b)	Under the terms of an escrow agreement between GMCL, the EDC and an escrow agent, GMCL established a CAD $1.0 billion (equivalent to $893 million when entered into) escrow to fund its healthcare obligations.

(c)	In March 2009 the UST announced that it will provide financial assistance to automotive suppliers by guaranteeing or purchasing certain receivables payable by us (Receivables Program). Under the terms of the Receivables Program, the use of funds is limited to purchasing receivables from suppliers that have elected to participate in the program. This program will terminate in accordance with its terms in April 2010. Refer to Note 18 for additional information on the Receivables Program.

(d)	Includes amounts related to various letters of credit, deposits, escrows and other cash collateral requirements.

Note 15. Other Assets

The following table summarizes the components of Other assets (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Investment in GMAC common stock (a)(b)	$970	$—
Investment in GMAC preferred stock	665	—
Investment in GMAC Preferred Memberships Interests	—	43
Taxes other than income taxes	297	612
Derivative assets	44	583
Other	546	892

Total other assets	$2,522	$2,130

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	At December 31, 2008 Old GM’s investment in GMAC Common Membership Interests of $491 million was accounted for as an equity method investment and recorded in Equity of net assets of nonconsolidated affiliates. Refer to Notes 10, 16 and 30 for a discussion on our current equity ownership interest and our significant transactions with GMAC.

(b)	Investment in GMAC common stock at December 31, 2009 includes the 16.6% held directly and through an independent trust.

Note 16. Variable Interest Entities

Consolidated VIEs

VIEs that were consolidated because we or Old GM were the primary beneficiary primarily included: (1) previously divested and current suppliers for which we or Old GM made significant guarantees or provided financial support; (2) the Receivables Program; (3) vehicle sales and marketing joint ventures that manufacture, market and sell vehicles in certain markets; (4) leasing SPEs which held real estate assets and related liabilities for which residual guarantees were provided; and (5) an entity which managed certain private equity investments held by our and Old GM’s pension plans and previously held by our and Old GM’s OPEB plans, along with six associated general partner entities. Certain creditors and beneficial interest holders of these VIEs have or had limited, insignificant recourse to our general credit or Old GM’s general credit, in which we or Old GM could be held liable for certain of the VIE’s obligations.

CAMI

In March 2009 Old GM determined that due to changes in contractual arrangements related to CAMI Automotive Inc. (CAMI), it was required to reconsider its previous conclusion that CAMI was not a VIE. As a result of Old GM’s analysis, it determined that CAMI was a VIE and Old GM was the primary beneficiary, and therefore Old GM consolidated CAMI. As the consolidation date occurred near the end of the reporting period, the consolidation was based on estimates of the fair values for all assets and liabilities acquired. Based on Old GM’s estimates, the equity interests it held and held by the noncontrolling interest had a fair value of approximately $12 million. Total assets were approximately $472 million comprised primarily of property, plant, and equipment and related party accounts receivable and inventory. Total liabilities were approximately $460 million, comprised primarily of long-term debt, accrued liabilities and pension and other post-employment benefits. We completed our purchase price accounting for CAMI at July 10, 2009 and determined that the amounts estimated as of the initial consolidation date of March 1, 2009 did not require adjustment. Supplemental pro forma information is omitted as the effect is immaterial. In December 2009 we acquired the remaining noncontrolling interest of CAMI from Suzuki for $100 million increasing our ownership interest from 50% to 100%. Subsequent to this acquisition, CAMI became a wholly-owned subsidiary and is not included in the tabular disclosures below.

Receivables Program

We determined that the Receivables Program was a VIE. We also determined that we are the primary beneficiary because we are the only party to the Receivables Program with equity at risk, we have a greater risk of loss than the UST and we are more closely related to the Receivables Program as its primary purpose is to support our supply base, thereby helping ensure that our production needs are met.

In December 2009 we announced the termination of the Receivables Program in April 2010. Upon termination, we will share any residual capital in the program equally with the UST. At December 31, 2009 our equity contributions were $55 million and the UST had outstanding loans of $150 million to the Receivables Program. We do not anticipate making any additional equity contributions. Refer to Note 18 for additional information on the Receivables Program.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the carrying amount of consolidated VIE assets and liabilities (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$15	$22
Accounts and notes receivable, net	14	15
Inventory	15	—
Other current assets	—	—
Property, net	5	71
Restricted cash	191	—
Other assets	33	28

Total assets	$273	$136

Liabilities:
Accounts payable (principally trade)	$17	$6
Short-term borrowings and current portion of long-term debt	205	105
Accrued expenses	10	20
Other liabilities	23	15

Total liabilities	$255	$146

The following table summarizes the amounts recorded in earnings related to consolidated VIEs (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Sales	$24	$14	$8
Other revenue	17	17	32
Cost of sales	8	(1)	5
Selling, general administrative expense	8	5	(11)
Other expenses, net	9	10	19
Interest expense	14	22	—
Reorganization losses (gains), net	—	26	—
Income tax expense	1	—	—

Net income (loss)	$1	$(31)	$27

Nonconsolidated VIEs

VIEs that were not consolidated because we or Old GM were not the primary beneficiary primarily included: (1) troubled suppliers for which guarantees were made or financial support was provided; (2) vehicle sales and marketing joint ventures that manufacture, market and sell vehicles in certain markets; (3) leasing entities for which residual value guarantees were made; and (4) GMAC.

Guarantees and financial support are provided to certain current or previously divested suppliers in order to ensure that supply needs for production were not disrupted due to a supplier’s liquidity concerns or possible shutdowns. Types of financial support that we and Old GM provided include, but are not limited to: (1) funding in the form of a loan from us or Old GM; (2) guarantees of the supplier’s debt or credit facilities; (3) one-time payments to fund prior losses of the supplier; (4) indemnification agreements to fund the suppliers’ future losses or obligations; (5) agreements to provide additional funding or liquidity to the supplier in the form of price

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increases or change in payment terms; and (6) assisting the supplier in finding additional investors. The maximum exposure to loss related to these VIEs was generally limited to the amount of accounts and notes receivable recorded with the suppliers and any related guarantees.

We have and Old GM had investments in joint ventures that manufacture, market and sell vehicles in certain markets. These joint ventures were self-funded and financed with no contractual terms that would require future financial support to be provided. The maximum exposure to loss is limited to the carrying amount of the investments recorded in Equity in net assets of nonconsolidated affiliates.

American Axle

In September 2009 we paid $110 million to American Axle and Manufacturing Holdings, Inc. (American Axle), a former subsidiary and current supplier, to settle and modify existing commercial arrangements and acquired warrants to purchase 4 million shares of American Axle’s common stock. This payment was made in response to the liquidity needs of American Axle and our desire to modify the terms of our ongoing commercial arrangement. Under the new agreement, we also provided American Axle with a second lien term loan facility of up to $100 million. Additional warrants will be granted if amounts are drawn on the second lien term loan facility.

As a result of these transactions, we concluded that American Axle was a VIE for which we were not the primary beneficiary. Our variable interests in American Axle include the warrants we received and the second lien term loan facility, which exposes us to possible future losses depending on the financial performance of American Axle. At December 31, 2009 no amounts were outstanding under the second lien term loan. At December 31, 2009 our maximum exposure to loss related to American Axle was $125 million, which represented the fair value of the warrants of $25 million recorded in Non-current assets and the potential exposure of $100 million related to the second lien term loan facility.

GMAC

In the three months ended December 31, 2008, GMAC engaged in or agreed to several transactions, including an exchange and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ outstanding notes for new notes and 9% Cumulative Perpetual Preferred Stock, the issuance of Series D-2 Fixed Rate Cumulative Perpetual Preferred Membership Interests to the UST, the conversion of the Participation Agreement to Common Membership Interests, and the issuance of additional Common Membership Interests to Old GM. As a result of these changes to GMAC’s capital structure, Old GM was required to reconsider its previous conclusion that GMAC was a voting interest entity and it did not hold a controlling financial interest in GMAC. As part of Old GM’s qualitative and quantitative analyses, Old GM determined that GMAC was a VIE as it did not have sufficient equity at risk. Old GM also determined that a related party group, as that term is defined in ASC 810-10, existed between Old GM and the UST under the de facto agency provisions of ASC 810-10. However, Old GM determined based on both qualitative and quantitative analysis that the related party group to which it belonged did not absorb the majority of GMAC’s expected losses or residual returns and therefore no member of the related party group was the primary beneficiary of GMAC. Accordingly Old GM did not consolidate GMAC at December 31, 2008.

Old GM’s quantitative analysis was performed using a Black-Scholes model to compute the price of purchasing a hypothetical put on GMAC’s net assets exclusive of variable interests to estimate expected losses of the variable interests of GMAC. The same Black-Scholes model was used to estimate the expected losses allocated to each of the individual variable interests identified in GMAC’s capital structure. Significant estimates, assumptions, and judgments used in Old GM’s analysis included that the outstanding unsecured debt of GMAC was a variable interest in GMAC because it was trading at a sufficient discount to face value to indicate that it was absorbing a significant portion of GMAC’s expected losses and receiving a portion of its expected returns; that the expected return on GMAC’s net assets exclusive of variable interests were normally distributed with a mean return equal to the risk-free rate of return and an expected volatility of approximately 22%; estimates of the fair value of each of GMAC’s variable interests and other components of its the capital structure; and estimates of the expected outstanding term of each of GMAC’s non-perpetual variable

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interests, which Old GM estimated to have a weighted average term of approximately 5 years. Other qualitative considerations included the fact that Old GM was required to reduce its common investment in GMAC to below 10% within three years, had no voting members on the GMAC Board of Managers, and under other contractual provisions, could not attempt to influence the operations of GMAC or the manner in which its Common Membership Interests were voted.

In connection with GMAC’s conversion to a C corporation on June 30, 2009, each unit of each class of GMAC Membership Interests was converted into shares of capital stock of GMAC with substantially the same rights and preferences as such Membership Interests. On July 10, 2009 we acquired the investments in GMAC’s common and preferred stock in connection with the 363 Sale.

In December 2009, the UST made a capital contribution to GMAC of $3.8 billion consisting of the purchase of trust preferred securities in aggregate liquidation amount of $2.5 billion and mandatory convertible preferred securities in aggregate liquidation amount of $1.3 billion. The UST also exchanged all of its existing GMAC non-convertible preferred stock for newly issued mandatory convertible preferred securities with an aggregate liquidation preference of $5.3 billion. In addition, the UST converted mandatory convertible preferred securities with an aggregate liquidation preference of $3.0 billion into GMAC common stock. After these actions, we and the UST owned 16.6% and 56.3% of GMAC’s common stock. The UST also owns preferred stock of GMAC with a liquidation value of $11.4 billion, and we own preferred stock with a liquidation value of $1.0 billion. This transaction constituted a reconsideration event and we determined that GMAC continued to be a VIE as it does not have sufficient equity at risk. Although the related party group to which we and the UST belong absorbs a majority of the expected losses, we are not the primary beneficiary because the UST absorbs more expected losses than us, we were not involved in the redesign of GMAC, and we are controlled by the UST. Furthermore, we do not believe we will be the primary beneficiary upon adoption of modifications of ASC 810-10, effective January 1, 2010, because we lack the power through voting or similar rights to direct those activities of GMAC that most significantly affect its economic performance. As a result of previous agreements Old GM entered into during GMAC’s approval process to obtain Bank Holding Company status and whose terms and conditions we assumed in connection with the 363 Sale, we do not have significant influence over GMAC. Our principal variable interests in GMAC are our investments in GMAC preferred and common stock. Refer to Notes 10 and 30 for additional information on our investment in GMAC, our significant agreements with GMAC and our maximum exposure under those agreements.

The following table summarizes the amounts recorded for nonconsolidated VIEs, and the related off-balance sheet guarantees and maximum exposure to loss, excluding GMAC (dollars in millions):

	Successor		Predecessor
	December 31, 2009		December 31, 2008
	Carrying Amount	Maximum Exposure to Loss(a)	Carrying Amount	Maximum Exposure to Loss(b)
Assets:
Accounts and notes receivable, net	$8	$8	$10	$10
Investment in nonconsolidated affiliates	96	50	40	40
Other assets	26	26	6	6

Total assets	$130	$84	$56	$56

Liabilities:
Accrued expenses	—	—	11	—

Total liabilities	$—	$—	$11	$—

Off-Balance Sheet:
Residual value guarantees		32		79
Other guarantees		4		5
Other liquidity arrangements (c)		115		—

Total guarantees and liquidity arrangements		$151		$84

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	Amounts at December 31, 2009 included $139 million related to troubled suppliers.

(b)	Amounts at December 31, 2008 included $21 million related to troubled suppliers.

(c)	Amount includes second lien term loan facility provided to American Axle of $100 million and other loan commitments of $15 million.

Note 17. Accrued Expenses, Other Liabilities and Deferred Income Taxes

The following table summarizes the components of Accrued expenses, other liabilities and deferred income taxes:

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Current
Dealer and customer allowances, claims and discounts	$6,444	$8,939
Deposits from rental car companies	4,583	6,142
Deferred revenue	892	1,493
Policy, product warranty and recall campaigns	2,965	3,792
Delphi liability	—	150
Payrolls and employee benefits excluding postemployment benefits	1,325	1,591
Insurance reserves	243	388
Taxes (other than income taxes)	1,031	1,312
Derivative liability	568	2,726
Postemployment benefits including facility idling reserves	985	1,727
Interest	142	779
Pensions	430	430
Income taxes	219	186
Deferred income taxes	57	87
Other	2,404	2,685

Total accrued expenses	$22,288	$32,427

Noncurrent
Dealer and customer allowances, claims and discounts	$1,311	$1,578
Deferred revenue	480	1,265
Policy, product warranty and recall campaigns	4,065	4,699
Delphi liability	—	1,570
Payrolls and employee benefits excluding postemployment benefits	1,818	2,314
Insurance reserves	269	1,324
Derivative liability	146	817
Postemployment benefits including facility idling reserves	1,944	1,626
Income taxes	944	430
Deferred income taxes	807	563
Other	1,495	1,206

Total other liabilities and deferred income taxes	$13,279	$17,392

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes activity for policy, product warranty, recall campaigns and certified used vehicle warranty liabilities (dollars in millions):

	Successor		Predecessor
	July 10, 2009 Through December 31, 2009		January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Beginning balance	$7,193		$8,491	$9,615
Warranties issued and assumed in period	1,388	*	1,069	4,277
Payments	(1,797	)*	(1,851)	(5,068)
Adjustments to pre-existing warranties	66	*	(153)	294
Effect of foreign currency translation	180		63	(627)
Liability adjustment, net due to the deconsolidation of Saab (a)	—		(77)	—

Ending balance	7,030		7,542	8,491
Effect of application of fresh-start reporting	—		(349)	—

Ending balance including effect of application of fresh-start reporting	$7,030		$7,193	$8,491

*	Amounts originally reported as $1,598, $(2,232) and $291 in our 2009 Form 10-K. Refer to Note 3.
(a)	In August 2009 Saab met the criteria to be classified as held for sale and, as a result, Saab’s warranty liability was classified as held for sale at December 31, 2009.

In March 2009 the U.S. government announced that it would create a warranty program to pay for repairs covered by Old GM’s warranty on each new vehicle sold in the U.S. and Mexico during Old GM’s restructuring period. In May 2009 pursuant to the terms of the warranty program, Old GM and the UST contributed $410 million to fund the program. Old GM contributed $49 million in cash. The UST contributed the remaining required cash as part of a $361 million loan. On July 10, 2009 in connection with the 363 Sale, we assumed the obligations of the warranty program and entered into the UST Credit Agreement assuming debt of $7.1 billion, which Old GM incurred under its DIP Facility. Immediately after entering into the UST Credit Agreement, we made a partial repayment of $361 million due to the termination of the U.S. government sponsored warranty program, reducing the UST Loans balance to $6.7 billion. The original estimate of the warranty period was March 30, 2009 through July 31, 2009, which was based on a requirement that the UST approve the termination of the warranty program prior to July 31, 2009. The UST allowed repayment of the full amount of the $361 million loan on July 10, 2009 effectively terminating the warranty program. Subsequently, the cash contribution of $49 million and interest earned to date were repaid to us from the warranty program.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18. Short-Term and Long-Term Debt

Short-Term Debt and Current Portion of Long-Term Debt

The following table summarizes the components of short-term debt (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
UST Loans	$5,712	$—
UST Loan Facility (a)	—	3,836
Canadian Loan	1,233	—
GM Daewoo Revolving Credit Facility	1,179	791
Short-term debt — third parties	296	1,776
Short-term debt — related parties (b)	1,077	2,067
Current portion of long-term debt (c)	724	8,450

Total short-term debt	$10,221	$16,920

Available under short-term line of credit agreements (d)	$220	$186
Interest rate range on outstanding short-term debt (e)	0.0 – 19.0%	0.0 – 28.0%
Weighted-average interest rate on outstanding short-term debt (f)	6.5%	5.6%

(a)	UST Loan Facility (as subsequently defined) is net of a $913 million discount which is comprised of $749 million for the UST Additional Note (as subsequently defined) and $164 million for the fair value of the warrants issued in connection with the loans under the UST Loan Agreement. At May 31, 2009 the carrying amount of the debt was accreted to the full face value of the UST Loan Facility and the UST Additional Note with the discount charged to Interest expense.

(b)	Primarily dealer financing from GMAC for dealerships we own and Old GM owned.

(c)	Amounts owed at December 31, 2009 include various secured and unsecured debt instruments. Amounts owed at December 31, 2008 include a secured revolving credit facility of $4.5 billion and a U.S. term loan of $1.5 billion.

(d)	Commitment fees are paid on credit facilities at rates negotiated in each agreement. Amounts paid and expensed for these commitment fees are insignificant.

(e)	Includes zero coupon debt.

(f)	Includes coupon rates on debt denominated in various foreign currencies. At December 31, 2009 the weighted average effective interest rate on outstanding short-term debt was 8.0%.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-term debt

The following table summarizes the components of long-term debt (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
U.S. dollar denominated bonds	$—	$14,882
VEBA Notes	2,825	—
Contingent convertible debt	—	7,339
Foreign currency denominated bonds	—	4,375
Other long-term debt (a)	3,461	10,841

Total debt	6,286	37,437
Less current portion of long-term debt	(724)	(8,450)
Fair value adjustment (b)	—	31

Total long-term debt	$5,562	$29,018

Available under GM Daewoo Revolving Credit Facility (c)	$—	$402
Available under other long-term line of credit agreements (d)	$398	$55

(a)	Old GM amounts include a secured revolving credit facility of $4.5 billion and a U.S. term loan of $1.5 billion, which are included in the current portion of long-term debt.

(b)	To adjust hedged fixed rate debt for fair value changes attributable to the hedged risk. Refer to Note 20 for additional information on fair value hedges.

(c)	Classified as long-term as credit facility is outstanding until October 2014.

(d)	Commitment fees are paid on credit facilities at rates negotiated in each agreement. Amounts paid and expensed for these commitment fees are insignificant.

GM

UST Loans and VEBA Notes

Old GM received total proceeds of $19.4 billion ($15.4 billion subsequent to January 1, 2009) from the UST under the UST Loan Agreement entered into on December 31, 2008. In connection with the Chapter 11 Proceedings, Old GM obtained additional funding of $33.3 billion from the UST and EDC under its DIP Facility. From these proceeds, $12.5 billion remained deposited in escrow at December 31, 2009.

Amounts remaining in the escrow account will be distributed to us at our request upon certain conditions as outlined in the UST Credit Agreement. Any unused amounts in escrow on June 30, 2010 are required to be used to repay the UST Loans and Canadian Loan on a pro rata basis. Upon repayment of the UST Loans and Canadian Loan any funds in escrow will be returned to us. The UST Loans and Canadian Loan have been classified as short-term debt based on these terms.

On July 10, 2009 we entered into the UST Credit Agreement and assumed debt of $7.1 billion maturing on July 10, 2015 which Old GM incurred under its DIP Facility. Immediately after entering into the UST Credit Agreement, we made a partial repayment due to the termination of the U.S. government sponsored warranty program, reducing the UST Loans principal balance to $6.7 billion.

In November 2009 we signed amendments to the UST Credit Agreement and Canadian Loan Agreement to provide for quarterly repayments of our UST Loans and Canadian Loan. Under these amendments, we agreed to make quarterly payments of $1.0 billion and $192 million to the UST and EDC. In December 2009 we made a payment on the UST Loans of $1.0 billion.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The UST Loans accrue interest equal to the greater of the three month LIBOR rate or 2.0%, plus 5.0%, per annum, unless the UST determines that reasonable means do not exist to ascertain the LIBOR rate or that the LIBOR rate will not adequately reflect the UST’s cost to maintain the loan. In such a circumstance, the interest rate will be the greatest of: (1) the prime rate plus 4%; (2) the federal funds rate plus 4.5%; or (3) the three month LIBOR rate (which will not be less than 2%) plus 5%. We are required to prepay the UST Loans on a pro rata basis (between the UST Loans, VEBA Notes and Canadian Loan), in an amount equal to the amount of net cash proceeds received from certain asset dispositions, casualty events, extraordinary receipts and the incurrence of certain debt. We may also voluntarily repay the UST Loans in whole or in part at any time. Once repaid, amounts borrowed under the UST Credit Agreement may not be reborrowed. At December 31, 2009 the UST Loans accrued interest at 7.0%.

In connection with the 363 Sale, we entered into the VEBA Note Agreement and issued VEBA Notes of $2.5 billion. The VEBA Notes have an implied interest rate of 9.0% per annum. The VEBA Notes and accrued interest are scheduled to be repaid in three equal installments of $1.4 billion on July 15 of 2013, 2015, and 2017. The VEBA Notes are considered outstanding debt on December 31, 2009 due to the settlement of the UAW hourly retiree medical plan pursuant to the 2009 Revised UAW Settlement Agreement and were recorded at their fair value of $2.8 billion, a premium of $325 million to the face value. We determined the fair value of the VEBA Notes based on market information for similar instruments. Refer to Note 19 for additional information on the 2009 Revised UAW Settlement Agreement.

The obligations under the UST Credit Agreement and the VEBA Note Agreement are secured by substantially all of our assets, subject to certain exceptions, including our equity interests in certain of our foreign subsidiaries, limited in most cases to 65% of the equity interests of the pledged foreign subsidiaries due to tax considerations.

The UST Credit Agreement and the VEBA Note Agreement contain various representations and warranties that we made on the effective date and, with respect to the UST Credit Agreement, we will be required to make on certain other dates. The UST Credit Agreement and the VEBA Note Agreement also contain various affirmative covenants requiring us to take certain actions and negative covenants restricting our ability to take certain actions. The affirmative covenants impose obligations on us with respect to, among other things:

•	Financial and other reporting to the UST, including periodic confirmation of compliance with certain expense policies;

•	Executive privileges and compensation requirements;

•	Corporate existence;

•	Preservation of the collateral and other property subject to the UST Credit Agreement and VEBA Note Agreement;

•	Payment of taxes; and

•	Compliance with certain laws.

In addition, the affirmative covenants include a vitality commitment which requires us to use our commercially reasonable best efforts to ensure that our manufacturing volume conducted in the United States is consistent with at least ninety percent of the projected manufacturing level (projected manufacturing level for this purpose being 1,801,000 units in 2010, 1,934,000 units in 2011, 1,998,000 units in 2012, 2,156,000 units in 2013 and 2,260,000 units in 2014), absent a material adverse change in our business or operating environment which would make the commitment non-economic. In the event that such a material adverse change occurs, the UST Credit Agreement provides that we will use our commercially reasonable best efforts to ensure that the volume of United States manufacturing is the minimum variance from the projected manufacturing level that is consistent with good business judgment and the intent of the commitment. This covenant survives our repayment of the loans and remains in effect through December 31, 2014 unless the UST receives total proceeds from debt repayments, dividends, interest, preferred stock redemptions and common stock sales equal to the total dollar amount of all UST invested capital.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UST invested capital totals $49.5 billion, representing the cumulative amount of cash received by Old GM from the UST under the UST Loan Agreement and the DIP Facility, excluding $361 million which the UST loaned to Old GM under the warranty program and which was repaid on July 10, 2009. This balance also does not include amounts advanced under the UST GMAC Loan as the UST exercised its option to convert this loan into GMAC Preferred Membership Interests previously held by Old GM in May 2009.

To the extent we fail to comply with any of the covenants in the UST Credit Agreement that continue to apply to us, the UST is entitled to seek specific performance and the appointment of a court-ordered monitor acceptable to the UST (at our sole expense) to ensure compliance with those covenants.

The negative covenants in the UST Credit Agreement and the VEBA Note Agreement restrict us with respect to, among other things, fundamental changes, liens, restricted payments and restrictions on subsidiary distributions, amendments or waivers of certain documents, negative pledge clauses, use of proceeds from sales of assets and indebtedness.

The UST Credit Agreement and the VEBA Note Agreement contain restrictions on our ability to incur additional indebtedness, including indebtedness secured by a first-priority lien on certain of our assets. In addition if such indebtedness is to be secured by a first-priority lien on certain of our assets, the obligations under the UST Credit Agreement and the VEBA Note Agreement will be restructured to be secured by a second-priority lien on any such assets. The following table summarizes the restrictions to incur additional indebtedness (with certain exceptions):

•

Secured indebtedness entered into after July 10, 2009 is limited to $6.0 billion provided that the aggregate amount of commitments under any secured revolving credit facilities shall not exceed $4.0 billion. Secured indebtedness exceeding these amounts is subject to an incurrence test under which total debt divided by 12 month trailing EBITDA cannot exceed 3:1 and also triggers repayments of 50% of the amount borrowed;

•

Unsecured indebtedness entered into after July 10, 2009 is limited to $1.0 billion and triggers repayments of 50% of the amount borrowed. Unsecured indebtedness in excess of $1.0 billion is subject to the incurrence test previously described; and

•	The aggregate principal amount of capital lease obligations and purchase money indebtedness shall not exceed $2.0 billion.

At December 31, 2009 we were significantly below all restrictions previously described.

The UST Credit Agreement and the VEBA Note Agreement also contain various events of default (including cross-default provisions) that entitle the UST or the New VEBA to accelerate the repayment of the UST Loans and the VEBA Notes upon the occurrence and continuation of an event of default. In addition, upon the occurrence and continuation of any event of default, interest under the UST Credit Agreement accrues at a rate per annum equal to 2.0% plus the interest rate otherwise applicable to the UST Loans and the implied interest rate on the VEBA Notes increases to a rate equal to 11.0% per annum, compounded annually. The events of default relate to, among other things:

•	Our failure to pay principal or interest on the UST Loans or to make payments on the VEBA Notes;

•	Certain of our domestic subsidiaries’ failure to pay on their guarantees;

•	The failure to pay other amounts due under the loan documents or the secured note documents;

•	The failure to perform the covenants in the loan documents or the secured note documents;

•	The representations and warranties in the UST Credit Agreement or the VEBA Note Agreement being false or misleading in any material respect;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Undischarged judgments in excess of $100 million;

•	Certain bankruptcy events;

•	The termination of any loan documents or secured note documents;

•	The invalidity of security interests in our assets;

•	Certain prohibited transactions under the Employee Retirement Income Security Act of 1974, as amended (ERISA);

•	A change of control without the permission of the UST;

•	A default under the Canadian Loan Agreement other than the vitality commitment; and

•

A default under other indebtedness if the default, including a default of the vitality commitment under the Canadian Loan Agreement, results in the holder accelerating the maturity of indebtedness in excess of $100 million in the aggregate.

The following table summarizes interest expense and interest paid on the UST Loans (dollars in millions):

Successor
July 10, 2009 Through December 31, 2009
Interest expense	$226
Interest paid	$137

Canadian Loan Agreement

On July 10, 2009 we entered into the Canadian Loan Agreement and assumed a CAD $1.5 billion (equivalent to $1.3 billion when entered into) term loan maturing on July 10, 2015. The Canadian Loan accrues interest at the greater of the three-month Canadian Dealer Offered Rate or 2.0%, plus 5.0% per annum. Accrued interest is payable quarterly. At December 31, 2009 the Canadian Loan accrued interest at 7.0%.

As discussed previously, we signed an amendment to the Canadian Loan Agreement and in December 2009 we made a payment on the Canadian Loan of $192 million.

GMCL may voluntarily repay the Canadian Loan in whole or in part at any time. Once repaid, GMCL cannot reborrow under the Canadian Loan Agreement. We and 1908 Holdings Ltd., Parkwood Holdings Ltd., and GM Overseas Funding LLC, each of which is a Subsidiary Guarantor of GMCL, have guaranteed the Canadian Loan. Our guarantee of GMCL’s obligations under the Canadian Loan Agreement is secured by a lien on the equity of GMCL. Because 65% of our ownership interest in GMCL was previously pledged to secure the obligations under the UST Credit Agreement and the VEBA Note Agreement, EDC received a first priority lien on 35% of our equity interest in GMCL and a second priority lien on the remaining 65%. With certain exceptions, GMCL’s obligations under the Canadian Loan Agreement are secured by a first lien on substantially all of its and the Subsidiary Guarantors’ assets, including GMCL’s ownership interests in the Subsidiary Guarantors and a portion of GMCL’s equity interests in General Motors Product Services Inc., a subsidiary of ours.

The Canadian Loan Agreement contains various representations and warranties GMCL and the Subsidiary Guarantors made on the effective date. The Canadian Loan Agreement also contains various affirmative covenants requiring GMCL and the Subsidiary Guarantors to take certain actions and negative covenants restricting the ability of GMCL and the Subsidiary Guarantors to take certain actions. The affirmative covenants impose obligations on GMCL and the Subsidiary Guarantors with respect to, among other

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

things, financial and other reporting to EDC, reporting on and preservation of the collateral pledged in connection with the Canadian Loan Agreement, executive privileges and compensation, restrictions on expenses and compliance with applicable laws. In addition, GMCL has committed, among other things, to meet certain capital and research and development investment levels, and to produce a certain percentage (based on North American and/or total United States and Canada production levels) of vehicles and vehicle components in Canada until the later of the date that the amounts outstanding under the Canadian Loan Agreement are paid in full or December 31, 2016.

The negative covenants and various events of default in the Canadian Loan Agreement are substantially similar to the negative covenants under the UST Credit Agreement and the VEBA Note Agreement, as applicable to GMCL and the Subsidiary Guarantors, and also require GMCL to maintain certain minimum levels of unrestricted cash and cash equivalents and address specific requirements with respect to pension and compensation matters.

The following table summarizes interest expense and interest paid on the Canadian Loan (dollars in millions):

Successor
July 10, 2009 Through December 31, 2009
Interest expense	$46
Interest paid	$46

GM Daewoo Revolving Credit Facility

GM Daewoo’s revolving credit facility is our largest such facility. The borrowings under this Korean Won denominated facility are secured by substantially all of GM Daewoo’s property, plant, and equipment located in Korea. Amounts borrowed under this facility accrue interest based on the Korean Won denominated 91-day certificate of deposit rate. The average interest rate on outstanding amounts under this facility at December 31, 2009 was 5.69%. The facility is used by GM Daewoo for general corporate purposes, including working capital needs. We expect to convert any remaining amounts outstanding under this credit facility to a term-loan during the three months ending December 31, 2010. Prior to conversion into a term-loan, amounts borrowed under this facility are classified as short-term debt. These amounts will be repaid in four equal annual installments beginning in November 2011 and ending in October 2014. In April 2010 GM Daewoo repaid KRW 250 billion (equivalent to $225 million at the time of payment) of its KRW 1.4 trillion (equivalent of $1.2 billion at the time of payment) revolving credit facility.

German Revolving Bridge Facility

In May 2009 Old GM entered into a revolving bridge facility with the German government and certain German states (German Facility) with a total commitment of up to Euro 1.5 billion (equivalent to $2.1 billion when entered into) and maturing November 30, 2009. On November 24, 2009 the debt was paid in full and extinguished.

The following table summarizes interest expense and interest paid on the German Facility, including amortization of related discounts (dollars in millions):

Successor
July 10, 2009 Through December 31, 2009
Interest expense (a)	$32
Interest paid	$37

(a)	Old GM recorded interest expense of $5 million in the period January 1, 2009 through July 9, 2009.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Long-Term Debt

Other long-term debt of $3.5 billion (net of a $1.6 billion discount) at December 31, 2009 is comprised of unsecured debt of $1.2 billion, secured debt of $1.6 billion, and capital leases of $693 million. The weighted average coupon rate of other long-term debt was 5.8% at December 31, 2009.

In connection with the purchase of the noncontrolling interest in CAMI, we recorded a loss on extinguishment of debt of $101 million related to the repayment of secured long-term debt of $400 million in the period July 10, 2009 through December 31, 2009.

Long-Term Debt Maturities

The following table summarizes long-term debt maturities including capital leases at December 31, 2009 (dollars in millions):

Debt Maturities
2010	$750
2011	$445
2012	$645
2013	$737
2014	$125
Thereafter	$5,320

At December 31, 2009 future interest payments on capital lease obligations was $687 million.

Receivables Program

The Receivables Program was developed in March 2009 to provide liquidity and access to credit to automotive suppliers by guaranteeing or purchasing certain receivables we owe or Old GM owed. Amounts borrowed from the UST and used to pay suppliers are recorded in Short-term debt with a corresponding decrease in Accounts payable or Accrued expenses. We are and Old GM was responsible for paying interest on any loans the UST provided at an annual rate of LIBOR plus 3.5%, with a minimum of 5.5%, and for paying administrative fees of 25 basis points per annum of the average daily program balance to a third party administrator. A termination fee of 4.0% of the outstanding commitment is due to the UST upon expiration or termination of the Receivables Program. We will share any residual capital in the program equally with the UST. At December 31, 2009 our equity contributions were $55 million and the UST had outstanding loans of $150 million to the Receivables Program.

The following table summarizes interest expense related to the Receivables Program, including amortization of related discounts (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009
Amortization of loan discount related to termination fee	$3	$21
Interest expense	12	1

Total interest expense	$15	$22

Technical Defaults and Covenant Violations

Several of our loan facilities include clauses that may be breached by a change in control, a bankruptcy or failure to maintain certain financial metric limits. The Chapter 11 proceedings and the change in control as a result of the 363 Sale triggered technical defaults in certain loans for which we have assumed the obligation. A potential breach in another loan was addressed before default

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with a waiver we obtained from the lender subject to renegotiation of the terms of the facility. We successfully concluded the renegotiation of these terms in September 2009. In October 2009 we repaid one of the loans in the amount of $17 million as a remedy to the default. The total amount of the two remaining loan facilities in technical default for these reasons at December 31, 2009 was $206 million. We continue to negotiate with the lenders to obtain waivers or reach settlements to cure these defaults. We have classified these loans as short-term debt at December 31, 2009.

Two of our loan facilities had financial covenant violations at December 31, 2009 related to exceeding financial ratios limiting the amount of debt held by the subsidiaries. One of these violations was cured within the 30 day cure period through the combination of an equity injection and the capitalization of intercompany loans. The $72 million related to our powertrain subsidiary in Italy remains in default and we continue negotiations with its lenders to cure the default.

Covenants in our UST Credit Agreement, VEBA Note Agreement, Canadian Loan Agreement and other agreements require us to provide our consolidated financial statements by March 31, 2010. We received waivers of this requirement for the agreements with the UST, New VEBA and EDC. We also provided notice to and requested waivers related to three lease facilities. The filing of our 2009 10-K and our Quarterly Report on Form 10-Q for the period ended September 30, 2009 within the automatic 90 day cure period will satisfy the requirements under these lease facility agreements.

Old GM

United States Department of the Treasury Loan Facility

On December 31, 2008 Old GM entered into the UST Loan Agreement pursuant to which the UST agreed to provide Old GM with the UST Loan Facility and as a result received total proceeds of $19.4 billion ($15.4 billion in the period January 1, 2009 through July 9, 2009). In addition Old GM issued a promissory note to the UST in the amount of $749 million (UST Additional Note) for no additional consideration.

In connection with the Chapter 11 Proceedings, Old GM obtained additional funding of $33.3 billion from the UST and EDC under its DIP Facility.

In connection with the 363 Sale, amounts borrowed under the UST Loan Agreement and the DIP Facility, excluding the UST Loans of $7.1 billion that we assumed, were converted into our equity. The UST Additional Note was also converted into our equity.

The following table summarizes interest expense and interest paid on the UST Loan Facility and the DIP Facility, including amortization of related discounts (dollars in millions):

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Interest expense	$4,006	$—
Interest paid	$144	$—

Refer to Note 2 for additional information on the Chapter 11 Proceedings and the 363 Sale.

Export Development Canada Loan Facility

In April 2009 Old GM entered into the EDC Loan Facility pursuant to which Old GM received total proceeds of $2.4 billion in the period January 1, 2009 through July 9, 2009. In the period January 1, 2009 through July 9, 2009 Old GM also issued promissory notes to the EDC in the amount of $161 million for no additional consideration. In connection with the Chapter 11 Proceedings and the 363 Sale, amounts borrowed under these agreements were converted into our equity.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes interest expense and interest paid on amounts borrowed under these agreements, including amortization of related discounts (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Interest expense	$173
Interest paid	$6

Refer to Note 2 for additional information on the Chapter 11 Proceedings and the 363 Sale.

German Revolving Bridge Facility

The following table summarizes interest expense and interest paid on the German Facility, including amortization of related discounts (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Interest expense	$5
Interest paid	$—

Secured Revolving Credit Facility, U.S. Term Loan and Secured Credit Facility

In connection with the preparation of Old GM’s consolidated financial statements for the year ended 2008, Old GM concluded there was substantial doubt about its ability to continue as a going concern and its independent auditors included a statement in their audit report related to the existence of substantial doubt about its ability to continue as a going concern. Because Old GM’s auditors included such a statement in their audit report, Old GM would have been in violation of the debt covenants for the $4.5 billion secured revolving credit facility, the $1.5 billion U.S. term loan and the $125 million secured credit facility and Old GM therefore secured amendments and waivers related to those obligations as subsequently discussed.

In February 2009 Old GM entered into an agreement to amend its $4.5 billion secured revolving credit facility. The amendment included a waiver of the going concern covenant in the year ended 2008, revised borrowing and default interest rates, and cross-default provisions to the UST Loan Facility. Old GM accounted for the amendment as a debt modification and therefore capitalized the additional fees paid to acquire the amendment. The additional fees were amortized through the date of extinguishment.

In March 2009 Old GM entered into an agreement to amend its $1.5 billion U.S. term loan. The amendment included a waiver of the going concern covenant in the year ended 2008, revised borrowing and default rates, and cross-default provisions to the UST Loan Facility. Because the terms of the amended U.S. term loan were substantially different than the original terms, primarily due to the revised borrowing rate, Old GM accounted for the amendment as a debt extinguishment. As a result, Old GM recorded the amended U.S. term loan at fair value and recorded a gain on the extinguishment of the original loan facility of $906 million in the three months ended March 31, 2009.

In February 2009 Old GM entered into an agreement to amend its $125 million secured credit facility. The amendment included a waiver of the going concern covenant in the year ended 2008, revised borrowing and default rates, cross-default provisions to the UST Loan Facility, and an extension of the maturity date to November 2010. As a result of the terms of the amendment, Old GM accounted for the amendment as a troubled debt restructuring and therefore amortized the outstanding debt balance using the revised effective interest rate calculated in accordance with the new loan terms through the date of extinguishment.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the Chapter 11 Proceedings, Old GM’s $4.5 billion secured revolving credit facility, $1.5 billion U.S. term loan and $125 million secured credit facility were paid in full on June 30, 2009. Old GM recorded a loss of $958 million in Reorganization gains, net related to the extinguishments of the debt primarily due to the face value of the U.S. term loan exceeding the carrying amount.

Lease Asset Securitization

Old GM held bankruptcy-remote SPEs that are parties to lease asset securitizations. The secured debt of $1.2 billion at December 31, 2008 was primarily comprised of the asset-backed debt securities issued by these SPEs. Amounts are included in the current portion of long-term debt.

Contingent Convertible Debt

The following table summarizes Old GM’s unsecured contingent convertible debt (dollars in millions, except conversion price):

	Due	Conversion Price	Outstanding Amount
			December 31, 2008
4.50% Series A debentures	2032	$70.20	$39
5.25% Series B debentures	2032	$64.90	2,384
6.25% Series C debentures	2033	$47.62	3,940
1.50% Series D debentures	2009	$40.11	976

			$7,339

Old GM had unilaterally and irrevocably waived and relinquished the right to use common stock, and had committed to use cash to settle the principal amount of the debentures if: (1) holders chose to convert the debentures; or (2) Old GM was required by holders to repurchase the debentures. Old GM retained the right to use either cash or its common stock to settle any amount that may become due to debt holders in excess of the principal amount. In connection with the 363 Sale, MLC retained the contingent convertible debt.

At December 31, 2008 the number of shares on which the aggregate consideration to be delivered upon conversion would have been determined for the Series A, Series B, Series C and Series D debentures was 1 million, 40 million, 90 million and 25 million.

In connection with the issuance of the Series D debentures, Old GM purchased a capped call option for the Series D debentures in a private transaction, pursuant to which Old GM had the right to purchase 5 million of Old GM’s shares from a third party. Exercise of the capped call option was expected to reduce the potential dilution with respect to Old GM’s common stock upon conversion of the Series D debentures to the extent that the market value per share of Old GM’s common stock did not exceed a specified cap, resulting in an effective conversion price of $45.71 per share. In connection with the 363 Sale, MLC retained both the Series D debentures which matured on June 1, 2009 and the capped call option.

In September 2008 Old GM entered into agreements with a qualified institutional holder of the Series D debentures. Pursuant to these agreements, Old GM issued an aggregate of 44 million shares of common stock in exchange for $498 million principal amount of the Series D debentures. In accordance with the agreements, the amount of common stock exchanged for the Series D debentures was based on the daily volume weighted-average price of Old GM’s common stock on the New York Stock Exchange in the contractual three and four day pricing periods. Old GM entered into the agreements, in part, to reduce Old GM’s debt and interest costs, increase Old GM’s equity, and thereby, improve Old GM’s liquidity. Old GM did not receive any cash proceeds from the exchange of the common stock for the Series D debentures, which were retired and cancelled. As a result of this exchange, Old GM recorded a settlement gain of $43 million.

Old GM adopted the provisions of ASC 470-20 in January 2009, with retrospective application to prior periods. Upon adoption of ASC 470-20, the effective interest rate on Old GM’s outstanding contingent convertible debt ranged from 7.0% to 7.9%. Refer to Note 3 for additional information on the adoption of ASC 470-20.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2008 the net carrying amount of the conversion feature for all contingent convertible debt outstanding recorded in Capital surplus was $734 million. At December 31, 2008 the principal amount of each note exceeded the if-converted value.

The following table summarizes the components of contingent convertible debt outstanding (dollars in millions):

Predecessor
December 31, 2008
Principal	$7,941
Unamortized discounts (a)	(602)

Outstanding balance	$7,339

(a)	Discounts being amortized through the maturity dates or the initial put dates of the related debt, ranging from 2009 to 2018.

The following table summarizes the components of Interest expense related to contingent convertible debt (dollars in millions):

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Interest accrued or paid (a)	$176	$427	$429
Amortization of discounts	51	136	107

Interest expense	$227	$563	$536

(a)	Contractual interest expense not accrued or recorded on pre-petition debt as a result of the Chapter 11 Proceedings totaled $44 million in the period January 1, 2009 through July 9, 2009.

U.S. Dollar Denominated Bonds

U.S. dollar denominated bonds represented obligations having various annual coupons ranging from 6.75% to 9.45% and maturities ranging from 2011 to 2052. These bonds were unsecured. In connection with the 363 Sale, MLC retained the U.S. dollar denominated bonds.

Foreign Currency Denominated Bonds

Foreign currency denominated bonds were unsecured and included bonds denominated in Euros with annual coupons ranging from 7.25% to 8.375% and maturity dates ranging from 2013 to 2033. Also included within foreign currency denominated bonds were bonds denominated in British Pounds with annual coupons ranging from 8.375% to 8.875% and maturity dates ranging from 2015 to 2023. To mitigate the foreign currency exchange exposure created by these bonds, Old GM entered into cross currency swaps. The notional value of these swaps was $2.3 billion at December 31, 2008. In connection with the 363 Sale, MLC retained the foreign currency denominated bonds.

Other Long-Term Debt

Other long-term debt of $9.7 billion at December 31, 2008 was comprised of revolving credit agreements, a U.S. term loan, capital leases, municipal bonds, and other long-term obligations. In connection with the 363 Sale, we assumed certain capital lease obligations, municipal bonds, and other long-term obligations. MLC retained the remainder of the debt not assumed by us. Refer to Note 2 for additional information on other long-term debt we assumed in connection with the 363 Sale.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revolving Credit Agreements

In August 2007 Old GM entered into a revolving credit agreement that provided for borrowings of up to $1.0 billion. The facility expired in June 2009. Borrowings under this facility bore interest based on either the commercial paper rate or LIBOR. The borrowings were to be used for general corporate purposes, including working capital needs. Under the facility, borrowings were limited to an amount based on the value of underlying collateral, which was comprised of residual interests in trusts that own leased vehicles and issued asset-backed securities collateralized by the vehicles and the associated leases. The underlying collateral was held by bankruptcy-remote SPEs and pledged to a trustee for the benefit of the lender. The underlying collateral supported a borrowing base of $323 million at December 31, 2008. Old GM consolidated the bankruptcy-remote SPEs and trusts. At December 31, 2008 $310 million was outstanding under this agreement, leaving $13 million available.

Old GM had a $4.5 billion standby revolving credit facility with a syndicate of banks, which was paid in full on June 30, 2009. At December 31, 2008 $4.5 billion was outstanding under this credit facility, with availability of $5 million. In addition to the outstanding amount at December 31, 2008 there were $10 million of letters of credit issued under the credit facility. Borrowings were limited to an amount based on the value of the underlying collateral, which was comprised of certain North American accounts receivable; certain inventory of Old GM, Saturn Corporation, and GMCL; certain facilities; property and equipment of GMCL; and a pledge of 65% of the stock of the holding company for Old GM’s indirect subsidiary GM de Mexico. The carrying amount of these assets was $5.6 billion at December 31, 2008. The collateral also secured $155 million of certain lines of credit, automatic clearinghouse and overdraft arrangements and letters of credit provided by the same secured lenders. At December 31, 2008 in addition to the $10 million letters of credit issued under the revolving credit facility, $81 million was utilized to secure other facilities.

Interest Rate Risk Management

To achieve the desired balance between fixed and variable rate debt, Old GM entered into interest rate swaps. The notional amount of pay variable swap agreements at December 31, 2008 was $4.5 billion.

Additionally, Old GM entered into interest rate swaps and cap agreements at bankruptcy-remote subsidiaries. The notional amount of such agreements at December 31, 2008 was $469 million pay floating and the fixed interest rates ranged from 4.5% to 5.7%.

At December 31, 2008 long-term debt included obligations of $24.7 billion with fixed interest rates and obligations of $4.9 billion with variable interest rates (primarily LIBOR), after interest rate swap agreements.

Other

Contractual interest expense not accrued or recorded on pre-petition debt totaled $200 million in the period January 1, 2009 through July 9, 2009 (includes contractual interest expense related to contingent convertible debt of $44 million).

Old GM had other financing arrangements consisting principally of obligations in connection with sale-leaseback transactions, derivative contracts and other lease obligations (including off-balance sheet arrangements). In view of the 2006 restatement of Old GM’s prior financial statements, Old GM evaluated the effect of the restatement under these agreements, including its legal rights (such as its ability to cure) with respect to any claims that could be asserted. Based on Old GM’s review, it was believed that amounts subject to possible claims of acceleration, termination or other remedies were not likely to exceed $3.6 billion (primarily comprised of off-balance sheet arrangements and derivative contracts) although no assurances can be given as to the likelihood, nature or amount of any claims that may be asserted. Based on this review, Old GM reclassified $187 million of these obligations from long-term debt to short-term debt at December 31, 2008.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19. Pensions and Other Postretirement Benefits

Employee Pension and Other Postretirement Benefit Plans

Defined Benefit Pension Plans

Defined benefit pension plans covering eligible U.S. (hired prior to October 15, 2007) and Canadian hourly employees generally provide benefits of negotiated, stated amounts for each year of service and supplemental benefits for employees who retire with 30 years of service before normal retirement age. Non-skilled trades hourly employees hired after October 15, 2007 participate in a defined benefit cash balance plan. The benefits provided by the defined benefit pension plans covering eligible U.S. (hired prior to January 1, 2001) and Canadian salaried employees and salaried employees in certain other non-U.S. locations are generally based on years of service and compensation history. There is also an unfunded nonqualified pension plan covering certain U.S. executives for service prior to January 1, 2007 and it is based on an “excess plan” for service after that date. Refer to the subsequent section “Significant Plan Amendments, Benefit Modifications and Related Events” concerning changes to defined benefit pension plans for certain U.S. and Canadian hourly and salaried employees.

Defined Contribution Plans

The Savings-Stock Purchase Plan (S-SPP) is a defined contribution retirement savings plan for eligible U.S. salaried employees. The S-SPP provides discretionary matching contributions up to certain predefined limits based upon eligible base salary. The matching contribution for the S-SPP was suspended by Old GM in November 2008 and reinstated by us in October 2009. A benefit contribution equal to 1.0% of eligible base salary for U.S. salaried employees with a service commencement date in or after January 1993 was discontinued effective in January 2010. A retirement contribution to the S-SPP equal to 4.0% of eligible base salary is provided for eligible U.S. salaried employees with a service commencement date in or after January 2001. Contributions are also made to certain non-U.S. defined contribution plans. There is also an unfunded nonqualified defined contribution savings plan covering certain U.S. executives that is based on contributions in excess of qualified plan limits.

U. S. hourly employees hired on or after October 15, 2007 are not eligible for postretirement health care. Such employees receive a $1.00 per compensated hour contribution into their personal saving plan account. The contributions are not significant.

The following table summarizes significant contributions to defined contribution plans (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
S-SPP	$39	$12	$128	$82
Non-U.S. defined contribution plans	61	58	169	153

Total contributions	$100	$70	$297	$235

Other Postretirement Benefit Plans

Certain hourly and salaried defined benefit plans provide postretirement medical, dental, legal service and life insurance to eligible U.S. and Canadian retirees and their eligible dependents. Refer to the subsequent section “Significant Plan Amendments, Benefit Modifications and Related Events” concerning changes to postretirement benefit plans for certain U.S. and Canadian hourly and salaried employees. Certain other non-U.S. subsidiaries have postretirement benefit plans, although most non-U.S. employees are covered by government sponsored or administered programs.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant Plan Amendments, Benefit Modifications and Related Events

2009

The following tables summarize the significant 2009 defined benefit plan interim remeasurements, the related changes in accumulated postretirement benefit obligations (APBO), projected benefit obligations (PBO) and the associated curtailments, settlements and termination benefits recorded in our earnings in the period July 10, 2009 through December 31, 2009 and the earnings of Old GM in the period January 1, 2009 through July 9, 2009, which are subsequently discussed (dollars in millions):

Successor
Event and Remeasurement Date When Applicable	Affected Plans	Change in Discount Rate		Increase (Decrease) Since the Most Recent Remeasurement Date(c)		Gain (Loss)
		From	To	PBO/APBO		Curtailments	Settlements	Termination Benefits and Other
2009 Special Attrition Programs (a)	U.S. hourly defined benefit pension plan	—	—	$58		$—	$—	$(58)

Global salaried workforce reductions (a)	U.S. salaried defined benefit pension plan	—	—	175		—	—	(175)

2009 Revised UAW Settlement Agreement — December 31	UAW hourly retiree medical plan	—	—	(22,654	)*	—	(2,571)	—

IUE-CWA and USW Settlement Agreement — November 1 (b)	U.S. hourly defined benefit pension plan	5.58%	5.26%	1,897		—	—	—

	Non-UAW hourly retiree health care plan	6.21%	5.00%	360		—	—	—

	U.S. hourly life plan	5.41%	5.56%	53		—	—	—

Delphi Benefit Guarantee Agreements — August 1 (b)	U.S. hourly defined benefit pension plan	5.83%	5.58%	2,548		—	—	—

Total				$(17,563)		$—	$(2,571)	$(233)

*	Amount originally reported as $(22,236) in our 2009 Form 10-K. The column total has been corrected accordingly. Refer to Note 3.

(a)	Reflects the effect on PBO. There was no remeasurement.

(b)	Includes reclassification of contingent liability to benefit plan obligation.

(c)	The increase/decrease includes the effect of the event, the gain or loss from remeasurement, net periodic benefit cost and benefit payments.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor
Event and Remeasurement Date When Applicable	Affected Plans	Change in Discount Rate		Increase (Decrease) Since the Most Recent Remeasurement Date	Gain (Loss)
		From	To	PBO/APBO	Curtailments	Settlements	Termination Benefits and Other
2009 Special Attrition Programs — June 30	U.S. hourly defined benefit pension plan	6.15%	6.25%	$7	$(1,390)	$—	$(12)

Global salaried workforce reductions — June 1	U.S. salaried defined benefit pension plan	6.50%	6.50%	24	(327)	—	—

Global salaried workforce reductions — March 1	Canadian salaried defined benefit pension plan	6.75%	6.25%	15	(20)	—	—

U.S. salaried benefits changes — February 1	U.S. salaried retiree life insurance plan	7.25%	7.15%	(420)	—	—	—

U.S. salaried benefits changes — June 1	U.S. salaried retiree health care program	6.80%	6.80%	(265)	—	—	—

2009 CAW Agreement — June 1	Canadian hourly defined benefit pension plan	6.75%	5.65%	340	—	—	(26)

2009 CAW Agreement — June 1	CAW hourly retiree healthcare plan and CAW retiree life plan	7.00%	5.80%	(143)	93	—	—

Total				$(442)	$(1,644)	$—	$(38)

2009 Special Attrition Programs

In February and June 2009 Old GM announced the 2009 Special Attrition Programs for eligible UAW-represented employees, offering cash and other incentives for individuals who elected to retire or voluntarily terminate employment. In the period January 1, 2009 through July 9, 2009 Old GM recorded postemployment benefit charges for 13,000 employees. Refer to Note 24 for additional information on the postemployment benefit charges.

Old GM remeasured the U.S. hourly defined benefit pension plan in June 2009 based on the 7,800 irrevocable acceptances through that date as these acceptances to the 2009 Special Attrition Programs yielded a significant reduction in the expected future years of service of active participants. An additional 180 employees accepted the terms of the 2009 Special Attrition Programs in the period July 1, 2009 through July 9, 2009.

In the period July 10, 2009 through December 31, 2009 5,000 employees accepted the terms of the 2009 Special Attrition Programs. We recorded special termination benefit charges for 1,000 of those employees based upon their elections. Plan remeasurement was not required because the July 10, 2009 plan assumptions included the effects of special attrition programs.

Global Salaried Workforce Reductions

In February and June 2009 Old GM announced its intention to reduce global salaried headcount. In March 2009 Old GM remeasured the Canadian salaried defined benefit pension plan as part of this initiative based upon an estimated significant reduction in the expected future years of service of active participants. In June 2009 Old GM remeasured the U.S. salaried defined benefit pension plan based upon an estimated significant reduction in the expected future years of service of active participants.

The U.S. salaried employee reductions related to this initiative were to be accomplished primarily through the 2009 Salaried Window Program or through a severance program funded from operating cash flows. These programs were involuntary programs

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subject to management approval where employees were permitted to express interest in retirement or separation, for which the charges for the 2009 Salaried Window Program were recorded as special termination benefits funded from the U.S. salaried defined benefit pension plan and other applicable retirement benefit plans. The cost associated with the total targeted headcount reductions expected under the programs was determined to be probable and estimable and severance charges of $250 million were recorded in the period January 1, 2009 through July 9, 2009. Refer to Note 24 for additional information on the severance accrual.

In the period July 10, 2009 through December 31, 2009 1,500 salaried employees irrevocably accepted the terms of the 2009 Salaried Window Program. We reduced the severance accrual previously recorded by Old GM by $64 million and recorded special termination benefits.

A net reduction of 9,000 salaried employees was achieved globally, excluding 2,000 salaried employees acquired with our acquisition of Nexteer and four domestic facilities. Global salaried headcount decreased from 73,000 salaried employees at December 31, 2008 to 66,000 at December 31, 2009, including a reduction of 5,500 U.S. salaried employees. Refer to Note 5 for additional information on the acquisition of Nexteer and four domestic facilities.

U.S. Salaried Benefits Changes

In February 2009 Old GM reduced salaried retiree life benefits for U.S. salaried employees and remeasured its U.S. salaried retiree life insurance plan. In June 2009 Old GM approved and communicated negative plan amendments associated with the U.S. salaried retiree health care program including reduced coverage and increases to cost sharing. The plan was remeasured in June 2009.

In June 2009 Old GM communicated additional changes in benefits for retired salaried employees including an acceleration and further reduction in retiree life insurance, elimination of the supplemental executive life insurance benefit, and reduction in the supplemental executive retirement plan. These plan changes were contingent on completion of the 363 Sale and the effects of these amendments were included in the fresh start remeasurements.

2009 Revised UAW Settlement Agreement

In May 2009 Old GM and the UAW agreed to a 2009 Revised UAW Settlement Agreement that related to the UAW hourly retiree medical plan and the 2008 UAW Settlement Agreement, as subsequently discussed, that permanently shifted responsibility for providing retiree health care from Old GM to the New Plan funded by the New VEBA. The 2009 Revised UAW Settlement Agreement was subject to the successful completion of the 363 Sale and we and the UAW executed the 2009 Revised UAW Settlement Agreement on July 10, 2009 in connection with the 363 Sale. Details of the most significant changes to the agreement are:

•	The Implementation Date changed from January 1, 2010 to the later of December 31, 2009 or the emergence from bankruptcy, which occurred on July 10, 2009;

•	The timing of payments to the New VEBA changed as subsequently discussed;

•	The form of consideration changed as subsequently discussed;

•	The contribution of employer securities changed such that they were contributed directly to the New VEBA in connection with the 363 Sale on July 10, 2009;

•	Certain coverages will be eliminated and certain cost sharing provisions will increase; and

•	The flat monthly special lifetime pension benefit that was scheduled to commence on January 1, 2010 was eliminated.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There was no change to the timing of our existing internal Voluntary Employee Benefit Association (VEBA) asset transfer to the New VEBA in that the internal VEBA asset transfer occurred within 10 business days after December 31, 2009 in accordance with the terms of both the 2008 UAW Settlement Agreement and the 2009 Revised UAW Settlement Agreement.

The new payment terms to the New VEBA under the 2009 Revised UAW Settlement Agreement are:

•	VEBA Notes of $2.5 billion and accrued interest, at an implied interest rate of 9.0% per annum, are scheduled to be repaid in three equal installments of $1.4 billion in July of 2013, 2015 and 2017;

•	260 million shares of our Series A Preferred Stock that accrues cumulative dividends at 9.0% per annum;

•	263 million shares (17.5%) of our common stock;

•	A warrant to acquire 45 million shares (2.5%) of our common stock at $42.31 per share at any time prior to December 31, 2015;

•	Two years funding of claims costs for certain individuals that elected to participate in the 2009 Special Attrition Programs; and

•	The existing internal VEBA assets.

The modifications to the UAW Settlement Agreement and the new payment terms resulted in a reorganization gain of $7.7 billion. Refer to Note 2 for additional information on the reorganization gain.

Under the terms of the 2009 Revised UAW Settlement Agreement, we are released from UAW retiree health care claims incurred after December 31, 2009. All obligations of ours, the New Plan and any other entity or benefit plan of ours for retiree medical benefits for the class and the covered group arising from any agreement between us and the UAW terminated at December 31, 2009. Our obligations to the New Plan and the New VEBA are limited to the terms of the 2009 Revised UAW Settlement Agreement.

From July 10, 2009 to December 31, 2009 we recorded net periodic postretirement healthcare cost, including service cost for UAW hourly retiree medical plan participants working toward eligibility. After December 31, 2009 no service cost will be recorded for active UAW participants who continue to work toward eligibility in the New Plan.

At December 31, 2009 we accounted for the termination of our UAW hourly retiree medical plan and Mitigation Plan, under which we agreed that an independent VEBA would be formed to pay certain healthcare costs of UAW hourly retirees and their beneficiaries, as a settlement. The resulting settlement loss of $2.6 billion recorded on December 31, 2009 represented the difference between the sum of the accrued OPEB liability of $10.6 billion and the existing internal VEBA assets of $12.6 billion, and $25.8 billion representing the fair value of the consideration transferred at December 31, 2009, including the contribution of the existing internal VEBA assets. Upon the settlement of the UAW hourly retiree medical plan at December 31, 2009 the VEBA Notes, Series A Preferred Stock, common stock, and warrants contributed to the New VEBA were recorded at fair value and classified as outstanding debt and equity instruments.

Prior to December 31, 2009 the 260 million shares of Series A Preferred Stock issued to the New VEBA were not considered outstanding for accounting purposes due to the terms of the 2009 Revised UAW Settlement Agreement. As a result, $105 million of the $146 million of dividends paid on September 15, 2009 and $147 million of the $203 million of dividends paid on December 15, 2009 were recorded as a reduction of Postretirement benefits other than pensions.

IUE-CWA and USW Settlement Agreement

In September 2009 we entered into a settlement agreement with MLC, the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers — Communication Workers of America (IUE-CWA), and the United Steel, Paper and Forestry,

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW). Under the settlement agreement, the IUE-CWA and the USW agreed to withdraw and release all claims against us and MLC relating to retiree healthcare benefits and basic life insurance benefits. In exchange, the IUE-CWA, the USW and any additional union that agrees to the terms of the settlement agreement will be granted an allowed pre-petition unsecured claim in MLC’s Chapter 11 proceedings in the amount of $1.0 billion with respect to retiree health and life insurance benefits for the post-age-65 retirees, post-age-65 surviving spouses and under-age-65 medicare eligible retirees or surviving spouses disqualified for retiree health care benefits from us under the settlement agreement. For participants remaining eligible for health care, certain coverages were eliminated and cost sharing will increase. These modifications became effective upon completion of the 363 Sale and resulted in a reorganization gain of $2.7 billion. Refer to Note 2 for additional information on the reorganization gain.

The settlement agreement was expressly conditioned upon and did not become effective until approved by the Bankruptcy Court in MLC’s Chapter 11 proceedings, which occurred in November 2009. Several additional unions representing MLC hourly retirees joined the IUE-CWA and USW settlement agreement with respect to healthcare and life insurance. We remeasured the U.S. hourly defined benefit pension plan, non-UAW hourly retiree health care plan and the U.S. hourly life plan in November 2009 to reflect the terms and acceptances of the IUE-CWA and USW Settlement Agreement. The remeasurement of these plans resulted in a decrease in our related accrual and an offsetting increase in the PBO or APBO of the benefit plan.

2009 CAW Agreement

In March 2009 Old GM announced that the members of the CAW had ratified the 2009 CAW Agreement intended to reduce manufacturing costs in Canada by closing the competitive gap with transplant automakers in the United States on active employee labor costs and reducing legacy costs through introducing co-payments for healthcare benefits, increasing employee healthcare cost sharing, freezing pension benefits and eliminating cost of living adjustments to pensions for retired hourly workers. The 2009 CAW Agreement was conditioned on Old GM receiving longer term financial support from the Canadian and Ontario governments.

GMCL subsequently entered into additional negotiations with the CAW which resulted in a further addendum to the 2008 collective agreement which was ratified by the CAW members in May 2009. In June 2009 the Ontario and Canadian governments agreed to the terms of a loan agreement, approved the GMCL viability plan and provided funding to GMCL. The Canadian hourly defined benefit pension plan was remeasured in June 2009.

As a result of the termination of the employees from the former Oshawa, Ontario truck facility, the CAW hourly retiree healthcare plan and the CAW retiree life plan were remeasured in June 2009 and a curtailment gain associated with the CAW hourly retiree healthcare plan was also recorded in the three months ended June 30, 2009.

In June 2009 GMCL and the CAW agreed to the terms of an independent HCT to provide retiree health care benefits to certain active and retired employees. The HCT will be implemented when certain preconditions are achieved, including certain changes to the Canadian Income Tax Act. The preconditions have not been achieved and the HCT is not yet implemented at December 31, 2009. Under the terms of the HCT agreement, GMCL is obligated to make a payment of CAD $1.0 billion on the HCT implementation date which it will fund out of its CAD $1.0 billion escrow funds, adjusted for the net difference between the amount of retiree monthly contributions received during the period December 31, 2009 through the HCT implementation date less the cost of benefits paid for claims incurred by covered employees during this period. GMCL will provide a CAD $800 million note payable to the HCT on the HCT implementation date which will accrue interest at an annual rate of 7.0% with five equal annual installments of CAD $256 million due December 31 of 2014 through 2018. Concurrent with the implementation of the HCT, GMCL will be legally released from all obligations associated with the cost of providing retiree health care benefits to CAW active and retired employees bound by the class action process, and we will account for the related termination of CAW hourly retiree healthcare benefits as a settlement, based upon the difference between the fair value of the notes and cash contributed and the health care plan obligation at the settlement date.

Delphi

In July 2009 we and Delphi entered into an agreement with the PBGC regarding the settlement of the PBGC’s claims from the termination of the Delphi pension plans. As part of that agreement, we maintained the obligation to provide the difference between

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pension benefits paid by the PBGC according to regulation and those originally guaranteed by Old GM under the Delphi Benefit Guarantee Agreements. We had a legal obligation to provide this benefit to eligible UAW plan participants at July 10, 2009. We remeasured the U.S. hourly defined benefit pension plan in August 2009 for eligible UAW plan participants, which coincided with Delphi’s transfer of its pension plan obligations to the PBGC. We did not agree to provide this benefit to eligible Delphi IUE-CWA and USW retirees until the IUE-CWA and USW Settlement Agreement was approved by the Bankruptcy Court in MLC’s Chapter 11 proceedings, which occurred in November 2009; however a contingent liability had been recorded. We remeasured the U.S. hourly defined benefit pension plan in November 2009 for eligible IUE-CWA and USW plan participants that coincided with the approval of the IUE-CWA and USW Settlement Agreement by the Bankruptcy Court. The remeasurements of the U.S. hourly defined benefit pension plan resulted in a $1.4 billion increase in the plan PBO to the U.S. hourly defined benefit pension plan and an offsetting decrease principally related to our Delphi related accrual. Refer to Note 21 for additional information on the Delphi Benefit Guarantee Agreements.

2008

The following table summarizes Old GM’s significant 2008 defined benefit plan interim remeasurements, the related changes in obligations and the associated curtailments, settlements and termination benefits, as applicable, recorded in earnings in the year ended 2008, which are subsequently discussed:

Predecessor
Event and Remeasurement Date When Applicable	Affected Plans	Change in Discount Rate		Increase (Decrease) Since the Most Recent Remeasurement Date	Gain (Loss)
		From	To	PBO/APBO	Curtailments	Settlements	Termination Benefits and Other
2008 UAW Settlement Agreement — September 1	UAW hourly retiree medical plan	—	—	$(13,135)	$6,326	$—	$—

	Mitigation Plan	—	—	(137)	(1,424)	—	—

	U.S. hourly defined benefit pension plan	6.45%	6.70%	563	—	—	—

2008 Special Attrition Programs — May 31	U.S. hourly defined benefit pension plan	6.30%	6.45%	842	(2,441)	—	(800)

	Various OPEB plans	—	—	—	104	—	(68)

2008 CAW Agreement and facility idlings — May 31	Canadian hourly and salaried defined benefit pension plans	5.75%	6.00%	262	(177)	—	(37)

Salaried retiree benefit plan changes — July 1	U.S. salaried retiree medical plan	6.40%	6.75%	(3,993)	—	(1,706)	—

	U.S. salaried defined benefit pension plan	6.45%	6.60%	3,159	—	—	—

Delphi-GM Settlement Agreement — September 30	Various U.S. hourly retiree medical plans	6.40%	6.85%	1,236	—	—	—

	U.S. hourly defined benefit pension plan	6.70%	7.10%	1,070	—	—	—

Total				$(10,133)	$2,388	$(1,706)	$(905)

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition to the events listed previously, a number of events related to benefit plans occurred that did not result in interim remeasurements including:

•

IUE-CWA agreements related to the closure of the Moraine, Ohio facility resulted in increased cost of $255 million for pension benefit enhancements and a $257 million curtailment gain as a result of accelerating substantially all of the IUE-CWA retiree healthcare plan’s negative prior service cost.

•

Salaried workforce reduction resulted in special termination benefit charges of $311 million as a result of 3,700 employees accepting the 2008 Salaried Window Program, which was a voluntary early retirement program extended to certain U.S. salaried employees.

2008 UAW Settlement Agreement

In February 2008 Old GM entered into the 2008 UAW Settlement Agreement which provided that responsibility for providing retiree healthcare would permanently shift from Old GM to the New Plan funded by the New VEBA as of the Implementation Date. The 2008 UAW Settlement Agreement became effective in September 2008 with an implementation date of January 1, 2010. As a result of the 2008 UAW Settlement Agreement, Old GM’s obligation to provide retiree healthcare coverage for UAW retirees and beneficiaries was to terminate at January 1, 2010. The obligation for retiree medical claims incurred on or after this date would be the responsibility of the New Plan and New VEBA. This agreement was revised in 2009 as discussed previously in the section “2009 Revised UAW Settlement Agreement.”

The U.S. hourly defined benefit pension plan was amended as part of the 2008 UAW Settlement Agreement to reflect a flat monthly special lifetime benefit to be paid to plan participants commencing January 1, 2010 to help offset the retiree’s increased costs of monthly contributions and other cost sharing increases required under the terms of the New VEBA. Effective with the 363 Sale, the additional pension flat monthly lifetime benefit was eliminated and was recorded as a component of the Reorganization gain, net upon our application of fresh-start reporting.

2008 Special Attrition Programs

In February 2008 Old GM entered into agreements with the UAW and the IUE-CWA regarding special attrition programs which were intended to further reduce the number of hourly employees. The 2008 UAW Special Attrition Program offered to 74,000 UAW-represented employees was comprised of wage and benefit packages for normal and early voluntary retirements or buyouts or pre-retirement leaves. In addition to their vested pension benefits, those employees who were retirement eligible received a lump sum payment that was funded from the U.S. hourly defined benefit pension plan, the amount of which depended upon their job classification. For those employees not retirement eligible, other buyout options were offered and funded from operating cashflow. The terms of the 2008 IUE-CWA Special Attrition Program, which was offered to 2,300 IUE-CWA represented employees, were similar to those offered under the 2008 UAW Special Attrition Program.

2008 CAW Agreement and Facility Idlings

In May 2008 Old GM entered into the 2008 CAW Agreement which resulted in increased pension benefits. Old GM subsequently announced its plan to cease production at the Oshawa, Ontario truck facility, which triggered a curtailment of Old GM’s Canadian hourly and salaried defined benefit pension plans.

Prior to the 2008 CAW Agreement, Old GM amortized prior service cost related to its Canadian hourly defined benefit pension plan over the remaining service period for active employees, previously estimated to be 10 years. In conjunction with entering into the 2008 CAW Agreement, Old GM evaluated the 2008 CAW Agreement and the relationship with the CAW and determined that the contractual life of the labor agreements is a more appropriate reflection of the period of future economic benefit received from pension plan amendments negotiated as part of the collectively bargained agreement. This change accelerated the recognition of prior

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

service cost to three years, resulting in additional net periodic pension expense of $334 million recorded in Cost of sales in the year ended 2008 related to pension increases in Canada from prior collectively bargained agreements.

Salaried Retiree Benefit Plan Changes

In July 2008 Old GM amended its U.S. salaried retiree medical and defined benefit pension plans to eliminate healthcare coverage for U.S. salaried retirees over age 65, effective January 2009. Upon reaching age 65, affected retirees and surviving spouses were to receive a pension increase of $300 per month to partially offset the retiree’s increased cost of Medicare and supplemental healthcare coverage. For participants who were under the age of 65, the future elimination of healthcare benefits upon turning age 65 and the increased pension benefits provided resulted in a negative plan amendment to the U.S. salaried retiree medical plan and a positive plan amendment to the U.S. salaried defined benefit pension plan, both of which will be amortized over seven years, which represents the average remaining years to full eligibility for U.S. salaried retiree medical plan participants.

Delphi-GM Settlement Agreements

Old GM and Delphi reached agreements in the three months ended September 30, 2008 with each of Delphi’s unions regarding the plan to freeze the benefits related to the Delphi’s hourly rate employee pension plan (Delphi HRP); the cessation by Delphi of OPEB for Delphi hourly union-represented employees and retirees; and transfers of certain assets and obligations from the Delphi HRP to Old GM’s U.S. hourly defined benefit pension plan. As a result of assuming Delphi’s OPEB obligation, Old GM reclassified liabilities of $2.8 billion from its Delphi related accrual to its U.S. OPEB obligation. Old GM remeasured certain of its OPEB plans in September 2008 to include Delphi hourly union-represented employees, the effects of other announced facility idlings in the U.S., as well as changes in certain actuarial assumptions.

The transfer of certain assets and obligations from the Delphi HRP to Old GM’s U.S. hourly defined benefit pension plan resulted in a decrease in Old GM’s Delphi related accrual and an offsetting increase in the PBO of $2.8 billion. Old GM remeasured its U.S. hourly defined benefit pension plan in September 2008 to include: (1) assets and liabilities of certain employees transferred in accordance with the Delphi Settlement Agreement; (2) its obligation under the Delphi Benefit Guarantee Agreement to provide up to seven years of credited service to covered employees; (3) the effects of other announced facility idlings in the U.S.; and (4) changes in certain actuarial assumptions including a discount rate increase.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize the change in benefit obligations and related plan assets (dollars in millions):

	Successor
	U.S. Plans Pension Benefits	Non-U.S. Plans Pension Benefits(a)	U.S. Plans Other Benefits	Non-U.S. Plans Other Benefits
	July 10, 2009 Through December 31, 2009
Change in benefit obligations
Beginning benefit obligation	$98,012	$21,392	$27,639	$3,420
Service cost	216	157	62	17
Interest cost	2,578	602	886	94
Plan participants’ contributions	—	4	172	—
Amendments	(13)	(9)	1	(89)
Actuarial (gains) losses	3,102	1,592	1,732	64
Benefits paid	(3,938)	(714)	(1,700)	(70)
Medicare Part D receipts	—	—	84	—
IUE-CWA & USW related liability transfer	—	—	514	—
Foreign currency translation adjustments	—	1,469	—	376
Delphi benefit guarantee and other	1,365	—	—	—
UAW retiree medical plan settlement	—	—	(25,822)	—
Curtailments, settlements, and other (b)	249	(119)	2,220	(15)

Ending benefit obligation	101,571	24,374	5,788	3,797

Change in plan assets
Beginning fair value of plan assets	78,493	8,616	10,702	—
Actual return on plan assets	9,914	1,201	1,909	—
Employer contributions	31	4,287	1,528	70
Plan participants’ contributions	—	4	172	—
Benefits paid	(3,938)	(714)	(1,700)	(70)
UAW hourly retiree medical plan asset settlement	—	—	(12,586)	—
Foreign currency translation adjustments	—	765	—	—
Other	—	(132)	6	—

Ending fair value of plan assets	84,500	14,027	31	—

Ending funded status	$(17,071)	$(10,347)	$(5,757)	$(3,797)

Amounts recorded in the consolidated balance sheet are comprised of:
Noncurrent asset	$—	$98	$—	$—
Current liability	(93)	(337)	(685)	(161)
Noncurrent liability	(16,978)	(10,108)	(5,072)	(3,636)

Net amount recorded	$(17,071)	$(10,347)	$(5,757)	$(3,797)

Amounts recorded in Accumulated other comprehensive Income (loss) are comprised of:
Net actuarial loss (gain)	$(3,803)	$833	$212	$65
Net prior service cost (credit)	(13)	(9)	(1)	(89)

Total recorded in Accumulated other comprehensive income (loss)	$(3,816)	$824	$211	$(24)

(a)	Table does not include other non-U.S. employee benefit arrangements with a total PBO of $76 million at December 31, 2009.

(b)	U.S. other benefits includes the $2.6 billion settlement loss resulting from the termination of the UAW hourly retiree medical plan and Mitigation Plan.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	U.S. Plans Pension Benefits		Non-U.S. Plans Pension Benefits(a)		U.S. Plans Other Benefits		Non-U.S. Plans Other Benefits
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Change in benefit obligations
Beginning benefit obligation	$98,135	$85,277	$19,995	$23,753	$39,960	$59,703	$2,930	$4,310
Service cost	243	527	155	410	69	241	12	32
Interest cost	3,077	5,493	596	1,269	1,615	3,519	102	225
Plan participants’ contributions	—	—	8	29	169	401	—	—
Amendments	(8)	1,218	(584)	218	(705)	(1,108)	(482)	(185)
Actuarial (gains) losses	(260)	5,684	959	(965)	77	(18,918)	436	(443)
Benefits paid	(5,319)	(8,862)	(769)	(1,390)	(2,115)	(4,759)	(90)	(175)
Medicare Part D receipts	—	—	—	—	150	240	—	—
Foreign currency translation adjustments	—	—	856	(3,981)	—	—	159	(833)
Delphi obligation transfer	—	2,753	—	—	—	2,654	—	—
Curtailments, settlements, and other	1,559	6,045	(76)	652	8	(2,013)	(15)	(1)

Ending benefit obligation	97,427	98,135	21,140	19,995	39,228	39,960	3,052	2,930
Effect of application of fresh-start reporting	585	—	252	—	(11,589)	—	368	—

Ending benefit obligation including effect of application of fresh-start reporting	98,012	98,135	21,392	19,995	27,639	39,960	3,420	2,930

Change in plan assets
Beginning fair value of plan assets	84,545	104,070	8,086	13,308	9,969	16,303	—	—
Actual return on plan assets	(203)	(11,350)	227	(2,863)	444	(4,978)	—	—
Employer contributions	57	90	529	977	1,947	3,002	90	175
Plan participants’ contributions	—	—	8	29	169	401	—	—
Benefits paid	(5,319)	(8,862)	(769)	(1,390)	(2,115)	(4,759)	(90)	(175)
Foreign currency translation adjustments	—	—	516	(2,342)	—	—	—	—
Delphi plan asset transfer	—	572	—	—	—	—	—	—
Other	41	25	(197)	367	(10)	—	—	—

Ending fair value of plan assets	79,121	84,545	8,400	8,086	10,404	9,969	—	—
Effect of application of fresh-start reporting	(628)	—	216	—	298	—	—	—

Ending fair value of plan assets including effect of application of fresh-start reporting	78,493	84,545	8,616	8,086	10,702	9,969	—	—

Ending funded status	(18,306)	(13,590)	(12,740)	(11,909)	(28,824)	(29,991)	(3,052)	(2,930)
Effect of application of fresh-start reporting	(1,213)	—	(36)	—	11,887	—	(368)	—

Ending funded status including effect of application of fresh-start reporting	$(19,519)	$(13,590)	$(12,776)	$(11,909)	$(16,937)	$(29,991)	$(3,420)	$(2,930)

Amounts recorded in the consolidated balance sheet are comprised of:
Noncurrent assets	$—	$—	$97	$109	$—	$—	$—	$—
Current liability	(74)	(108)	(339)	(322)	(1,809)	(3,848)	(147)	(154)
Noncurrent liability	(19,445)	(13,482)	(12,534)	(11,696)	$(15,128)	(26,143)	(3,273)	(2,776)

Net amount recorded	$(19,519)	$(13,590)	$(12,776)	$(11,909)	$(16,937)	$(29,991)	$(3,420)	$(2,930)

Amounts recorded in Accumulated other comprehensive income (loss) are comprised of:
Net actuarial loss	$38,007	$34,940	$7,387	$6,188	$1,631	$1,651	$1,005	$569
Net prior service cost (credit)	1,644	2,277	(754)	(170)	(5,028)	(5,305)	(860)	(519)
Transition obligation	—	—	7	7	—	—	—	—

Total recorded in Accumulated other comprehensive income (loss)	$39,651	$37,217	$6,640	$6,025	$(3,397)	$(3,654)	$145	$50

Effect of application of fresh-start reporting	(39,651)	—	(6,640)	—	3,397	—	(145)	—
Total recorded in Accumulated other comprehensive income (loss)	$—	$37,217	$—	$6,025	$—	$(3,654)	$—	$50

(a)	The table does not include other non-U.S. employee benefit arrangements with a total PBO of $94 million and $95 million at July 9, 2009 and December 31, 2008.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the period July 10, 2009 through December 31, 2009 we experienced actual return on plan assets on our U.S. pension plan assets of $9.9 billion compared to expected returns of $3.0 billion that were recognized as a component of our net pension expense during this period. As a result of the U.S. hourly and salaried defined benefit pension plan interim remeasurements, a portion of the effect of the actual plan asset gains was recognized in the market-related value of plan assets during the remainder of the period subsequent to the interim remeasurements. The market related value of plan assets used in the calculation of expected return on pension plan assets at December 31, 2009 is $2.8 billion lower than the actual fair value of plan assets for U.S. pension plans and $294 million lower than the actual fair value of plan assets for non-U.S. pension plans. Therefore, the effect of the improvement in the financial markets will not fully affect net pension expense in the year ended 2010. Refer to Note 4 for additional information on the market-related value of plan assets methodology utilized.

The following table summarizes the total accumulated benefit obligations (ABO), the ABO and fair value of plan assets for defined benefit pension plans with ABO in excess of plan assets, and the PBO and fair value of plan assets for defined benefit pension plans with PBO in excess of plan assets (dollars in millions):

	Successor		Predecessor
	December 31, 2009		December 31, 2008
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
ABO	$101,397	$23,615	$98,003	$19,547
Plans with ABO in excess of plan assets
ABO	$101,397	$22,708	$98,003	$19,229
Fair value of plan assets	$84,500	$12,721	$84,545	$7,648
Plans with PBO in excess of plan assets
PBO	$101,571	$23,453	$98,135	$19,664
Fair value of plan assets	$84,500	$13,008	$84,545	$7,649

The following tables summarize the components of net periodic pension and OPEB expense from continuing operations along with the assumptions used to determine benefit obligations (dollars in millions):

	Successor
	U.S. Plans Pension Benefits	Non-U.S. Plans Pension Benefits	U.S. Other Benefits	Non-U.S. Plans Other Benefits
	July 10, 2009 Through December 31, 2009
Components of expense
Service cost (a)	$254	$157	$62	$17
Interest cost	2,578	602	886	94
Expected return on plan assets	(3,047)	(438)	(432)	—
Amortization of prior service cost (credit)	—	—	—	(1)
Curtailments, settlements, and other losses	249	9	2,580	—

Net periodic pension and OPEB expense	$34	$330	$3,096	$110

Weighted-average assumptions used to determine benefit obligations at December 31 (b)
Discount rate	5.52%	5.31%	5.57%	5.22%
Rate of compensation increase	3.94%	3.27%	1.48%	4.45%
Weighted-average assumptions used to determine net expense for period ended December 31 (c)
Discount rate	5.63%	5.82%	6.81%	5.47%
Expected return on plan assets	8.50%	7.97%	8.50%	—
Rate of compensation increase	3.94%	3.23%	1.48%	4.45%

(a)	U. S. pension plan service cost includes plan administrative expenses of $38 million.

(b)	Determined at the end of the period.

(c)	Determined at the beginning of the period and updated for remeasurements. Appropriate discount rates were used to measure the effects of curtailments and plan amendments on various plans.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits			U.S. Plans Other Benefits			Non-U.S. Other Benefits
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Components of expense
Service cost	$243	$527	$627	$155	$410	$486	$69	$241	$370	$12	$32	$45
Interest cost	3,077	5,493	4,931	596	1,269	1,143	1,615	3,519	3,609	102	225	199
Expected return on plan assets	(3,810)	(8,043)	(7,983)	(364)	(969)	(984)	(444)	(1,281)	(1,400)	—	—	—
Amortization of prior service cost (credit)	429	1,077	2,167	(12)	407	32	(1,051)	(1,918)	(1,830)	(63)	(86)	(86)
Amortization of transition obligation	—	—	—	2	6	8	—	—	—	—	—	—
Recognized net actuarial loss	715	317	764	193	275	407	32	508	1,352	23	110	122
Curtailments, settlements, and other losses (gains)	1,720	3,823	75	97	270	156	21	(3,476)	(213)	(123)	11	(17)
Divestiture of Allison (a)	—	—	(30)	—	—	—	—	—	211	—	—	—

Net periodic pension and OPEB (income) expense	$2,374	$3,194	$551	$667	$1,668	$1,248	$242	$(2,407)	$2,099	$(49)	$292	$263

Weighted-average assumptions used to determine benefit obligations at period end (b)
Discount rate	5.86%	6.27%	6.35%	5.82%	6.22%	5.72%	6.86%	8.25%	6.35%	5.47%	7.00%	5.75%
Rate of compensation increase	3.94%	5.00%	5.25%	3.23%	3.59%	3.60%	1.48%	2.10%	3.30%	4.45%	4.45%	4.00%
Weighted-average assumptions used to determine net expense for the period (c)
Discount rate	6.27%	6.56%	5.97%	6.23%	5.77%	4.97%	8.11%	7.02%	5.90%	6.77%	5.90%	5.00%
Expected return on plan assets	8.50%	8.50%	8.50%	7.74%	7.78%	7.85%	8.50%	8.40%	8.40%	—	—	—
Rate of compensation increase	5.00%	5.00%	5.00%	3.08%	3.59%	3.46%	1.87%	3.30%	4.60%	4.45%	4.00%	4.00%

(a)	As a result of the Allison divestiture, Old GM recorded an adjustment to the unamortized prior service cost of the U.S. hourly defined benefit pension plan and U.S. salaried defined benefit pension plan of $18 million and the U.S. hourly and salaried OPEB plans of $223 million in the year ended 2007. Those adjustments were included in the determination of the gain recognized on the sale of Allison. The net periodic pension and OPEB benefit expenses related to Allison were reported as a component of discontinued operations. All such amounts related to Allison are reflected in the table above, and the effects of those amounts are shown as an adjustment to arrive at net periodic pension and OPEB (income) expense from continuing operations.

(b)	Determined at the end of the period.

(c)	Determined at the beginning of the period and updated for remeasurements. Appropriate discount rates were used to measure the effects of curtailments and plan amendments on various plans.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes estimated amounts to be amortized from Accumulated other comprehensive income (loss) into net periodic benefit cost in the year ended 2010 based on December 31, 2009 plan measurements (dollars in millions):

	U.S. Pension Plans	Non-U.S. Pension Plans	U.S. Other Benefit Plans	Non-U.S. Other Benefit Plans
Amortization of prior service credit	$(1)	$(1)	$—	$(1)
Amortization of net actuarial loss	—	9	—	—

	$(1)	$8	$—	$(1)

Assumptions

Healthcare Trend Rate

	Successor		Predecessor
	December 31, 2009		December 31, 2008
Assumed Healthcare Trend Rates	U.S. Plans(a)	Non U.S. Plans(b)	U.S. Plans	Non U.S. Plans
Initial healthcare cost trend rate	—%	5.4%	8.0%	5.5%
Ultimate healthcare cost trend rate	—%	3.3%	5.0%	3.3%
Number of years to ultimate trend rate	—	8	6	8

(a)	As a result of modifications made to healthcare plans in connection with the 363 Sale, there are no significant uncapped U.S. healthcare plans remaining at December 31, 2009 and, therefore, the healthcare cost trend rate does not have a significant effect on our U.S. plans.

(b)	The implementation of the HCT in Canada is anticipated and will significantly reduce our exposure to changes in the healthcare cost trend rate.

Healthcare trend rate assumptions are determined for inclusion in healthcare OPEB valuation at each remeasurement. The healthcare trend rates are developed using historical cash expenditures for retiree healthcare. This information is supplemented with information gathered from actuarial based models, information obtained from healthcare providers and known significant events.

The effect of aggregate healthcare trend rates does not include healthcare trend data subsequent to December 31, 2009 associated with the UAW hourly retiree medical plan due to the December 31, 2009 Implementation Date of the New VEBA as the plan is now settled.

The following table summarizes the effect of a one-percentage point change in the assumed healthcare trend rates:

	U.S. Plans(a)		Non-U.S. Plans(b)
Change in Assumption	Effect on 2010 Aggregate Service and Interest Cost	Effect on December 31, 2009 APBO	Effect on 2010 Aggregate Service and Interest Cost		Effect on December 31, 2009 APBO
One percentage point increase	—	—	+$	14 million	+$	413 million
One percentage point decrease	—	—	-$	11 million	-$	331 million

(a)	As a result of modifications made to healthcare plans in connection with the 363 Sale, there are no significant uncapped U.S. healthcare plans remaining at December 31, 2009 and, therefore, the healthcare cost trend rate does not have a significant effect in the U.S.

(b)	The implementation of the HCT in Canada is anticipated and will significantly reduce our exposure to changes in the healthcare cost trend rate.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment Strategies and Long-Term Rate of Return

Detailed periodic studies conducted by outside actuaries and an internal asset management group, consisting of an analysis of capital market assumptions and employing Monte Carlo simulations, are used to determine the long-term strategic mix among asset classes, risk mitigation strategies, and the expected return on asset assumptions for U.S. pension plans. The U.S. study includes a review of alternative asset allocation and risk mitigation strategies, anticipated future long-term performance of individual asset classes, risks evaluated using standard deviation techniques and correlations among the asset classes that comprise the plans’ asset mix. Similar studies are performed for the significant non-U.S. pension plans with the assistance of outside actuaries and asset managers. While the studies incorporate data from recent fund performance and historical returns, the expected return on plan asset assumptions are determined based on long-term, prospective rates of return.

The strategic asset mix and risk mitigation strategies for the U.S. and non-U.S. pension plans are tailored specifically for each plan. Individual plans have distinct liabilities, liquidity needs, and regulatory requirements. Consequently, there are different investment policies set by individual plan fiduciaries. Although investment policies and risk mitigation strategies may differ among certain U.S. and non-U.S. pension and OPEB plans, each investment strategy is considered to be optimal in the context of the specific factors affecting each plan.

In setting a new strategic asset mix, consideration is given to the likelihood that the selected mix will effectively fund the projected pension plan liabilities, while aligning with the risk tolerance of the plans’ fiduciaries. The strategic asset mix for U.S. defined benefit pension plans is intended to reduce exposure to equity market risks, to utilize asset classes which reduce volatility and to utilize asset classes where active management has historically generated excess returns above market returns.

In May 2009, an analysis of the investment policy was completed for the U.S. plans which confirmed an expected return rate of 8.5%. This included a detailed analysis of capital market assumptions and the selection of portfolios that are optimal in the context of the plans’ fiduciaries objectives. The selected portfolios were comprised of a number of asset classes with favorable return characteristics including: a significant allocation to debt securities with credit exposure, some of which have expected returns that are similar to that of equities, significant exposures to private market securities (equity, debt, and real estate) and absolute return strategies (i.e., hedge fund strategies with low exposure to market risks). The expected long-term rate of return assumption is enhanced by these diversified strategies and is consistent with the long-term historical return for the U.S. plans.

The expected return on plan asset assumptions used in determining pension expense for non-U.S. pension plans is determined in a similar manner to the U.S. plans, and the rate of 7.97% for the period ended December 31, 2009 is a weighted average of all of the funded non-U.S. plans.

Target Allocation Percentages

An asset and liability study of the U.S. target allocation percentages was approved in May 2009. No significant changes were made to the target allocation percentages by asset category as a result of this study. However, due to the partial elimination of the derivative overlay for the absolute return strategies with the May 2009 study, the absolute return strategies no longer provided bond or bond-like exposures. Therefore they were reclassified from debt securities to the other asset category resulting in a 15 percentage point shift between asset categories. This change does not reflect a change in investment policy.

The following table summarizes the target allocations by asset category for U.S. and non-U.S. defined benefit pension plans and U.S. OPEB plans:

	Successor			Predecessor
	December 31, 2009			December 31, 2008
Asset Categories	U.S. Plans	Non-U.S. Plans	U.S. OPEB(c)	U.S. Plans	Non-U.S. Plans	U.S. OPEB
Equity securities	28.0%	64.0%	—%	28.0%	60.0%	53.0%
Debt securities (a)	42.0%	24.0%	—%	57.0%	24.0%	25.0%
Real estate	9.0%	9.0%	—%	9.0%	12.0%	4.5%
Other (b)	21.0%	3.0%	—%	6.0%	4.0%	17.5%

Total	100.0%	100.0%	—%	100.0%	100.0%	100.0%

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	Includes absolute return strategies at December 31, 2008.

(b)	Includes private equity at December 31, 2008 and December 31, 2009 and absolute return strategies at December 31, 2009.

(c)	There are no significant U.S. OPEB assets at December 31, 2009 following the settlement of the UAW hourly retiree medical plan.

Pension Plan Assets and Fair Value Measurements

The following table summarizes the fair value of defined benefit pension plan assets by asset category (dollars in millions):

	Successor
	Fair Value Measurements of U.S. Plan Assets at December 31, 2009				Fair Value Measurements of Non-U.S. Plan Assets at December 31, 2009				Total U.S. and Non- U.S. Plan Assets
	Level 1	Level 2	Level 3	Total U.S. Plan Assets	Level 1	Level 2	Level 3	Total Non-U.S. Plan Assets
Direct investments:
Cash equivalents and other short-term investments	$—	$—	$—	$—	$137	$463	$—	$600	$600
Common and preferred stock	—	—	—	—	3,002	56	—	3,058	3,058
Government and agency debt securities (a)	—	—	—	—	93	4,136	65	4,294	4,294
Corporate debt securities (b)	—	—	—	—	2	483	109	594	594
Agency mortgage and asset-backed securities	—	—	—	—	—	62	7	69	69
Non-agency mortgage and asset-backed securities	—	—	—	—	—	42	16	58	58
Private equity and debt investments	—	—	—	—	—	—	110	110	110
Real estate assets (c)	—	—	—	—	14	—	825	839	839
Derivatives (d)	—	—	—	—	—	23	—	23	23

Total direct investments	—	—	—	—	3,248	5,265	1,132	9,645	9,645

Investment funds:
Cash equivalent funds	—	—	—	—	19	4	—	23	23
Equity funds	—	14,495	—	14,495	1	2,575	75	2,651	17,146
High quality fixed income funds	—	9,643	—	9,643	—	1,012	—	1,012	10,655
High yield fixed income funds	—	—	4,221	4,221	—	—	—	—	4,221
Blended funds (e)	—	71	—	71	—	18	—	18	89
Real estate funds	—	916	—	916	—	35	217	252	1,168
Other funds (f)	—	2,266	—	2,266	—	8	95	103	2,369

Total investment funds	—	27,391	4,221	31,612	20	3,652	387	4,059	35,671
Other	—	—	—	—	—	206	—	206	206

Assets before Investment Trusts	$—	$27,391	$4,221	31,612	$3,268	$9,123	$1,519	13,910	45,522

Investment Trusts (g)				53,043				—	53,043

Total assets				84,655				13,910	98,565
Other plan assets and liabilities (h)				(155)				117	(38)

Net plan assets				$84,500				$14,027	$98,527

(a)	Includes U.S. and sovereign government and agency issues; excludes mortgage and asset-backed securities

(b)	Includes bank debt obligations.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Includes public and private real estate investment trusts.

(d)	Includes net futures, forwards, options, swaps, rights, and warrants.

(e)	Primarily investments in blended equity and fixed income fund-of-funds.

(f)	Primarily investments in alternative investment funds.

(g)	Refer to the subsequent discussion of Investment Trusts for the leveling of the underlying assets of the Investment Trusts.

(h)	Primarily investment manager fees, custody fees and other expenses paid directly by the plans.

The following tables summarize the activity for U.S. plan assets classified in Level 3 of the valuation hierarchy (dollars in millions):

	Successor
	Level 3 U.S. Plan Asset Activity
	Balance at July 10, 2009	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Purchases, Sales and Settlements	Transfers into (out of) Level 3	Balance at December 31, 2009
High yield fixed income funds	$5,488	$910	$158	$(2,335)	$—	$4,221

	Predecessor
	Level 3 U.S. Plan Asset Activity
	Balance at January 1, 2009	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Purchases, Sales and Settlements	Transfers into (out of) Level 3	Balance at July 9, 2009
High yield fixed income funds	$4,508	$998	$7	$(25)	$—	$5,488

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize the activity for non-U.S. plan assets classified in Level 3 of the valuation hierarchy (dollars in millions):

	Successor
	Level 3 Non-U.S. Plan Asset Activity
	Balance at July 10, 2009	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Purchases, Sales and Settlements	Transfers into (out of) Level 3	Exchange Rate Movements	Balance at December 31, 2009
Direct investments:
Government and agency debt securities	$8	$(1)	$—	$60	$(3)	$1	$65
Corporate debt securities	17	6	1	37	43	5	109
Agency mortgage and asset- backed securities	6	—	—	—	1	—	7
Non-agency mortgage and asset-backed securities	10	19	(6)	(11)	3	1	16
Private equity and debt investments	149	(1)	—	(52)	—	14	110
Real estate assets	785	(52)	—	11	—	81	825

Total direct investments	975	(29)	(5)	45	44	102	1,132

Investment funds:
Equity funds	27	12	(9)	43	(2)	4	75
Real estate funds	199	25	(2)	(4)	—	(1)	217
Other investment funds	107	3	1	(16)	—	—	95

Total investment funds	333	40	(10)	23	(2)	3	387

Total non-U.S. plan assets	$1,308	$11	$(15)	$68	$42	$105	$1,519

	Predecessor
	Level 3 Non-U.S. Plan Asset Activity
	Balance at January 1, 2009	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Purchases, Sales and Settlements	Transfers into (out of) Level 3	Exchange Rate Movements	Balance at July 9, 2009
Direct investments:
Government and agency debt securities	$—	$—	$—	$4	$4	$—	$8
Corporate debt securities	16	—	2	(2)	—	1	17
Agency mortgage and asset- backed securities	6	—	—	—	—	—	6
Non-agency mortgage and asset-backed securities	1	(3)	—	(2)	14	—	10
Private equity and debt investments	163	(33)	—	11	—	8	149
Real estate assets	831	(99)	—	12	—	41	785

Total direct investments	1,017	(135)	2	23	18	50	975

Investment funds:
Equity funds	33	2	(1)	10	(19)	2	27
Real estate funds	206	(21)	(3)	(3)	—	20	199
Other investment funds	94	2	—	1	—	10	107

Total investment funds	333	(17)	(4)	8	(19)	32	333

Total non-U.S. plan assets	$1,350	$(152)	$(2)	$31	$(1)	$82	$1,308

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fund Investment Strategies

A significant portion of the defined benefit pension plan assets, as previously discussed, are invested in a variety of investment funds. The following information describes the significant investment strategies of those funds.

Cash equivalent funds typically seek a high level of current income consistent with the preservation of capital and the maintenance of liquidity. In furtherance of these investment objectives, the funds invest primarily in short-term, high quality securities including U.S. government securities, U.S. dollar-denominated obligations of the U.S. and foreign depository institutions, commercial paper, corporate bonds and asset-backed securities. The funds seek to be fully invested and to achieve the objectives by using fundamental security valuation methodologies and quantitative investment models.

Equity funds typically seek long-term growth through capital appreciation and current income primarily through investments in companies that are believed by the investment manager to be attractively priced relative to fundamental characteristics such as earnings, book value or cash flow. The funds invest primarily in U.S. equities but may also have exposure to equity securities issued by companies incorporated, listed, or domiciled in developed and/or emerging markets. The funds seek to be fully invested and achieve their objectives by using fundamental security valuation methodologies and quantitative models.

High quality fixed income funds typically seek a high level of current income that is consistent with reasonable risk and moderate capital appreciation, primarily through investments in U.S. high quality fixed income securities. In furtherance of these investment objectives, the funds invest primarily in U.S. government securities, investment-grade corporate bonds, mortgages and asset-backed securities. The funds seek to be fully invested and achieve their objectives by using fundamental security valuation methodologies and quantitative models.

High yield fixed income funds typically seek a high level of current income and capital appreciation primarily through investments in U.S. high yield fixed income securities. The funds invest primarily in U.S. high yield fixed income securities issued by corporations which are rated below investment grade by one or more nationally recognized rating agencies, are unrated but are believed by the investment manager to have similar risk characteristics, or are rated investment grade or higher but are priced at yields comparable to securities rated below investment grade and believed to have similar risk characteristics. The funds seek to be fully invested and achieve their objectives by using fundamental security valuation methodologies and quantitative models.

Blended funds typically seek long-term growth through capital appreciation and current income primarily through investments in a broadly diversified portfolio of stocks and bonds. The funds invest in other investment funds pursuant to an asset allocation strategy that seeks to provide diversification across a range of asset classes. The asset classes of the funds may include U.S. large cap stocks, U.S. small cap stocks, international stocks, emerging markets stocks, U.S. high quality bonds, U.S. high yield bonds and cash. The funds seek to be fully invested and achieve their objectives by using fundamental security valuation methodologies and quantitative models.

Real estate funds typically seek long-term growth of capital and current income that is above average relative to public equity funds. The funds invest primarily in the equity-oriented securities of companies which are principally engaged in the ownership, acquisition, development, financing, sale and/or management of income-producing real estate properties, both commercial and residential. The funds seeks to achieve their objective by selecting securities based on an analysis of factors affecting the performance of real estate investments such as local market conditions, asset quality and management expertise, and an assessment of value based on fundamental security valuation methodologies and other real estate valuation metrics.

The plans also have limited exposure to alternative investment funds with broad-ranging strategies and styles. Typically, the objective of such funds is to deliver returns having relatively low volatility and correlation to movements in major equity and bond markets. Fund strategies in this category typically include private equity, venture capital, commodities, hedged, or absolute return strategies.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment Trusts

A significant portion of the U.S. hourly and salaried pension plan assets are invested through a series of group trusts (Investment Trusts) which permit the commingling of assets from more than one employer. The group trust structure permitted the formation of a series of group trust investment accounts. Each group trust has a beneficial interest in the assets of the underlying investment accounts which are invested to achieve an investment strategy based on the desired plan asset targeted allocations. For purposes of fair value measurement, each plan’s interests in the group trusts are classified as a plan asset.

A plan’s interest in an Investment Trust is determined based on the Investment Trust’s beneficial interest in the underlying net assets. Beneficial interests in the individual Investment Trusts owned by the plans are 97.4% on a combined basis at December 31, 2009.

The following table summarizes the U.S. plans’ interest in certain net assets of the Investment Trusts (dollars in millions):

Successor
December 31, 2009
U.S. pension plans’ funded beneficial interest	$53,043
OPEB 401(h) plans’ funded beneficial interest	3
Interests held in trusts by plans of other employers	969 *

Total fair value of underlying assets of Investment Trusts	54,015
Assets of Investment Trusts not subject to leveling:
Cash	(3,022)
Net non-security assets	(323)

Total net assets of the Investment Trusts subject to leveling	$50,670

*	Amount originally reported as $1,403 in our 2009 Form 10-K. The column sub-total and total have been corrected accordingly. Refer to Note 3.

The following table summarizes the fair value of the individual investments held by the investment accounts owned by the Investment Trusts (dollars in millions):

	Successor
	Fair Value Measurements of Investment Trust Underlying Assets at December 31, 2009(a)
	Level 1	Level 2		Level 3		Total
Cash equivalents and other short-term investments	$—	$5,003		$—		$5,003
Common and preferred stock	2,512	169		51		2,732
Government and agency debt securities (b)	—	2,866		1,552		4,418
Corporate debt securities (c)	—	4,984		1,761		6,745
Agency mortgage and other asset-backed securities	—	380		6		386
Non-agency mortgage and other asset-backed securities	—	861		1,525		2,386
Investment funds (d)	999	3,339	*	13,606	*	17,944
Private equity and debt investments	—	1		7,210		7,211
Real estate assets (e)	292	—		5,209		5,501
Derivatives (f)	57	(1,825)		112		(1,656)

Total underlying assets	$3,860	$15,778		$31,032		$50,670

*	Amounts originally reported as $3,463 and $13,916 in our 2009 Form 10-K. The column and row totals have been corrected accordingly. Refer to Note 3.
(a)	Underlying assets are reported at the overall trust level, which includes our plan assets as well as plan assets of non-affiliated plan sponsors.

(b)	Includes U.S. and sovereign government and agency issues; excludes mortgage and asset-backed securities.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Includes bank debt obligations.

(d)	Includes common, collective, pooled and hedge funds.

(e)	Includes public and private real estate investment trusts.

(f)	Includes net futures, forwards, options, swaps, rights, and warrants.

The following tables summarize the activity of the underlying assets of the Investment Trusts classified in Level 3 of the valuation hierarchy (dollars in millions):

	Successor
	Level 3 Investment Trust Underlying Asset Activity
	Balance at July 10, 2009		Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Purchases, Sales and Settlements	Transfers into (out of) Level 3	Balance at December 31, 2009
Common and preferred stock	$13		$11	$(6)	$37	$(4)	$51
Government and agency debt securities	29		140	28	66	1,289	1,552
Corporate debt securities	749		173	(6)	612	233	1,761
Agency mortgage and asset-backed securities	3		5	(3)	3	(2)	6
Non-agency mortgage and asset-backed securities	544		455	(162)	393	295	1,525
Investment funds	11,872	*	1,333 *	(221)*	1,344 *	(722)*	13,606	*
Private equity and debt investments	6,618		264	205	123	—	7,210
Real estate assets	5,701		(1,086)	364	230	—	5,209
Derivatives	(314)		(8)	(22)	66	390	112

Total Investment Trust Level 3	$25,215		$1,287	$177	$2,874	$1,479	$31,032

*Amounts originally reported as $10,874, $1,379, $(218), $1,379, $502 and $13,916 in our 2009 Form 10-K. The column totals have been corrected accordingly. Refer to Note 3.

	Predecessor
	Level 3 Investment Trust Underlying Asset Activity
	Balance at January 1, 2009		Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Purchases, Sales and Settlements	Transfers into (out of) Level 3	Balance at July 9, 2009
Common and preferred stock	$10		$(1)	$3	$1	$—	$13
Government and agency debt securities	9		3	—	17	—	29
Corporate debt securities	604		172	(47)	15	5	749
Agency mortgage and asset-backed securities	5		—	—	(1)	(1)	3
Non-agency mortgage and asset-backed securities	717		(147)	(16)	9	(19)	544
Investment funds	11,843	*	417 *	152 *	(530)*	(10)*	11,872	*
Private equity and debt investments	7,564		(1,049)	(64)	167	—	6,618
Real estate assets	7,899		(2,440)	(10)	252	—	5,701
Derivatives	1,420		(1,469)	(229)	(36)	—	(314)

Total Investment Trust Level 3	$30,071		$(4,514)	$(211)	$(106)	$(25)	$25,215

*Amounts originally reported as $12,753, $1,899, $(1,193), $(2,585), $0 and $10,874 in our 2009 Form 10-K. The column totals have been corrected accordingly. Refer to Note 3.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

OPEB Plan Assets and Fair Value Measurements

The existing OPEB plan assets were no longer recognized as plan assets due to the UAW hourly retiree medical plan settlement. The following table summarizes the fair value of OPEB plan assets by asset category (dollars in millions):

	Successor
	Fair Value Measurements of OPEB Plan Assets at December 31, 2009
	Level 1	Level 2	Level 3	Total U.S. Plan Assets
Direct investments:
Cash equivalents and other short-term investments	$—	$28	$—	$28
Investment Funds	—	37	—	37
Other	—	—	2	2

Total assets	$—	$65	$2	67

Employee-owned assets				(10)
Net non-security liabilities				(26)

Total OPEB net assets				$31

The following tables summarize the activity for the OPEB plan assets classified in Level 3 of the valuation hierarchy (dollars in millions):

	Successor
	Level 3 OPEB Plan Asset Activity
	Balance at July 10, 2009	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Purchases, Sales and Settlements	Transfers into (out of) Level 3	Balance at December 31, 2009
Common and preferred stock	$3	$3	$(2)	$(4)	$—	$—
Government and agency debt securities	1	21	4	(248)	222	—
Corporate debt securities	122	51	3	(344)	168	—
Non-agency mortgage and asset-backed securities	18	(29)	(1)	(2)	14	—
Investment funds	2,188	154	(17)	(2,315)	(10)	—
Private equity and debt investments	243	36	—	(279)	—	—
Real estate assets	356	(78)	—	(136)	(142)	—
Other	2	—	—	—	—	2

Total OPEB Level 3	$2,933	$158	$(13)	$(3,328)	$252	$2

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	Level 3 OPEB Plan Asset Activity
	Balance at January 1, 2009	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Purchases, Sales and Settlements	Transfers into (out of) Level 3	Balance at July 9, 2009
Common and preferred stock	$—	$(5)	$—	$8	$—	$3
Government and agency debt securities	—	—	—	—	1	1
Corporate debt securities	89	26	(5)	12	—	122
Non-agency mortgage and asset-backed securities	24	—	(1)	(5)	—	18
Investment funds	2,403	333	(104)	(272)	(172)	2,188
Private equity and debt investments	245	17	(16)	(3)	—	243
Real estate assets	415	(71)	1	11	—	356
Other	2	—	—	—	—	2

Total OPEB Level 3	$3,178	$300	$(125)	$(249)	$(171)	$2,933

Significant Concentrations of Risk

The pension plan Investment Trusts include investments in privately negotiated equity and debt securities and derivative instruments which may be illiquid. The asset managers may be unable to quickly liquidate some of these investments at an amount close or equal to fair value in order to meet a plan’s liquidity requirements or to respond to specific events such as deterioration in the creditworthiness of any particular issuer or counterparty.

A portion of the assets underlying the Investment Trusts include non-readily liquid assets, which generally have long-term durations that complement the long-term nature of pension obligations, are not used to fund benefit payments when currently due. Plan management monitors liquidity risk on an ongoing basis and has procedures in place that are designed to maintain flexibility in addressing plan-specific, broader industry, and market liquidity events.

The pension plan Investment Trusts may invest in financial instruments and enter into transactions denominated in currencies other than the plans’ functional currencies. Consequently, the plans might be exposed to risks that the foreign currency exchange rates might change in a manner that has an adverse effect on the value of that portion of the plans’ assets or liabilities denominated in currencies other than the functional currency. The plans use forward currency contracts to manage foreign currency risk.

The pension plan Investment Trusts may invest in fixed income securities for which any change in the relevant interest rates for particular securities might result in an investment manager being unable to secure similar returns on the expiration of contracts or the sale of securities. In addition, changes to prevailing interest rates or changes in expectations of future interest rates might result in an increase or decrease in the fair value of the securities held. In general, as interest rates rise, the fair value of fixed income securities declines, and vice-versa. The plan Investment Trusts use interest rate swaps and other financial derivative instruments to manage interest rate risk.

A counterparty to a financial instrument may fail or default on a commitment that it has entered into with the plan Investment Trusts. Counterparty risk is primarily related to over-the-counter derivative instruments used to manage exposures related to interest rates on long-term debt securities and foreign currency exchange rate fluctuations. The plan Investment Trusts enter into agreements with counterparties that allow the set-off of certain exposures to the risk that the issuer or guarantor of a debt security will be unable to meet principal and interest payments on its obligations and also to the price risk related to factors such as interest rate sensitivity, market perception of the creditworthiness of the issuer, and general market liquidity. The plan Investment Trusts may invest in debt securities that are investment grade, non-investment grade, or unrated. High yield debt securities have historically experienced greater default rates than investment grade securities. The plan Investment Trusts have credit policies and processes to manage exposure to credit risk on an ongoing basis and manage concentrations of counterparty risk by seeking to undertake transactions with large well-capitalized counterparties and by monitoring the creditworthiness of these counterparties.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Funding Policy and Contributions

The funding policy for qualified defined benefit pension plans is to contribute annually not less than the minimum required by applicable law and regulations or to directly pay benefit payments where appropriate. At December 31, 2009, all legal funding requirements had been met.

The following table summarizes pension contributions to the defined benefit pension plans or direct payments (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
U.S. hourly and salaried	$—	$—	$—	$—
Other U.S.	31	57	90	89
Non-U.S.	4,287	529	977	848

Total contributions	$4,318	$586	$1,067	$937

In the year ending 2010 we do not have any U.S. contributions due to our qualified plans. The next pension funding valuation date based on the requirements of the Pension Protection Act (PPA) of 2006 would be October 1, 2010. At that time, based on the PPA, we have the option to select a discount rate for the valuation based on either the Full Yield Curve method or the 3-Segment method, both of which are considered to be acceptable methods. A hypothetical funding valuation at December 31, 2009 using the Full Yield Curve discount rate at that time and for all future funding valuations projects contributions of $2.5 billion, $4.6 billion and $4.8 billion in 2013, 2014 and 2015 and additional contributions may be required thereafter. Alternatively, if the 3-Segment discount rate were used for the hypothetical valuation, no pension funding contributions until a contribution of $3.3 billion in 2015 are required, and additional contributions may be required thereafter. In both cases, we have assumed that the pension plans earn the expected return of 8.5% in the future. In addition to the discount rate and rate of return on assets, the pension contributions could be affected by various other factors including the effect of any legislative changes. We are currently considering making a discretionary contribution to our U.S. hourly defined benefit pension plan to offset the effect of the increase to the PBO resulting from the Delphi Benefit Guarantee Agreements being triggered and to reduce the projected future cash funding requirements. We are currently evaluating the amount, timing and form of assets that may be contributed. We expect to contribute or pay benefits of $95 million to our other U.S. defined benefit pension plans and $355 million to our non-U.S. pension plans in the year ended 2010.

In July 2009 $862 million was deposited into an escrow account pursuant to an agreement between Old GM, EDC and an escrow agent. In July 2009 we subscribed for additional common shares in GMCL and paid the subscription price in cash. As required under certain agreements between GMCL, EDC, and an escrow agent, $3.6 billion of the subscription price was deposited into an escrow account to fund certain of GMCL’s pension plans and HCT obligations pending completion of certain preconditions. In September 2009 GMCL contributed $3.0 billion to the Canadian hourly defined benefit pension plan and $651 million to the Canadian salaried defined benefit pension plan, of which $2.7 billion was funded from the escrow account. In accordance with the terms of the escrow agreement, $903 million was released from the escrow account to us in September 2009. At December 31, 2009 $955 million remained in the escrow account.

The following table summarizes net contributions to the U.S. OPEB plans (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Employer (a)(b)	$1,528	$1,947	$(1,356)	$(1,929)
Plan participants’ contributions.	172	169	401	354

Total contributions	$1,700	$2,116	$(955)	$(1,575)

(a)	Withdrawals were from plan assets of non-UAW hourly and salaried VEBAs in the years ended 2008 and 2007.

(b)	Both the U.S. non-UAW hourly and salaried VEBAs were effectively liquidated by December 31, 2008.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Benefit Payments

The following table summarizes net benefit payments expected to be paid in the future, which include assumptions related to estimated future employee service, as appropriate, but does not reflect the effect of the 2009 CAW Agreement which provides for our independent HCT (dollars in millions):

	Years Ended December 31,
	Pension Benefits(a)		Other Benefits
	U.S. Plans	Non-U.S. Plans	U.S. Plans(b)	Non-U.S. Plans
2010	$9,321	$1,414	$489	$177
2011	$8,976	$1,419	$451	$185
2012	$8,533	$1,440	$427	$193
2013	$8,247	$1,461	$407	$201
2014	$8,013	$1,486	$390	$210
2015-2019	$37,049	$7,674	$1,801	$1,169

(a)	Benefits for most U.S. pension plans and certain non-U.S. pension plans are paid out of plan assets rather than our cash and cash equivalents.

(b)	Benefit payments presented in this table reflect the effect of the implementation of the 2009 Revised UAW Settlement Agreement which releases us from UAW retiree healthcare claims incurred after December 31, 2009.

Note 20. Derivative Financial Instruments and Risk Management

Risk Management

Foreign currency exchange risk, interest rate risk and commodity price risk are managed by using derivative instruments, typically including forward contracts, swaps and options, in accordance with our current and Old GM’s previous risk management policies. The objective of these risk management policies is to offset the gains and losses on the underlying exposures resulting from these risks with the related gains and losses on the derivatives used to hedge them. These risk management policies limit the use of derivative instruments to managing these risks and do not allow the use of derivative instruments for speculative purposes.

A risk management control system is used to assist in monitoring the hedging program, derivative positions and hedging strategies. Hedging documentation includes hedging objectives, practices and procedures, and the related accounting treatment. Hedges that receive designated hedge accounting treatment are evaluated for effectiveness at the time they are designated as well as throughout the hedging period.

Counterparty Credit Risk

Derivative financial instruments contain an element of credit risk attributable to the counterparties’ ability to meet the terms of the agreements. The maximum amount of loss due to credit risk that we would incur if the counterparties to the derivative instruments failed completely to perform according to the terms of the contract was $159 million at December 31, 2009. Agreements are entered into with counterparties that allow the set-off of certain exposures in order to manage the risk. The total net derivative asset position for all counterparties with which we were in a net asset position at December 31, 2009 was $125 million.

Counterparty credit risk is managed and monitored by our Risk Management Committee, which establishes exposure limits by counterparty. At December 31, 2009 substantially all counterparty exposures were with counterparties that were rated A or higher.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Risk Related Contingent Features

Agreements with counterparties to derivative instruments do not contain covenants requiring the maintenance of certain credit rating levels or credit risk ratios that would require the posting of collateral in the event that certain standards are violated or when a derivative instrument is in a liability position. No collateral was posted related to derivative instruments at December 31, 2009. We are currently in negotiations with counterparties to amend or enter into new derivative agreements that will likely require us to provide cash collateral for any net liability positions that we would have with these counterparties.

Derivatives and Hedge Accounting

Our derivative instruments consist of nondesignated derivative contracts or economic hedges. At December 31, 2009 and 2008 no outstanding derivative contracts were designated in hedging relationships. In the period July 10, 2009 through December 31, 2009 we accounted for changes in the fair value of all outstanding contracts by recording the gains and losses in earnings.

Cash Flow Hedges

We are and Old GM was exposed to certain foreign currency exchange risks associated with buying and selling automotive parts and vehicles and foreign currency exposure to long-term debt. We partially manage these risks through the use of derivative instruments that we acquired from Old GM. At December 31, 2009 we did not have any financial instruments designated as cash flow hedges for accounting purposes.

Due to Old GM’s credit standing and the Chapter 11 Proceedings, our ability to manage risks using derivative financial instruments is severely limited as most derivative counterparties are unwilling to enter into transactions with us. Subsequent to the 363 Sale, we remain unable to enter into forward contracts pending the completion of negotiations for new agreements and credit terms with potential derivative counterparties. In December 2009 we began purchasing commodity and foreign currency exchange options. These nondesignated derivatives have original expiration terms of up to 13 months.

Old GM previously designated certain financial instruments as cash flow hedges to manage its exposure to foreign currency exchange risks. For foreign currency transactions, Old GM typically hedged forecasted exposures for up to three years in the future. For foreign currency exposure on long-term debt, Old GM typically hedged exposures for the life of the debt.

For derivatives that were previously designated as qualifying cash flow hedges, the effective portion of the unrealized and realized gains and losses resulting from changes in fair value were recorded as a component of Accumulated other comprehensive income (loss). Subsequently, those cumulative gains and losses were reclassified to earnings contemporaneously with and to the same line item as the earnings effects of the hedged item. However, if it became probable that the forecasted transaction would not occur, the cumulative change in the fair value of the derivative recorded in Accumulated other comprehensive income (loss) was reclassified into earnings immediately.

On October 1, 2008 Old GM ceased hedge accounting treatment for derivatives that were previously designated as qualifying cash flow hedges. Subsequent to this date Old GM recorded gains and losses arising from changes in the fair value of the derivative instruments in earnings, resulting in a net gain of $157 million in the three months ended December 31, 2008. This gain was recorded in Sales and Cost of sales in the amounts of $127 million and $30 million.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes amounts reclassified from Accumulated other comprehensive income (loss) into earnings for the effective portion of a hedging relationship (dollars in millions):

	Predecessor
	Gain (Loss) Reclassified
	Year Ended December 31, 2008	Year Ended December 31, 2007
From accumulated other comprehensive income (loss) to sales	$198	$225
From accumulated other comprehensive income (loss) to cost of sales	$205	$51

To the extent that prior hedging relationships were not effective, the ineffective portion of the change in fair value of the derivative instrument was recorded immediately in earnings. Hedge ineffectiveness related to instruments designated as cash flow hedges was insignificant in the years ended 2008 and 2007.

The following table summarizes total activity in Accumulated other comprehensive income (loss) associated with cash flow hedges, primarily related to the reclassification of previously deferred cash flow hedge gains and losses from Accumulated other comprehensive income (loss) into earnings (dollars in millions):

	Location of Gain (Loss) Reclassified into Earnings	Predecessor
		Gain (Loss) Reclassified
Derivatives in Original Cash Flow Hedging Relationship		January 1, 2009 Through July 9, 2009
Foreign currency exchange contracts	Sales	$(351)
Foreign currency exchange contracts	Cost of sales	19
Foreign currency exchange contracts	Reorganization gains, net	247

Total activity in accumulated other comprehensive income (loss)		$(85)

In connection with the Chapter 11 Proceedings, at June 1, 2009 Accumulated other comprehensive income (loss) balances of $247 million associated with previously designated financial instruments were reclassified into Reorganization gains, net because the underlying forecasted debt and interest payments were probable not to occur.

In connection with our application of fresh-start reporting, the remaining previously deferred cash flow hedge gains and losses in Accumulated other comprehensive income (loss) were adjusted to $0 at July 10, 2009.

The following table summarizes gains and (losses) that were reclassified from Accumulated other comprehensive income (loss) for cash flow hedges associated with previously forecasted transactions that subsequently became probable not to occur (dollars in millions):

Predecessor
Gain (Loss) Reclassified
January 1, 2009 Through July 9, 2009
Sales	$(182)
Reorganization gains, net	247

Total gains (losses) reclassified from accumulated other comprehensive income (loss)	$65

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Hedges

We are and Old GM was subject to market risk from exposures to changes in interest rates that affect the fair value of long-term, fixed rate debt. At December 31, 2009 we did not have any financial instruments designated as fair value hedges to manage this risk.

Old GM previously used interest rate swaps designated as fair value hedges to manage certain of its exposures associated with these borrowings. Old GM hedged its exposures to the maturity date of the underlying interest rate exposure.

Gains and losses on derivatives designated and qualifying as fair value hedges, as well as the offsetting gains and losses on the debt attributable to the hedged interest rate risk, were recorded in Interest expense to the extent the hedge was effective. The gains and losses related to the hedged interest rate risk were recorded as an adjustment to the carrying amount of the debt. Previously recorded adjustments to the carrying amount of the debt were amortized to Interest expense over the remaining debt term. In the period January 1, 2009 through July 9, 2009 Old GM amortized previously deferred fair value hedge gains and losses of $3 million to Interest expense. Old GM recorded no hedging ineffectiveness in the years ended 2008 and 2007.

On October 1, 2008 Old GM ceased hedge accounting treatment for derivatives that were previously designated as qualifying fair value hedges. Subsequent to this date Old GM recorded gains and losses arising from changes in the fair value of the derivative instruments in earnings, resulting in a net gain of $279 million recorded in Interest expense in the three months ended December 31, 2008.

In connection with the Chapter 11 Proceedings, at June 1, 2009 Old GM had basis adjustments of $18 million to the carrying amount of debt that ceased to be amortized to Interest expense. At June 1, 2009 the debt related to these basis adjustments was classified as Liabilities subject to compromise and no longer subject to interest accruals or amortization. We did not assume this debt from Old GM in connection with the 363 Sale.

Net Investment Hedges

We are and Old GM was subject to foreign currency exposure related to net investments in certain foreign operations. At December 31, 2009 we did not have any hedges of a net investment in a foreign operation.

Old GM previously used foreign currency denominated debt to hedge this foreign currency exposure. For nonderivative instruments that were designated as, and qualified as, a hedge of a net investment in a foreign operation, the effective portion of the unrealized and realized gains and losses were recorded as a Foreign currency translation adjustment in Accumulated other comprehensive income (loss). In connection with the 363 Sale, MLC retained the foreign currency denominated debt and it ceased to operate as a hedge of net investments in foreign operations. In connection with our application of fresh-start reporting, the effective portions of unrealized gains and losses previously recorded to Accumulated other comprehensive income (loss) were adjusted to $0 at July 10, 2009.

The following table summarizes the gains and (losses) related to net investment hedges recorded as a Foreign currency translation adjustment in Accumulated other comprehensive income (loss) (dollars in millions):

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Effective portion of net investment hedge gains (losses)	$5	$106	$(224)

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives Not Designated for Hedge Accounting

Derivatives not designated in a hedging relationship, such as forward contracts, swaps, and options, are used to economically hedge certain risk exposures. Unrealized and realized gains and losses related to these nondesignated derivative hedges are recorded in earnings.

In connection with our application of fresh-start reporting, we elected a new policy with respect to the classification of nondesignated derivative gains and losses in earnings. Effective July 10, 2009 gains and losses related to all nondesignated derivatives, regardless of type of exposure, are recorded to Interest income and other non-operating income, net. Refer to Notes 2 and 4 for additional information on fresh-start reporting and our derivative accounting policies.

Old GM previously entered into a variety of foreign currency exchange, interest rate and commodity forward contracts and options to maintain a desired level of exposure arising from market risks resulting from changes in foreign currency exchange rates, interest rates and certain commodity prices. In May 2009 Old GM reached agreements with certain of the counterparties to its derivative contracts to terminate the derivative contracts prior to stated maturity. Old GM made cash payments of $631 million to settle the related commodity, foreign currency exchange, and interest rate forward contracts, resulting in a loss of $537 million. The loss was recorded in Sales, Cost of sales and Interest expense in the amounts of $22 million, $457 million and $58 million.

When an exposure economically hedged with a derivative contract is no longer forecasted to occur, in some cases a new derivative instrument is entered into to offset the exposure related to the existing derivative instrument. In some cases, counterparties are unwilling to enter into offsetting derivative instruments and, as such, there is exposure to future changes in the fair value of these derivatives with no underlying exposure to offset this risk.

The following table summarizes gains and (losses) recorded for nondesignated derivatives originally entered into to hedge exposures that subsequently became probable not to occur (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009
Interest income and other non-operating income, net	$1	$91

Commodity Derivatives

Certain raw materials, parts with significant commodity content, and energy comprising various commodities are purchased for use in production. At December 31, 2009 our exposure to commodity prices was partially managed through the use of nondesignated commodity options. At December 31, 2009 we had not entered into any commodity forward contracts.

The following table summarizes the notional amounts of our nondesignated commodity derivative contracts (units in thousands):

	Successor
	December 31, 2009
Commodity	Contract Notional	Units
Aluminum and aluminum alloy	39	Metric tons
Copper	4	Metric tons
Lead	7	Metric tons
Heating oil	10,797	Gallons
Natural gas	1,355	MMBTU
Natural gas	150	Gigajoules

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Old GM previously hedged commodity price risk by entering into derivative instruments such as forward and option contracts. Gains and losses related to commodity derivatives were recorded in Cost of sales.

Interest Rate Swap Derivatives

At December 31, 2009 we did not have any interest rate swap derivatives.

Old GM previously used interest rate swap derivatives to economically hedge exposure to changes in the fair value of fixed rate debt. Gains and losses related to the changes in the fair value of these nondesignated derivatives were recorded in Interest expense.

Foreign Currency Exchange Derivatives

Foreign currency exchange derivatives are used to economically hedge exposure to foreign currency exchange risks associated with: (1) forecasted foreign currency denominated purchases and sales of parts and vehicles; and (2) variability in cash flows related to interest and principal payments on foreign currency denominated debt. At December 31, 2009 we partially managed foreign currency exchange risk through the use of foreign currency options and forward contracts we acquired from Old GM in connection with the 363 Sale.

The following table summarizes the total notional amounts of our nondesignated foreign currency exchange derivatives (dollars in millions):

Successor
December 31, 2009
Nondesignated foreign currency exchange derivatives	$6,333

Old GM recorded gains and losses related to these foreign currency exchange derivatives in: (1) Sales for derivatives that economically hedged sales of parts and vehicles; (2) Cost of sales for derivatives that economically hedged purchases of parts and vehicles; and (3) Cost of sales for derivatives that economically hedged foreign currency risk related to foreign currency denominated debt.

Other Derivatives

In September 2009 in connection with an agreement with American Axle, we received warrants to purchase 4 million shares of American Axle common stock exercisable at $2.76 per share. The fair value of the warrants on the date of receipt was recorded as a Non-current asset. Gains and losses related to these warrants were recorded in Interest income and other non-operating income, net. At December 31, 2009 the fair value of these warrants was $25 million.

On July 10, 2009 in connection with the 363 Sale, we issued warrants to MLC and the New VEBA to acquire shares of our common stock. These warrants are being accounted for as equity.

In connection with the UST Loan Agreement, Old GM granted warrants to the UST for 122 million shares of its common stock exercisable at $3.57 per share. Old GM recorded the warrants as a liability and recorded gains and losses related to this derivative in Interest income and other non-operating income, net. In connection with the 363 Sale, the UST returned the warrants and they were cancelled.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Nondesignated Derivatives

The following table summarizes the fair value of our nondesignated derivative instruments (dollars in millions):

	Successor
Nondesignated Derivative Instruments	December 31, 2009
	Asset Derivatives(a)(c)	Liability Derivatives(b)(d)
Current Portion
Foreign currency exchange derivatives	$104	$568
Commodity derivatives	11	—

Total current portion	$115	$568

Non-Current Portion
Foreign currency exchange derivatives	$19	$146
Other derivatives	25	—

Total non-current portion	$44	$146

(a)	Current portion recorded in Other current assets and deferred income taxes.

(b)	Current portion recorded in Accrued expenses.

(c)	Non-current portion recorded in Other assets.

(d)	Non-current portion recorded in Other liabilities and deferred income taxes.

Gains and (Losses) on Nondesignated Derivatives

The following table summarizes gains and (losses) recorded in earnings on nondesignated derivatives (dollars in millions):

		Successor	Predecessor
Derivatives Not Designated as Hedging Instruments	Statement of Operations Line	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009
Foreign currency exchange derivatives	Sales	$—	$(688)
Foreign currency exchange derivatives	Cost of sales	—	(211)
Foreign currency exchange derivatives	Interest income and other non-operating income, net	279	91
Interest rate swap derivatives	Interest expense	(1)	(38)
Commodity derivative contracts	Cost of sales	—	(332)
Other derivatives	Interest income and other non-operating income, net	—	164

Total gains (losses) recorded in earnings		$278	$(1,014)

Derivatives Not Meeting a Scope Exception from Fair Value Accounting

We enter into purchase contracts to hedge physical exposure to the availability of certain commodities used in the production of vehicles. At December 31, 2009 we did not have any purchase contracts accounted for as derivatives.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Old GM previously entered into purchase contracts that were accounted for as derivatives with changes in fair value recorded in Cost of sales, as these contracts did not qualify for the normal purchases and normal sales scope exception in ASC 815-10, “Derivatives and Hedging.” Certain of these contracts were terminated in the period January 1, 2009 through July 9, 2009. MLC retained the remainder of these purchase contracts in connection with the 363 Sale.

Net Change in Accumulated Other Comprehensive Income (Loss)

The following table summarizes the net change in Accumulated other comprehensive income (loss) related to cash flow hedging activities (dollars in millions):

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Beginning net unrealized gain (loss) on derivatives	$(490)	$321	$359
Change in fair value	—	(1,054)	140
Reclassification to earnings	99	243	(178)

Ending net unrealized gain (loss) on derivatives	$(391)	$(490)	$321

In connection with our application of fresh-start reporting, previously deferred cash flow hedge gains and losses in Accumulated other comprehensive income (loss) were adjusted to $0 at July 10, 2009.

Note 21. Commitments and Contingencies

The following tables summarize information related to commitments and contingencies (dollars in millions):

	Successor December 31, 2009			Predecessor December 31, 2008
	Liability Recorded	Maximum Liability(a)		Liability Recorded	Maximum Liability(a)
Guarantees
Operating lease residual values (b)	$—	$79		$—	$118
Supplier commitments and other related obligations	$3	$218	*	$5	$23
GMAC commercial loans (c)(d)	$2	$167		$19	$539
Product warranty and recall claims	$54	$553		$—	$—

*	Amount originally reported as $43 in our 2009 Form 10-K. Refer to Note 3.

(a)	Calculated as future undiscounted payments.

(b)	Excludes residual support and risk sharing programs related to GMAC.

(c)	At December 31, 2009 includes $127 million related to a guarantee provided to GMAC in Brazil in connection with dealer floor plan financing. This guarantee is collateralized by an interest in certificates of deposit of $127 million purchased from GMAC to which we have title and which were recorded in Restricted cash and marketable securities. The purchase of the certificates of deposit was funded in part by contributions from dealers for which we have recorded a corresponding deposit liability of $104 million, which was recorded in Other liabilities.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	At December 31, 2008 included $481 million related to a guarantee provided to GMAC in Brazil in connection with dealer floor plan financing. This guarantee was secured by an interest in certificates of deposit of $481 million purchased from GMAC to which Old GM had title and which were recorded in Restricted cash and marketable securities. The purchase of the certificates of deposit was funded in part by contributions from dealers for which Old GM recorded a corresponding deposit liability of $358 million, which was recorded in Other liabilities.

	Successor	Predecessor
	December 31, 2009 Liability Recorded	December 31, 2008 Liability Recorded

Credit card programs
Rebates available (a)	$3,140	$3,421
Redemption liability (b)	$140	$145
Deferred revenue (c)	$464	$500
Environmental liability (d)	$190	$297
Product liability (e)	$319	$921
Asbestos-related liability	$—	$648
Other litigation-related liability (f)	$1,192	$831

(a)	Rebates available include amounts available to qualified cardholders, net of deferred program income.

(b)	Redemption liabilities are recorded in Accrued expenses.

(c)	Deferred revenue is recorded in Other liabilities and deferred income taxes. At December 31, 2009 deferred revenue includes an unfavorable contract liability recorded in applying fresh-start reporting at July 10, 2009.

(d)	Includes $28 million and $97 million recorded in Accrued expenses at December 31, 2009 and December 31, 2008, and the remainder was recorded in Other liabilities.

(e)	At December 31, 2008 Old GM included legal fees of $154 million expected to be incurred in connection with product liability loss contingencies. In connection with our application of fresh-start reporting, we adopted a policy to expense legal fees as incurred related to product liability contingencies.

(f)	Consists primarily of tax related litigation not recorded pursuant to ASC 740-10 as well as various non-U.S. labor related matters.

Guarantees

In connection with the 363 Sale, we assumed liabilities for certain agreements and guarantees.

We have provided guarantees related to the residual value of certain operating leases. These guarantees terminate in years ranging from 2011 to 2035. Certain leases contain renewal options.

We have agreements with third parties that guarantee the fulfilment of certain suppliers’ commitments and other related obligations. These guarantees expire in years ranging from 2010 to 2014, or upon the occurrence of specific events, such as a company’s cessation of business.

In some instances, certain assets of the party whose debt or performance we have guaranteed may offset, to some degree, the cost of the guarantee. The offset of certain of our payables to guaranteed parties may also offset certain guarantees, if triggered.

We provide payment guarantees on commercial loans made by GMAC to certain third parties, such as dealers or rental car companies. The guarantees either expire in years ranging from 2010 to 2029 or are ongoing. We determined the value ascribed to the guarantees to be insignificant based on the credit worthiness of the third parties. Refer to Note 30 for additional information on guarantees that we provide to GMAC.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with certain divestitures of assets or operating businesses, we have entered into agreements indemnifying certain buyers and other parties with respect to environmental conditions pertaining to real property we owned. In connection with such divestitures, we have provided guarantees with respect to benefits to be paid to former employees relating to pensions, postretirement health care and life insurance. Also, we periodically enter into agreements that incorporate indemnification provisions in the normal course of business. It is not possible to estimate our maximum exposure under these indemnifications or guarantees due to the conditional nature of these obligations. No amounts have been recorded for such obligations as they are not probable or estimable at this time.

In addition to the guarantees and indemnifying agreements previously discussed, we indemnify dealers for certain product liability related claims as subsequently discussed.

With respect to product warranty and recall claims involving products manufactured by certain joint ventures, it is believed that expenses will be adequately covered by recorded accruals. At December 31, 2009 our maximum potential liability which we ultimately may be responsible for was $553 million.

Credit Card Programs

Credit card programs offer rebates that can be applied primarily against the purchase or lease of our vehicles.

Environmental Liability

In connection with the 363 Sale, we acquired certain properties that are subject to environmental remediation.

Automotive operations, like operations of other companies engaged in similar businesses, are subject to a wide range of environmental protection laws, including laws regulating air emissions, water discharges, waste management and environmental remediation. We are in various stages of investigation or remediation for sites where contamination has been alleged. We are and Old GM was involved in a number of actions to remediate hazardous wastes as required by federal and state laws. Such statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site.

The future effect of environmental matters, including potential liabilities, is often difficult to estimate. An environmental reserve is recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. This practice is followed whether the claims are asserted or unasserted. Liabilities have been recorded for the expected costs to be paid over the periods of remediation for the applicable sites, which typically range from two to 30 years.

For many sites, the remediation costs and other damages for which we ultimately may be responsible may vary because of uncertainties with respect to factors such as the connection to the site or to materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies and remediation to be undertaken (including the technologies to be required and the extent, duration and success of remediation).

The final outcome of environmental matters cannot be predicted with certainty at this time. Accordingly, it is possible that the resolution of one or more environmental matters could exceed the amounts accrued in an amount that could be material to our or Old GM’s financial condition and results of operations. At December 31, 2009 we estimate the remediation losses could range from $130 million to $320 million.

Product Liability

With respect to product liability claims involving our and Old GM’s products, we believe that any judgment for actual damages will be adequately covered by recorded accruals and, where applicable, excess insurance coverage. Although punitive damages are claimed in some of these lawsuits, and such claims are inherently unpredictable, accruals incorporate historic experience with these

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

types of claims. Liabilities have been recorded for the expected cost of all known product liability claims plus an estimate of the expected cost for all product liability claims that have already been incurred and are expected to be filed in the future for which we are and Old GM was self-insured. These amounts were recorded in Accrued expenses and exclude Old GM’s asbestos claims, which are discussed separately.

In connection with the 363 Sale, we assumed certain liabilities related to product liability which arise directly out of accidents, incidents or other distinct and discrete occurrences that occur on or after July 10, 2009 and that arise from our and Old GM vehicles’ operation or performance. Further, in accordance with our assumption of dealer sales and service agreements, we indemnify dealers for certain product liability related claims. Our experience related to dealer indemnification obligations for activity on or after July 10, 2009 is limited. We have estimated our product liability given the information currently available concerning the projected number and value of such claims. It is not possible to estimate our maximum exposure under these indemnifications due to the conditional nature of these obligations. We did not assume the product liabilities of Old GM arising in whole or in part from any accidents, incidents or other occurrences that occurred prior to July 10, 2009.

Asbestos-Related Liability

In connection with the 363 Sale, MLC retained substantially all of the asbestos-related claims outstanding.

Like most automobile manufacturers, Old GM had been subject to asbestos-related claims in recent years. These claims primarily arose from three circumstances:

•	A majority of these claims sought damages for illnesses alleged to have resulted from asbestos used in brake components;

•	Limited numbers of claims have arisen from asbestos contained in the insulation and brakes used in the manufacturing of locomotives; and

•	Claims brought by contractors who allege exposure to asbestos-containing products while working on premises Old GM owned.

Old GM had resolved many of the asbestos-related cases over the years for strategic litigation reasons such as avoiding defense costs and possible exposure to excessive verdicts. The amount expended on asbestos-related matters in any period depended on the number of claims filed, the amount of pre-trial proceedings and the number of trials and settlements in the period.

Old GM recorded the estimated liability associated with asbestos personal injury claims where the expected loss was both probable and could reasonably be estimated. Old GM retained a firm specializing in estimating asbestos claims to assist Old GM in determining the potential liability for pending and unasserted future asbestos personal injury claims. The analyses relied on and included the following information and factors:

•	A third party forecast of the projected incidence of malignant asbestos-related disease likely to occur in the general population of individuals occupationally exposed to asbestos;

•

Old GM’s Asbestos Claims Experience, based on data concerning claims filed against Old GM and resolved, amounts paid, and the nature of the asbestos-related disease or condition asserted during approximately the four years prior;

•

The estimated rate of asbestos-related claims likely to be asserted against MLC in the future based on Old GM’s Asbestos Claims Experience and the projected incidence of asbestos-related disease in the general population of individuals occupationally exposed to asbestos;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The estimated rate of dismissal of claims by disease type based on Old GM’s Asbestos Claims Experience; and

•	The estimated indemnity value of the projected claims based on Old GM’s Asbestos Claims Experience, adjusted for inflation.

Old GM reviewed a number of factors, including the analyses provided by the firm specializing in estimating asbestos claims in order to determine a reasonable estimate of the probable liability for pending and future asbestos-related claims projected to be asserted over the next 10 years, including legal defense costs. Old GM monitored actual claims experience for consistency with this estimate and made periodic adjustments as appropriate.

Old GM believed that the analyses were based on the most relevant information available combined with reasonable assumptions, and that Old GM may prudently rely on their conclusions to determine the estimated liability for asbestos-related claims. Old GM noted, however, that the analyses were inherently subject to significant uncertainties. The data sources and assumptions used in connection with the analyses may not prove to be reliable predictors with respect to claims asserted against Old GM. Old GM’s experience in the past included substantial variation in relevant factors, and a change in any of these assumptions — which include the source of the claiming population, the filing rate and the value of claims — could significantly increase or decrease the estimate. In addition, other external factors such as legislation affecting the format or timing of litigation, the actions of other entities sued in asbestos personal injury actions, the distribution of assets from various trusts established to pay asbestos claims and the outcome of cases litigated to a final verdict could affect the estimate.

Other Litigation-Related Liability

In connection with the 363 Sale, we assumed liabilities for various legal matters.

Various legal actions, governmental investigations, claims and proceedings are pending against one or more of us, Old GM or MLC, including a number of shareholder class actions, bondholder class actions and class actions under the Employee Retirement Income Security Act of 1974, as amended, and other matters arising out of alleged product defects, including asbestos-related claims; employment-related matters; governmental regulations relating to safety, emissions, and fuel economy; product warranties; financial services; dealer, supplier and other contractual relationships; tax-related matters not recorded pursuant to ASC 740-10 and environmental matters.

With regard to the litigation matters discussed in the previous paragraph, reserves have been established for matters in which it is believed that losses are probable and can be reasonably estimated, the majority of which are associated with tax-related matters not recorded pursuant to ASC 740-10 (indirect tax-related matters) as well as various non U.S. labor-related matters. Tax related matters not recorded pursuant to ASC 740-10 are items being litigated globally pertaining to value added taxes, customs, duties, sales, property taxes and other non-income tax related tax exposures. The various non U.S. labor-related matters include claims from current and former employees related to alleged unpaid wage, benefit, severance, and other compensation matters. Some of the matters may involve compensatory, punitive, or other treble damage claims, environmental remediation programs, or sanctions, that if granted, could require us to pay damages or make other expenditures in amounts that could not be reasonably estimated at December 31, 2009. It is believed that appropriate accruals have been established for such matters in accordance with ASC 450, “Contingencies,” based on information currently available. Reserves for litigation losses are recorded in Accrued expenses and Other liabilities and deferred income taxes. These accrued reserves represent the best estimate of amounts believed to be our and Old GM’s liability in a range of expected losses. Litigation is inherently unpredictable, however, and unfavorable resolutions could occur. Accordingly, it is possible that an adverse outcome from such proceedings could exceed the amounts accrued in an amount that could be material to our or Old GM’s financial condition, results of operations and cash flows in any particular reporting period.

In July 2008 Old GM reached a tentative settlement of the General Motors Securities Litigation suit and recorded an additional charge of $277 million, of which $139 million was paid in the year ended 2008. Also in the year ended 2008, Old GM recorded $215 million as a reduction to Selling, general and administrative expense associated with insurance-related indemnification proceeds for previously recorded litigation related costs, including the cost incurred to settle the General Motors Securities Litigation suit.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset Retirement Obligations

Conditional asset retirement obligations relate to legal obligations associated with retirement of tangible long-lived assets that result from acquisition, construction, development, or normal operation of a long-lived asset. An analysis is performed of such obligations associated with all real property owned or leased, including facilities, warehouses, and offices. Estimates of conditional asset retirement obligations relate, in the case of owned properties, to costs estimated to be necessary for the legally required removal or remediation of various regulated materials, primarily asbestos. Asbestos abatement was estimated using site-specific surveys where available and a per square foot estimate where surveys were unavailable. For leased properties, such obligations relate to the estimated cost of contractually required property restoration.

Recording conditional asset retirement obligations results in increased fixed asset balances with a corresponding increase to liabilities. Asset balances of $97 million and $132 million at December 31, 2009 and 2008 are recorded in buildings and land improvements, a component of Property, net, while the related liabilities are included in Other liabilities. The following table summarizes the activity related to asset retirement obligations (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Beginning balance	$97	$237	$222
Accretion expense	4	12	19
Liabilities incurred	21	5	2
Liabilities settled or disposed	(9)	(2)	(24)
Effect of foreign currency translation	3	5	(17)
Revisions to estimates	(14)	1	35
Reclassified to liabilities subject to compromise (a)	—	(121)	—

Ending balance	102	137	237
Effect of application of fresh-start reporting	—	(40)	—

Ending balance including effect of application of fresh-start reporting	$102	$97	$237

(a)	Represents the asset retirement obligations associated with assets MLC retained.

Noncancelable Operating Leases

The following table summarizes our minimum commitments under noncancelable operating leases having remaining terms in excess of one year, primarily for property (dollars in millions):

	2010		2011		2012		2013		2014		2015 and after
Minimum commitments (a)(b)	$623	*	$473	*	$350	*	$291	*	$254	*	$1,126	*
Sublease income	(60	)**	(54	)**	(49	)**	(45	)**	(41	)**	(344	)**

Net minimum commitments	$563		$419		$301		$246		$213		$782

*	Amounts originally reported as $552, $414, $309, $261, $226 and $960 in our 2009 Form 10-K. The column totals have been corrected accordingly. Refer to Note 3.
**	Amounts originally reported as $(85), $(80), $(74), $(70), $(66), and $(634) in our 2009 Form 10-K. The column totals have been corrected accordingly. Refer to Note 3.
(a)	Certain of the leases contain escalation clauses and renewal or purchase options.

(b)	In March 2010 we renegotiated certain leases which will increase our 2010 minimum payments by $12 million and decrease our 2011 and after minimum payments by $195 million.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Rental expense under operating leases	$255	$369	$934	$812

Delphi Corporation

Benefit Guarantee

In 1999, Old GM spun-off Delphi Automotive Systems Corporation, which became Delphi. Prior to the consummation of the DMDA, Delphi was our and Old GM’s largest supplier of automotive systems, components and parts, and we and Old GM were Delphi’s largest customer. From 2005 to 2008 Old GM’s annual purchases from Delphi ranged from approximately $6.5 billion to approximately $10.2 billion. At the time of the spin-off, employees of Delphi Automotive Systems Corporation became employees of Delphi. As part of the separation agreements, Delphi assumed the pension and other postretirement benefit obligations for the transferred U.S. hourly employees who retired after October 1, 2000 and Old GM retained pension and other postretirement obligations for U.S. hourly employees who retired on or before October 1, 2000. Additionally at the time of the spin-off, Old GM entered into the Delphi Benefit Guarantee Agreements with the UAW, the IUE-CWA and the USW providing contingent benefit guarantees whereby, under certain conditions, Old GM would make payments for certain pension and OPEB benefits to certain former U.S. hourly employees that became employees of Delphi. The Delphi Benefit Guarantee Agreements provided, in general, that in the event that Delphi or its successor companies ceased doing business, terminated its pension plan or ceased to provide credited service or OPEB benefits at certain levels due to financial distress, Old GM could be liable to provide the corresponding benefits at the required level. With respect to pension benefits, the guarantee arises only to the extent the pension benefits Delphi and the PBGC provided fall short of the guaranteed amount.

In October 2005 Old GM received notice from Delphi that it was more likely than not that Old GM would become obligated to provide benefits pursuant to the Delphi Benefit Guarantee Agreements, in connection with Delphi’s commencement in October 2005 of Chapter 11 proceedings under the Bankruptcy Code. In June 2007 Old GM entered into a memorandum of understanding with Delphi and the UAW (Delphi UAW MOU) that included terms relating to the consensual triggering, under certain circumstances, of the Delphi Benefit Guarantee Agreements as well as additional terms relating to Delphi’s restructuring. Under the Delphi UAW MOU, Old GM also agreed to pay for certain healthcare costs of Delphi retirees and their beneficiaries in order to provide a level of benefits consistent with those provided to Old GM’s retirees and their beneficiaries under the Mitigation Plan, if Delphi terminated OPEB benefits. In August 2007 Old GM also entered into memoranda of understanding with Delphi and the IUE-CWA and with Delphi and the USW containing terms consistent with the comprehensive Delphi UAW MOU.

Delphi-GM Settlement Agreements

In September 2007 and as amended at various times through September 2008, Old GM and Delphi entered into the Delphi-GM Settlement Agreements consisting of the Global Settlement Agreement (GSA), the Master Restructuring Agreement (MRA) and the Implementation Agreements with the UAW, IUE-CWA and the USW (Implementation Agreements). The GSA was intended to resolve outstanding issues between Delphi and Old GM that arose before Delphi’s emergence from its Chapter 11 proceedings. The MRA was intended to govern certain aspects of Old GM’s ongoing commercial relationship with Delphi. The Implementation Agreements addressed a limited transfer of pension assets and liabilities, and the triggering of the benefit guarantees on the basis set forth in term sheets to the Implementation Agreements. In September 2008 the Bankruptcy Court entered an order in Delphi’s Chapter 11 proceedings approving the Amended Delphi-GM Settlement Agreements which then became effective.

The more significant items contained in the Amended Delphi-GM Settlement Agreements included Old GM’s commitment to:

•

Reimburse Delphi for its costs to provide OPEB to certain of Delphi’s hourly retirees from December 31, 2006 through the date that Delphi ceases to provide such benefits and assume responsibility for OPEB going forward;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Reimburse Delphi for the normal cost of credited service in Delphi’s pension plan between January 1, 2007 and the date its pension plans are frozen;

•	First hourly pension transfer — Transfer net liabilities of $2.1 billion from the Delphi HRP to Old GM’s U.S. hourly pension plan in September 2008;

•	Second hourly pension transfer — Transfer the remaining Delphi HRP net liabilities upon Delphi’s substantial consummation of its plan of reorganization (POR) subject to certain conditions being met;

•

Reimburse Delphi for all retirement incentives and half of the buyout payments made pursuant to the various attrition program provisions and to reimburse certain U.S. hourly buydown payments made to certain hourly employees of Delphi;

•

Award certain future product programs to Delphi, provide Delphi with ongoing preferential sourcing for other product programs, eliminate certain previously agreed upon price reductions, and restrict the ability to re-source certain production to alternative suppliers;

•

Labor cost subsidy — Reimburse certain U.S. hourly labor costs incurred to produce systems, components and parts for GM vehicles from October 2006 through September 2015 at certain U.S. facilities owned or to be divested by Delphi;

•

Production cash burn support — Reimburse Delphi’s cash flow deficiency attributable to production at certain U.S. facilities that continue to produce systems, components and parts for GM vehicles until the facilities are either closed or sold by Delphi;

•

Facilitation support — Pay Delphi $110 million in both 2009 and 2010 in quarterly installments in connection with certain U.S. facilities owned by Delphi until Delphi’s emergence from its Chapter 11 proceedings;

•	Temporarily accelerate payment terms for Delphi’s North American sales to Old GM upon substantial consummation of its POR, until 2012;

•

Reimburse Delphi, beginning in January 2009, for actual cash payments related to workers compensation, disability, supplemental unemployment benefits and severance obligations for all current and former UAW-represented hourly active and inactive employees; and

•	Guarantee a minimum recovery of the net working capital that Delphi has invested in certain businesses held for sale.

The GSA also resolved all claims in existence at its effective date (with certain limited exceptions) that either Delphi or Old GM had or may have had against the other. The GSA and related agreements with Delphi’s unions released us, Old GM and our related parties (as defined), from any claims of Delphi and its related parties (as defined), as well as any employee benefit related claims of Delphi’s unions and hourly employees. Additionally, the GSA provided that Old GM would receive certain administrative claims against the Delphi bankruptcy estate or preferred stock in the emerged entity.

As a result of the September 2008 implementation of the Delphi-GM Settlement Agreements Old GM paid $1.0 billion and $1.4 billion to Delphi in the period January 1, 2009 through July 9, 2009 and the year ended 2008 in settlement of amounts accrued to date against Old GM commitments. We paid $288 million in 2009 prior to the consummation of the DMDA in settlement of amounts accrued to date against our commitments.

Upon consummation of the DMDA, the MRA was terminated with limited exceptions, and we and Delphi waived all claims against each other under the GSA.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

IUE-CWA and USW Settlement Agreement

As more fully discussed in Note 19, in September 2009 we entered into a settlement agreement with MLC, the IUE-CWA and the USW that resolved the Delphi Benefit Guarantee Agreements with these unions. The settlement agreement provides for a measure of retiree health care and life insurance to be provided to certain retirees represented by these unions. The agreement also provides certain IUE-CWA and USW retirees from Delphi a pension “top up” equal to the difference between the amount of PBGC pension payments and the amount of pension benefits that otherwise would have been paid by the Delphi HRP according to its terms had it not been terminated. Further, the settlement agreement provided certain current employees of Delphi or Delphi divested units up to seven years credited service in Old GM’s U.S. hourly defined benefit pension plan, commencing November 30, 2008, the date that Delphi froze the Delphi HRP. The agreement was approved by the Bankruptcy Court in November 2009.

Advance Agreements

In the years ended 2008 and 2009 Old GM entered into various agreements and amendments to such agreements to advance a maximum of $950 million to Delphi, subject to Delphi’s continued satisfaction of certain conditions and milestones. Through the consummation of the DMDA, we entered into further amendments to the agreements, primarily to extend the deadline for Delphi to satisfy certain milestones, which if not met, would have prevented Delphi from continued access to the credit facility. At October 6, 2009 $550 million had been advanced under the credit facility. Upon consummation of the DMDA, we waived our rights to the advanced amounts that became consideration to Delphi and other parties under the DMDA. Refer to Note 5 for additional information on the consummation of the DMDA.

Payment Terms Acceleration Agreement

In October 2008 subject to Delphi obtaining an extension or other accommodation of its DIP financing through June 30, 2009, Old GM agreed to temporarily accelerate payment of North American payables to Delphi in the three months ended June 30, 2009. In January 2009 Old GM agreed to immediately accelerate $50 million in advances towards the temporary acceleration of North American payables. Additionally, Old GM agreed to accelerate $150 million and $100 million of North American payables to Delphi in March and April of 2009 bringing the total amount accelerated to the total agreed upon $300 million. Upon consummation of the DMDA, we waived our rights to the accelerated payments that became consideration to Delphi and other parties under the DMDA.

Delphi Master Disposition Agreement

In July 2009 we, Delphi and the PBGC negotiated an agreement to be effective upon consummation of the DMDA regarding the settlement of PBGC’s claims from the termination of the Delphi pension plans and the release of certain liens with the PBGC against Delphi’s foreign assets. In return, the PBGC received a payment of $70 million from us and was granted a 100% interest in Class C Membership Interests in New Delphi which provide for the PBGC to participate in predefined equity distributions. We maintain the obligation to provide the difference between pension benefits paid by the PBGC according to regulation and those originally guaranteed by Old GM under the Delphi Benefit Guarantee Agreements.

In October 2009 we consummated the transaction contemplated by the DMDA with Delphi, New Delphi, Old GM and other sellers and other buyers that are party to the DMDA, as more fully described in Note 5. Upon consummation of the DMDA, the MRA was terminated with limited exceptions, and we and Delphi waived all claims against each other under the GSA. Upon consummation of the DMDA we settled our commitments to Delphi accrued to date except for the obligation to provide the difference between pension benefits paid by the PBGC according to regulation and those originally guaranteed by Old GM under the Delphi Benefit Guarantee Agreements that we continue to maintain. In addition, the DMDA establishes an ongoing commercial relationship with New Delphi. We also agreed to continue all existing Delphi supply agreements and purchase orders for GMNA to the end of the related product program, and New Delphi agreed to provide us with access rights designed to allow us to operate specific sites on defined triggering events to provide us with protection of supply.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Delphi Charges

The following table summarizes charges that have been recorded with respect to the various agreements with Delphi (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Other expenses, net	$8	$184	$4,797	$1,547
Cost of sales	193	142	555	53
Reorganization gains, net	—	662	—	—

Total Delphi charges	$201	$988	$5,352	$1,600

These charges reflect the best estimate of obligations associated with the various Delphi agreements, including obligations under the Delphi Benefit Guarantee Agreements, updated to reflect the DMDA. At July 9, 2009 these charges reflect the obligation to the PBGC upon consummation of the DMDA, consisting of the estimated fair value of the PBGC Class C Membership Interests in New Delphi of $317 million and the payment of $70 million due from us. Further, at July 9, 2009 these charges reflect an estimated value of $966 million pertaining to claims we have against Delphi that were waived upon consummation of the DMDA. The estimated value of the claims represents the excess after settlement of certain pre-existing commitments to Delphi of the fair value of Nexteer, the four domestic facilities and the investment in New Delphi over the cash consideration paid under the DMDA. Refer to Note 5 for additional information on the total consideration paid under the DMDA and the allocation of such consideration to the various units of account.

The charges recorded in the year ended 2008 primarily related to estimated losses associated with the guarantee of Delphi’s hourly pension plans and the write off of any estimated recoveries from Delphi. The charges also reflected a benefit of $622 million due to a reduction in the estimated liability associated with Delphi OPEB related costs for Delphi active employees and retirees, based on the terms of the New VEBA, who were not previously participants in Old GM’s plans. The terms of the New VEBA also reduced Old GM’s OPEB obligation for Delphi employees who returned to Old GM and became participants in the UAW hourly medical plan primarily in 2006. Such benefit is included in the actuarial gain recorded in our UAW hourly medical plan. Refer to Note 19 for additional information on the Delphi benefit plans.

Note 22. Income Taxes

The following table summarizes Income (loss) from continuing operations before income taxes and equity income (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
U.S. income (loss)	$(6,647)	$105,420	$(26,742)	$(9,448)
Non-U.S. income (loss)	1,364	2,356	(2,729)	3,102

Income (loss) from continuing operations before income taxes and equity income	$(5,283)	$107,776	$(29,471)	$(6,346)

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Provision (Benefit) for Income Taxes

The following table summarizes the provision (benefit) for income taxes (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Current income tax expense (benefit)
U.S. federal	$7	$(60)	$(31)	$(131)
Non-U.S.	421	(522)	668	295
U.S. state and local	(1)	16	(34)	21

Total current	427	(566)	603	185

Deferred income tax expense (benefit)
U.S. federal	(1,204)	110	(163)	32,058
Non-U.S.	(52)	(716)	1,175	5,064
U.S. state and local	(171)	6	151	(444)

Total deferred	(1,427)	(600)	1,163	36,678

Total income tax expense (benefit)	$(1,000)	$(1,166)	$1,766	$36,863

Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns.

The following table summarizes the cash paid (received) for income taxes (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash paid (received) for income taxes	$(65)	$(1,011)	$718	$404

Provisions are made for estimated U.S. and non-U.S. income taxes, less available tax credits and deductions, which may be incurred on the remittance of our and Old GM’s share of basis differences in investments in foreign subsidiaries and corporate joint ventures not deemed to be permanently reinvested. Taxes have not been provided on basis differences in investments in foreign subsidiaries and corporate joint ventures which are deemed permanently reinvested, of $5.5 billion and $6.3 billion at December 31, 2009 and 2008. Quantification of the deferred tax liability, if any, associated with permanently reinvested earnings is not practicable.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes a reconciliation of the provision (benefit) for income taxes compared with the amounts at the U.S. federal statutory rate (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Tax at U.S. federal statutory income tax rate	$(1,849)	$37,721	$(10,315)	$(2,222)
State and local tax expense	(559)	(260)	(1,151)	(275)
Foreign income taxed at rates other than 35%	412	—	314	418
Taxes on unremitted earnings of subsidiaries	(151)	(12)	(235)	(135)
Change in valuation allowance (a)	1,338	6,609	13,064	38,625
Change in statutory tax rates (b)	163	1	151	885
Medicare prescription drug adjustment	—	18	(104)	(199)
Other adjustments	(26)	321	42	(234)
VEBA contribution	(328)	—	—	—
Non-taxable reorganization gain	—	(45,564)	—	—

Total income tax expense (benefit)	$(1,000)	$(1,166)	$1,766	$36,863

(a)	See analysis related to valuation allowances on certain deferred tax assets subsequently discussed.

(b)	Changes in the tax laws of two jurisdictions in 2007 had a significant effect on Old GM’s consolidated financial statements as follows:

•

In December 2007 the Canadian government enacted legislation to reduce its combined statutory corporate tax rates by 3.5% in addition to a 0.5% rate reduction enacted in June 2007. The combined 4.0% reduction will be phased in gradually over a period of five years which began in 2008. The valuation allowance subsequently discussed has been adjusted to reflect this change in statutory rates.

•

In July 2007 the German Parliament passed legislation to lower its statutory corporate tax rate. This legislation was signed into law in August 2007. This new law reduces by 9.0%, effective at January 1, 2008, the combined German business tax rate, which is comprised of the corporate tax rate, the local trade tax rate, and the solidarity levy tax rate. The effect of this change was a reduction in the carrying amount of Old GM’s German deferred tax assets of $475 million, which is included in the charge related to the valuation allowance subsequently discussed.

Deferred Income Tax Assets and Liabilities

Deferred income tax assets and liabilities at December 31, 2009 and 2008 reflect the effect of temporary differences between amounts of assets, liabilities and equity for financial reporting purposes and the bases of such assets, liabilities and equity as measured by tax laws, as well as tax loss and tax credit carryforwards.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the components of temporary differences and carryforwards that give rise to deferred tax assets and liabilities (dollars in millions):

	Successor		Predecessor
	December 31, 2009 Deferred Tax		December 31, 2008 Deferred Tax
	Assets	Liabilities	Assets	Liabilities
Postretirement benefits other than pensions	$4,194	$—	$11,610	$—
Pension and other employee benefit plans	8,876	406	16,171	8,648
Warranties, dealer and customer allowances, claims and discounts	3,940	75	6,682	90
Property, plants and equipment	7,709	278	7,429	3,197
Intangible assets	1,650	4,984	780	—
Tax carryforwards	18,880	—	18,080	—
Miscellaneous U.S.	5,844	1,269	8,122	288
Miscellaneous non-U.S.	3,306	1,944	3,485	773

Subtotal	54,399	8,956	72,359	12,996
Valuation allowances	(45,281)	—	(59,777)	—

Total deferred taxes	9,118	$8,956	12,582	$12,996

Net deferred tax assets (liabilities)	$162		$(414)

The following table summarizes deferred tax assets and liabilities (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Current deferred tax assets	$462	$138
Current deferred tax liabilities	(57)	(87)
Non-current deferred tax assets	564	98
Non-current deferred tax liabilities	(807)	(563)

Net deferred tax assets (liabilities)	$162	$(414)

The following table summarizes the amount and expiration dates of our operating loss and tax credit carryforwards at December 31, 2009 (dollars in millions):

	Expiration Dates	Amounts
U.S. federal and state net operating loss carryforwards	2010-2029	$9,115
Non-U.S. net operating loss and tax credit carryforwards	Indefinite	1,830
Non-U.S. net operating loss and tax credit carryforwards	2009-2029	3,027
U.S. alternative minimum tax credit	Indefinite	660
U.S. general business credits (a)	2012-2029	1,689
U.S. foreign tax credits	2011-2018	2,559

Total		$18,880

(a)	The general business credits are principally comprised of research and experimentation credits.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Valuation Allowances

The valuation allowances recognized relate to certain net deferred tax assets in U.S. and non-U.S. jurisdictions. The following table summarizes the change in the valuation allowance and related considerations (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Beginning balance	$42,666	$59,777	$42,208	$6,523
Additions (Reversals)
U.S.	2,226	(14,474)	14,146	31,072
Canada	405	(802)	759	2,435
Germany	67	(792)	140	1,927
Spain	(40)	(200)	1,109	31
Brazil	1	(442)	(135)	16
South Korea	(221)	321	724	—
Australia	7	190	340	—
U.K.	109	62	330	—
Sweden	33	(1,057)	(58)	1,232
Other	28	83	214	(1,028)

Ending balance	$45,281	$42,666	$59,777	$42,208

In July 2009, as a result of the 363 Sale and fresh-start reporting, adjustments were required to valuation allowances, which resulted in a net decrease in valuation allowances of $20.7 billion. The net decrease was primarily the result of a U.S. federal and state tax attribute reduction of $12.2 billion related to debt cancellation income, a net difference of $5.5 billion between the fresh-start reporting fair value and tax bases of assets and liabilities at entities with valuation allowances, net valuation allowances of $1.7 billion associated with assets and liabilities retained by Old GM, and a foreign tax attribute reduction of $0.9 billion and release of allowances of $0.7 billion.

Old GM Valuation Allowance Reversals

Brazil – In 2005 Old GM recorded full valuation allowances against its net deferred tax assets in Brazil. Old GM generated taxable income in Brazil in each of the years 2006 through 2008 and, accordingly, reversed a portion of these valuation allowances. Although Old GM was forecasting future taxable income for its Brazilian operation at the end of 2008, as a result of liquidity concerns at the U.S. parent company and the increasing instability of the global economic environment, Old GM concluded that it was more likely than not that it would not realize the net deferred tax assets in Brazil at December 31, 2008. The U.S. parent company liquidity concerns were resolved in connection with the Chapter 11 Proceedings and the 363 Sale, and the Brazilian operations continue to demonstrate the ability to generate taxable income. As it is now more likely than not that the net deferred tax assets in Brazil will be realized, Old GM reversed the associated valuation allowance of $465 million. This amount is included in Income tax expense (benefit) in the period January 1, 2009 through July 9, 2009.

Other jurisdictions – In the three months ended December 31, 2008 significant additional concerns arose related to the U.S. parent company’s liquidity and the increasing instability of the global economic environment. As a result, Old GM determined that it was more likely than not that it would not realize the net deferred tax assets in most remaining jurisdictions, even though these entities were not in three-year adjusted cumulative loss positions. Old GM established additional valuation allowances of $481 million against net deferred tax assets of entities in Argentina, Austria, Belgium, Brazil (separate legal entity from that previously discussed), Chile, Colombia, Ecuador, Finland, Germany (separate legal entities from that subsequently discussed), Hungary, Indonesia, Ireland, Italy, Kenya, South Korea (separate legal entity from that subsequently discussed), Netherlands, New Zealand, Norway, Peru, Philippines,

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Poland, Portugal, Russia, South Africa, Switzerland, Taiwan, Turkey, Uruguay, U.S. state jurisdiction (Texas), and Venezuela. The U.S. parent company liquidity concerns were resolved in connection with the Chapter 11 Proceedings and the 363 Sale, and many of these entities continue to generate and forecast taxable income. Therefore, to the extent there was no other significant negative evidence, Old GM concluded that it is more likely than not that Old GM will realize the deferred tax assets in these jurisdictions and reversed valuation allowances of $286 million. This amount is included in Income tax expense (benefit) in the period January 1, 2009 through July 9, 2009.

Other Valuation Allowances

South Korea – In the three months ended December 31, 2008 Old GM determined that it was more likely than not that it would not realize its net deferred tax assets, in whole or in part, in South Korea and recorded full valuation allowances of $725 million against its net deferred tax assets in South Korea. Old GM was in a three-year adjusted cumulative loss position and its near-term and mid-term financial outlook for automotive market conditions was more challenging than believed in the three months ended September 30, 2008.

Australia – In the three months ended December 31, 2008 Old GM determined that it was more likely than not that it would not realize its net deferred tax assets, in whole or in part, in Australia and recorded a full valuation allowance of $284 million against Old GM’s net deferred tax assets in these tax jurisdictions. Old GM was in a three-year adjusted cumulative loss position in 2008 and anticipated being in such a position throughout the mid-term forecast period. The current economic downturn has affected Australian forecasted production volumes and caused significant actual and forecast pre-tax profit deterioration in the three months ended December 31, 2008.

United Kingdom and Spain – In the three months ended March 31, 2008 Old GM determined that it was more likely than not that it would not realize its net deferred tax assets, in whole or in part, in Spain and the United Kingdom and recorded full valuation allowances of $379 million against Old GM’s net deferred tax assets in these tax jurisdictions.

In the United Kingdom, Old GM was in a three-year adjusted cumulative loss position and its near-term and mid-term financial outlook for automotive market conditions was more challenging than believed in the three months ended December 31, 2007. Old GM’s outlook deteriorated based on its projections of the combined effects of the challenging foreign currency exchange environment and unfavorable commodity prices. Additionally, Old GM increased its estimate of the potential costs that may arise from the regulatory and tax environment relating to CO2 emissions in the European Union (EU), including legislation enacted or announced in 2008.

In Spain, although Old GM was not in a three-year adjusted cumulative loss position its near-term and mid-term financial outlook deteriorated significantly in the three months ended March 31, 2008 such that Old GM anticipated being in a three-year adjusted cumulative loss position in the near- and mid-term. In Spain, as in the United Kingdom, Old GM’s outlook deteriorated based on its projections of the combined effects of the foreign currency exchange environment and commodity prices, including its estimate of the potential costs that may arise from the regulatory and tax environment relating to CO2 emissions.

Old GM established a valuation allowance in the year ended 2007 against its Spanish deferred tax assets related to investment tax credits, which Old GM does not expect will be realizable under a more likely than not threshold.

United States, Canada and Germany – In the three months ended September 30, 2007 Old GM recorded a charge of $39.0 billion related to establishing full valuation allowances against its net deferred tax assets in the U.S., Canada and Germany. Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. Old GM utilized a rolling twelve quarters of results as a measure of its cumulative losses in recent years. Old GM then adjusted those historical results to remove certain unusual items and charges. In the U.S., Canada and Germany, Old GM’s analysis performed in the three months ended September 30, 2007 indicated that it had cumulative three year historical losses on an adjusted basis. This is considered significant negative evidence which is objective and verifiable and therefore, difficult

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to overcome. In addition, Old GM’s near-term financial outlook in the U.S., Canada and Germany deteriorated in the three months ended December 31, 2007. While Old GM’s long-term financial outlook in the U.S., Canada and Germany was positive at the time of the analysis, Old GM concluded that its ability to rely on its long-term outlook as to future taxable income was limited due to uncertainty created by the weight of the negative evidence, particularly:

•

The possibility for continued or increasing price competition in the highly competitive U.S. market. This was seen in the three months ended September 30, 2007 when a competitor introduced its new fullsize trucks and offered customer incentives to gain market share. Accordingly, Old GM increased customer incentives on its recently launched fullsize trucks, which were not previously anticipated;

•	Continued volatile oil prices and the possible effect that may have on consumer preferences related to Old GM’s most profitable products, fullsize trucks and sport utility vehicles;

•

Uncertainty over the effect on Old GM’s cost structure from more stringent U.S. fuel economy and global emissions standards which may require Old GM to sell a significant volume of alternative fuel vehicles across its portfolio;

•	Uncertainty as to the future operating results of GMAC’s mortgage business, and

•	Acceleration of tax deductions for OPEB liabilities as compared to prior expectations due to changes associated with the 2008 UAW Settlement Agreement.

Accordingly, based on these circumstances and uncertainty regarding Old GM’s future taxable income, Old GM recorded full valuation allowances against these net deferred tax assets in the three months ended September 30, 2007.

Sweden – Saab filed for bankruptcy protection under the laws of Sweden in February 2009 and was deconsolidated. Though reconsolidated in August, Saab’s assets and liabilities were classified as held for sale. As a result, Saab deferred income taxes and associated valuation allowances, included in our consolidated amounts in years prior to 2009, are not included subsequent to its February 2009 deconsolidation.

If, in the future, we generate three-year adjusted cumulative profits in tax jurisdictions where we have recorded full valuation allowances, our conclusion regarding the need for valuation allowances in these tax jurisdictions could change, resulting in the reversal of some or all of such valuation allowances. If we generate taxable income in tax jurisdictions prior to overcoming negative evidence such as a three-year adjusted cumulative loss, we would reverse a portion of the valuation allowance related to the corresponding realized tax benefit for that period, without changing our conclusions on the need for a full valuation allowance against the remaining net deferred tax assets.

Uncertain Tax Positions

At December 31, 2009 the amount of gross unrecognized tax benefits before valuation allowances and the amount that would favorably affect the effective income tax rate in future periods after valuation allowances was $5.4 billion and $618 million. At December 31, 2008 the amount of gross unrecognized tax benefits before valuation allowances and the amount that would favorably affect the effective income tax rate in future periods after valuation allowances was $2.8 billion and ($26) million. At December 31, 2009 and 2008 $4.0 billion and $1.2 billion of the liability for uncertain tax positions reduced deferred tax assets relating to the same tax jurisdictions. The remaining uncertain tax positions are classified as a non-current asset or liability.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes a reconciliation of the total amounts of unrecognized tax benefits (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Beginning balance	$4,096	$2,803	$2,754
Additions to tax positions recorded in the current year	1,454	1,493	208
Additions to tax positions recorded in prior years	22	594	751
Reductions to tax positions recorded in the current year	(44)	(25)	(47)
Reductions to tax positions recorded in prior years	(128)	(626)	(725)
Reductions in tax positions due to lapse of statutory limitations	—	(281)	—
Settlements	(111)	(16)	(275)
Other	121	154	137

Ending balance	$5,410	$4,096	$2,803

The following tables summarize information regarding interest and penalties (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Interest income	$—	$249	$26
Interest expense (benefit)	$30	$(31)	$13
Penalties	$—	$30	$4

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Accrued interest receivable	$10	$129
Accrued interest payable	$275	$198
Accrued penalties	$137	$90

Other Matters

Most of the tax attributes generated by Old GM and its domestic and foreign subsidiaries (net operating loss carryforwards and various income tax credits) survived the Chapter 11 Proceedings, and we expect to use the tax attributes to reduce future tax liabilities. The ability to utilize certain of the U.S. tax attributes in future tax periods could be limited by Section 382(a) of the Internal Revenue Code. In Germany, we have net operating loss carryforwards for corporate income tax and trade tax purposes. We have applied for, and expect approval of a ruling from the German tax authorities regarding the availability of those losses. If approved, we should be able to continue to carry over those losses despite the reorganizations that have taken place in Germany in 2008 and 2009. In Australia, we have net operating loss carryforwards which are now subject to meeting an annual “Same Business Test” requirement. We will have to assess the ability to utilize these carryforward losses annually.

In the U.S., Old GM federal income tax returns for 2004 through 2006 were audited by the Internal Revenue Service (IRS), and the review was concluded in February 2010. The IRS is currently auditing Old GM federal tax returns for 2007 and 2008. The IRS is also reviewing the January 1 through July 9, 2009 Old GM tax year as part of the IRS Compliance Assurance Process (CAP), a pre-file examination process. Our July 10, 2009 through December 31, 2009 tax year is also under IRS CAP review. In addition to the U.S., income tax returns are filed in multiple jurisdictions and are subject to examination by taxing authorities throughout the world. We

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have open tax years from 2001 to 2009 with various significant tax jurisdictions. These open years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount, character, timing or inclusion of revenue and expenses or the sustainability of income tax credits for a given audit cycle. We have continuing responsibility for Old GM’s open tax years. We record, and Old GM previously recorded, a tax benefit only for those positions that meet the more likely than not standard.

In May 2009 the U.S. and Canadian governments resolved a transfer pricing matter for Old GM which covered the tax years 2001 through 2007. In the three months ended June 30, 2009 this resolution resulted in a tax benefit of $692 million and interest of $229 million. Final administrative processing of the Canadian case closing occurred in late 2009, and final administrative processing of the U.S. case closing occurred in February 2010. We do not anticipate significant adjustments will result from these final closings.

Within the next twelve months, we expect to reach agreement with the IRS on all issues affecting Old GM federal returns and our July 10, 2009 through December 31, 2009 federal return. We believe we have adequate reserves established, and any outcome will not have a material effect on our results of operations, financial position or cash flows. At December 31, 2009 it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax benefits over the next 12 months.

Note 23. Fair Value Measurements

Fair Value Measurements on a Recurring Basis

The following tables summarize the financial instruments measured at fair value on a recurring basis (dollars in millions):

	Successor
	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1		Level 2		Level 3	Total
Assets
Cash equivalents
United States government and agency	$—		$580		$—	$580
Certificates of deposit	—		2,140		—	2,140
Money market funds	7,487		—		—	7,487
Commercial paper	—		969		—	969
Marketable securities
Equity	15		17		—	32
United States government and agency	—		19		—	19
Mortgage and asset-backed	—		22		—	22
Certificates of deposit	—		8		—	8
Foreign government	—		24		—	24
Corporate debt	—		29		—	29
Restricted cash and marketable securities
United States government and agency bonds	—		140	*	—	140
Money market funds	13,083	**	—		—	13,083
Government of Canada bonds	—		955		—	955
Other assets
Equity	13		—		—	13
Derivatives
Commodity	—		11		—	11
Foreign currency	—		90		33	123
Other	—		25		—	25

Total assets	$20,598		$5,029		$33	$25,660

Liabilities
Derivatives
Foreign currency	$—		$9		$705	$714

Total liabilities	$—		$9		$705	$714

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

*	Amounts originally reported as $0 in our 2009 Form 10-K. The column and row totals have been corrected accordingly. Refer to Note 3.
**	Amounts originally reported as $12,662 in our 2009 Form 10-K. The column and row totals have been corrected accordingly. Refer to Note 3.

	Predecessor
	Fair Value Measurements on a Recurring Basis at December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents
Certificates of deposit	$—	$2,375	$—	$2,375
Commercial paper	—	1,645	—	1,645
Marketable securities
Equity	9	15	—	24
United States government and agency	—	4	—	4
Mortgage- and asset-backed	—	—	66	66
Certificates of deposit	—	11	—	11
Foreign government	—	19	—	19
Corporate debt	—	17	—	17
Restricted cash
Certificates of deposit	—	26	—	26
Commercial paper	—	59	—	59
Other assets
Equity	5	—	—	5
Derivatives
Interest rate swaps	—	368	3	371
Foreign currency	—	1,228	—	1,228
Commodity	—	35	1	36

Total assets	$14	$5,802	$70	$5,886

Liabilities
Derivatives
Cross currency swaps	$—	$377	$—	$377
Interest rate swaps	—	3	3	6
Foreign currency	—	258	2,144	2,402
Commodity	—	571	18	589
Other	—	—	164	164

Total liabilities	$—	$1,209	$2,329	$3,538

Transfers In and/or Out of Level 3

At June 30, 2009 Old GM’s mortgage- and asset-backed securities were transferred from Level 3 to Level 2 as the significant inputs used to measure fair value and quoted prices for similar instruments were determined to be observable in an active market.

For periods presented after June 1, 2009 nonperformance risk for us and Old GM was not observable through the credit default swap market as a result of the Chapter 11 Proceedings and the lack of traded instruments for us after the 363 Sale. As a result, foreign currency derivatives with a fair market value of $1.6 billion were transferred from Level 2 to Level 3. Our nonperformance risk remains not directly observable through the credit default swap market at December 31, 2009 and accordingly the derivative contracts for certain foreign subsidiaries remain classified in Level 3.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the three months ended March 31, 2009 Old GM determined the credit profile of certain foreign subsidiaries was equivalent to Old GM’s nonperformance risk which was observable through the credit default swap market and bond market based on prices for recent trades. Accordingly, foreign currency derivatives with a fair value of $2.1 billion were transferred from Level 3 into Level 2.

In December 2008 Old GM transferred foreign currency derivatives with a fair value of $2.1 billion from Level 2 to Level 3. These derivatives relate to certain of Old GM’s foreign consolidated subsidiaries where Old GM was not able to determine observable credit ratings. Prior to December 31, 2008, these derivatives were valued based on our credit rating which was observable through the credit default swap market. At December 31, 2008 the fair value of these foreign currency derivative contracts was estimated based on the credit rating of comparable local companies with similar credit profiles and observable credit ratings together with internal bank credit ratings obtained from the subsidiary’s lenders.

The following tables summarize the activity in the balance sheet accounts for financial instruments classified in Level 3 of the valuation hierarchy (dollars in millions):

	Successor
	Level 3 Financial Assets and (Liabilities)
	Mortgage- backed Securities(a)	Commodity Derivatives, Net(b)	Foreign Currency Derivatives(c)	Other Derivative Instruments(a)	Other Securities(a)	Total Net Assets (Liabilities)
Balance at July 10, 2009	$—	$—	$(1,430)	$—	$—	$(1,430)
Total realized/unrealized gains (losses)
Included in earnings	—	—	238	—	—	238
Included in Other comprehensive loss	—	—	(103)	—	—	(103)
Purchases, issuances and settlements	—	—	623	—	—	623
Transfer in and/or out of Level 3	—	—	—	—	—	—

Balance at December 31, 2009	$—	$—	$(672)	$—	$—	$(672)

Amount of total gains and (losses) in the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date	$—	$—	$214	$—	$—	$214

	Predecessor
	Level 3 Financial Assets and (Liabilities)
	Mortgage- backed Securities(a)	Commodity Derivatives, Net(b)	Foreign Currency Derivatives(c)	Other Derivative Instruments(a)	Other Securities(a)	Total Net Assets (Liabilities)
Balance at January 1, 2009	$49	$(17)	$(2,144)	$(164)	$17	$(2,259)
Total realized/unrealized gains (losses)
Included in earnings	(2)	13	26	164	(5)	196
Included in Other comprehensive loss	—	—	(2)	—	—	(2)
Purchases, issuances and settlements	(14)	4	105	—	(7)	88
Transfer in and/or out of Level 3	(33)	—	585	—	(5)	547

Balance at July 9, 2009	$—	$—	$(1,430)	$—	$—	$(1,430)

Amount of total gains and (losses) in the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date	$—	$—	$28	$—	$—	$28

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	Level 3 Financial Assets and (Liabilities)
	Mortgage- backed Securities(a)	Commodity Derivatives(b)	Foreign Currency Derivatives(c)	Corporate Debt Securities(a)	Other Derivative Instruments(a)	Other Securities(a)	Total Net Assets (Liabilities)
Balance at January 1, 2008	$283	$257	$—	$28	$—	$260	$828
Total realized/unrealized gains (losses)
Included in earnings	(39)	28	—	23	—	(65)	(53)
Included in Other comprehensive loss	1	—	—	—	—	7	8
Purchases, issuances and settlements	(196)	(302)	—	(51)	(164)	(185)	(898)
Transfer in and/or out of Level 3	—	—	(2,144)	—	—	—	(2,144)

Balance at December 31, 2008	$49	$(17)	$(2,144)	$—	$(164)	$17	$(2,259)

Amount of total gains and (losses) in the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date	$(6)	$28	$— *	$—	$—	$(1)	$21

*	Amount originally reported as $(775) in our 2009 Form 10-K. The row total has been corrected accordingly. Refer to Note 3.

(a)	Realized gains (losses) and other than temporary impairments on marketable securities (including the UST warrants outstanding until the closing of the 363 Sale) are recorded in Interest income and other non-operating income, net.

(b)	Prior to July 10, 2009 realized and unrealized gains (losses) on commodity derivatives are recorded in Cost of sales. Changes in fair value are attributable to changes in base metal and precious metal prices. Beginning July 10, 2009 realized and unrealized gains (losses) on commodity derivatives are recorded in Interest income and other non-operating income, net.

(c)	Prior to July 10, 2009 realized and unrealized gains (losses) on foreign currency derivatives are recorded in the line item associated with the economically hedged item. Beginning July 10, 2009 realized and unrealized gains (losses) on foreign currency derivatives are recorded in Interest income and other non-operating income, net and foreign currency translation gains (losses) are recorded in Accumulated other comprehensive income (loss).

Short-Term and Long-Term Debt

We determined the fair value of debt based on a discounted cash flow model which used benchmark yield curves plus a spread that represented the yields on traded bonds of companies with comparable credit ratings and risk profiles.

Old GM determined the fair value of debt based on quoted market prices for the same or similar issues or based on the current rates offered for debt of similar remaining maturities.

The following table summarizes the carrying amount and estimated fair values of short-term and long-term debt including capital leases for which it is practical to estimate fair value (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Carrying amount (a)	$15,783	$45,938
Fair value (a)	$16,024	$16,986

(a)	Accounts and notes receivable, net and Accounts payable (principally trade) are not included because the carrying amount approximates fair value due to their short-term nature.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009 we estimated the fair value of our investment in GMAC common stock using a market approach based on the average price to tangible book value multiples of comparable companies to each of GMAC’s Auto Finance, Commercial Finance, Mortgage, and Insurance operations to determine the fair value of the individual operations. These values were aggregated to estimate the fair value of GMAC’s common stock. The significant inputs used to determine the appropriate multiple for GMAC and used in our analysis were as follows:

•

GMAC’s December 31, 2009 financial statements, as well as the financial statements and price to tangible book value multiples of comparable companies in the Auto Finance, Commercial Finance and Insurance industries;

•	Historical segment equity information separately provided by GMAC;

•	Expected performance of GMAC, as well as our view on its ability to access capital markets; and

•

The value of GMAC’s mortgage operations, taking into consideration the continuing challenges in the housing markets and mortgage industry, and its need for additional liquidity to maintain business operations.

We calculated the fair value of our investment in GMAC’s preferred stock using a discounted cash flow approach. The present value of the cash flows was determined using assumptions regarding the expected receipt of dividends on GMAC’s preferred stock and the expected call date.

Note 24. Restructuring and Other Initiatives

We have and Old GM had previously executed various restructuring and other initiatives, and we plan to execute additional initiatives in the future, if necessary, in order to preserve adequate liquidity, to align manufacturing capacity and other costs with prevailing global automotive production and to improve the utilization of remaining facilities. Related charges are primarily recorded in Cost of sales and Selling, general and administrative expense.

In May 2009 Old GM and the UAW entered into an agreement that suspended the JOBS Program which was replaced with the SUB and TSP. These job security programs provide reduced wages and employees continue to receive coverage under certain employee benefit programs. The number of weeks that an employee receives these benefits depends on the employee’s classification as well as the number of years of service that the employee has accrued. A similar tiered benefit is provided to CAW employees.

As part of achieving and sustaining long-term viability and the viability of our dealer network, we determined that a reduction in the number of GMNA dealerships was necessary. In determining which dealerships would remain in our network we performed careful analyses of volumes and consumer satisfaction indexes, among other criteria. Wind-down agreements with over 2,000 retail dealers have been executed. The retail dealers executing wind-down agreements have agreed to terminate their dealer agreements with us prior to October 31, 2010. Our plan was to reduce dealerships in the United States and Canada to approximately 3,600 to 4,000 and 450 to 480 in the long-term. However, in December 2009 President Obama signed legislation giving U.S. dealers access to neutral arbitration should they decide to contest the wind-down of their dealership. Under the terms of the legislation we have informed dealers as to why their dealership received a wind-down agreement. In turn, dealers were given a timeframe to file for reinstatement through the American Arbitration Association. Under the law decisions in these arbitration proceedings must generally be made by June 2010 and are binding and final. We have sent letters to over 2,000 of our dealers explaining the reasons for their wind-down agreements and over 1,100 dealers have filed for arbitration. In response to the arbitration filings we reviewed each of the dealer reinstatement claims filed with the American Arbitration Association. Our review resulted in over 600 letters of intent sent to dealers, containing our core business criteria for operation of a dealership, which upon compliance by the dealer, would result in reinstatement of the dealership. We expect to have the overall arbitration and reinstatement process fundamentally resolved in 2010. Due to the reinstatement of dealerships and the uncertainty of the outcome of the remaining binding arbitration cases we expect the number of dealerships in our network to exceed the previously estimated range.

Refer to Note 25 for asset impairment charges related to our restructuring initiatives and Note 19 for pension and other postretirement benefit charges resulting from our hourly and salaried employee separation initiatives, including special attrition programs.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes restructuring reserves (excluding restructuring reserves related to dealer wind-down agreements) and charges by segment, including postemployment benefit reserves and charges (dollars in millions):

	Successor
	GMNA	GME	GMIO	Total
Balance at July 10, 2009	$2,905	$433	$48	$3,386
Additions	44	37	85	166
Interest accretion and other	15	35	—	50
Payments	(994)	(61)	(128)	(1,183)
Revisions to estimates	30	—	(2)	28
Effect of foreign currency	88	7	4	99

Balance at December 31, 2009 (a)	$2,088	$451	$7	$2,546

	Predecessor
	GMNA	GME	GMIO	Total
Balance at January 1, 2007	$1,339	$407	$5	$1,751
Additions	382	537	63	982
Interest accretion and other	21	30	—	51
Payments	(872)	(439)	(65)	(1,376)
Revisions to estimates	(67)	(15)	—	(82)
Effect of foreign currency	65	60	1	126

Balance at December 31, 2007	868	580	4	1,452
Additions	2,165	242	130	2,537
Interest accretion and other	41	62	—	103
Payments	(745)	(368)	(53)	(1,166)
Revisions to estimates	320	(18)	(3)	299
Effect of foreign currency	(193)	(30)	(20)	(243)

Balance at December 31, 2008	2,456	468	58	2,982
Additions	1,835	20	65	1,920
Interest accretion and other	16	11	—	27
Payments	(1,014)	(65)	(91)	(1,170)
Revisions to estimates	(401)	—	9	(392)
Effect of foreign currency	50	(1)	7	56

Balance at July 9, 2009	2,942	433	48	3,423
Effect of application of fresh-start reporting	(37)	—	—	(37)

Ending balance including effect of application of fresh-start reporting	$2,905	$433	$48	$3,386

(a)	The remaining cash payments related to these restructuring reserves primarily relate to postemployment benefits to be paid.

GM

GMNA recorded charges, interest accretion and other, and revisions to estimates that increased the restructuring reserves by $89 million in the period July 10, 2009 through December 31, 2009 for separation programs primarily related to the following initiatives:

•

The restructuring reserves were increased by $213 million due to an increase in the SUB and TSP accrual of $183 million related to capacity actions, productivity initiatives, acquisition of Nexteer and four domestic facilities and Canadian restructuring activities of $30 million.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•

The salaried and hourly workforce severance accruals were reduced by $146 million as a result of elections subsequently made by terminating employees, such amounts were reclassified as special termination benefits and were funded from the U.S. defined benefit pension plans and other applicable retirement benefit plans.

GME recorded charges, interest accretion and other, and revisions to estimates of $72 million in the period July 10, 2009 through December 31, 2009 primarily related to separation charges for early retirement programs and additional liability adjustments, primarily in Germany.

GMIO recorded charges, interest accretion and other, and revisions to estimates of $83 million in the period July 10, 2009 through December 31, 2009, which includes separation charges of $72 million related to restructuring programs in Australia for salaried and hourly employees.

The following table summarizes GMNA’s restructuring reserves related to dealer wind-down agreements in the period July 10, 2009 through December 31, 2009 (dollars in millions):

	Successor
	U.S.	Canada and Mexico	Total
Balance at July 10, 2009	$398	$118	$516
Additions	229	46	275
Payments	(167)	(118)	(285)
Transfer to legal reserve	—	(17)	(17)
Effect of foreign currency	—	12	12

Balance at December 31, 2009	$460	$41	$501

Restructuring reserves related to dealer wind-down agreements in the period July 10, 2009 through December 31, 2009 increased primarily due to additional accruals recorded for wind-down payments to Saturn dealerships related to the decision in September 2009 to wind-down the Saturn brand and dealership network in accordance with the deferred termination agreements that Saturn dealers have signed with us.

Old GM

GMNA recorded charges, interest accretion and other, and revisions to estimates of $1.5 billion in the period January 1, 2009 through July 9, 2009 for separation programs related to the following initiatives:

•	Postemployment benefit charges in the U.S. of $825 million related to 13,000 hourly employees who participated in the 2009 Special Attrition Program and the Second 2009 Special Attrition Program.

•

SUB and TSP related charges in the U.S. of $707 million, recorded as an additional liability determined by an actuarial analysis at the implementation of the SUB and TSP and related suspension of the JOBS Program.

•

Revisions to estimates of $401 million to decrease the reserve, primarily related to $335 million for the suspension of the JOBS Program and $141 million for estimated future wages and benefits due to employees who participated in the 2009 Special Attrition Programs; offset by a net increase of $86 million related to Canadian salaried workforce reductions and other restructuring initiatives in Canada.

•	Separation charges of $250 million for a U.S. salaried severance program to allow 6,000 terminated employees to receive ongoing wages and benefits for up to 12 months.

•	Postemployment benefit charges in Canada of $38 million related to 380 hourly employees who participated in a special attrition program at the Oshawa Facility.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GME recorded charges, interest accretion and other, and revisions to estimates of $31 million in the period January 1, 2009 through July 9, 2009 primarily related to separation charges for early retirement programs and additional liability adjustments, primarily in Germany.

GMIO recorded charges, interest accretion and other, and revisions to estimates of $74 million in the period January 1, 2009 through July 9, 2009 for separation programs primarily related to the following initiatives:

•	Separation charges of $48 million related to voluntary and involuntary separation programs in South America affecting 3,300 salaried and hourly employees.

•	Separation charges in Australia of $19 million related to a facility idling. The program affects employees who left through December 2009.

The following table summarizes GMNA’s restructuring reserves related to dealer wind-down agreements in the period January 1, 2009 through July 9, 2009 (dollars in millions):

	Predecessor
	U.S.	Canada and Mexico	Total
Balance at January 1, 2009	$—	$—	$—
Additions	398	120	518
Payments	—	(2)	(2)

Balance at July 9, 2009	$398	$118	$516

GMNA recorded charges, interest accretion and other, and revisions to estimates of $2.5 billion in the year ended 2008 for separation programs related to the following initiatives:

•

Postemployment benefit costs in the U.S. and Canada of $2.1 billion, which was comprised of $1.7 billion related to previously announced capacity actions and $407 million for special attrition programs.

•	Revisions to estimates that increased the reserve of $320 million.

•	Separation charges of $40 million for a U.S. salaried severance program, which allowed terminated employees to receive ongoing wages and benefits for up to 12 months.

GME recorded charges, interest accretion and other, and revisions to estimates of $286 million in the year ended 2008 for separation programs related to the following initiatives:

•	Separation charges in Germany of $107 million related to early retirement programs, along with additional minor separations under other current programs.

•	Separation charges in Belgium of $92 million related to current and previously announced programs, having previously recorded $341 million in the year ended 2007.

•	Separation charges of $43 million related to separation programs and the cost of previously announced initiatives, which include voluntary separations, in Sweden, the United Kingdom, Spain and France.

GMIO recorded charges and revisions to estimates of $127 million in the year ended 2008 primarily related to separation charges of $51 million in South Africa and South America, and separation charges of $76 million related to a facility idling in Australia.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GMNA recorded charges, interest accretion and other, and revisions to estimates of $336 million in the year ended 2007 for separation programs related to the following initiatives:

•	Postemployment benefit costs of $364 million, which was comprised of $333 million for previously announced capacity actions in the U.S. and Canada and $31 million for special attrition programs.

•	Revisions to estimates to decrease the reserve of $67 million.

•	Separation charges of $18 million for a U.S. salaried severance program, which allowed terminated employees to receive ongoing wages and benefits for up to 12 months.

GME recorded charges, interest accretion and other, and revisions to estimates of $552 million in the year ended 2007 for separation programs related to the following initiatives:

•	Separation charges in Belgium of $341 million related to current and previously announced programs.

•

Separation charges in Germany of $151 million and postemployment liability adjustments of $21 million. These charges and adjustments were primarily related to early retirement programs, along with additional minor separations.

•	Separation charges of $45 million related to initiatives announced in 2006. These included separations in Sweden and the United Kingdom and the closure of the Portugal assembly facility.

•	Revisions to estimates to decrease the reserve of $15 million related to programs in Germany and Belgium.

GMIO recorded charges of $63 million in the year ended 2007 primarily related to charges of $22 million for employee separations in Brazil and charges of $41 million related to a voluntary employee separation program in Australia.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 25. Impairments

The following table summarizes impairment charges (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
GMNA
Goodwill	$—	$—	$154	$—
Intangibles assets	21	—	—	—
Product-specific tooling assets	1	278	291	240
Cancelled powertrain programs	—	42	120	—
Equity and cost method investments	4	28	119	—
Vehicles leased to rental car companies	—	11	160	44
Automotive retail leases (a)	—	—	220	—
Other than temporary impairment charges on debt and equity securities (b)	—	—	47	72

Total GMNA impairment charges	26	359	1,111	356
GME
Goodwill	—	—	456	—
Product-specific tooling assets	—	237	497	—
Vehicles leased to rental car companies	18	36	222	90

Total GME impairment charges	18	273	1,175	90
GMIO
Product-specific tooling assets	1	7	72	19
Asset impairment charges related to restructuring initiatives	—	—	30	—
Other long-lived assets	—	2	—	—

Total GMIO impairment charges	1	9	102	19
Corporate
Other than temporary impairment charges on debt and equity securities (b)	—	11	15	—
Automotive retail leases	—	16	157	—
GMAC Common Membership Interests	—	—	7,099	—
GMAC common stock	270	—	—	—
GMAC Preferred Membership Interests	—	—	1,001	—

Total Corporate impairment charges	270	27	8,272	—

Total impairment charges	$315	$668	$10,660	$465

(a)	The year ended 2008 includes an increase in intersegment residual support and risk sharing reserves of $220 million recorded as a reduction of revenue in GMNA.

(b)	Refer to Note 6 and Note 23 for additional information on marketable securities and financial instruments measured at fair value on a recurring basis. The impairment charges were recorded in Interest income and other non-operating income, net.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize assets measured at fair value (all of which utilized Level 3 inputs) on a nonrecurring basis subsequent to initial recognition (dollars in millions):

		Fair Value Measurements Using
	Successor
	Period Ended December 31, 2009(a)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	July 10, 2009 Through December 31, 2009 Total Losses
Product-specific tooling assets (b)	$—	—	—	$—	$(2)
Equity and cost method investments (other than GMAC)	$1	—	—	$1	$(4)
Vehicles leased to rental car companies (c)	$543-567	—	—	$543-567	$(18)
GMAC common stock	$970	—	—	$970	$(270)
Intangible assets	$—	—	—	$—	$(21)

					$(315)

(a)	Amounts represent the fair value measure (or range of measures) during the period.

(b)	In the period July 10, 2009 through September 30, 2009 and in the fourth quarter of 2009 we recorded impairment charges of $1 million each to write down product-specific tooling assets to their fair value of $0.

(c)	In the period July 10, 2009 through September 30, 2009 we recorded impairment charges of $12 million to write down vehicles leased to rental car companies to their fair value of $543 million. In the fourth quarter we recorded an impairment charge of $6 million to write down vehicles leased to rental car companies to their fair value of $567 million.

		Fair Value Measurements Using
	Predecessor
	Period Ended July 9, 2009(a)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	January 1, 2009 Through July 9, 2009 Total Losses
Product-specific tooling assets (b)	$0-85	—	—	$0-85	$(522)
Cancelled powertrain programs	$—	—	—	$—	$(42)
Other long-lived assets	$—	—	—	$—	$(2)
Equity and cost method investments (other than GMAC)	$—	—	—	$—	$(28)
Vehicles leased to rental car companies (c)	$539-2,057	—	—	$539-2,057	$(47)
Automotive retail leases	$1,519	—	—	$1,519	$(16)

					$(657)

(a)	Amounts represent the fair value measure (or range of measures) during the period.

(b)	In the first quarter we recorded impairment charges of $285 million to write down product-specific tooling assets to their fair value of $85 million. In the second quarter we recorded impairment charges of $237 million to write down product-specific tooling assets to their fair value of $0.

(c)	In the first quarter we recorded impairment charges of $29 million to write down vehicles leased to rental car companies to their fair value $2.1 billion. In the second quarter we recorded impairment charges of $17 million to write down vehicles leased to rental car companies to their fair value of $543 million. In the period July 1, 2009 through July 9, 2009 we recorded impairment charges of $1 million to write down vehicles leased to rental car companies to their fair value of $539 million.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Fair Value Measurements Using
	Predecessor
	Year Ended December 31, 2008(a)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Year Ended December 31, 2008 Total Losses
GMAC Common Membership interests (b)	$612-5,391	—	—	$612-5,391	$(7,099)
GMAC Preferred Membership interests (c)	$43-902	—	—	$43-902	$(1,001)
Equity and Cost Method Investments (other than GMAC) (d)	$0-6	—	—	$0-6	$(119)

					$(8,219)

(a)	Amounts represent the fair value measure (or range of measures) during the period.

(b)	In the first quarter we recorded an impairment charge of $1.3 billion to write down our investment in GMAC Common Membership Interests to its fair value of $5.4 billion. In the second quarter we recorded an impairment charge of $726 million to write down our investment in GMAC Common Membership Interests to its fair value of $3.5 billion. In the fourth quarter we recorded an impairment charge of $5.1 billion to write down our investment in GMAC Common Membership Interests to its fair value of $612 million.

(c)	In the first quarter we recorded an impairment charge of $142 million to write down our investment in GMAC Preferred Membership Interests to its fair value of $902 million. In the second quarter we recorded an impairment charge of $608 million to write down our investment in GMAC Preferred Membership Interests to its fair value of $294 million. In the third quarter we recorded an impairment charge of $251 million to write down our investment in GMAC Preferred Membership Interests to its fair value of $43 million.

(d)	In the fourth quarter, we recorded an impairment charge related to our investment in NUMMI of $94 million to write our investment down to its fair value of $0 and an impairment charge related to our investment in CAMI of $25 million to write our investment down to its fair value of $6 million.

As a result of the adoption of ASC 820-10 in January 2009 fair value disclosures related to nonfinancial assets and liabilities measured on a nonrecurring basis for the periods January 1, 2009 through July 9, 2009 and July 10, 2009 through December 31, 2009 are subsequently discussed.

GM

July 10, 2009 Through December 31, 2009

GMNA

Intangible assets related to product-specific technology were adjusted to their fair value at the time of impairment, resulting in impairment charges of $21 million in the period July 10, 2009 through December 31, 2009. Fair value measurements utilized projected cash flows, discounted at a rate commensurate with the perceived business risks related to technology.

GMNA recorded contract cancellation charges of $80 million related to the cancellation of certain product programs.

GME

Equipment on operating leases, net is comprised of vehicles leased to rental car companies, which were adjusted to their fair value at the time of impairment, resulting in impairment charges of $18 million in the period July 10, 2009 through December 31, 2009. Fair value measurements utilized projected cash flows from vehicle sales at auction.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GMIO

GMIO recorded contract cancellation charges of $2 million related to the cancellation of certain product programs.

Corporate

At July 10, 2009 our application of fresh-start reporting resulted in adjustments of $1.3 billion and $629 million to our investments in GMAC common and GMAC preferred stock to record these investments at their estimated fair value of $1.3 billion and $665 million. In the period July 10, 2009 through December 31, 2009 we received distributions on GMAC common stock of $72 million which decreased the carrying amount of our investment in GMAC common stock.

At December 31, 2009 we determined that indicators were present that suggested our investments in GMAC common and preferred stock could be impaired. Such indicators included the continuing deterioration in GMAC’s mortgage operations, as evidenced by the strategic actions GMAC took in December 2009 to position itself to sell certain mortgage assets. These actions resulted in GMAC recording an increase in its provision for loan losses of $2.4 billion in the fourth quarter of 2009. These indicators also included GMAC’s receipt of $3.8 billion of additional financial support from the UST on December 30, 2009, which diluted our investment in GMAC common stock from 24.5% to 16.6%.

As a result of these impairment indicators, we evaluated the fair value of our investments in GMAC common and preferred stock and recorded an impairment charge of $270 million related to our GMAC common stock to record the investment at its estimated fair value of $970 million. We determined the fair value of these investments using valuation methodologies that were consistent with those we used in our application of fresh-start reporting. In applying these valuation methodologies at December 31, 2009, however, we updated the analyses to reflect changes in market comparables and other relevant assumptions.

Old GM

January 1, 2009 Through July 9, 2009

GMNA

Product-specific tooling assets were adjusted to their fair value at the time of impairment, resulting in impairment charges of $278 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows, discounted at rates commensurate with the perceived business risks related to the assets involved.

Cancelled powertrain programs were adjusted to their fair value at the time of impairment, resulting in impairment charges of $42 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized discounted projected cash flows.

GMNA recorded contract cancellation charges of $157 million related to the cancellation of certain product programs.

CAMI at the time an equity method investee, was adjusted to its fair value, resulting in an impairment charge of $28 million in the three months ended March 31, 2009. The fair value measurement utilized projected cash flows discounted at a rate commensurate with the perceived business risks related to the investment. In March 2009 Old GM determined that due to changes in contractual arrangements, CAMI became a VIE and Old GM was the primary beneficiary, and therefore CAMI was consolidated.

Equipment on operating leases, net is comprised of vehicles leased to rental car companies, which were adjusted to their fair value at the time of impairment, resulting in impairment charges of $11 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows from vehicle sales at auction.

GME

Product-specific tooling assets were adjusted to their fair value at the time of impairments, resulting in impairment charges of $237 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows, discounted at rates commensurate with the perceived business risks related to the assets involved.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GME recorded contract cancellation charges of $12 million related to the cancellation of certain product programs.

Equipment on operating leases, net is comprised of vehicles leased to rental car companies, which were adjusted to their fair value at the time of impairment, resulting in impairment charges of $36 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows from vehicle sales at auction.

GMIO

Product-specific tooling assets were adjusted to their fair value at the time of impairments, resulting in impairment charges of $7 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized certain Level 3 inputs, which included projected cash flows, discounted at rates commensurate with the perceived business risks related to the assets involved.

GMIO recorded contract cancellation charges of $8 million related to the cancellation of certain product programs.

Corporate

Automotive retail leases were adjusted to their fair value at the time of impairment, resulting in impairment charges of $16 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized discounted projected cash flows from lease payments and anticipated future auction proceeds.

2008

GMNA

Goodwill impairment charges of $154 million in the year ended 2008 related to sharply reduced forecasts of automotive sales in the near- and medium-term. Fair value measurements utilized discounted projected cash flows.

NUMMI and CAMI, at the time were equity method investees involved in various aspects of the development and production of vehicles, were adjusted to their fair value, resulting in impairment charges of $94 million and $25 million in the year ended 2008. Fair value measurements utilized projected cash flows, discounted at a rate commensurate with the perceived business risks related to the investments.

GME

Goodwill impairment charges of $456 million in the year ended 2008 related to sharply reduced forecasts of automotive sales in the near- and medium-term. Fair value measurements utilized discounted projected cash flows.

Corporate

In 2008 recessions in the United States and Western Europe and a slowdown in economic growth in the rest of the world negatively affected residential and homebuilding markets and consumer demand for less fuel efficient vehicles, particularly fullsize trucks and sport utility vehicles. In addition, instability of the credit and mortgage markets resulted in an extreme lack of liquidity resulting in prominent North American financial institutions declaring bankruptcy, being seized by the Federal Deposit Insurance Corporation or being sold at distressed valuations, and culminated in the U.S. and foreign governments providing various forms of capital infusions to financial institutions. These economic factors negatively affected GMAC’s global automotive business as well as GMAC’s mortgage operations, which resulted in significant losses including impairment charges of $1.2 billion on GMAC’s portfolio of automotive retail leases in the year ended 2008. As a result of these events, Old GM evaluated its investments in GMAC Common and Preferred Membership Interests, determined that they were impaired and recorded impairment charges on these investments of $7.1 billion and $1.0 billion in the year ended 2008.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In order to determine the fair value of Old GM’s investment in GMAC Common Membership Interests at March 31, June 30 and September 30, 2008, Old GM determined GMAC’s fair value by applying various valuation techniques, which used Level 3 inputs, to its significant business units and then applied its 49% equity interest to the resulting fair value.

•

Auto Finance – Old GM obtained industry data, such as equity and earnings ratios for other industry participants, and developed average multiples for these companies based upon a comparison of their businesses to Auto Finance.

•	Insurance – Old GM developed a peer group, based upon such factors as equity and earnings ratios and developed average multiples for these companies.

•

Mortgage Operations – Old GM previously obtained industry data for an industry participant that Old GM believed to be comparable, and also utilized the implied valuation based on an acquisition of an industry participant who was believed to be comparable. Due to prevailing market conditions at September 30, 2008 Old GM did not believe that comparable industry participants existed; however, Old GM believed that previously available data, in conjunction with certain publicly available information incorporated into the analysis, resulted in an appropriate valuation at September 30, 2008.

•

Commercial Finance Group – Old GM obtained industry data, such as price to earnings ratios, for other industry participants, and developed average multiples for these companies based upon a comparison of their businesses to the Commercial Finance Group.

At December 31, 2008 Old GM’s determination of the fair value of GMAC Common Membership Interests used data from GMAC’s discussions with the Board of Governors of the Federal Reserve System for approval to become a Bank Holding Company under the Bank Holding Company Act of 1956, as amended, in addition to Old GM’s and GMAC’s negotiations with the UST regarding potential borrowings or other capital infusions under the Automotive Industry Financing Program. As part of this process, Old GM and FIM Holdings agreed to convert Old GM’s interests in the GMAC Participation Agreement to GMAC Common Membership Interests in December 2008, and to purchase additional GMAC Common Membership Interests subsequent to December 2008. The conversion of the GMAC Participation Agreement and the subsequent purchase of additional GMAC Common Membership Interests utilized a specified value per GMAC Common Membership Interest as determined and agreed to by the relevant parties to the various transactions, which Old GM subsequently utilized in its determination of GMAC’s fair value, as it was believed the per share value was representative of fair value. Refer to Note 30 for additional information on the GMAC Participation Agreement.

In order to determine the fair value of Old GM’s investment in GMAC Preferred Membership Interests at December 31, 2008, Old GM applied valuation techniques, which used certain Level 3 inputs, to various characteristics of the GMAC Preferred Membership Interests as follows:

•	Using information as to the pricing on similar investments and changes in yields of other GMAC securities, Old GM developed a discount rate for the valuation.

•

Using assumptions as to the receipt of dividends on the GMAC Preferred Membership Interests, the expected call date and a discounted cash flow model, Old GM developed a present value of the related cash flows.

At March 31, June 30, and September 30, 2008 Old GM also used these valuation techniques but the assumptions used at each valuation date varied due to differing market conditions in these periods.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 26. Other Expenses, net

The following table summarizes the components of Other expenses, net (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating and other expenses (income)	$(35)	$22	$409	$545
Pension benefits for certain current and future retirees of Delphi	—	—	—	552
Deconsolidation of Saab expenses, net	(60)	824	—	—
Saab impairment charges	—	88	—	—
Delphi related charges (Note 21)	8	184	4,797	1,547
Depreciation and amortization expense	89	101	749	1,259
Goodwill impairment charges (Note 25)	—	—	610	—
Interest expense	13	16	134	405

Total other expenses, net	$15	$1,235	$6,699	$4,308

Interest expense and depreciation and amortization expense recorded in Other expenses, net relates to a portfolio of automotive retail leases.

Note 27. Stockholders’ Equity (Deficit) and Noncontrolling Interests

GM

Common Stock

We have 5.0 billion shares of common stock authorized, with a par value of $0.01 per share. At December 31, 2009 we had 1.5 billion shares issued and outstanding. Holders of our common stock are entitled to dividends at the sole discretion of our Board of Directors. However, the terms of the Series A Preferred Stock prohibit, subject to exceptions, the payment of dividends on our common stock, unless all accrued and unpaid dividends on the Series A Preferred Stock are paid in full. Holders of common stock are entitled to one vote per share on all matters submitted to our stockholders for a vote. The liquidation rights of holders of our common stock are secondary to the payment or provision for payment of all our debts and liabilities and to holders of our preferred stock, if any such shares are then outstanding. Pursuant to the terms of a Stockholders Agreement we entered into with certain of our stockholders, certain holders of our common stock are entitled to preemptive rights under certain circumstances.

Warrants

In connection with the 363 Sale, we issued two warrants, each to acquire 136.4 million shares of common stock, to MLC and one warrant to acquire 45.5 million shares of common stock to the New VEBA. The first of the MLC warrants is exercisable at any time prior to July 10, 2016 at an exercise price of $10.00 per share, and the second of the MLC warrants is exercisable at any time prior to July 10, 2019 at an exercise price of $18.33 per share. The New VEBA warrant is exercisable at any time prior to December 31, 2015 at an exercise price of $42.31 per share. The number of shares of common stock underlying each of the warrants and the per share exercise price thereof are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

Noncontrolling Interests

In October 2009 we completed our participation in an equity rights offering in GM Daewoo, a majority-owned and consolidated subsidiary, for KRW 491 billion (equivalent to $417 million when entered into). As a result of the participation in the equity rights

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

offering, our ownership interest in GM Daewoo increased from 50.9% to 70.1%. Funds from our UST escrow were utilized for this rights offering.

In December 2009 we acquired the remaining noncontrolling interest of CAMI from Suzuki for $100 million increasing our ownership interest from 50% to 100%. This transaction resulted in no charge to Capital surplus.

The table below summarizes the changes in equity resulting from Net loss attributable to common stockholders and transfers from (to) noncontrolling interests (dollars in millions):

Successor
July 10, 2009 Through December 31, 2009
Net loss attributable to common stockholders	$(4,428)
Increase in capital surplus resulting from GM Daewoo equity rights offering	108

Changes from net loss attributable to common stockholders and transfers from (to) noncontrolling interests	$(4,320)

Old GM

Preferred Stock

Old GM had 6 million shares of preferred stock authorized, without par value. The preferred stock ranked senior to its common stock and any other class of stock it previously issued. Holders of preferred stock were entitled to receive cumulative dividends, when and as declared by Old GM’s Board of Directors on a quarterly basis. Old GM had no shares of preferred stock issued and outstanding at December 31, 2008.

Preference Stock

Old GM had 100 million shares of preference stock authorized, with a par value of $0.10. The preference stock was issuable in series with such voting powers, designations, powers, privileges, and rights and such qualifications, limits, or restrictions as may be determined by Old GM’s Board of Directors, without stockholder approval. The preference stock ranked junior to Old GM’s preferred stock and senior to its common stock. Holders of preference stock were entitled to receive dividends, which may or may not have been cumulative when and as declared by Old GM’s Board of Directors. Old GM had no shares of preference stock issued and outstanding at December 31, 2008.

Common Stock

Old GM had 2.0 billion shares of common stock authorized, with a par value of $1 2/3. Old GM had 801 million shares issued and 610 million shares outstanding at December 31, 2008.

Warrants

As additional consideration for entering into the UST Loan Agreement, Old GM issued warrants to the UST for 122 million shares of common stock exercisable at $3.57 per share, which was 19.99% of the number of shares of common stock outstanding at December 31, 2008. The warrants were perpetual and were assigned a fair value of $164 million at December 31, 2008. In determining this value, Old GM utilized the observable market value of tradable call options on its common stock. The difference in terms between the warrants and the observable call options on its common stock was determined to have an insignificant effect on the value of the warrants. Key inputs in the value of the call options were Old GM’s common stock price and its expected volatility on common stock returns. An increase of 10% in Old GM’s common stock price would have increased the fair value of the warrants by

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$28 million and a decrease of 10% in Old GM’s common stock price would have decreased the fair value of the warrants by $26 million. An increase or decrease in volatility of 10% would have caused an increase or decrease in the fair value of the warrants of $16 million. As the warrants did not meet the accounting requirements to be classified as an equity instrument, the warrants were recorded in Other liabilities and because the warrants met the definition of a derivative, they were recorded at fair value prospectively, with changes in fair value recognized in earnings. Old GM was entitled to repurchase the warrants or shares issued through the exercise of the warrants at fair value once it had repaid amounts outstanding under the UST Loan Agreement. In connection with the 363 Sale, the UST returned the warrants previously issued to it from Old GM.

Treasury Stock

Old GM held 190 million shares of treasury stock, net of re-issuances, at December 31, 2008. Old GM accounted for treasury stock at cost, with the amount in excess of par value charged to Capital surplus (principally additional paid-in capital).

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the components of Accumulated other comprehensive income (loss), net of taxes:

	Successor	Predecessor
	December 31, 2009	December 31, 2008	December 31, 2007
Foreign currency translation adjustments	$157	$(2,122)	$(967)
Net unrealized gain (loss) on derivatives	(1)	(490)	321
Net unrealized gain (loss) on securities	2	(33)	265
Defined benefit plans, net	1,430	(29,694)	(13,606)

Accumulated other comprehensive income (loss)	$1,588	$(32,339)	$(13,987)

Other Comprehensive Income (Loss)

The following tables summarize the components of Other comprehensive income (loss) attributable to common stockholders:

	Successor
	July 10, 2009 Through December 31, 2009
	Pre-tax Amount	Tax Expense (Credit)	Net Amount
Foreign currency translation adjustments	$135	$11	$124
Net unrealized gain on derivatives	(1)	—	(1)
Unrealized gain on securities	7	5	2
Defined benefit plans
Prior service cost from plan amendments	112	130	(18)
Actuarial gain from plan measurements	2,702	1,247	1,455
Less: amortization of actuarial loss included in net periodic benefit cost	(6)	1	(7)

Net actuarial amounts	2,696	1,248	1,448

Defined benefit plans, net	2,808	1,378	1,430

Other comprehensive income (loss)	2,949	1,394	1,555
Less: other comprehensive (income) loss attributable to noncontrolling interests	(33)	—	(33)

Other comprehensive income (loss) attributable to common stockholders	$2,982	$1,394	$1,588

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	January 1, 2009 Through July 9, 2009			Years Ended December 31,
				2008			2007
	Pre-tax Amount	Tax Expense (Credit)	Net Amount	Pre-tax Amount	Tax Expense (Credit)	Net Amount	Pre-tax Amount	Tax Expense (Credit)	Net Amount
Foreign currency translation gain (loss)	$187	$40	$147	$(1,289)	$27	$(1,316)	$807	$(220)	$1,027
Net unrealized gain (loss) on derivatives	145	(131)	276	(1,284)	(53)	(1,231)	(452)	(142)	(310)
Unrealized gain (loss) on securities	46	—	46	(298)	—	(298)	(23)	(6)	(17)
Defined benefit plans
Prior service benefit (cost) from plan amendments	(3,882)	(1,551)	(2,331)	449	(1)	450	(2,813)	(700)	(2,113)
Amortization of prior service cost included in net periodic benefit cost	5,162	3	5,159	(5,063)	284	(5,347)	(5)	73	(78)

Net prior service benefit (cost)	1,280	(1,548)	2,828	(4,614)	283	(4,897)	(2,818)	(627)	(2,191)
Actuarial gain (loss) from plan measurements	(2,574)	1,532	(4,106)	(14,684)	(120)	(14,564)	8,910	2,066	6,844
Amortization of actuarial loss included in net periodic benefit cost	(2,109)	22	(2,131)	3,524	159	3,365	1,723	331	1,392

Net actuarial amounts	(4,683)	1,554	(6,237)	(11,160)	39	(11,199)	10,633	2,397	8,236
Net transition assets from plan initiations	6	1	5	—	—	—	—	—	—
Amortization of transition asset /obligation included in net periodic benefit cost	(5)	(1)	(4)	11	3	8	2	4	(2)

Net transition amounts	1	—	1	11	3	8	2	4	(2)
Defined benefit plans, net	(3,402)	6	(3,408)	(15,763)	325	(16,088)	7,817	1,774	6,043

Other comprehensive income (loss)	(3,024)	(85)	(2,939)	(18,634)	299	(18,933)	8,149	1,406	6,743
Less: other comprehensive (income) loss attributable to noncontrolling interests	92	—	92	(581)	—	(581)	(340)	(97)	(243)

Other comprehensive income (loss) attributable to common stockholders	$(3,116)	$(85)	$(3,031)	$(18,053)	$299	$(18,352)	$8,489	$1,503	$6,986

Note 28. Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share have been computed by dividing Income (loss) from continuing operations attributable to common stockholders, Income from discontinued operations attributable to common stockholders or Net income (loss) attributable to common stockholders by the weighted-average common shares outstanding in the period.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes basic and diluted earnings (loss) per share (in millions, except for per share amounts):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009(a)	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Basic
Income (loss) from continuing operations attributable to common stockholders (b)	$(3.58)	$178.63	$(53.47)	$(76.16)
Income from discontinued operations attributable to common stockholders	—	—	—	8.04

Net income (loss) attributable to common stockholders (b)	$(3.58)	$178.63	$(53.47)	$(68.12)

Weighted-average common shares outstanding	1,238	611	579	566
Diluted
Income (loss) from continuing operations attributable to common stockholders (b)	$(3.58)	$178.55	$(53.47)	$(76.16)
Income from discontinued operations attributable to common stockholders	—	—	—	8.04

Net income (loss) attributable to common stockholders (b)	$(3.58)	$178.55	$(53.47)	$(68.12)

Weighted-average common shares outstanding	1,238	611	579	566

(a)	All applicable Successor share, per share and related information has been adjusted retroactively for the three-for-one stock split effected on November 1, 2010.
(b)	The period July 10, 2009 through December 31, 2009 includes accumulated but unearned dividends of $34 million on Series A Preferred Stock, which increases Net loss attributable to common stockholders, and excludes dividends of $252 million on Series A Preferred Stock, which were paid to the New VEBA prior to December 31, 2009. The 260 million shares of Series A Preferred Stock issued to the New VEBA were not considered outstanding until December 31, 2009 due to the terms of the 2009 Revised UAW Settlement Agreement.

GM

Due to our net loss in the period July 10, 2009 through December 31, 2009 the assumed exercise of warrants outstanding had an antidilutive effect and were therefore excluded from the computation of diluted loss per share. The number of such warrants not included in the computation of diluted loss per share was 318 million in the period July 10, 2009 through December 31, 2009.

In connection with the 363 Sale, we issued 263 million shares of our common stock to the New VEBA, which were not considered outstanding for accounting purposes until December 31, 2009 as they did not qualify as plan assets. Because these shares were not considered outstanding until December 31, 2009 they did not affect the calculation of the weighted-average common shares outstanding. Refer to Note 19 for additional information on the 2009 Revised UAW Settlement Agreement.

Under the Purchase Agreement, we are obligated to issue Adjustment Shares in the event that allowed general unsecured claims against MLC, as estimated by the Bankruptcy Court, exceed $35.0 billion. The maximum number of Adjustment Shares issuable is 30 million shares (subject to adjustment to take into account stock dividends, stock splits and other transactions). The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion with the maximum Adjustment Shares issued if estimated general unsecured claims total $42.0 billion or more. We determined that it is probable that general unsecured claims allowed against MLC will ultimately exceed $35.0 billion by at least $2.0 billion. In that circumstance, under the terms of the Purchase Agreement, we would be required to issue 8.6 million Adjustment Shares to MLC as an adjustment to the purchase price. These Adjustment Shares were excluded from the computation of basic and diluted loss per share as they were not issued or outstanding at December 31, 2009 and the effect would have been anti-dilutive, however, they may be dilutive in the future.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In November and December 2009 we granted restricted stock units (RSUs) to certain global executives. Since awards will be payable in cash if settled prior to six months after a completion of a successful initial public offering, the salary stock awards are excluded from the computation of diluted loss per share. At December 31, 2009 1.1 million RSUs were outstanding. Refer to Note 29 for additional information on RSUs.

Old GM

In the period January 1, 2009 through July 9, 2009 diluted earnings per share included the potential effect of the assumed exercise of certain stock options. The number of stock options and warrants that were excluded in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares was 208 million.

Due to Old GM’s net losses in the years ended 2008 and 2007, the assumed exercise of stock options and warrants had an antidilutive effect and therefore was excluded from the computation of diluted loss per share. The number of such options and warrants not included in the computation of diluted loss per share was 101 million and 104 million in the years ended 2008 and 2007.

No shares potentially issuable to satisfy the in-the-money amount of Old GM’s convertible debentures have been included in the computation of diluted income (loss) per share for the period January 1, 2009 through July 9, 2009 and in the years ended 2008 and 2007 as the conversion options in various series of convertible debentures were not in-the-money.

Note 29. Stock Incentive Plans

GM

Our stock incentive plans consist of the 2009 Long-Term Incentive Plan (2009 GMLTIP) and the Salary Stock Plan (GMSSP). Both plans are administered by the Executive Compensation Committee of our Board of Directors. No awards were granted under the 2009 GMLTIP in the year ended 2009.

The following table summarizes compensation expense and total Income tax expense recorded for the GMSSP (dollars in millions):

Successor
July 10, 2009 Through December 31, 2009
Compensation expense	$23
Income tax expense	$8

Long-Term Incentive Plan

The 2009 GMLTIP consists of RSUs that may be granted to global executives. The RSUs provide participants with the opportunity to earn shares of stock determined by dividing the award value by the fair market value per share on the grant date. The aggregate number of shares that may be granted under this plan and the GMSSP discussed below shall not exceed 30 million shares. There were no RSUs granted under this plan in the year ended 2009.

Awards granted under the 2009 GMLTIP will generally vest over a three year service period. Compensation cost for these awards will be recorded on a straight line basis over the vesting period. The awards for the Top 25 highest compensated employees will settle in 25% increments in conjunction with each 25% of our Troubled Asset Relief Program (TARP) obligations that are repaid. The awards for the non-top 25 highest compensated employees will settle in 25% increments in conjunction with each 25% of the U.S. and Canadian Government loans that are repaid.

Retirement eligible participants that are non-top 25 highest compensated employees, who retire during the service period, will retain and vest a pro-rata portion of RSUs. The vested award will be payable on the third anniversary date of the grant. Compensation cost for these employees will be recognized on a straight-line basis over the requisite service period.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All awards will be payable in cash if settled prior to six months after completion of an initial public offering, therefore awards granted will be classified as a liability until the completion of an initial public offering. In the event an initial public offering is completed, awards expected to settle six months after the initial public offering will be accounted for as a modification from a liability to equity award since the awards will then be required to be settled in our common stock.

Salary Stock

In November 2009 we began granting salary stock to certain global executives under the GMSSP. Under the GMSSP, a portion of each participant’s total annual compensation is accrued and converted to RSUs at each salary payment date. Effective in 2010, a portion of each participant’s salary accrued on each salary payment date will be converted to RSUs on a quarterly basis. The aggregate number of shares that may be granted under this plan and the 2009 GMLTIP shall not exceed 30 million shares.

The awards are fully vested and nonforfeitable upon grant, therefore compensation cost is fully recognized on the date of grant. The awards will be settled on each of the second, third, and fourth anniversary dates of grant with each installment redeemable one year earlier if we repay the financial assistance we received from the UST under the TARP program. The awards will be payable in cash if settled prior to six months after completion of an initial public offering; therefore, these awards will be classified as a liability until the completion of an initial public offering. In the event an initial public offering is completed, awards expected to settle six months after the initial public offering will be accounted for as a modification from a liability to equity award since the awards will then be required to be settled in our common stock.

The fair value of each RSU under the 2009 GMLTIP and GMSSP is based on the fair value of our common stock. Since there currently is no observable publicly traded price for our common stock, we have developed a methodology to calculate the value of our common stock based on our discounted cash flow analysis updated through December 31, 2009. Refer to Note 2 for additional information on the key assumptions used to estimate our reorganization value at July 10, 2009 and our discounted cash flow analysis.

The following table summarizes our RSU activity under the GMSSP in the period July 10, 2009 through December 31, 2009 (RSUs in millions):

	Successor
	RSUs
	Shares	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
RSUs outstanding at July 10, 2009	—	$—
Granted	1.1	$16.39
Exercised	—	$—
Forfeited or expired	—	$—

RSUs outstanding at December 31, 2009	1.1	$16.39	—	$—

RSUs expected to vest at December 31, 2009	1.1	$16.39	—	$—

RSUs exercisable at December 31, 2009	—	$—	—	$—

Old GM

Old GM’s stock incentive plans were comprised of the 2007 Old GM Long-Term Incentive Plan (GMLTIP), the 2002 Old GM Stock Incentive Plan (GMSIP), the 2002 GMLTIP, the 1998 Old GM Salaried Stock Option Plan (GMSSOP), the 2007 Old GM Cash-Based Restricted Stock Unit Plan (GMCRSU) and the 2006 GMCRSU, or collectively the Old GM Stock Incentive Plans. The

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GMLTIP, GMSIP and the GMCRSU plans were administered by Old GM’s Executive Compensation Committee of its Board of Directors. The GMSSOP was administered by Old GM’s Vice President of Global Human Resources. In connection with the 363 Sale, MLC retained the awards granted under the Old GM Stock Incentive Plans.

The following table summarizes compensation expense (benefit) and total Income tax expense (benefit) recorded for the Old GM Stock Incentive Plans (dollars in millions):

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Compensation expense (benefit)	$(10)	$(65)	$136
Income tax expense (benefit) (a)	$—	$3	$(21)

(a)	Income tax expense (benefit) does not include U.S. and non-U.S. jurisdictions which have full valuation allowances.

In 2008 Old GM extended voluntary early retirement offers under its 2008 Salaried Window Program to certain of its U.S. salaried employees, including certain U.S. executives, as part of its plan to reduce salary related expenses. Under the terms of the 2008 Salaried Window Program, option awards granted to executives were modified to vest immediately and remain exercisable until the expiration date of the grant. Approximately 200 U.S. executives accepted the 2008 Salaried Window Program. The modifications of the stock option awards were accounted for as a cancellation of the original award and the issuance of a new award. The effect of this award modification on compensation expense was $6 million.

In August 2007 Old GM completed the sale of the commercial and military operations of its Allison business. Allison employees who participated in Old GM’s stock incentive plans were considered terminated employees on the date of sale. Based on this change in employment status, certain outstanding nonvested share-based payment awards were forfeited. The remaining outstanding share-based payment awards were prorated for previous employment services as provided for under the original terms of the award and would remain exercisable for the earlier of three years from the date of termination, or the expiration of the option.

Stock Options

Under the GMSIP, 27 million shares of Old GM’s common stock were eligible for grants from June 2002 through May 2007. Stock option grants awarded since 1997 were generally exercisable one-third after one year, another one-third after two years and fully exercisable three years from the date of grant. Option prices were 100% of fair value on the date of grant, and the options generally expired 10 years from the date of grant, subject to earlier termination under certain conditions. Old GM’s policy was to issue treasury shares upon exercise of employee stock options.

In 2007 the GMSIP was replaced with the 2007 GMLTIP. Under the 2007 GMLTIP, 16 million shares of Old GM’s common stock were eligible for grants from June 2007 through May 2012. Stock options granted under this plan were generally exercisable one-third after one year, another one-third after two years and fully exercisable three years from the date of grant. Option prices were 100% of fair value on the date of grant, and the options generally expired 10 years from the date of grant, subject to earlier termination under certain conditions. Old GM’s policy was to issue treasury shares upon exercise of employee stock options.

The GMSSOP commenced in January 1998 and no shares were available for grants after December 2006. The number of shares that could be awarded each year was determined by Old GM’s management and stock options awarded under this plan were exercisable two years from the date of grant. There were no option grants made under the plan after 2004. Option prices were 100% of fair value on the date of grant, and the options generally expired 10 years and two days from the date of grant subject to earlier termination under certain conditions.

The fair value of each option grant, except for the performance-contingent option awards as subsequently discussed, was estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions discussed in the following table. Expected volatility was based on both the implied and historical volatilities of Old GM’s common stock. The expected term of

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options represented the period of time that the options were expected to be outstanding. Old GM used historical data to estimate option exercise and employee termination within the valuation model. For option grants made prior to 2008 Old GM used the modified prospective application method. The dividend yield was based on Old GM’s stock price at the date of grant. The interest rate during the expected term of the option was based on the U.S. Treasury yield curve in effect at the time of the grant.

The following table summarizes assumptions used to estimate the date of grant fair value of Old GM’s stock options:

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	2007 GMLTIP	2007 GMLTIP	GMSIP
Interest rate	—%	3.0%	5.0%
Expected term (years)	—	7.3	6.0
Expected volatility	—%	44.6%	35.8%
Dividend yield	—%	4.3%	3.4%

The following table summarizes changes in the status of Old GM’s outstanding stock options, including performance-contingent stock options which are subsequently discussed (options in millions):

	Predecessor
	2007 GMLTIP
	Shares Under Option	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2009	76	$50.90
Granted	—	$—
Exercised	—	$—
Forfeited or expired	(11)	$68.50

Options outstanding at July 9, 2009	65	$47.92	3.5	$—

Options expected to vest at July 9, 2009	4	$24.69	8.4	$—

Options vested and exercisable at July 9, 2009	61	$49.24	3.2	$—

	Predecessor
	GMSSOP
	Shares Under Option	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2009	22	$55.44
Granted	—	$—
Exercised	—	$—
Forfeited or expired	(4)	$67.40

Options outstanding at July 9, 2009	18	$52.90	2.6	$—

Options vested and exercisable at July 9, 2009	18	$52.90	2.6	$—

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes Old GM’s stock options granted or exercised under the 2007 GMLTIP and GMSIP (options in millions):

	Predecessor
	2007 GMLTIP		GMSIP
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Options granted	—	4	3
Weighted-average grant date fair value	$—	$7.29	$8.76
Options exercised	—	—	—
Intrinsic value of options exercised	$—	$—	$3

There were no GMSSOP options granted or exercised in the period January 1, 2009 through July 9, 2009, and the years ended 2008 and 2007. There were no tax benefits realized from the exercise of share-based payment arrangements in the period January 1, 2009 through July 9, 2009, and the years ended 2008 and 2007.

Market-Contingent Stock Options

In March 2008 Old GM granted market-contingent option awards under the 2007 GMLTIP. These awards had a minimum one-year service vesting period followed by a four-year performance period in which all options would vest once Old GM’s common stock traded at or above $40 for any 10 days within a 30 day trading period. If both vesting conditions were met, the option would expire seven years from the date of grant. If, however, the market condition was not met, the option would expire five years from the date of grant. Option prices were 100% of the fair value on the date of grant.

Old GM recognized the fair value of these options over the weighted-average derived service period of 1.8 years in the year ended 2008. The interest rates that Old GM used to determine the grant date fair value of these options were based on the term structure of the U.S. Treasury yield curve on the grant date. The volatility used was a blend of implied and historical volatilities of Old GM’s common stock. The expected term was derived using the Monte-Carlo simulation model to determine fair value. The dividend yield was based upon historical dividend yields.

The following table summarizes the assumptions used to estimate the grant date fair value of the market-contingent stock options:

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Interest rate	—	1.7% - 3.1%
Expected term (years)	—	1.8
Expected volatility	—	44.0%
Dividend yield	—	3.2%

The following tables summarize Old GM’s market-contingent stock options (options in millions):

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008
Options granted	—	0.7
Weighted-average grant date fair value	—	$7.00
Options exercised	—	—
Weighted-average exercise price	—	$23.13
Options forfeited or expired	—	—

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor
July 9, 2009
Options outstanding	0.7
Aggregate intrinsic value	$—
Weighted-average contractual term (years)	5.7

Summary of Nonvested Awards

The following table summarizes the status of Old GM’s nonvested awards (option awards in millions):

	Predecessor
	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2009	7	$7.67
Granted	—	$—
Vested	(3)	$7.65
Forfeited	—	$8.15

Nonvested at July 9, 2009	4	$7.68

At July 9, 2009 the total unrecognized compensation expense related to nonvested option awards granted under the Old GM Stock Incentive Plans was $2 million. This expense was expected to be recorded over a weighted-average period of 1.2 years.

The following table summarizes cash received from option exercises (dollars in millions):

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash received	$—	$—	$1

Stock Performance Plans

The 2007 GMLTIP, formerly the 2002 GMLTIP, was comprised of awards granted to participants based on a minimum percentile ranking of Old GM’s total stockholder return compared to all other companies in the S&P 500 for the same performance period. The target number of shares of Old GM’s common stock that could be granted each year was determined by Old GM’s management. The 2008 and 2007 grants each had four separate performance periods consisting of three one-year performance periods and one three-year performance period. The final award payouts could vary based on Old GM’s total shareholder return, as previously discussed. There were no stock performance plan shares granted in the period January 1, 2009 to July 9, 2009.

The following table summarizes outstanding stock performance plan shares at July 9, 2009 (shares in millions):

	Predecessor
Granted	Shares(a)	Weighted-Average Grant-Date Fair Value
2007	1	$33.70
2008	1	$18.43

Total outstanding	2

(a)	Excludes shares that have not met performance condition.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Old GM was required to settle these awards in cash. As a result, these cash-settled awards were recorded as a liability until the date of final award payout. The fair value of each cash-settled award was remeasured at the end of each reporting period and the liability and expense adjusted based on the change in fair value. The shares indicated in the preceding table were the targeted number of shares that would be used in the final award calculation should the targeted performance condition have been achieved. Final payout was subject to approval by Old GM’s Executive Compensation Committee of the Board of Directors.

The fair value of each cash-settled award under the GMLTIP plans was estimated on the date of grant, and for each subsequent reporting period, remeasured using a Monte-Carlo simulation model that used the multiple input variables. Expected volatility was based upon a combination of the implied volatility from Old GM’s tradable options and historical volatility, including the historical volatilities of other stocks in the S&P 500. The expected term of these target awards represented the remaining time in the performance period. The risk-free rate for periods during the contractual life of the performance shares was based on the U.S. Treasury yield curve in effect at the time of valuation. Since the payout depended on Old GM’s total stockholder return performance ranked with the total stockholder return performance of all other S&P 500 companies, the valuation also depended on the performance of all stocks in the S&P 500 from the date of grant to the exercise date as well as estimates of the correlations among their future performance. The fair value of the performance plan shares was $0 at July 9, 2009 for the awards granted in the years ended 2008 and 2007.

The weighted-average remaining contractual term was 0.8 years for target awards outstanding at July 9, 2009. As the threshold performance required for a payment under the 2006-2008 award was not achieved, there were no cash payments made for this award in the period January 1, 2009 through July 9, 2009. There will be no cash payments for the 2007-2009 and 2008-2010 performance periods.

Cash-Based Restricted Stock Units

The 2007 and 2006 GMCRSU plans provided cash equal to the value of underlying restricted share units to certain of Old GM’s global executives at predetermined vesting dates. Awards under the plan vested and were paid in one-third increments on each anniversary date of the award. Compensation expense was recorded on a straight-line basis over the requisite service period for each separately vesting portion of the award. Since the awards were settled in cash, they were recorded as a liability until the date of payment. The fair value of each cash-settled award was remeasured at the end of each reporting period and the liability and related expense adjusted based on the new fair value.

The fair value of each GMCRSU was based on Old GM’s common stock price on the date of grant and each subsequent reporting period until the date of settlement.

The following tables summarize GMCRSUs (GMCRSUs in millions):

	Predecessor
	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Number of GMCRSUs granted	—	6	5
Weighted-average date of grant fair value	$2.24	$23.01	$29.39
Total payments made for GMCRSUs vested (millions)	$10	$60	$42

Predecessor
July 9, 2009
GMCRSUs outstanding	5
Fair value per share	$0.84
Weighted-average remaining contractual term (years)	1.4

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 30. Transactions with GMAC

Old GM entered into various operating and financing arrangements with GMAC (GMAC Services Agreements), a related party. In connection with the 363 Sale, we assumed the terms and conditions of the GMAC Services Agreements. The following tables describe the financial statement effects of and maximum obligations under these agreements (dollars in millions):

	Successor		Predecessor
	December 31, 2009		December 31, 2008
Operating lease residuals
Residual support (a)
Liabilities recorded	$369		$705
Maximum obligation	$1,159		$1,432
Risk sharing (a)
Liabilities recorded	$366		$1,233
Maximum obligation	$1,392		$1,724
Note payable to GMAC	$35		$35
Vehicle repurchase obligations
Maximum obligations	$14,249	*	$19,836
Fair value of guarantee	$46		$8

*	Amount originally reported as $14,058 in our 2009 Form 10-K. Refer to Note 3.

(a)	Represents liabilities recorded and maximum obligations for agreements entered into prior to December 31, 2008. Agreements entered into in 2009 do not include residual support or risk sharing programs.

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Marketing incentives and operating lease residual payments (a)	$695	$601	$3,400	$4,533
Exclusivity fee revenue	$47	$52	$105	$105
Royalty income	$7	$8	$16	$18

(a)	Payments to GMAC related to U.S. marketing incentive and operating lease residual programs. Excludes payments to GMAC related to the contractual exposure limit, as subsequently discussed.

Marketing Incentives and Operating Lease Residuals

As a marketing incentive, interest rate support, residual support, risk sharing, capitalized cost reduction and lease pull-ahead programs are initiated as a way to lower customers’ monthly lease and retail contractual payments.

Under an interest rate support program, GMAC is paid an amount at the time of lease or retail contract origination to adjust the interest rate in the retail contract or implicit in the lease below GMAC’s standard interest rate. Such marketing incentives are referred to as rate support or subvention and the amount paid at contract origination represents the present value of the difference between the customer’s contractual rate and GMAC’s standard rate for a given program.

Under a residual support program, a customer’s contract residual value is adjusted above GMAC’s standard residual value. GMAC is reimbursed to the extent that sales proceeds are less than the customer’s contract residual value, limited to GMAC’s standard residual value. As it relates to GMAC’s U.S. lease originations and U.S. balloon retail contract originations occurring after April 30, 2006, Old GM agreed to pay the present value of the expected residual support owed to GMAC at the time of contract origination as opposed to after contract termination when the off-lease vehicles are sold. The actual residual support amount owed to GMAC is calculated as the contracts terminate and, in cases where the actual amount differs from the expected amount paid at contract origination, the difference is paid to or paid by GMAC, depending if sales proceeds are lower or higher than estimated at contract origination.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under a risk-sharing arrangement, residual losses are shared equally with GMAC to the extent that remarketing proceeds are below GMAC’s standard residual value (limited to a floor). As a result of revisions to the risk-sharing arrangement, Old GM agreed to pay GMAC a quarterly fee through 2014. Old GM accrued $108 million in the year ended 2008 related to this arrangement.

In the event it is publicly announced that a GM vehicle brand will be discontinued, phased-out, sold or other strategic options are being considered, the residual value of the related vehicles may change. If such an announcement in the U.S. or Canada results in an estimated decrease in the residual value of the related vehicles, GMAC will be reimbursed for the estimated decrease for certain vehicles for a certain period of time. If such an announcement results in an increase in the residual value of the related vehicles, GMAC will pay the increase in the sale proceeds received at auction. Announcements made in the periods January 1, 2009 through July 9, 2009 and July 10, 2009 through December 31, 2009 to discontinue, phase-out or sell a GM vehicle brand did not have a significant effect on residual values of the related vehicles. In the year ended 2008 we recorded a liability of $148 million related to announcements to discontinue, phase-out or sell certain GM vehicle brands.

Under a capitalized cost reduction program, GMAC is paid an amount at the time of lease or retail contract origination to reduce the principal amount implicit in the lease or retail contract below the standard manufacturers’ suggested retail price.

Under a lease pull-ahead program, a customer is encouraged to terminate their lease early and buy or lease a new GM vehicle. As part of such a program, GMAC waives the customer’s remaining payment obligation under their current lease, and GMAC is compensated for any foregone revenue from the waived payments. Since these programs generally accelerate the resale of the vehicle, the proceeds are typically higher than if the vehicle had been sold at contract maturity. The reimbursement to GMAC for the foregone payments is reduced by the amount of this benefit. Anticipated payments are made to GMAC each month based on the estimated number of customers expected to participate in a lease-pull ahead program. These estimates are adjusted once all vehicles that could have been pulled-ahead have terminated and the vehicles have been sold. Any differences between the estimates and the actual amounts owed to or from GMAC are subsequently settled.

The terms and conditions of interest rate support, residual support, risk sharing, capitalized cost reduction, and lease pull-ahead programs are included in the GMAC Services Agreements. In December 2008 Old GM and GMAC agreed, among other things, to modify certain terms and conditions of the GMAC Services Agreements pursuant to a preliminary term sheet (GMAC Term Sheet). A primary objective of the GMAC Services Agreements continues to be supporting the distribution and marketing of our and previously Old GM’s products. In May 2009 Old GM entered into the Amended and Restated United States Consumer Financing Services Agreement (Amended Financing Agreement) with an effective date of December 29, 2008. The terms of the Amended Financing Agreement were consistent with the GMAC Term Sheet.

Exclusivity Arrangement

In November 2006 Old GM granted GMAC exclusivity for U.S., Canadian and international GM-sponsored consumer and wholesale marketing incentives for products in specified markets around the world, with the exception of Saturn branded products. In return for exclusivity, GMAC paid an annual exclusivity fee of $105 million ($75 million for the U.S. retail business, $15 million for the Canadian retail business, $10 million for the international operations retail business, and $5 million for the dealer business).

As a result of the Amended Financing Agreement, Old GM and GMAC agreed to modify certain terms related to the exclusivity arrangements: (1) for a two-year period, retail financing incentive programs can be offered through a third party financing source under certain specified circumstances, and in some cases subject to the limitation that pricing offered by such third party meets certain restrictions, and after such two-year period any such incentive programs can be offered on a graduated basis through third parties on a non-exclusive, side-by-side basis with GMAC provided that pricing with such third parties meets certain requirements; (2) GMAC has no obligation to provide financing; and (3) GMAC has no targets against which it could be assessed penalties. After December 24, 2013, we will have the right to offer retail financing incentive programs through any third party financing source, including GMAC, without any restrictions or limitations.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Beginning in 2009 under the Amended Financing Agreement, Old GM agreed to pro-rate the exclusivity fee in the U.S. and Canada under certain circumstances if incentives were offered through a third party financing source. The international exclusivity fee arrangement remains unchanged and the dealer exclusivity fee was terminated.

Participation Agreement

In June 2008 Old GM, along with FIM Holdings entered into the GMAC Participation Agreement with GMAC, which provided that both parties would provide specified loan amounts to GMAC to fund ResCap. Through December 2008 Old GM funded the maximum obligation of $368 million. Old GM recorded interest income of $21 million in the year ended 2008 related to the GMAC Participation Agreement.

In December 2008 Old GM and FIM Holdings entered into the GMAC Exchange Agreement with GMAC. Pursuant to the GMAC Exchange Agreement, Old GM and FIM Holdings exchanged their respective amounts funded under the GMAC Participation Agreement for 79,368 Class B Common Membership Interests and 82,608 Class A Common Membership Interests. As the carrying amount of the amount funded under the GMAC Participation Agreement approximated fair value, Old GM did not recognize a gain or loss on the exchange.

Contractual Exposure Limit

An agreement between GMAC and Old GM limited certain unsecured obligations to GMAC in the U.S. arising from the GMAC Services Agreements to $1.5 billion. In accordance with the Amended Financing Agreement, Old GM and GMAC agreed to increase the probable potential unsecured exposure limit from $1.5 billion in the United States to $2.1 billion globally. In addition, GMAC’s maximum potential unsecured exposure to us cannot exceed $4.1 billion globally. Old GM and GMAC also agreed to reduce the global unsecured obligation limit from $2.1 billion to $1.5 billion by December 30, 2010. Additionally, Old GM and GMAC agreed that the sum of the maximum unsecured and committed secured exposures at December 30, 2010 will not exceed the greater of $3.0 billion or 15% of GMAC’s capital.

Vehicle Repurchase Obligations

In May 2009 Old GM and GMAC agreed to expand Old GM’s repurchase obligations for GMAC financed inventory at certain dealers in Europe, Asia, Brazil and Mexico. In November 2008 Old GM and GMAC agreed to expand repurchase obligations for GMAC financed inventory at certain dealers in the United States and Canada. Prior to November 2008, Old GM was obligated, pursuant to dealer agreements, to repurchase certain GMAC financed inventory, limited to current model year vehicles and prior model year vehicles in dealer inventory less than 120 days, in the event of a termination of the related dealer’s sales and service agreement. The current agreement with GMAC requires the repurchase of GMAC financed inventory invoiced to dealers after September 1, 2008, with limited exclusions, in the event of a qualifying voluntary or involuntary termination of the dealer’s sales and service agreement. Repurchase obligations exclude vehicles which are damaged, have excessive mileage or have been altered. The repurchase obligation ended in August 2009 for vehicles invoiced through August 2008, ends in August 2010 for vehicles invoiced through August 2009 and ends August 2011 for vehicles invoiced through August 2010.

The maximum potential amount of future payments required to be made to GMAC under this guarantee would be based on the repurchase value of total eligible vehicles financed by GMAC in dealer stock. If vehicles are required to be repurchased under this arrangement, the total exposure would be reduced to the extent vehicles are able to be resold to another dealer. The fair value of the guarantee, which considers the likelihood of dealers terminating and estimated loss exposure for ultimate disposition of vehicles, was recorded as a reduction of revenue.

Automotive Retail Leases

In November 2006 GMAC transferred automotive retail leases to Old GM, along with related debt and other assets. GMAC retained an investment in a note, which is secured by the automotive retail leases. GMAC continues to service the portfolio of automotive retail leases and related debt and receives a servicing fee. GMAC is obligated, as servicer, to repurchase any equipment on

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating leases that are in breach of any of the covenants in the securitization agreements. In addition, in a number of the transactions securitizing the equipment on operating leases, the trusts issued one or more series of floating rate debt obligations and entered into derivative transactions to eliminate the market risk associated with funding the fixed payment lease assets with floating interest rate debt. To facilitate these securitization transactions, GMAC entered into secondary derivative transactions with the primary derivative counterparties, essentially offsetting the primary derivatives. As part of the transfer, Old GM assumed the rights and obligations of the primary derivative while GMAC retained the secondary, leaving both companies exposed to market value movements of their respective derivatives. Old GM subsequently entered into derivative transactions with GMAC that are intended to offset the exposure each party has to its component of the primary and secondary derivatives.

Royalty Arrangement

For certain insurance products, Old GM entered into 10-year intellectual property license agreements with GMAC giving GMAC the right to use the GM name on certain products. In exchange, GMAC pays a royalty fee of 3.25% of revenue, net of cancellations, related to these products with a minimum annual guarantee of $15 million in the United States.

Balance Sheet

The following table summarizes the balance sheet effects of transactions with GMAC (dollars in millions):

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Assets
Accounts and notes receivable, net (a)	$404	$661
Restricted cash and marketable securities (b)	$127	$481
Other assets (c)	$27	$3
Liabilities
Accounts payable (d)	$131	$294
Short-term debt and current portion of long-term debt (e)	$1,077	$2,295
Accrued expenses and other liabilities (f)	$817	$569
Long-term debt (g)	$59	$101
Other non-current liabilities (h)	$383	$1,389

(a)	Represents wholesale settlements due from GMAC, amounts owed by GMAC with respect to automotive retail leases and receivables for exclusivity fees and royalties.

(b)	Represents certificates of deposit purchased from GMAC that are pledged as collateral for certain guarantees provided to GMAC in Brazil in connection with dealer floor plan financing.

(c)	Primarily represents distributions due from GMAC on our investments in GMAC preferred stock and Preferred Membership Interests.

(d)	Primarily represents amounts billed to us and Old GM and payable related to incentive programs.

(e)	Represents wholesale financing, sales of receivable transactions and the short-term portion of term loans provided to certain dealerships which Old GM owned and which we subsequently purchased or in which we have and Old GM had an equity interest. In addition, it includes borrowing arrangements with various foreign locations and arrangements related to GMAC’s funding of company-owned vehicles, rental car vehicles awaiting sale at auction and funding of the sale of vehicles to which title is retained while the vehicles are consigned to GMAC or dealers, primarily in the United Kingdom. Financing remains outstanding until the title is transferred to the dealers. This amount also includes the short-term portion of a note payable related to automotive retail leases.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)	Primarily represents accruals for marketing incentives on vehicles which are sold, or anticipated to be sold, to customers or dealers and financed by GMAC in North America. This includes the estimated amount of residual support accrued under the residual support and risk sharing programs, rate support under the interest rate support programs, operating lease and finance receivable capitalized cost reduction incentives paid to GMAC to reduce the capitalized cost in automotive lease contracts and retail automotive contracts, and amounts owed under lease pull-ahead programs. In addition it includes interest accrued on the transactions in (e) above.

(g)	Primarily represents the long-term portion of term loans from GMAC to certain consolidated dealerships and a note payable with respect to automotive retail leases.

(h)	Primarily represents long-term portion of liabilities for marketing incentives on vehicles financed by GMAC.

Statement of Operations

The following table summarizes the income statement effects of transactions with GMAC (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net sales revenue (reduction) (a)	$(259)	$207	$(2,350)	$(4,041)
Cost of sales and other expenses (b)	$113	$180	$688	$590
Interest income and other non-operating income, net (c)	$127	$166	$192	$433
Interest expense (d)	$121	$100	$221	$229
Servicing expense (e)	$22	$16	$144	$167
Derivative gains (losses) (f)	$(1)	$(2)	$(4)	$19

(a)	Primarily represents the (reduction) or increase in net sales and revenues for marketing incentives on vehicles which are sold, or anticipated to be sold, to customers or dealers and financed by GMAC. This includes the estimated amount of residual support accrued under residual support and risk sharing programs, rate support under the interest rate support programs, operating lease and finance receivable capitalized cost reduction incentives paid to GMAC to reduce the capitalized cost in automotive lease contracts and retail automotive contracts, and costs under lease pull-ahead programs. This amount is offset by net sales for vehicles sold to GMAC for employee and governmental lease programs and third party resale purposes.

(b)	Primarily represents cost of sales on the sale of vehicles to GMAC for employee and governmental lease programs and third party resale purposes. Also includes miscellaneous expenses on services performed by GMAC.

(c)	Represents income on our investments in GMAC preferred stock and Preferred Membership Interests, exclusivity and royalty fee income and reimbursements by GMAC for certain services provided to GMAC. Included in this amount is rental income related to GMAC’s primary executive and administrative offices located in the Renaissance Center in Detroit, Michigan. The lease agreement expires in November 2016.

(d)	Represents interest incurred on term loans, notes payable and wholesale settlements.

(e)	Represents servicing fees paid to GMAC on certain automotive retail leases.

(f)	Represents amounts recorded in connection with a derivative transaction entered into with GMAC as the counterparty.

Note 31. Transactions with MLC

In connection with the 363 Sale, we and MLC entered into a Transition Services Agreement (TSA), pursuant to which, among other things, we provide MLC with certain transition services and support functions in connection with their operation and ultimate liquidation in bankruptcy. MLC is required to pay the applicable usage fees specified with respect to various types of services under

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the TSA. The obligation to provide services under the TSA will terminate on the applicable dates specified in the agreement with respect to each such service, the latest such date being December 31, 2013. Types of services provided under the TSA included: (1) property management; (2) assistance in idling certain facilities; (3) provisions of access rights and storage of personal property at certain facilities; (4) security; (5) administrative services including accounting, treasury and tax; (6) purchasing; (7) information systems and services support; (8) communication services to the public; and (9) splinter union services including payroll and benefits administration. Services MLC provides to us under the TSA include: (1) provisions of access rights and storage of personal property at certain facilities; (2) assistance in obtaining certain permits and consents to permit us to own and operate purchased assets in connection with the 363 Sale; (3) allowing us to manage and exercise our rights under the TSA; and (4) use of certain real estate and equipment while we are in negotiation to assume or renegotiate certain leases or enter into agreements to purchase certain lease-related assets. At December 31, 2009 we are only obligated to provide tax services under the TSA.

Statement of Operations

The following table summarizes the income statement effects of transactions with MLC (dollars in millions):

Successor
July 10, 2009 Through December 31, 2009
Cost of sales (a)	$(8)
Interest income and other non-operating income, net	$1

(a)	Primarily related to royalty income partially offset by reimbursements for engineering expenses incurred by MLC.

Balance Sheet

The following table summarizes the balance sheet effects of transactions with MLC (dollars in millions):

Successor
December 31, 2009
Accounts and notes receivable, net (a)	$16
Other assets	$1
Accounts payable (a)	$59
Accrued expenses and other liabilities	$(1)

(a)	Primarily related to the purchase and sale of component parts.

Cash Flow

The following table summarizes the cash flow effects of transactions with MLC (dollars in millions):

Successor
July 10, 2009 Through December 31, 2009
Operating (a)	$(88)
Financing (b)	$25

(a)	Primarily includes payments to and from MLC related to the purchase and the sale of component parts.

(b)	Funding provided to a facility in Strasbourg, France, that MLC retained. We have reserved $16 million against the advanced amounts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 32. Supplementary Quarterly Financial Information (Unaudited)

The following tables summarize supplementary quarterly financial information (dollars in millions, except for per share amounts):

	Successor		Predecessor
	July 10, 2009 Through September 30, 2009	4th Quarter	1st Quarter	2nd Quarter	July 1, 2009 Through July 9, 2009
2009
Net sales and revenue	$25,147	$32,327	$22,431	$23,047	$1,637
Gross margin (loss)	$1,593	$(500)	$(2,180)	$(6,337)	$(182)
Net income (loss)	$(571)	$(3,215)	$(5,899)	$(13,237)	$128,139
Net income (loss) attributable to common stockholders	$(908)	$(3,520)	$(5,975)	$(12,905)	$127,998
Net income (loss) attributable to common stockholders, per share, basic	$(0.73)	$(2.84)	$(9.78)	$(21.12)	$209.49
Net income (loss) attributable to common stockholders, per share, diluted	$(0.73)	$(2.84)	$(9.78)	$(21.12)	$209.38

	Predecessor
	Quarters
	1st	2nd	3rd	4th
2008
Net sales and revenue	$42,383	$38,010	$37,808	$30,778
Gross margin (loss)	$4,231	$(5,482)	$3,287	$(2,314)
Net loss	$(3,209)	$(15,580)	$(2,610)	$(9,652)
Net loss attributable to common stockholders	$(3,282)	$(15,513)	$(2,552)	$(9,596)
Net loss attributable to common stockholders, per share, basic and diluted	$(5.80)	$(27.40)	$(4.47)	$(15.71)

GM

Results for the three months ended December 31, 2009 included:

•	Impairment charges of $270 million related to our investment in GMAC common stock.

•	Settlement loss of $2.6 billion related to the 2009 UAW Settlement Agreement.

Results for the period July 10, 2009 through September 30, 2009 included:

•	Charges of $195 million related to dealer wind-down agreements.

Old GM

Results for the period July 1, 2009 through July 9, 2009 included:

•	Accelerated debt discount amortization of $600 million on the DIP Facility.

•	Reorganization gains, net of $129.3 billion. Refer to Note 2 for additional information on these gains.

•	Charges of $398 million related to dealer wind-down agreements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Results for the three months ended June 30, 2009 included:

•	Gain of $2.5 billion on the disposition of GMAC Common Membership Interests partially offset by a loss on extinguishment of the UST GMAC Loan of $2.0 billion.

•	Accelerated debt discount amortization of $1.6 billion on the DIP Facility.

•	Charges of $1.9 billion related to U.S. salaried and hourly headcount reduction programs.

•	Restructuring charges of $1.1 billion related to SUB and TSP.

•	Reorganization costs of $1.1 billion, primarily related to loss on extinguishment of debt of $958 million.

•	Impairment charges of $239 million related to product-specific tooling assets.

Results for the three months ended March 31, 2009 included:

•	Old GM amended the terms of its U.S. term loan and recorded a gain of $906 million on the extinguishment of the original loan facility.

•	Upon Saab’s filing for reorganization, Old GM recorded charges of $618 million related to its net investment in, and advances to, Saab and other commitments and obligations.

•	Impairment charges of $327 million related to product-specific tooling assets and cancelled powertrain programs.

Results for the three months ended December 31, 2008 included:

•

Impairment charges of $5.1 billion related to Old GM’s investment in GMAC Common Membership Interests and its proportionate share of GMAC’s net income of $3.7 billion which included a $5.6 billion gain related to GMAC’s bond exchange.

•	Charges of $1.1 billion related to establishing valuation allowances against Old GM’s net deferred tax assets in various tax jurisdictions.

•	Impairment charges of $2.5 billion related to long-lived assets, Equipment on operating leases, net and goodwill.

•	Charges of $662 million related to Old GM’s estimated obligations under the Delphi-GM Settlement Agreements and Delphi Benefit Guarantee Agreements.

•	Charges of $604 million related to capacity actions in the U.S. and Canada.

Results for the three months ended September 30, 2008 included:

•	Impairment charges of $251 million related to Old GM’s investment in GMAC Preferred Membership Interests.

•	Charges of $652 million related to Old GM’s estimated obligations under the Delphi-GM Settlement Agreements and Delphi Benefit Guarantee Agreements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	A net curtailment gain of $4.9 billion related to the accelerated recognition of unamortized net prior service credit due to the 2008 UAW Settlement Agreement becoming effective.

•	Charges of $1.7 billion related to the settlement loss associated with the elimination of healthcare coverage for U.S. salaried retirees over age 65.

•	Charges of $591 million related to capacity actions in the U.S. and Canada.

Results for the three months ended June 30, 2008 included:

•	Impairment charges of $1.3 billion related to Old GM’s investment in GMAC Common and Preferred Membership Interests.

•	Charges of $2.8 billion related to Old GM’s estimated obligations under the Delphi-GM Settlement Agreements and Delphi Benefit Guarantee Agreements.

•	Curtailment and other charges of $3.3 billion related to the 2008 UAW and IUE-CWA Special Attrition Programs.

•	Charges of $1.1 billion related to capacity actions in the U.S. and Canada.

•

An immaterial correction of Old GM’s previous accounting for derivatives by recording in Net sales and revenue losses of $407 million which had been inappropriately deferred in Accumulated other comprehensive income (loss). Of this amount, $250 million should have been recorded in earnings in the three months ended March 31, 2008 and the remainder should have been recorded in prior periods, predominantly in the year ended 2007.

Results for the three months ended March 31, 2008 included:

•	Impairment charges of $1.5 billion related to Old GM’s investment in GMAC Common and Preferred Membership Interests.

•	Charges of $394 million related to deferred tax asset valuation allowances in Spain and the United Kingdom.

Note 33. Segment Reporting

We design, build and sell cars, trucks and parts worldwide. We manage our operations on a geographic basis through our three geographically-based segments: GMNA, GME and GMIO. Each segment has a manager responsible for executing our strategies within each geographic region. Our manufacturing operations are integrated within each of our segments, benefit from broad-based trade agreements and are subject to regulatory requirements, such as Corporate Average Fuel Economy (CAFE) regulations. While not all vehicles within a segment are individually profitable on a fully loaded cost basis, those vehicles are needed in our product mix in order to attract customers to dealer showrooms and to maintain sales volumes for other, more profitable vehicles. Because of these factors, we do not manage our business on an individual brand or vehicle basis.

In the three months ended June 30, 2010 we changed our managerial reporting structure so that certain entities geographically located within Russia and Uzbekistan were transferred from our GME segment to our GMIO segment. We have revised the segment presentation for all periods presented.

Substantially all of the cars, trucks and parts produced are marketed through retail dealers in North America, and through distributors and dealers outside of North America, the substantial majority of which are independently owned.

In addition to the products sold to dealers for consumer retail sales, cars and trucks are also sold to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Sales to fleet customers are completed

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

through the network of dealers and in some cases sold directly to fleet customers. Retail and fleet customers can obtain a wide range of aftersale vehicle services and products through the dealer network, such as maintenance, light repairs, collision repairs, vehicle accessories and extended service warranties.

GMNA primarily meets the demands of customers in North America with vehicles developed, manufactured and/or marketed under the following core brands:

• Buick	•Cadillac	•Chevrolet	•GMC

The demands of customers outside of North America are primarily met with vehicles developed, manufactured and/or marketed under the following brands:

• Buick	•Daewoo	•Holden	•Opel
• Cadillac	•GMC	•Isuzu	•Vauxhall
• Chevrolet

At December 31, 2009 we also had equity ownership stakes directly or indirectly through various regional subsidiaries, including GM Daewoo, SGM, SGMW and FAW-GM Light Duty Commercial Vehicle Co., Ltd. (FAW-GM). These companies design, manufacture and market vehicles under the following brands:

• Buick	•Daewoo	•GMC	•Jiefang
• Cadillac	•FAW	•Holden	•Wuling
• Chevrolet

Nonsegment operations are classified as Corporate. Corporate includes investments in GMAC, certain centrally recorded income and costs, such as interest, income taxes and corporate expenditures, certain nonsegment specific revenues and expenses, including costs related to the Delphi Benefit Guarantee Agreements and a portfolio of automotive retail leases.

All intersegment balances and transactions have been eliminated in consolidation.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize key financial information by segment (dollars in millions):

	Successor
	GMNA	GME	GMIO	Eliminations	Corporate	Total
At and For the Period July 10, 2009 Through December 31, 2009
Sales
External customers	$31,454	$11,340	$14,535	$—	$—	$57,329
Intersegment	972	139	981	(2,092)	—	—

Total sales	32,426	11,479	15,516	(2,092)	—	57,329
Other revenue	—	—	—	—	145	145

Total net sales and revenue	$32,426	$11,479	$15,516	$(2,092)	$145	$57,474

Income (loss) attributable to common stockholders before interest and income taxes	$(4,719)	$(814)	$1,196	$(26)	$(323)	$(4,686)
Interest income	—	—	—	—	184	184
Interest expense	—	—	—	—	694	694
Loss on extinguishment of debt	(101)	—	—	—	—	(101)

Income (loss) attributable to stockholders before income taxes	(4,820)	(814)	1,196	(26)	(833)	(5,297)
Income tax expense (benefit)	—	—	—	—	(1,000)	(1,000)

Net income (loss) attributable to stockholders	$(4,820)	$(814)	$1,196	$(26)	$167	$(4,297)

Equity in net assets of nonconsolidated affiliates	$1,928	$180	$5,801	$—	$27	$7,936
Total assets	$78,719	$18,824	$26,673	$(25,187)	$37,266	$136,295
Goodwill	$26,409	$3,335	$928	$—	$—	$30,672
Expenditures for property	$959	$547	$407	$—	$1	$1,914
Depreciation, amortization and impairment	$2,732	$938	$461	$—	$110	$4,241
Equity income (loss), net of tax	$(7)	$8	$496	$—	$—	$497
Significant noncash charges
Impairment charges related to investment in GMAC common stock	$—	$—	$—	$—	$270	$270
UAW OPEB healthcare settlement	2,571	—	—	—	—	2,571

Total significant noncash charges	$2,571	$—	$—	$—	$270	$2,841

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	GMNA	GME	GMIO	Eliminations	Corporate	Total
At and For the Period January 1, 2009 Through July 9, 2009
Sales
External customers	$23,490	$12,419	$10,878	$—	$—	$46,787
Intersegment	701	133	820	(1,654)	—	—

Total sales	24,191	12,552	11,698	(1,654)	—	46,787
Other revenue	—	—	—	—	328	328

Total net sales and revenue	$24,191	$12,552	$11,698	$(1,654)	$328	$47,115

Income (loss) attributable to common stockholders before interest and income taxes	$(11,092)	$(2,815)	$(964)	$102	$899	$(13,870)
Interest income	—	—	—	—	183	183
Interest expense	—	—	—	—	5,428	5,428
Reorganization gains, net (a)	—	—	—	—	128,155	128,155
Loss on extinguishment of debt	—	—	—	—	(1,088)	(1,088)

Income (loss) attributable to stockholders before income taxes	(11,092)	(2,815)	(964)	102	122,721	107,952
Income tax expense (benefit)	—	—	—	—	(1,166)	(1,166)

Net income (loss) attributable to stockholders	$(11,092)	$(2,815)	$(964)	$102	$123,887	$109,118

Expenditures for property	$2,282	$795	$416	$—	$24	$3,517
Depreciation, amortization and impairment	$4,759	$1,492	$480	$—	$142	$6,873
Equity in income (loss) of and disposition of interest in GMAC	$—	$—	$—	$—	$1,380	$1,380
Equity income (loss), net of tax	$(277)	$3	$334	$—	$1	$61
Significant noncash charges (gains)
Gain on extinguishment of debt	$—	$—	$—	$—	$(906)	$(906)
Loss on extinguishment of UST GMAC Loan	—	—	—	—	1,994	1,994
Gain on conversion of UST GMAC Loan	—	—	—	—	(2,477)	(2,477)
Reversal of valuation allowances against deferred tax assets	—	—	—	—	(751)	(751)
Impairment charges related to equipment on operating leases	11	36	—	—	16	63
Impairment charges related to long-lived assets	320	237	9	—	—	566
Reorganization gains, net (a)	—	—	—	—	(128,563)	(128,563)

Total significant noncash charges (gains)	$331	$273	$9	$—	$(130,687)	$(130,074)

(a)	Refer to Note 2 for additional information on Reorganization gains, net.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	GMNA	GME	GMIO	Eliminations	Corporate	Total
At and For the Year Ended December 31, 2008
Sales
External customers	$82,938	$32,440	$32,354	$—	$—	$147,732
Intersegment	3,249	2,207	4,990	(10,446)	—	—

Total sales	86,187	34,647	37,344	(10,446)	—	147,732
Other revenue	—	—	—	—	1,247	1,247

Total net sales and revenue	$86,187	$34,647	$37,344	$(10,446)	$1,247	$148,979

Income (loss) attributable to common stockholders before interest and income taxes	$(12,203)	$(2,625)	$471	$41	$(13,034)	$(27,350)
Interest income	—	—	—	—	655	655
Interest expense	—	—	—	—	2,525	2,525
Gain on extinguishment of debt	—	—	—	—	43	43

Income (loss) attributable to stockholders before income taxes	(12,203)	(2,625)	471	41	(14,861)	(29,177)
Income tax expense (benefit)	—	—	—	—	1,766	1,766

Net income (loss) attributable to stockholders	$(12,203)	$(2,625)	$471	$41	$(16,627)	$(30,943)

Equity in net assets of nonconsolidated affiliates	$32	$207	$1,393	$—	$514	$2,146
Total assets	$63,207	$22,378	$18,731	$(70,704)	$57,427	$91,039
Expenditures for property	$4,242	$1,345	$1,406	$—	$537	$7,530
Depreciation, amortization and impairment	$5,910	$2,353	$943	$—	$808	$10,014
Equity in income (loss) of and disposition of interest in GMAC	$—	$—	$—	$—	$(6,183)	$(6,183)
Equity income (loss), net of tax	$(201)	$31	$354	$—	$2	$186
Significant noncash charges (gains)
Impairment charges related to investment in GMAC Common Membership Interests	$—	$—	$—	$—	$7,099	$7,099
Impairment charges related to investment in GMAC Preferred Membership Interests	—	—	—	—	1,001	1,001
Impairment charges related to equipment on operating leases	380	222	—	—	157	759
Impairment charges related to investments in NUMMI and CAMI	119	—	—	—	—	119
Other than temporary impairment charges related to debt and equity securities	47	—	—	—	15	62
Impairment charges related to goodwill	154	456	—	—	—	610
Impairment charges related to long-lived assets	411	497	102	—	—	1,010
Net curtailment gain related to finalization of Settlement Agreement	(4,901)	—	—	—	—	(4,901)
Salaried post-65 healthcare settlement	1,704	—	—	—	—	1,704
CAW settlement	340	—	—	—	—	340
Valuation allowances against deferred tax assets	—	—	—	—	1,450	1,450

Total significant noncash charges (gains)	$(1,746)	$1,175	$102	$—	$9,722	$9,253

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	GMNA	GME	GMIO	Eliminations	Corporate	Total
At and For the Year Ended December 31, 2007
Sales
External customers	$109,024	$35,562	$33,008	$—	$—	$177,594
Intersegment	3,424	1,775	4,052	(9,251)	—	—

Total sales	112,448	37,337	37,060	(9,251)	—	177,594
Other revenue	—	—	—	—	2,390	2,390

Total net sales and revenue	$112,448	$37,337	$37,060	$(9,251)	$2,390	$179,984

Income (loss) attributable to common stockholders before interest and income taxes	$(2,673)	$(447)	$1,947	$(34)	$(3,173)	$(4,380)
Interest income	—	—	—	—	1,228	1,228
Interest expense	—	—	—	—	3,076	3,076
Loss on extinguishment of debt	—	—	—	—	—	—

Income (loss) attributable to stockholders before income taxes	(2,673)	(447)	1,947	(34)	(5,021)	(6,228)
Income tax expense (benefit)	—	—	—	—	36,863	36,863
Income from discontinued operations, net of tax	256	—	—	—	—	256
Gain on sale of discontinued operations, net of tax	4,293	—	—	—	—	4,293

Net income (loss) attributable to stockholders	$1,876	$(447)	$1,947	$(34)	$(41,884)	$(38,542)

Expenditures for property	$5,029	$1,234	$1,196	$—	$83	$7,542
Depreciation, amortization and impairment	$5,660	$1,679	$878	$—	$1,296	$9,513
Equity in income (loss) of and disposition of interest in GMAC	$—	$—	$—	$—	$(1,245)	$(1,245)
Equity income (loss), net of tax	$22	$25	$475	$—	$2	$524
Significant noncash charges
Impairment charges related to equipment on operating leases	$44	$90	$—	$—	$—	$134
Impairment charges related to long-lived assets	240	—	19	—	—	259
Other than temporary impairment charges related to debt and equity securities	72	—	—	—	—	72
Change in amortization period for pension prior service cost	1,561	—	—	—	—	1,561
Valuation allowances against deferred tax assets	—	—	—	—	37,770	37,770

Total significant noncash charges	$1,917	$90	$19	$—	$37,770	$39,796

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue is attributed to geographic areas based on the country in which the product is sold, except for revenue from certain joint ventures. In such case, the revenue is attributed based on the geographic location of the joint venture. The following table summarizes information concerning principal geographic areas (dollars in millions):

	Successor		Predecessor
	At and For the Period July 10, 2009 Through December 31, 2009		At and For the Period January 1, 2009 Through July 9, 2009		At and For the Year Ended 2008		At and for the Year Ended 2007
	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets
North America
U.S.	$28,007	$9,487	$21,152	$20,742	$75,382	$25,105	$100,144	$32,293
Canada and Mexico	4,682	2,728	3,486	5,943	12,983	5,898	14,758	5,772

Total North America	32,689	12,215	24,638	26,685	88,365	31,003	114,902	38,065
Europe
France	923	17	1,024	67	2,629	264	2,699	309
Germany	2,851	2,299	3,817	3,670	6,663	4,013	6,147	4,172
Italy	1,119	192	1,221	169	3,169	183	3,671	256
Russia	246	118	430	264	2,061	237	1,516	81
Spain	862	778	609	1,206	1,711	1,230	2,911	1,359
Sweden	—	—	76	—	1,195	833	2,330	1,207
United Kingdom	2,531	815	2,749	1,189	7,142	1,066	7,950	1,214
Other	2,800	797	2,518	1,557	7,939	1,332	8,273	2,266

Total Europe	11,332	5,016	12,444	8,122	32,509	9,158	35,497	10,864
International Operations
Brazil	4,910	1,142	3,347	1,081	8,329	890	6,477	1,026
Venezuela	850	46	981	43	2,107	43	3,169	41
Australia	1,653	388	1,201	1,066	3,355	1,014	3,744	1,452
Korea	3,014	982	2,044	1,941	7,131	2,115	9,219	2,443
Thailand	166	151	103	383	560	395	457	433
Other	2,210	411	1,825	580	5,201	501	5,072	514

Total International Operations	12,803	3,120	9,501	5,094	26,683	4,958	28,138	5,909
All Other	650	1,066	532	92	1,422	130	1,447	187

Total consolidated	$57,474	$21,417	$47,115	$39,993	$148,979	$45,249	$179,984	$55,025

The following table summarizes the aggregation of principal geographic information by U.S. and non-U.S. (dollars in millions):

	Successor		Predecessor
	At and For the Period July 10, 2009 Through December 31, 2009		At and For the Period January 1, 2009 Through July 9, 2009		At and For the Year Ended 2008		At and For the Year Ended 2007
	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets	Net Sales & Revenue	Long Lived Assets
U.S.	$28,007	$9,487	$21,152	$20,742	$75,382	$25,105	$100,144	$32,293
Non-U.S.	29,467	11,930	25,963	19,251	73,597	20,144	79,840	22,732

Total U.S. and non-U.S.	$57,474	$21,417	$47,115	$39,993	$148,979	$45,249	$179,984	$55,025

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 34. Supplemental Information for Consolidated Statements of Cash Flows

The following table summarizes the sources (uses) of cash provided by changes in other operating assets and liabilities (dollars in millions):

	Successor		Predecessor
	July 10, 2009 Through December 31, 2009		January 1, 2009 Through July 9, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Accounts receivable	$660	*	$(268)	$1,315	$(821)
Prepaid expenses and other deferred charges	315	*	1,416	(287)	(660)
Inventories	(315	)*	3,509	77	(768)
Accounts payable	5,363	*	(8,846)	(4,556)	1,119
Income taxes payable	401	*	606	1,044	(1,311)
Accrued expenses and other liabilities	(3,225	)*	(6,815)	1,607	(851)
Fleet rental — acquisitions	(1,198)		(961)	(4,157)	(6,443)
Fleet rental — liquidations	1,371		1,130	5,051	6,323

Total	$3,372		$(10,229)	$94	$(3,412)

Cash paid for interest	$618		$2,513	$2,484	$3,346

*	Amounts originally reported as $178, $433, $(906), $5,051, $589 and $(2,913) in our 2009 Form 10-K. The column total has been corrected accordingly. Refer to Note 3.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Net sales and revenue	$98,710	$25,147	$47,115

Costs and expenses
Cost of sales	85,818	23,554	55,814
Selling, general and administrative expense	8,017	2,636	6,161
Other expenses (income), net	115	(40)	1,235

Total costs and expenses	93,950	26,150	63,210

Operating income (loss)	4,760	(1,003)	(16,095)
Equity in income of and disposition of interest in Ally Financial	—	—	1,380
Interest expense	(850)	(365)	(5,428)
Interest income and other non-operating income, net	802	454	852
Loss on extinguishment of debt	(1)	—	(1,088)
Reorganization gains, net (Note 2)	—	—	128,155

Income (loss) before income taxes and equity income	4,711	(914)	107,776
Income tax expense (benefit)	845	(139)	(1,166)
Equity income, net of tax	1,165	204	61

Net income (loss)	5,031	(571)	109,003
Less: Net income (loss) attributable to noncontrolling interests	265	287	(115)

Net income (loss) attributable to stockholders	4,766	(858)	109,118
Less: Cumulative dividends on preferred stock	608	50	—

Net income (loss) attributable to common stockholders	$4,158	$(908)	$109,118

Earnings (loss) per share (Note 22)
Basic
Net income (loss) attributable to common stockholders	$2.77	$(0.73)	$178.63
Weighted-average common shares outstanding	1,500	1,238	611
Diluted
Net income (loss) attributable to common stockholders	$2.62	$(0.73)	$178.55
Weighted-average common shares outstanding	1,588	1,238	611

Pro forma earnings (loss) per share (Note 27)
Basic
Net income attributable to common stockholders	$2.32
Weighted average common shares outstanding	1,500
Diluted
Net income attributable to common stockholders	$2.19
Weighted-average common shares outstanding	1,588

Reference should be made to the notes to the condensed consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

(Unaudited)

	Successor
	September 30, 2010	December 31, 2009

ASSETS
Current Assets
Cash and cash equivalents	$27,466	$22,679
Marketable securities	6,010	134

Total cash, cash equivalents and marketable securities	33,476	22,813
Restricted cash and marketable securities	1,323	13,917
Accounts and notes receivable (net of allowance of $279 and $250)	8,725	7,518
Inventories	13,044	10,107
Assets held for sale	—	388
Equipment on operating leases, net	2,942	2,727
Other current assets and deferred income taxes	2,074	1,777

Total current assets	61,584	59,247
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	8,691	7,936
Assets held for sale	—	530
Property, net	19,116	18,687
Goodwill	30,556	30,672
Intangible assets, net	12,454	14,547
Other assets	4,837	4,676

Total non-current assets	75,654	77,048

Total Assets	$137,238	$136,295

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable (principally trade)	$22,137	$18,725
Short-term debt and current portion of long-term debt (including debt at GM Daewoo of $1,072 at September 30, 2010; Note 10)	5,621	10,221
Liabilities held for sale	—	355
Accrued expenses (including derivative liabilities at GM Daewoo of $217 at September 30, 2010; Note 10)	24,811	23,134

Total current liabilities	52,569	52,435
Non-Current Liabilities
Long-term debt (including debt at GM Daewoo of $798 at September 30, 2010; Note 10)	2,945	5,562
Liabilities held for sale	—	270
Postretirement benefits other than pensions	8,721	8,708
Pensions	28,965	27,086
Other liabilities and deferred income taxes	13,322	13,279

Total non-current liabilities	53,953	54,905

Total Liabilities	106,522	107,340
Commitments and contingencies (Note 17) Preferred stock, $0.01 par value (2,000,000,000 shares authorized, 360,000,000 shares issued and outstanding (each with a $25.00 liquidation preference) at September 30, 2010 and December 31, 2009)	6,998	6,998
Equity
Common stock, $0.01 par value (5,000,000,000 shares authorized, 1,500,000,000 shares issued and outstanding at September 30, 2010 and December 31, 2009)	15	15
Capital surplus (principally additional paid-in capital)	24,041	24,040
Accumulated deficit	(236)	(4,394)
Accumulated other comprehensive income (loss)	(1,073)	1,588

Total stockholders’ equity	22,747	21,249
Noncontrolling interests	971	708

Total equity	23,718	21,957

Total Liabilities and Equity	$137,238	$136,295

Reference should be made to the notes to the condensed consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(In millions)

(Unaudited)

	Common Stockholders’
	Common Stock(a)	Capital Surplus(a)	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Comprehensive Income (Loss)	Total Equity (Deficit)
Balance December 31, 2009, Successor	$15	$24,040	$(4,394)	$1,588	$708		$21,957
Net income (loss)	—	—	4,766	—	265	$5,031	5,031
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	134	2	136
Cash flow hedging loss, net	—	—	—	(20)	—	(20)
Unrealized gain on securities	—	—	—	29	—	29
Defined benefit plans
Net prior service cost	—	—	—	(8)	—	(8)
Net actuarial loss	—	—	—	(2,796)	—	(2,796)

Other comprehensive income (loss)	—	—	—	(2,661)	2	(2,659)	(2,659)

Comprehensive income (loss)						$2,372

Effects of adoption of amendments to ASC 810-10 regarding variable interest entities (Note 3)	—	—	—	—	76		76

Cash dividends paid to GM preferred stockholders	—	—	(608)	—	—		(608)
Dividends declared or paid to noncontrolling interests	—	—	—	—	(61)		(61)

Repurchase of noncontrolling interest shares	—	1	—	—	(7)		(6)

Other	—	—	—	—	(12)		(12)

Balance September 30, 2010, Successor	$15	$24,041	$(236)	$(1,073)	$971		$23,718

(a)	Common stock and Capital surplus at December 31, 2009 and September 30, 2010 are restated to reflect a three-for-one stock split effected on November 1, 2010.

Reference should be made to the notes to the condensed consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(In millions)

(Unaudited)

	Common Stockholders’
	Common Stock(a)	Capital Surplus(a)	Accumulated Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Comprehensive Income (Loss)	Total Equity (Deficit)
Balance December 31, 2008, Predecessor	$1,017	$16,489	$(70,727)	$(32,339)	$484		$(85,076)
Net income (loss)	—	—	109,118	—	(115)	$109,003	109,003
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	232	(85)	147
Cash flow hedging gains, net	—	—	—	99	177	276
Unrealized gain on securities	—	—	—	46	—	46
Defined benefit plans
Net prior service costs	—	—	—	2,828	—	2,828
Net actuarial loss	—	—	—	(6,237)	—	(6,237)
Net transition asset/obligation	—	—	—	1	—	1

Other comprehensive income (loss)	—	—	—	(3,031)	92	(2,939)	(2,939)

Comprehensive income (loss)						$106,064

Effects of Ally Financial adoption of ASC 820-10 and ASC 825-10	—	—	(1)	—	—		(1)
Dividends declared or paid to noncontrolling interests	—	—	—	—	(26)		(26)
Other	1	5	—	—	(27)		(21)

Balance July 9, 2009, Predecessor	1,018	16,494	38,390	(35,370)	408		20,940
Fresh-start reporting adjustments:
Elimination of predecessor common stock, capital surplus and accumulated earnings	(1,018)	(16,494)	(38,390)	—	—		(55,902)
Elimination of predecessor accumulated other comprehensive loss	—	—	—	35,370	—		35,370
Issuance of common stock	12	18,779	—	—	—		18,791

Balance July 10, 2009, Successor	12	18,779	—	—	408		19,199
Net loss	—	—	(858)	—	287	$(571)	(571)
Other comprehensive income (loss)
Foreign currency translation adjustments	—	—	—	184	(33)	151
Unrealized gain on securities	—	—	—	10	—	10
Defined benefit plans
Net actuarial gain	—	—	—	483	—	483

Other comprehensive income (loss)	—	—	—	677	(33)	644	644

Comprehensive income (loss)						$73

Cash dividends paid to GM preferred stockholders	—	—	(41)	—	—		(41)
Other	—	—	—	—	14		14

Balance September 30, 2009, Successor	$12	$18,779	$(899)	$677	$676		$19,245

(a)	Common stock and Capital surplus at July 10, 2009 and September 30, 2009 are restated to reflect a three-for-one stock split effected on November 1, 2010.

Reference should be made to the notes to the condensed consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Net cash provided by (used in) operating activities	$8,319	$2,959	$(18,303)
Cash flows from investing activities
Expenditures for property	(3,112)	(881)	(3,517)
Investments in available-for-sale marketable securities, acquisitions	(8,682)	—	(202)
Investment in trading marketable securities, acquisitions	(271)	(81)	—
Investments in available-for-sale marketable securities, liquidations	2,822	—	185
Investment in trading marketable securities, liquidations	259	94	—
Investment in Ally Financial	—	—	(884)
Investment in companies, net of cash acquired	(59)	(78)	—
Operating leases, liquidations	337	346	1,307
Change in restricted cash and marketable securities	12,688	(9)	(18,043)
Increase in cash due to consolidation of Saab in August 2009	—	222	—
Distributions from Ally Financial received on Ally Financial common shares	—	72	—
Other	164	(31)	20

Net cash provided by (used in) investing activities	4,146	(346)	(21,134)
Cash flows from financing activities
Net decrease in short-term debt	(83)	(290)	(2,364)
Proceeds from debt owed to the UST, EDC and German government	—	4,788	53,604
Proceeds from other debt	652	294	345
Payments on debt owed to UST, EDC and German government	(7,153)	(799)	—
Payments on other debt	(751)	(583)	(6,072)
Payments to acquire noncontrolling interest	(6)	—	(5)
Fees paid for debt modification	—	—	(63)
Dividends paid to GM preferred stockholders	(608)	(41)	—
Cash, cash equivalents and restricted cash retained by MLC	—	—	(1,216)

Net cash provided by (used in) financing activities	(7,949)	3,369	44,229
Effect of exchange rate changes on cash and cash equivalents	(120)	374	168

Net increase in cash and cash equivalents	4,396	6,356	4,960
Cash and cash equivalents reclassified (to) from assets held for sale	391	(277)	—
Cash and cash equivalents at beginning of the period	22,679	19,013	14,053

Cash and cash equivalents at end of the period	$27,466	$25,092	$19,013

Reference should be made to the notes to the condensed consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations

General Motors Company was formed by the United States Department of the Treasury (UST) in 2009 originally as a Delaware limited liability company, Vehicle Acquisition Holdings LLC, and subsequently converted to a Delaware corporation, NGMCO, Inc. This company, which on July 10, 2009 acquired substantially all of the assets and assumed certain liabilities of General Motors Corporation (363 Sale) and changed its name to General Motors Company, is sometimes referred to in these condensed consolidated financial statements for the periods on or subsequent to July 10, 2009 as “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors,” or “GM,” and is the successor entity solely for accounting and financial reporting purposes (Successor). General Motors Corporation is sometimes referred to in these condensed consolidated financial statements, for the periods on or before July 9, 2009, as “Old GM.” In connection with the 363 Sale, General Motors Corporation changed its name to Motors Liquidation Company, which is sometimes referred to in these condensed consolidated financial statements, for the periods on or after July 10, 2009, as “MLC.” MLC continues to exist as a distinct legal entity for the sole purpose of liquidating its remaining assets and liabilities. Prior to July 10, 2009 Old GM operated the business of the Company, and pursuant to the agreement with the Securities and Exchange Commission (SEC) Staff, as described in a no-action letter issued to Old GM by the SEC Staff on July 9, 2009, regarding GM filing requirements and those of MLC, the accompanying condensed consolidated financial statements include the financial statements and related information of Old GM as it is our predecessor entity solely for accounting and financial reporting purposes (Predecessor).

We develop, produce and market cars, trucks and parts worldwide. We analyze the results of our business through our three segments: General Motors North America (GMNA), General Motors International Operations (GMIO) and General Motors Europe (GME). Nonsegment operations are classified as Corporate. Corporate includes investments in Ally Financial Inc., formerly GMAC Inc. (Ally Financial), certain centrally recorded income and costs, such as interest, income taxes and corporate expenditures, certain nonsegment specific revenues and expenses, including costs related to the Delphi Benefit Guarantee Agreements (as subsequently defined in Note 17) and a portfolio of automotive retail leases.

Note 2. Chapter 11 Proceedings and the 363 Sale

Background

As a result of historical unfavorable economic conditions and a rapid decline in sales in the three months ended December 31, 2008 Old GM determined that, despite the previous actions it had then taken to restructure its U.S. business, it would be unable to pay its obligations in the normal course of business in 2009 or service its debt in a timely fashion, which required the development of a new plan that depended on financial assistance from the U.S. government.

In December 2008 Old GM requested and received financial assistance from the U.S. government and entered into a loan and security agreement with the UST, which was subsequently amended (UST Loan Agreement). In early 2009 Old GM’s business results and liquidity continued to deteriorate, and, as a result, Old GM obtained additional funding from the UST under the UST Loan Agreement. Old GM, through its wholly-owned subsidiary General Motors of Canada Limited (GMCL), also received funding from Export Development Canada (EDC), a corporation wholly owned by the Government of Canada, under a loan and security agreement entered into in April 2009 (EDC Loan Facility).

As a condition to obtaining the loans under the UST Loan Agreement, Old GM was required to submit a plan in February 2009 that included specific actions intended to demonstrate that it was a viable entity and to use its best efforts to achieve certain debt reduction, labor modification and VEBA modification targets.

On March 30, 2009 the Presidential Task Force on the Auto Industry (Auto Task Force) determined that the plan was not viable and required substantial revisions. In conjunction with the March 30, 2009 announcement, the administration announced that it would offer Old GM adequate working capital financing for a period of 60 days while it worked with Old GM to develop and implement a more accelerated and aggressive restructuring that would provide a sound long-term foundation.

Old GM made further modifications to its plan in an attempt to satisfy the Auto Task Force requirement that Old GM undertake a substantially more accelerated and aggressive restructuring plan. The additional significant cost reduction and restructuring actions included reducing Old GM’s indebtedness and VEBA obligations in addition to other cost reduction and restructuring actions.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our audited consolidated financial statements included elsewhere in this prospectus for the year ended December 31, 2009 provide additional detail on Old GM’s liquidity constraints, the terms and conditions of its various funding arrangements with U.S. and Canadian governmental entities, and its various cost reduction and restructuring activities.

Chapter 11 Proceedings

Old GM was not able to complete the cost reduction and restructuring actions, including the debt reductions and VEBA modifications, which resulted in extreme liquidity constraints. As a result, on June 1, 2009 Old GM and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 (Chapter 11 Proceedings) of the U.S. Bankruptcy Code (Bankruptcy Code) in the U.S. Bankruptcy Court for the Southern District of New York (Bankruptcy Court).

In connection with the Chapter 11 Proceedings, Old GM entered into a secured superpriority debtor-in-possession credit agreement with the UST and EDC (DIP Facility) and received additional funding commitments from EDC to support Old GM’s Canadian operations.

363 Sale

On July 10, 2009 we completed the acquisition of substantially all of the assets and assumed certain liabilities of Old GM and certain of its direct and indirect subsidiaries (collectively, the Sellers). The 363 Sale was consummated in accordance with the Amended and Restated Master Sale and Purchase Agreement, dated June 26, 2009, as amended, (Purchase Agreement) between us and the Sellers, and pursuant to the Bankruptcy Court’s sale order dated July 5, 2009.

Accounting for the Effects of the Chapter 11 Proceedings and the 363 Sale

Chapter 11 Proceedings

Accounting Standards Codification (ASC) 852, “Reorganizations,” (ASC 852) is applicable to entities operating under Chapter 11 of the Bankruptcy Code. ASC 852 generally does not affect the application of U.S. GAAP that we and Old GM followed to prepare the consolidated financial statements, but it does require specific disclosures for transactions and events that were directly related to the Chapter 11 Proceedings and transactions and events that resulted from ongoing operations.

Old GM prepared its consolidated financial statements in accordance with the guidance in ASC 852 in the period June 1, 2009 through July 9, 2009. Revenues, expenses, realized gains and losses, and provisions for losses directly related to the Chapter 11 Proceedings were recorded in Reorganization gains, net. Reorganization gains, net do not constitute an element of operating loss due to their nature and due to the requirement of ASC 852 that they be reported separately. Old GM’s balance sheet prior to the 363 Sale distinguished prepetition liabilities subject to compromise from prepetition liabilities not subject to compromise and from postpetition liabilities. Cash amounts provided by or used in the Chapter 11 Proceedings were separately disclosed in the consolidated statement of cash flows in our audited consolidated financial statements included elsewhere in this prospectus for the periods January 1, 2009 through July 9, 2009.

Application of Fresh-Start Reporting

The Bankruptcy Court did not determine a reorganization value in connection with the 363 Sale. Reorganization value is defined as the value of our assets without liabilities. In order to apply fresh-start reporting, ASC 852 requires that total postpetition liabilities and allowed claims be in excess of reorganization value and prepetition stockholders receive less than 50.0% of our common stock. Based on our estimated reorganization value, we determined that on July 10, 2009 both the criteria of ASC 852 were met and, as a result, we applied fresh-start reporting. In applying fresh-start reporting at July 10, 2009, which generally follows the provisions of ASC 805, “Business Combinations,” (ASC 805) we recorded the assets acquired and the liabilities assumed from Old GM at fair value except for deferred income taxes and certain liabilities associated with employee benefits. Our consolidated balance sheet at July 10, 2009, which includes the adjustments to Old GM’s consolidated balance sheet as a result of the 363 Sale and the application of fresh-start reporting, and related disclosures are discussed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. These adjustments were final and no determinations of fair value were considered provisional.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization gains, net

The following table summarizes Old GM’s Reorganization gains, net, arising from the 363 Sale and fresh-start reporting that primarily resulted from the adjustments discussed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Change in net assets resulting from the application of fresh-start reporting	$33,829
Fair value of our Series A Preferred Stock, common shares and warrants issued in 363 Sale	20,532
Gain from the conversion of debt owed to UST to equity	31,561
Gain from the conversion of debt owed to EDC to equity	5,964
Gain from the modification and measurement of our VEBA obligation	7,731
Gain from the modification and measurement of other employee benefit plans	4,585
Gain from the settlement of net liabilities retained by MLC via the 363 Sale	25,177
Income tax benefit for release of valuation allowances and other tax adjustments	710
Other 363 Sale adjustments	(21)

Total adjustment from 363 Sale Transaction and fresh-start reporting	130,068
Adjustment recorded to Income tax benefit for release of valuation allowances and other tax adjustments	(710)
Other losses, net	(1,203)

Total Reorganization gains, net	$128,155

Other losses, net of $1.2 billion in the period January 1, 2009 through July 9, 2009 primarily relate to costs incurred during Old GM’s Chapter 11 Proceedings, including:

•	Losses of $958 million on extinguishments of debt resulting from Old GM’s repayment of its secured revolving credit facility, its U.S. term loan, and its secured credit facility;

•	Losses of $398 million on contract rejections, settlements of claims and other lease terminations;

•	Professional fees of $38 million; and

•	Gain of $247 million related to the release of Accumulated other comprehensive income (loss) associated with previously designated derivative financial instruments.

Note 3. Basis of Presentation and Recent Accounting Standards

We filed a Registration Statement on Form 10 on April 7, 2010, as amended on May 17, 2010, pursuant to an agreement with the SEC Staff, as described in a no-action letter issued to Old GM by the SEC Staff on July 9, 2009 regarding our filing requirements and those of MLC. On June 7, 2010 our Registration Statement on Form 10 became effective and we became subject to the filing requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934. In accordance with the agreement with the SEC Staff, the accompanying unaudited condensed consolidated financial statements include the financial statements and related information of Old GM, for the period prior to July 10, 2009, our predecessor entity solely for accounting and financial purposes and the entity from whom we purchased substantially all of its assets and assumed certain of its liabilities.

The 363 Sale resulted in a new entity, General Motors Company, which is the successor entity solely for accounting and financial reporting purposes. Because we are a new reporting entity, our financial statements are not comparable to the financial statements of Old GM.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying condensed consolidated financial statements include all adjustments, comprised of normal recurring adjustments, considered necessary by management to fairly state our results of operations, financial position and cash flows. The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

In the nine months ended September 30, 2010 we changed our managerial reporting structure so that certain entities geographically located within Russia and Uzbekistan were transferred from our GME segment to our GMIO segment. We have revised the segment presentation for all periods presented. Beginning in the fourth quarter of 2010, we are creating a new regional organization in South America. The new organization, GM South America, will include existing sales and manufacturing operations in Brazil, Argentina, Colombia, Ecuador, and Venezuela, as well as sales activities in those countries and Bolivia, Chile, Paraguay, Peru and Uruguay.

On October 5, 2010 our Board of Directors recommended a three-for-one stock split on shares of our common stock, which was approved by our stockholders on November 1, 2010. The stock split was effected on November 1, 2010.

Each stockholder’s percentage ownership in us and proportional voting power remained unchanged after the stock split. All applicable Successor share, per share and related information in the condensed consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the three-for-one stock split.

On October 5, 2010, our Board of Directors recommended that we amend our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 2,500,000,000 shares to 5,000,000,000 shares and to increase the number of preferred shares that we are authorized to issue from 1,000,000,000 shares to 2,000,000,000 shares. Our stockholders approved these amendments on November 1, 2010, and they were effected on November 1, 2010.

Use of Estimates in the Preparation of the Financial Statements

The condensed consolidated financial statements are prepared in conformity with U.S. GAAP, which requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses in the periods presented. We believe that the accounting estimates employed are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

Principles of Consolidation

Our condensed consolidated financial statements include our accounts and those of our subsidiaries that we control due to ownership of a majority voting interest. In addition, we consolidate variable interest entities (VIEs) when we are the VIE’s primary beneficiary. Our share of earnings or losses of nonconsolidated affiliates are included in our consolidated operating results using the equity method of accounting when we are able to exercise significant influence over their operating and financial decisions. When we are not able to exercise significant influence over such affiliates, we use the cost method of accounting. All intercompany balances and transactions have been eliminated in consolidation. Old GM utilized the same principles of consolidation in its condensed consolidated financial statements.

Correction of Presentation in Condensed Consolidated Financial Statements

In the three months ended June 30, 2010 we identified several items which had not been properly classified in our condensed consolidated statement of cash flows for the three months ended March 31, 2010. We determined that we had not properly classified the effects of the devaluation of the Venezuelan Bolivar Fuerte (BsF), which reduced our cash balance by $199 million. This

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reduction should have been presented as part of the Effect of exchange rate changes on cash and cash equivalents rather than a reduction of Net cash provided by operating activities. Additionally, the change in the cash component of the Saab Automobile AB (Saab) assets classified as held for sale of $330 million should have been presented as part of Cash and cash equivalents reclassified (to) from assets held for sale rather than an increase in Net cash flows from operating activities. The net effects of the remaining corrections are included in the table below. For the nine months ended September 30, 2010, we have correctly presented these items in our condensed consolidated statement of cash flows. Although we do not consider the effects of these errors to be material, we intend to correct our condensed consolidated statement of cash flows for the three months ended March 31, 2010 in our Quarterly Report on Form 10-Q for the three months ending March 31, 2011 when filed. The originally reported and corrected amounts for the three months ended March 31, 2010 are summarized in the following table (dollars in millions):

	As Originally Reported	Adjustments	As Corrected
Net cash provided by (used in) operating activities	$1,746	$104	$1,850
Net cash provided by (used in) investing activities	646	(195)	451
Net cash provided by (used in) financing activities	(1,688)	(50)	(1,738)
Effect of exchange rate changes on cash and cash equivalents	(53)	(250)	(303)
Cash and cash equivalents reclassified (to) from assets held for sale	(20)	391	371
Cash and cash equivalents at beginning of the period	22,679	—	22,679

Cash and cash equivalents at end of the period	$23,310	$—	$23,310

In addition, in the three months ended June 30, 2010, we identified several items that had not been properly classified in the condensed consolidated statement of cash flows for the period July 10, 2009 through September 30, 2009 (Successor). Although we do not consider the effects of these errors to be material, we have corrected our condensed consolidated statement of cash flows to properly reflect these items. These errors primarily relate to reclassifications within the respective sections of the condensed consolidated statement of cash flows. The originally reported and corrected amounts for the period July 10, 2009 through September 30, 2009 (Successor) are summarized in the following table (dollars in millions):

	As Originally Reported	Adjustments	As Corrected
Net cash provided by (used in) operating activities	$2,857	$102	$2,959
Cash flows from investing activities
Other (a)	(107)	76	(31)
Net cash provided by (used in) investing activities	(422)	76	(346)
Cash flows from financing activities
Net decrease in short-term debt	(588)	298	(290)
Payments on long-term debt	(130)	(453)	(583)
Net cash provided by (used in) financing activities	3,523	(154)	3,369
Effect of exchange rate changes on cash and cash equivalents	398	(24)	374
Cash and cash equivalents reclassified (to) from assets held for sale	(277)	—	(277)
Cash and cash equivalents at beginning of the period	19,013	—	19,013
Cash and cash equivalents at end of the period	$25,092	$—	$25,092

(a)	Amount of ($107) million was originally reported as ($160) million in our condensed consolidated statement of cash flows for the period July 10, 2009 through September 30, 2009 (Successor). This amount was adjusted by $53 million due to a change in presentation in the condensed consolidated statement of cash flows for the nine months ended September 30, 2010.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, we have corrected certain amounts disclosed in the notes to the condensed consolidated financial statements included in our 2009 Form 10-Q for the nine-month period ended September 30, 2009 (2009 Form 10-Q). Although we do not consider the effects of these disclosure errors to be material, we have corrected the amounts in the notes to the condensed consolidated financial statements. Originally reported and corrected amounts are included in the affected notes to the condensed consolidated financial statements which follow.

Venezuelan Exchange Regulations

Our Venezuelan subsidiaries changed their functional currency from the BsF, the local currency, to the U.S. Dollar, our reporting currency, on January 1, 2010 because of the hyperinflationary status of the Venezuelan economy. Further, pursuant to the official devaluation of the Venezuelan currency and establishment of the dual fixed exchange rates in January 2010, we remeasured the BsF denominated monetary assets and liabilities held by our Venezuelan subsidiaries at the nonessential rate of 4.30 BsF to $1.00. The remeasurement resulted in a charge of $25 million recorded in Cost of sales in the nine months ended September 30, 2010. In the nine months ended September 30, 2010 all BsF denominated transactions have been remeasured at the nonessential rate of 4.30 BsF to $1.00.

In June 2010, the Venezuelan government introduced additional foreign currency exchange control regulations, which imposed restrictions on the use of the parallel foreign currency exchange market, thereby making it more difficult to convert BsF to U.S. Dollars. We periodically accessed the parallel exchange market, which historically enabled entities to obtain foreign currency for transactions that could not be processed by the Commission for the Administration of Currency Exchange (CADIVI). The restrictions on the foreign currency exchange market could affect our Venezuelan subsidiaries’ ability to pay its non-BsF denominated obligations that do not qualify to be processed by CADIVI at the official exchange rates as well as our ability to benefit from those operations.

The following tables provide condensed financial information for our Venezuelan subsidiaries at and for the nine months ended September 30, 2010, which includes amounts receivable from and payable to, and transactions with, affiliated entities (dollars in millions):

September 30, 2010
Total assets (a)	$1,408
Total liabilities (b)	$1,147

Nine Months Ended September 30, 2010
Revenue	$789
Net income attributable to stockholders (c)	$244

(a)	Includes BsF denominated and non-BsF denominated monetary assets of $360 million and $672 million.

(b)	Includes BsF denominated and non-BsF denominated monetary liabilities of $621 million and $491 million.

(c)	Includes a gain of $119 million related to the devaluation of the Bolivar in January 2010 and gains of $207 million in the nine months ended September 30, 2010 due to favorable foreign currency exchanges that were processed by CADIVI. The $119 million gain on the devaluation was offset by a $144 million loss recorded in the U.S. on BsF denominated assets, which is not included in Net income attributable to stockholders reported above.

In addition, the total amount pending government approval for settlement is BsF 1.1 billion (equivalent to $347 million), for which some requests have been pending from 2007. The amount includes payables to affiliated entities of $250 million, which includes dividends payable of $144 million.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Adopted Accounting Principles

Transfers of Financial Assets

In January 2010 we adopted certain amendments to ASC 860-10, “Transfers and Servicing” (ASC 860-10). ASC 860-10 eliminates the concept of a qualifying special-purpose entity (SPE), establishes a new definition of participating interest that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarifies and amends the derecognition criteria for a transfer of financial assets to be accounted for as a sale, and changes the amount that can be recorded as a gain or loss on a transfer accounted for as a sale when beneficial interests are received by the transferor. The adoption of these amendments did not have a material effect on the condensed consolidated financial statements.

Variable Interest Entities

In January 2010 we adopted amendments to ASC 810-10, “Consolidation” (ASC 810-10). These amendments require an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the enterprise: (1) has the power to direct the activities of a VIE that most significantly affect the entity’s economic performance; and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. These amendments also require, among other considerations, an ongoing reconsideration of the primary beneficiary. In February 2010 the Financial Accounting Standards Board (FASB) issued guidance that permitted an indefinite deferral of these amendments for entities that have all the attributes of an investment company or that apply measurement principles consistent with those followed by investment companies. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of VIEs in effect prior to the adoption of these amendments. This deferral was applicable to certain investment funds associated with our employee benefit plans and investment funds managing investments on behalf of unrelated third parties.

The amendments were adopted prospectively. Upon adoption, we consolidated General Motors Egypt (GM Egypt) which resulted in an increase in Total assets of $254 million, an increase in Total liabilities of $178 million, and an increase in Noncontrolling interests of $76 million. Due to our application of fresh-start reporting on July 10, 2009 and because our investment in GM Egypt was accounted for using the equity method of accounting, there was no difference between the net assets added to the condensed consolidated balance sheet upon consolidation and the amount of previously recorded interest in GM Egypt. As a result, there was no cumulative effect of a change in accounting principle to Accumulated deficit. The effect of these amendments was measured based on the amount at which the asset, liability and noncontrolling interest would have been carried or recorded in the condensed consolidated financial statements if these amendments had been effective since inception of our relationship with GM Egypt. Refer to Note 10 for additional information on the effect of the adoption of these amendments.

Accounting Standards Not Yet Adopted

In September 2009 the FASB issued Accounting Standards Update (ASU) 2009-13, “Multiple-Deliverable Revenue Arrangements” (ASU 2009-13). ASU 2009-13 addresses the unit of accounting for multiple-element arrangements. In addition, ASU 2009-13 revises the method by which consideration is allocated among the units of accounting. The overall consideration is allocated to each deliverable by establishing a selling price for individual deliverables based on a hierarchy of evidence, including vendor-specific objective evidence, other third party evidence of the selling price, or the reporting entity’s best estimate of the selling price of individual deliverables in the arrangement. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the effects, if any, that ASU 2009-13 will have on the condensed consolidated financial statements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4. Acquisition and Disposals of Businesses

Acquisition of Delphi Businesses

In July 2009 we entered into the Delphi Master Disposition Agreement (DMDA) with Delphi Corporation (Delphi) and other parties, which was consummated in October 2009. Under the DMDA, we agreed to acquire Delphi’s global steering business (Nexteer) and four domestic component manufacturing facilities as well as make an investment in a new entity, New Delphi, which acquired substantially all of Delphi’s remaining assets. At October 6, 2009 the fair value of Nexteer and the four domestic facilities was $287 million and the assets acquired and liabilities assumed were consolidated and included in the results of our GMNA segment. Total assets of $1.2 billion were comprised primarily of accounts and notes receivables, inventories and property, plant and equipment. Total liabilities of $0.9 billion were comprised primarily of accounts payable, accrued expenses, short-term debt and other liabilities.

We funded the acquisitions, transaction related costs and settlements of certain pre-existing arrangements through net cash payments of $2.7 billion. We also assumed liabilities and wind-down obligations of $120 million, waived our claims associated with the Delphi liquidity support agreements of $850 million and waived our rights to claims associated with previously transferred pension costs for hourly employees. Of these amounts, we contributed $1.7 billion to New Delphi and paid the Pension Benefit Guarantee Corporation (PBGC) $70 million in October 2009. Our investment in New Delphi is accounted for using the equity method.

In July 2010 we entered into a definitive agreement to sell Nexteer to an unaffiliated party. The transaction is subject to customary closing conditions, regulatory approvals and review by government agencies in the U.S. and China. At September 30, 2010 Nexteer had total assets of $857 million, total liabilities of $376 million, and recorded revenue of $1.4 billion in the nine months ended September 30, 2010, of which $765 million were sales to us and our affiliates. Nexteer did not qualify for held for sale classification at September 30, 2010. Once consummated, we do not expect the sale of Nexteer to have a material effect on our consolidated financial statements.

Sale of India Operations

In December 2009 we and SAIC Motor Hong Kong Investment Limited (SAIC-HK) entered into a joint venture, SAIC GM Investment Limited (HKJV) to invest in automotive projects outside of markets in China, initially focusing on markets in India. On February 1, 2010 we sold certain of our operations in India (India Operations), part of our GMIO segment, in exchange for a promissory note due in 2013. The amount due under the promissory note may be partially reduced, or increased, based on the India Operation’s cumulative earnings before interest and taxes for the three year period ending December 31, 2012. In connection with the sale we recorded net consideration of $190 million and an insignificant gain. The sale transaction resulted in a loss of control and the deconsolidation of the India Operations on February 1, 2010. Accordingly, we removed the assets and liabilities of the India Operations from our consolidated financial statements and recorded an equity interest in HKJV to reflect cash of $50 million we contributed to HKJV and a $123 million commitment to provide additional capital that we are required to make in accordance with the terms of the joint venture agreement. We have recorded a corresponding liability to reflect our obligation to provide additional capital.

Saab Bankruptcy and Sale

In February 2009 Saab, part of the GME segment, filed for protection under the reorganization laws of Sweden in order to reorganize itself into a stand-alone entity. Old GM determined that the reorganization proceeding resulted in a loss of the elements of control necessary for consolidation and therefore Old GM deconsolidated Saab in February 2009. Old GM recorded a loss of $824 million in Other expenses, net related to the deconsolidation. The loss reflects the remeasurement of Old GM’s net investment in Saab to its estimated fair value of $0, costs associated with commitments and obligations to suppliers and others, and a commitment to provide up to $150 million of DIP financing. We acquired Old GM’s investment in Saab in connection with the 363 Sale. In August 2009 Saab exited its reorganization proceeding, and we regained the elements of control and consolidated Saab at an insignificant fair value.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2010 we completed the sale of Saab and in May 2010 we completed the sale of Saab Automobile GB (Saab GB) to Spyker Cars NV. Of the negotiated cash purchase price of $74 million, we received $50 million at closing and received the remaining $24 million in July 2010. We also received preference shares in Saab with a face value of $326 million and an estimated fair value that is insignificant and received $114 million as repayment of the DIP financing that we provided to Saab during 2009. In the nine months ended September 30, 2010 we recorded a gain of $123 million in Interest income and other non-operating income, net reflecting cash received of $166 million less net assets with a book value of $43 million.

Sale of 1% Interest in Shanghai General Motors Co., Ltd.

In February 2010 we sold a 1% ownership interest in Shanghai General Motors Co., Ltd. (SGM) to SAIC-HK, reducing our ownership interest to 49%. The sale of the 1% ownership interest to Shanghai Automotive Industry Corporation (SAIC) was predicated on our ability to work with SAIC to obtain a $400 million line of credit from a commercial bank to us. We also received a call option to repurchase the 1% which is contingently exercisable based on events which we do not unilaterally control. As part of the loan arrangement SAIC provided a commitment whereby, in the event of default, SAIC will purchase the ownership interest in SGM that we pledged as collateral for the loan. We recorded an insignificant gain on this transaction in the nine months ended September 30, 2010.

Acquisition of AmeriCredit Corp.

Refer to Note 27 for information on the acquisition of AmeriCredit Corp. (AmeriCredit).

Note 5. Marketable Securities

The following table summarizes information regarding trading securities gains and losses, which are recorded in Interest income and other non-operating income, net on securities still held at the reporting date (dollars in millions):

	Successor
	Nine Months Ended September 30, 2010		July 10, 2009 Through September 30, 2009		September 30, 2010	December 31, 2009
	Unrealized		Unrealized		Fair Value	Fair Value
	Gains	Losses	Gains	Losses
Trading securities(a)
Equity	$2	$2	$4	$2	$35	$32
United States government and agencies	—	—	—	—	6	17
Mortgage and asset-backed	—	1	1	3	28	22
Foreign government	2	—	3	—	36	24
Corporate debt	—	—	1	1	29	29

Total trading securities	$4	$3	$9	$6	$134	$124

(a)	Old GM had no marketable securities classified as trading for the period January 1, 2009 through July 9, 2009.

We maintained $73 million and $79 million of the above trading securities as compensating balances to support letters of credit of $61 million and $66 million at September 30, 2010 and December 31, 2009. We have access to these securities in the normal course of business; however, the letters of credit may be withdrawn if the minimum collateral balance is not maintained.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information regarding available-for-sale securities, including unrealized gains and losses which are recorded in Accumulated other comprehensive income (loss) on securities still held at the reporting date (dollars in millions):

	Successor
	September 30, 2010				December 31, 2009
	Cost	Unrealized		Fair Value	Cost	Unrealized		Fair Value
		Gains	Losses			Gains	Losses
Available-for-sale securities
United States government and agencies	$2,254	$—	$—	$2,254	$2	$—	$—	$2
Certificates of deposit	1,448	—	—	1,448	8	—	—	8
Corporate debt	2,173	1	—	2,174	—	—	—	—

Total available-for-sale securities	$5,875	$1	$—	$5,876	$10	$—	$—	$10

In addition to the securities previously discussed, securities of $15.5 billion and $11.2 billion with original maturities of 90 days or less were classified as cash equivalents and securities of $1.5 billion and $14.2 billion were classified as Restricted cash and marketable securities at September 30, 2010 and December 31, 2009. Additionally, we held equity securities that are classified as available-for-sale and recorded in Other assets. These securities had a fair value of $40 million and $13 million at September 30, 2010 and December 31, 2009.

The following table summarizes proceeds from and realized gains and losses on disposals of investments in marketable securities classified as available-for-sale and sold prior to maturity (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Sales proceeds	$6	$—	$185
Realized gains	$—	$—	$3
Realized losses	$—	$—	$10

The following table summarizes the fair value of investments classified as available-for-sale securities by contractual maturity at September 30, 2010 (dollars in millions):

	Successor
	Amortized Cost	Fair Value
Due in one year or less	$5,874	$5,875
Due after one year through five years	1	1
Due after five years through ten years	—	—
Due after ten years	—	—

Total contractual maturities of available-for-sale securities	$5,875	$5,876

Refer to Note 21 for the amounts recorded as a result of other than temporary impairments on debt and equity securities.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6. Inventories

The following table summarizes the components of our Inventories (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Productive material, work in process, and supplies	$5,736	$4,201
Finished product, including service parts	7,308	5,906

Total inventories	$13,044	$10,107

Note 7. Equity in Net Assets of Nonconsolidated Affiliates

Nonconsolidated affiliates are entities in which an equity ownership interest is maintained and for which the equity method of accounting is used, due to the ability to exert significant influence over decisions relating to their operating and financial affairs.

The following table summarizes information regarding equity in income of and disposition of interest in nonconsolidated affiliates (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
SGM and SGMW (a)	$1,071	$195	$298

Ally Financial (b)	—	—	(1,097)
Gain on conversion of UST Ally Financial Loan (c)	—	—	2,477

Total equity in income of and disposition of interest in Ally Financial (b)	—	—	1,380
New United Motor Manufacturing, Inc. (d)	—	—	(243)
Others	94	9	6

Total equity in income of nonconsolidated affiliates	$1,165	$204	$1,441

(a)	Includes SGM (49%) in the nine months ended September 30, 2010 and (50%) in the periods July 10, 2009 through September 30, 2009 and January 1, 2009 through July 9, 2009 and SAIC-GM-Wuling Automobile Co., Ltd. (SGMW) (34%).

(b)	Ally Financial converted its status to a C corporation effective June 30, 2009. At that date, Old GM began to account for its investment in Ally Financial using the cost method rather than the equity method as Old GM could not exercise significant influence over Ally Financial. Prior to converting to a C corporation, Old GM’s investment in Ally Financial was accounted for in a manner similar to an investment in a limited partnership and the equity method was applied because Old GM’s influence was more than minor. In connection with Ally Financial’s conversion into a C corporation, each unit of each class of Ally Financial Membership Interests was converted into shares of capital stock of Ally Financial with substantially the same rights and preferences as such Membership Interests.

(c)	In May 2009 the UST exercised its option to convert the outstanding amounts owed on the UST Ally Financial Loan (as subsequently defined) into shares of Ally Financial’s Class B common Membership Interests.

(d)	New United Motor Manufacturing, Inc. (NUMMI) (50%) was retained by MLC as a part of the 363 Sale.

Investment in Chinese Joint Ventures

Our Chinese operations, which we established beginning in 1997, are primarily composed of three joint ventures: SGM, SGMW and FAW-GM. Sales and income of these joint ventures are not consolidated into our financial statements; rather, our proportionate share of the earnings of each joint venture is reflected as Equity in income of nonconsolidated affiliates.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SGM is a joint venture established by SAIC (51%) and us (49%) in 1997. SGM has interests in three other joint ventures in China—Shanghai GM (Shenyang) Norsom Motor Co., Ltd (SGM Norsom), Shanghai GM Dong Yue Motors Co., Ltd (SGM DY) and Shanghai GM Dong Yue Powertrain (SGM DYPT). These three joint ventures are jointly held by SGM (50%), SAIC (25%) and us (25%). The four joint ventures (SGM Group) are engaged in the production, import, and sale of a comprehensive range of products under the brands of Buick, Chevrolet, and Cadillac.

SGMW, of which we own 34%, SAIC owns 50% and Liuzhou Wuling Motors Co., Ltd. (Wuling) owns 16%, produces mini-commercial vehicles and passenger cars utilizing local architectures under the Wuling and Chevrolet brands. FAW-GM, of which we own 50% and China FAW Group Corporation (FAW) owns 50%, produces light commercial vehicles under the Jiefang brand and medium vans under the FAW brand. Our joint venture agreements allow for significant rights as a member.

In the nine months ended September 30, 2010 we entered into an equity transfer agreement to purchase an additional 10% interest in SGMW from the Wuling Group for $51 million in cash plus an agreement to provide technical services to the Wuling Group through 2013. The transaction is subject to regulatory approval in China. After completing this transaction, we will own 44% of the outstanding stock of SGMW.

The following tables summarize certain key financial data for the SGM Group, which excludes SGMW and FAW-GM (dollars in millions):

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Total net sales and revenue	$13,881	$8,657
Net income	$1,915	$838

	September 30, 2010	December 31, 2009
Cash and cash equivalents	$3,601	$2,995
Debt	$7	$7

Investment in Ally Financial

As part of the approval process for Ally Financial to obtain Bank Holding Company status in December 2008, Old GM agreed to reduce its ownership in Ally Financial to less than 10% of the voting and total equity of Ally Financial by December 24, 2011. At September 30, 2010 our equity ownership in Ally Financial was 16.6% as subsequently discussed.

In December 2008 Old GM and FIM Holdings, an assignee of Cerberus ResCap Financing LLC, entered into a subscription agreement with Ally Financial under which each agreed to purchase additional Common Membership Interests in Ally Financial, and the UST committed to provide Old GM with additional funding in order to purchase the additional interests. In January 2009 Old GM entered into the UST Ally Financial Loan Agreement pursuant to which Old GM borrowed $884 million (UST Ally Financial Loan) and utilized those funds to purchase 190,921 Class B Common Membership Interests in Ally Financial. The UST Ally Financial Loan was scheduled to mature in January 2012 and bore interest, payable quarterly, at the same rate of interest as the UST Loans (as subsequently defined in Note 13). The UST Ally Financial Loan Agreement was secured by Old GM’s Common and Preferred Membership Interests in Ally Financial. As part of this loan agreement, the UST had the option to convert outstanding amounts into a maximum of 190,921 shares of Ally Financial’s Class B Common Membership Interests on a pro rata basis.

In May 2009 the UST exercised this option, the outstanding principal and interest under the UST Ally Financial Loan was extinguished, and Old GM recorded a net gain of $483 million. The net gain was comprised of a gain on the disposition of Ally Financial Common Membership Interests of $2.5 billion recorded in Equity in income of and disposition of interest in Ally Financial and a loss on extinguishment of the UST Ally Financial Loan of $2.0 billion recorded in Loss on extinguishment of debt. After the exchange, Old GM’s ownership was reduced to 24.5% of Ally Financial’s Common Membership Interests.

Ally Financial converted its status to a C corporation effective June 30, 2009. At that date, Old GM began to account for its investment in Ally Financial using the cost method rather than the equity method as Old GM could not exercise significant influence

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over Ally Financial. Prior to converting to a C corporation, Old GM’s investment in Ally Financial was accounted for in a manner similar to an investment in a limited liability partnership and the equity method was applied because Old GM’s influence was more than minor. In connection with Ally Financial’s conversion into a C corporation, each unit of each class of Ally Financial Membership Interests was converted into shares of capital stock of Ally Financial with substantially the same rights and preferences as such Membership Interests. On July 10, 2009 we acquired the investment in Ally Financial’s common and preferred stocks in connection with the 363 Sale.

In December 2009 the UST made a capital contribution to Ally Financial of $3.8 billion consisting of the purchase of trust preferred securities of $2.5 billion and mandatory convertible preferred securities of $1.3 billion. The UST also exchanged all of its existing Ally Financial non-convertible preferred stock for newly issued mandatory convertible preferred securities valued at $5.3 billion. In addition the UST converted mandatory convertible preferred securities valued at $3.0 billion into Ally Financial common stock. These actions resulted in the dilution of our investment in Ally Financial common stock from 24.5% to 16.6%, of which 6.7% is held directly and 9.9% is held in an independent trust. Pursuant to previous commitments to reduce influence over and ownership in Ally Financial, the trustee, who is independent of us, has the sole authority to vote and is required to dispose of our 9.9% ownership in Ally Financial common stock held in the trust by December 24, 2011.

The following tables summarize financial information of Ally Financial for the period Ally Financial was accounted for as a nonconsolidated affiliate (dollars in millions):

Six Months Ended June 30, 2009
Consolidated Statement of Loss
Total financing revenue and other interest income	$6,916
Total interest expense	$3,936
Depreciation expense on operating lease assets	$2,113
Gain on extinguishment of debt	$657
Total other revenue	$2,117
Total noninterest expense	$3,381
Loss from continuing operations before income tax expense	$(2,260)
Income tax expense from continuing operations	$972
Net loss from continuing operations	$(3,232)
Loss from discontinued operations, net of tax	$(1,346)
Net loss	$(4,578)

June 30, 2009
Condensed Consolidated Balance Sheet
Loans held for sale	$11,440
Total finance receivables and loans, net	$87,520
Investment in operating leases, net	$21,597
Other assets	$22,932
Total assets	$181,248
Total debt	$105,175
Accrued expenses and other liabilities	$41,363
Total liabilities	$155,202
Preferred stock held by UST	$12,500
Preferred stock	$1,287
Total equity	$26,046

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Ally Financial – Preferred and Common Membership Interests

The following tables summarize the activity with respect to the investment in Ally Financial Common and Preferred Membership Interests for the period Ally Financial was accounted for as a nonconsolidated affiliate (dollars in millions):

	Predecessor
	Ally Financial Common Membership Interests	Ally Financial Preferred Membership Interests
Balance at January 1, 2009	$491	$43
Old GM’s proportionate share of Ally Financial’s losses (a)	(1,130)	(7)
Investment in Ally Financial Common Membership Interests	884	—
Gain on disposition of Ally Financial Common Membership Interests (b)	2,477	—
Conversion of Ally Financial Common Membership Interests (b)	(2,885)	—
Other, primarily accumulated other comprehensive loss	163	—

Balance at June 30, 2009	$—	$36

(a)	Due to impairment charges and Old GM’s proportionate share of Ally Financial’s losses, the carrying amount of Old GM’s investments in Ally Financial Common Membership Interests was reduced to $0. Old GM recorded its proportionate share of Ally Financial’s remaining losses to its investment in Ally Financial Preferred Membership Interests.

(b)	Due to the exercise of the UST’s option to convert the UST Ally Financial Loan into Ally Financial Common Membership Interests, in connection with the UST Ally Financial Loan conversion, Old GM recorded a gain of $2.5 billion on disposition of Ally Financial Common Membership Interests and a $2.0 billion loss on extinguishment based on the carrying amount of the UST Ally Financial Loan and accrued interest of $0.9 billion.

Transactions with Nonconsolidated Affiliates

Nonconsolidated affiliates are involved in various aspects of the development, production and marketing of cars, trucks and parts, and we purchase component parts and vehicles from certain nonconsolidated affiliates for resale to dealers. The following tables summarize the effects of transactions with nonconsolidated affiliates, excluding transactions with Ally Financial which are disclosed in Note 23, which are not eliminated in consolidation (dollars in millions):

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009		January 1, 2009 Through July 9, 2009
Results of Operations
Net sales and revenue	$2,093	$401	*	$596
Cost of sales	$2,411	$297	*	$737
Selling, general and administrative expense	$3	$(9)		$(19)
Interest income and other non-operating income (expense), net	$6	$2		$(9)

*	Amounts originally reported as $289 and $276 in our 2009 Form 10-Q. Refer to Note 3.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor
	September 30, 2010	December 31, 2009
Financial Position
Accounts and notes receivable, net	$411	$771	*
Accounts payable (principally trade)	$616	$579	*

*	Amounts originally reported as $594 and $396 in our 2009 Form 10-K. Refer to Note 3 to the 2009 audited consolidated financial statements included in this prospectus.

	Successor			Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009		January 1, 2009 Through July 9, 2009
Cash Flows
Operating	$547	$421	*	$546
Investing	$(24)	$(1)		$—
Financing	$—	$—		$—

*	Amount originally reported as $297 in our 2009 Form 10-Q. Refer to Note 3.

Note 8. Goodwill

The following table summarizes the changes in the carrying amount of Goodwill (dollars in millions):

	Successor
	GMNA	GMIO	GME	Total
Balance at January 1, 2010	$26,409	$928	$3,335	$30,672
Reporting unit reorganization	—	82	(82)	—
Effect of foreign currency translation and other	1	40	(157)	(116)

Balance at September 30, 2010	$26,410	$1,050	$3,096	$30,556

We recorded Goodwill of $30.5 billion upon application of fresh-start reporting. If all identifiable assets and liabilities had been recorded at fair value upon application of fresh-start reporting, no goodwill would have resulted. However, when applying fresh-start reporting, certain accounts, primarily employee benefit plan and income tax related, were recorded at amounts determined under specific U.S. GAAP rather than fair value and the difference between the U.S. GAAP and fair value amounts gave rise to goodwill, which is a residual. Our employee benefit related accounts were recorded in accordance with ASC 712, “Compensation — Nonretirement Postemployment Benefits” and ASC 715, “Compensation — Retirement Benefits” and deferred income taxes were recorded in accordance with ASC 740, “Income Taxes.” Further, we recorded valuation allowances against certain of our deferred tax assets, which under ASC 852 also resulted in Goodwill. These valuation allowances were due in part to Old GM’s history of recurring operating losses, and our projections at the 363 Sale date of continued near-term operating losses in certain jurisdictions. While the 363 Sale constituted a significant restructuring that eliminated many operating and financing costs, Old GM had undertaken significant restructurings in the past that failed to return certain jurisdictions to profitability. At the 363 Sale date, we concluded that there was significant uncertainty as to whether the restructuring actions would return these jurisdictions to sustained profitability, thereby necessitating the establishment of a valuation allowance against certain deferred tax assets. None of the goodwill from this transaction is deductible for tax purposes.

In the three months ended June 30, 2010 there were event-driven changes in circumstances within our GME reporting unit that warranted the testing of goodwill for impairment. Anticipated competitive pressure on our margins in the near- and medium-term led

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

us to believe that the goodwill associated with our GME reporting unit may be impaired. Utilizing the best available information at June 30, 2010 we performed a step one goodwill impairment test for our GME reporting unit, and concluded that goodwill was not impaired. The fair value of our GME reporting unit was estimated to be approximately $325 million over its carrying amount. If we had not passed step one, we believe the amount of any goodwill impairment would approximate $140 million representing the net decrease, from July 9, 2009 through June 30, 2010, in the fair value-to-U.S. GAAP differences attributable to those assets and liabilities that gave rise to goodwill.

We utilized a discounted cash flow methodology to estimate the fair value of our GME reporting unit. The valuation methodologies utilized were consistent with those used in our application of fresh-start reporting on July 10, 2009, as discussed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus, and in our 2009 annual and event-driven GME impairment tests and result in Level 3 measures within the valuation hierarchy. Assumptions used in our discounted cash flow analysis that had the most significant effect on the estimated fair value of our GME reporting unit include:

•	Our estimated weighted-average cost of capital (WACC);

•	Our estimated long-term growth rates; and

•	Our estimate of industry sales and our market share.

We used a WACC of 22.0% that considered various factors including bond yields, risk premiums, and tax rates; a terminal value that was determined using a growth model that applied a long-term growth rate of 0.5% to our projected cash flows beyond 2015; and industry sales of 18.4 million vehicles and a market share for Opel/Vauxhall of 6.45% based on vehicle sales volume in 2010 increasing to industry sales of 22.0 million vehicles and a market share of 7.4% in 2015.

Our fair value estimate assumes the achievement of the future financial results contemplated in our forecasted cash flows, and there can be no assurance that we will realize that value. The estimates and assumptions used are subject to significant uncertainties, many of which are beyond our control, and there is no assurance that anticipated financial results will be achieved.

Note 9. Intangible Assets, net

The following table summarizes the components of Intangible assets, net (dollars in millions):

	Successor
	September 30, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Technology and intellectual property	$7,747	$3,191	$4,556	$7,741	$1,460	$6,281
Brands	5,454	184	5,270	5,508	72	5,436
Dealer network and customer relationships	2,179	167	2,012	2,205	67	2,138
Favorable contracts	529	100	429	542	39	503
Other	19	7	12	17	3	14

Total amortizing intangible assets	15,928	3,649	12,279	16,013	1,641	14,372
Non amortizing in-process research and development	175	—	175	175	—	175

Total intangible assets	$16,103	$3,649	$12,454	$16,188	$1,641	$14,547

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes amortization expense related to Intangible assets, net (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Amortization expense related to intangible assets	$2,007	$775	$44

The following table summarizes estimated amortization expense related to Intangible assets, net in each of the next five fiscal years (dollars in millions):

Estimated Amortization Expense
2011	$1,785
2012	$1,560
2013	$1,227
2014	$611
2015	$314

Note 10. Variable Interest Entities

Consolidated VIEs

VIEs that we do not control through a majority voting interest that are consolidated because we are or Old GM was the primary beneficiary primarily include: (1) previously divested suppliers for which we provide or Old GM provided guarantees or financial support; (2) a program announced by the UST in March 2009 to provide financial assistance to automotive suppliers (Receivables Program); (3) vehicle sales and marketing joint ventures that manufacture, market and sell vehicles in certain markets; (4) leasing special purpose entities (SPEs) which held real estate assets and related liabilities for which Old GM provided residual guarantees; and (5) an entity which manages certain private equity investments held by our and Old GM’s defined benefit plans, along with six associated general partner entities.

Certain creditors and beneficial interest holders of these VIEs have or had limited, insignificant recourse to our general credit or Old GM’s general credit. In the event that creditors or beneficial interest holders were to have such recourse to our or Old GM’s general credit, we or Old GM could be held liable for certain of the VIEs’ obligations. GM Daewoo Auto & Technology Co. (GM Daewoo), a non-wholly owned consolidated subsidiary that we control through a majority voting interest, is also a VIE because in the future it may require additional subordinated financial support. The creditors of GM Daewoo’s short-term debt of $1.1 billion, long-term debt of $798 million and current derivative liabilities of $217 million at September 30, 2010 do not have recourse to our general credit.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the carrying amount of consolidated VIEs that we do not also control through a majority voting interest (dollars in millions):

	Successor
	September 30, 2010(a)(b)	December 31, 2009(a)
Assets
Cash and cash equivalents	$119	$15
Restricted cash	1	191
Accounts and notes receivable, net	123	14
Inventories	90	15
Other current assets	20	—
Property, net	50	5
Other assets	40	33

Total assets	$443	$273

Liabilities
Accounts payable (principally trade)	$232	$17
Short-term debt and current portion of long-term debt	—	205
Accrued expenses	12	10
Other liabilities and deferred income taxes	52	23

Total liabilities	$296	$255

(a)	Amounts exclude GM Daewoo.

(b)	Amounts at September 30, 2010 reflect the effect of our adoption of amendments to ASC 810-10 in January 2010, which resulted in the consolidation of GM Egypt. At September 30, 2010 GM Egypt had Total assets of $383 million and Total liabilities of $264 million.

The following table summarizes the amounts recorded in earnings related to consolidated VIEs that we do not also control through a majority voting interest (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010 (a)(b)	July 10, 2009 Through September 30, 2009 (a)	January 1, 2009 Through July 9, 2009 (a)
Net sales and revenue	$560	$19	$31
Cost of sales	452	(1)	(1)
Selling, general and administrative expense	26	8	5
Other expenses, net	2	1	10
Interest expense	5	14	22
Interest (income) and other non-operating (income), net	(4)	—	—
Reorganization expenses, net	—	—	26
Income tax expense	10	—	—

Net income (loss)	$69	$(3)	$(31)

(a)	Amounts exclude GM Daewoo.

(b)	Amounts recorded in the nine months ended September 30, 2010 reflect our adoption of amendments to ASC 810-10 in January 2010, which resulted in the consolidation of GM Egypt. In the nine months ended September 30, 2010 GM Egypt recorded Net sales and revenue of $530 million.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GM Egypt

GM Egypt is a 31% owned automotive manufacturing organization that was previously accounted for using the equity method. GM Egypt was founded in March 1983 to assemble and manufacture vehicles in Egypt. Certain voting and other rights permit us to direct those activities of GM Egypt that most significantly affect its economic performance. In connection with our adoption of amendments to ASC 810-10, we consolidated GM Egypt in January 2010.

Receivables Program

We determined that the Receivables Program was a VIE and that we and Old GM were the primary beneficiary. At December 31, 2009 our equity contributions were $55 million and the UST had outstanding loans of $150 million to the Receivables Program. In the three months ended March 31, 2010 we repaid these loans in full. The Receivables Program was terminated in accordance with its terms in April 2010. Upon termination, we shared residual capital of $25 million in the program equally with the UST and paid a termination fee of $44 million.

Nonconsolidated VIEs

VIEs that are not consolidated because we are not or Old GM was not the primary beneficiary primarily include: (1) troubled suppliers for which we provide or Old GM provided guarantees or financial support; (2) vehicle sales and marketing joint ventures that manufacture, market and sell vehicles and related services; (3) leasing entities for which residual value guarantees were made; (4) certain research entities for which annual ongoing funding requirements exist; and (5) Ally Financial.

Guarantees and financial support are provided to certain current or previously divested suppliers in order to ensure that supply needs for production are not disrupted due to a supplier’s liquidity concerns or possible shutdowns. Types of financial support that we provide and Old GM provided include, but are not limited to: (1) funding in the form of a loan; (2) guarantees of the supplier’s debt or credit facilities; (3) one-time payments to fund prior losses of the supplier; (4) indemnification agreements to fund the suppliers’ future losses or obligations; (5) agreements to provide additional funding or liquidity to the supplier in the form of price increases or changes in payment terms; and (6) assisting the supplier in finding additional investors. The maximum exposure to loss related to these VIEs is not expected to be in excess of the amount of net accounts and notes receivable recorded with the suppliers and any related guarantees and loan commitments.

We have and Old GM had investments in joint ventures that manufacture, market and sell vehicles in certain markets. The majority of these joint ventures are typically self-funded and financed with no contractual terms that require us to provide future financial support. However, future funding is required for HKJV, as subsequently discussed. The maximum exposure to loss is not expected to be in excess of the carrying amount of the investments recorded in Equity in net assets of nonconsolidated affiliates, and any related capital funding requirements.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the amounts recorded for nonconsolidated VIEs and the related off-balance sheet guarantees and maximum contractual exposure to loss, excluding Ally Financial, which is disclosed in Note 23 (dollars in millions):

	Successor
	September 30, 2010		December 31, 2009
	Carrying Amount	Maximum Exposure to Loss (a)	Carrying Amount	Maximum Exposure to Loss (b)
Assets
Accounts and notes receivable, net	$76	$62	$8	$8
Equity in net assets of nonconsolidated affiliates	280	280	96	50
Other assets	43	43	26	26

Total assets	$399	$385	$130	$84

Liabilities
Accounts payable	$15	$—	$—	$—
Accrued expenses	22	—	—	—
Other liabilities	212	—	—	—

Total liabilities	$249	$—	$—	$—

Off-Balance Sheet
Residual value guarantees		$—		$32
Loan commitments (c)		102		115
Other guarantees		3		4
Other liquidity arrangements (d)		227		—

Total guarantees and liquidity arrangements		$332		$151

(a)	Amounts at September 30, 2010 included $134 million related to troubled suppliers.

(b)	Amounts at December 31, 2009 included $139 million related to troubled suppliers.

(c)	Amounts at September 30, 2010 and December 31, 2009 included undrawn loan commitments, primarily $100 million related to American Axle and Manufacturing Holdings, Inc. (American Axle).

(d)	Amounts at September 30, 2010 included capital funding requirements, primarily an additional contingent future funding requirement of up to $223 million related to HKJV.

Stated contractual voting or similar rights for certain of our joint venture arrangements provide various parties with shared power over the activities that most significantly affect the economic performance of certain nonconsolidated VIEs. Such nonconsolidated VIEs are operating joint ventures located in developing international markets.

American Axle

In September 2009 we paid $110 million to American Axle, a former subsidiary and current supplier, to settle and modify existing commercial arrangements and acquire warrants to purchase 4 million shares of American Axle’s common stock. Under the new agreement, we also provided American Axle with a second lien term loan facility of up to $100 million. Additional warrants will be granted if amounts are drawn on the second lien term loan facility.

As a result of these transactions, we concluded that American Axle was a VIE for which we were not the primary beneficiary. This conclusion did not change upon our adoption of amendments to ASC 810-10 in January 2010 because we lack the power through voting or similar rights to direct those activities of American Axle that most significantly affect its economic performance. Our variable interests in American Axle include the warrants we received and the second lien term loan facility, which expose us to

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

possible future losses depending on the financial performance of American Axle. At September 30, 2010 no amounts were outstanding under the second lien term loan facility. At September 30, 2010 our maximum contractual exposure to loss related to American Axle was $129 million, which represented the fair value of the warrants of $29 million recorded in Non-current assets and the potential exposure of $100 million related to the second lien term loan facility.

Ally Financial

We own 16.6% of Ally Financial’s common stock and preferred stock with a liquidation preference of $1.0 billion. We have previously determined that Ally Financial is a VIE as it does not have sufficient equity at risk; however, we are not the primary beneficiary. This conclusion did not change upon our adoption of amendments to ASC 810-10 in January 2010 because we lack the power through voting or similar rights to direct those activities of Ally Financial that most significantly affect its economic performance. Refer to Notes 7 and 23 for additional information on our investment in Ally Financial, our significant agreements with Ally Financial and our maximum exposure under those agreements.

Saab

In February 2010 we completed the sale of Saab and in May 2010 we completed the sale of Saab GB to Spyker Cars NV. Our primary variable interest in Saab is the preference shares that we received in connection with the sale, which have a face value of $326 million and were recorded at an estimated fair value that is insignificant. We concluded that Saab is a VIE as it does not have sufficient equity at risk. We also determined that we are not the primary beneficiary because we lack the power to direct those activities that most significantly affect its economic performance. We continue to be obligated to fund certain Saab related liabilities, primarily warranty obligations related to vehicles sold prior to the disposition of Saab. At September 30, 2010 our maximum exposure to loss related to Saab was $61 million. Refer to Note 4 for additional information on the sale of Saab.

HKJV

In December 2009 we established the HKJV operating joint venture to invest in automotive projects outside of China, initially focusing on markets in India. HKJV purchased our India Operations in February 2010. We determined that HKJV is a VIE because it will require additional subordinated financial support, and we determined that we are not the primary beneficiary because we share the power with SAIC-HK to direct those activities that most significantly affect HKJV’s economic performance. We recorded a liability of $123 million for our future capital funding commitment to HKJV and we have an additional contingent future funding requirement of up to $223 million should certain conditions be met. Refer to Note 4 for additional information on HKJV.

Note 11. Depreciation and Amortization

The following table summarizes depreciation and amortization, including asset impairment charges, included in Cost of sales and Selling, general and administrative expense (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Depreciation and impairment of plants and equipment	$1,490	$606	$4,352
Amortization and impairment of special tools	1,341	394	2,139
Depreciation and impairment of equipment on operating leases	353	210	338
Amortization of intangible assets	2,007	775	44

Total depreciation, amortization and asset impairment charges	$5,191	$1,985	$6,873

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Old GM initiated restructuring plans prior to the 363 Sale to reduce the total number of powertrain, stamping and assembly plants and to eliminate certain brands and nameplates. As a result, Old GM recorded incremental depreciation and amortization on certain of these assets as they were expected to be utilized over a shorter period of time than their previously estimated useful lives. We record incremental depreciation and amortization for changes in useful lives subsequent to the initial determination. Old GM recorded incremental depreciation and amortization of approximately $2.8 billion in the period January 1, 2009 through July 9, 2009.

Note 12. Restricted Cash and Marketable Securities

Cash and marketable securities subject to contractual restrictions and not readily available are classified as Restricted cash and marketable securities. Restricted cash and marketable securities are invested in accordance with the terms of the underlying agreements. Funds previously held in the UST Credit Agreement (as subsequently defined in Note 13) and currently held in the Canadian Health Care Trust (HCT) escrow and other accounts have been invested in government securities and money market funds in accordance with the terms of the escrow agreements. At September 30, 2010 and December 31, 2009 we held securities of $1.5 billion and $14.2 billion that were classified as Restricted cash and marketable securities. Refer to Note 19 for additional information. The following table summarizes the components of Restricted cash and marketable securities (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Current
UST Credit Agreement (a)	$—	$12,475
Canadian Health Care Trust (b)	978	955
Receivables Program (c)	—	187
Securitization trusts	11	191
Pre-funding disbursements	104	94
Other (d)	230	15

Total current restricted cash and marketable securities	1,323	13,917
Non-current (e)
Collateral for insurance related activities	629	658
Other non-current (d)	679	831

Total restricted cash and marketable securities	$2,631	$15,406

(a)	In April 2010 the UST Loans and Canadian Loan (as subsequently defined in Note 13) were paid in full and funds remaining in escrow were no longer subject to restrictions.

(b)	Under the terms of an escrow agreement between GMCL, the EDC and an escrow agent, GMCL established a CAD $1.0 billion (equivalent to $893 million when entered into) escrow to fund certain of its healthcare obligations.

(c)	The Receivables Program provided financial assistance to automotive suppliers by guaranteeing or purchasing certain receivables payable by us. In April 2010 the Receivable Program was terminated in accordance with its terms.

(d)	Includes amounts related to various letters of credit, deposits, escrows and other cash collateral requirements.

(e)	Non-current restricted cash and marketable securities is recorded in Other assets.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13. Short-Term and Long-Term Debt

The following table summarizes the components of short-term and long-term debt (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Short-Term
UST Loans (a)	$—	$5,712
Canadian Loan (a)	—	1,233
VEBA Notes (b)	2,960	—
GM Daewoo Revolving Credit Facility (d)	986	1,179
Short-term debt — third parties	47	296
Short-term debt — related parties (c)	1,141	1,077
Current portion of long-term debt	487	724

Total short-term debt and current portion of long-term debt	5,621	10,221

Long-Term
VEBA Notes	—	2,825
Other long-term debt	2,945	2,737

Total debt	$8,566	$15,783

Available under GM Daewoo Revolving Credit Facility (d)	$219	$—
Available under other line of credit agreements (e)	$1,100	$618

(a)	In April 2010 the UST Loans and Canadian Loan were paid in full.

(b)	In October 2010 the VEBA Notes were paid in full.

(c)	Dealer financing from Ally Financial for dealerships we own.

(d)	During the three months ending December 31, 2010 we expect to convert any remaining amounts outstanding under this credit facility to a term loan.

(e)	Commitment fees are paid on credit facilities at rates negotiated in each agreement. Amounts paid and expensed for these commitment fees are insignificant.

New Secured Revolving Credit Facility

On October 27, 2010 we entered into a five-year, $5.0 billion secured revolving credit facility, which includes a $500 million letter of credit sub-facility. Refer to Note 27 for additional information on the secured revolving credit facility.

UST Loans and UST Loan Agreement

As disclosed in our audited consolidated financial statements included elsewhere in this prospectus, Old GM received total proceeds of $19.4 billion from the UST under the UST Loan Agreement entered into on December 31, 2008. In connection with the Chapter 11 Proceedings, Old GM obtained additional funding of $33.3 billion from the UST and EDC under its DIP Facility. From these proceeds, there was no deposit remaining in escrow at September 30, 2010.

On July 10, 2009 we entered into the UST Credit Agreement and assumed debt of $7.1 billion (UST Loans) maturing on July 10, 2015 which Old GM incurred under its DIP Facility. Immediately after entering into the UST Credit Agreement, we made a partial repayment due to the termination of the U.S. government sponsored warranty program, reducing the UST Loans principal balance to $6.7 billion. In March 2010 and December 2009 we made quarterly payments of $1.0 billion on the UST Loans. In April 2010 we repaid the full outstanding amount of $4.7 billion using funds from our escrow account.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

While we have repaid the UST Loans in full, certain of the covenants in the UST Credit Agreement and the executive compensation and corporate governance provisions of Section 111 of the Emergency Stabilization Act of 2008, as amended (the EESA), including the Interim Final Rule implementing Section 111 (the Interim Final Rule), remain in effect until the earlier to occur of the UST ceasing to own direct or indirect equity interests in us or our ceasing to be a recipient of Exceptional Financial Assistance, as determined pursuant to the Interim Final Rule, and impose obligations on us with respect to, among other things, certain expense policies, executive privileges and compensation requirements.

The following table summarizes interest expense and interest paid on the UST Loans, the loans under the UST Loan Agreement (UST Loan Facility) and the DIP Facility (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010 (a)	July 10, 2009 Through September 30, 2009 (a)	January 1, 2009 Through July 9, 2009 (b)
Interest expense	$117	$108	$4,006
Interest paid	$206	$—	$144

(a)	Interest expense and interest paid on UST Loans.

(b)	Interest expense and interest paid on the UST Loan Facility and the DIP Facility.

VEBA Notes

In connection with the 363 Sale, we entered into the VEBA Note Agreement and issued VEBA Notes of $2.5 billion to the UAW Retiree Medical Benefits Trust (New VEBA). The VEBA Notes have an implied interest rate of 9.0% per annum. The VEBA Notes and accrued interest are contractually scheduled to be repaid in three equal installments of $1.4 billion on July 15 of 2013, 2015 and 2017; however, we may prepay the VEBA Notes at any time prior to maturity.

The obligations under the VEBA Note Agreement are secured by substantially all of our U.S. assets, subject to certain exceptions, including our equity interests in certain of our foreign subsidiaries, limited in most cases to 65% of the equity interests of the pledged foreign subsidiaries due to tax considerations.

At September 30, 2010 we have classified the VEBA Notes as short-term debt in the amount of $3.0 billion (including unamortized premium of $201 million).

On October 26, 2010 we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion. Refer to Note 27 for additional information.

The following table summarizes interest expense on the VEBA Notes (dollars in millions):

Successor
Nine Months Ended September 30, 2010
Interest expense	$151

Canadian Loan Agreement and EDC Loan Facility

As disclosed in our audited consolidated financial statements included elsewhere in this prospectus, on July 10, 2009 we entered into the Canadian Loan Agreement and assumed a CAD $1.5 billion (equivalent to $1.3 billion when entered into) term loan (Canadian Loan) maturing on July 10, 2015. In March 2010 and December 2009 we made quarterly payments of $194 million and $192 million on the Canadian Loan. In April 2010 GMCL repaid in full the outstanding amount of the Canadian Loan of $1.1 billion.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes interest expense and interest paid on the Canadian Loan and the EDC Loan Facility (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010(a)	July 10, 2009 Through September 30, 2009(a)	January 1, 2009 Through July 9, 2009(b)
Interest expense	$26	$22	$173
Interest paid	$26	$22	$6

(a)	Interest expense and interest paid on the Canadian Loan.

(b)	Interest expense and interest paid on the EDC Loan Facility.

GM Daewoo Revolving Credit Facility

At September 30, 2010 GM Daewoo’s revolving credit facility was our largest credit facility. The borrowings under this Korean Won denominated facility are secured by substantially all of GM Daewoo’s property, plant, and equipment located in Korea. Amounts borrowed under this facility accrue interest based on the Korean Won denominated 91-day certificate of deposit rate. The average interest rate on outstanding amounts under this facility at September 30, 2010 was 5.5%. The facility is used by GM Daewoo for general corporate purposes, including working capital needs. We expect to convert any remaining amounts outstanding under this credit facility to a term-loan during the three months ending December 31, 2010. Prior to conversion into a term-loan, amounts borrowed under this facility are classified as short-term debt. These amounts will be repaid in four equal annual installments beginning in November 2011 and ending in October 2014. In April 2010 GM Daewoo repaid KRW 250 billion (equivalent to $225 million at the time of payment) of its KRW 1.4 trillion (equivalent of $1.2 billion at the time of payment) revolving credit facility.

German Revolving Bridge Facility

In May 2009 Old GM entered into a revolving bridge facility with the German government and certain German states (German Facility) with a total commitment of up to Euro 1.5 billion (equivalent to $2.1 billion when entered into). In November 2009 the debt was paid in full and extinguished.

The following table summarizes interest expense and interest paid on the German Facility, including amortization of related discounts (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Interest expense	$23	$5
Interest paid	$12	$—

Contingent Convertible Debt

Old GM adopted the provisions of ASC 470-20, “Debt with Conversion and Other Options” (ASC 470-20) in January 2009, with retrospective application to prior periods. At July 9, 2009 Old GM’s contingent convertible debt outstanding was $7.4 billion, comprised of principal of $7.9 billion and unamortized discounts of $551 million. Upon adoption of ASC 470-20, the effective interest rate on Old GM’s outstanding contingent convertible debt ranged from 7.0% to 7.9%. In connection with the 363 Sale, MLC retained the contingent convertible debt.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the components of Interest expense related to contingent convertible debt (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Interest accrued or paid (a)	$176
Amortization of discounts	51

Interest expense	$227

(a)	Contractual interest expense not accrued or recorded on pre-petition debt as a result of the Chapter 11 Proceedings totaled $44 million in the period January 1, 2009 through July 9, 2009.

Other Debt

In March 2009 Old GM entered into an agreement to amend its $1.5 billion U.S. term loan. Because the terms of the amended U.S. term loan were substantially different than the original terms, primarily due to the revised borrowing rate, Old GM accounted for the amendment as a debt extinguishment. As a result, Old GM recorded the amended U.S. term loan at fair value and recorded a gain on the extinguishment of the original loan facility of $906 million in the period January 1, 2009 through July 9, 2009.

In connection with the Chapter 11 Proceedings, Old GM’s $4.5 billion secured revolving credit facility, $1.5 billion U.S. term loan and $125 million secured credit facility were paid in full on June 30, 2009. Old GM recorded a loss of $958 million in Reorganization gains, net related to the extinguishments of the debt primarily due to the face value of the U.S. term loan exceeding the carrying amount.

Contractual interest expense not accrued or recorded on pre-petition debt was $200 million in the period January 1, 2009 through July 9, 2009 (includes contractual interest expense related to contingent convertible debt of $44 million).

Technical Defaults and Covenant Violations

Several of our loan facilities include clauses that may be breached by a change in control, a bankruptcy or failure to maintain certain financial metric limits. The Chapter 11 Proceedings and the change in control as a result of the 363 Sale triggered technical defaults in certain loans for which we have assumed the obligations. The total amount of the two loan facilities in technical default for these reasons was $203 million. In July 2010 we executed an agreement with the lenders of the $150 million loan facility, which resulted in early repayment of the loan. Additionally, in July 2010 we executed an amendment with the lender of the second loan facility of $53 million which cured the default.

Two of our loan facilities had financial covenant violations at December 31, 2009 related to exceeding financial ratios limiting the amount of debt held by the subsidiaries. One of these violations was cured within the 30 day cure period through the combination of an equity injection and the capitalization of intercompany loans. In May 2010 we obtained a waiver and cured the remaining financial covenant violation on a loan facility of $70 million related to our 50% owned powertrain subsidiary in Italy.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14. Product Warranty Liability

The following table summarizes activity for policy, product warranty, recall campaigns and certified used vehicle warranty liabilities (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Beginning balance	$7,030	$7,193	$8,491
Warranties issued and assumed in period	2,312	545	1,069
Payments	(2,680)	(905)	(1,851)
Adjustments to pre-existing warranties	100	89	(153)
Effect of foreign currency translation	(6)	140	63
Liability adjustment, net due to the deconsolidation of Saab	—	—	(77)

Ending balance	6,756	7,062	7,542
Effect of application of fresh-start reporting	—	—	(349)

Ending balance including effect of application of fresh-start reporting	$6,756	$7,062	$7,193

Note 15. Pensions and Other Postretirement Benefits

The following tables summarize the components of pension and other postretirement benefits (OPEB) (income) expense (dollars in millions):

	U.S. Plans
	Pension Benefits
	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Components of (Income) expense
Service cost	$387	$119	$243
Interest cost	4,014	1,235	3,077
Expected return on plan assets	(4,914)	(1,437)	(3,810)
Amortization of prior service cost (credit)	(1)	—	429
Amortization of transition obligation	—	—	—
Recognized net actuarial loss	—	—	715
Curtailments, settlements and other	—	209	1,720

Net periodic pension (income) expense	$(514)	$126	$2,374

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Non-U.S. Plans Pension Benefits
	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Components of (Income) expense
Service cost	$287	$73	$155
Interest cost	883	280	596
Expected return on plan assets	(733)	(203)	(364)
Amortization of prior service cost (credit)	(1)	—	(12)
Amortization of transition obligation	—	—	2
Recognized net actuarial loss	12	—	193
Curtailments, settlements and other	30	3	97

Net periodic pension expense	$478	$153	$667

	U.S. Plans Other Benefits
	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Components of (Income) expense
Service cost	$18	$28	$69
Interest cost	216	412	1,615
Expected return on plan assets	—	(197)	(444)
Amortization of prior service cost (credit)	—	—	(1,051)
Amortization of transition obligation	—	—	—
Recognized net actuarial loss	—	—	32
Curtailments, settlements and other	—	10	21

Net periodic OPEB expense	$234	$253	$242

	Non-U.S. Plans Other Benefits
	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Components of (Income) expense
Service cost	$22	$7	$12
Interest cost	149	43	102
Expected return on plan assets	—	—	—
Amortization of prior service cost (credit)	(6)	—	(63)
Amortization of transition obligation	—	—	—
Recognized net actuarial loss	—	—	23
Curtailments, settlements and other	3	—	(123)

Net periodic OPEB (income) expense	$168	$50	$(49)

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant Plan Amendments, Benefit Modifications and Related Events

Nine Months Ended September 30, 2010

Remeasurements

In September 2010 the U.S. hourly defined benefit pension plan was amended to create a legally separate new defined benefit pension plan for the participants who are covered by the cash balance benefit formula. The underlying benefits offered to plan participants were unchanged. The remeasurement used a discount rate of 4.56% and increased the projected benefit obligations (PBO) by $5.8 billion. A discount rate of 5.49% was used at December 31, 2009. Additionally, higher than expected asset returns partially offset the discount rate effects, and the remeasurement resulted in an increase of $2.4 billion to Pensions and a pretax increase to Other comprehensive loss. The remeasurement of the plan did not affect net periodic pension expense for the nine months ended September 30, 2010.

In July 2010 GMIO remeasured a pension plan due to a partial plan settlement resulting in a gain of $18 million.

In June 2010 certain pension plans in GME were remeasured as part of our Goodwill impairment analysis, resulting in an increase of $388 million to Pensions and a pretax increase to Other comprehensive loss.

Patient Protection and Affordable Care Act

The Patient Protection and Affordable Care Act was signed into law in March 2010 and contains provisions that require all future reimbursement receipts under the Medicare Part D retiree drug subsidy program to be included in taxable income. This taxable income inclusion will not significantly affect us because effective January 1, 2010 we no longer provide prescription drug coverage to post-age 65 Medicare-eligible participants and we have a full valuation allowance against our net deferred tax assets in the U.S. We have assessed the other provisions of this new law, based on information known at this time, and we believe that the new law will not have a significant effect on our consolidated financial statements.

Contributions

After the completion of our common stock offering and Series B Preferred Stock offering, we expect to make a voluntary contribution of $4.0 billion in cash and $2.0 billion of our common stock to our U.S. hourly and salaried pension plans. Refer to Note 27 for additional information.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2009

The following tables summarize the significant defined benefit plan interim remeasurements, the related changes in accumulated postretirement benefit obligations (APBO), PBO and the associated curtailments, settlements and termination benefits recorded in earnings in the periods July 10, 2009 through September 30, 2009 and January 1, 2009 through July 9, 2009, which are subsequently discussed (dollars in millions):

July 10, 2009 Through September 30, 2009

Successor
Event and Remeasurement Date When Applicable	Affected Plans	Change in Discount Rate		Increase (Decrease) Since the Most Recent Remeasurement Date(c)	Gain (Loss)
		From	To	PBO/APBO	Curtailments	Settlements	Termination Benefits and Other

2009 Special Attrition Programs (a)	U.S. hourly defined benefit pension plan	—	—	$58	$—	$—	$(58)

Global salaried workforce reductions (a)	U.S. salaried defined benefit pension plan	—	—	139	—	—	(139)

Delphi Benefit Guarantee Agreements — August 1(b)	U.S. hourly defined benefit pension plan	5.83%	5.58%	2,548	—	—	—

Total				$2,745	$—	$—	$(197)

(a)	Reflects the effect on PBO. There was no remeasurement.

(b)	Includes reclassification of contingent liability to benefit plan obligation.

(c)	The increase/decrease includes the effect of the event, the gain or loss from remeasurement, net periodic benefit cost and benefit payments.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

January 1, 2009 Through July 9, 2009

Predecessor
Event and Remeasurement Date When Applicable	Affected Plans	Change in Discount Rate		Increase (Decrease) Since the Most Recent Remeasurement Date	Gain (Loss)
		From	To	PBO/APBO	Curtailments	Settlements	Termination Benefits and Other
2009 Special Attrition Programs — June 30	U.S. hourly defined benefit pension plan	6.15%	6.25%	$7	$(1,390)	$—	$(12)

Global salaried workforce reductions — June 1	U.S. salaried defined benefit pension plan	—	—	24	(327)	—	—

U.S. salaried benefits changes — February 1	U.S. salaried retiree life insurance plan	7.25%	7.15%	(420)	—	—	—

U.S. salaried benefits changes — June 1	U.S. salaried retiree healthcare program	—	—	(265)	—	—	—

2009 CAW Agreement — June 1	Canadian hourly defined benefit pension plan	6.75%	5.65%	340	—	—	(26)

2009 CAW Agreement — June 1	CAW hourly retiree healthcare plan and CAW retiree life plan	7.00%	5.80%	(143)	93	—	—

Total				$(457)	$(1,624)	$—	$(38)

2009 Special Attrition Programs

In February and June 2009 Old GM announced special attrition programs for eligible International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) represented employees, offering cash and other incentives for individuals who elected to retire or voluntarily terminate employment. In the period January 1, 2009 through July 9, 2009 Old GM recorded postemployment benefit charges for 13,000 employees. Refer to Note 20 for additional information on the postemployment benefit charges.

Old GM remeasured the U.S. hourly defined benefit pension plan in June 2009 based on 7,800 irrevocable acceptances of the 2009 special attrition programs through that date, as these acceptances of the special attrition programs yielded a significant reduction in the expected future years of service of active participants.

In the period July 10, 2009 through September 30, 2009 5,000 employees accepted the 2009 Special Attrition Programs. As a result, we recorded pension special termination benefit charges for 1,000 of those employees, based upon their elections. Plan remeasurement was not required because the July 10, 2009 plan assumptions included the 2009 Special Attrition Programs.

Global Salaried Workforce Reductions

In February and June 2009 Old GM announced its intention to reduce global salaried headcount. In June 2009 Old GM remeasured the U.S. salaried defined benefit pension plan based upon an estimated significant reduction in the expected future years of service of active participants.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The U.S. salaried employee reductions related to this initiative were to be accomplished primarily through a salaried separation window program or through a severance program funded from operating cash flows. These programs were involuntary programs subject to management approval where employees were permitted to express interest in retirement or separation, for which the charges for the salaried separation window program were recorded as special termination benefits funded from the U.S. salaried defined benefit pension plan and other applicable retirement benefit plans. The costs associated with the total targeted headcount reductions expected to terminate under the programs was determined to be probable and estimable and severance charges of $250 million were recorded in the period January 1, 2009 through July 9, 2009. Refer to Note 20 for additional information on the involuntary severance program.

In the period July 10, 2009 through September 30, 2009 1,200 salaried employees irrevocably accepted the salaried separation window program option. We reduced the severance accrual that had previously been recorded in the three months ended June 30, 2009 by $64 million and recorded pension special termination benefits.

U.S. Salaried Benefits Changes

In February 2009 Old GM reduced salaried retiree life insurance benefits for U.S. salaried employees and remeasured its U.S. salaried retiree life insurance plan. In June 2009 Old GM approved and communicated negative plan amendments associated with the U.S. salaried retiree healthcare program, including reduced coverage and increased cost sharing. The plan was remeasured in June 2009.

In June 2009 Old GM communicated additional changes in benefits for retired salaried employees including a further reduction in retiree life insurance, elimination of the supplemental executive life insurance benefit, and reduction in the supplemental executive retirement plan. These plan changes were contingent on completion of the 363 Sale and the effects of these amendments were included in the fresh-start remeasurements in July 2009.

2009 Revised UAW Settlement Agreement

In May 2009 Old GM and the UAW agreed to a revised settlement agreement that was related to the UAW hourly retiree medical plan and a 2008 settlement agreement that permanently shifted responsibility for providing retiree healthcare from Old GM to a new healthcare plan funded by the New VEBA. We and the UAW executed the revised settlement agreement on July 10, 2009 in connection with the 363 Sale. The most significant changes to the agreement included:

•	The implementation date changed from January 1, 2010 to the later of December 31, 2009 or the closing date of the 363 Sale, which occurred on July 10, 2009;

•	The timing of payments to the New VEBA changed as subsequently discussed;

•	The form of consideration changed as subsequently discussed;

•	The contribution of employer securities changed such that they were to be contributed directly to the New VEBA in connection with the successful completion of the 363 Sale;

•	Certain coverages will be eliminated and certain cost sharing provisions will increase; and

•	The flat monthly special lifetime pension benefit that was scheduled to commence on January 1, 2010 was eliminated.

There was no change to the timing of our existing internal VEBA asset transfer to the New VEBA in that the internal VEBA asset transfer was to occur within 10 business days after December 31, 2009 under both the 2008 settlement agreement and the 2009 revised settlement agreements with the UAW.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The new payment terms to the New VEBA under the revised settlement agreement, which were subject to the successful completion of the 363 Sale, were:

•	VEBA Notes of $2.5 billion plus accrued interest, at an implied interest rate of 9.0% per annum, scheduled to be repaid in three equal installments of $1.4 billion in July of 2013, 2015 and 2017;

•	260 million shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock) that accrue cumulative dividends at 9.0% per annum;

•	263 million shares (17.5%) of our common stock;

•	A warrant to acquire 45 million shares (2.5%) of our common stock at $42.31 per share at any time prior to December 31, 2015;

•	Two years funding of claims costs for individuals that elected the special attrition programs announced in 2009; and

•	The existing internal VEBA assets.

The modifications to the settlement agreement and the new payment terms resulted in a reorganization gain of $7.7 billion. Refer to Note 2 for additional information on Reorganization gains, net.

Under the terms of the revised settlement agreement, we are released from UAW retiree healthcare claims incurred after December 31, 2009. All obligations of ours and any other entity or benefit plan of ours for retiree medical benefits for the class and the covered group arising from any agreement between us and the UAW were terminated at December 31, 2009. Our obligations to the new healthcare plan and the New VEBA are limited to the terms of the revised settlement agreement.

At September 30, 2009 the 260 million shares of Series A Preferred Stock issued to the new VEBA were not considered outstanding for accounting purposes due to the terms of the revised settlement agreement with the UAW. As a result, $105 million of the $146 million of dividends paid on September 15, 2009 were recorded as a reduction of Postretirement benefits other than pensions.

On October 26, 2010 we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion. Refer to Note 27 for additional information.

IUE-CWA and USW Settlement Agreement

In September 2009 we entered into a settlement agreement with MLC, the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers — Communication Workers of America (IUE-CWA), and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW). Under the settlement agreement, the IUE-CWA and the USW agreed to withdraw and release all claims against us and MLC relating to retiree healthcare benefits and basic life insurance benefits. In exchange, IUE-CWA, USW and any additional union that agreed to the terms of the settlement agreement were granted an allowed pre-petition unsecured claim in MLC’s Chapter 11 proceedings, in the amount of $1.0 billion with respect to retiree health and life insurance benefits for the over age 65 retirees, over age 65 surviving spouses and under age 65 medicare eligible retirees or surviving spouses disqualified for retiree healthcare benefits from us under the settlement agreement. For participants remaining eligible for healthcare, certain coverages were eliminated and cost sharing will increase. These modifications became effective upon completion of the 363 Sale and resulted in a reorganization gain of $2.7 billion. Refer to Note 2 for additional information on Reorganization gains, net.

The settlement agreement was expressly conditioned upon and did not become effective until approved by the Bankruptcy Court in MLC’s Chapter 11 proceedings and such condition had not been achieved at September 30, 2009. The effects of the IUE-CWA and USW settlement agreement previously discussed were not remeasured at September 30, 2009. Although the settlement agreement that provided IUE-CWA and USW retirees with retiree healthcare, life insurance and other applicable benefits had not yet been approved

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by the Bankruptcy Court, we believed that a liability to certain IUE-CWA and USW retirees existed at July 10, 2009. We recorded a liability associated with the IUE-CWA and USW retiree healthcare benefits, life benefits and other affected benefits plans at July 10, 2009 and September 30, 2009.

Delphi Corporation

In July 2009 we entered into an agreement with Delphi and other parties. Pursuant to this agreement, we agreed to acquire Delphi’s Nexteer and four domestic facilities and invest in a new entity, New Delphi. As a result of the agreement, active Delphi plan participants at the sites covered by the agreement were then covered under our comparable counterpart plans as new employees with vesting rights and we assumed liabilities associated with certain international benefit plans.

Delphi Benefit Guarantee Agreements

In July 2009 Delphi announced that it had entered into an agreement with the PBGC regarding the settlement of PBGC’s claims from the termination of the Delphi pension plans. As part of that agreement, we maintained the obligation to provide the difference between pension benefits paid by the PBGC according to regulation and those originally guaranteed by Old GM under the agreements to provide benefits to certain Delphi U.S. hourly employees. We had a legal obligation to provide this benefit to eligible UAW plan participants at July 10, 2009. We remeasured the U.S. hourly defined benefit pension plan in August 2009 for eligible UAW plan participants, which coincided with Delphi’s transfer of its pension plan obligations to the PBGC. We did not agree to provide this benefit to eligible Delphi IUE-CWA and USW retirees until the settlement agreement with the IUE-CWA and USW was approved by the Bankruptcy Court in MLC’s Chapter 11 proceedings, which had not occurred at September 30, 2009. However, we believed that the settlement agreement with the IUE-CWA and USW would be approved and that a liability existed for this benefit, and we recorded a contingent liability of $221 million.

2009 CAW Agreement

In March 2009 Old GM announced that the members of the Canadian Auto Workers Union (CAW) had ratified an agreement intended to reduce manufacturing costs in Canada by closing the competitive gap with transplant automakers in the United States on active employee labor costs and reducing legacy costs through introducing co-payments for healthcare benefits, increasing employee healthcare cost sharing, freezing pension benefits, and eliminating cost of living adjustments to pensions for retired hourly workers. This agreement was conditioned on Old GM receiving longer term financial support from the Canadian and Ontario governments.

GMCL subsequently entered into additional negotiations with the CAW which resulted in a further addendum to the 2008 collective agreement which was ratified by the CAW members in May 2009. In June 2009 the governments of Ontario and Canada agreed to the terms of a loan agreement, approved the GMCL viability plan and provided funding to GMCL. The Canadian hourly defined benefit pension plan, the CAW hourly retiree healthcare plan and the CAW retiree life plan were remeasured in June 2009.

As a result of the termination of the employees from the former Oshawa, Ontario truck facility (Oshawa Facility), the CAW hourly retiree healthcare plan and the CAW retiree life plan were remeasured in June 2009 and a curtailment gain associated with the CAW hourly retiree healthcare plan was also recorded in the period January 1, 2009 through July 9, 2009.

In June 2009 GMCL and the CAW agreed to the terms of the HCT to provide retiree healthcare benefits to certain active and retired employees. The HCT will be implemented when certain preconditions are achieved, including certain changes to the Canadian Income Tax Act. Certain of the preconditions have not been achieved and the HCT is not yet implemented at September 30, 2010. Under the terms of the HCT agreement, GMCL is obligated to make a payment of CAD $1.0 billion on the HCT implementation date which it will fund out of its CAD $1.0 billion escrow funds, adjusted for the net difference between the amount of retiree monthly contributions received during the period December 31, 2009 through the HCT implementation date less the cost of benefits paid for claims incurred by covered employees during this period. GMCL will provide a CAD $800 million note payable to the HCT on the HCT implementation date which will accrue interest at an annual rate of 7.0% with five equal annual installments of CAD $256 million due December 2014 through 2018. Concurrent with the implementation of the HCT, GMCL will be legally released from all

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

obligations associated with the cost of providing retiree healthcare benefits to CAW active and retired employees bound by the class action process, and we will account for the related termination of CAW hourly retiree healthcare benefits as a settlement, based upon the difference between the fair value of the notes and cash contributed and the healthcare plan obligation at the settlement date. As a result of the conditions precedent to this agreement not having yet been achieved, there was no accounting recognition for the healthcare trust at September 30, 2010.

Note 16. Derivative Financial Instruments and Risk Management

Risk Management

We enter and Old GM entered into a variety of foreign currency exchange, interest rate and commodity forward contracts and options to manage exposures arising from market risks resulting from changes in foreign currency exchange rates, interest rates and certain commodity prices. We do not enter into derivative transactions for speculative purposes.

Our overall financial risk management program is under the responsibility of the Risk Management Committee, which reviews and, where appropriate, approves strategies to be pursued to mitigate these risks. A risk management control framework is utilized to monitor the strategies, risks and related hedge positions, in accordance with the policies and procedures approved by the Risk Management Committee. At September 30, 2010 and September 30, 2009 we did not have any derivatives designated in a hedge accounting relationship.

In August 2010 we changed our risk management policy with respect to foreign exchange and commodities. Under our prior policy we intended to reduce volatility of forecasted cash flows primarily through the use of forward contracts and swaps. The intent of the new policy is primarily to protect against risk arising from extreme adverse market movements on our key exposures and involves a shift to greater use of purchased options.

Subsequent to the 363 Sale, our ability to manage risks using derivative financial instruments was limited as most derivative counterparties were unwilling to enter into forward or swap transactions with us. In December 2009 we began purchasing commodity and foreign currency exchange options to manage these exposures. These nondesignated derivatives have original expiration terms of up to 12 months. In August 2010 we executed new agreements with counterparties that enable us to enter into forward contracts and swaps.

Counterparty Credit Risk

Derivative financial instruments contain an element of credit risk attributable to the counterparties’ ability to meet the terms of the agreements. In August 2010 we executed new agreements with counterparties that will require, under certain circumstances, that the counterparty post collateral with us for net asset positions with these counterparties. At September 30, 2010 we held collateral of $29 million from counterparties and recorded the related obligation in Accrued expenses. The maximum amount of loss due to credit risk that we would incur if the counterparties to the derivative instruments failed completely to perform according to the terms of the contract was $121 million at September 30, 2010. Agreements are entered into with counterparties that allow the set-off of certain exposures in order to manage the risk. At September 30, 2010 the total net derivative asset position for all counterparties with which we were in a net asset position, less the collateral we held, was $86 million.

Counterparty credit risk is managed and monitored by our Risk Management Committee, which establishes exposure limits by counterparty. At September 30, 2010 a majority of all counterparty exposures were with counterparties that were rated A or higher.

Credit Risk Related Contingent Features

Certain of our agreements with counterparties require that we provide cash collateral for net liability positions that we may have with such counterparty. At September 30, 2010 no collateral was posted related to derivative instruments, and we did not have any agreements with counterparties to derivative instruments containing covenants requiring the maintenance of certain credit rating levels or credit risk ratios that would require the posting of collateral in the event that certain standards are violated.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives and Hedge Accounting

Our derivative instruments consist of nondesignated derivative contracts or economic hedges, including forward contracts and options that we acquired from Old GM or purchased directly from counterparties. At September 30, 2010 no outstanding derivative contracts were designated in hedging relationships. We and Old GM accounted for changes in the fair value of all outstanding contracts by recording the gains and losses in earnings for all periods presented. Refer to Note 19 for additional information on the fair value measurements of our derivative instruments.

Cash Flow Hedges

We are and Old GM was exposed to certain foreign currency exchange risks associated with buying and selling automotive parts and vehicles and foreign currency exposure to long-term debt. We partially manage these risks through the use of nondesignated derivative instruments. At September 30, 2010 we did not have any financial instruments designated as cash flow hedges for accounting purposes.

Old GM previously designated certain financial instruments as cash flow hedges to manage its exposure to certain foreign currency exchange risks. For foreign currency transactions, Old GM typically hedged forecasted exposures for up to three years in the future. For foreign currency exposure on long-term debt, Old GM typically hedged exposures for the life of the debt.

For derivatives that were previously designated as qualifying cash flow hedges, the effective portion of the unrealized and realized gains and losses resulting from changes in fair value were recorded as a component of Accumulated other comprehensive income (loss). Subsequently, those cumulative gains and losses were reclassified to earnings contemporaneously with and to the same line item as the earnings effects of the hedged item. However, if it became probable that the forecasted transaction would not occur, the cumulative change in the fair value of the derivative recorded in Accumulated other comprehensive income (loss) was reclassified into earnings immediately.

The following table summarizes total activity in Accumulated other comprehensive income (loss) associated with cash flow hedges, primarily related to the release of previously deferred cash flow hedge gains and losses from Accumulated other comprehensive income (loss) into earnings (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Foreign Currency Exchange Contracts
Sales	$(351)
Cost of sales	19
Reorganization gains, net	247

Total gains (losses) reclassified from accumulated other comprehensive income (loss)	$(85)

In connection with the Chapter 11 Proceedings, at June 1, 2009 Accumulated other comprehensive income (loss) balances of $247 million associated with previously designated financial instruments were reclassified into Reorganization gains, net because the underlying forecasted debt and interest payments were probable not to occur.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes gains and (losses) that were reclassified from Accumulated other comprehensive income (loss) for cash flow hedges associated with previously forecasted transactions that subsequently became probable not to occur (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Sales	$(182)
Reorganization gains, net	247

Total gains (losses) reclassified from accumulated other comprehensive income (loss)	$65

In connection with our investment in New Delphi, which we account for using the equity method, we record our share of New Delphi’s Other comprehensive income (loss) in Accumulated other comprehensive income (loss). In the nine months ended September 30, 2010 we recorded insignificant cash flow hedge losses related to our share of New Delphi’s hedging losses.

Fair Value Hedges

We are and Old GM was subject to market risk from exposures to changes in interest rates that affect the fair value of long-term, fixed rate debt. At September 30, 2010 we did not have any financial instruments designated as fair value hedges to manage this risk.

Old GM previously used interest rate swaps designated as fair value hedges to manage certain of its exposures associated with this debt. Old GM hedged its exposures to the maturity date of the underlying interest rate exposure.

Gains and losses on derivatives designated and qualifying as fair value hedges, as well as the offsetting gains and losses on the debt attributable to the hedged interest rate risk, were recorded in Interest expense to the extent the hedge was effective. The gains and losses related to the hedged interest rate risk were recorded as an adjustment to the carrying amount of the debt. Previously recorded adjustments to the carrying amount of the debt were amortized to Interest expense over the remaining debt term. In the period January 1, 2009 through July 9, 2009 Old GM amortized an insignificant amount of previously deferred fair value hedge gains and losses to Interest expense.

In connection with the Chapter 11 Proceedings, at June 1, 2009 Old GM recorded basis adjustments of $18 million to the carrying amount of debt that ceased to be amortized to Interest expense. At June 1, 2009 the debt related to these basis adjustments was classified as Liabilities subject to compromise and no longer subject to interest accruals or amortization. We did not assume this debt from Old GM in connection with the 363 Sale.

Net Investment Hedges

We are and Old GM was subject to foreign currency exposure related to net investments in certain foreign operations. At September 30, 2010 we did not have any hedges of a net investment in a foreign operation.

Old GM previously used foreign currency denominated debt to hedge this foreign currency exposure. For nonderivative instruments that were designated as, and qualified as, a hedge of a net investment in a foreign operation, the effective portion of the unrealized and realized gains and losses were recorded as a Foreign currency translation adjustment in Accumulated other comprehensive income (loss). In connection with the 363 Sale, MLC retained the foreign currency denominated debt and it ceased to operate as a hedge of net investments in foreign operations. In connection with our application of fresh-start reporting, the effective portions of unrealized gains and losses previously recorded in Accumulated other comprehensive income (loss) were adjusted to $0 at July 10, 2009.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the gains and (losses) related to hedges of net investments in foreign operations that were recorded as a Foreign currency translation adjustment in Accumulated other comprehensive income (loss) (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Effective portion of net investment hedge gains (losses)	$5

Derivatives Not Designated for Hedge Accounting

Derivatives not designated in a hedging relationship, such as forward contracts, swaps, and options, are used to economically hedge certain risk exposures. Unrealized and realized gains and losses related to all of our nondesignated derivative hedges, regardless of type of exposure, are recorded in Interest income and other non-operating income, net. Derivative purchases and settlements are presented in Net cash provided by (used in) operating activities.

Old GM previously entered into a variety of foreign currency exchange, interest rate and commodity forward contracts and options to maintain a desired level of exposure arising from market risks resulting from changes in foreign currency exchange rates, interest rates and certain commodity prices. Unrealized and realized gains and losses related to Old GM’s nondesignated derivative hedges were recorded in earnings based on the type of exposure, as subsequently discussed.

In May 2009 Old GM reached agreements with certain of the counterparties to its derivative contracts to terminate the derivative contracts prior to stated maturity. Commodity, foreign currency exchange, and interest rate forward contracts were settled for cash of $631 million, resulting in a loss of $537 million. The loss was recorded in Sales, Cost of sales and Interest expense in the amounts of $22 million, $457 million and $58 million.

When an exposure economically hedged with a derivative contract is no longer forecasted to occur, in some cases a new derivative instrument is entered into to offset the exposure related to the existing derivative instrument. In some cases, counterparties are unwilling to enter into offsetting derivative instruments and, as such, there is exposure to future changes in the fair value of these derivatives with no underlying exposure to offset this risk.

The following table summarizes gains and (losses) recorded for nondesignated derivatives originally entered into to hedge exposures that subsequently became probable not to occur (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Interest income and other non-operating income, net	$91

Commodity Derivatives

Certain raw materials, parts with significant commodity content, and energy are purchased for use in production. Exposure to commodity price risk may be managed by entering into commodity derivative instruments such as forward and option contracts. We currently manage this exposure using commodity options. At September 30, 2010, we had not entered into any commodity forward contracts.

Old GM hedged commodity price risk by entering into commodity forward and option contracts. Old GM recorded all commodity derivative gains and losses in Cost of sales.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the notional amounts of nondesignated commodity derivative contracts (units in thousands):

		Successor
		Contract Notional
Commodity	Units	September 30, 2010	December 31, 2009
Aluminum and aluminum alloy	Metric tons	263	39
Copper	Metric tons	26	4
Lead	Metric tons	43	7
Heating oil	Gallons	94,654	10,797
Natural gas	MMBTU	8,303	1,355
Natural gas	Gigajoules	1,000	150
Palladium	Troy ounce	110	—
Platinum	Troy ounce	15	—

Interest Rate Swap Derivatives

At September 30, 2010, we did not have any nondesignated interest rate swap derivatives.

Old GM previously used interest rate swap derivatives to economically hedge exposure to changes in the fair value of fixed rate debt. Gains and losses related to the changes in the fair value of these nondesignated derivatives were recorded in Interest expense.

Foreign Currency Exchange Derivatives

Foreign currency exchange derivatives are used to economically hedge exposure to foreign currency exchange risks associated with: (1) forecasted foreign currency denominated purchases and sales of vehicles and parts; and (2) variability in cash flows related to interest and principal payments on foreign currency denominated debt. At September 30, 2010 we managed foreign currency exchange risk through the use of foreign currency options and forward contracts.

The following table summarizes the total notional amounts of nondesignated foreign currency exchange derivatives (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Nondesignated foreign currency exchange derivatives	$4,538	$6,333

Old GM recorded gains and losses related to these foreign currency exchange derivatives in: (1) Sales for derivatives that economically hedged sales of parts and vehicles; (2) Cost of sales for derivatives that economically hedged purchases of parts and vehicles; and (3) Cost of sales for derivatives that economically hedged foreign currency risk related to foreign currency denominated debt.

Other Derivatives

In September 2009 in connection with an agreement with American Axle, we received warrants to purchase 4 million shares of American Axle common stock exercisable at $2.76 per share. The fair value of the warrants on the date of receipt was recorded as a Non-current asset. Gains and losses related to these warrants were recorded in Interest income and other non-operating income, net. At September 30, 2010 the fair value of these warrants was $29 million.

On July 10, 2009 in connection with the 363 Sale, we issued warrants to MLC and the New VEBA to acquire shares of our common stock. These warrants are classified in equity and indexed to our common stock.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the UST Loan Agreement, Old GM granted warrants to the UST for 122 million shares of its common stock exercisable at $3.57 per share. Old GM recorded the warrants as a liability and recorded gains and losses related to this derivative in Interest income and other non-operating income, net. In connection with the 363 Sale, the UST returned the warrants and they were cancelled.

Fair Value of Nondesignated Derivatives

The following table summarizes the fair value of our nondesignated derivative instruments (dollars in millions):

	Successor
	September 30, 2010		December 31, 2009
	Asset Derivatives (a)(b)	Liability Derivatives (c)	Asset Derivatives (a)(b)	Liability Derivatives (c)(d)
Current Portion
Foreign currency exchange derivatives	$65	$222	$104	$568
Commodity derivatives	56	—	11	—

Total current portion	$121	$222	$115	$568

Non-Current Portion
Foreign currency exchange derivatives	$—	$—	$19	$146
Other derivatives	29	—	25	—

Total non-current portion	$29	$—	$44	$146

(a)	Recorded in Other current assets and deferred income taxes.

(b)	Recorded in Other assets.

(c)	Recorded in Accrued expenses.

(d)	Recorded in Other liabilities and deferred income taxes.

Gains and (Losses) on Nondesignated Derivatives

The following schedule summarizes gains and (losses) recorded in earnings on nondesignated derivatives (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Foreign Currency Exchange Derivatives
Sales	$—	$—	$(688)
Cost of sales	—	—	(211)
Interest income and other non-operating income, net	65	195	91
Interest Rate Swap Derivatives
Interest expense	—	(1)	(38)
Commodity Derivative Contracts
Cost of sales	—	—	(332)
Interest income and other non-operating income, net	(39)	—	—
Other Derivatives
Interest income and other non-operating income, net	4	(1)	164

Total gains (losses) recorded in earnings	$30	$193	$(1,014)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Change in Accumulated Other Comprehensive Income (Loss)

The following table summarizes the net change in Accumulated other comprehensive income (loss) related to cash flow hedging activities (dollars in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Beginning net unrealized gain (loss) on derivatives	$(490)
Change in fair value	—
Reclassification to earnings	99

Ending net unrealized gain (loss) on derivatives	$(391)

In connection with our application of fresh-start reporting, the remaining previously deferred cash flow hedging gains and losses of $391 million in Accumulated other comprehensive income (loss) were adjusted to $0 at July 10, 2009.

Note 17. Commitments and Contingencies

The following tables summarize information related to Commitments and contingencies (dollars in millions):

	Successor
	September 30, 2010		December 31, 2009
	Liability Recorded	Maximum Liability (a)	Liability Recorded	Maximum Liability (a)
Guarantees
Operating lease residual values (b)	$—	$76	$—	$79
Supplier commitments and other related obligations	$—	$57	$3	$218	*
Ally Financial commercial loans (c)	$—	$28	$2	$167
Other product-related claims	$56	$480	$54	$553

*	Amount originally reported as $43 in our 2009 Form 10-K. Refer to Note 3 to the 2009 audited consolidated financial statements included in this prospectus.

(a)	Calculated as future undiscounted payments.

(b)	Excludes residual support and risk sharing programs related to Ally Financial.

(c)	At December 31, 2009 includes $127 million related to a guarantee provided to Ally Financial in Brazil in connection with dealer floor plan financing. At December 31, 2009 this guarantee was collateralized by certificates of deposit of $127 million purchased from Ally Financial to which we have title and which are recorded in Restricted cash and marketable securities. The purchase of the certificates of deposit was funded in part by contributions from dealers for which we have recorded a corresponding deposit liability of $104 million, which was recorded in Other liabilities at December 31, 2009. In the six months ended June 30, 2010 this guarantee was terminated.

	Successor
	September 30, 2010	December 31, 2009
	Liability Recorded	Liability Recorded
Environmental liability (a)	$205	$190
Product liability	$318	$319
Liability related to contingently issuable shares	$231	$162
Other litigation-related liabilities (b)	$1,421	$1,192

(a)	Of the amounts we recorded, $40 million and $28 million were recorded in Accrued expenses at September 30, 2010 and December 31, 2009, and the remainder was recorded in Other liabilities.

(b)	Consists primarily of tax related litigation not recorded pursuant to ASC 740 as well as various non-U.S. labor related items.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Guarantees

We have provided guarantees related to the residual value of certain operating leases. These guarantees terminate in years ranging from 2011 to 2035. Certain leases contain renewal options.

We have agreements with third parties that guarantee the fulfillment of certain suppliers’ commitments and other related obligations. These guarantees expire in years ranging from 2010 to 2013, or upon the occurrence of specific events.

In some instances, certain assets of the party whose debt or performance we have guaranteed may offset, to some degree, the cost of the guarantee. The offset of certain of our payables to guaranteed parties may also offset certain guarantees, if triggered.

We also provide payment guarantees on commercial loans made by Ally Financial and outstanding with certain third parties, such as dealers or rental car companies. These guarantees either expire in years ranging from 2011 to 2029 or are ongoing. We determined the value ascribed to the guarantees to be insignificant based on the credit worthiness of the third parties. Refer to Note 23 for additional information on guarantees that we provide to Ally Financial.

In connection with certain divestitures, we have provided guarantees with respect to benefits to be paid to former employees relating to pensions, postretirement healthcare and life insurance. Aside from indemnifications and guarantees related to Delphi, as subsequently discussed, it is not possible to estimate our maximum exposure under these indemnifications or guarantees due to the conditional nature of these obligations. No amounts have been recorded for such obligations as they are not probable or estimable at this time.

In addition to the guarantees and indemnifying agreements mentioned previously, we periodically enter into agreements that incorporate indemnification provisions in the normal course of business. Due to the nature of these agreements, the maximum potential amount of future undiscounted payments to which we may be exposed cannot be estimated. No amounts have been recorded for such indemnities as our obligations under them are not probable or estimable at this time.

In addition to the guarantees and indemnifying agreements previously discussed, we indemnify dealers for certain product liability related claims as subsequently discussed.

With respect to other product-related claims involving products manufactured by certain joint ventures, we believe that costs incurred are adequately covered by recorded accruals. These guarantees expire in 2022.

Environmental

Automotive operations, like operations of other companies engaged in similar businesses, are subject to a wide range of environmental protection laws, including laws regulating air emissions, water discharges, waste management and environmental remediation. We are in various stages of investigation or remediation for sites where contamination has been alleged. We are involved in a number of actions to remediate hazardous wastes as required by federal and state laws. Such statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site.

The future effect of environmental matters, including potential liabilities, is often difficult to estimate. An environmental reserve is recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. This practice is followed whether the claims are asserted or unasserted. Liabilities have been recorded for the expected costs to be paid over the periods of remediation for the applicable sites, which typically range from five to 30 years.

For many sites, the remediation costs and other damages for which we ultimately may be responsible may vary because of uncertainties with respect to factors such as the connection to the site or to materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies and remediation to be undertaken (including the technologies to be required and the extent, duration and success of remediation).

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The final outcome of environmental matters cannot be predicted with certainty at this time. Accordingly, it is possible that the resolution of one or more environmental matters could exceed the amounts accrued in an amount that could be material to our financial condition and results of operations. At September 30, 2010 we estimate that remediation losses could range from $150 million to $390 million.

Product Liability

With respect to product liability claims involving our and Old GM’s products, it is believed that any judgment against us for actual damages will be adequately covered by our recorded accruals and, where applicable, excess insurance coverage. Although punitive damages are claimed in some of these lawsuits, and such claims are inherently unpredictable, accruals incorporate historic experience with these types of claims. Liabilities have been recorded for the expected cost of all known product liability claims plus an estimate of the expected cost for all product liability claims that have already been incurred and are expected to be filed in the future for which we are self-insured. These amounts were recorded within Accrued expenses and exclude Old GM’s asbestos claims, which are discussed separately.

In accordance with our assumption of dealer sales and service agreements, we indemnify dealers for certain product liability related claims. Our experience related to dealer indemnification obligations where we are not a party arising from incidents prior to July 10, 2009 is limited. We monitor actual claims experience for consistency with this estimate and make periodic adjustments as appropriate. Since July 10, 2009, the volume of product liability claims against us has been less than projected. In addition, as of this time due to the relatively short period for which we have been directly responsible for such claims, we have fewer pending matters than Old GM had in the past and than we expect in the future. Based on both management judgments concerning the projected number and value of both dealer indemnification obligations and product liability claims against us, we have estimated the associated liability. We have lowered our overall product liability estimate for dealer indemnifications and our exposure in the nine months ended September 30, 2010 resulting in a $132 million favorable adjustment driven primarily by a lower than expected volume of claims. We expect our product liability reserve to rise in future periods as new claims arise from incidents subsequent to July 9, 2009.

Liability Related to Contingently Issuable Shares

We are obligated to issue additional shares of our common stock to MLC (Adjustment Shares) in the event that allowed general unsecured claims against MLC, as estimated by the Bankruptcy Court, exceed $35.0 billion. The maximum number of Adjustment Shares issuable is 30 million shares (subject to adjustment to take into account stock dividends, stock splits and other transactions). The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion with the maximum number of Adjustment Shares issued if estimated general unsecured claims total $42.0 billion or more. We determined that it is probable that general unsecured claims allowed against MLC will ultimately exceed $35.0 billion by at least $2.0 billion. In the circumstance where estimated general unsecured claims equal $37.0 billion, under the terms of the Purchase Agreement, we would be required to issue 8.6 million Adjustment Shares to MLC. At September 30, 2010, we increased our accrual related to this contingent obligation based on an updated estimate of the fair value of our common stock.

Other Litigation-Related Liability

Various legal actions, governmental investigations, claims and proceedings are pending against us or MLC including a number of shareholder class actions, bondholder class actions and class actions under the Employee Retirement Income Security Act of 1974, as amended, and other matters arising out of alleged product defects, including asbestos-related claims; employment-related matters; governmental regulations relating to safety, emissions, and fuel economy; product warranties; financial services; dealer, supplier and other contractual relationships; tax-related matters not recorded pursuant to ASC 740 and environmental matters.

With regard to the litigation matters discussed in the previous paragraph, reserves have been established for matters in which it is believed that losses are probable and can be reasonably estimated, the majority of which are associated with tax-related matters not recorded pursuant to ASC 740 as well as various non-U.S. labor-related matters. Tax related matters not recorded pursuant to ASC

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

740 (indirect tax-related matters) are items being litigated globally pertaining to value added taxes, customs, duties, sales, property taxes and other non-income tax related tax exposures. The various non-U.S. labor-related matters include claims from current and former employees related to alleged unpaid wage, benefit, severance, and other compensation matters. Certain South American administrative and legal proceedings are indirect tax-related and may require that we deposit funds in escrow; such escrow deposits may range from $540 million to $720 million. Some of the matters may involve compensatory, punitive, or other treble damage claims, environmental remediation programs, or sanctions, that if granted, could require us to pay damages or make other expenditures in amounts that could not be reasonably estimated at September 30, 2010. We believe that appropriate accruals have been established for such matters based on information currently available. Reserves for litigation losses are recorded in Accrued expenses and Other liabilities and deferred income taxes. These accrued reserves represent the best estimate of amounts believed to be our and Old GM’s liability in a range of expected losses. Litigation is inherently unpredictable, however, and unfavorable resolutions could occur. Accordingly, it is possible that an adverse outcome from such proceedings could exceed the amounts accrued in an amount that could be material to our or Old GM’s financial condition, results of operations and cash flows in any particular reporting period.

Commencing on or about September 29, 2010, current and former hourly employees of GM Daewoo, our majority-owned affiliate in the Republic of Korea, filed four separate group actions in the Incheon District Court in Incheon, Korea. The cases allege that GM Daewoo failed to include certain allowances in its calculation of Ordinary Wages due under the Presidential Decree of the Korean Labor Standards Act. Similar cases have been brought against other large employers in the Republic of Korea. At September 30, 2010, GM Daewoo accrued approximately 122 billion Korean won, which is approximately $110 million, in connection with these cases (70% of which will be reflected in our Net income attributable to stockholders, based on our ownership interest in GM Daewoo). In addition, the preliminary estimate of the upper end of the range for the reasonably possible loss in excess of the accrual is approximately 332 billion Korean won, which is approximately $290 million. These cases are in their earliest stages, and the scope of claims asserted may change. This accrual is included in the reserves for non-U.S. labor-related matters.

Asbestos-Related Liability

In connection with the 363 Sale, MLC retained substantially all of the asbestos-related claims outstanding.

Like most automobile manufacturers, Old GM had been subject to asbestos-related claims in recent years. These claims primarily arose from three circumstances:

•	A majority of these claims sought damages for illnesses alleged to have resulted from asbestos used in brake components;

•	Limited numbers of claims have arisen from asbestos contained in the insulation and brakes used in the manufacturing of locomotives; and

•	Claims brought by contractors who allege exposure to asbestos-containing products while working on premises Old GM owned.

Old GM had resolved many of the asbestos-related cases over the years for strategic litigation reasons such as avoiding defense costs and possible exposure to excessive verdicts. The amount expended on asbestos-related matters in any period depended on the number of claims filed, the amount of pre-trial proceedings and the number of trials and settlements in the period.

Old GM recorded the estimated liability associated with asbestos personal injury claims where the expected loss was both probable and could reasonably be estimated. Old GM retained a firm specializing in estimating asbestos claims to assist Old GM in determining the potential liability for pending and unasserted future asbestos personal injury claims. The analyses relied on and included the following information and factors:

•	A third party forecast of the projected incidence of malignant asbestos-related disease likely to occur in the general population of individuals occupationally exposed to asbestos;

•

Old GM’s Asbestos Claims Experience, based on data concerning claims filed against Old GM and resolved, amounts paid, and the nature of the asbestos-related disease or condition asserted during approximately the four years prior;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•

The estimated rate of asbestos-related claims likely to be asserted against MLC in the future based on Old GM’s Asbestos Claims Experience and the projected incidence of asbestos-related disease in the general population of individuals occupationally exposed to asbestos;

•	The estimated rate of dismissal of claims by disease type based on Old GM’s Asbestos Claims Experience; and

•	The estimated indemnity value of the projected claims based on Old GM’s Asbestos Claims Experience, adjusted for inflation.

Old GM reviewed a number of factors, including the analyses provided by the firm specializing in estimating asbestos claims in order to determine a reasonable estimate of the probable liability for pending and future asbestos-related claims projected to be asserted over the next 10 years, including legal defense costs. Old GM monitored actual claims experience for consistency with this estimate and made periodic adjustments as appropriate.

Old GM believed that the analyses were based on the most relevant information available combined with reasonable assumptions, and that Old GM may prudently rely on their conclusions to determine the estimated liability for asbestos-related claims. Old GM noted, however, that the analyses were inherently subject to significant uncertainties. The data sources and assumptions used in connection with the analyses may not prove to be reliable predictors with respect to claims asserted against Old GM. Old GM’s experience in the past included substantial variation in relevant factors, and a change in any of these assumptions — which include the source of the claiming population, the filing rate and the value of claims — could significantly increase or decrease the estimate. In addition, other external factors such as legislation affecting the format or timing of litigation, the actions of other entities sued in asbestos personal injury actions, the distribution of assets from various trusts established to pay asbestos claims and the outcome of cases litigated to a final verdict could affect the estimate.

GME Planned Spending Guarantee

As part of our Opel/Vauxhall restructuring plan, agreed to with European labor representatives, we have committed to achieve specified milestones associated with planned spending from 2011 to 2014 on certain product programs. If we fail to accomplish the requirements set out under the agreement, we will be required to pay certain amounts up to Euro 265 million for each of those years, and/or interest on those amounts, to our employees. Certain inventory with a carrying amount of $195 million at September 30, 2010 was pledged as collateral under the agreement. Management has the intent and believes it has the ability to meet the requirements under the agreement, which was finalized in the three months ended September 30, 2010.

Delphi Corporation

Benefit Guarantee

In 1999 Old GM spun-off Delphi Automotive Systems Corporation, which became Delphi. At the time of the spin-off, employees of Delphi Automotive Systems Corporation became employees of Delphi. As part of the separation agreements, Delphi assumed the pension and other postretirement benefit obligations for the transferred U.S. hourly employees who retired after October 1, 2000. Additionally at the time of the spin-off, Old GM entered into the Delphi Benefit Guarantee Agreements with the UAW, the IUE-CWA and the USW. The Delphi Benefit Guarantee Agreements provided that in the event that Delphi or its successor companies ceased doing business, terminated its pension plan or ceased to provide credited service or OPEB benefits at certain levels due to financial distress, Old GM could be liable to provide the corresponding benefits for certain covered employees at the required level and to the extent the pension benefits Delphi and the PBGC provided fall short of the guaranteed amount.

In October 2005 Old GM received notice from Delphi it would become obligated to provide benefits pursuant to the Delphi Benefit Guarantee Agreements in connection with Delphi’s commencement in October 2005 of Chapter 11 proceedings under the Bankruptcy Code. In June 2007 Old GM entered into a memorandum of understanding with Delphi and the UAW (Delphi UAW MOU) that included terms relating to the consensual triggering, under certain circumstances, of the Delphi Benefit Guarantee Agreements as well as additional terms relating to Delphi’s restructuring. Under the Delphi UAW MOU, Old GM also agreed to pay for certain healthcare costs of covered Delphi retirees and their beneficiaries in order to provide a level of benefits consistent with those provided to Old

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GM’s retirees and their beneficiaries if Delphi terminated OPEB benefits. In August 2007 Old GM also entered into memoranda of understanding with Delphi and the IUE-CWA and with Delphi and the USW containing terms consistent with the comprehensive Delphi UAW MOU.

Delphi-GM Settlement Agreements

In September 2007 and as amended at various times through September 2008, Old GM entered into agreements with Delphi. In September 2008 Old GM also entered into agreements with Delphi and the UAW, IUE-CWA and the USW. All of these agreements were intended to resolve, among other items, outstanding issues between Delphi and Old GM, govern certain aspects of Old GM’s ongoing commercial relationship with Delphi, address a limited transfer of pension assets and liabilities, and address the triggering of the Delphi Benefit Guarantee Agreements. In September 2008 these agreements became effective.

Upon consummation of the DMDA, these agreements were terminated with limited exceptions.

Delphi Liquidity Support Agreements

Beginning in 2008 Old GM entered into various agreements and amendments to such agreements to advance a maximum of $950 million to Delphi, subject to Delphi’s continued satisfaction of certain conditions and milestones. Old GM also agreed to accelerate payment of North American payables to Delphi at various amounts up to a maximum of $300 million. Upon consummation of the DMDA, we waived our rights to advanced amounts and accelerated payments of $850 million that became consideration to Delphi and other parties under the DMDA.

Delphi Master Disposition Agreement

In October 2009 we consummated the transaction contemplated by the DMDA with Delphi, New Delphi, Old GM, and other parties to the DMDA, as described in Note 4. Upon consummation of the DMDA, the Delphi-GM Settlement Agreements and Delphi liquidity support agreements discussed previously were terminated with limited exceptions, and we and Delphi waived all claims against each other. We maintain certain obligations relating to Delphi hourly employees to provide the difference between pension benefits paid by the PBGC according to regulation and those originally guaranteed by Old GM under the Delphi Benefit Guarantee Agreements.

The DMDA established our ongoing commercial relationship with New Delphi. This included the continuation of all existing Delphi supply agreements and purchase orders for GMNA to the end of the related product program and New Delphi agreed to provide us with access rights designed to allow us to operate specific sites on defined triggering events to provide us with protection of supply. In addition, we and a class of New Delphi investors agreed to establish a secured delayed draw term loan facility for New Delphi, with each committing to provide loans of up to $500 million.

Delphi Charges

The following table summarizes charges that have been recorded with respect to obligations associated with the various Delphi agreements (dollars in millions):

	Successor	Predecessor
	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Other expenses, net	$8	$184
Cost of sales	88	142
Reorganization gains, net	—	662

Total Delphi charges	$96	$988

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18. Income Taxes

For interim income tax reporting we estimate our annual effective tax rate and apply it to year-to-date ordinary income/loss. Tax jurisdictions with a projected or year-to-date loss for which a tax benefit cannot be realized are excluded. The tax effect of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, are reported in the interim period in which they occur.

In the nine months ended September 30, 2010 income tax expense of $845 million resulted primarily from tax expense attributable to entities included in our effective tax rate calculation. Aside from a taxable foreign currency gain in Venezuela, unusual or infrequent items did not have a significant effect on tax expense, either individually or in the aggregate. The recorded effective tax rate is substantially below the applicable statutory tax rate, primarily due to income earned in jurisdictions for which a full valuation allowance is recorded.

In the period July 10, 2009 through September 30, 2009 income tax benefit of $139 million resulted primarily from tax benefit attributable to entities included in our effective tax rate calculation, including intra period tax allocation benefit relating to the remeasurement of our U.S. Pension Plans. We recorded income tax expense related to the remeasurement gains in Other comprehensive income and allocated income tax benefit to operations.

In the period July 1, 2009 through July 9, 2009 income tax benefit of $607 million primarily resulted from the reversal of valuation allowances of $710 million related to Reorganization gains, net.

In the period January 1, 2009 through July 9, 2009 income tax benefit of $1.2 billion primarily resulted from the reversal of valuation allowances of $710 million related to Reorganization gains, net and the resolution of a transfer pricing matter of $692 million between the U.S. and Canadian governments, partially offset by income tax attributable to entities included in our effective tax rate calculation.

Most of the tax attributes generated by Old GM and its domestic and foreign subsidiaries (net operating loss carryforwards and various income tax credits) survived the Chapter 11 Proceedings and we expect to use these tax attributes to reduce future tax liabilities. The ability to utilize certain of the U.S. tax attributes in future tax periods could be limited by Section 382(a) of the Internal Revenue Code. In Germany, we have net operating loss carryforwards for corporate income tax and trade tax purposes. We have received a ruling from the German tax authorities confirming the availability of those losses under the prerequisite that the agreements negotiated with the unions as to the protection of employment will be executed as signed. This ruling is further subject to the outcome of infringement proceedings initiated by the European Union with respect to the German law on which the ruling is based. If the European Union proceedings have a positive outcome we will be able to continue to carry over those losses despite the reorganizations that have taken place in Germany in 2008 and 2009. In Australia, we have net operating loss carryforwards which are subject to meeting an annual “Same Business Test” requirement. We will assess our ability to utilize these carryforward losses annually.

We file and Old GM filed income tax returns in multiple jurisdictions, which are subject to examination by taxing authorities throughout the world. We have open tax years from 1999 to 2009 with various significant tax jurisdictions. These open years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount, timing or inclusion of revenue and expenses or the sustainability of income tax credits for a given audit cycle. Given the global nature of our operations, there is a risk that transfer pricing disputes may arise. We have continuing responsibility for Old GM’s open tax years. We record, and Old GM previously recorded, a tax benefit only for those positions that meet the more likely than not standard.

In June 2010 a Mexican income tax audit covering the 2002 and 2003 years was concluded and an assessment of 2.0 billion pesos (equivalent to $163 million) including tax, interest and penalties was issued. We do not agree with the assessment and intend to appeal. We believe we have adequate reserves established and collection of the assessment will be suspended during the appeal period and any subsequent proceedings through U.S. and Mexican competent authorities.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Based on recent developments in Brazil, it is likely we will settle a contested income tax matter for approximately $225 million in the next 12 months. This amount was fully reserved in a prior period.

At September 30, 2010, aside from the Brazilian matter, it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax benefits over the next 12 months.

Note 19. Fair Value Measurements

Fair Value Measurements

A three-level valuation hierarchy is used for fair value measurements. The three-level valuation hierarchy is based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions based on the best evidence available. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets;

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable; and

•	Level 3 — Instruments whose significant inputs are unobservable.

Financial instruments are transferred in and/or out of Level 3 in the valuation hierarchy based upon the significance of the unobservable inputs to the overall fair value measurement. Level 3 financial instruments typically include, in addition to the unobservable inputs, observable components that are validated to external sources.

Securities are classified in Level 1 of the valuation hierarchy when quoted prices in an active market for identical securities are available. If quoted market prices are not available, fair values of securities are determined using prices from a pricing vendor, pricing models, quoted prices of securities with similar characteristics or discounted cash flow models and are generally classified in Level 2 of the valuation hierarchy. Our pricing vendor utilizes industry-standard pricing models that consider various inputs, including benchmark yields, reported trades, broker/dealer quotes, issuer spreads and benchmark securities as well as other relevant economic measures. Securities are classified in Level 3 of the valuation hierarchy in certain cases where there are unobservable inputs to the valuation in the marketplace.

Annually, we conduct a review of our pricing vendor. This review includes discussion and analysis of the inputs used by the pricing vendor to provide prices for the types of securities we hold. These inputs included interest rate yields, bid/ask quotes, prepayment speeds and prices for comparable securities. Based on our review we believe the prices received from our pricing vendor are a reliable representation of exit prices.

All derivatives are recorded at fair value. Internal models are used to value a majority of derivatives. The models use, as their basis, readily observable market inputs, such as time value, forward interest rates, volatility factors, and current and forward market prices for commodities and foreign currency exchange rates. Level 2 of the valuation hierarchy includes certain foreign currency derivatives, commodity derivatives, certain interest rate swaps, cross currency swaps and warrants. Derivative contracts that are valued based upon models with significant unobservable market inputs, primarily estimated forward and prepayment rates, are classified in Level 3 of the valuation hierarchy. Level 3 of the valuation hierarchy includes warrants issued prior to July 10, 2009 to the UST, certain foreign currency derivatives, certain long-dated commodity derivatives and interest rate swaps with notional amounts that fluctuated over time.

The valuation of derivative liabilities takes into account our and Old GM’s nonperformance risk. For the periods presented after June 1, 2009, our and Old GM’s nonperformance risk was not observable through the credit default swap market as a result of its Chapter 11 Proceedings and the lack of traded instruments for us. As a result, an analysis of comparable industrial companies was used to determine the appropriate credit spread which would be applied to us by market participants. In these periods, all derivatives whose fair values contained a significant credit adjustment based on our nonperformance risk were classified in Level 3 of the valuation hierarchy.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Measurements on a Recurring Basis

The following tables summarize the financial instruments measured at fair value on a recurring basis (dollars in millions):

	Successor
	Fair Value Measurements on a Recurring Basis at September 30, 2010
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents
United States government and agency	$—	$1,783	$—	$1,783
Certificates of deposit	—	3,730	—	3,730
Money market funds	5,526	—	—	5,526
Commercial paper	—	4,419	—	4,419
Marketable securities
Trading securities
Equity	17	18	—	35
United States government and agency	—	6	—	6
Mortgage and asset-backed	—	28	—	28
Foreign government	—	36	—	36
Corporate debt	—	29	—	29
Available–for–sale securities
United States government and agency	—	2,254	—	2,254
Certificates of deposit	—	1,448	—	1,448
Corporate debt	—	2,174	—	2,174
Restricted cash and marketable securities
United States government and agency	—	98	—	98
Money market funds	396	—	—	396
Foreign government bonds	—	981	—	981
Other assets
Equity	40	—	—	40
Derivatives
Commodity	—	56	—	56
Foreign currency	—	34	31	65
Other	—	29	—	29

Total assets	$5,979	$17,123	$31	$23,133

Liabilities
Other liabilities
Options	$—	$—	$24	$24
Derivatives
Foreign currency	—	8	214	222

Total liabilities	$—	$8	$238	$246

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor
	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1		Level 2		Level 3	Total
Assets
Cash equivalents
United States government and agency	$—		$580		$—	$580
Certificates of deposit	—		2,140		—	2,140
Money market funds	7,487		—		—	7,487
Commercial paper	—		969		—	969
Marketable securities
Trading securities
Equity	15		17		—	32
United States government and agency	—		17		—	17
Mortgage and asset-backed	—		22		—	22
Foreign government	—		24		—	24
Corporate debt	—		29		—	29
Available–for–sale securities
United States government and agency	—		2		—	2
Certificates of deposit	—		8		—	8
Restricted cash and marketable securities
United States government and agency	—		140	*	—	140
Money market funds	13,083	**	—		—	13,083
Government of Canada bonds	—		955		—	955
Other assets
Equity	13		—		—	13
Derivatives
Commodity	—		11		—	11
Foreign currency	—		90		33	123
Other	—		25		—	25

Total assets	$20,598		$5,029		$33	$25,660

Liabilities
Derivatives
Foreign currency	$—		$9		$705	$714

Total liabilities	$—		$9		$705	$714

*	Amount originally reported as $0 in our 2009 Form 10-K. The column and row totals have been corrected accordingly. Refer to Note 3 to the 2009 audited consolidated financial statements included in this prospectus.
**	Amount originally reported as $12,662 in our 2009 Form 10-K. The column and row totals have been corrected accordingly. Refer to Note 3 to the 2009 audited consolidated financial statements included in this prospectus.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Measurements on a Recurring Basis using Level 3 Inputs

In the period January 1, 2009 through July 9, 2009 Old GM’s mortgage- and asset-backed securities were transferred from Level 3 to Level 2 as the significant inputs used to measure fair value and quoted prices for similar instruments were determined to be observable in an active market.

For periods presented after June 1, 2009 Old GM’s nonperformance risk was not observable through the credit default swap market as a result of its Chapter 11 Proceedings. As a result, foreign currency derivatives with a fair market value of $1.6 billion were transferred from Level 2 to Level 3 in the period January 1, 2009 through July 9, 2009.

In the period January 1, 2009 through July 9, 2009 Old GM determined the credit profile of certain foreign subsidiaries was equivalent to Old GM’s nonperformance risk which was observable through the credit default swap market and bond market based on prices for recent trades. Accordingly, foreign currency derivatives with a fair value of $2.1 billion were transferred from Level 3 into Level 2.

	Successor
	Level 3 Financial Assets and Liabilities
	Mortgage- backed Securities (a)	Commodity Derivatives, Net (b)	Foreign Currency Derivatives (c)	Options (d)	Other Securities (a)	Total Net Liabilities
Balance at January 1, 2010	$—	$—	$(672)	$—	$—	$(672)
Total realized/unrealized gains (losses)
Included in earnings	—	—	103	(3)	—	100
Included in Accumulated other comprehensive income (loss)	—	—	(10)	—	—	(10)
Purchases, issuances, and settlements	—	—	394	(21)	—	373
Transfer in and/or out of Level 3	—	—	2	—	—	2

Balance at September 30, 2010	$—	$—	$(183)	$(24)	$—	$(207)

Amount of total gains and (losses) in the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date	$—	$—	$40	$(3)	$—	$37

	Successor
	Level 3 Financial Assets and (Liabilities)
	Mortgage- backed Securities (a)	Commodity Derivatives, net (b)	Foreign Currency Derivatives (c)	Other Derivative Instruments (a)	Other Securities (a)	Total Net Assets (Liabilities)
Balance at July 10, 2009	$—	$—	$(1,430)	$—	$—	$(1,430)
Total realized/unrealized gains (losses)
Included in earnings	—	—	177	—	—	177
Included in Accumulated other comprehensive income (loss)	—	—	(86)	—	—	(86)
Purchases, issuances and settlements	—	—	362	—	—	362
Transfer in and/or out of Level 3	—	—	—	—	—	—

Balance at September 30, 2009	$—	$—	$(977)	$—	$—	$(977)

Amount of total gains and (losses) in the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date	$—	$—	$163	$—	$—	$163

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	Level 3 Financial Assets and (Liabilities)
	Mortgage- backed Securities (a)	Commodity Derivatives, net (b)	Foreign Currency Derivatives (c)	Other Derivative Instruments (a)	Other Securities (a)	Total Net Assets (Liabilities)
Balance at January 1, 2009	$49	$(17)	$(2,144)	$(164)	$17	$(2,259)
Total realized/unrealized gains (losses)
Included in earnings	(2)	13	26	164	(5)	196
Included in Accumulated other comprehensive income (loss)	—	—	(2)	—	—	(2)
Purchases, issuances and settlements	(14)	4	105	—	(7)	88
Transfer in and/or out of Level 3	(33)	—	585	—	(5)	547

Balance at July 9, 2009	$—	$—	$(1,430)	$—	$—	$(1,430)

Amount of total gains and (losses) in the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets still held at the reporting date	$—	$—	$28	$—	$—	$28

(a)	Realized gains (losses) and other than temporary impairments on marketable securities (including the UST warrants outstanding until the closing of the 363 Sale) are recorded in Interest income and other non-operating income, net.

(b)	Prior to July 10, 2009 realized and unrealized gains (losses) on commodity derivatives were recorded in Cost of sales. Changes in fair value are attributable to changes in base metal and precious metal prices. Beginning July 10, 2009 realized and unrealized gains (losses) on commodity derivatives are recorded in Interest income and other non-operating income, net.

(c)	Prior to July 10, 2009 realized and unrealized gains (losses) on foreign currency derivatives were recorded in the line item associated with the economically hedged item. Beginning July 10, 2009 realized and unrealized gains (losses) on foreign currency derivatives are recorded in Interest income and other non-operating income, net and foreign currency translation gains (losses) are recorded in Accumulated other comprehensive income (loss).

(d)	Realized and unrealized gains (losses) on options are recorded in Interest income and other non-operating income, net.

Short-Term and Long-Term Debt

We determined the fair value of debt based on a discounted cash flow model which used benchmark yield curves plus a spread that represented the yields on traded bonds of companies with comparable credit ratings.

The following table summarizes the carrying amount and estimated fair value of short-term and long-term debt, including capital leases, for which it is practicable to estimate fair value (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Carrying amount (a)	$8,566	$15,783
Fair value (a)	$8,858	$16,024

(a)	Accounts and notes receivable, net and Accounts payable (principally trade) are not included because the carrying amount approximates fair value due to their short-term nature.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Ally Financial Common and Preferred Stock

At December 31, 2009 we estimated the fair value of our investment in Ally Financial common stock using a market approach based on the average price to tangible book value multiples of comparable companies to each of Ally Financial’s Auto Finance, Commercial Finance, Mortgage, and Insurance operations to determine the fair value of the individual operations. These values were aggregated to estimate the fair value of Ally Financial’s common stock. The significant inputs used to determine the appropriate multiple for Ally Financial and used in our analysis were as follows:

•

Ally Financial’s December 31, 2009 financial statements, as well as the financial statements and price to tangible book value multiples of comparable companies in the Auto Finance, Commercial Finance and Insurance industries;

•	Historical segment equity information separately provided by Ally Financial;

•	Expected performance of Ally Financial, as well as our view on its ability to access capital markets; and

•

The value of Ally Financial’s mortgage operations, taking into consideration the continuing challenges in the housing markets and mortgage industry, and its need for additional liquidity to maintain business operations.

At September 30, 2010 we estimated the fair value of Ally Financial common stock using a market approach that applies the average price to tangible book value multiples of comparable companies to the consolidated Ally Financial tangible book value. This approach provides our best estimate of the fair value of our investment in Ally Financial common stock at September 30, 2010 due to Ally Financial’s transition to a bank holding company and less readily available information with which to value Ally Financial’s business operations individually. The significant inputs used in our fair value analysis were Ally Financial’s September 30, 2010 financial statements, as well as the financial statements and price to tangible book value multiples of comparable companies in the banking and finance industry.

At September 30, 2010 and December 31, 2009 we calculated the fair value of our investment in Ally Financial’s preferred stock using a discounted cash flow approach. The present value of the cash flows was determined using assumptions regarding the expected receipt of dividends on Ally Financial’s preferred stock and the expected call date.

The following table summarizes the carrying amount and estimated fair value of Ally Financial common and preferred stock (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Common stock
Carrying amount (a)	$966	$970
Fair value	$1,039	$970
Preferred stock
Carrying amount	$665	$665
Fair value	$1,056	$989

(a)	Investment in Ally Financial common stock at September 30, 2010 and December 31, 2009 includes the 16.6% held directly and through an independent trust.

Note 20. Restructuring and Other Initiatives

We have and Old GM had previously executed various restructuring and other initiatives, and we plan to execute additional initiatives in the future, if necessary, in order to preserve adequate liquidity, to align manufacturing capacity and other costs with prevailing global automotive sales and to improve the utilization of remaining facilities. Related charges are primarily recorded in Cost of sales and Selling, general and administrative expense.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimates of restructuring and other initiative charges are based on information available at the time such charges are recorded. Due to the inherent uncertainty involved, actual amounts paid for such activities may differ from amounts initially recorded. Accordingly, we may record revisions to previous estimates by adjusting previously established reserves.

Refer to Note 21 for asset impairment charges related to our restructuring initiatives.

GM

The following table summarizes restructuring reserves (excluding restructuring reserves related to dealer wind-down agreements) and charges by segment, including postemployment benefit reserves and charges in the nine months ended September 30, 2010 (dollars in millions):

	Successor
	GMNA	GMIO	GME	Total
Balance at January 1, 2010	$2,088	$7	$451	$2,546
Additions	42	2	605	649
Interest accretion and other	28	—	88	116
Payments	(590)	(8)	(378)	(976)
Revisions to estimates	(178)	1	(10)	(187)
Effect of foreign currency translation	16	—	(24)	(8)

Balance at September 30, 2010 (a)	$1,406	$2	$732	$2,140

(a)	The remaining cash payments related to these restructuring reserves primarily relate to postemployment benefits to be paid.

GMNA

GMNA recorded charges, interest accretion and other and revisions to estimates that decreased the restructuring reserves by $108 million in the nine months ended September 30, 2010. The decrease was primarily related to increased production capacity utilization, which resulted in the recall of idled employees to fill added shifts at multiple production sites, partially offset by Canadian restructuring activities.

GME

GME recorded charges, interest accretion and other and revisions to estimates of $683 million in the nine months ended September 30, 2010 for separation programs primarily related to the following initiatives:

•	Separation charges of $445 million in the nine months ended September 30, 2010 related to the closure of the Antwerp, Belgium facility which affects 2,600 employees.

•

Separation charges of $72 million and revisions to estimates to decrease the reserve by $11 million in the nine months ended September 30, 2010 related to separation/layoff plans and an early retirement plan in Spain which affects 1,200 employees.

•	Separation charges of $28 million in the nine months ended September 30, 2010 related to a voluntary separation program in the United Kingdom.

•

Separation charges of $32 million and interest accretion and other of $81 million in the nine months ended September 30, 2010 related to previously announced programs in Germany, and separation charges of $20 million related to a voluntary separation program announced in the three months ended September 30, 2010.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Dealer Wind-downs

We market vehicles worldwide through a network of independent retail dealers and distributors. As part of achieving and sustaining long-term viability and the viability of our dealer network, we determined that a reduction in the number of GMNA dealerships was necessary. At September 30, 2010 there were approximately 5,800 dealers in GMNA compared to approximately 6,500 at December 31, 2009. Certain dealers in the U.S. that had signed wind-down agreements with us elected to file for reinstatement through a binding arbitration process. In response to the arbitration filings we offered certain dealers reinstatement contingent upon compliance with our core business criteria for operation of a dealership. At September 30, 2010 the arbitration process had been fundamentally resolved.

The following table summarizes GMNA’s restructuring reserves related to dealer wind-down agreements in the nine months ended September 30, 2010 (dollars in millions):

	Successor
	U.S.	Canada and Mexico	Total
Balance at January 1, 2010	$460	$41	$501
Additions	9	9	18
Payments	(257)	(41)	(298)
Effect of foreign currency translation	—	2	2
Revisions to estimates	(8)	—	(8)

Balance at September 30, 2010	$204	$11	$215

The following table summarizes our restructuring reserves (excluding restructuring reserves related to dealer wind-down agreements) and charges by segment, including postemployment benefit reserves and charges in the period July 10, 2009 through September 30, 2009 (dollars in millions):

	Successor
	GMNA	GME	GMIO	Total
Balance at July 10, 2009	$2,905	$433	$48	$3,386
Additions	5	9	29	43
Interest accretion and other	8	13	—	21
Payments	(643)	(26)	(43)	(712)
Revisions to estimates	(139)	—	(2)	(141)
Effect of foreign currency translation	56	18	4	78

Balance at September 30, 2009 (a)	$2,192	$447	$36	$2,675

(a)	The remaining cash payments related to these restructuring reserves primarily relate to postemployment benefits to be paid.

GMNA

GMNA recorded charges, interest accretion and other, and revisions to estimates that reduced the restructuring reserves by $126 million in the period July 10, 2009 through September 30, 2009 for separation programs primarily related to the reduction of the salaried and hourly workforce severance accruals of $146 million in the period July 10, 2009 through September 30, 2009. As a result of elections subsequently made by terminating employees, such amounts were reclassified as special termination benefits and were funded from the U.S. defined benefit pension plans and other applicable retirement benefit plans.

GMIO

GMIO recorded charges, interest accretion and other, and revisions to estimates of $27 million in the period July 10, 2009 through September 30, 2009, which includes separation charges of $25 million related to restructuring programs in Australia for salaried and hourly employees.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes GMNA’s restructuring reserves related to dealer wind-down agreements in the period July 10, 2009 through September 30, 2009 (dollars in millions):

	Successor
	U.S.	Canada and Mexico	Total
Balance at July 10, 2009	$398	$118	$516
Additions	161	26	187
Payments	(107)	(52)	(159)
Effect of foreign currency translation	—	8	8

Balance at September 30, 2009	$452	$100	$552

Restructuring reserves related to dealer wind-down agreements in the period July 10, 2009 through September 30, 2009 increased due to additional accruals recorded for wind-down payments to Saturn dealerships related to the decision in September 2009 to wind-down the Saturn brand and dealership network in accordance with the deferred termination agreements that Saturn dealers have signed with us.

Old GM

The following table summarizes Old GM’s restructuring reserves (excluding restructuring reserves related to dealer wind-down agreements) and charges by segment, including postemployment benefit reserves and charges in the period January 1, 2009 through July 9, 2009 (dollars in millions):

	Predecessor
	GMNA	GME	GMIO	Total
Balance at January 1, 2009	$2,456	$468	$58	$2,982
Additions	1,835	20	65	1,920
Interest accretion and other	16	11	—	27
Payments	(1,014)	(65)	(91)	(1,170)
Revisions to estimates	(401)	—	9	(392)
Effect of foreign currency translation	50	(1)	7	56

Balance at July 9, 2009	2,942	433	48	3,423
Effect of application of fresh-start reporting	(37)	—	—	(37)

Ending balance including effect of application of fresh-start reporting (a)	$2,905	$433	$48	$3,386

(a)	The remaining cash payments related to these restructuring reserves primarily relate to postemployment benefits to be paid.

GMNA

GMNA recorded charges, interest accretion and other, and revisions to estimates of $1.5 billion in the period January 1, 2009 through July 9, 2009 for separation programs related to the following initiatives:

•	Postemployment benefit charges in the U.S. of $825 million related to 13,000 hourly employees who participated in the 2009 Special Attrition Programs;

•

Supplemental Unemployment Benefit (SUB) and Transition Support Program (TSP) related charges in the U.S. of $707 million, recorded as an additional liability determined by an actuarial analysis at the implementation of the SUB and TSP and related suspension of the JOBS Program, Old GM’s job security provision in the collective bargaining agreement with the UAW to continue paying idled employees certain wages and benefits;

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•

Revisions to estimates of $401 million to decrease the reserve, primarily related to $335 million for the suspension of the JOBS Program and $141 million for estimated future wages and benefits due to employees who participated in the 2009 Special Attrition Programs; offset by a net increase of $86 million related to Canadian salaried workforce reductions and other restructuring initiatives in Canada;

•	Separation charges of $250 million for a U.S. salaried severance program to allow terminated employees to receive ongoing wages and benefits for up to 12 months; and

•	Postemployment benefit charges in Canada of $38 million related to 380 hourly employees who participated in a special attrition program at the Oshawa Facility.

GME

GME recorded charges, interest accretion and other, and revisions to estimates of $31 million in the period January 1, 2009 through July 9, 2009 primarily related to separation charges for early retirement programs and additional liability adjustments, primarily in Germany.

GMIO

GMIO recorded charges, interest accretion and other, and revisions to estimates of $74 million in the period January 1, 2009 through July 9, 2009 for separation programs primarily related to the following initiatives:

•	Separation charges of $48 million related to voluntary and involuntary separation programs in South America affecting 3,300 salaried and hourly employees; and

•	Separation charges in Australia of $19 million related to a facility idling. The program affects employees who left through December 2009.

The following table summarizes GMNA’s restructuring reserves related to dealer wind-down agreements in the period January 1, 2009 through July 9, 2009 (dollars in millions):

	Predecessor
	U.S.	Canada and Mexico	Total
Balance at January 1, 2009	$—	$—	$—
Additions	398	120	518
Payments	—	(2)	(2)
Effect of foreign currency translation	—	—	—

Balance at July 9, 2009	$398	$118	$516

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21. Impairments

The following table summarizes impairment charges (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
GMNA
Intangible assets	$—	$21	$—
Product-specific tooling assets	188	—	278
Cancelled powertrain programs	—	—	42
Equity and cost method investments	—	—	28
Vehicles leased to rental car companies	—	—	11

Total GMNA impairment charges	188	21	359
GMIO
Product-specific tooling assets	6	1	7
Other long-lived assets	—	—	2

Total GMIO impairment charges	6	1	9
GME
Product-specific tooling assets	—	—	237
Vehicles leased to rental car companies	32	12	36

Total GME impairment charges	32	12	273
Corporate
Other than temporary impairment charges on debt and equity securities (a)	—	—	11
Automotive retail leases	—	—	16

Total Corporate impairment charges	—	—	27

Total impairment charges	$226	$34	$668

(a)	Refer to Note 5 and Note 19 for additional information on marketable securities and financial instruments measured at fair value on a recurring basis. Other than temporary impairment charges on debt and equity securities were recorded in Interest income and other non-operating income, net.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize assets measured at fair value (all of which utilized Level 3 inputs) on a nonrecurring basis subsequent to initial recognition (dollars in millions):

GM

Nine Months Ended September 30, 2010

	Successor
		Fair Value Measurements Using
	Nine Months Ended September 30, 2010(a)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Nine Months Ended September 30, 2010 Total Losses
Product-specific tooling assets	$—	$—	$—	$—	$(194)
Vehicles leased to rental car companies	$537-614	$—	$—	$537-614	(32)

Total					$(226)

(a)	Amounts represent the fair value measure (or range of measures) during the period.

GMNA

Product-specific tooling assets were adjusted to their fair value at the time of impairment, resulting in impairment charges of $188 million in the nine months ended September 30, 2010. Fair value measurements utilized projected cash flows, discounted at a rate commensurate with the perceived business risks related to the assets involved.

GME

Vehicles leased to rental car companies were adjusted to their fair value at the time of impairment, resulting in impairment charges of $32 million in the nine months ended September 30, 2010. Fair value measurements utilized projected cash flows from vehicle sales at auction.

July 10, 2009 Through September 30, 2009

	Successor
		Fair Value Measurements Using
	Period Ended September 30, 2009(a)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	July 10, 2009 Through September 30, 2009 Total Losses
Product-specific tooling assets	$—	$—	$—	$—	$(1)
Vehicles leased to rental car companies	$543	$—	$—	$543	(12)
Intangible assets	$—	$—	$—	$—	(21)

Total					$(34)

(a)	Amounts represent the fair value measure during the period.

GMNA

Intangible assets related to product-specific technology were adjusted to their fair value, resulting in impairment charges of $21 million in the period July 10, 2009 through September 30, 2009. Fair value measurements utilized projected cash flows, discounted at a rate commensurate with the perceived business risks related to the technology.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GME

Vehicles leased to rental car companies were adjusted to their fair value at the time of impairment, resulting in impairment charges of $12 million in the period July 10, 2009 through September 30, 2009. Fair value measurements utilized projected cash flows from vehicle sales at auctions.

Old GM

January 1, 2009 Through July 9, 2009

	Predecessor
		Fair Value Measurements Using
	Period Ended July 9, 2009(a)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	January 1, 2009 Through July 9, 2009 Total Losses
Product-specific tooling assets	$0-85	$—	$—	$0-85	$(522)
Cancelled powertrain programs	$—	$—	$—	$—	$(42)
Other long-lived assets	$—	$—	$—	$—	$(2)
Equity and cost method investments (other than Ally Financial)	$—	$—	$—	$—	$(28)
Vehicles leased to rental car companies	$539-2,057	$—	$—	$539-2,057	$(47)
Automotive retail leases	$1,519	$—	$—	$1,519	$(16)

Total					$(657)

(a)	Amounts represent the fair value measure (or range of measures) during the period.

GMNA

Product-specific tooling assets were adjusted to their fair value at the time of impairment, resulting in impairment charges of $278 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows, discounted at a rate commensurate with the perceived business risks related to the assets involved.

Cancelled powertrain programs were adjusted to their fair value at the time of impairment, resulting in impairment charges of $42 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized discounted projected cash flows.

CAMI Automotive Inc. (CAMI), at the time an equity method investee, was adjusted to its fair value, resulting in an impairment charge of $28 million in the three months ended March 31, 2009. The fair value measurement utilized projected cash flows discounted at a rate commensurate with the perceived business risks related to the investee. In March 2009 Old GM determined that due to changes in contractual arrangements, CAMI became a VIE and Old GM was the primary beneficiary, and therefore CAMI was consolidated.

Vehicles leased to rental car companies were adjusted to their fair value at the time of impairment, resulting in impairment charges of $11 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows from vehicle sales at auction.

GME

Product-specific tooling assets were adjusted to their fair value at the time of impairments, resulting in impairment charges of $237 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows, discounted at a rate commensurate with the perceived business risks related to the assets involved.

Vehicles leased to rental car companies were adjusted to their fair value at the time of impairment, resulting in impairment charges of $36 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows from vehicles sales at auctions.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GMIO

Product-specific tooling assets were adjusted to their fair value at the time of impairments, resulting in impairment charges of $7 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized projected cash flows, discounted at a rate commensurate with the perceived business risks related to the assets involved.

Corporate

Automotive retail leases were adjusted to their fair value at the time of impairment, resulting in impairment charges of $16 million in the period January 1, 2009 through July 9, 2009. Fair value measurements utilized discounted projected cash flows from lease payments and anticipated future auction proceeds.

Contract Cancellations

The following table summarizes net contract cancellation charges primarily related to the cancellation of product programs (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
GMNA	$31	$77	$157
GMIO	—	—	8
GME	3	—	12

Total contract cancellations	$34	$77	$177

Note 22. Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share have been computed by dividing Net income (loss) attributable to common stockholders by the weighted average number of shares outstanding in the period.

The following table summarizes basic and diluted earnings (loss) per share (in millions, except per share amounts):

	Successor		Predecessor
	Nine Months Ended September 30, 2010(a)(b)	July 10, 2009 Through September 30, 2009(a)(c)	January 1, 2009 Through July 9, 2009
Basic
Net income (loss) attributable to common stockholders	$2.77	$(0.73)	$178.63
Weighted-average common shares outstanding	1,500	1,238	611
Diluted
Net income (loss) attributable to common stockholders	$2.62	$(0.73)	$178.55
Weighted-average common shares outstanding	1,588	1,238	611

(a)	All applicable Successor share, per share and related information have been adjusted retroactively for the three-for-one stock split effected on November 1, 2010.
(b)	The nine months ended September 30, 2010 includes accumulated but undeclared dividends of $34 million on our Series A Preferred Stock, which decreases Net income attributable to common stockholders.
(c)	The period July 10, 2009 through September 30, 2009 includes accumulated but undeclared dividends of $9 million on Series A Preferred Stock, which reduces Net income (or increases Net loss) attributable to common stockholders and excludes dividends of $105 million on Series A Preferred Stock, which were paid to the New VEBA prior to September 30, 2009.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GM

During the nine months ended September 30, 2010, we considered potentially dilutive securities in our diluted earnings per share computation under the treasury stock method utilizing an average stock price based upon estimates of the fair value of our common stock.

During the nine months ended September 30, 2010, warrants to purchase 318 million shares were outstanding, of which 45 million were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares. Under the treasury stock method, the assumed exercise of the remaining 273 million warrants resulted in 88 million dilutive shares for the nine months ended September 30, 2010.

For the period July 10, 2009 through September 30, 2009, outstanding warrants to purchase 273 million shares of common stock were not included in the computation of diluted loss per share because the effect would have been antidilutive to loss per share.

At September 30, 2010 the Adjustment Shares were excluded from the computation of basic and diluted earnings per share as the condition that would result in the issuance of the Adjustment Shares was not satisfied. The maximum number of Adjustment Shares issuable is 30 million shares (subject to an adjustment to take into account stock dividends, stock splits and other transactions). At September 30, 2010 we believe it is probable that these claims will exceed $35.0 billion, but it is still possible they will not. The Adjustment Shares may, however, be dilutive in the future. Refer to Note 17 for additional information on the Adjustment Shares.

We have granted restricted stock units (RSUs) to certain global executives. As these awards will be payable in cash if settled prior to six months after a completion of a successful initial public offering, the RSUs are excluded from the computation of diluted earnings per share. At September 30, 2010 18 million RSUs were outstanding. Refer to Note 26 for additional information on RSUs.

In connection with the 363 Sale, we issued 263 million shares of our common stock to the New VEBA, which were not considered outstanding for accounting purposes until December 31, 2009 as they did not qualify as plan assets. Because these shares were not outstanding until December 31, 2009 they were not included in the calculation of the weighted-average common shares outstanding at September 30, 2009. Refer to Note 15 for additional information on the 2009 Revised UAW Settlement Agreement.

Old GM

In the period January 1, 2009 through July 9, 2009 diluted earnings per share included the potential effect of the assumed exercise of certain stock options. The total number of stock options and warrants that were excluded in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares was 208 million in the period January 1, 2009 through July 9, 2009.

No shares potentially issuable to satisfy the in-the-money amount of Old GM’s convertible debentures have been included in the computation of diluted earnings (loss) per share in the period January 1, 2009 through July 9, 2009 as the conversion options in various series of convertible debentures were not in-the-money.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23. Transactions with Ally Financial

Old GM entered into various operating and financing arrangements with Ally Financial, a related party. In connection with the 363 Sale, we assumed the terms and conditions of these agreements as more fully discussed in this prospectus. The following tables describe the financial statement effects of and maximum obligations under these agreements (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Operating lease residuals
Residual support (a)
Liabilities (receivables) recorded	$(34)	$369
Maximum obligation	$689	$1,159
Risk sharing (a)
Liabilities recorded	$330	$366
Maximum obligation	$877	$1,392
Note payable to Ally Financial (b)	$35	$35
Vehicle repurchase obligations (c)
Maximum obligations	$16,823	$14,249	*
Fair value of guarantee	$30	$46

*	Amount originally reported as $14,058 in our 2009 Form 10-K. Refer to Note 3 to the 2009 audited consolidated financial statements included in this prospectus.

(a)	Represents liabilities (receivables) recorded and maximum obligations for agreements entered into prior to December 31, 2008. Agreements entered into in 2010 and 2009 do not include residual support or risk sharing programs. During the nine months ended September 30, 2010 favorable adjustments to our residual support and risk sharing liabilities of $0.6 billion were recorded in the U.S. due to increases in estimated residual values.

(b)	Ally Financial retained an investment in a note, which is secured by certain automotive retail leases.

(c)	In May 2009 Old GM and Ally Financial agreed to expand Old GM’s repurchase obligations for Ally Financial financed inventory at certain dealers in Europe, Asia, Brazil and Mexico. In November 2008 Old GM and Ally Financial agreed to expand Old GM’s repurchase obligations for Ally Financial financed inventory at certain dealers in the United States and Canada. The maximum potential amount of future payments required to be made under this guarantee would be based on the repurchase value of total eligible vehicles financed by Ally Financial in dealer stock. The total exposure of repurchased vehicles would be reduced to the extent vehicles are able to be resold to another dealer. The fair value of the guarantee considers the likelihood of dealers terminating and the estimated loss exposure for the ultimate disposition of vehicles.

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Marketing incentives and operating lease residual payments(a)	$793	$387	$601
Exclusivity fee revenue	$75	$23	$52
Royalty income	$11	$3	$8

(a)	Payments to Ally Financial related to U.S. marketing incentive and operating lease residual programs. Excludes payments to Ally Financial related to the contractual exposure limit.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet

The following table summarizes the balance sheet effects of transactions with Ally Financial (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Assets
Accounts and notes receivable, net (a)	$718	$404
Restricted cash and marketable securities (b)	$—	$127
Other assets (c)	$26	$27
Liabilities
Accounts payable (d)	$146	$131
Short-term debt and current portion of long-term debt (e)	$1,141	$1,077
Accrued expenses and other liabilities (f)	$805	$817
Long-term debt (g)	$48	$59
Other non-current liabilities (h)	$105	$383

(a)	Represents wholesale settlements due from Ally Financial, amounts owed by Ally Financial with respect to automotive retail leases and receivables for exclusivity fees and royalties.

(b)	Represents certificates of deposit purchased from Ally Financial that are pledged as collateral for certain guarantees provided to Ally Financial in Brazil in connection with dealer floor plan financing.

(c)	Primarily represents distributions due from Ally Financial on our investments in Ally Financial preferred stock.

(d)	Primarily represents amounts billed to us and payable related to incentive programs.

(e)	Represents wholesale financing, sales of receivable transactions and the short-term portion of term loans provided to certain dealerships which we own or in which we have an equity interest. In addition, it includes borrowing arrangements with various foreign locations and arrangements related to Ally Financial’s funding of company-owned vehicles, rental car vehicles awaiting sale at auction and funding of the sale of vehicles to which title is retained while the vehicles are consigned to Ally Financial or dealers, primarily in the United Kingdom. Financing remains outstanding until the title is transferred to the dealers. This amount also includes the short-term portion of a note payable related to automotive retail leases.

(f)	Primarily represents accruals for marketing incentives on vehicles which are sold, or anticipated to be sold, to customers or dealers and financed by Ally Financial in North America. This includes the estimated amount of residual support accrued under the residual support and risk sharing programs, rate support under the interest rate support programs, operating lease and finance receivable capitalized cost reduction incentives paid to Ally Financial to reduce the capitalized cost in automotive lease contracts and retail automotive contracts, and amounts owed under lease pull-ahead programs. In addition it includes interest accrued on the transactions in (e) above.

(g)	Primarily represents the long-term portion of term loans from Ally Financial to certain consolidated dealerships.

(h)	Primarily represents long-term portion of liabilities for marketing incentives on vehicles financed by Ally Financial.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations

The following table summarizes the income statement effects of transactions with Ally Financial (dollars in millions):

	Successor		Predecessor
	Nine Months Through September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Net sales and revenue (reduction) (a)	$(638)	$(205)	$207
Cost of sales and other expenses (b)	$32	$68	$180
Interest income and other non-operating income, net (c)	$172	$62	$166
Interest expense (d)	$174	$51	$100
Servicing expense (e)	$2	$3	$16
Derivative gains (losses) (f)	$—	$(1)	$(2)

(a)	Primarily represents the increase (reduction) in net sales and revenues for marketing incentives on vehicles which are sold, or anticipated to be sold, to customers or dealers and financed by Ally Financial. This includes the estimated amount of residual support accrued under residual support and risk sharing programs, rate support under the interest rate support programs, operating lease and finance receivable capitalized cost reduction incentives paid to Ally Financial to reduce the capitalized cost in automotive lease contracts and retail automotive contracts, and costs under lease pull-ahead programs. This amount is offset by net sales for vehicles sold to Ally Financial for employee and governmental lease programs and third party resale purposes.

(b)	Primarily represents cost of sales on the sale of vehicles to Ally Financial for employee and governmental lease programs and third party resale purposes. Also includes miscellaneous expenses on services performed by Ally Financial.

(c)	Represents income on investments in Ally Financial preferred stock and Preferred Membership Interests, exclusivity and royalty fee income and reimbursements by Ally Financial for certain services provided to Ally Financial. Included in this amount is rental income related to Ally Financial’s primary executive and administrative offices located in the Renaissance Center in Detroit, Michigan. The lease agreement expires in November 2016.

(d)	Represents interest incurred on term loans, notes payable and wholesale settlements.

(e)	Represents servicing fees paid to Ally Financial on certain automotive retail leases.

(f)	Represents amounts recorded in connection with a derivative transaction entered into with Ally Financial as the counterparty.

Note 24. Transactions with MLC

We and MLC entered into a Transition Services Agreement (TSA), as more fully discussed in our audited consolidated financial statements included elsewhere in this prospectus. The following tables describe the financial statement effects of the transactions with MLC.

On October 1, 2010 we completed the acquisition of the GM Strasbourg transmission business from MLC. The purchase price was one Euro. We believe the net asset value of the business to be immaterial; however, valuation of the assets acquired and liabilities assumed is ongoing.

Statement of Operations

The following table summarizes the income statement effects of transactions with MLC (dollars in millions):

	Successor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009
Cost of sales (a)	$(19)	$(5)
Interest income and other non-operating income, net	$—	$1

(a)	Primarily related to royalty income partially offset by reimbursements for engineering expenses incurred by MLC.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet

The following table summarizes the balance sheet effects of transactions with MLC (dollars in millions):

	Successor
	September 30, 2010	December 31, 2009
Accounts and notes receivable, net (a)	$9	$16
Other assets	$—	$1
Accounts payable (b)	$24	$59
Accrued expenses and other liabilities	$—	$(1)

(a)	Primarily related to royalty income from MLC and services provided under the TSA.

(b)	Primarily related to the purchase of component parts.

Cash Flow

The following table summarizes the cash flow effects of transactions with MLC (dollars in millions):

	Successor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009
Operating (a)	$(151)	$(26)
Financing (b)	$5	$(29)

(a)	Primarily includes payments to and from MLC related to the purchase and sale of component parts.

(b)	Payments received from (funding provided to) a facility in Strasbourg, France that MLC retained. The terms of this funding agreement did not permit additional funding after July 30, 2010. At September 30, 2010 we have reserved $11 million against the advanced amounts.

Note 25. Segment Reporting

We design, build and sell cars, trucks and parts worldwide. We manage our operations on a geographic basis through our three geographically-based segments: GMNA, GME and GMIO. Each segment has a manager responsible for executing our strategies within each geographic region. Our manufacturing operations are integrated within each of our segments, benefit from broad-based trade agreements and are subject to regulatory requirements, such as Corporate Average Fuel Economy (CAFE) regulations. While not all vehicles within a segment are individually profitable on a fully loaded cost basis, those vehicles are needed in our product mix in order to attract customers to dealer showrooms and to maintain sales volumes for other, more profitable vehicles. Because of these factors, we do not manage our business on an individual brand or vehicle basis.

In the nine months ended September 30, 2010 we changed our managerial reporting structure so that certain entities geographically located within Russia and Uzbekistan were transferred from our GME segment to our GMIO segment. We have revised the segment presentation for all periods presented.

Substantially all of the cars, trucks and parts produced are marketed through retail dealers in North America, and through distributors and dealers outside of North America, the substantial majority of which are independently owned.

In addition to the products sold to dealers for consumer retail sales, cars and trucks are also sold to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Sales to fleet customers are completed

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

through the network of dealers and in some cases sold directly to fleet customers. Retail and fleet customers can obtain a wide range of aftersale vehicle services and products through the dealer network, such as maintenance, light repairs, collision repairs, vehicle accessories and extended service warranties.

GMNA primarily meets the demands of customers in North America with vehicles developed, manufactured and/or marketed under the following brands:

• Buick	• Cadillac	• Chevrolet	• GMC

The demands of customers outside of North America are primarily met with vehicles developed, manufactured and/or marketed under the following brands:

• Buick	• Daewoo	• Holden	• Opel
• Cadillac	• GMC	• Isuzu	• Vauxhall
• Chevrolet

At September 30, 2010 we also had equity ownership stakes directly or indirectly through various regional subsidiaries, including GM Daewoo, SGM, SGMW, FAW-GM Light Duty Commercial Vehicle Co., Ltd. (FAW-GM) and HKJV. These companies design, manufacture and market vehicles under the following brands:

• Buick	• Daewoo	• GMC	• Jiefang
• Cadillac	• FAW	• Holden	• Wuling
• Chevrolet

Nonsegment operations are classified as Corporate. Corporate includes investments in Ally Financial, certain centrally recorded income and costs, such as interest, income taxes and corporate expenditures, certain nonsegment specific revenues and expenses, including costs related to the Delphi Benefit Guarantee Agreements and a portfolio of automotive retail leases.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All intersegment balances and transactions have been eliminated in consolidation.

	Successor
	GMNA	GMIO	GME	Eliminations	Corporate	Total
At and For the Nine Months Ended September 30, 2010
Sales
External customers	$58,641	$23,390	$16,537	$—	$—	$98,568
Intersegment	2,404	1,976	625	(5,005)	—	—
Other revenue	—	—	—	—	142	142

Total net sales and revenue	$61,045	$25,366	$17,162	$(5,005)	$142	$98,710

Earnings (loss) attributable to stockholders before interest and income taxes	$4,935	$2,484	$(1,196)	$(49)	$(42)	$6,132

Interest income					329	329
Interest expense					850	850
Income tax expense (benefit)					845	845

Net income (loss) attributable to stockholders					$(1,408)	$4,766

Equity in net assets of non consolidated affiliates	$2,045	$6,610	$8	$—	$28	$8,691
Total assets	$82,363	$29,933	$18,881	$(36,418)	$42,479	$137,238
Depreciation, amortization and impairment	$3,384	$625	$1,101	$—	$81	$5,191
Equity income, net of tax	$97	$1,055	$11	$—	$2	$1,165
Significant non-cash charges
Impairment charges related to long-lived assets	$188	$6	$—	$—	$—	$194
Impairment charges related to equipment on operating leases	—	—	32	—	—	32

Total significant non-cash charges	$188	$6	$32	$—	$—	$226

	Successor
	GMNA	GMIO	GME	Eliminations	Corporate	Total
For the Period July 10, 2009 Through September 30, 2009
Sales
External customers	$13,871	$6,003	$5,186	$—	$—	$25,060
Intersegment	280	392	52	(724)	—	—
Other revenue	—	—	—	—	87	87

Total net sales and revenue	$14,151	$6,395	$5,238	$(724)	$87	$25,147

Income (loss) attributable to stockholders before interest and income taxes	$(1,377)	$474	$(15)	$(33)	$210	$(741)

Interest income					109	109
Interest expense					365	365
Income tax expense (benefit)					(139)	(139)

Net income (loss) attributable to stockholders					$93	$(858)

Depreciation, amortization and impairment	$1,348	$177	$394	$—	$66	$1,985
Equity income (loss), net of tax	$(5)	$204	$6	$—	$(1)	$204

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	GMNA	GMIO	GME	Eliminations	Corporate	Total
For the Period January 1, 2009 Through July 9, 2009
Sales
External customers	$23,490	$10,878	$12,419	$—	$—	$46,787
Intersegment	701	820	133	(1,654)	—	—
Other revenue	—	—	—	—	328	328

Total net sales and revenue	$24,191	$11,698	$12,552	$(1,654)	$328	$47,115

Income (loss) attributable to stockholders before interest and income taxes	$(11,092)	$(964)	$(2,815)	$102	$127,966	$113,197

Interest income					183	183
Interest expense					5,428	5,428
Income tax expense (benefit)					(1,166)	(1,166)

Net income (loss) attributable to stockholders					$123,887	$109,118

Depreciation, amortization and impairment	$4,759	$480	$1,492	$—	$142	$6,873
Equity in income of and disposition of interest in Ally Financial	$—	$—	$—	$—	$1,380	$1,380
Equity income (loss), net of tax	$(277)	$334	$3	$—	$1	$61
Significant non-cash charges (gains)
Gain on extinguishment of debt	$—	$—	$—	$—	$(906)	$(906)
Loss on extinguishment of UST Ally Financial Loan	—	—	—	—	1,994	1,994
Gain on conversion of UST Ally Financial Loan	—	—	—	—	(2,477)	(2,477)
Reorganization gains, net(a)	—	—	—	—	(128,563)	(128,563)
Reversal of valuation allowances against deferred tax assets	—	—	—	—	(751)	(751)
Impairment charges related to equipment on operating leases	11	—	36	—	16	63
Impairment charges related to long-lived assets	320	9	237	—	—	566

Total significant non-cash charges (gains)	$331	$9	$273	$—	$(130,687)	$(130,074)

(a)	Refer to Note 2 for additional information on Reorganization gains, net.

Note 26. Stock Incentive Plans

Our and Old GM’s stock incentive plans are more fully discussed in our audited consolidated financial statements included elsewhere in this prospectus.

GM

Our stock incentive plans consist of the 2009 Long-Term Incentive Plan as amended October 5, 2010 (2009 GMLTIP) and the Salary Stock Plan as amended October 5, 2010 (GMSSP). Both plans are administered by the Executive Compensation Committee of our Board of Directors.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes compensation expense and total Income tax expense recorded for our stock incentive plans (dollars in millions):

	Successor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009
Compensation expense	$136	$—
Income tax expense (a)	$2	$—

(a)	Income tax expense does not include U.S. and non-U.S. jurisdictions which have full valuation allowances.

Long–Term Incentive Plan

In March and June 2010, we granted RSUs to certain global executives under the 2009 GMLTIP. The aggregate number of units that may be granted under this plan and the GMSSP discussed below shall not exceed 75 million units.

Salary Stock

In November 2009 we began granting salary stock to certain global executives under the GMSSP. In 2010, a portion of each participant’s salary is accrued on each salary payment date and converted to RSUs on a quarterly basis. The aggregate number of shares that may be granted under this plan and the 2009 GMLTIP shall not exceed 75 million units.

The following tables summarize our RSU activity under the 2009 GMLTIP and GMSSP in the nine months ended September 30, 2010 (RSUs in millions):

	Successor
	Shares	Weighted- Average Grant-Date Fair Value	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
RSUs outstanding at January 1, 2010	1.1	$16.39
Granted	16.9	$18.80
Settled	(0.2)	$16.39
Forfeited or expired	(0.3)	$18.80

RSUs outstanding at September 30, 2010	17.5	$18.67	2.1	$—

RSUs expected to vest at September 30, 2010	12.8	$18.80	2.5	$—

RSUs vested and payable at September 30, 2010	4.0	$18.22	—	$—

There were no RSU’s granted or outstanding under the 2009 GMLTIP and GMSSP for the period July 10, 2009 through September 30, 2009.

The following table summarizes our total payments for 194.6 thousand RSUs vested under the GMSSP in the nine months ended September 30, 2010 (dollars in millions):

Successor
Nine Months Ended September 30, 2010
Total payments	$4

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Old GM

Old GM’s stock incentive plans were comprised of the 2007 Old GM Long-Term Incentive Plan (GMLTIP), the 2002 Old GM Stock Incentive Plan (GMSIP), the 2002 GMLTIP, the 1998 Old GM Salaried Stock Option Plan (GMSSOP), the 2007 Old GM Cash-Based Restricted Stock Unit Plan (GMCRSU) and the 2006 GMCRSU, or collectively the Old GM Stock Incentive Plans. The GMLTIP, GMSIP and the GMCRSU plans were administered by Old GM’s Executive Compensation Committee of its Board of Directors. The GMSSOP was administered by Old GM’s Vice President of Global Human Resources. In connection with the 363 Sale, MLC retained the awards granted under the Old GM Stock Incentive Plans.

The following table summarizes compensation expense (benefit) and total Income tax expense (benefit) recorded for the Old GM Stock Incentive Plans (dollars in millions):

Predecessor
January 1, 2009 through July 9, 2009
Compensation expense	$(10)
Income tax expense (a)	$—

(a)	Income tax expense does not include U.S. and non-U.S. jurisdictions which have full valuation allowances.

Stock Options and Market-Contingent Stock Options

The following table summarizes changes in the status of Old GM’s outstanding stock options, including performance-contingent stock options (options in millions):

	Predecessor
	2007 GMLTIP
	Shares Under Option	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2009	76	$50.90
Granted	—	$—
Exercised	—	$—
Forfeited or expired	(11)	$68.50

Options outstanding at July 9, 2009	65	$47.92	3.5	$—

Options expected to vest at July 9, 2009	4	$24.69	8.4	$—

Options vested and exercisable at July 9, 2009	61	$49.24	3.2	$—

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	GMSSOP
	Shares Under Option	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2009	22	$55.44
Granted	—	$—
Exercised	—	$—
Forfeited or expired	(4)	$67.40

Options outstanding at July 9, 2009	18	$52.90	2.6	$—

Options vested and exercisable at July 9, 2009	18	$52.90	2.6	$—

There were no GMSSOP options or market-contingent option awards under the 2007 GMLTIP granted or exercised in the period January 1, 2009 through July 9, 2009. There were no tax benefits realized from the exercise of share-based payment arrangements in the period January 1, 2009 through July 9, 2009.

Summary of Nonvested Awards

The following table summarizes the status of Old GM’s nonvested awards (option awards in millions):

	Predecessor
	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2009	7	$7.67
Granted	—	$—
Vested	(3)	$7.65
Forfeited	—	$8.15

Nonvested at July 9, 2009	4	$7.68

At July 9, 2009 the total unrecognized compensation expense related to nonvested option awards granted under the Old GM Stock Incentive Plans was $2 million. This expense was expected to be recorded over a weighted-average period of 1.2 years.

Stock Performance Plans

The following table summarizes outstanding stock performance plan shares at July 9, 2009 (shares in millions):

	Predecessor
Granted	Shares(a)	Weighted- Average Grant-Date Fair Value
2007	1	$33.70
2008	1	$18.43

Total outstanding	2

(a)	Excludes shares that have not met performance condition.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There were no stock performance plan shares granted in the period January 1, 2009 through July 9, 2009.

The weighted-average remaining contractual term was 0.8 years for target awards outstanding at July 9, 2009. As the threshold performance required for a payment under the 2006-2008 award was not achieved, there were no cash payments made for this award in the period January 1, 2009 through July 9, 2009. There will be no cash payments for the 2007-2009 and 2008-2010 performance periods.

Cash-Based Restricted Stock Units

The following tables summarize GMCRSUs (GMCRSUs in millions):

Predecessor
January 1, 2009 Through July 9, 2009
Number of GMCRSUs granted	—
Weighted-average date of grant fair value	$2.24
Total payments made for GMCRSUs vested (millions)	$10

Predecessor
July 9, 2009
GMCRSUs outstanding	5
Fair value per share	$0.84
Weighted-average remaining contractual term (years)	1.4

Note 27. Subsequent Events

Acquisition of AmeriCredit Corp.

On July 21, 2010 we entered into a definitive agreement to acquire 100% of the outstanding equity interests of AmeriCredit, an independent automobile finance company, for cash of approximately $3.5 billion. On September 29, 2010 the stockholders of AmeriCredit approved the acquisition effective October 1, 2010, at which time the transaction closed and AmeriCredit was renamed General Motors Financial Company, Inc. (GM Financial). The acquisition of GM Financial will allow us to provide a more complete range of financing options to our customers across the U.S. and Canada, specifically focusing on providing additional capabilities in leasing and sub-prime vehicle financing options.

We will record the fair value of assets acquired and liabilities assumed at October 1, 2010, the date we obtained control of GM Financial, and include its results of operations and cash flows in our consolidated financial statements from that date forward. GM Financial will be a separate reportable segment as defined by ASC 280, “Segment Reporting.”

Because the date of the acquisition of GM Financial was subsequent to September 30, 2010, our condensed consolidated financial statements do not include any amounts for assets or liabilities to be acquired or reflect the results of operations or cash flows of GM Financial.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes certain pro forma financial information had the acquisition occurred as of the first day in the periods presented, utilizing a straight-line convention for GM Financial’s information for the period July 10, 2009 through September 30, 2009 and without consideration of historical transactions between the two companies, as it is impracticable to obtain such information (dollars in millions):

	Successor		Predecessor
	Nine Months Ended September 30, 2010	July 10, 2009 Through September 30, 2009	January 1, 2009 Through July 9, 2009
Total net sales and revenue	$99,807	$25,519	$48,098

Net income (loss) attributable to stockholders	$4,966	$(835)	$109,151

It is not possible to reasonably estimate the nature and amount of goodwill or the value of identifiable intangible assets at this time because the valuation of the assets acquired and liabilities assumed was not completed at the date of the issuance of our condensed consolidated financial statements.

New Secured Revolving Credit Facility

On October 27, 2010 we entered into a five-year, $5.0 billion secured revolving credit facility, which includes a letter of credit sub-facility of up to $500 million, with a syndicate of financial lenders. While we do not believe the proceeds of the secured revolving credit facility are required to fund operating activities, the facility is expected to provide additional liquidity and financing flexibility. Availability under the secured revolving credit facility is subject to borrowing base restrictions. Obligations under the secured revolving credit facility are secured by substantially all of our domestic assets including accounts receivable, inventory, property, plant and equipment, real estate, intercompany loans, intellectual property, trademarks, direct investments in Ally Financial, the equity interests in our direct domestic subsidiaries and are also secured by up to 65% of the voting equity interests in certain direct foreign subsidiaries, in each case, subject to certain exceptions. The collateral securing the secured revolving credit facility does not include, among other assets, cash, cash equivalents, marketable securities, as well as our investments in GM Financial, Delphi, China joint ventures and GM Daewoo.

Pro Forma Adjustment for Series A Preferred Stock Purchase

We have agreed to purchase 83.9 million shares of Series A Preferred Stock held by the UST at a price equal to 102 percent of their $2.1 billion aggregate liquidation amount, conditional upon the completion of the common stock offering. We will record a $677 million charge to Net income attributable to common stockholders for the difference between the carrying amount of the Series A Preferred Stock held by the UST of $1.5 billion and the consideration paid of $2.1 billion. The charge to Net income attributable to common stockholders has been included in the pro forma basic and diluted EPS for the nine months ended September 30, 2010. In the nine months ended September 30, 2010 basic and diluted EPS have been reduced by $0.45 and $0.43 to $2.32 and $2.19.

Upon the purchase of the Series A Preferred Stock held by the UST, the remaining Series A Preferred Stock, which is held by Canada Holdings and the New VEBA, will be reclassified to permanent equity at its current carrying amount of $5.5 billion. The reclassification to permanent equity will occur as the holders of the Series A Preferred Stock will no longer own a majority of our common stock and therefore will no longer have the ability to exert control through the power to vote for the election of our directors or over other various matters, including compelling us to redeem the Series A Preferred Stock when it becomes callable by us on or after December 31, 2014.

The purchase and subsequent reclassification of the Series A Preferred Stock will reduce cash by $2.1 billion, reduce temporary equity by $7.0 billion, increase accumulated deficit by $677 million, and increase preferred stock included in permanent equity by $5.5 billion.

GENERAL MOTORS COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the event that we reach an agreement in the future to purchase the shares of Series A Preferred Stock held by Canada Holdings and the New VEBA, we would record a $1.4 billion charge to Net income attributable to common shareholders related to the difference between the carrying amount of $5.5 billion and the face amount of $6.9 billion if purchased at a price equal to the liquidation amount of $25 per share. The charge to Net income attributable to common shareholders would be larger if the consideration paid for the remaining Series A Preferred Stock is in excess of the liquidation amount of $25 per share.

Other Actions

On October 26, 2010 we repaid in full the outstanding amount (together with accreted interest thereon) of the VEBA Notes of $2.8 billion, which resulted in a gain of $198 million that will be recorded during the three months ending December 31, 2010.

We also expect to contribute cash of $4.0 billion and common stock valued at $2.0 billion to the U.S. hourly and salaried pension plans after the completion of the common stock offering and Series B Preferred Stock offering. The stock contribution is contingent on Department of Labor approval, which we expect to receive in the near-term. The number of shares contributed will be determined based on the offering price of our common stock in the common stock offering. Currently, our intention is to contribute common stock to the U.S. hourly and salaried pension plans that will not initially qualify as plan assets due to certain transfer restrictions and for accounting purposes, these shares will be reflected as issued but not outstanding. When the transfer restrictions have been eliminated, our common stock issued to the U.S. hourly and salaried pension plans will qualify as plan assets and will then be considered issued and outstanding.

Under wholesale financing arrangements, our U.S. dealers typically borrow money from financial institutions to fund their vehicle purchases from us. Subject to completion of the common stock offering and Series B preferred stock offering, we expect to terminate a wholesale advance agreement which provides for accelerated receipt of payments made by Ally Financial on behalf of our U.S. dealers pursuant to Ally Financial’s wholesale financing arrangements with dealers. Similar modifications will be made in Canada. The wholesale advance agreements cover the period for which vehicles are in transit between assembly plants and dealerships. Upon termination, we will no longer receive payments in advance of the date vehicles purchased by dealers are scheduled to be delivered, resulting in an increase of up to $2.0 billion to our accounts receivable balance, depending on sales volumes and certain other factors in the near term, and the related costs under the arrangements will be eliminated.

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended (Exchange Act) is recorded, processed, summarized and reported within the specified time periods and accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management, with the participation of our Chairman and CEO and our Vice Chairman and CFO, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) promulgated under the Exchange Act) at December 31, 2009 and September 30, 2010. Based on these evaluations, our CEO and CFO concluded that, as of those dates, our disclosure controls and procedures required by paragraph (b) of Rules 13a-15 or 15d-15 were not effective at the reasonable assurance level because of a material weakness in internal control over financial reporting which we view as an integral part of our disclosure controls and procedures.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining effective internal control over financial reporting. This system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. GAAP.

Our internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with U.S. GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the consolidated financial statements.

Our management performed an assessment of the effectiveness of our internal control over financial reporting at December 31, 2009, utilizing the criteria discussed in the “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. The objective of this assessment was to determine whether our internal control over financial reporting was effective at December 31, 2009.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. In our assessment of the effectiveness of internal control over financial reporting at December 31, 2009, we identified the following material weakness:

Controls over the period-end financial reporting process were not effective. Specifically, certain controls designed and implemented to address the identified material weakness in the period-end financial reporting process, as subsequently discussed, have not had a sufficient period of time to operate for our management to conclude that they are operating effectively. This inability to conclude is largely due to the challenging accounting environment associated with the combination of the Chapter 11 Proceedings, the related application of fresh-start reporting at a mid-month date, and the need for concurrent preparation of U.S. GAAP financial statements for multiple accounting periods during the six month period after the completion of the 363 Sale. As such, it is reasonably possible that our consolidated financial statements could contain a material misstatement or that we could miss a filing deadline in the future.

Based on our assessment, and because of the material weakness previously discussed, we have concluded that our internal control over financial reporting was not effective at December 31, 2009.

The effectiveness of our internal control over financial reporting has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its report which is included herein.

Material Weakness, Remediation and Changes in Internal Controls

At December 31, 2008, Old GM determined that its internal control over financial reporting was not effective because of a material weakness related to ineffective controls over the period-end financial reporting process. This ineffective process resulted in a significant number and magnitude of out-of-period adjustments to Old GM’s consolidated financial statements. Specifically, controls were not effective to ensure that accounting estimates and other adjustments were appropriately reviewed, analyzed and monitored by competent accounting staff on a timely basis. Additionally, some of the adjustments recorded related to account reconciliations not being performed effectively. These ineffective controls continued to exist at the Company after the 363 Sale.

In the year ended 2009, there was significant progress made in remediating the material weakness, including the following:

•	Improved trial balance and account ownership;

•	Improved adherence to account reconciliation policies and procedures;

•	Documented roles and responsibilities for close processes;

•	Implemented new consolidation software;

•	Implemented consolidation procedures;

•	Improved management reporting and analysis procedures;

•	Implemented a new issue management process;

•	Implemented a standardized account reconciliation quality assurance program;

•	Implemented improved manual journal entry procedures; and

•	Implemented improved disclosure procedures.

We believe that the remediation activities previously discussed would have been sufficient to allow us to conclude that the previously identified material weakness no longer existed at December 31, 2009. However, as discussed in Note 2 to our unaudited condensed consolidated interim financial statements, in the year ended 2009 Old GM entered into the Chapter 11 Proceedings and we acquired substantially all of Old GM’s assets and certain of its liabilities in the 363 Sale, necessitating the development and implementation of additional processes related to accounting for bankruptcy and subsequent fresh-start reporting. We introduced additional processes and controls designed to ensure the accuracy, validity and completeness of the fresh-start reporting adjustments. Additionally, we prepared financial statements for multiple accounting periods concurrently during the six month period after the completion of the 363 Sale. The sheer complexity of the fresh-start reporting adjustments, and the number of accounting periods open at one time, did not allow our management to have clear visibility into the operational effectiveness of the newly remediated controls within the period-end financial reporting process and in some cases did not provide our management with sufficient opportunities to test the operating effectiveness of these remediated controls prior to year-end. Because of the inability to sufficiently test the operating effectiveness of certain remediated internal controls, we concluded that a material weakness in the period-end financial reporting process exists at December 31, 2009.

As a result of the material weakness identified at December 31, 2009, during 2010 management has begun testing the operational effectiveness of the newly remediated controls within the period-end financial reporting process and has led various initiatives, including training, to help ensure those controls would operate as they had been designed and deployed during the 2009 material weakness remediation efforts. Management has identified additional improvements necessary to ensure the operating effectiveness and efficiency of the Company’s internal controls related to the period-end financial reporting process, including procedures and controls related to the preparation of the statement of cash flows. Management will not conclude as to whether the material weakness in the period-end financial reporting process has been remediated until completion of our annual control testing and assessment process.

Corporate Accounting and other key departments augmented their resources by utilizing external resources and performing additional closing and bankruptcy related procedures in the year ended 2009 and additional closing procedures in the first nine months of 2010. As a result, we believe that there are no material inaccuracies or omissions of material fact and, to the best of our knowledge, believe that our consolidated financial statements at and for the period July 10, 2009 through December 31, 2009 and for the nine months ended September 30, 2010 and Old GM’s consolidated financial statements at and for the period January 1, 2009 through July 9, 2009, fairly present in all material respects the financial condition and results of operations in conformity with U.S. GAAP.

Other than as previously discussed, there have not been any other changes in our internal control over financial reporting in the nine months ended September 30, 2010, which have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

/s/ DANIEL F. AKERSON	/s/ CHRISTOPHER P. LIDDELL
Daniel F. Akerson Chief Executive Officer	Christopher P. Liddell Vice Chairman and Chief Financial Officer
November 10, 2010	November 10, 2010

Limitations on the Effectiveness of Controls

Our management, including our CEO and CFO, does not expect that our disclosure controls and procedures or internal control over financial reporting will prevent or detect all errors and all fraud. A control system cannot provide absolute assurance due to its inherent limitations; it is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. A control system also can be circumvented by collusion or improper management override. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of such limitations, disclosure controls and procedures and internal control over financial reporting cannot prevent or detect all misstatements, whether unintentional errors or fraud. However, these inherent limitations are known features of the financial reporting process, therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

478,000,000 Shares

Common Stock

PRELIMINARY PROSPECTUS

November 17, 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

[Alternative Pages for Series B Preferred Stock Prospectus]

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2010

PRELIMINARY PROSPECTUS

80,000,000 Shares

% Series B Mandatory Convertible Junior Preferred Stock

We are offering 80,000,000 shares of our     % Series B mandatory convertible junior preferred stock, $0.01 par value (Series B preferred stock).

Dividends on our Series B preferred stock will be payable on a cumulative basis when, as and if declared by our Board of Directors, or an authorized committee of our Board of Directors, at an annual rate of     % on the liquidation preference of $50 per share. We may pay declared dividends in cash or, subject to certain limitations, in common stock or any combination of cash and common stock on             ,             ,              and              of each year, commencing on                     ,          and to, and including,             .

Each share of our Series B preferred stock will automatically convert on                     , 2013 into between              and              shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average of the closing prices per share of our common stock over the 40 trading day period ending on the third trading day prior to the mandatory conversion date. At any time prior to                     , 2013 holders may elect to convert each share of our Series B preferred stock into shares of common stock at the minimum conversion rate of              shares of common stock per share of Series B preferred stock, subject to anti-dilution adjustments. If you elect to convert any shares of Series B preferred stock during a specified period beginning on the effective date of a cash acquisition (as described herein) of GM, the conversion rate will be adjusted under certain circumstances and you will also be entitled to a cash acquisition dividend make-whole amount (as described herein).

Concurrently with this offering, selling stockholders, including the United States Department of the Treasury, are also making a public offering of our common stock in which they are offering 478,000,000 shares of common stock. We currently expect the public offering price of our common stock to be between $32.00 and $33.00 per share. In that offering, the selling stockholders have granted the underwriters of that offering an option to purchase up to an additional 71,700,000 shares of common stock to cover over-allotments. The closing of our offering of Series B preferred stock is conditioned upon the closing of the offering of our common stock, but the closing of the offering of common stock is not conditioned upon the closing of the offering of Series B preferred stock.

Prior to this offering, there has been no public market for our Series B preferred stock. Our Series B preferred stock has been approved for listing on the New York Stock Exchange under the symbol “GM Pr B”, subject to official notice of issuance. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “GM”. The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “GMM”, subject to our fulfilling all of the requirements of the Toronto Stock Exchange.

Investing in our Series B preferred stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to General Motors Company	$	$

We have granted the underwriters an option to purchase up to an additional 12,000,000 shares of Series B preferred stock to cover over-allotments at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our Series B preferred stock to investors on or about                     , 2010.

Morgan Stanley	J.P. Morgan	Goldman, Sachs & Co.

BofA Merrill Lynch	Barclays Capital	Citi

Credit Suisse	Deutsche Bank Securities	RBC Capital Markets

Bradesco BBI	CIBC	COMMERZBANK

BNY Mellon Capital Markets, LLC	ICBC International	Itaú BBA	Lloyds TSB Corporate Markets

CICC	Loop Capital Markets	The Williams Capital Group, L.P.	Soleil Securities Corporation

The date of this prospectus is                             , 2010.

THE OFFERING

The summary below describes the principal terms of the Series B preferred stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of this prospectus entitled “Description of Series B Preferred Stock” for a more detailed description of the terms of the Series B preferred stock.

Concurrently with this offering of our Series B preferred stock, selling stockholders, including the United States Department of the Treasury, are offering shares of our common stock. The closing of our offering of Series B preferred stock is conditioned upon the closing of the offering of our common stock, but the closing of the offering of common stock is not conditioned upon the closing of the offering of Series B preferred stock.

Securities we are offering	80,000,000 shares of % Series B mandatory convertible junior preferred stock, $0.01 par value (Series B preferred stock).

Public offering price	$50.00 per share of Series B preferred stock.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to 12,000,000 additional shares of our Series B preferred stock to cover over-allotments at the public offering price, less the underwriting discount.

Dividends	% of the liquidation preference of $50 per share of our Series B preferred stock per year. Dividends will accumulate from the first original issue date and, to the extent that we are legally permitted to pay dividends and our Board of Directors, or an authorized committee of our Board of Directors, declares a dividend payable with respect to our Series B preferred stock, we will pay such dividends in cash or, subject to certain limitations, in common stock or any combination of cash and common stock, as determined by us in our sole discretion, on each dividend payment date; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the immediately preceding , , and (each a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is $ per share. Each subsequent dividend is expected to be $ per share. See “Description of Series B Preferred Stock—Dividends.”

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at

97% of the average VWAP per share (as defined under “Description of Series B preferred stock—Definitions”), of our common stock over the ten consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “average price”). In no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $             , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and the average price, we will, if we are legally able to do so, pay such excess amount in cash.

The initial price is $             , which equals the price at which our common stock was initially offered to the public in the concurrent offering of our common stock.

Dividend payment dates	, , and of each year, commencing on , and to, and including, the mandatory conversion date.

Redemption	Our Series B preferred stock is not redeemable.

Mandatory conversion date	, 2013.

Mandatory conversion	On the mandatory conversion date, each share of our Series B preferred stock, unless previously converted, will automatically convert into shares of our common stock based on the conversion rate as described below.

If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record on the immediately preceding record date, as described above. If, prior to the mandatory conversion date, we have not declared all or any portion of the accumulated and unpaid dividends on the Series B preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”) divided by the greater of the applicable market value (as defined below) of our common stock and the floor price. To the extent that the additional conversion amount exceeds the product of the number of additional shares and the applicable market value, we will, if we are legally able to do so, declare and pay such excess amount in cash.

Conversion rate	The conversion rate for each share of our Series B preferred stock will be not more than shares of common stock and not less than shares of common stock, depending on the applicable market value of our common stock, as described below and subject to certain anti-dilution adjustments.

The “applicable market value” of our common stock is the average of the closing prices of our common stock over the 40 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date. The conversion rate will be calculated as described under “Description of Series B Preferred Stock—Mandatory Conversion,” and the following table illustrates the conversion rate per share of our Series B preferred stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate (number of shares of common stock to be received upon conversion of each share of Series B preferred stock)

Greater than $	shares

Equal to or less than $ but greater than or equal to $	Between $ and $ , determined by dividing $50 by the applicable market value

Less than $	shares

Conversion at the option of the holder	At any time prior to , 2013, you may elect to convert your shares of Series B preferred stock in whole or in part at the minimum conversion rate of shares of common stock per share of Series B preferred stock as described under “Description of Series B Preferred Stock—Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution adjustments.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all dividend periods ending prior to such early conversion date, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared, divided by the greater of the floor price and the average of the closing prices of our common stock over the 40 consecutive trading day period ending on the third trading day immediately preceding the early conversion date.

Conversion at the option of the holder upon cash acquisition; cash acquisition dividend make-whole amount

If we are the subject of specified “cash acquisitions” (as defined under “Description of Series B Preferred Stock—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount”) on or prior to                     , 2013, holders of the Series B preferred stock will have the right to convert their shares of Series B preferred stock, in whole or in part, into shares of common stock at the “cash acquisition conversion rate” during the period beginning on the effective date of such cash acquisition and ending on the date that is 20 calendar days after the effective date (or, if earlier, the mandatory conversion date). The cash acquisition conversion rate will be determined based on the effective date of the transaction and the price paid per share of our common stock in such transaction. Holders who convert shares of our Series B preferred stock within that timeframe will also receive: (1) a cash acquisition dividend make-whole amount, in cash or as an increase in the number of shares of our common stock to be issued upon conversion, equal to the present value (computed using a discount rate of     % per annum) of all remaining dividend payments on their Series B preferred stock (excluding any accumulated and unpaid dividends as of the effective date of the cash acquisition) from such effective date to, but excluding, the mandatory conversion date; and (2) to the extent that, as of the effective date of the cash acquisition, we have not declared any or all of the accumulated and unpaid dividends on the Series B preferred stock as of such effective date, a further adjustment to the conversion rate so that holders receive an additional number of shares of common stock equal to the amount of such accumulated and unpaid dividends (the “cash acquisition additional conversion amount”) divided by the greater of the floor price and the price paid per share of our common stock in the transaction. To the extent that the cash acquisition additional conversion amount exceeds the product of the number of additional shares and the price paid per share of our common stock in such transaction, we will, if we are legally able to do so, declare and pay such excess amount in cash. See

“Description of Series B Preferred Stock —Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions of common stock rights or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets; (5) distributions of cash; and (6) certain self-tender or exchange offers for our common stock. See “Description of Series B Preferred Stock—Anti-dilution Adjustments.”

Liquidation preference	$50 per share of Series B preferred stock.

Voting rights	The holders of the Series B preferred stock do not have voting rights, except with respect to certain fundamental changes in the terms of the Series B preferred stock, in the case of certain dividend arrearages and except as specifically required under Delaware law. For more information about voting rights, See “Description of Series B Preferred Stock—Voting Rights.”

Ranking	The Series B preferred stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•

senior to all of our common stock and to each other class of capital stock or series of preferred stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Series B preferred stock;

•	on a parity with any class of capital stock or series of preferred stock issued in the future the terms of which expressly provide that it will rank on a parity with the Series B preferred stock;

•

junior to all of our Series A Preferred Stock and to each class of capital stock or series of preferred stock issued in the future the terms of which expressly provide that such preferred stock will rank senior to the Series B preferred stock; and

•	junior to all of our existing and future debt obligations.

At September 30, 2010, we had total outstanding debt with a face value of $10.3 billion and outstanding shares of Series A Preferred Stock with an aggregate liquidation amount of $9.0 billion plus accrued and unpaid dividends thereon (including the shares of Series A Preferred Stock with an aggregate liquidation amount of $2.1 billion that we have agreed to purchase from the UST).

In addition, the Series B preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

Transfer Restrictions	Our certificate of incorporation contains provisions restricting transfers of various securities of the Company (including shares of our common stock and warrants to purchase our common stock, and shares of our Series B preferred stock issued in the Series B preferred stock offering) if the effect would be to (1) generally increase the direct or indirect stock ownership by any person or group from less than 4.9% of the value of all such securities of the Company to 4.9% or more or (2) generally increase the direct or indirect stock ownership of a person or group having or deemed to have a stock ownership of 4.9% or more of the value of all such securities of the Company. These restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits. See the section of this prospectus entitled “Description of Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws—Transfer Restrictions” for a more detailed description of these restrictions.

Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders in the concurrent offering.

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $3.9 billion (or approximately $4.4 billion if the underwriters exercise their over-allotment option in full). We intend to use the anticipated net proceeds from this offering, together with cash on hand, to purchase shares of our Series A Preferred Stock in accordance with our agreement with the UST and to make a voluntary contribution to our U.S. hourly and salaried pension plans.

Material U.S. federal tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of the Series B preferred stock and any common stock received upon its conversion are described in “Material U.S. Federal Tax Considerations.”

Listing	Our Series B preferred stock has been approved for listing on the New York Stock Exchange under the symbol “GM Pr B”, subject to official notice of issuance. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “GM”. The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “GMM”, subject to our fulfilling all of the requirements of the Toronto Stock Exchange.

Concurrent common stock offering	Concurrently with this offering of Series B preferred stock, selling stockholders, including the United States Department of the Treasury, are making a public offering of 478,000,000 shares of our common stock. In that offering, the selling stockholders have granted the underwriters of that offering a 30-day option to purchase up to an additional 71,700,000 shares of common stock to cover over-allotments. The closing of our offering of Series B preferred stock is conditioned upon the closing of the offering of our common stock, but the closing of the offering of common stock is not conditioned upon the closing of the offering of Series B preferred stock.

Transfer agent and registrar	Computershare Trust Company, N.A. is the transfer agent and registrar for the Series B preferred stock.

Risk factors	See “Risk Factors” beginning on page 16 of this prospectus for a discussion of risks you should carefully consider before deciding to invest in our Series B preferred stock.

The number of shares of common stock that will be outstanding after this offering is based on 1,500,000,000 shares of our common stock outstanding as of November 2, 2010 and excludes:

•	136,363,635 shares of our common stock issuable upon the exercise of warrants held by MLC as of November 2, 2010 at an exercise price of $10.00 per share;

•	136,363,635 shares of our common stock issuable upon the exercise of warrants held by MLC as of November 2, 2010 at an exercise price of $18.33 per share; and

•	45,454,545 shares of our common stock issuable upon the exercise of warrants held by the UAW Retiree Medical Benefits Trust (New VEBA) as of November 2, 2010 at an exercise price of $42.31 per share.

The number of shares of common stock that will be outstanding after this offering also excludes up to approximately 17 million shares issuable upon settlement of restricted stock units awarded pursuant to the General Motors Company 2009 Long-Term Incentive Plan and salary stock units awarded pursuant to the General Motors Company Salary Stock Plan as of September 30, 2010. Upon completion of this offering, substantially all of these awards will be reclassified from cash-based awards recorded as liabilities to equity-based awards and, consequently, these awards will be considered in the determination of basic and diluted earnings per share. Because the salary stock unit awards vest immediately, upon completion of this offering, our basic and diluted earnings per share calculation will include approximately 2 million additional shares underlying the salary stock unit awards. Similarly, we have approximately 2 million restricted stock units outstanding to retirement eligible participants which are fully vested and accordingly, upon completion of this offering, will be included in our basic and diluted earnings per share calculation. In addition, we have approximately 13 million restricted stock units outstanding which will not be included in basic earnings per share until they are vested. The vesting period is over a 3 year period that began on their initial grant date of March 15, 2010. Assuming a common stock price of $32.50 per share, the midpoint of the range for the common stock offering set forth on the cover of this prospectus, under the application of the treasury stock method, these unvested restricted stock units will result in the inclusion of approximately 2 million additional shares in the denominator of our diluted earnings per share computation immediately after this offering.

The number of outstanding shares also excludes any additional shares of our common stock we are obligated to issue to MLC (Adjustment Shares) in the event that allowed general unsecured claims against MLC, as estimated by the Bankruptcy Court, exceed $35.0 billion. The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion with the maximum number of Adjustment Shares (30,000,000 shares, subject to adjustment for stock dividends, stock splits and other transactions) issued if estimated general unsecured claims total $42.0 billion or more. We currently believe that it is probable that general unsecured claims allowed against MLC will ultimately exceed $35.0 billion by at least $2.0 billion. In the circumstance where estimated general unsecured claims equal $37.0 billion, we would be required to issue 8.6 million Adjustment Shares to MLC.

The number of shares of common stock that will be outstanding after this offering also excludes up to              shares of our common stock (up to              shares if the underwriters in our offering of Series B preferred stock exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of shares of Series B preferred stock issued in this offering.

The number of shares of common stock that will be outstanding after this offering also excludes the $2.0 billion of our common stock that we expect to contribute to our U.S. hourly and salaried pension plans after the completion of this offering and our concurrent offering of common stock. The common stock contribution is contingent on Department of Labor approval, which we expect to receive in the near-term. Based on the number of shares determined using an assumed public offering price per share of our common stock in the common stock offering of $32.50, the midpoint of the range for the common stock offering set forth on the cover of this prospectus, this anticipated contribution would consist of 61.5 million shares of our common stock. Although we reserve the right to modify the amount or timing of the contribution, or to not make the contribution at all, we currently expect to complete the contribution to the pension plans in the near-term.

All applicable share, per share and related information in this prospectus for periods on or subsequent to July 10, 2009 has been adjusted retroactively for the three-for-one stock split on shares of our common stock effected on November 1, 2010.

Risks Relating to this Offering and Ownership of Our Series B Preferred Stock and Common Stock

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Series B preferred stock and the mandatory conversion date.

The number of shares of our common stock that you will receive upon mandatory conversion is not fixed, but instead will depend on the applicable market value, which is the average of the closing prices of our common stock over the 40 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of your shares of Series B preferred stock. Specifically, if the applicable market value of our common stock is less than the initial price of $            , the market value of the shares of our common stock that you would receive upon mandatory conversion of each Series B preferred stock will be less than the $50 liquidation preference, and an investment in the Series B preferred stock would result in a loss. Accordingly, you will bear the risk of a decline in the market price of our common stock. Any such decline could be substantial.

The opportunity for equity appreciation provided by your investment in the Series B preferred stock is less than that provided by a direct investment in our common stock.

The market value of each share of our common stock that you would receive upon mandatory conversion of each share of our Series B preferred stock on the mandatory conversion date will only exceed the liquidation preference of $50 per share of Series B preferred stock if the applicable market value of our common stock exceeds the threshold appreciation price of $            . The threshold appreciation price represents an appreciation of approximately     % over the initial price. In this event, you would receive on the mandatory conversion date approximately     % (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus. This means that the opportunity for equity appreciation provided by an investment in our Series B preferred stock is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the Series B preferred stock, and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, may adversely affect the market price for our Series B preferred stock.

We expect that generally the market price of our common stock will affect the market price of our Series B preferred stock more than any other single factor. This may result in greater volatility in the market price of the Series B preferred stock than would be expected for nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see the section of this prospectus above entitled “—Risks Relating to Our Business.”

In addition, we expect that the market price of the Series B preferred stock will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the conversion rate. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the Series B preferred stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the Series B preferred stock.

The adjustment to the conversion rate and the payment of the cash acquisition dividend make-whole amount upon the occurrence of certain cash acquisitions may not adequately compensate you.

If a cash acquisition (as defined in the section of this prospectus entitled “Description of Series B Preferred Stock—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount”) occurs on or prior to the conversion date, we will adjust the conversion rate for the shares of Series B preferred stock converted during the cash acquisition conversion period (as defined in the section of this prospectus entitled “Description of Series B Preferred Stock—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount”) unless the stock price is less than $             or above $             (in each case, subject to adjustment) and, with respect to those shares of Series B preferred stock converted, you will also receive, among other consideration, a cash acquisition dividend make-whole amount. The number of shares to be issued upon conversion in connection with a cash acquisition will be determined as described in the section of this prospectus entitled “Description of Series B Preferred Stock—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount.” Although this adjustment to the conversion rate and the payment of the cash acquisition dividend make-whole amount are designed to compensate you for the lost option value of your Series B preferred stock and lost dividends as a result of a cash acquisition, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the conversion rate in connection with a cash acquisition and pay the cash acquisition dividend make-whole amount (whether in cash or shares of our common stock) could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the Series B preferred stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series B preferred stock or the common stock issuable upon conversion of the Series B preferred stock.

The number of shares of our common stock that you are entitled to receive upon conversion of the Series B preferred stock is subject to adjustment only for share splits and combinations, share dividends and specified other transactions. See the section of this prospectus entitled “Description of Series B Preferred Stock—Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants or offerings of our common stock or securities convertible into common stock (other than those set forth in the section of this prospectus entitled “Description of Series B Preferred Stock—Anti-dilution Adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series B preferred stock. In addition, the terms of our Series B preferred stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of our Series B preferred stock in engaging in any such offering or transaction.

Purchasers of our Series B preferred stock may be adversely affected upon the issuance of a new series of preferred stock ranking senior to, or a new series of preferred stock ranking equally with, the Series B preferred stock sold in this offering.

The terms of our Series B preferred stock will not restrict our ability to offer a new series of preferred stock that ranks equally with, our Series B preferred stock in the future. We have no obligation to consider the interests of the holders of our Series B preferred stock in engaging in any such offering or transaction.

You will have no rights with respect to our common stock until you convert your Series B preferred stock, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of your Series B preferred stock, but your investment in our Series B preferred stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation, as amended (Certificate of Incorporation) or our amended and restated bylaws, as amended (Bylaws) requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances.

You do not have voting rights, except with respect to certain fundamental changes in the terms of the Series B preferred stock, in the case of certain dividend arrearages and except as specifically required by Delaware law. You will have no right to vote for any members of our Board of Directors except in the case of certain dividend arrearages. If dividends on any shares of the Series B preferred stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of shares of Series B preferred stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the Series B preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our Board of Directors, subject to the terms and limitations described in the section of this prospectus entitled “Description of Series B Preferred Stock—Voting Rights.”

Our Series B preferred stock will rank junior to all of our and our subsidiaries’ liabilities and our Series A Preferred Stock, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Series B preferred stock only after all of our liabilities and the aggregate liquidation preference of our Series A Preferred Stock have been paid. In addition, our Series B preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities and the aggregate liquidation preference of our Series A Preferred Stock, to pay amounts due on any or all of our Series B preferred stock then outstanding. At September 30, 2010, we had total outstanding debt with a face value of $10.3 billion and outstanding shares of Series A Preferred Stock with an aggregate liquidation preference of $9.0 billion plus accrued and unpaid dividends thereon (including the shares of Series A Preferred Stock with an aggregate liquidation amount of $2.1 billion that we have agreed to purchase from the UST).

Our ability to pay dividends on our Series B preferred stock may be limited.

Our payment of dividends on our Series B preferred stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors. So long as any share of our Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our Series B preferred stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock, subject to exceptions, such as dividends on our Series B preferred stock payable solely in shares of our common stock.

Any indentures and other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series B preferred stock. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay dividends in cash on the Series B preferred stock, we may be unable to pay dividends in cash on the Series B preferred stock unless we can refinance the amounts outstanding under those agreements.

In addition, under Delaware law, our Board of Directors may declare dividends on our capital stock only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the Series B preferred stock, we may not have sufficient cash to pay dividends in cash on the Series B preferred stock.

If upon (i) mandatory conversion, (ii) an early conversion at the option of a holder or (iii) an early conversion upon a cash acquisition, we have not declared all or any portion of the accumulated and unpaid dividends payable on the Series B preferred stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Series B Preferred Stock—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount,” respectively. In the case of mandatory conversion or conversion upon a cash acquisition, if these limits to the adjustment of the conversion rate are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder.

You may be subject to tax upon an adjustment to the conversion rate of the Series B preferred stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Series B preferred stock is subject to adjustment in certain circumstances. Refer to the section of this prospectus entitled “Description of Series B Preferred Stock—Anti-dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash. If you are a non-U.S. holder (as defined in the section of this prospectus entitled “Material U.S. Federal Tax Considerations”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the Series B preferred stock. Refer to the section of this prospectus entitled “Material U.S. Federal Tax Considerations” for a further discussion of federal tax implications for non-U.S. holders.

An active trading market for the Series B preferred stock does not exist and may not develop.

The Series B preferred stock is a new issue of securities with no established trading market. The Series B preferred stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. We expect trading of the Series B preferred stock to begin within 30 days after we issue the Series B preferred stock. Listing of the Series B preferred stock on the New York Stock Exchange does not guarantee that a trading market for the Series B preferred stock will develop or, if a trading market for the Series B preferred stock does develop, the depth or liquidity of that market or the ability of the holders to sell the Series B preferred stock.

Anti-takeover provisions contained in our organizational documents and Delaware law could delay or prevent a takeover attempt or change in control of our company, which could adversely affect the value of your shares.

Our Certificate of Incorporation, our Bylaws, and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our organizational documents include provisions:

•	Restricting transfers of various securities of the Company (including shares of our common stock and warrants to purchase our common stock, and shares of our Series B preferred stock issued in the

Series B preferred stock offering) if the effect would be to (1) generally increase the direct or indirect stock ownership by any person or group from less than 4.9% of the value of all such securities of the Company to 4.9% or more or (2) generally increase the direct or indirect stock ownership of a person or group having or deemed to have a stock ownership of 4.9% or more of the value of all such securities of the Company (these restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits);

•	Authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•	Limiting the liability of, and providing indemnification to, our directors and officers;

•	Limiting the ability of our stockholders to call and bring business before special meetings;

•

Prohibiting our stockholders, after the completion of this offering, from taking action by written consent in lieu of a meeting except where such consent is signed by the holders of all shares of stock of the Company then outstanding and entitled to vote;

•

Requiring, after the completion of this offering, advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nomination of candidates for election to our Board of Directors;

•

Limiting, after the completion of this offering, the determination of the number of directors on our Board of Directors and the filling of vacancies or newly created seats on the board to our Board of Directors then in office; and

•	Providing that, after the completion of this offering, directors may be removed by stockholders only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in management.

In addition, after the completion of this offering, we will be subject to Section 203 of the General Corporation Law of the State of Delaware (the DGCL), which generally prohibits a corporation from engaging in various business combination transactions with any “interested stockholder” (generally defined as a stockholder who owns 15% or more of a corporation’s voting stock) for a period of three years following the time that such stockholder became an interested stockholder, except under certain circumstances including receipt of prior board approval.

Any provision of our Certificate of Incorporation or our Bylaws or Delaware law that has the effect of delaying or deterring a hostile takeover or change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

See the sections of this prospectus entitled “Description of Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws” and “Description of Capital Stock—Certain Anti-Takeover Effects of Delaware Law” for a further discussion of these provisions.

The Series B preferred stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Series B preferred stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Series B preferred stock;

•	possible sales of our common stock by investors who view the Series B preferred stock as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the Series B preferred stock and our common stock.

The sale or availability for sale of substantial amounts of our common stock could cause our common stock price to decline or impair our ability to raise capital.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, or the conversion of shares of our Series B preferred stock or the perception that conversion could occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of equity and equity-related securities. Upon completion of this offering and the concurrent common stock offering, there will be 1,500,000,000 shares of common stock issued and outstanding. In addition, up to              shares of common stock (up to              shares if the underwriters in this offering exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments, could be issuable upon conversion of the Series B preferred stock. In addition, as of November 2, 2010, MLC holds a warrant to acquire 136,363,636 shares of our common stock at an exercise price of $10.00 per share, MLC holds another warrant to acquire 136,363,636 shares of our common stock at an exercise price of $18.33 per share, and the New VEBA holds a warrant to acquire 45,454,545 shares of our common stock at an exercise price of $42.31 per share.

Of the 1,500,000,000 outstanding shares of common stock, the 478,000,000 shares of common stock to be sold in the common stock offering (549,700,000 shares if the underwriters exercise their over-allotment option in full) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the Securities Act), unless those shares are held by any of our “affiliates,” as that term is defined under Rule 144 of the Securities Act. Following the expiration of any applicable lock-up periods referred to in the section of this prospectus entitled “Shares Eligible for Future Sale,” the 1,022,000,000 remaining outstanding shares of common stock (950,300,000 remaining outstanding shares if the underwriters in the common stock offering exercise their over-allotment option in full) may be eligible for resale under Rule 144 under the Securities Act subject to applicable restrictions under Rule 144. In addition, pursuant to the October 15, 2009 Equity Registration Rights Agreement we entered into with the UST, Canada Holdings, the New VEBA, MLC, and our previous legal entity prior to our October 2009 holding company reorganization (which is now a wholly-owned subsidiary of the Company) (Equity Registration Rights Agreement), we have granted our existing common stockholders the right to require us in certain circumstances to file registration statements under the Securities Act covering additional resales of our common stock and other equity securities (including the warrants) held by them and the right to participate in other registered offerings in certain circumstances. As restrictions on resale end or if these stockholders exercise their registration rights or otherwise sell their shares, the market price of our common stock could decline.

In particular, following this offering, the UST, Canada Holdings, the New VEBA and MLC might sell a large number of the shares of our common stock and warrants to acquire our common stock that they hold, or exercise their warrants and then sell the underlying shares of our common stock. Further, MLC might distribute shares of our common stock and warrants to acquire our common stock that it holds to its numerous creditors and other stakeholders pursuant to a plan of reorganization confirmed by the Bankruptcy Court in the Chapter 11 Proceedings, and those creditors and other stakeholders might resell those shares and warrants. Such sales or distributions of a substantial number of shares of our common stock or warrants could adversely affect the market price of our common stock.

Furthermore, we expect to contribute $2.0 billion of our common stock to our U.S. hourly and salaried pension plans after the completion of this offering and contingent on Department of Labor approval. Based on the number of shares determined using an assumed public offering price per share of our common stock in the common stock offering of $32.50, the midpoint of the range for the common stock offering set forth on the cover of this prospectus, this anticipated contribution would consist of 61.5 million shares of our common stock. Although we reserve the right to modify the amount or timing of the contribution, or to not make the contribution at all, we currently expect to complete the contribution to the pension plans in the near-term. In connection with any such contribution, we expect to grant the pension plans the right to require us in certain circumstances to file registration statements under the Securities Act covering additional resales of those shares of our common stock held by them and the right to participate in other registered offerings in certain circumstances. If the pension plans exercise their registration rights or otherwise sell their shares, the market price of our common stock could decline.

We have no current plans to pay dividends on our common stock and our ability to pay dividends on our common stock may be limited, so after conversion you may not receive funds without selling your common stock.

We have no current plans to commence payment of a dividend on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors. So long as any share of our Series A Preferred Stock or our Series B preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock and our Series B preferred stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. In addition, our new secured revolving credit facility contains certain restrictions on our ability to pay dividends on our common stock, other than dividends payable solely in shares of our capital stock.

Any indentures and other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including our common stock. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay dividends in cash on our common stock, we may be unable to pay dividends in cash on our common stock unless we can refinance the amounts outstanding under those agreements.

In addition, under Delaware law, our Board of Directors may declare dividends on our capital stock only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends in cash on our common stock.

Accordingly, after conversion, you may have to sell some or all of your common stock in order to generate liquidity from your investment.

If an unauthorized e-mail message sent by an employee of a previously-named proposed underwriter that will not participate in the common stock offering and the Series B preferred stock offering were held to violate the Securities Act, some purchasers of securities in the common stock offering and Series B preferred stock offering may have the right to seek refunds or damages.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, an employee of a previously-named proposed underwriter for the common stock offering and Series B preferred stock offering distributed an unauthorized e-mail to various potential institutional accounts. We were not involved in any way in the preparation or distribution of the e-mail by the employee of the previously-named proposed underwriter, we had no knowledge of the e-mail until after it was sent, and the e-mail does not reflect our views. In addition, this previously-named proposed underwriter will not participate as an underwriter in the common stock offering or the Series B preferred stock offering. The e-mail message may constitute a prospectus that does not meet the requirements of the Securities Act. Any potential investor who received the e-mail should not rely upon it in any manner in making a decision whether to purchase our securities in this offering. We, the selling stockholders in the common stock offering and the underwriters in the common stock offering and Series B preferred stock offering disclaim all responsibility for the content of the e-mail. If the distribution of the e-mail did constitute a violation of the Securities Act, the recipients who purchase our securities in the common stock offering or Series B preferred stock offering may have the right to obtain recovery of the consideration paid in connection with their purchase or, if they had already sold the securities, sue us for damages resulting from their purchase. If any liability is asserted, we intend to contest the matter vigorously. We do not believe that we will be subject to any material liability as a result of the distribution of the e-mail.

Our views on the fourth quarter rely in large part upon assumptions and analyses we developed. If these assumptions and analyses prove to be incorrect, actual results could vary significantly from our views. If our actual results are lower than our anticipated results it could have an adverse effect on our stock price.

Our views on the fourth quarter rely in large part upon assumptions and analyses that we developed based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we consider appropriate under the circumstances. Whether actual future results and developments will be consistent with our expectations as set forth in the sections of this prospectus entitled “Prospectus Summary—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Projected Fourth Quarter Results” depends on a number of factors, including but not limited to:

•	The effect of changes in consumer demand on our product mix;

•	Our ability to realize production efficiencies and control costs, particularly as it relates to engineering and marketing expenses;

•	Consumers’ confidence in our products and our ability to continue to attract customers, particularly for our new products, including cars and crossover vehicles;

•	The availability of adequate financing on acceptable terms to our customers, dealers, distributors and suppliers to enable them to continue their business relationships with us;

•	The ability of our foreign operations to successfully restructure;

•	The effect of foreign currency exchange rates on our revenue and expenses;

•	Shortages of and increases or volatility in the price of oil;

•	Our ability to maintain quality control over our vehicles and avoid material vehicle recalls; and

•	The overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets.

Views on future financial performance are necessarily speculative, and it is likely that one or more of the assumptions that are the basis of these financial forecasts will not come to fruition. Accordingly, we believe that our actual financial condition and results of operations could differ, perhaps materially, from what we describe in the sections of this prospectus entitled “Prospectus Summary—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Projected Fourth Quarter Results.” Consequently, there can be no assurance that the results or developments predicted will occur. The failure of any such results or developments to materialize as anticipated or the occurrence of unanticipated events or uncertainties could materially adversely affect our stock price.

The UST, a selling stockholder in the common stock offering, is a federal agency, and your ability to bring a claim against it under the U.S. securities laws or otherwise may be limited.

The doctrine of sovereign immunity provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. Although Congress has enacted a number of statutes, including the Federal Tort Claims Act (the FTCA), that permit various claims against the United States and agencies and instrumentalities thereof, those statutes impose limitations. In particular, while the FTCA permits various tort claims against the United States, it excludes claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the UST and its officers, agents and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), by virtue of Section 3(c) thereof. Thus, any attempt to assert a claim against the UST or any of its officers, agents or employees alleging a violation of the U.S. securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with this offering, would likely be barred. Further, any attempt to assert a claim against the UST or any of its officers, agents or employees alleging any other complaint, including as a result of any future action by the UST as a stockholder of the Company, would also likely be barred under sovereign immunity unless specifically permitted by act of Congress.

Canada Holdings is a wholly-owned subsidiary of Canada Development Investment Corporation, which is owned by the federal Government of Canada, and your ability to bring a claim against Canada Holdings alleging any complaint, or to recover on any judgment against it, may be limited.

Canada Holdings is a wholly-owned subsidiary of Canada Development Investment Corporation. Canada Development Investment Corporation is a Canadian federal Crown corporation, meaning that it is a business corporation established under the Canada Business Corporations Act, owned by the federal Government of Canada. The Foreign Sovereign Immunities Act of 1976 (the FSIA) provides that, subject to existing international agreements to which the United States was a party at the time of the enactment of the FSIA, a foreign state or any agency or instrumentality of a foreign state is immune from U.S. federal and state court jurisdiction unless a specific exception to the FSIA applies. One such exception under the FSIA applies to claims arising out of “commercial activity” by a foreign state or its agency or instrumentality. Absent an applicable exception under the FSIA, any attempt to assert a claim against Canada Holdings or any of its officers, agents or employees alleging any complaint, including as a result of any future action by Canada Holdings as a stockholder of the Company, may also be barred.

In addition, even if a U.S. judgment could be obtained in such an action, it may not be possible to enforce in Canada a judgment based on such a U.S. judgment, and it may also not be possible to execute upon property of Canada Holdings in the United States to enforce a U.S. judgment.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents the ratio of our earnings to fixed charges and preferred stock dividends for the periods indicated:

Successor		Predecessor
Nine Months Ended September 30, 2010	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009(a)	Years Ended December 31,
			2008	2007	2006	2005
5.97	—	20.10	—	—	0.69	—

Earnings for the period July 10, 2009 through December 31, 2009 and the earnings of Old GM for the years ended December 31, 2008, 2007 and 2005 were inadequate to cover fixed charges. Additional earnings of $5.0 billion, $23.0 billion, $4.4 billion and $16.6 billion for the periods July 10, 2009 through December 31, 2009 and the years ended December 31, 2008, 2007 and 2005 would have been necessary to bring the respective ratios to 1.0.

(a)	Earnings for the period January 1, 2009 through July 9, 2009 include reorganization gains, net of $128.2 billion.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designations for our     % Series B mandatory convertible junior preferred stock, $0.01 par value, which we refer to as our Series B preferred stock. A copy of the certificate of designations and the form of Series B preferred stock share certificate are available upon request from us at the address set forth in the section of this prospectus entitled “Where You Can Find More Information.” The following summary of the terms of the Series B preferred stock is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations for our Series B preferred stock.

As used in this section, the terms “GM,” “us,” “we” or “our” refer to General Motors Company and not any of its subsidiaries.

General

Under our Certificate of Incorporation, our Board of Directors is authorized, without further shareholder action, to issue up to 2,000,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations, and having such relative preferences, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of November 2, 2010, we have issued 360,000,000 shares of our Series A Preferred Stock (including 83,898,305 shares of Series A Preferred Stock that we have agreed to purchase from the UST), as described in the section of this prospectus entitled “Description of Capital Stock—Description of Series A Preferred Stock,” and have 1,640,000,000 shares of authorized preferred stock which are undesignated. At the consummation of this offering, we will issue 80,000,000 shares of Series B preferred stock. In addition, we have granted the underwriters an option to purchase up to 12,000,000 additional shares of our Series B preferred stock in accordance with the procedures set forth in the section of this prospectus entitled “Underwriting.”

When issued, the Series B preferred stock and any common stock issued upon the conversion of the Series B preferred stock will be fully paid and nonassessable. The holders of the Series B preferred stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of GM of any class. Computershare Trust Company, N.A. will serve as the transfer agent and registrar of our common stock and will serve as transfer agent, registrar and conversion and dividend disbursing agent for the Series B preferred stock.

Ranking

The Series B preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to (i) our common stock and (ii) each other class of capital stock or series of preferred stock established after the first original issue date of the Series B preferred stock (which we refer to as the “issue date”) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on parity with any class of capital stock or series of preferred stock established after the issue date the terms of which expressly provide that such class or series will rank on a parity with the Series B preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to (i) the Series A Preferred Stock and (ii) each class of capital stock or series of preferred stock established after the issue date the terms of which expressly provide that such class or series will rank senior to the Series B preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Series B preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

Dividends

Subject to the rights of holders of the Series A Preferred Stock or any other class of capital stock ranking senior to the Series B preferred stock with respect to dividends, holders of shares of Series B preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, or an authorized committee of our Board of Directors, out of funds legally available for payment, cumulative dividends at the rate per annum of     % on the liquidation preference of $50 per share of Series B preferred stock (equivalent to $             per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See the section of this prospectus entitled “—Method of Payment of Dividends.” Dividends on the Series B preferred stock will be payable quarterly on             ,             ,              and              of each year to and including the mandatory conversion date (as defined below), commencing                    ,          (each, a “dividend payment date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Series B preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the immediately preceding             ,             ,              and              (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the issue date of our Series B preferred stock and will end on and exclude the             ,              dividend payment date. The amount of dividends payable on each share of Series B preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Series B preferred stock for any period other than a full dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Series B preferred stock for the first dividend period, assuming the issue date is             ,              will be $             per share (based on the annual dividend rate of     % and a liquidation preference of $50 per share) and will be payable, when, as and if declared, on             ,             . The dividend on the Series B preferred stock for each subsequent dividend period, when, as and if declared, will be $             per share (based on the annual dividend rate of     % and a liquidation preference of $50 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the Series B preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Series B preferred stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series B preferred stock, is subject to restrictions in the event we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock and may be limited by the terms of any indentures or other financing arrangements that we enter into in the future. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See the section of this prospectus entitled “Risk factors—Risks Relating to this Offering and Ownership of Our Series B Preferred Stock and Common Stock—Our ability to pay dividends on our Series B preferred stock may be limited” and “Description of Capital Stock—Description of Series A Preferred Stock.”

So long as any share of the Series B preferred stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or junior stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accrued and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Series B preferred stock. The foregoing limitation shall not apply to: (i) a dividend payable on any junior stock in shares of any other junior stock, or to the acquisition of shares of any junior stock in exchange for, or through application of the proceeds of the sale of, shares of any other junior stock; (ii) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the share dilution amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount; (iii) any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iv) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians; and (v) the exchange or conversion of junior stock for or into other junior stock (with the same or lesser aggregate liquidation amount). The phrase “share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with U.S. GAAP, and as measured from the issue date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any dividend payment date in full on shares of the Series B preferred stock, all dividends declared on the Series B preferred stock and any other parity stock shall be declared so that the respective amounts of such dividends declared on the Series B preferred stock and each such other class or series of parity stock shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Series B preferred stock and such class or series of parity stock (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, all accrued but unpaid dividends) bear to each other; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the Series B preferred stock shall not be entitled to participate in any such dividends.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the Series B preferred stock (whether or not for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in the sections of this prospectus entitled “—Mandatory Conversion” and “—Conversion at the Option of the Holder Upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount”), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the Series B preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Series B preferred stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock no later than 12 trading days (as defined below) prior to the dividend payment date for such dividend.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the average VWAP per share (as defined below) of our common stock over the ten consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “average price”).

No fractional shares of common stock will be delivered to the holders of the Series B preferred stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of our common stock over the ten consecutive trading day period ending on the second trading day immediately preceding the relevant dividend payment date.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration. To the extent applicable, we will also use our reasonable best efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $            , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in the section of this prospectus entitled “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and the average price, we will, if we are legally able to do so, pay such excess amount in cash.

Redemption

The Series B preferred stock will not be redeemable.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series B preferred stock will be entitled to receive a liquidation preference in the amount of $50 per share of the Series B preferred stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our shareholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends of the Series B preferred stock and all parity stock are not paid in full, the holders of the Series B preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Series B preferred stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations for our Series B preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Series B preferred stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of Series B preferred stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Series B preferred stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our Board of Directors shall, at no time, include more than two preferred stock directors. In that event, we will automatically increase the number of directors on our board by two, and the new directors will be elected at a special meeting called at the request of the holders of at least 20% of the shares of Series B preferred stock or of any other series of voting preferred stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting.

As used in this prospectus, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series B preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series B preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series B preferred stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Series B preferred stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Series B preferred stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate and the number of directors on our board shall automatically decrease by two.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series B preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter.

So long as any shares of Series B preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B preferred stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•

amend or alter the provisions of our Certificate of Incorporation or the certificate of designations for the shares of Series B preferred stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Series B preferred stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•

amend, alter or repeal the provisions of our Certificate of Incorporation or the certificate of designations for the shares of Series B preferred stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the shares of Series B preferred stock, taken as a whole; or

•

consummate a binding share exchange or reclassification involving the shares of Series B preferred stock or a merger or consolidation of us with another entity, unless in each case: (i) shares of Series B preferred stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such shares of Series B preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B preferred stock immediately prior to such consummation, taken as a whole, provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Series B preferred stock and (3) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with or junior to the Series B preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding up, will be deemed not to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B preferred stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Series B preferred stock for this purpose), then only the series of voting preferred stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of preferred stock.

Without the consent of the holders of the Series B preferred stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series B preferred stock, taken as a whole, we may amend, alter, supplement, or repeal any terms of the Series B preferred stock for the following purposes:

•

to cure any ambiguity or mistake, or to correct or supplement any provision contained in the certificate of designations for the Series B preferred stock that may be defective or inconsistent with any other provision contained in the certificate of designations for the Series B preferred stock; or

•

to make any provision with respect to matters or questions relating to the Series B preferred stock that is not inconsistent with the provisions of the certificate of designations for the Series B preferred stock.

Mandatory Conversion

Each share of the Series B preferred stock, unless previously converted, will automatically convert on                     , 2013 (the “mandatory conversion date”), into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record on the immediately preceding record date, as described above under “—Dividends.” If prior to the mandatory conversion date we have not declared all or any portion of the accumulated and unpaid dividends on the Series B preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”) divided by the greater of the floor price and the applicable market value (as defined below). To the extent that the additional conversion amount exceeds the product of the number of additional shares and the applicable market value, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Series B preferred stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Series B preferred stock on the mandatory conversion date, will, subject to adjustment as described in the section of this prospectus entitled “—Anti-dilution Adjustments” below, be as follows:

•

if the applicable market value of our common stock is greater than $            , which we call the “threshold appreciation price,” then the conversion rate will be             shares of common stock per share of Series B preferred stock (the “minimum conversion rate”), which is equal to $50 divided by the threshold appreciation price;

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than $             (the “initial price,” which equals the price at which we initially offered our common stock to the public in the concurrent offering of our common stock), then the conversion rate will be equal to $50 divided by the applicable market value of our common stock, which will be between              and             shares of common stock per share of Series B preferred stock; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be              shares of common stock per share of Series B preferred stock (the “maximum conversion rate”), which is equal to $50 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described in the section of this prospectus entitled “—Anti-dilution Adjustments” below.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our Series B preferred stock would receive upon mandatory conversion of one share of Series B preferred stock at various applicable market values for our common stock. The table assumes that there will be no conversion adjustments as described below in the section of this prospectus entitled “—Anti-dilution Adjustments” and that dividends on the shares of Series B preferred stock will be paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $             and a threshold appreciation price of $            , a holder of our Series B preferred stock would receive on the mandatory conversion date the number of shares of our common stock per share of our Series B preferred stock set forth below:

Applicable market value of our common stock	Number of shares of our common stock to be received upon conversion	Conversion value (applicable market value multiplied by the number of shares of our common stock to be received upon conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Series B preferred stock will be greater than the $50 liquidation preference of the share of the Series B preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Series B preferred stock will be equal to the $50 liquidation preference of the share of the Series B preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Series B preferred stock will be less than the $50 liquidation preference of the share of the Series B preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average of the closing prices per share of our common stock over the 40 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date.

The “threshold appreciation price” represents an approximately     % appreciation over the initial price.

The “closing price” of our common stock or any securities distributed in a spin-off, as the case may be, on any date of determination means:

•	the closing price or, if no closing price is reported, the last reported sale price of shares of our common stock or such other securities on the New York Stock Exchange on that date; or

•

if our common stock or such other securities are not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock or such other securities are so traded or, if no closing price is reported, the last reported sale price of shares of our common stock or such other securities on the principal U.S. national or regional securities exchange on which our common stock or such other securities are so traded on that date; or

•

if our common stock or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for our common stock or such other securities in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization; or

•

if our common stock or such other securities are not so quoted by Pink OTC Markets Inc. or a similar organization, the market price of our common stock or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

All references herein to the closing price of our common stock and the last reported sale price of our common stock on the New York Stock Exchange shall be such closing price and such last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the New York Stock Exchange shall govern.

A “trading day” is a day on which shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “GM <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means the average of the VWAP for each trading day in the relevant period.

Conversion at the Option of the Holder

Other than during a cash acquisition conversion period (as defined below in the section of this prospectus entitled “—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount”), holders of the Series B preferred stock have the right to convert their shares of Series B preferred stock, in whole or in part (but in no event less than one share of Series B preferred stock), at any time prior to the mandatory conversion date, into shares of our common stock at the minimum conversion rate of shares of common stock per share of Series B preferred stock, subject to adjustment as described in the section of this prospectus entitled “—Anti-dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all dividend periods ending prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared, divided by the greater of the floor price and the average of the closing prices of our common stock over the 40 consecutive trading day period ending on the third trading day immediately preceding the early conversion date.

Except as described above, upon any optional conversion of any shares of the Series B preferred stock, we will make no payment or allowance for unpaid dividends on such shares of the Series B preferred stock.

Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount

General

If a cash acquisition (as defined below) occurs, on or prior to the mandatory conversion date, holders of the Series B preferred stock will have the right to: (i) convert their shares of Series B preferred stock, in whole or in part (but in no event less than one share of Series B preferred stock), into shares of common stock at the cash acquisition conversion rate described below; (ii) with respect to such converted shares, receive a cash acquisition dividend make-whole amount (as defined below); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the cash acquisition, we have not declared any or all of the accumulated and unpaid dividends on the Series B preferred stock as of such effective date, receive an adjustment in the conversion rate and, under certain circumstances, a cash payment, as described below.

To exercise this right, holders must submit their shares of the Series B preferred stock for conversion at any time during the period (the “cash acquisition conversion period”) beginning on the effective date of such cash acquisition (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if earlier, the mandatory conversion date) at the conversion rate specified in the table below (the “cash acquisition conversion rate”). Holders of Series B preferred stock who do not submit their shares for conversion during the cash acquisition conversion period will not be entitled to convert their shares of Series B preferred stock at the cash acquisition conversion rate or to receive the cash acquisition dividend make-whole amount. Upon conversion, holders will receive, per share of Series B preferred stock: (i) a number of shares of our common stock equal to the cash acquisition conversion rate; (ii) the cash acquisition dividend make-whole amount (as defined below) payable in cash or shares of our common stock, as described below; and (iii) to the extent that, as of the effective date of the cash acquisition, we have not declared any or all of the accumulated and unpaid dividends on the Series B preferred stock as of such effective date, an adjustment in the conversion rate and, under certain circumstances, a cash payment, as described below. If the effective date of a cash acquisition falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant dividend payment date to the holders of record on the immediately preceding record date, as described in the section of this prospectus entitled “—Dividends.”

We will notify holders of the anticipated effective date of a cash acquisition at least 20 calendar days prior to such anticipated effective date or, if such prior notice is not practicable, notify holders of the effective date of a cash acquisition no later than the tenth calendar day immediately following such effective date. If we notify holders of a cash acquisition later than the twentieth calendar day prior to the effective date of a cash acquisition, the cash acquisition conversion period will be extended by a number of days equal to the number of days from, and including, the twentieth calendar day prior to the effective date of the cash acquisition to, but excluding, the date of the notice; provided that the cash acquisition conversion period will not be extended beyond the mandatory conversion date.

A “cash acquisition” will be deemed to have occurred, at such time after the issue date of the Series B preferred stock, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries’ employee benefit plans, becoming the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors.

Cash acquisition conversion rate

The cash acquisition conversion rate will be determined by reference to the table below and is based on the effective date of the transaction and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the cash acquisition, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the 10 consecutive trading day period ending on the trading day preceding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our Series B preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the cash acquisition conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth in the section of this prospectus entitled “—Anti-dilution Adjustments.”

The following table sets forth the cash acquisition conversion rate per share of Series B preferred stock for each stock price and effective date set forth below.

Stock price on effective date
Effective date	$	$	$	$	$	$	$	$	$	$	$	$
, 2010
, 2011
, 2012
, 2013

The exact stock price and effective dates may not be set forth in the table, in which case:

•

if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the cash acquisition conversion rate will be determined by straight-line interpolation between the cash acquisition conversion rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment as described above), then the cash acquisition conversion rate will be the minimum conversion rate, subject to adjustment; and

•	if the stock price is less than $ per share (subject to adjustment as described above), then the cash acquisition conversion rate will be the maximum conversion rate, subject to adjustment.

Cash acquisition dividend make-whole amount

For any shares of Series B preferred stock that are converted during the cash acquisition conversion period, in addition to the shares of common stock issued upon conversion at the cash acquisition conversion rate, we shall either:

(a) pay you in cash, to the extent we are legally permitted to do so, the present value, computed using a discount rate of     % per annum, of all dividend payments on your shares of Series B preferred stock for all the remaining dividend periods (excluding any accumulated and unpaid dividends as of the effective date of the cash acquisition) from such effective date to but excluding the mandatory conversion date (the “cash acquisition dividend make-whole amount”), or

(b) increase the number of shares of our common stock to be issued on conversion by a number equal to (x) the cash acquisition dividend make-whole amount divided by (y) the greater of the floor price and the stock price; provided that, to the extent the cash acquisition dividend make-whole amount exceeds the product of the number of additional shares and the stock price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

To the extent that, as of the effective date of a cash acquisition, we have not declared all or any portion of the accumulated and unpaid dividends on the Series B preferred stock as of such effective date, the conversion rate will be further adjusted so that converting holders receive an additional number of shares of common stock equal to the amount of such accumulated and unpaid dividends (the “cash acquisition additional conversion amount”) divided by the greater of the floor price and the stock price. To the extent that the cash acquisition additional conversion amount exceeds the product of the number of additional shares and the stock price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

Not later than the second business day following the effective date of a cash acquisition or, if later, the date we give holders notice of the effective date of a cash acquisition, we will notify holders of:

•	the cash acquisition conversion rate;

•	the cash acquisition dividend make-whole amount and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable; and

•

the amount of accumulated and undeclared dividends as of the effective date of the cash acquisition and whether we will pay such amount by an adjustment of the conversion rate, a cash payment or a combination thereof, specifying the combination, if applicable.

Our obligation to deliver shares at the cash acquisition conversion rate and pay the cash acquisition dividend make-whole amount could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

Any outstanding shares of Series B preferred stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the Series B preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in the section of this prospectus entitled “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the Series B preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series B preferred stock.

Upon early conversion

If you elect to convert your shares of Series B preferred stock prior to the mandatory conversion date, in the manner described in “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount,” you must observe the following conversion procedures:

To convert your shares of Series B preferred stock you must deliver to The Depository Trust Company (DTC) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all taxes or duties, if any.

The conversion date will be the date on which you have satisfied the foregoing requirements. You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Series B preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of the Series B preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series B preferred stock.

Fractional shares

No fractional shares of common stock will be issued to holders of our Series B preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our Series B preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average of the closing prices of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the conversion date.

If more than one share of our Series B preferred stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Series B preferred stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)	We issue common stock to all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:

•	the numerator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

•

the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2)	We issue to all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock issuable pursuant to such rights or warrants, and

•

the denominator of which shall be the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our common stock.

Any adjustment made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our Board of Directors). For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights or warrants in respect of shares of common stock held in treasury.

(3)	We subdivide or combine our common stock, in which event the conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4)	We distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, excluding:

•	any dividend or distribution covered by clause (1) above;

•	any rights or warrants covered by clause (2) above;

•	any dividend or distribution covered by clause (5) below; and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•

the denominator of which is the current market price of our common stock minus the fair market value, as determined by our Board of Directors, on such date fixed for determination of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of the current market price of our common stock and the fair market value, as determined by our Board of Directors, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the fifteenth trading day after the effective date for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the current market price of such securities), and

•	the denominator of which is the current market price of our common stock.

Any adjustment made pursuant to this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during any settlement period in respect of shares of Series B preferred stock that have been tendered for conversion, delivery of the shares of our common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5)	We make a distribution consisting exclusively of cash to all holders of our common stock, excluding:

•	any cash that is distributed in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer,

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the amount per share of such distribution.

Any adjustment made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that any distribution described in this clause (5) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our Board of Directors publicly announces its decision not to make such distribution, to such fixed conversion rate which would then be in effect if such distribution had not been declared.

(6)	We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)	the aggregate cash and fair market value (as determined by our Board of Directors) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.	the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)	the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires.

Any adjustment made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the seventh trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during any settlement period in respect of shares of Series B preferred stock that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

Except with respect to a spin-off, in cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets as to which clauses (4) or (5) above apply, applicable to one share of common stock, distributed to stockholders equals or exceeds the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day before the ex-date for such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the Series B preferred stock will be entitled to receive upon conversion, in addition to a number of shares of our common stock otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of Series B preferred stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Series B preferred stock, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•

clauses (2), (4) in the event of an adjustment not relating to a spin-off and (5) above, the “current market price” of our common stock is the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day before the “ex-date” with respect to the issuance or distribution requiring such computation;

•

clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or equity interest, as applicable, is the average of the closing prices over the first ten consecutive trading days commencing on and including the fifth trading day following the effective date of such distribution; and

•

clause (6) above, the “current market price” of our common stock is the average of the closing prices of our common stock over the five consecutive trading day period ending on the seventh trading day after the expiration date of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution.

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of Series B preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Series B preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series B preferred stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. The number of units of exchange property for each share of Series B preferred stock converted following the effective date of such reorganization event will be determined by the applicable conversion rate then in effect on the applicable conversion date (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of Series B preferred stock are actually converted). The applicable conversion rate, in the case of a mandatory conversion, and the minimum conversion rate, in the case of an early conversion, shall be determined using the applicable market value of the exchange property. Holders have the right to convert their shares of Series B preferred stock early in the event of certain cash mergers as described in the section of this prospectus entitled “—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount.”

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of Series B preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Series B preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See the section of this prospectus entitled “Material U.S. Federal Tax Considerations—Tax Consequences to U.S. Holders—Distributions on Series B Preferred Stock and Common Stock.”

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the mandatory conversion date, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the fixed conversion rates in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates no later than              of each calendar year; provided further that on the earlier of the mandatory conversion date, an early conversion date and the effective date of a cash acquisition, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as if they held, for each share of Series B preferred stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The applicable conversion rate will not be adjusted:

(a)	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)	upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series B preferred stock were first issued;

(d)	for a change in the par value or no par value of our common stock; or

(e)	for accumulated and unpaid dividends on the Series B preferred stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount.”

We will be required, within five business days after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Series B preferred stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the conversion rate will apply on the mandatory conversion date. Because the applicable market value is an average of the closing prices of our common stock over a 40 consecutive trading day period, we will make appropriate adjustments to the closing prices prior to the relevant ex-date, effective date or expiration date, as the case may be, used to calculate the applicable market value to account for any adjustments to the initial price, the threshold appreciation price and the fixed conversion rates that become effective during the period in which the applicable market value is being calculated.

If:

•

the record date for a dividend or distribution on our common stock occurs after the end of the 40 consecutive trading day period used for calculating the applicable market value and before the mandatory conversion date, and

•

that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of Series B preferred stock had such record date occurred on or before the last trading day of such 40-trading day period, then we will deem the holders of Series B preferred stock to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the Series B preferred stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the Series B preferred stock.

Transfer Restrictions

Certain transfer restrictions will apply to shares of the Series B preferred stock. These restrictions are intended to protect against a limitation on our ability to use net operating loss carryovers and other tax benefits. See the section of this prospectus entitled “Description of Capital Stock—Certain Provisions of Our Certificate of Incorporation and Bylaws—Transfer Restrictions” for a more detailed description of these restrictions.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the Series B preferred stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion describes material U.S. federal income and estate tax consequences associated with the purchase, ownership and disposition of the Series B preferred stock and the ownership and disposition of our common stock received as a dividend thereon or upon conversion thereof, as of the date of this prospectus. It is assumed in this discussion that you hold shares of our Series B preferred stock or common stock as capital assets within the meaning of Section 1221 of the IRC (generally, property held for investment). This discussion does not address all aspects of U.S. federal income or estate taxation. Furthermore, the discussion below is based upon the provisions of the IRC, the existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date of this prospectus, and all of which are subject to change or differing interpretation, possibly with retroactive effect. This discussion does not address any state, local or foreign tax consequences, nor any federal tax consequences other than federal income and estate tax consequences. Persons considering the purchase, ownership, and disposition of our Series B preferred stock, and the ownership and disposition of our common stock received as a dividend thereon or upon conversion thereof, should consult their tax advisors concerning U.S. federal, state, local, foreign or other tax consequences in light of their particular situations.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SERIES B PREFERRED STOCK, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK RECEIVED AS A DIVIDEND THEREON OR UPON CONVERSION THEREOF AND IS NOT TAX OR LEGAL ADVICE. PROSPECTIVE HOLDERS OF OUR SERIES B PREFERRED STOCK AND COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

Tax Consequences to U.S. Holders

A “U.S. Holder” of our Series B preferred stock or common stock means a holder that is for U.S. federal income tax purposes:

•	An individual citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Series B preferred stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing Series B preferred stock, we urge you to consult your tax advisor.

Distributions on Series B Preferred Stock and Common Stock

In general, any distribution we make to a U.S. Holder with respect to its shares of our Series B preferred stock or our common stock that constitutes a dividend for U.S. federal income tax purposes will be taxable upon receipt as ordinary income, although possibly at reduced rates, as discussed below. Any distribution of common stock treated as a dividend will be subject to tax as a dividend in the amount of the fair market value of our common stock on the date of the distribution. That amount will also constitute the U.S. Holder’s tax basis, and the holding period for the common stock will begin on the day following the distribution date. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the U.S. Holder’s shares of our Series B preferred or common stock (as applicable) and, to the extent it exceeds such basis, will be treated as capital gain from the sale or exchange of such stock.

Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction, subject to certain restrictions, including restrictions relating to the holder’s taxable income, holding period and debt financing. Under current law, dividends paid to individual U.S. Holders in taxable years beginning before January 1, 2011, will qualify for taxation at special rates if certain holding period and other applicable requirements are met.

As a holder of Series B preferred stock, you may be treated as receiving a constructive dividend distribution from us if the conversion rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased. In some circumstances, either an increase in the conversion rate, or a failure to make an adjustment to the conversion rate, may result in a deemed taxable distribution to a holder of Series B preferred stock or common stock, if as a result of such failure, the proportionate interests of such holders in our assets or earnings and profits is increased. It is anticipated that such constructive dividends would be reported to you in the same manner as actual dividends. However, adjustments to the conversion rate made pursuant to a bona fide, reasonable anti-dilution adjustment formula generally should not result in a constructive dividend distribution.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in our Series B preferred stock or common stock (as applicable) could be characterized as an “extraordinary dividend.” Generally, a corporate U.S. Holder that receives an extraordinary dividend is required to reduce its stock basis by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the reduction exceeds the U.S. Holder’s tax basis in our Series B preferred stock or common stock (as applicable), the excess is treated as taxable gain. If you are a non-corporate U.S. holder and you receive an extraordinary dividend in taxable years beginning before January 1, 2011, you will be required to treat any losses on the sale of our Series B preferred stock or common stock as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the special tax rate on certain dividends described above.

Sale or Exchange of Series B Preferred Stock and Common Stock

Upon the sale or other disposition of our Series B preferred stock (other than pursuant to a conversion into common stock) or our common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in such stock. Such capital gain or loss will generally be long-term capital gain or loss if your holding period in respect of the stock is more than one year. For a discussion of your tax basis and holding period in respect of common stock received in the conversion of the Series B preferred stock, see below under “—Conversion of Series B Preferred Stock into Common Stock.” Under current law, net long-term capital gain recognized in tax years beginning prior to January 1, 2011 by U.S. Holders who are individuals is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Series B Preferred Stock into Common Stock

A U.S. Holder will not recognize any income, gain, or loss upon the mandatory or optional conversion of Series B preferred stock into common stock, except that any cash or common stock you receive in respect of dividends in arrears will generally be taxable as described in “—Distributions on Series B Preferred Stock and Common Stock” above. In addition, any cash you receive in lieu of a fractional share of common stock will generally be treated as if you received the fractional share, and then received the cash in redemption of the fractional share. The deemed redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your tax basis in the stock that is allocable to the fractional share.

Your tax basis in the common stock you receive upon a conversion (including any basis allocable to a fractional share) will generally equal the tax basis of the Series B preferred stock that was converted. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock you receive upon conversion and the fractional share in accordance with their respective fair market values. Your holding period for the common stock you receive (other than common stock received in respect of dividends in arrears) will include your holding period for the converted Series B preferred stock.

If a U.S. Holder’s Series B preferred stock is converted pursuant to certain other transactions, including our consolidation or merger into another person or a “cash acquisition” (as described in “Description of Series B Preferred Stock—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount”), the tax treatment of the conversion will depend upon the facts underlying the particular transaction triggering the conversion. Under those circumstances, U.S. Holders should consult their tax advisers to determine the specific tax treatment of a conversion.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends on Series B preferred stock and common stock paid to a U.S. Holder will generally be exempt from backup withholding, provided the U.S. Holder meets applicable certification requirements, including providing a taxpayer identification number, or otherwise establishes an exemption. We must report annually to the Internal Revenue Service and to each U.S. Holder the amount of dividends paid to that holder and the proceeds from the sale, exchange or other disposition of our Series B preferred stock or our common stock, unless a U.S. Holder is an exempt recipient.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the Internal Revenue Service.

Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of our Series B preferred stock or our common stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. Special rules may also apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates;

•	“controlled foreign corporations”;

•	“passive foreign investment companies”; and

•	investors in pass-through entities that are subject to special treatment under the IRC.

Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

Distributions on Series B Preferred Stock and Common Stock

Except as described below, if you are a non-U.S. Holder of our Series B preferred stock or our common stock, actual and constructive dividends generally are subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we generally will be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us (1) a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or (2) in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations. If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may generally obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the Internal Revenue Service.

Under certain circumstances described above in “—Tax Consequences to U.S. Holders—Distributions on Series B Preferred Stock and Common Stock,” Non-U.S. Holders may be deemed to receive constructive dividends. Because any constructive dividend to a Non-U.S. Holder will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, we intend to offset any withholding tax that we are required to collect against the fair market value of any common stock, cash payments or other distributions otherwise deliverable to you. As a result, if we make an adjustment to the conversion rate and the adjustment gives rise to a constructive dividend, non-U.S. holders should expect additional U.S. withholding on subsequent distributions.

If you wish to claim the benefit of an applicable treaty for dividends, you will be required to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty.

Dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. Holder. Special certification and disclosure requirements, including the completion of Internal Revenue Service Form W-8ECI (or any successor form), must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

Sale or Exchange of Series B Preferred Stock and Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Series B preferred stock (including the deemed exchange that gives rise to a payment of cash in lieu of a fractional share) or our common stock unless:

•	The gain is effectively connected with your conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to your U.S. permanent establishment;

•

If you are an individual and hold shares of our Series B preferred stock or our common stock as a capital asset, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met; or

•

We are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our Series B preferred stock or our common stock (as applicable) and you are not eligible for any treaty exemption.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Conversion of Series B Preferred Stock into Common Stock

Generally, if you are a Non-U.S. Holder, you will not recognize any income, gain or loss on the conversion of the Series B preferred stock into our common stock. However, any cash or common stock you receive in respect of dividends in arrears will generally be treated as a taxable distribution subject to withholding, as described above in “—Distributions on Series B Preferred Stock and Common Stock.” In addition, cash received in lieu of a fractional share of common stock will generally be treated as described above in “—Sale or Exchange of Series B Preferred Stock and Common Stock.”

If a Non-U.S. Holder’s Series B preferred stock is converted pursuant to certain other transactions, including our consolidation or merger into another person or a “cash acquisition” (as described in “Description of Series B Preferred Stock—Conversion at the Option of the Holder upon Cash Acquisition; Cash Acquisition Dividend Make-whole Amount”), the tax treatment of the conversion will depend upon the facts underlying the particular transaction triggering the conversion. Under those circumstances, Non-U.S. Holders should consult their tax advisers to determine the specific tax treatment of a conversion.

New Withholding Legislation

Newly enacted legislation imposes withholding taxes on certain types of payments made to certain non-U.S. entities. The legislation generally applies to payments made after December 31, 2012. Under this legislation, the failure to comply with certification, information reporting and other specified requirements (that are different from, and in addition to, the beneficial owner certification requirements described below) could result in a 30% withholding tax being imposed on payments of dividends on, and sales proceeds of, our Series B preferred stock and common stock to certain Non-U.S. Holders. Under certain circumstances, a Non-U.S. Holder of our Series B preferred stock or our common stock may be eligible for a refund or credit of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our Series B preferred stock or our common stock.

Federal Estate Tax

Shares of our Series B preferred stock and our common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Under certain circumstances, Treasury regulations require information reporting and backup withholding on certain payments on Series B preferred stock and common stock.

U.S. backup withholding (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends on Series B preferred stock and common stock paid to a Non-U.S. Holder will generally be exempt from backup withholding, provided the Non-U.S. Holder meets applicable certification requirements, including providing a correct and properly executed Internal Revenue Service Form W-8BEN or otherwise establishes an exemption. We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal withholding tax withheld with respect to those dividends, regardless of whether withholding is reduced or eliminated by an applicable tax treaty. Copies of these information reports may also be made available under the provisions of an applicable treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder is a resident.

Under current Treasury regulations, payments of proceeds from the sale of our Series B preferred stock and our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with significant United States ownership or engaged in a United States trade or business, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is a Non-U.S. Holder or is otherwise entitled to an exemption (and the broker has no knowledge or reason to know to the contrary), and other applicable certification requirements are met. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. Information reporting and backup withholding generally will apply to payments of proceeds from the sale of our Series B preferred stock and common stock effected through a United States office of any United States or foreign broker, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The certification procedures required to obtain a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our Series B preferred stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
RBC Capital Markets Corporation
Banco Bradesco BBI S.A.
CIBC World Markets Corp.
Commerz Markets LLC
BNY Mellon Capital Markets, LLC
ICBC International Securities Limited
Itau BBA USA Securities, Inc.
Lloyds TSB Bank plc
China International Capital Corporation Hong Kong Securities Limited
Loop Capital Markets LLC
The Williams Capital Group, L.P.
Soleil Securities Corporation
Scotia Capital (USA) Inc.
SMBC Nikko Capital Markets Limited
U.S. Bancorp Investments, Inc.
Sanford C. Bernstein & Co., LLC
Cabrera Capital Markets, LLC
CastleOak Securities, L.P.
CF Global Trading LLC
C.L. King & Associates, Inc.
CRT Investment Banking LLC
FBR Capital Markets & Co.
Gardner Rich, LLC
Lebenthal & Co., LLC
M. R. Beal & Company
Muriel Siebert & Co., Inc.
Samuel A. Ramirez & Company, Inc.

Total	80,000,000

We may add additional underwriters to the table above. Any such underwriters would be selected by us taking into account various criteria, including among other things their marketing and distribution capability, ownership and management diversity, and automotive industry expertise.

The underwriters are offering the shares of Series B preferred stock subject to their receipt and acceptance of the shares from us, subject to prior sale and subject to their right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Series B preferred stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Series B preferred stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares of Series B preferred stock covered by the underwriters’ over-allotment option described below. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer part of the shares of Series B preferred stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share of Series B preferred stock under the public offering price. After the initial offering of the shares of Series B preferred stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of shares of Series B preferred stock outside of the United States may be made by affiliates of the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 12,000,000 additional shares of Series B preferred stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Series B preferred stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Series B preferred stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Series B preferred stock listed next to the names of all underwriters in the preceding table. If the underwriters purchase any additional shares of Series B preferred stock, they will offer the additional shares on the same terms as the other shares of Series B preferred stock that are the subject of this offering.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 12,000,000 shares of Series B preferred stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total offering expenses payable by us for the offering of common stock and this offering, exclusive of the underwriting discounts and commissions payable by us in this offering, are approximately $25.0 million. The underwriters have agreed to reimburse us for a portion of our legal and road show costs and expenses incurred in connection with the common stock offering and Series B preferred stock offering, up to a maximum aggregate amount of $3.0 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Series B preferred stock offered by them.

Our Series B preferred stock has been approved for listing on the New York Stock Exchange under the trading symbol “GM Pr B”, subject to official notice of issuance.

We and each of our executive officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the restricted period):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock (including, with respect to our executive officers and directors, without limitation, shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock which may be deemed to be beneficially owned by the executive officer or director in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or, in the case of our executive officers and directors, publicly disclose the intention to make any offer, sale, pledge or disposition; or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or Series B preferred stock or such other securities,

whether any such transaction described above is to be settled by delivery of shares of common stock or Series B preferred stock or such other securities, in cash or otherwise.

In addition, we have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, we will not, during the restricted period, file with the SEC a registration statement under the Securities Act (or with any Canadian securities commission a prospectus under Canadian securities laws) relating to any shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock. Furthermore, each of our executive officers and directors has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, such person will not, during the restricted period, make any demand for or exercise any right with respect to the registration of any shares of common stock or Series B preferred stock or any security convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock.

The restrictions on us described above do not apply to the sale of shares of common stock or Series B preferred stock to the underwriters.

With respect to us, the restrictions above also do not apply to:

•

the issuance and/or sale of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock or the grant of equity-based awards (including options, restricted stock awards, restricted stock units and/or salary stock units) pursuant to the terms of any agreement or pursuant to any employee stock option plan, employee stock incentive plan or employee stock ownership plan existing as of the date of this prospectus or described herein;

•

the issuance of shares of common stock or Series B preferred stock upon the conversion, exercise, exchange or settlement of any securities that are convertible into, exercisable or exchangeable for, or which may be settled for shares of common stock or Series B preferred stock (including warrants, options, restricted stock awards, restricted stock units and salary stock units) and that are outstanding as of the date of this prospectus or are described herein;

•

the issuance of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for common stock or Series B preferred stock in connection with transfers to dividend reinvestment plans or to employee benefit plans in effect as of the date of this prospectus;

•	the issuance of shares of common stock or Series B preferred stock to existing holders of such stock for purposes of effecting a stock dividend or stock split;

•

the issuance of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for common stock or Series B preferred stock as consideration or partial consideration for any bona fide merger, acquisition, business combination or other strategic or commercial transaction or relationship; provided that the shares of common stock or Series B preferred stock, options, warrants or other convertible or exchangeable securities relating to common stock or Series B preferred stock so issued shall not have a fair market value (as reasonably determined by us after consultation with Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC) in an amount greater than $5.0 billion and provided that the recipient of any securities so issued shall execute a lock-up agreement containing substantially the same lock-up restrictions described above for the balance of the restricted period;

•	the filing of a registration statement on Form S-4 and/or Form S-8 (or any successor form) or of a prospectus under Canadian securities laws in connection with any of the foregoing exceptions; or

•

the filing of any registration statement (or prospectus under Canadian securities laws) to the extent required by the exercise of a demand registration right by MLC pursuant to the Equity Registration Rights Agreement.

With respect to our executive officers and directors, the restrictions described above also do not apply to:

•

sales, transfers or other dispositions of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock pursuant to a sales plan pursuant to Rule 10b5-1 under the Exchange Act existing as of the date of this prospectus in the form existing at such time;

•

transfers of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock to any beneficiary of such executive officer or director pursuant to a will or other testamentary document or applicable laws of descent;

•

transfers of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock as a bona fide gift or gifts;

•

transfers of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock to any trust, partnership or limited liability company for the direct or indirect benefit of such executive officer or director or their immediate family;

•	distributions of shares of common stock or Series B preferred stock to their members, limited partners, stockholders or creditors; or

•

transfers of shares of common stock or Series B preferred stock or any securities convertible into or exercisable or exchangeable for shares of common stock or Series B preferred stock to a corporation, partnership, limited liability company or other business entity that is a controlled or managed affiliate, provided that, in the case of any transfer or distribution pursuant to the second, third, fourth, fifth and sixth bullets above, each transferee shall sign and deliver a lock-up letter containing substantially the same lock-up restrictions described above for the balance of the restricted period.

In addition, if (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the Series B preferred stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series B preferred stock. Specifically, the underwriters may sell more shares of Series B preferred stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of Series B preferred stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares of Series B preferred stock in the open market. In determining the source of shares of Series B preferred stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of Series B preferred stock compared to the price available under the over-allotment option. The underwriters may also sell shares of Series B preferred stock in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of Series B preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series B preferred stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Series B preferred stock in the open market to stabilize the price of the Series B preferred stock. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. The activities described above may raise or maintain the market price of the Series B preferred stock above independent market levels or prevent or retard a decline in the market price of the Series B preferred stock. The underwriters are not required to engage in these activities and may end any of these activities at any time if they are commenced.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Series B preferred stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Prior to this offering, there has been no public market for our Series B preferred stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. We cannot assure you, however, that the price at which the shares of Series B preferred stock will sell in the public market after this offering will not be lower than the public offering price or that an active trading market in the shares of our Series B preferred stock will develop and continue after this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive compensatory fees and expense reimbursements.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters are not U.S.-registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the securities in the United States, they will do so through one or more U.S. registered broker-dealers, which may be affiliates of such underwriters, in accordance with the applicable U.S. securities laws and regulations, and as permitted by FINRA regulations. One or more of the underwriters may be unable to make offers or sales in the United States other than through Rule 15a-6 under the Exchange Act.

80,000,000 Shares

    % Series B Mandatory Convertible Junior Preferred Stock

PRELIMINARY PROSPECTUS

November 17, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, incurred or to be incurred by us in connection with the sale of securities. All of the amounts shown are estimated, except the Securities and Exchange Commission registration fee, the New York Stock Exchange and Toronto Stock Exchange listing fees and the FINRA registration fee.

SEC registration fee	$1,690,246
FINRA filing fee	75,500
New York Stock Exchange and Toronto Stock Exchange listing fees	260,000
Printer fees and expenses	9,800,000
Legal fees and expenses	6,500,000
Accounting fees and expenses	3,500,000
Transfer agent and registrar fees	50,000
Miscellaneous fees and expenses	3,124,254

Total	$25,000,000

The underwriters have agreed to reimburse us for a portion of our legal and road show costs and expenses incurred in connection with the common stock offering and Series B preferred stock offering, up to a maximum aggregate amount of $3.0 million.

Item 14. Indemnification of Directors and Officers.

We indemnify our directors and officers under Section 145 of the DGCL.

Our Certificate of Incorporation, as amended, provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174, or any successor provision thereto, of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

Under Article V of our Bylaws, we shall indemnify and advance expenses to every director and officer in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees, and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“a proceeding”), in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee, fiduciary, or member of any other corporation, partnership, joint venture, trust, organization, or other enterprise, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary, or member. We shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by our Board of Directors.

Under Article V of our Bylaws, we shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition; provided, however, that the advancement of expenses shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that by final judicial decision from which there is no further right of appeal the director or officer is not entitled to be indemnified under Article V of the Bylaws or otherwise.

Under Article V of our Bylaws, if a claim for indemnification or advancement of expenses by an officer or director under Article V of our Bylaws is not paid in full within 90 days after we have received a written claim, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, we shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

The rights conferred on any person by Article V of our Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of our Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

We are insured against liabilities which may be incurred by reason of Article V of our Bylaws. In addition, directors and officers are insured, at our expense, against some liabilities which might arise out of their employment.

Item 15. Recent Sales of Unregistered Securities

Holding Company Merger

In October 2009 in connection with a holding company merger effected pursuant to an Agreement and Plan of Merger, dated as of October 15, 2009 by and among us, Prior GM (our previous legal entity, which is now a wholly-owned subsidiary of the Company), and an indirect wholly-owned subsidiary of Prior GM, we issued new securities. These new securities were issued solely in exchange for the corresponding securities of Prior GM. These new securities have the same economic terms and provisions as the corresponding Prior GM securities and upon completion of the holding company merger were held by our securityholders in the same class evidencing the same proportional interest in us as the securityholders held in Prior GM.

Common Stock

•	Issued 912,394,068 shares to the UST;

•	Issued 175,105,932 shares to Canada Holdings;

•	Issued 262,500,000 shares to the New VEBA; and

•	Issued 150,000,000 shares to MLC.

Series A Preferred Stock

•	Issued 83,898,305 shares to the UST;

•	Issued 16,101,695 shares to Canada Holdings; and

•	Issued 260,000,000 shares to the New VEBA.

The shares of Series A Preferred Stock have a liquidation amount of $25.00 per share and accrue cumulative dividends at a rate equal to 9.0% per annum (payable quarterly on March 15, June 15, September 15, and December 15) if, as and when declared by our Board of Directors. So long as any share of our Series A Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our Series A Preferred Stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. On or after December 31, 2014, we may redeem, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, at a redemption price per share equal to $25.00 per share plus any accrued and unpaid dividends, subject to limited exceptions.

Warrants

•	Issued warrants to MLC to acquire 136,363,636 shares of our common stock, exercisable at any time prior to July 10, 2016, with an exercise price of $10.00 per share;

•	Issued warrants to MLC to acquire 136,363,636 shares of our common stock, exercisable at any time prior to July 10, 2019, with an exercise price of $18.33 per share; and

•	Issued warrants to the New VEBA to acquire 45,454,545 shares of our common stock, exercisable at any time prior to December 31, 2015, with an exercise price set at $42.31 per share.

The number of shares of our common stock underlying each of the warrants issued to MLC and the New VEBA and the per share exercise price thereof are subject to adjustment as a result of certain events, including stock splits, reverse stock splits and stock dividends.

363 Sale

The foregoing securities were issued to the UST, Canada Holdings, the New VEBA, and MLC solely in exchange for the corresponding securities of Prior GM in connection with the holding company merger. The consideration originally paid for the securities of Prior GM with respect to each of the UST, Canada Holdings, the New VEBA, and MLC in connection with the formation of Prior GM and the 363 Sale on July 10, 2009 was as follows:

UST

•	The UST’s existing credit agreement with Old GM;

•	The UST’s portion of Old GM’s DIP Facility (other than debt we assumed or MLC’s wind-down facility) and all of the rights and obligations as lender thereunder;

•	The warrants Old GM previously issued to the UST; and

•	Any additional amounts UST loaned to Old GM prior to the closing of the 363 Sale with respect to each of the foregoing UST credit facilities.

Canada Holdings

•	Certain existing loans made to GMCL by EDC;

•	Canada Holding’s portion of the DIP Facility (other than debt we assumed or MLC’s wind-down facility); and

•	The loans made to Prior GM under the loan agreement between Prior GM, EDC and UST immediately following the closing of the 363 Sale on July 10, 2009.

New VEBA

•	The compromise of certain claims against MLC existing under the 2008 UAW Settlement Agreement.

MLC

•	The assets acquired by us pursuant to the Purchase Agreement, offset by the liabilities we assumed pursuant to the Purchase Agreement.

Securities Act Exemption

The securities of Prior GM, and our securities issued in replacement thereof in the holding company merger, were issued pursuant to an exemption from registration provided by Section 4(2) under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) A list of exhibits filed with this registration statement on Form S-1 is set forth in the Exhibit Index and is incorporated herein by reference.

(b) Schedule II — Valuation and Qualifying Accounts is set forth after the Exhibit Index below and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, General Motors Company has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on November 17, 2010.

GENERAL MOTORS COMPANY

By:	/s/ DANIEL F. AKERSON
Name: Daniel F. Akerson
Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL F. AKERSON	Chief Executive Officer (Principal Executive Officer)	November 17, 2010
Daniel F. Akerson

/s/ CHRISTOPHER P. LIDDELL	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	November 17, 2010
Christopher P. Liddell

/s/ NICK S. CYPRUS	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 17, 2010
Nick S. Cyprus

*	Chairman of the Board	November 17, 2010
Edward E. Whitacre, Jr.

*	Director	November 17, 2010
David Bonderman

*	Director	November 17, 2010
Erroll B. Davis, Jr.

*	Director	November 17, 2010
Stephen J. Girsky

*	Director	November 17, 2010
E. Neville Isdell

*	Director	November 17, 2010
Robert D. Krebs

*	Director	November 17, 2010
Philip A. Laskawy

*	Director	November 17, 2010
Kathryn V. Marinello

*	Director	November 17, 2010
Patricia F. Russo

*	Director	November 17, 2010
Carol M. Stephenson

*	Director	November 17, 2010
Cynthia A. Telles

* The undersigned, by signing her name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.

By:	/S/ ANNE T. LARIN
Anne T. Larin Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Documents
1.1	Form of Common Stock Underwriting Agreement, incorporated by reference to Exhibit 1.1 to Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed November 12, 2010

1.2	Form of Series B Mandatory Convertible Junior Preferred Stock Underwriting Agreement, incorporated by reference to Exhibit 1.2 to Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed November 12, 2010

3.1	Amended and Restated Certificate of Incorporation of General Motors Company, as amended, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of General Motors Company filed November 16, 2009

3.2	General Motors Company Amended and Restated Bylaws dated August 3, 2010, incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of General Motors Company filed August 9, 2010

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of General Motors Company, incorporated herein by reference to Exhibit 3.3 to Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed November 3, 2010

3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of General Motors Company, incorporated herein by reference to Exhibit 3.4 to Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed November 3, 2010

4.1	Certificate of Designations of Series A Fixed Rate Cumulative Perpetual Preferred Stock of General Motors Company, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of General Motors Company filed November 16, 2009

4.2	Form of Certificate of Designations of Series B Mandatory Convertible Junior Preferred Stock of General Motors Company, incorporated herein by reference to Exhibit 4.2 to Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed November 16, 2010

5.1	Opinion of Robert C. Shrosbree*

10.1†	Second Amended and Restated Secured Credit Agreement among General Motors Company, as Borrower, the Guarantors, and the United States Department of the Treasury, as Lender, dated August 12, 2009, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K/A of General Motors Company filed November 16, 2010

10.2	Assignment and Assumption Agreement and Third Amendment to Second Amended and Restated Secured Credit Agreement among General Motors LLC, General Motors Holdings LLC, General Motors Company and the United States Department of the Treasury, as Lender, dated as of October 19, 2009, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K/A of General Motors Company filed November 16, 2010

10.3†	Credit Agreement, dated as of October 27, 2010, among the General Motors Holdings LLC, the lenders party thereto, Citibank, N.A., as administrative agent, and Bank of America, N.A., as syndication agent, incorporated herein by reference to Exhibit 10.3 to Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed November 3, 2010

10.5†	Second Amended and Restated Loan Agreement by and among General Motors of Canada Limited, as Borrower, and the other loan parties and Export Development Canada, as Lender, dated July 10, 2009, incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K/A of General Motors Company filed November 16, 2010

10.6	Amendment to Second Amended and Restated Loan Agreement by and among General Motors of Canada Limited, as Borrower, and the other loan parties and Export Development Canada, as Lender, dated October 15, 2009, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of General Motors Company filed October 23, 2009

10.7	Settlement Agreement dated as of September 10, 2009, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of General Motors Company filed September 17, 2009

10.8	Agreement, dated as of October 15, 2009 between General Motors Company (fka General Motors Holding Company), General Motors LLC (fka General Motors Company) and Motors Liquidation Company, incorporated herein by reference to Exhibit 10.7 to the Current Report on Form 8-K of General Motors Company filed November 16, 2009

10.9	Stockholders Agreement, dated as of October 15, 2009 between General Motors Company, the United States Department of the Treasury, Canada GEN Investment Corporation (fka 7176384 Canada Inc.), the UAW Retiree Medical Benefits Trust, and, for limited purposes, General Motors LLC, incorporated herein by reference to Exhibit 10.8 to the Current Report on Form 8-K of General Motors Company filed November 16, 2009

10.10	Master Disposition Agreement among Delphi Corporation, GM Components Holdings, LLC, General Motors Company, Motors Liquidation Company (fka General Motors Corporation), DIP Holdco 3, LLC, and the other sellers and other buyers party thereto dated July 26, 2009, incorporated herein by reference to Exhibit 10.9 to the Current Report on Form 8-K of General Motors Company filed August 7, 2009

10.11	Investment Commitment Agreement by and among Silver Point Capital Fund, LP, Silver Point Capital Offshore Fund, Ltd., Elliott Associates, LP, DIP Holdco 3, LLC, and General Motors Company dated July 26, 2009, incorporated herein by reference to Exhibit 10.10 to the Current Report on Form 8-K of General Motors Company filed August 7, 2009

10.12	UAW Retiree Settlement Agreement, dated July 10, 2009, between General Motors Company and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the UAW), with the UAW also entering into the agreement as the authorized representative of certain persons receiving retiree benefits pursuant to collectively bargained plans, programs and/or agreement between General Motors Company and the UAW, incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of General Motors Company filed April 7, 2010

10.13	Amended and Restated Global Settlement Agreement Between Delphi Corporation and General Motors Corporation, Dated September 12, 2008, incorporated herein by reference to Exhibit 10(b) to the Quarterly Report on Form 10-Q of Motors Liquidation Company filed November 10, 2008

10.14	Form of Compensation Statement, incorporated herein by reference to Exhibit 10.14 to the Annual Report on Form 10-K of General Motors Company filed April 7, 2010

10.15	Summary of Employment Arrangement between General Motors Company and Edward E. Whitacre, Jr., incorporated herein by reference to Item 5.02 of the Current Report on Form 8-K of General Motors Company filed February 19, 2010

10.16	Employment Agreement for Christopher P. Liddell, incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of General Motors Company filed May 17, 2010

10.17	General Motors Company Short Term Incentive Plan, incorporated by reference to Exhibit 10.17 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed October 14, 2010

10.18	Summary of Consulting Arrangement between General Motors Company and Stephen J. Girsky, incorporated herein by reference to Item 1.01 of the Current Report on Form 8-K of General Motors Company filed January 15, 2010

10.19	Summary of Employment Arrangement between General Motors Company and Stephen J. Girsky, incorporated herein by reference to Item 1.01 of the Current Report on Form 8-K of General Motors Company filed March 5, 2010

10.20	General Motors Executive Retirement Plan, as amended August 2, 2010, incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed October 14, 2010

10.21	General Motors Company 2009 Long-Term Incentive Plan, as amended October 5, 2010, incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed October 14, 2010
10.22	General Motors Company Salary Stock Plan, as amended October 5, 2010, incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed October 14, 2010

10.23	Form of Restricted Stock Unit Grant made to top 25 highly compensated employees under General Motors Company 2009 Long-Term Incentive Plan, as Amended March 1, 2010, incorporated herein by reference to Exhibit 10.20 to the Annual Report on Form 10-K of General Motors Company filed April 7, 2010

10.24	Form of Restricted Stock Unit Grant (Cash Settlement) made to top 25 highly compensated employees under General Motors Company 2009 Long-Term Incentive Plan, as Amended March 1, 2010, incorporated herein by reference to Exhibit 10.21 to the Annual Report on Form 10-K of General Motors Company filed April 7, 2010

10.25	Form of Restricted Stock Unit Grant made to certain executive officers, incorporated herein by reference to Exhibit 10.a to the Quarterly Report on Form 10-Q of Motors Liquidation Company filed May 8, 2008

10.26	General Motors Company Vehicle Operations—Senior Management Vehicle Program (SMVP) Supplement, revised December 15, 2005, incorporated herein by reference to Exhibit 10(g) to the Annual Report on Form 10-K of Motors Liquidation Company filed March 28, 2006

10.27†	Amended and Restated United States Consumer Financing Services Agreement between GMAC LLC and General Motors Corporation dated May 22, 2009, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K/A of General Motors Company filed November 16, 2010

10.28†	Amended and Restated Master Services Agreement between GMAC LLC and General Motors Corporation dated May 22, 2009, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K/A of General Motors Company filed November 16, 2010

10.30	Agreement, dated as of October 22, 2001, between General Motors Corporation and General Motors Acceptance Corporation, incorporated herein by reference to Exhibit 10 to the Annual Report on Form 10-K of Motors Liquidation Company filed March 28, 2006

10.31	United States Consumer Agreement, dated as of November 30, 2006, between General Motors Corporation and GMAC LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Motors Liquidation Company filed November 30, 2006

10.32	Amended and Restated Warrant Agreement, dated as of October 16, 2009, between General Motors Company and U.S. Bank National Association, including Form of Warrant Certificate attached as Exhibit D thereto, relating to warrants with a $30 original ($10 after stock split) exercise price and a July 10, 2016 expiration date, incorporated herein by reference to Exhibit 10.29 to the Annual Report on Form 10-K of General Motors Company filed April 7, 2010

10.33	Amended and Restated Warrant Agreement, dated as of October 16, 2009, between General Motors Company and U.S. Bank National Association, including Form of Warrant Certificate attached as Exhibit D thereto, relating to warrants with a $55 original ($18.33 after stock split) exercise price and a July 10, 2019 expiration date, incorporated herein by reference to Exhibit 10.30 to the Annual Report on Form 10-K of General Motors Company filed April 7, 2010

10.34	Amended and Restated Warrant Agreement, dated as of October 16, 2009, between General Motors Company and U.S. Bank National Association, including Form of Warrant Certificate attached as Exhibit D thereto, relating to warrants with a $126.92 original ($42.31 after stock split) exercise price and a December 31, 2015 expiration date, incorporated herein by reference to Exhibit 10.31 to the Annual Report on Form 10-K of General Motors Company filed April 7, 2010

10.35	Equity Registration Rights Agreement, dated as of October 15, 2009, between General Motors Company, the United States Department of Treasury, Canada GEN Investment Corporation (fka 7176384 Canada Inc.), the UAW Retiree Medical Benefits Trust, Motors Liquidation Company, and, for limited purposes, General Motors LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Motors Liquidation Company filed October 21, 2009

10.36	Amended and Restated Master Sale and Purchase Agreement, dated June 26, 2009, between General Motors Corporation, Saturn LLC, Saturn Distribution Corporation, Chevrolet-Saturn of Harlem, Inc., and General Motors Company (fka NGMCO, Inc.), incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of Motors Liquidation Company filed July 2, 2009

10.37	First Amendment to Amended and Restated Master Sale and Purchase Agreement, dated June 30, 2009, between General Motors Corporation, Saturn LLC, Saturn Distribution Corporation, Chevrolet-Saturn of Harlem, Inc., and General Motors Company (fka NGMCO, Inc.), incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of Motors Liquidation Company filed July 8, 2009

10.38	Second Amendment to Amended and Restated Master Sale and Purchase Agreement, dated July 5, 2009, between General Motors Corporation, Saturn LLC, Saturn Distribution Corporation, Chevrolet-Saturn of Harlem, Inc., and General Motors Company (fka NGMCO, Inc.), incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K of Motors Liquidation Company filed July 8, 2009

10.39	Summary of Employment Arrangement between General Motors Company and Daniel F. Akerson, incorporated herein by reference to Item 5.02 of the Current Report on Form 8-K of General Motors Company filed September 10, 2010

10.40	Summary of Fee Arrangement between General Motors Company and Edward E. Whitacre, Jr., incorporated herein by reference to Item 5.02 of the Current Report on Form 8-K of General Motors Company filed September 10, 2010

10.41	Letter Agreement regarding the Second Amended and Restated Secured Credit Agreement among General Motors Holdings LLC, as Borrower, the Guarantors, and the United States Department of the Treasury, as Lender, dated September 22, 2010, incorporated by reference to Exhibit 10.41 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed September 23, 2010

10.42	Letter Agreement regarding Series A Purchase, dated October 27, 2010, between General Motors Company and the United States Department of the Treasury, incorporated herein by reference to Item 10.42 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed September 28, 2010

10.43	Letter Agreement regarding Equity Registration Rights Agreement, dated October 21, 2010, among General Motors Company, the United States Department of Treasury, Canada GEN Investment Corporation, the UAW Retiree Medical Benefits Trust and Motors Liquidation Company, incorporated herein by reference to Exhibit 10.43 to Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed November 3, 2010

12.1	Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends for the Nine Months Ended September 30, 2010 and the Periods July 10, 2009 through December 31, 2009 and January 1, 2009 through July 9, 2009 and for the Years Ended December 31, 2008, 2007, 2006 and 2005, incorporated by reference to Exhibit 12.1 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed November 10, 2010

21.1	List of Subsidiaries of General Motors Company, incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed August 18, 2010

23.1	Consent of Deloitte & Touche LLP (General Motors Company)*

23.2	Consent of Deloitte & Touche LLP (Ally Financial Inc. fka GMAC Inc.)*

23.3	Consent of Robert C. Shrosbree (included in Exhibit 5.1)

24.1	Powers of Attorney for Directors of General Motors Corporation, incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed August 18, 2010

99.1	Consolidated Financial Statements of Ally Financial Inc. (fka GMAC Inc.) and subsidiaries at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, incorporated herein by reference to Exhibit 99.1 to Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed October 25, 2010

99.2	Consolidated Financial Statements of Ally Financial Inc. (fka GMAC Inc.) and subsidiaries at June 30, 2010 (unaudited) and December 31, 2009 and for the three and six month periods ended June 30, 2010 (unaudited) and the three and six month periods ended June 30, 2009 (unaudited), incorporated by reference to Exhibit 99.2 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-168919) of General Motors Company filed October 14, 2010

*    Filed herewith.

† Certain confidential portions have been omitted pursuant to a request for confidential treatment, which has been separately filed with the Securities and Exchange Commission.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(Dollars in millions)

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Deductions	Effect of Application of Fresh- Start Reporting	Balance at End of Period
Successor
For the period July 10, 2009 through December 31, 2009
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$—	251	—	1	—	$250
Other investments and miscellaneous assets (receivables and other)	$—	—	7	—	—	$7

Predecessor
For the period January 1, 2009 through July 9, 2009
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$422	1,482	76	6	(1,974)	$—
Other investments and miscellaneous assets (receivables and other)	$43	—	3	—	(46)	$—

For the Year Ended December 31, 2008
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$338	157	—	73	—	$422
Other investments and miscellaneous assets (receivables and other)	$14	—	29	—	—	$43

For the Year Ended December 31, 2007
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$397	—	11	70	—	$338
Other investments and miscellaneous assets (receivables and other)	$17	—	—	3	—	$14